As filed with the Securities and Exchange Commission on May 13, 2020

Registration Statement No. 333-237264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEBULA PARENT CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6141	82-3008583
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Four Embarcadero Center, Suite 2100

San Francisco, CA 94111

(513) 618-7161

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nebula Acquisition Corporation

Four Embarcadero Center, Suite 2100

San Francisco, CA 94111

(513) 618-7161

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan I. Annex, Esq. Joseph A. Herz, Esq. Jason Simon, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 Tel: (212) 801-9200 Fax: (212) 801-6400	Jocelyn M. Arel Daniel J. Espinoza Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Tel: (617) 570-1000 Fax: (617) 321-4344

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

*

Upon the closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to Open Lending Corporation.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 13, 2020

NEBULA ACQUISITION CORPORATION

Four Embarcadero Center, Suite 2100

San Francisco, CA 94111

Dear Nebula Acquisition Corporation Stockholders and Warrantholders:

You are cordially invited to attend the special meeting of stockholders and/or the special meeting of public warrantholders of Nebula Acquisition Corporation, which we refer to as “we,” “us,” “our,” or “Nebula,” at 11:00 a.m., Eastern time and 11:30 a.m., Eastern time, respectively, on                    , 2020, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166.

The Special Meeting of Stockholders

At the special meeting of stockholders, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve the Business Combination, as defined below, by the approval and adoption of a business combination agreement (as may be amended, the “Business Combination Agreement”) that Nebula has entered into with Open Lending, LLC, a Texas limited liability company (“Open Lending”), BRP Hold 11, Inc., a Delaware corporation (“Blocker”), the Blocker’s sole stockholder (the “Blocker Holder”), Nebula Parent Corp., a Delaware corporation (“ParentCo”), NBLA Merger Sub LLC, a Texas limited liability company (“Merger Sub LLC”), NBLA Merger Sub Corp., a Delaware corporation (“Merger Sub Corp”), and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholder Representative. Each of ParentCo, Merger Sub Corp and Merger Sub LLC are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. ParentCo is a wholly-owned direct subsidiary of Nebula and both Merger Sub LLC and Merger Sub Corp are wholly-owned direct subsidiaries of ParentCo. Pursuant to the Business Combination Agreement, on the closing date, each of the following transactions will occur in the following order: (i) Merger Sub Corp will merge with and into Nebula (the “First Merger”), with Nebula surviving the First Merger as a wholly owned subsidiary of ParentCo (the “NAC Surviving Company”); (ii) immediately following the First Merger and prior to the Blocker Contribution (as defined below), Blocker shall redeem a specified number of shares of Blocker common stock in exchange for cash (the “Blocker Redemption”); (iii) immediately following the Blocker Redemption, ParentCo will acquire, and the Blocker Holder will contribute to ParentCo the remaining shares of Blocker common stock after giving effect to the Blocker Redemption (the “Blocker Contribution”) such that, following the Blocker Contribution, Blocker will be a wholly-owned subsidiary of ParentCo; (iv) immediately following the Blocker Contribution, Merger Sub LLC will merge with and into Open Lending (the “Second Merger”), with Open Lending surviving the Second Merger as a direct and indirect wholly-owned subsidiary of ParentCo (the “Surviving Company”); (v) immediately following the Second Merger, Blocker will acquire, and ParentCo will contribute to Blocker, all common units of the Surviving Company directly held by ParentCo after the Second Merger such that the Surviving Company will be a wholly-owned subsidiary of Blocker; and (vi) the NAC Surviving Company will acquire, and ParentCo will contribute to the NAC Surviving Company, the remaining shares of Blocker common stock after giving effect to the Blocker Redemption and the Blocker Contribution (the “ParentCo Blocker Contribution”) such that, following the ParentCo Blocker Contribution, Blocker shall be a wholly-owned subsidiary of the NAC Surviving Company (together with the other transactions related thereto, the “Business Combination”). Upon closing of the Business Combination (the “Closing”), the name of ParentCo is expected to change to “Open Lending Corporation” and Open Lending will become a wholly-owned subsidiary of ParentCo.

If Nebula stockholders approve the Business Combination Proposal and the parties consummate the Business Combination: (i) ParentCo is expected to issue an aggregate of 96,937,500 shares of common stock of ParentCo (“ParentCo Common Stock”) upon the Closing, (ii) the current holders of shares of Nebula’s Class A common stock (“Nebula Class A Common Stock”) and Nebula’s Class B common stock (the “Founder Shares”) issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one share of ParentCo Common Stock in exchange for each share of Nebula

Class A Common Stock or Founder Share held by them, or an aggregate of 34,375,000 shares of ParentCo Common Stock (assuming no shares are redeemed); (iii) the equity holders of Open Lending will receive aggregate consideration with a value equal to $1,010,625,000, which, assuming no redemptions of Nebula Class A Common Stock, will consist of (a) $585,000,000 in cash and (b) $425,625,000 in shares of ParentCo Common Stock, or 42,562,500 shares based on an assumed stock price of $10.00 per share. For additional information regarding the formulas used to determine the number of shares of ParentCo Common Stock and cash to be issued to unit holders of Open Lending, see the section entitled, “The Business Combination Agreement—Consideration to be Received in the Business Combination” beginning on page 123 of the accompanying proxy statement/prospectus. The Business Combination Agreement also provides that the Blocker Holder and Open Lending’s unitholders will be issued an aggregate of up to 22,500,000 shares of ParentCo Common Stock as follows: (i) 7,500,000 shares (the “First Level Contingency Consideration”), if prior to or as of the second anniversary of the Closing (the “First Deadline”), the daily volume-weighted average price of ParentCo Common Stock (the “VWAP”) is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; (ii) 7,500,000 shares (the “Second Level Contingency Consideration”), if prior to or as of the 30-month anniversary of the Closing (the “Second Deadline”), the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period; and (iii) 7,500,000 shares (the “Third Level Contingency Consideration”), if prior to or as of the 42-month anniversary of the Closing (the “Third Deadline”), the VWAP is greater than or equal to $16.00 over any 20 trading days within any 30-trading day period. If a change of control of ParentCo occurs (i) prior to the First Deadline, then the First Level Contingency Consideration, the Second Level Contingency Consideration and the Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive all of such contingency consideration prior to the consummation of such change of control; (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Contingency Consideration and Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive such Second Level Contingency Consideration and Third Level Contingency Consideration prior to the consummation of such change of control; and (iii) after the Second Deadline but prior to the Third Deadline, then the Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending Unitholders and the Blocker Holder shall be entitled to receive such Third Level Contingency Consideration prior to the consummation of such change of control.

In addition, the holders of the Nebula Class B Common Stock, including the Sponsor, will be issued an aggregate of up to 1,250,000 additional shares of ParentCo Common Stock as follows: (i) 625,000 shares (the “First Level Earn-Out Shares”), if prior to or as of the First Deadline, the VWAP is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; and (ii) 625,000 shares (the “Second Level Earn-Out Shares”), if prior to or as of the Second Deadline, the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period. If a change of control of ParentCo occurs (i) prior to the First Deadline, then the full First Level Earn-Out Shares and the Second Level Earn-Out Shares that remain unissued as of immediately prior to the consummation of such change of control shall immediately vest and the holders of the Nebula Class B Common Stock, including the Sponsor, shall be entitled to receive such First Level Earn-Out Shares and the Second Level Earn-Out Shares prior to the consummation of such change of control and (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Earn-Out Shares that remain unissued as of immediately prior to the consummation of such change of control shall immediately vest and the holders of the Nebula Class B Common Stock, including the Sponsor, shall be entitled to receive such Second Level Earn-Out Shares prior to the consummation of such change of control. If Nebula’s warrantholders approve the Warrant Amendment Proposal and the Business Combination is consummated, the public warrantholders will receive an aggregate of approximately $13,750,000 in cash upon the Closing.

Open Lending is a leading provider of lending enablement and risk analytics to credit unions, regional banks and captive finance companies (the “OEM Captives”). Open Lending’s clients make automotive loans to underserved near-prime and non-prime borrowers by harnessing Open Lending’s risk-based pricing models,

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powered by Open Lending’s proprietary data and real-time underwriting of automotive loan default insurance coverage from third-party insurance carriers.

In connection with the execution of the Business Combination Agreement, Nebula entered into the NAC Founder Support Agreement (the “Founder Support Agreement”), dated January 5, 2020 with the holders of the Founder Shares (including Nebula Holdings, LLC, our “Sponsor”), pursuant to which, among other things, (i) such holders agreed to approve the Business Combination Agreement and the Business Combination; and (ii) such holders agreed to forfeit (without consideration) all Nebula warrants held by them to Nebula, which warrants constitute all of the warrants sold in the private placement consummated in connection with the closing of Nebula’s initial public offering (the “Private Placement Warrants”).

Contemporaneously with the execution of the Business Combination Agreement, certain stockholders of Nebula entered into the Investor Support Agreement, pursuant to which, among other things, certain holders agreed (i) to approve the Business Combination Agreement and the Business Combination; (ii) not to redeem any shares held by such stockholders in connection with the Business Combination; and (iii) to tender any warrants to purchase Nebula Class A Common Stock held by such stockholder to Nebula for cash consideration of $1.50 per whole warrant and to vote all such warrants held by such Nebula stockholder in favor of any amendment to the terms of such warrants proposed by Nebula. Additionally, contemporaneously with the execution of the Business Combination Agreement, certain unitholders of Open Lending entered into the Company Support Agreement, pursuant to which such unitholders of Open Lending agreed to approve the Business Combination Agreement and the Business Combination.

It is anticipated that, upon completion of the Business Combination, Nebula’s existing stockholders, including our Sponsor, will own approximately 44.2% of the outstanding shares of ParentCo Common Stock, including 3,437,500 shares held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement, that Open Lending’s existing unitholders will own approximately 43.9% of the outstanding shares of ParentCo Common Stock, and approximately 11.9% of the outstanding shares of ParentCo Common Stock will be held by certain interested investors who have committed to purchase shares of Nebula Class A Common Stock, which will be converted into shares of ParentCo Common Stock in connection with the closing of the Business Combination, for a purchase price of $10.00 per share, in a private placement. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Business Combination Agreement. These relative percentages assume (i) that none of Nebula’s existing public stockholders exercise their redemption rights, and (ii) no Founder Shares are forfeited pursuant to the Founder Support Agreement. If any of Nebula’s public stockholders exercise redemption rights, or any of the other assumptions are not true, these percentages will be different. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The Special Meeting of Warrantholders

At the special meeting of public warrantholders, holders of the warrants issued in Nebula’s initial public offering (the “Public Warrants”) will be asked to consider and vote on a proposal, which is referred to herein as the “Warrant Amendment Proposal,” to approve an amendment to the terms of the warrant agreement governing Nebula’s outstanding warrants to provide that, upon consummation of the Business Combination, each of Nebula’s outstanding Public Warrants, which entitle the holder to purchase one share of Nebula Class A Common Stock, will be exchanged for cash in the amount of $1.50 per Public Warrant (the “Warrant Amendment Proposal”). As described above, pursuant to the Founder Support Agreement, our Sponsor agreed to forfeit (without consideration) all of their Nebula warrants to Nebula in connection with the consummation of the Business Combination, which warrants constitute all of the Private Placement Warrants.

Under the Business Combination Agreement, the closing of the Business Combination is subject to a number of conditions, including (i) that Nebula stockholders approve the Business Combination Proposal and (ii) Nebula having, in the aggregate, cash that is equal to or greater than $295 million (less certain transaction expenses as described in the accompanying proxy statement/prospectus).

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The Nebula Class A Common Stock and Nebula’s units and warrants are currently listed on The NASDAQ Stock Market (“NASDAQ”) under the symbols “NEBU,” “NEBU.U” and “NEBU.W,” respectively. ParentCo has applied to list its shares of common stock on NASDAQ under the symbol “LPRO” in connection with the closing of the Business Combination. We cannot assure you that ParentCo’s shares of common stock will be approved for listing on NASDAQ.

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem their shares of Nebula Class A Common Stock (“Public Shares”) for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of our initial public offering, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes and for working capital purposes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $281.2 million on December 31, 2019, the estimated per share redemption price would have been approximately $10.28. Public stockholders may elect to redeem their Public Shares even if they vote for the Business Combination Proposal and the other proposals set forth herein. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the outstanding Public Shares. Holders of our outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of our Founder Shares have agreed to waive their redemption rights with respect to such shares and any shares of Nebula Class A Common Stock that they may have acquired during or after our initial public offering in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, our Sponsor, owns approximately 19.7% of our issued and outstanding shares of common stock, consisting of approximately 98.5% of the Founder Shares, and our independent directors collectively own approximately 1.5% of the Founder Shares.

We are providing this proxy statement/prospectus and accompanying proxy cards to (i) our stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders and at any adjournments or postponements of the special meeting of stockholders; and (ii) to our warrantholders in connection with the solicitation of proxies to be voted at the special meeting of warrantholders and at any adjournments or postponements of the special meeting of warrantholders. Whether or not you plan to attend the special meetings, we urge you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors,” beginning on page 49.

Our board of directors has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that our stockholders vote FOR all of the proposals presented to our stockholders and that our warrantholders vote FOR the Warrant Amendment Proposal. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of our directors and our officers have interests in the Business Combination that may conflict with your interests as a stockholder or warrantholder. See the section entitled “The Business Combination—Interests of Nebula’s Directors and Officers in the Business Combination.”

Approval of each of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting. Each of the Nasdaq Proposal, 2020 Plan Proposal and the Stockholder Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy and voted thereon at the special meeting. Approval of the Warrant Amendment Proposal requires the affirmative vote of a majority of the Public Warrants issued and outstanding as of the record date. The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the Public Warrants that are voted at the special meeting of warrantholders.

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We have no specified maximum redemption threshold under our amended and restated certificate of incorporation. It is a condition to closing under the Business Combination Agreement, however, that Nebula has, in the aggregate, cash (held both in and outside of the trust account) equal to or greater than $295 million (less certain transaction expenses as described in the accompanying proxy statement/prospectus). If redemptions by Nebula’s public stockholders cause Nebula to be unable to meet this closing condition, then Open Lending will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. In the event that Open Lending waives this condition, Nebula does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will we redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001.

The holders of our Founder Shares have agreed to vote their Founder Shares, which represent approximately 20% of the issued and outstanding shares of Nebula Common Stock, and any shares of Nebula Common Stock acquired during or after our initial public offering in favor of the Business Combination Proposal.

Your vote is very important. If you are a holder of record of Nebula Class A Common Stock or Public Warrants, you must submit proxies to have your shares or warrants, as applicable, voted. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend either the special meeting of stockholders or the special meeting of warrantholders in person. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

If you hold your shares or public warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meetings. A failure to vote your shares will have the same effect as a vote “AGAINST” the Business Combination Proposal and each of the Charter Amendment Proposals and will have no effect on the outcome of the vote on the Nasdaq Proposal or 2020 Plan Proposal. A failure to vote your warrants will have the same effect as a vote against the Warrant Amendment Proposal.

If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meetings. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meetings in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meetings of stockholders and warrantholders and, if a quorum is present, will have no effect on the proposals. If you are a stockholder or warrantholder of record and you attend the special meetings and wish to vote in person, you may withdraw your proxy and vote in person. If you are a warrantholder and you fail to return your proxy or fail to instruct your bank, broker or other nominee to submit the proxy on your behalf, the effect will be that your proxy will not be counted for purposes of approving the Warrant Amendment and will have the same effect as a vote against the Warrant Amendment.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
, 2020	Adam H. Clammer, Co-Chairman of the Board and Co-Chief Executive Officer

This proxy statement/prospectus is dated                    , 2020 and is first being mailed to the stockholders and warrantholders of Nebula on or about that date.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

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NEBULA ACQUISITION CORPORATION

Four Embarcadero Center, Suite 2100

San Francisco, CA 94111

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2020

To the Stockholders of Nebula Acquisition Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting of stockholders”) of Nebula Acquisition Corporation, a Delaware corporation (“Nebula”), will be held on                , 2020, at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166. You are cordially invited to attend the special meeting of stockholders for the following purposes:

(1)

The Business Combination Proposal: to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of January 5, 2020, as may be amended, (the “Business Combination Agreement”), by and among Nebula, Open Lending, LLC, a Texas limited liability company (“Open Lending”), BRP Hold 11, Inc., a Delaware corporation (“Blocker”), the Blocker’s sole stockholder (the “Blocker Holder”), Nebula Parent Corp., a Delaware corporation (“ParentCo”) (whose name is expected to change to Open Lending Corporation upon closing of the business combination), NBLA Merger Sub LLC, a Texas limited liability company (“Merger Sub LLC”), NBLA Merger Sub Corp., a Delaware corporation (“Merger Sub Corp”), and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholder Representative, pursuant to which:

•	Merger Sub Corp will merge with and into Nebula (the “First Merger”), with Nebula surviving the First Merger as a wholly owned subsidiary of ParentCo (the “NAC Surviving Company”);

•	immediately following the First Merger and prior to the Blocker Contribution, Blocker shall redeem a specified number of shares of Blocker common stock in exchange for cash (the “Blocker Redemption”);

•

immediately following the Blocker Redemption: ParentCo will acquire, and the Blocker Holder will contribute to ParentCo, the remaining shares of Blocker common stock after giving effect to the Blocker Redemption (the “Blocker Contribution”) such that, following the Blocker Contribution, Blocker will be a wholly-owned subsidiary of ParentCo;

•

immediately following the Blocker Contribution, Merger Sub LLC will merge with and into Open Lending (the “Second Merger”), with Open Lending surviving the Second Merger as a direct and indirect wholly-owned subsidiary of ParentCo (the “Surviving Company”);

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immediately following the Second Merger, Blocker will acquire, and ParentCo will contribute to Blocker, all common units of the Surviving Company directly held by ParentCo after the Second Merger such that the Surviving Company will be a wholly-owned subsidiary of Blocker; and

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the NAC Surviving Company will acquire, and ParentCo will contribute to the NAC Surviving Company, the remaining shares of Blocker common stock after giving effect to the Blocker Redemption and the Blocker Contribution (the “ParentCo Blocker Contribution”) such that, following the ParentCo Blocker Contribution, Blocker shall be a wholly-owned subsidiary of the NAC Surviving Company (collectively, the “Business Combination Proposal”);

(2)

The Charter Amendment Proposals: to consider and vote upon proposals to approve the Amended and Restated Certificate of Incorporation of ParentCo, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, reflecting the following differences from Nebula’s current Amended and Restated Certificate of Incorporation:

(A) increase the number of authorized shares of ParentCo Common Stock from 111,000,000 to                      and the number of authorized shares of ParentCo’s preferred stock, $0.01 per share, from 1,000,000 to                      ;

(B) change the vote required to remove a director of ParentCo from a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class to not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors, voting together as a single class; and

(C) change the vote required to amend ParentCo’s bylaws from a majority of the members of the Nebula board or by the stockholders, or by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock of Nebula entitled to vote generally in the election of directors, to not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class; provided, however that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class;

(3)

The Nasdaq Proposal: to consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, or Nasdaq Listing Rules, the issuance of more than 20% of the current total issued and outstanding Nebula Common Stock (the “Nasdaq Proposal”);

(4)	The 2020 Plan Proposal: to consider and vote upon a proposal to approve and adopt the Open Lending Corporation 2020 Stock Incentive Plan (the “2020 Plan”), and the material terms thereunder; and

(5)

The Stockholder Adjournment Proposal: to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders (as defined below) have elected to redeem an amount of Public Shares (as defined below) such that the minimum available cash condition to the obligation to closing of the Business Combination (as described below) would not be satisfied (the “Stockholder Adjournment Proposal”).

Only holders of record of our common stock at the close of business on                     , 2020 are entitled to notice of the special meeting of stockholders and to vote at the special meeting of stockholders and any adjournments or postponements of the special meeting of stockholders. A complete list of our stockholders of record entitled to vote at the special meeting of stockholders will be available for ten days before the special meeting of stockholders at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting of stockholders.

Pursuant to our amended and restated certificate of incorporation, we are providing the holders of our Public Shares (our “Public Stockholders”) with the opportunity to redeem their shares of our Class A common stock (the “Public Shares”) for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the business combination contemplated by the Business Combination Agreement (the “Business Combination”), including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes and for working capital purposes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $281.2 million on December 31, 2019, the estimated per share redemption price would have been approximately $10.28. Public Stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal and any of the other proposals presented. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the Public Shares. Holders of our outstanding warrants to purchase shares of our Class A common stock do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of our Class B common stock (“Founder Shares”) have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during

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or after our initial public offering in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Nebula Holdings, LLC (our “Sponsor”) owns approximately 19.7% of our issued and outstanding shares of common stock, consisting of 98.5% of the Founder Shares.

The transactions contemplated by the Business Combination Agreement will be consummated only if a majority of the outstanding shares of Nebula Common Stock are voted in favor of the Business Combination Proposal at the special meeting of stockholders. We have no specified maximum redemption threshold under our amended and restated certificate of incorporation. It is a condition to closing under the Business Combination Agreement, however, that Nebula has, in the aggregate, cash (held both in and outside of the trust account) equal to or greater than the sum of $295 million (less certain transaction expenses as described in the accompanying proxy statement/prospectus). If redemptions by Nebula’s public stockholders cause Nebula to be unable to meet this closing condition, then Open Lending will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. In the event that Open Lending waives this condition, Nebula does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will we redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 622-5200, banks and brokers may reach Morrow Sodali LLC at (203) 658-9400.

By Order of the Board of Directors,
, 2020	Adam H. Clammer, Co-Chairman of the Board and Co-Chief Executive Officer

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NEBULA ACQUISITION CORPORATION

Four Embarcadero Center, Suite 2100

San Francisco, CA 94111

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS

TO BE HELD ON                     , 2020

To the Warrantholders of Nebula Acquisition Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of the public warrantholders (the “special meeting of warrantholders”) of Nebula Acquisition Corporation, a Delaware corporation (“Nebula”), will be held on                    , 2020, at 11:30 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166. You are cordially invited to attend the special meeting of warrantholders for the following purposes:

(1)

The Warrant Amendment Proposal: to consider and vote upon a proposal to approve and adopt an amendment to the terms of the warrant agreement governing Nebula’s outstanding warrants to provide that, upon consummation of the Business Combination, each of the warrants issued in Nebula’s initial public offering (the “Public Warrants”), which entitle the holder to purchase one share of Nebula Class A Common Stock, will be exchanged for cash in the amount of $1.50 per Public Warrant (the “Warrant Amendment”). The Warrant Amendment will be contingent upon Nebula’s stockholders approving the Business Combination and Nebula consummating the Business Combination; and

(2)

The Warrantholder Adjournment Proposal: to consider and vote upon a proposal to adjourn the special meeting of warrantholders to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve the Warrant Amendment Proposal.

Only holders of record of Nebula Public Warrants at the close of business on                     , 2020 are entitled to notice of the special meeting of warrantholders and to vote at the special meeting of warrantholders and any adjournments or postponements of the special meeting of warrantholders. A complete list of our warrantholders of record entitled to vote at the special meeting of warrantholders will be available for ten days before the special meeting of warrantholders at our principal executive offices for inspection by warrantholders during ordinary business hours for any purpose germane to the special meeting of warrantholders.

Both the approval of the Warrant Amendment and the completion of the redemptions of the Public Warrants in connection with the Warrant Amendment are conditions to the closing of the Business Combination as contemplated under the Business Combination Agreement.

IF THE WARRANT AMENDMENT IS APPROVED AND THE BUSINESS COMBINATION IS CONSUMMATED, YOUR WARRANTS WILL BE SUBJECT TO MANDATORY EXCHANGE FOR $1.50 PER PUBLIC WARRANT UPON CLOSING OF THE BUSINESS COMBINATION WHETHER OR NOT YOU VOTED TO APPROVE THE WARRANT AMENDMENT.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 622-5200, banks and brokers may reach Morrow Sodali LLC at (203) 658-9400.

By Order of the Board of Directors,
, 2020	Adam H. Clammer, Co-Chairman of the Board and Co-Chief Executive Officer

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by ParentCo (File No. 333-237264), constitutes a prospectus of ParentCo under Section 5 of the Securities Act, with respect to the shares of ParentCo Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of Nebula stockholders at which Nebula stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

FREQUENTLY USED TERMS

In this document:

“2020 Plan” means the Open Lending Corporation 2020 Stock Incentive Plan.

“2020 Plan Proposal” means the proposal to consider and vote upon a proposal to approve and adopt the Open Lending Corporation 2020 Stock Incentive Plan, and the material terms thereunder.

“Active automotive lender” means an automotive lender that issued at least one insured loan in the previous quarter.

“Blocker” means BRP Hold 11, Inc., a Delaware corporation.

“Blocker Holder” means Bregal Sagemount I, L.P., Blocker’s sole stockholder.

“broker non-vote” means the failure of a Nebula stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 5, 2020, as may be amended, by and among Nebula, Open Lending, Blocker, Blocker Holder, ParentCo, Merger Sub LLC, Merger Sub Corp, and Shareholder Representative Services LLC.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“Charter Amendment Proposals” means the proposals to consider and vote upon proposals to approve the Amended and Restated Certificate of Incorporation of ParentCo, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, reflecting the differences from Nebula’s current Amended and Restated Certificate of Incorporation set forth herein.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date upon which the Closing is to occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means ParentCo and its consolidated subsidiaries after giving effect to the Business Combination.

“Company Support Agreement” means the Company Support Agreement, dated as of January 5, 2020, by and among Nebula and certain Open Lending unitholders, a copy of which is included as Exhibit 10.3 to Nebula’s Current Report on Form 8-K, dated January 6, 2020.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Effective Time” means the time at which the First Merger becomes effective.

“First Merger” means the merging of Merger Sub Corp with and into Nebula, with Nebula surviving the First Merger as a wholly owned subsidiary of ParentCo.

“Founder Shares” means the shares of Nebula Class B Common Stock, par value $0.0001 per share.

“Founder Support Agreement” means the Founder Support Agreement, dated as of January 5, 2020, by and among Nebula, ParentCo, Open Lending, and the holders of the Founder Shares, a copy of which is included as Exhibit 10.1 to Nebula’s Current Report on Form 8-K, filed with the SEC on January 6, 2020.

“GAAP” means United States generally accepted accounting principles.

“Initial Stockholders” means the holders of shares of Founder Shares.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” means the Investor Rights Agreement, to be entered into at the Closing, by and among Nebula, ParentCo, Open Lending, certain persons and entities holding Open Lending Membership Units, and certain persons and entities holding Founder Shares, the form of which is included as Exhibit G to the Business Combination Agreement.

“Investor Support Agreement” means the Investor Support Agreement, dated as of January 5, 2020, by and among Nebula and certain Nebula stockholders, a form of which is included as Exhibit 10.2 to Nebula’s Current Report on Form 8-K, filed with the SEC on January 6, 2020.

“IPO” means Nebula’s initial public offering of units, consummated on January 12, 2018.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Member Approval” means the approval and adoption of the Second Merger, the Business Combination Agreement and the Proposed Transactions and thereby the requisite affirmative vote of the members of Open Lending in accordance with the Texas Business Organizations Code and the organizational documents.

“Merger Sub Corp” means NBLA Merger Sub Corp., a Delaware corporation.

“Merger Sub LLC” means NBLA Merger Sub LLC, a Texas Limited Liability company.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Nasdaq Proposal” means the proposal to approve, for purposes of complying with applicable listing rules of NASDAQ, the issuance of more than 20% of the current total issued and outstanding shares of Nebula Common Stock.

“Nebula” refers to Nebula Acquisition Corporation, a Delaware corporation.

“Nebula Class A Common Stock” means Nebula’s Class A common stock, par value $0.0001 per share.

“Nebula Common Stock” means the Nebula Class A Common Stock and the Founder Shares, collectively.

“Nebula Units” means the 27,500,000 units issued in connection with the IPO, each of which consisted of one share of Nebula Class A Common Stock and one-third of one Nebula Warrant.

“Nebula Warrants” means the Public Warrants and the Private Placement Warrants.

“OEM Captives” means captive finance companies of Original Equipment Manufacturers.

“Open Lending” refers to Open Lending, LLC, a Texas limited liability company

“Open Lending Membership Units” means all issued and outstanding interests of Open Lending.

“Open Lending Unitholders” means the holders of all issued and outstanding interests of Open Lending.

“ParentCo” refers to Nebula Parent Corp., a Delaware corporation.

“ParentCo Common Stock” means the shares of common stock of ParentCo, par value $0.01 per share.

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE” means commitments from interested investors to purchase shares of Nebula Class A Common Stock, which will be converted into shares of ParentCo Common Stock in connection with the Closing, for a purchase price of $10.00 per share, in a private placement.

“Private Placement Warrants” means the warrants to purchase Nebula Class A Common Stock purchased in a private placement in connection with the IPO.

“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-237264) filed with the U.S. Securities and Exchange Commission.

“Public Shares” means shares of Nebula Class A Common Stock issued as part of the units sold in the IPO.

“Public Stockholders” means the holders of shares of Nebula Class A Common Stock.

“Public Warrants” means the warrants included in the units sold in Nebula’s IPO, each of which is exercisable for one share of Nebula Class A Common Stock, in accordance with its terms.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Effective Time” means the time at which the Second Merger becomes effective.

“Second Merger” means the merger of Merger Sub LLC with and into Open Lending, with Open Lending surviving the Second Merger as a direct and indirect wholly-owned subsidiary of ParentCo.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Nebula Holdings, LLC, a Delaware limited liability company.

“Stockholder Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of Nebula to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

“Surviving Company Common Units” means units of Open Lending designated as Common Units under the Surviving Company Liability Company Agreement to be issued at the Second Effective Time.

“Tax Receivable Agreement” means the Tax Receivable Agreement, to be entered into at the Closing, by and among Nebula, ParentCo, Blocker, Blocker Holder, Open Lending, and each beneficiary, the form of which is included as Exhibit F to the Business Combination Agreement.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants.

“Warrant Agreement” means the warrant agreement, dated January 9, 2018, by and between Nebula and American Stock Transfer & Trust Company, LLC, governing Nebula’s outstanding warrants.

“Warrant Amendment” means the amendment to the terms of the Warrant Agreement to provide that, upon consummation of the Business Combination, each of Nebula’s outstanding Public Warrants, which entitle the holder to purchase one share of Nebula Class A Common Stock, will be exchanged for cash in the amount of $1.50 per Public Warrant.

“Warrant Amendment Proposal” means a proposal to approve the adoption of the Warrant Amendment.

“Warrantholder Adjournment Proposal” means a proposal to adjourn the special meeting of the warrantholders of Nebula to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to warrantholders for vote at such special meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meetings of stockholders and warrantholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Nebula’s stockholders and warrantholders. Stockholders and warrantholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of Nebula’s Stockholders and the Related Proposals

Q.	Why am I receiving this proxy statement/prospectus?

A.

Nebula has entered into the Business Combination Agreement with Open Lending and the other parties thereto pursuant to which, among other transactions, Merger Sub Corp will be merged with and into Nebula, with Nebula surviving the First Merger as a direct wholly owned subsidiary of ParentCo, and Merger Sub LLC will be merged with and into Open Lending, with Open Lending surviving the Second Merger as an indirect wholly-owned subsidiary of ParentCo and Nebula. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of the Business Combination: (i) the holders of all shares of Nebula Class A Common Stock issued and outstanding immediately prior to the effective time of the First Effective Time will receive one validly issued, fully paid and nonassessable share of ParentCo Common Stock in exchange for each share of Nebula Class A Common Stock held by them; (ii) the holders of all Founder Shares issued and outstanding immediately prior to the effective time of the First Effective Time will receive one validly issued, fully paid and nonassessable share of ParentCo Common Stock; and (iii) the equity holders of Open Lending will receive an aggregate of up to 54,562,500 shares of ParentCo Common Stock. As a result of the Business Combination, Open Lending will become a wholly-owned subsidiary of ParentCo. Please see “The Business Combination Agreement—Ownership of the Combined Company Upon Completion of the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Nebula stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the Business Combination, among other proposals.

Holders of Nebula’s Public Warrants are being asked to consider and vote upon the Warrant Amendment Proposal to approve an amendment to the terms of the Warrant Agreement governing Nebula’s outstanding warrants to provide that, upon consummation of the Business Combination, each of Nebula’s outstanding Public Warrants, which entitle the holder to purchase one share of Nebula Class A Common Stock, will be exchanged for cash in the amount of $1.50 per Public Warrant. The Warrant Amendment will be contingent upon Nebula’s stockholders approving the Business Combination. Pursuant to the Founder Support Agreement, our Sponsor agreed to forfeit (without consideration) all Private Placement Warrants to Nebula in connection with the consummation of the Business Combination.

The Nebula Class A Common Stock, Public Warrants and Nebula Units are currently listed on NASDAQ under the symbols “NEBU,” “NEBU.W” and “NEBU.U,” respectively. Upon the closing of the Business Combination, the name of ParentCo is expected to change to Open Lending Corporation. ParentCo has applied to list its shares of ParentCo Common Stock on NASDAQ under the symbol “LPRO” in connection with the Closing. All outstanding Nebula Units will be separated into their underlying securities immediately prior to the Closing. Accordingly, ParentCo will not have units following consummation of the Business Combination, and therefore there will be no NASDAQ listing of the Units following the consummation of the Business Combination. If the Warrant Amendment is approved by Nebula’s warrantholders, Nebula’s Public Warrants on the date of the consummation of the Business Combination will be canceled and exchanged for $1.50 per warrant in connection with the Closing. Therefore, if the Warrant Amendment is approved, the Public Warrants will no longer be listed on NASDAQ following the consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of ParentCo with respect to the ParentCo Common Stock issuable in connection with the Business Combination.

Q.	What matters will stockholders consider at the special meeting of stockholders?

A.	At the Nebula special meeting of stockholders, Nebula will ask its stockholders to vote in favor of the following proposals:

The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

The Charter Amendment Proposals—proposals to consider and vote upon proposals to approve the Amended and Restated Certificate of Incorporation of ParentCo, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, reflecting the following differences from Nebula’s current Amended and Restated Certificate of Incorporation:

(A) increase the number of authorized shares of ParentCo Common Stock from 111,000,000 to                      and the number of authorized shares of ParentCo’s preferred stock, $0.01 per share, from 1,000,000 to                      ;

(B) change the vote required to remove a director of ParentCo from a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class to not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors, voting together as a single class; and

(C) change the vote required to amend ParentCo’s bylaws from a majority of the members of the Nebula board or by the stockholders, or by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock of Nebula entitled to vote generally in the election of directors, to not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class; provided, however that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

The Nasdaq Proposal—a proposal to approve the issuance of more than 20% of the current total issued and outstanding Nebula Common Stock, for purposes of complying with the applicable listing rules of NASDAQ.

The 2020 Plan Proposal—a proposal to consider and vote upon a proposal to approve and adopt the Open Lending Corporation 2020 Stock Incentive Plan (the “2020 Plan”), and the material terms thereunder.

The Stockholder Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Q.	Are any of the proposals conditioned on one another?

A.

The Charter Amendment Proposals, Nasdaq Proposal and 2020 Plan Proposal are all conditioned on the approval of the Business Combination Proposal. The Stockholder Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective. It is important to note that in the event that the Business Combination Proposal is not approved, then Nebula will not consummate the Business Combination. If Nebula does not consummate the Business Combination and fails to complete an initial business combination by June 12, 2020, or amend its amended and restated certificate of incorporation to extend the date by which Nebula must consummate an initial business combination, Nebula will be required to dissolve and liquidate. The Warrant Amendment will be contingent upon Nebula’s stockholders approving the Business Combination and Nebula consummating the Business Combination. In the event that Nebula’s warrantholders fail to approve the Warrant Amendment, Nebula and Open Lending may elect not to consummate the Business Combination.

Q.	What will happen upon the consummation of the Business Combination?

A.

On the Closing Date, each of the following transactions will occur in the following order: (i) Merger Sub Corp will merge with and into Nebula, with Nebula surviving the First Merger as a wholly owned subsidiary of ParentCo (the “NAC Surviving Company”); (ii) immediately following the First Merger and prior to the Blocker Contribution, Blocker shall redeem a specified number of shares of Blocker common stock in exchange for cash (the “Blocker Redemption”); (iii) immediately following the Blocker Redemption: ParentCo will acquire, and the Blocker Holder will contribute to ParentCo, the remaining shares of Blocker common stock after giving effect to the Blocker Redemption (the “Blocker Contribution”) such that, following the Blocker Contribution, Blocker will be a wholly-owned subsidiary of ParentCo; (iv) immediately following the Blocker Contribution, Merger Sub LLC will merge with and into Open Lending, with Open Lending surviving the Second Merger as a direct and indirect wholly-owned subsidiary of ParentCo (the “Surviving Company”); (v) immediately following the Second Merger, Blocker will acquire, and ParentCo will contribute to Blocker, all common units of the Surviving Company directly held by ParentCo after the Second Merger such that the Surviving Company will be a wholly-owned subsidiary of Blocker; and (vi) the NAC Surviving Company will acquire and ParentCo will contribute to the NAC Surviving Company, the remaining shares of Blocker common stock after giving effect to the Blocker Redemption and the Blocker Contribution (the “ParentCo Blocker Contribution”) such that, following the ParentCo Blocker Contribution, Blocker shall be a wholly-owned subsidiary of the NAC Surviving Company (together with the other transactions related thereto). In connection with the Closing:

•	each outstanding share of Nebula Class A Common Stock will be automatically converted into one share of ParentCo Common Stock;

•	each outstanding Founder Share will be automatically converted into one share of ParentCo Common Stock;

•	the equity holders of Open Lending will receive an aggregate of up to 54,562,500 shares of ParentCo Common Stock; and

•

if the Warrant Amendment is approved by Nebula’s warrantholders, Nebula’s Public Warrants outstanding on the date of the consummation of the Business Combination will be canceled and exchanged for $1.50 per Public Warrant.

Q.	Why is Nebula proposing the Business Combination Proposal?

A.

Nebula was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Nebula is not limited to any particular industry or sector.

Nebula received $275,000,000 from its IPO (including net proceeds from the partial exercise by the underwriters of their over-allotment option) and sale of the Private Placement Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with Nebula’s amended and restated certificate of incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 34,375,000 shares of Nebula Common Stock issued and outstanding, consisting of 27,500,000 shares of Nebula Class A Common Stock originally sold as part of the Nebula Units in Nebula’s IPO (including 2,500,000 Units purchased by the underwriters pursuant to the partial exercise of their over-allotment option) and 6,875,000 Founder Shares that were issued to the Sponsor prior to Nebula’s IPO (of which 25,000 Founder Shares were subsequently transferred to each of Nebula’s independent directors (adjusted to give effect to the forfeiture of an aggregate of 312,500 Founder Shares by the Sponsor in connection with the partial exercise by the underwriters of their over-allotment option)). In addition, there currently are 14,166,666 Nebula Warrants issued and outstanding, including 5,000,000 Private Placement Warrants that were sold by Nebula to the Sponsor in a private sale simultaneously with Nebula’s IPO. Each whole Nebula Warrant entitles the holder thereof to purchase one share of Nebula Class A Common Stock at a price of $11.50 per share. The Nebula Warrants will become exercisable 30 days after the completion of Nebula’s initial business combination, and expire at 5:00 p.m., New York City time, five years after the completion of Nebula’s initial business combination or earlier upon redemption or liquidation. The Private Placement Warrants, however, are non-redeemable so long as they are held by their initial purchaser, the Sponsor or its permitted transferees. There are no shares of Nebula preferred stock issued and outstanding.

Under Nebula’s amended and restated certificate of incorporation, Nebula must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Nebula’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote.

Q.	Why is Nebula proposing the Nasdaq Proposal?

A.

Nebula is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (d), which require stockholder approval of the issuance of securities in certain transactions that result in (1) the issuance of 20% or more of the voting power outstanding or shares of common stock outstanding before issuance of securities and (2) the sale or issuance of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Nebula anticipates that the 20,000,000 shares of Nebula Class A Common Stock to be issued pursuant to the Subscription Agreements will (1) constitute more than 20% of the Nebula Class A Common Stock then outstanding and (2) be sold for a purchase price of $10.00 per share of Nebula Class A Common Stock, which will be less than the greater of the book or market value of the shares. As a result, Nebula is required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (d). For more information, see the section entitled “Nebula Stockholder Proposal No. 3—The Nasdaq Proposal.” The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal.

Q.

How will Nebula’s Amended and Restated Certificate of Incorporation materially differ from ParentCo’s Amended and Restated Certificate of Incorporation to be adopted in connection with the Business Combination pursuant to the Charter Amendment Proposals?

A.

The amendments to Nebula’s charter to be made in connection with the Business Combination pursuant to the Charter Proposal will: (A) increase the number of authorized shares of ParentCo Common Stock from 111,000,000 to                      and the number of authorized shares of ParentCo’s preferred stock, $0.0001 per share, from 1,000,000 to                     , (B) change the vote required to remove a director of ParentCo from a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class to not less than two-thirds (2/3) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class; and (C) change the vote required to amend ParentCo’s bylaws from a majority of the members of the Nebula board or by the stockholders, or by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock of Nebula entitled to vote generally in the election of directors, to not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class.

Q.	Who is Open Lending?

A.

Open Lending is a leading provider of lending enablement and risk analytics to credit unions, regional banks and OEM Captives. Open Lending’s clients make automotive loans to underserved near-prime and non-prime borrowers by harnessing Open Lending’s risk-based pricing models, powered by Open Lending’s proprietary data and real-time underwriting of automotive loan default insurance coverage from third-party insurance carriers (the “Insurers”).

Q.	What equity stake will current Nebula stockholders and Open Lending unitholders have in ParentCo after the Closing?

A.

It is anticipated that, upon completion of the Business Combination, Nebula’s existing stockholders, including the Sponsor, will own approximately 44.2% of the issued and outstanding shares of ParentCo Common Stock, including 3,437,500 shares held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement, and Open Lending’s existing unitholders will own approximately 43.9% of the issued and outstanding shares of ParentCo Common Stock. These relative percentages assume (i) that none of Nebula’s existing Public Stockholders exercise their redemption rights, (ii) that the Initial Stockholders exchange all outstanding Founder Shares for shares of ParentCo Common Stock upon completion of the Business Combination, (iii) the Warrant Amendment is approved by Nebula’s warrantholders and Nebula’s Public Warrants outstanding on the date of the consummation of the Business Combination will be canceled and exchanged for $1.50 per Public Warrant, (iv) no Founder Shares are forfeited pursuant to the Founder Support Agreement, and (v) no additional equity securities of Nebula are issued, other than the 20,000,000 shares of Nebula Class A Common Stock currently subscribed for and to be issued in connection with the PIPE. If the actual facts are different than these assumptions, the percentage ownership retained by Nebula’s existing stockholders will be different.

Assuming that (i) Public Stockholders exercise their redemption rights with regard to 12,000,000 Public Shares, (ii) the Initial Stockholders exchange all outstanding Founder Shares for ParentCo Common Stock upon completion of the Business Combination, (iii) the Warrant Amendment is approved by Nebula’s warrantholders and Nebula’s Public Warrants outstanding on the date of the Consummation of the Business Combination will be canceled and exchanged for $1.50 per Public Warrant, (v) no Founder Shares are forfeited pursuant to the Founder Support Agreement, (vi) no additional equity securities of Nebula are issued, other than the 20,000,000 shares of Nebula Class A Common Stock currently subscribed for and to be issued in connection with the PIPE, Nebula’s existing stockholders, including the Sponsor, will own approximately 31.9% of the issued and outstanding shares of ParentCo Common Stock, including 3,437,500 shares held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement, and Open Lending existing unitholders will own approximately 56.3% of the issued and outstanding shares of ParentCo Common Stock upon completion of the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by Nebula’s existing stockholders will be different.

The Business Combination Agreement also provides that the Blocker Holder and Open Lending’s unitholders will be issued an aggregate of up to 22,500,000 shares of ParentCo Common Stock as follows: (i) 7,500,000 shares (the “First Level Contingency Consideration”), if prior to or as of the second anniversary of the Closing (the “First Deadline”), the daily volume-weighted average price of ParentCo Common Stock (the “VWAP”) is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; (ii) 7,500,000 shares (the “Second Level Contingency Consideration”), if prior to or as of the 30-month anniversary of the Closing (the “Second Deadline”), the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period; and (iii) 7,500,000 shares (the “Third Level Contingency Consideration”), if prior to or as of the 42-month anniversary of the Closing (the “Third Deadline”), the VWAP is greater than or equal to $16.00 over any 20 trading days within any 30-trading day period. If a change of control of ParentCo occurs (i) prior to the First Deadline, then the First Level Contingency Consideration, the Second Level Contingency Consideration and the Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive all of such contingency consideration prior to the consummation of such change of control; (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Contingency Consideration and Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive such Second Level Contingency Consideration and Third Level Contingency Consideration prior to the consummation of such change of control; and (iii) after the Second Deadline but prior to the Third Deadline, then the Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending Unitholders and the Blocker Holder shall be entitled to receive such Third Level Contingency Consideration prior to the consummation of such change of control.

In addition, the holders of the Nebula Class B Common Stock, including the Sponsor, will be issued an aggregate of up to 1,250,000 additional shares of ParentCo Common Stock as follows: (i) 625,000 shares (the “First Level Earn-Out Shares”), if prior to or as of the First Deadline, the VWAP is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; and (ii) 625,000 shares (the “Second Level Earn-Out Shares”), if prior to or as of the Second Deadline, the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period. If a change of control of ParentCo occurs (i) prior to the First Deadline, then the full First Level Earn-Out Shares and the Second Level Earn-Out Shares that remain unissued as of immediately prior to the consummation of such change of control shall immediately vest and the holders of the Nebula Class B Common Stock, including the Sponsor, shall be entitled to receive such First Level Earn-Out Shares and the Second Level Earn-Out Shares prior to the consummation of such change of control and (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Earn-Out Shares that remain unissued as of immediately prior to the consummation of such change of control shall immediately vest and the holders of the Nebula Class B Common Stock, including the Sponsor, shall be entitled to receive such Second Level Earn-Out Shares prior to the consummation of such change of control. If Nebula’s warrantholders approve the Warrant Amendment Proposal and the Business Combination is consummated, the public warrantholders will receive an aggregate of approximately $13,750,000 in cash upon the Closing.

The following table illustrates four scenarios of varying ownership levels in ParentCo immediately after the Closing based on the assumptions described above but assuming varying levels of redemptions by the Public Stockholders:

	No Redemptions of Public Shares
	Assuming No Issuance of Contingency Shares and Earn-Out Shares			Assuming Full Issuance of 22,500,000 Contingency Shares and 1,250,000 Earn-Out Shares
	Number		Percentage	Number		Percentage
Nebula existing Public Stockholders	27,500,000		29.4%	27,500,000		22.8%
Sponsor and its affiliates	11,937,500	(1)	12.8%	16,625,000	(2)	13.8%
Open Lending existing unitholders	42,562,500		45.5%	65,062,500		53.9%
PIPE Investors	11,500,000		12.3%	11,500,000		9.5%

Total	93,500,000			120,687,500

	No Redemptions of Public Shares
	Assuming No Issuance of Contingency Shares and Earn-Out Shares			Assuming Full Issuance of 22,500,000 Contingency Shares and 1,250,000 Earn-Out Shares
	Number		Percentage	Number		Percentage

	Maximum Redemptions (Redemptions of 12,000,000 Public Shares)
	Assuming No Issuance of Contingency Shares and Earn-Out Shares			Assuming Full Issuance of 22,500,000 Contingency Shares and 1,250,000 Earn-Out Shares
	Number		Percentage	Number		Percentage
Nebula existing Public Stockholders	15,500,000		16.6%	15,500,000		12.8%
Sponsor and its affiliates	11,937,500	(1)	12.8%	16,625,000	(2)	13.8%
Open Lending existing unitholders	54,562,500		58.4%	77,062,500		63.9%
PIPE Investors	11,500,000		12.3%	11,500,000		9.5%
Total	93,500,000			120,687,500

(1)	Assumes the forfeiture of 3,437,500 shares held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement.
(2)	Includes 3,437,500 shares held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement.

Q.	Who will be the officers and directors of ParentCo if the Business Combination is consummated?

A.

The Business Combination Agreement provides that, immediately following the consummation of the First Merger, the ParentCo board of directors (the “ParentCo Board”) will be comprised of nine directors with three directors in each class.

The Investor Rights Agreement will provide for certain designation rights with respect to the ParentCo Board, such that the Sponsor and the Blocker Holder will each have the right to designate two board representatives for a period of five years following the Closing, or such shorter period if they reduce their ownership in ParentCo below certain thresholds. Each of the Sponsor and the Blocker Holder will have the right to designate (i) one individual to serve as a Class I director of ParentCo; and (ii) one individual to serve as a Class II director of ParentCo; provided, however, that if any time during such five-year period, the Sponsor or the Blocker Holder owns less than 8,000,000 shares of ParentCo Common Stock but more than 4,000,000 shares of ParentCo Common Stock (in each case, as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), then the Sponsor or the Blocker Holder, as the case may be, will have the right to designate only one individual to serve as a Class I director of ParentCo, and if at any time during such five-year period the Sponsor or the Blocker Holder owns less than 4,000,000 shares of ParentCo Common Stock (as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the rights of the Sponsor or the Blocker Holder to designate an individual to serve on the ParentCo Board, as the case may be, shall terminate. The Investor Rights Agreement also provides for certain designation rights with respect to the ParentCo Board, such that Open Lending’s founders will have the right to designate two Class III directors for a period of five years following the Closing, or such shorter period if they reduce their ownership in ParentCo below certain thresholds. Open Lending’s founders will have the right to designate two individuals to serve as a Class III directors of ParentCo; provided, however, that if any time during such five-year period, Open Lending’s founders own less than 8,000,000 shares of ParentCo Common Stock but more than 4,000,000 shares of ParentCo Common Stock (in each case, as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), then Open Lending’s founders will have the right to designate only one individual to serve as a Class III director of ParentCo, and if at any time during such five-year period Open Lending’s founders own less than 4,000,000 shares of ParentCo Common Stock (as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the rights of Open Lending’s founders to designate an individual to serve on the ParentCo Board shall terminate.

The Class I directors are expected to be Brandon Van Buren, a designee of the Sponsor, and Gene Yoon, a designee of the Blocker Holder. The Class II directors are expected to be Adam H. Clammer, a designee of the Sponsor, and Blair Greenberg, a designee of the Blocker Holder. The Class III directors are expected to be John Flynn, Open Lending’s Chief Executive Officer and Ross Jessup, Open Lending’s Chief Financial Officer and Chief Operating Officer, both whom are designees of Open Lending’s founders. Nebula, Blocker Holder and Open Lending will each select one director to serve on each of the Class I and Class II slates of directors. Open Lending will select all three of the Class III directors.

Q.	What conditions must be satisfied to complete the Business Combination?

A.

There are a number of closing conditions in the Business Combination Agreement, including that Nebula’s stockholders have approved and adopted the Business Combination Agreement. The Warrant Amendment will be contingent upon Nebula’s stockholders approving the Business Combination. In the event that Nebula’s warrantholders fail to approve the Warrant Amendment, Nebula and Open Lending may elect not to consummate the Business Combination. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement.”

Q.	What happens if I sell my shares of Nebula Common Stock before the special meeting of stockholders?

A.

The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Nebula Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be entitled to receive any shares of ParentCo Common Stock following the Closing because only Nebula’s stockholders on the date of the Closing will be entitled to receive shares of ParentCo Common Stock in connection with the Closing.

Q.	What vote is required to approve the proposals presented at the special meeting of stockholders?

A.

The approval of each of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of the holders of at least a majority of all then outstanding shares of Nebula Common Stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a Nebula stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote, will have the same effect as a vote “AGAINST” the Business Combination Proposal and each of the Charter Amendment Proposals.

The approval of each of the Nasdaq Proposal, the 2020 Plan Proposal and the Stockholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Nebula Common Stock that are voted thereon at the special meeting of stockholders. Accordingly, a Nebula stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Nasdaq Proposal, the 2020 Plan Proposal or the Stockholder Adjournment Proposal.

Q.	Do Open Lending’s unitholders need to approve the Business Combination?

A.

Yes. Contemporaneously with the execution of the Business Combination Agreement, certain Open Lending unitholders representing approximately 48% of Open Lending’s outstanding membership interests entered into the Company Support Agreement, pursuant to which such Open Lending unitholders agreed, among other things, to approve the Business Combination Agreement and the Business Combination. Open Lending expects to hold a vote of its equity holders promptly after the Form S-4 of which this proxy statement/prospectus forms a part is declared effective by the SEC and the results of such vote will be disclosed prior to the special meeting of stockholders.

If Open Lending’s unitholders fail to approve the Business Combination Agreement, and the Business Combination Agreement is terminated as a result, and if (and only if) at the time of such termination: (a) each of the closing conditions set forth in Section 8.01 of the Business Combination Agreement shall have been satisfied or waived by Nebula and Open Lending (other than the condition set forth in Section 8.01(g) of the Business Combination Agreement); and (b) each of the closing conditions set forth in Section 8.03 of the Business Combination Agreement shall have been satisfied or waived by Open Lending (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to Nebula certifying in writing to Open Lending that Nebula shall satisfy such conditions at the closing of the Business Combination and that Nebula will consummate the closing of the Business Combination within three business days after the date on which the condition set forth in Section 8.01(g) of the Business Combination Agreement shall have been satisfied), then Open Lending shall pay to Nebula, a non-refundable termination fee in the amount of $40,000,000 (the “Termination Fee”). The Termination Fee shall be made promptly, but in no event later than sixty days, following the termination of the Business Combination Agreement. In the event of any payment of the Termination Fee to Nebula, Nebula will allocate any such amounts as follows: (i) to pay the expenses of Nebula, including professional fees, incurred in connection with the Business Combination; (ii) to purchase from the Sponsor the warrants to purchase Nebula Class A Common Stock that the Sponsor purchased in connection with the IPO; (iii) to reimburse Nebula for its expenses in connection with the Business Combination; (iv) to pay the expenses incurred by the Subscribers (as defined below) in connection with the PIPE; (v) to pay certain other fees and expenses in connection with the Business Combination and the PIPE; (vi) to pay $25,000 to the Sponsor; and (vii) to pay any taxes applicable to Nebula. After such payments, the remaining portion of the Termination Fee will be divided among the holders of Nebula Class A Common Stock eligible to receive distributions upon the liquidation of Nebula at such time and the Subscribers who committed to purchase ParentCo Common Stock in the PIPE.

Q.	May Nebula, the Sponsor or Nebula’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.

In connection with the stockholder vote to approve the proposed Business Combination, Nebula may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account without the prior written consent of Open Lending. None of the Sponsor or Nebula’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Nebula’s directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Nebula for use in the Business Combination.

Q.	Will Nebula or ParentCo issue additional equity securities in connection with the consummation of the Business Combination?

A.

ParentCo or Nebula may enter into equity financing in connection with the proposed Business Combination with their respective affiliates or any third parties if ParentCo or Nebula determines that the issuance of additional equity is necessary or desirable in connection with the consummation of the Business Combination. The purposes of any such financings may include increasing the likelihood of Nebula meeting the minimum available cash condition to consummation of the Business Combination. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming Public Stockholders or the former equity holders of Open Lending. In connection with the Business Combination, Nebula has obtained commitments from interested investors (each a “Subscriber”), including several fundamental investors, to purchase $200 million in shares of Nebula Class A Common Stock, which will be converted into shares of ParentCo Common Stock in connection with the Closing (the “PIPE Shares”), at a purchase price of $10.00 per share, in the PIPE. True Wind Capital has subscribed to $85 million of the PIPE Shares.

Q.	What is the Debt Financing?

A.

The Business Combination Agreement provides for the incurrence by Open Lending and its subsidiaries of up to $225,000,000 in senior secured credit facilities from a syndicate of financial institutions in connection with the Business Combination. The funds received by Open Lending in connection with the debt financing prior to the consummation of the Business Combination will be factored into the calculation of the cash and stock consideration to be received by Open Lending’s unitholders in connection with the closing of the Business Combination, as described in greater detail in the section entitled “The Business Combination Agreement—Consideration to be Received in the Business Combination”. As of the date of this proxy statement/prospectus, Open Lending has incurred $170,000,000 in debt through such senior secured credit facilities. Open Lending may attempt to incur an additional $30,000,000 in debt (up to $200,000,000 in the aggregate) through such secured credit facilities from a syndicate of financial institutions subject to and in accordance with Section 7.13(d) of the Business Combination Agreement, although these additional funds are currently uncommitted and there is no assurance that Open Lending will be able to obtain these additional funds. Notwithstanding the amount of indebtedness Open Lending is permitted to incur pursuant to the terms of the Business Combination Agreement, Open Lending is not required, and does not currently have any plans, to incur the full amount.

Q.	How many votes do I have at the special meeting of stockholders?

A.

Nebula’s stockholders are entitled to one vote at the special meeting for each share of Nebula Common Stock held of record as of the record date. As of the close of business on the record date, there were 34,375,000 outstanding shares of Nebula Common Stock.

Q.	How will the Initial Stockholders vote?

A.

In connection with Nebula’s IPO, Nebula entered into agreements with the Initial Stockholders, pursuant to which each agreed to vote their Founder Shares and any other shares acquired during and after the IPO in favor of the Business Combination Proposal. Neither the Initial Stockholders nor Nebula’s directors or officers have purchased any shares during or after the IPO and neither Nebula, the Sponsor nor Nebula’s directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares of Nebula Common Stock. Currently, the Initial Stockholders hold all of the Founder Shares, which represent approximately 20% of the issued and outstanding shares of Nebula Common Stock.

Q.	What interests do Nebula’s current officers and directors have in the Business Combination?

A.	Nebula’s directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•

the beneficial ownership of the Sponsor and certain of Nebula’s directors of an aggregate of 6,875,000 Founder Shares, which shares would become worthless if Nebula does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $            million based on the closing price of Nebula Class A Common Stock of $            on NASDAQ on                    , 2020, the record date for the special meeting of stockholders;

•

the Sponsor and Nebula’s executive directors and officers are expected to hold an aggregate of approximately    % of the outstanding shares of ParentCo Common Stock upon the consummation of the Business Combination;

•

Nebula’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Nebula’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•	the potential continuation of certain of Nebula’s directors as directors of ParentCo; and

•	the continued indemnification of current directors and officers of Nebula and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Nebula’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal. Please read the section entitled “The Business Combination—Interests of Nebula’s Directors and Officers in the Business Combination.”

Q.	Did Nebula’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

Nebula’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Nebula’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The board of directors also determined, without seeking a valuation from a financial advisor, that Open Lending’s fair market value was at least 80% of Nebula’s net assets (excluding deferred underwriting discounts and commissions). Accordingly, investors will be relying on the judgment of Nebula’s board of directors as described above in valuing the Open Lending business and assuming the risk that the board of directors may not have properly valued such business.

Q.	What happens if the Business Combination Proposal is not approved?

A.

If the Business Combination Proposal is not approved and Nebula does not consummate a business combination by June 12, 2020, or amend its amended and restated certificate of incorporation to extend the date by which Nebula must consummate an initial business combination, Nebula will be required to dissolve and liquidate the Trust Account.

Q.	Do I have redemption rights?

A.

If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of Nebula’s IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Nebula to pay its franchise and income taxes and for working capital purposes, upon the consummation of the Business Combination. The per-share amount Nebula will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Nebula will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after Nebula’s IPO in connection with the completion of Nebula’s initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $281.2 million on December 31, 2019, the estimated per share redemption price would have been approximately $10.28. This is greater than the $10.00 IPO price of Nebula’s Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Nebula to pay franchise and income taxes (less $500,000 of interest released to us for working capital purposes and $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.

Q.	Is there a limit on the number of shares I may redeem?

A.

A Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.	Will how I vote affect my ability to exercise redemption rights?

A.

No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, and the 2020 Plan Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NASDAQ.

It is a condition to closing under the Business Combination Agreement, however, that Nebula has, in the aggregate, cash (held both in and outside of the Trust Account) that is equal to or greater than $295 million (less NAC Expenses, as defined in the Business Combination Agreement) without any breach, inaccuracy or failure to perform any of the representations, warranties or covenants set forth in the Business Combination Agreement. If redemptions by Public Stockholders cause Nebula to be unable to meet this closing condition, then Open Lending will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition.

Q.	How do I exercise my redemption rights?

A.

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on                 , 2020 (two business days before the special meeting), (i) submit a written request to Nebula’s transfer agent that Nebula redeem your Public Shares for cash, and (ii) deliver your stock to Nebula’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). The address of American Stock

Transfer & Trust Company, Nebula’s transfer agent, is listed under the question “Who can help answer my questions?” below. Nebula requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Nebula’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Nebula’s transfer agent will need to act to facilitate the request. It is Nebula’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Nebula does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Nebula’s consent, until the vote is taken with respect to the

Business Combination. If you delivered your shares for redemption to Nebula’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Nebula’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting Nebula’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

Nebula stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Nebula Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder’s tax basis in his, her or its shares of Nebula Common Stock generally will equal the cost of such shares. A stockholder who purchased Nebula Units will have to allocate the cost between the shares of Nebula Common Stock or Nebula Warrants comprising the Nebula Units based on their relative fair market values at the time of the purchase. Please see the section entitled “Material U.S. Federal Income Tax Considerations.”

Q.	Will holders of shares of Nebula Common Stock be taxed on the shares of ParentCo Common Stock received in the Business Combination?

A.

Nebula expects that the exchange of Nebula Common Stock for shares of ParentCo Common Stock pursuant to the Business Combination will be treated as a tax deferred transaction under Section 351 of the Code for U.S. federal income tax purposes. Pursuant to the First Merger, (i) a wholly owned subsidiary of ParentCo will merge with and into the Nebula with Nebula surviving the merger as a wholly owned subsidiary of ParentCo, and (ii) the holders of Nebula Common Stock will exchange such Nebula Common Stock for ParentCo Common Stock with a value equal to the value of such relinquished Nebula Common Stock. The First Merger, in combination with other transactions effectuated through the Business Combination, is intended to be a tax deferred contribution under Section 351 of the Code, and accordingly, the holders of Nebula Common Stock will not recognize any gain or loss for U.S. federal income tax purposes. The holders of Nebula Common Stock will receive a tax basis and holding period in their ParentCo Common Stock equal to their tax basis and holding period in their Nebula Common Stock immediately before the First Merger. Nebula did not obtain a ruling from the IRS or a tax opinion regarding the U.S. federal income tax consequences of the Business Combination, including this tax consequence, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. If the First Merger does not qualify as a tax deferred transaction under Section 351 of the Code for U.S. federal income tax purposes, the receipt of shares of ParentCo Common Stock in exchange for Nebula Class A Common would constitute a taxable exchange for U.S. federal income tax purposes. The U.S. federal income tax consequences of the Business Combination are described in more detail in the section entitled “Certain Material U.S. Federal Income Tax Considerations.”

Q:	If I hold Nebula Warrants, can I exercise redemption rights with respect to my warrants?

A:	No. There are no redemption rights with respect to the Nebula Warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of shares of Nebula Common Stock in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Nebula stockholders who properly exercise their redemption rights and (ii) cash consideration pursuant to the Business Combination Agreement. Any additional funds available for release from the Trust Account will be used for general corporate purposes of ParentCo following the Business Combination.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Nebula is unable to complete a business combination by June 12, 2020, or amend its amended and restated certificate of incorporation to extend the date by which Nebula must consummate an initial business combination, Nebula’s amended and restated certificate of incorporation provides that Nebula will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less $500,000 of interest released to us for working capital purposes and $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Nebula’s remaining stockholders and Nebula’s board of directors, dissolve and liquidate, subject in each case to Nebula’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors—Risks Related to Nebula and the Business Combination—Nebula may not be able to complete the Business Combination within the prescribed time frame, in which case Nebula would cease all operations except for the purpose of winding up and Nebula would redeem its Public Shares and liquidate, in which case Nebula’s Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and Nebula’s warrants will expire worthless” and “—Nebula’s stockholders may be held liable for claims by third parties against Nebula to the extent of distributions received by them upon redemption of their shares.” Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding Nebula Warrants. Accordingly, the Nebula Warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Nebula Stockholder Proposal No. 1—The Business Combination Proposal.”

Q:	What do I need to do now?

A:

You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Nebula Common Stock on                , 2020, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person at the special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting of stockholders, Nebula will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and each of the Charter Amendment Proposals and will have no effect on the Nasdaq Proposal, the 2020 Plan Proposal or the Stockholder Adjournment Proposal. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Nebula without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.	Do I need to attend the special meeting of stockholders to vote my shares?

A.

No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Nebula encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.

Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders, and will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals and will have no effect on the Nasdaq Proposal, the 2020 Plan Proposal and the Stockholder Adjournment Proposal. However, in no event will a broker non-vote that has the effect of voting against the Business Combination Proposal also have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. You may change your vote by sending a later-dated, signed proxy card to Morrow Sodali LLC, at 470 West Avenue, Stamford, CT 06902 prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the special meeting of stockholders?

A.

A quorum will be present at the special meeting of stockholders if a majority of the Nebula Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. In the absence of a quorum, a majority of Nebula’s stockholders, present in person or represented by proxy, and voting thereon will have the power to adjourn the special meeting.

As of the record date for the special meeting, 17,187,501 shares of Nebula Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.

What happens to Nebula Warrants I hold if I vote my shares of Nebula Class A Common Stock against approval of the Business Combination Proposal and Nasdaq Proposal and validly exercise my redemption rights?

A.

Properly exercising your redemption rights as a Nebula stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus. If the approval of the Warrant Amendment is received and the Business Combination is completed, all of your Nebula Warrants will be converted for $1.50, as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your Nebula Warrants, and if Nebula does not otherwise consummate an initial business combination by June 12, 2020, or amend its amended and restated certificate of incorporation to extend the date by which Nebula must consummate an initial business combination, Nebula will be required to dissolve and liquidate, and your warrants will expire worthless.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

Nebula will pay the cost of soliciting proxies for the special meeting. Nebula has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Nebula has agreed to pay Morrow Sodali LLC a fee of $                . Nebula will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Nebula also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Nebula Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Nebula Common Stock and in obtaining voting instructions from those owners. Nebula’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.

If you have questions about the stockholder proposals or the Warrant Amendment, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact Nebula’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: NEBU.info@investor.morrowsodali.com

You may also contact Nebula at:

Nebula Acquisition Corp.

Four Embarcadero Center, Suite 2100

San Francisco, CA 94111

Telephone: (415) 780-9975

Attention: Adam H. Clammer, Chief Executive Officer

To obtain timely delivery, Nebula’s stockholders and warrantholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Nebula from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

The accompanying proxy statement/prospectus incorporates important business and financial information about Nebula and Open Lending from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed above. Requests made to Open Lending should be directed to the address and telephone number noted below:

Open Lending, LLC

Barton Oaks One, 901 S. MoPac Expressway, Bldg. 1, Suite 510

Austin, TX 78746

Telephone: (512) 892-0400

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Nebula’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, New York 11219

Attention: Felix Orihuela

E-mail: FOrihuela@astfinancial.com

Questions and Answers about the Special Meeting of Warrantholders and the related proposals

Q.	What matters will warrantholders consider at the special meeting of warrantholders?

A.	At the Nebula special meeting of warrantholders, Nebula will ask its warrantholders to vote in favor of the following proposals:

The Warrant Amendment Proposal—to consider and vote upon a proposal to approve and adopt an amendment to the terms of the warrant agreement governing Nebula’s outstanding warrants to provide that, upon consummation of the Business Combination, each of the Public Warrants, which entitle the holder to purchase one share of Nebula Class A Common Stock, will be exchanged for cash in the amount of $1.50 per Public Warrant. The Warrant Amendment will be contingent upon Nebula’s stockholders approving the Business Combination and Nebula consummating the Business Combination; and

The Warrantholder Adjournment Proposal: to consider and vote upon a proposal to adjourn the special meeting of warrantholders to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve the Warrant Amendment Proposal.

Q.	Why is Nebula proposing the Warrant Amendment?

A.

The intent of the Warrant Amendment and the warrant exchange is to reduce the dilutive effect of the presently issued and outstanding Public Warrants to purchase an aggregate of 9,166,666 shares of Nebula Class A Common Stock. In the event that Nebula’s warrantholders fail to approve the Warrant Amendment, Nebula and Open Lending may elect not to consummate the Business Combination.

Q.	Who is eligible to vote on the Warrant Amendment Proposal?

A.

This proxy/prospectus and the proxy card are being made available to all persons who were holders of Public Warrants on the record date, which is                    , 2020. Such date has been fixed by Nebula for the determination of warrantholders entitled to vote on the Warrant Amendment (as well as the record date for the determination of warrantholders entitled to vote at the special meeting of warrantholders).

Q.	How many votes do I have at the special meeting of warrantholders?

A.

Nebula’s warrantholders are entitled to one vote at the special meeting for each Public Warrant held of record as of the record date. As of the close of business on the record date, there were 9,166,666 outstanding Public Warrants.

Q.	Must I pay an exercise price in connection with the warrant exchange?

A.	No. Warrantholders will not be required to pay an exercise price in connection with the warrant exchange or otherwise in connection with the Warrant Amendment.

Q.	If the Warrant Amendment is approved, what will I receive upon consummation of the warrant exchange?

A.	Immediately upon consummation of the Business Combination, each of the approximately 9,166,666 Public Warrants currently outstanding will be mandatorily exchanged for $1.50 per Public Warrant.

Q.	How many votes are needed to effect the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal?

A.

The amendment of the Public Warrants requires the vote of the registered holders of a majority of the Public Warrants issued and outstanding as of the record date. As of the record date, there were 9,166,666 outstanding Public Warrants, and therefore, the vote of more than 4,583,333 Public Warrants is required to approve the amendment of the Warrant Agreement.

The Public Warrants will not be amended unless the votes described above are obtained and the Business Combination is consummated. If you do not deliver your proxy card, or otherwise instruct your bank or broker to do so, such failure will have the same effect as a vote against the Warrant Amendment.

If the required votes are obtained, assuming the Business Combination is consummated, the proposed amendments to the Public Warrants will be binding on all of the holders of the Public Warrants, including warrantholders who did not vote to approve the Warrant Amendment.

The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the Public Warrants that are voted at the special meeting of warrantholders. Accordingly, a Nebula warrantholder’s failure to vote by proxy or to vote in person at the special meeting of warrantholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

Q.

If Nebula obtains the required votes to amend the Public Warrants, but I don’t vote in favor of the Warrant Amendment, will the proposed amendments be binding on me and will my Public Warrants be subject to the mandatory exchange?

A.

Yes. If the required votes are obtained and the Business Combination is consummated, the proposed amendments to the Public Warrants will be binding on all warrantholders, and the Public Warrants held by you on the date of the consummation of the Business Combination will be mandatorily exchanged for $1.50 per Public Warrant, whether or not you voted to approve the Warrant Amendment.

Q.	Are there any other conditions to effectiveness of the Warrant Amendment?

A.

Yes. Even if the required votes to approve the Warrant Amendment are obtained, if the Business Combination Agreement is terminated in accordance with its terms or the consummation of the Business Combination does not occur for any reason, the Warrant Amendment will not become effective.

Q:	What do I need to do now?

A:

You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a warrantholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your warrants through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Public Warrants on                    , 2020, the record date for the special meeting of warrantholders, you may vote with respect to the applicable proposals in person at the special meeting of warrantholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your warrants with instructions on how to vote your warrants or, if you wish to attend the special meeting of warrantholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting of warrantholders, Nebula will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote “against” the Warrant Amendment Proposal, but will have no effect on the Warrantholder Adjournment Proposal. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting of warrantholders.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Nebula without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.	Do I need to attend the special meeting of stockholders to vote my warrants?

A.

No. You are invited to attend the special meeting of warrantholders to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of warrantholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Nebula encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting of warrantholders in person, should I return my proxy card instead?

A.

Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your broker holds your warrants in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your warrants on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your warrants, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of warrantholders, and will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. You may change your vote by sending a later-dated, signed proxy card to Morrow Sodali LLC, at 470 West Avenue, Stamford, CT 06902 prior to the vote at the special meeting of warrantholders, or attend the special meeting of warrantholders and vote in person. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC, provided such revocation is received prior to the vote at the special meeting of warrantholders. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	Does Nebula’s board of directors recommend that I vote in favor of the Warrant Amendment?

A.

Yes. As the approval of the Warrant Amendment is a condition to the closing of the Business Combination contemplated by the Business Combination Agreement. Nebula’s board of directors unanimously recommends that you vote in favor of the Warrant Amendment.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meetings, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combination

Nebula Acquisition Corp. (p. 202)

Nebula is a blank check company formed in Delaware on October 2, 2017, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. True Wind Capital, is Nebula’s advisor and the advisor of True Wind Capital, L.P. Nebula intends to capitalize on the ability of Nebula’s management team and the broader True Wind Capital platform to identify, acquire, and operate a business in the technology and technology-enabled services sectors that may provide opportunities for attractive long-term risk-adjusted returns, though Nebula reserves the right to pursue an acquisition opportunity in any business or industry.

Nebula’s units, common stock, and warrants trade on NASDAQ under the symbols “NEBU.U,” “NEBU” and “NEBU.W,” respectively. At the Closing, the outstanding shares of Nebula Class A Common Stock will be converted into shares of ParentCo Common Stock.

The mailing address of Nebula’s principal executive office is Four Embarcadero Center, Suite 2100, San Francisco, CA 94111, and its telephone number is (513) 618-7161.

Open Lending (p. 158)

Open Lending is a leading provider of lending enablement and risk analytics to credit unions, regional banks and OEM Captives. Open Lending’s clients, collectively referred to herein as automotive lenders, make automotive loans to underserved near-prime and non-prime borrowers by harnessing Open Lending’s risk-based pricing models, powered by Open Lending’s proprietary data and real-time underwriting of automotive loan default insurance coverage from third-party insurance carriers (the “Insurers”). Since Open Lending’s inception in 2000, it has facilitated over $7 billion in automotive loans, accumulating 20 years of proprietary data and developed over two million unique risk profiles. Open Lending currently caters to 298 active automotive lenders.

The mailing address Open Lending’s principal executive office is Barton Oaks One, 901 S. MoPac Expressway, Bldg. 1, Suite 510, Austin, TX 78746, and its telephone number is (512) 892-0400.

For more information about Open Lending, see the sections entitled “Information About Open Lending” and “Open Lending Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

The Business Combination

The Business Combination Agreement (p. 121)

On January 5, 2020, Nebula, Blocker, Blocker Holder, ParentCo, Merger Sub LLC, Merger Sub Corp, Open Lending and Shareholder Representative Services LLC entered into the Business Combination Agreement pursuant to which ParentCo will acquire Nebula and Open Lending for consideration of a combination of cash and shares (as further explained below).

The acquisition is structured as a “double dummy” transaction, resulting in the following:

•

Each of ParentCo, Merger Sub Corp and Merger Sub LLC are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. ParentCo is a wholly-owned direct subsidiary of Nebula and both Merger Sub LLC and Merger Sub Corp are wholly-owned direct subsidiaries of ParentCo.

•

On the Closing Date, each of the following transactions will occur in the following order: (i) Merger Sub Corp will merge with and into Nebula, with Nebula surviving the First Merger as a wholly owned subsidiary of ParentCo; (ii) immediately following the First Merger and prior to the Blocker Contribution, Blocker shall redeem a specified number of shares of Blocker common stock in exchange for cash; (iii) immediately following the Blocker Redemption: ParentCo will acquire, and the Blocker Holder will contribute to ParentCo, the remaining shares of Blocker common stock after giving effect to the Blocker Redemption such that, following the Blocker Contribution, Blocker will be a wholly-owned subsidiary of ParentCo; (iv) immediately following the Blocker Contribution, Merger Sub LLC will merge with and into Open Lending, with Open Lending surviving the Second Merger as a direct and indirect wholly-owned subsidiary of ParentCo; (v) immediately following the Second Merger, Blocker will acquire, and ParentCo will contribute to Blocker, all common units of the Surviving Company directly held by ParentCo after the Second Merger such that the Surviving Company will be a wholly owned subsidiary of Blocker; and (vi) the NAC Surviving Company will acquire, and ParentCo will contribute to the NAC Surviving Company, the remaining shares of Blocker common stock after giving effect to the Blocker Redemption and the Blocker Contribution such that, following the ParentCo Blocker Contribution, Blocker shall be a wholly-owned subsidiary of the NAC Surviving Company (together with the other transactions related thereto, the “Proposed Transactions”). Following the transactions, the NAC Surviving Company shall be a direct, wholly owned subsidiary of ParentCo, Blocker shall be a direct wholly-owned subsidiary of the NAC Surviving Company and the Surviving Company shall be a direct wholly-owned subsidiary of Blocker.

•

Contemporaneously with the execution of the Business Combination Agreement, True Wind Capital and several fundamental investors entered into certain subscription agreements (collectively, the “Subscription Agreements”), pursuant to which, at Closing, True Wind Capital and such other persons agreed to subscribe for and purchase ParentCo Common Shares for an aggregate cash amount of $200,000,000, of which True Wind Capital has agreed to subscribe to and purchase such shares equal to $85,000,000.

•

In addition, contemporaneously with the execution of the Business Combination Agreement, (i) certain holders of Open Lending’s outstanding membership units entered into a Company Support Agreement, pursuant to which such Open Lending unitholders agreed, among other things, to approve the Business Combination Agreement and the Proposed Transactions, (ii) certain stockholders of Nebula entered into Investor Support Agreements, pursuant to which certain Nebula stockholders agreed, among other things, to approve the Business Combination Agreement, the Proposed Transactions, not to redeem any shares held by such stockholders in connection with the Proposed Transactions and to tender any warrants to purchase Nebula Class A Common Stock held by such stockholder to Nebula for cash consideration of $1.50 per whole warrant and to vote all such warrants held by such Nebula stockholder in favor of any amendment to the terms of such warrants proposed by Nebula, including to reduce the term of all outstanding warrants to purchase shares of Nebula Class A Common Stock to expire upon the consummation of the First Merger; and (iii) the holders of the Nebula Class B Common Stock entered into a Founder Support Agreement, pursuant to which, among other things, such holders agreed to approve the Business Combination Agreement, the Proposed Transactions and forfeit all Private Placement Warrants to Nebula in connection with the consummation of the Business Combination, as well as waive any anti-dilution rights provided to such Nebula stockholder in Nebula’s current certificate of incorporation.

•	The parties will also enter into a Tax Receivable Agreement and an Investors Rights Agreement, each of which are closing conditions of the parties to consummate the Proposed Transactions.

For more information, see the section entitled “The Business Combination Agreement—The Structure of the Business Combination.”

Consideration to be Received in the Business Combination (p. 123)

The aggregate consideration payable to the members of Open Lending and the Blocker Holder for the Proposed Transactions consists of the Company Merger Consideration, the Blocker Redemption Amount, the Blocker Consideration and the contingency consideration.

(a)	The Cash Consideration and the Share Consideration

The Cash Consideration is an amount equal to (i) the Available Cash, plus (ii) the aggregate amount of all cash held by Open Lending or any of its subsidiaries as of 8:00 a.m. Eastern Time on the Business Day after the last date that any Nebula stockholder may exercise its redemption rights, plus (iii) the net proceeds of the Debt Financing received by Open Lending prior to the First Merger, minus (iv) any Company Transaction Expenses in excess of $10,000,000, minus (v) the aggregate amount of any dividend declared by Open Lending’s Board of Managers subsequent to the consummation of the Debt Financing.

The Share Consideration is the number of ParentCo Common Shares equal to the quotient of: (i) (A) $1,010,625,000 minus, (B) the Available Cash, minus (C) the net proceeds of the Debt Financing received by Open Lending prior to the First Merger; divided by (ii) $10.00.

For purposes of calculating the Cash Consideration and Share Consideration:

Available Cash is the amount equal to, as of the Reference Time: (i) the principal amount of immediately available funds contained in the Trust Account available for release to Nebula, ParentCo and Open Lending as applicable, plus (ii) the net amount of immediately available funds held by Nebula pursuant to the Subscription Agreements, minus (iii) $35,000,000, minus (iv) the NAC Expenses set forth on a certificate delivered by Nebula on the Closing Date, plus (v) the amount of cash as of the Reference Time held by Nebula without restriction outside of the Trust Account and any interest earned on the amount of cash held inside the Trust Account; and

Debt Financing is the incurrence by Open Lending and/or its subsidiaries of up to $200,000,000 senior secured credit facilities from a syndicate of financial institutions of which $135,000,000 has been used to finance distributions to Open Lending’s equity investors and $25,000,000 is held in reserve. Notwithstanding $225,000,000 of indebtedness Open Lending is permitted to incur pursuant to the terms of the Business Combination Agreement, Open Lending is not required, and does not currently have any plans, to incur the full amount.

(b)	Company Merger Consideration

Company Merger Consideration consists of a combination of cash and shares. The Company Cash Consideration is an amount equal to the Cash Consideration, multiplied by a percentage as determined by Open Lending’s board of directors, in accordance with Open Lending’s organizational documents. The Company Share Consideration is the number of ParentCo Common Shares equal to the Share Consideration, multiplied by the Company Percentage.

(c)	Blocker Redemption Amount and Blocker Consideration

Blocker shall redeem a number of shares of Blocker common stock having a value equal to the Blocker’s cash as of the Reference Time minus Blocker’s unpaid taxes, if any, as determined in good faith by the Board of Directors of Blocker. The Blocker Consideration for the Blocker Contribution consists of a combination of cash and shares. The Blocker Cash Consideration is an amount equal to the Cash Consideration, multiplied by a percentage as determined by Open Lending’s board of directors, in accordance with Open Lending’s organizational documents (the “Blocker Percentage”). The Blocker Share Consideration is a number of ParentCo Common Shares equal to the Share Consideration multiplied by the Blocker Percentage.

(d)	Contingency Consideration

As a part of the overall aggregate consideration, the Blocker Holder and Open Lending’s unitholders will be issued an aggregate of up to 22,500,000 shares of ParentCo Common Stock as follows: (i) 7,500,000 shares (the “First Level Contingency Consideration”), if prior to or as of the second anniversary of the Closing (the “First Deadline”), the daily volume-weighted average price of ParentCo Common Stock (the “VWAP”) is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; (ii) 7,500,000 shares (the “Second Level Contingency Consideration”), if prior to or as of the 30-month anniversary of the Closing (the “Second Deadline”), the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period; and (iii) 7,500,000 shares (the “Third Level Contingency Consideration”), if prior to or as of the 42-month anniversary of the Closing (the “Third Deadline”), the VWAP is greater than or equal to $16.00 over any 20 trading days within any 30-trading day period. If a change of control of ParentCo occurs (i) prior to the First Deadline, then the First Level Contingency Consideration, the Second Level Contingency Consideration and the

Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive all of such contingency consideration prior to the consummation of such change of control; (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Contingency Consideration and Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive such Second Level Contingency Consideration and Third Level Contingency Consideration prior to the consummation of such change of control; and (iii) after the Second Deadline but prior to the Third Deadline, then the Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending Unitholders and the Blocker Holder shall be entitled to receive such Third Level Contingency Consideration prior to the consummation of such change of control.

For more information, see the section entitled “The Business Combination Agreement—Consideration to be Received in the Business Combination.”

Conditions to the Closing (p. 128)

Under the Business Combination Agreement, consummation of the Proposed Transactions is subject to customary and other conditions, including (a) the stockholders of Nebula shall have approved and adopted the Business Combination Agreement and the transactions contemplated thereby; (b) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, writ, injunction, determination, order or award which is then in effect and has the effect of making the Proposed Transactions illegal or otherwise prohibiting consummation of the Proposed Transactions; (c) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the First Merger, the Blocker Contribution and the Second Merger under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained; (d) the consents, approvals and authorizations legally required to be obtained to consummate the Proposed Transactions set forth on a schedule to the Business Combination Agreement shall have been obtained from and made with all governmental authorities; (e) between the date of the Business Combination Agreement and the consummation of the Second Merger, the net tangible assets held by Nebula in the aggregate shall be equal to at least $5,000,001; (f) the shares of ParentCo Common Stock issuable in connection with the Proposed Transactions, shall be duly authorized by the board of directors of Nebula and ParentCo and ParentCo’s organizational documents and ParentCo’s initial listing application with NASDAQ in connection with the Proposed Transactions shall have been approved and, immediately following the closing of the Proposed Transactions, ParentCo shall satisfy any applicable initial and continuing listing requirements of NASDAQ and ParentCo shall not have received any notice of non-compliance therewith, and the ParentCo Common Stock, shall have been approved for listing on NASDAQ; (g) the members of Open Lending shall have approved and adopted the Member Approval; and (h) the Warrant Amendment shall have been approved.

For more information, see the section entitled “The Business Combination Agreement—Conditions to Closing the Business Combination.”

Termination Rights (p. 131)

The Business Combination Agreement may be terminated at any time Open Lending or Nebula, respectively, as follows:

•

By Nebula or Open Lending, if (i) Nebula and Open Lending provide mutual written consent; (ii) the First Merger shall not have occurred on or before June 30, 2020 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated pursuant to this clause; (iii) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the primary cause of the failure of a condition set forth in Article VII of the Business Combination Agreement to be satisfied on or prior to the Outside Date; (iv) any governmental authority in the United States will have enacted, issued, promulgated, enforced or entered any law which has become final and nonappealable and has the effect of making consummation of the Proposed Transactions illegal or otherwise preventing or prohibiting consummation of the Proposed Transactions.

•	By Nebula or Open Lending, if Nebula’s stockholders do not approve and adopt the Business Combination.

•	By Nebula or Open Lending, if the Member Approval is not adopted and approved (the “Company Approval Termination Right”).

•

By Nebula upon a breach of any representation, warranty, covenant or agreement on the part of Open Lending set forth in the Business Combination Agreement, or if any representation or warranty of Open Lending shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) of the Business Combination Agreement would not be satisfied (“Terminating Company Breach”); provided, that Nebula has not waived such Terminating Company Breach and ParentCo, Nebula, Merger Sub Corp or Merger Sub LLC is not then in breach of any representation, warranty, covenant or agreement on the part of ParentCo, Nebula, Merger Sub Corp or Merger Sub LLC set forth in the Business Combination Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; provided, however, that, if such Terminating Company Breach is curable by Open Lending, Nebula may not terminate the Business Combination Agreement pursuant to a Terminating Company Breach for so long as Open Lending continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Nebula to Open Lending.

•

By Open Lending upon a breach of any representation, warranty, covenant or agreement on the part of ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC, set forth in the Business Combination Agreement, or if any representation or warranty of ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) of the Business Combination Agreement would not be satisfied (“Terminating NAC Breach”); provided, that Open Lending has not waived such Terminating NAC Breach and Open Lending,

Blocker or the Blocker Holder are not then in breach of any representation, warranty, covenant or agreement on the part of Open Lending, Blocker or the Blocker Holder set forth in the Business Combination Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) of the Business Combination Agreement would not be satisfied; provided, however, that, if such Terminating NAC Breach is curable by ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC, Open Lending may not terminate the Business Combination Agreement pursuant to a Terminating NAC Breach for so long as ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Open Lending to Nebula.

If the Business Combination Agreement is terminated pursuant to a Company Approval Termination Right and if (and only if) at the time of such termination: (a) each of the conditions to Closing set forth in Section 8.01 of the Business Combination Agreement shall have been satisfied or waived by Nebula and Open Lending (other than the condition set forth in Section 8.01(g) of the Business Combination Agreement); and (b) each of the conditions to Closing set forth in Section 8.03 of the Business Combination Agreement shall have been satisfied or waived by Open Lending (other than those conditions that by their nature are to be satisfied at the Closing, but subject to Nebula certifying in writing to Open Lending that Nebula shall satisfy such conditions at the Closing and that Nebula will consummate the Closing within three (3) business days after the date on which the condition set forth in Section 8.01(g) of the Business Combination Agreement shall have been satisfied), then Open Lending shall pay to Nebula, a non-refundable Termination Fee in the amount of $40,000,000 promptly, but in no event later than sixty (60) days, following the termination of the Business Combination Agreement. In the event of any payment of the Termination Fee to Nebula, Nebula will allocate any such amounts as follows: (i) to pay the expenses of Nebula, including professional fees, incurred in connection with the Business Combination; (ii) to purchase from the Sponsor the warrants to purchase Nebula Class A Common Stock that the Sponsor purchased in connection with the IPO; (iii) to reimburse Nebula for its expenses in connection with the Business Combination; (iv) to pay the expenses incurred by the Subscribers in connection with the PIPE; (v) to pay certain other fees and expenses in connection with the Business Combination and the PIPE; (vi) to pay $25,000 to the Sponsor; and (vii) to pay any taxes applicable to Nebula.

For more information, see the section entitled “The Business Combination Agreement—Termination of the Business Combination Agreement.”

Other Agreements Related to the Business Combination Agreement

Investor Rights Agreement (p. 135)

In connection with the Proposed Transactions, Open Lending, Nebula, ParentCo, certain persons and entities holding membership units of Open Lending and certain persons and entities holding founder shares of Nebula, will enter into the Investor Rights Agreement at the Closing. The Investor Rights Agreement will provide for certain designation rights with respect to the board of directors of ParentCo, such that the Sponsor and Blocker Holder, Open Lending’s largest minority equity holder, and specified members of Open Lending will each have the right to designate two agreed upon board representatives, for period of time following the Closing.

Pursuant to the terms of the Investor Rights Agreement, ParentCo will be obligated to file a registration statement to register the resale of certain securities of ParentCo held by the Investor Rights Holders. In addition, pursuant to the terms of the Investor Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Investor Rights Holders may demand at any time or from time to time, that ParentCo file a registration statement on Form S-1, or any similar long-form registration statement, or if available, on Form S-3 to register the shares of common stock of ParentCo held by such Investor Rights Holders. The Investor Rights Agreement will also provide the Investor Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. The Investor Rights Agreement further provides for ParentCo Common Stock held by the Holders to be locked-up for 180 days after the Closing.

Subscription Agreements (p. 135)

In connection with the Proposed Transactions, Nebula has obtained commitments from Subscribers to purchase shares of Nebula Class A Common Stock, which will be converted into PIPE Shares, for a purchase price of $10.00 per share, in the PIPE. Several fundamental investors have committed an aggregate of $200 million to participate in the transaction through the PIPE anchored by True Wind Capital. True Wind Capital has agreed to subscribe for $85,000,000 worth of such PIPE Shares for a purchase price of $10.00 per share. Certain offering related expenses are payable by Nebula, including customary fees payable to the placement agents, Deutsche Bank and Goldman Sachs. Such commitments are being made by way of the Subscription Agreements, by and among each Subscriber, Nebula, Open Lending and ParentCo. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Proposed Transactions and to meet the minimum cash requirements provided in the Business Combination Agreement. The Subscription Agreements for the PIPE were entered into contemporaneously with the execution of the Business Combination Agreement.

The PIPE Shares are identical to the shares of common stock that will be held by the Public Stockholders at the time of the Closing, other than the PIPE Shares, when initially issued by Nebula in connection with the PIPE Closing, and such shares will not be registered with the SEC nor available to trade on NASDAQ.

For more information about the Founder Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Subscription Agreements.”

Founder Support Agreement (p. 136)

Contemporaneously with the execution of the Business Combination Agreement, the holders of the Nebula Class B Common Stock, including the Sponsor, entered into the Founder Support Agreement, pursuant to which, among other things:

•	Such holders agreed to approve the Business Combination Agreement and the Proposed Transactions.

•	Such holders agreed to forfeit (without consideration) all Nebula Warrants held by them to Nebula, which constitute all of the Private Placement Warrants.

•

The Sponsor agreed that to the extent the NAC Expenses shall exceed an amount equal to $25,000,000 plus the amount of cash as of the Reference Time held by Nebula without restriction outside of the Trust Account and any interest earned on the amount of cash held inside the Trust Account (collectively, the “NAC Expense Cap”), then, the Sponsor shall, on the Closing Date, in its sole option, either (a) pay any such amount in excess of the NAC Expense Cap to Nebula in cash, by wire transfer of immediately available funds to the account designated by Nebula, or (b) forfeit to Nebula (for no consideration) such number of shares of Nebula Class B Common Stock (valued at $10.00 per share of Nebula Class B Common Stock) held by the Sponsor that would, in the aggregate, have a value equal to such amount in excess of the NAC Expense Cap; provided, that if Sponsor shall elect to forfeit shares of Nebula Class B Common Stock and the number of shares of Nebula Class B Common Stock available for forfeiture shall be insufficient to satisfy the Sponsor’s obligations to satisfy such excess NAC Expenses, then Sponsor shall, on the Closing Date, satisfy any such additional in cash on the Closing Date.

•

Such holders agreed to certain amendments to the lock up terms set forth in that certain letter agreement, dated January 9, 2018, by and among Nebula and such holders, pursuant to which the lock up term will be extended for up to seven years following the Closing for half the shares held by such holders, depending on the trading price of the ParentCo Common Stock (and subject to forfeiture if such trading price is not reached).

•	Such holders waived any anti-dilution protections provided to holders of the Nebula Class B Common Stock in Nebula’s current certificate of incorporation.

•

Such holders will be issued an aggregate of up to 1,250,000 additional shares of ParentCo Common Stock as follows: (i) 625,000 shares (the “t Level Earn-Out Shares” of the First Deadline, the VWAP is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; and (ii) 625,000 shares (the “Second Level Earn-Out Shares” if prior to or as of the Second Deadline, the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period. If a change of control of ParentCo occurs (i) prior to the First Deadline, then the full First Level Earn-Out Shares and the Second Level Earn-Out Shares that remain unissued as of immediately prior to the consummation of such change of control shall immediately vest and the holders of the Nebula Class B Common Stock, including the Sponsor, shall be entitled to receive such First Level Earn-Out Shares and the Second Level Earn-Out Shares prior to the consummation of such change of control and (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Earn-Out Shares that remain unissued as of immediately prior to the consummation of such change of control shall immediately vest and the holders of the Nebula Class B Common Stock, including the Sponsor, shall be entitled to receive such Second Level Earn-Out Shares prior to the consummation of such change of control.

For more information about the Founder Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Founder Support Agreement.”

Investor Support Agreement (p. 137)

Contemporaneously with the execution of the Business Combination Agreement, certain stockholders of Nebula entered into the Investor Support Agreement, pursuant to which, among other things, certain holders agreed (i) to approve the Business Combination Agreement and the Proposed Transactions; (ii) not to redeem any shares held by such stockholders in connection with the Proposed Transactions and (iii) to tender any warrants to purchase Nebula Class A Common Stock held by such stockholder to Nebula for cash consideration of $1.50 per whole warrant and to vote all such warrants held by such Nebula stockholder in favor of any amendment to the terms of such warrants proposed by Nebula, including the Warrant Amendment.

Company Support Agreement (p. 137)

Contemporaneously with the execution of the Business Combination Agreement, certain Open Lending unitholders entered into the Company Support Agreement, pursuant to which Open Lending unitholders agreed to approve the Business Combination Agreement and the Proposed Transactions.

Tax Receivable Agreement (p. 137)

In connection with the Closing, ParentCo will enter into the Tax Receivable Agreement with Nebula, the Blocker, the Blocker Holder, and Open Lending. Prior to the Closing, (i) 100% of the interest in Open Lending was held by the Blocker and certain other persons, which Nebula will refer to as the “Company Unit Sellers,” and (ii) 100% of the Blocker was held by the Blocker Holder. The Tax Receivable Agreement will generally provide for the payment by ParentCo to the Company Unit Sellers and Blocker Holder, as applicable, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that ParentCo actually realizes (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of Blocker and/or Open Lending that existed prior to the Business Combination and were attributable to the Blocker; (ii) certain increases in the tax basis of Open Lending’s assets resulting from the Second Merger; (iii) imputed interest deemed to be paid by ParentCo as a result of payments ParentCo makes under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments Nebula makes under the Tax Receivable Agreement.

Interests of Certain Persons in the Business Combination (p. 117)

In considering the recommendation of Nebula’s board of directors to vote in favor of the Business Combination, Nebula’s stockholders and warrantholders should be aware that, aside from their interests as stockholders, the Sponsor and Nebula’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders and warrantholders generally. Nebula’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders and warrantholders that they approve the Business Combination. Stockholders and warrantholders should take these interests into account in deciding whether to approve the Business Combination and the Warrant Amendment. These interests include, among other things:

•

the beneficial ownership of the Sponsor and certain of Nebula’s directors of an aggregate of 6,875,000 Founder Shares, which shares would become worthless if Nebula does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $            million based on the closing price of Nebula Class A Common Stock of $            on NASDAQ on                    , 2020, the record date for the special meeting of stockholders;

•

the Sponsor and Nebula’s executive directors and officers are expected to hold an aggregate of approximately 12.6% of the outstanding shares of ParentCo Common Stock upon the consummation of the Business Combination;

•

Nebula’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Nebula’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•	the potential continuation of certain of Nebula’s directors as directors of ParentCo; and

•	the continued indemnification of current directors and officers of Nebula and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Nebula’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination—Interests of Nebula’s Directors and Officers in the Business Combination.”

Reasons for the Approval of the Business Combination (p. 114)

After careful consideration, Nebula’s board of directors recommends that Nebula stockholders and public warrantholders vote “FOR” each proposal being submitted to a vote of the Nebula stockholders and public warrantholders at the special meetings. For a description of Nebula’s reasons for the approval of the Business Combination and the recommendation of Nebula’s board of directors, see the section entitled “The Business Combination—Nebula’s Board of Directors’ Reasons for the Approval of the Business Combination”.

Redemption Rights (p. 106)

Pursuant to Nebula’s amended and restated certificate of incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of Nebula’s IPO as of two business days prior to the consummation of the Business

Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $             million on                     , 2020, the estimated per share redemption price would have been approximately $            .

If you exercise your redemption rights, your shares of Nebula Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. See the section entitled “The Special Meetings of Nebula Stockholders and Warrantholders—Redemption Rights”.

Impact of the Business Combination on ParentCo’s Public Float (p. 87)

It is anticipated that, upon completion of the Business Combination, Nebula’s existing stockholders, including the Sponsor, will own approximately 44.2% of the issued and outstanding shares of ParentCo Common Stock and Open Lending’s existing unitholders will own approximately 43.9% of the issued and outstanding shares of ParentCo Common Stock, including 3,437,500 shares held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement. These relative percentages assume (i) that none of Nebula’s existing Public Stockholders exercise their redemption rights, (ii) that the Initial Stockholders exchange all outstanding Founder Shares for shares of ParentCo Common Stock upon completion of the Business Combination, (iii) the Warrant Amendment is approved by Nebula’s warrantholders and Nebula’s Public Warrants outstanding on the date of the consummation of the Business Combination will be canceled and exchanged for $1.50 per Public Warrant, (iv) no Founder Shares are forfeited pursuant to the Founder Support Agreement, and (v) no additional equity securities of Nebula are issued, other than the 20,000,000 shares of Nebula Class A Common Stock currently subscribed for and to be issued in connection with the PIPE. If the actual facts are different than these assumptions, the percentage ownership retained by Nebula’s existing stockholders will be different.

Assuming that (i) Public Stockholders exercise their redemption rights with regard to 12,000,000 Public Shares, (ii) the Initial Stockholders exchange all outstanding Founder Shares for ParentCo Common Stock upon completion of the Business Combination, (iii) the Warrant Amendment is approved by Nebula’s warrantholders and Nebula’s Public Warrants outstanding on the date of the Consummation of the Business Combination will be canceled and exchanged for $1.50 per Public Warrant, (v) no Founder Shares are forfeited pursuant to the Founder Support Agreement, (vi) no additional equity securities of Nebula are issued, other than the 20,000,000 shares of Nebula Class A Common Stock currently subscribed for and to be issued in connection with the PIPE, Nebula’s existing stockholders, including the Sponsor, will own approximately 31.9% of the issued and outstanding shares of ParentCo Common Stock, including 3,437,500 shares held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement, and Open Lending existing unitholders will own approximately 56.3% of the issued and outstanding shares of ParentCo Common Stock upon completion of the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by Nebula’s existing stockholders will be different.

The following table illustrates two scenarios of varying ownership levels in ParentCo immediately after the Closing based on the assumptions described above but assuming varying levels of redemptions by the Public Stockholders:

	No Redemptions of Public Shares		Maximum Redemptions (Redemptions of 12,000,000 Public Shares)
	Number	Percentage	Number	Percentage
Nebula existing Public Stockholders	27,500,000	28.4%	15,500,000	16.0%
Sponsor and its affiliates (1)	15,375,000	15.9%	15,375,000	15.9%
Open Lending existing unitholders	42,562,500	43.9%	54,562,500	56.3%
PIPE Investors	11,500,000	11.9%	11,500,000	11.9%

Total	96,937,500		96,937,500

(1)	Includes 3,437,500 shares held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement.

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Organizational Structure (p. 122)

Prior to the Business Combination

The following diagram depicts the organizational structure of Nebula and Open Lending before the Business Combination.

Following the Business Combination

The following diagram depicts the organizational structure of Nebula and Open Lending after the Business Combination.

Board of Directors of ParentCo Following the Business Combination (p. 227)

Nebula and Open Lending anticipate that the current executive officers of Open Lending will become the executive officers of ParentCo and certain directors of Nebula and Open Lending will become the directors of ParentCo. Following the Business Combination, ParentCo’s board of directors will expand to six members and will consist of John Flynn, Ross Jessup, Blair Greenberg, Gene Yoon, Brandon Van Buren and Adam H. Clammer. We believe our board of directors will meet the independence standards under the applicable NASDAQ rules. Please see the section entitled “Management of ParentCo After the Business Combination”.

Accounting Treatment (p. 118)

The Business Combination will be accounted for as a reverse recapitalization because Open Lending has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:

•

The pre-combination equity holders of Open Lending will hold the largest portion, between 45.52% and 58.35%, of voting rights in the Combined Company, excluding 3,437,500 of the Founder Shares that are being treated as contingent shares since the ParentCo Common Stock received in exchange for such Founder Shares will be forfeited if the milestone set for the Contingent Consideration shares is not reached;

•	The pre-combination equity holders of Open Lending will have the right to appoint the majority of the directors on the board of directors of the Combined Company;

•	Senior management of Open Lending will comprise the senior management of the Combined Company; and

•	Operations of Open Lending will comprise the ongoing operations of the Combined Company.

Under the reverse recapitalization model, the Business Combination will be treated as Open Lending issuing equity for the net assets of Nebula, with no goodwill or intangible assets recorded.

Other Stockholder Proposals (p. 147 150, 151 and 153)

In addition to the Business Combination Proposal, Nebula stockholders will be asked to vote on the Charter Amendment Proposals, the Nasdaq Proposal, the 2020 Plan Proposal and the Stockholder Adjournment Proposal. For more information about these proposals, see the sections entitled “Nebula Stockholder Proposal No. 2—The Charter Amendment Proposals”, “Nebula Stockholder Proposal No. 3—The Nasdaq Proposal” , “Nebula Stockholder Proposal No. 4—The 2020 Plan Proposal” and “Nebula Stockholder Proposal No. 5—The Stockholder Adjournment Proposal”.

The Warrant Amendment (p. 154)

In connection with the proposed Business Combination, holders of Public Warrants are being asked to approve and consent to an amendment to the terms of the Warrant Agreement to provide that, upon consummation of the Business Combination, each of Nebula’s outstanding Public Warrants, which entitle the holder to purchase one share of Nebula Class A Common Stock, will be exchanged for cash in the amount of $1.50 per Public Warrant. Approval of the Warrant Amendment requires the consent of a majority of the Public Warrants issued and outstanding as of the record date. The Warrant Amendment will be contingent upon Nebula’s stockholders approving the Business Combination. Pursuant to the Founder Support Agreement, the Sponsor agreed to forfeit (without consideration) all of its Nebula warrants to Nebula in connection with the consummation of the Business Combination. The intent of the Warrant Amendment and the warrant exchange is to reduce the dilutive effect of the presently issued and outstanding Public Warrants to purchase an aggregate of 9,166,666 shares of Nebula Class A Common Stock.

The proposed amendment to the Warrant Agreement will be effected by Nebula’s execution and delivery of an Amended and Restated Warrant Agreement in the form attached as Annex B, which will be executed by Nebula as soon as the required consents have been obtained and the Business Combination is consummated, or as soon as practicable thereafter.

Following the execution of the Amended and Restated Warrant Agreement, the proposed amendments will be binding on all holders of Public Warrants and their successors and transferees, whether or not such holders consented to the proposed amendments.

If the Warrant Amendment Proposal is approved, then immediately upon consummation of the Business Combination, each of the approximately 9,166,666 Public Warrants currently outstanding will be mandatorily exchanged for $1.50 per Public Warrant.

Other Warrantholder Proposals (p. 157)

In addition to the Warrant Amendment Proposal, Nebula warrantholders will be asked to vote on the Warrantholder Adjournment Proposal. For more information about the Warrantholder Adjournment Proposal, see the section entitled “Nebula Warrantholder Proposal No. 2—The Warrantholder Adjournment Proposal”.

Date, Time and Place of Special Meetings (p. 102)

The special meeting of stockholders and warrantholders of Nebula will be held at 11:00 a.m., Eastern time, and 11:30 a.m. Eastern time, respectively, on                 , 2020, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166, or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Record Date and Voting (p. 103)

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders and the special meeting of warrantholders if you owned shares of Nebula Common Stock or Public Warrants at the close of business on                 , 2020, which is the record date for the special meeting of stockholders and the special meeting of warrantholders. You are entitled to one vote for each share of Nebula Common Stock that you owned as of the close of business on the record date. If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares or warrants you beneficially own are properly counted. On the record date, there were 34,375,000 shares of Nebula Common Stock outstanding, of which 27,500,000 are shares of Nebula Class A Common Stock and 6,875,000 are Founder Shares held by Nebula’s Initial Stockholders and 9,166,666 outstanding Public Warrants.

Nebula’s Initial Stockholders have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Nebula’s issued and outstanding warrants do not have voting rights at the special meeting of stockholders.

Proxy Solicitation (p. 107)

Proxies may be solicited by mail. Nebula has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder or warrantholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meetings. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meetings of Nebula Stockholders and Warrantholders—Revocability of Proxies.”

Quorum and Required Vote for Proposals for the Special Meetings (p. 105)

A quorum of Nebula’s stockholders and warrantholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Nebula Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. A quorum will be present at the special meeting of warrantholders if a majority of the Public Warrants outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of the holders of at least a majority of all then outstanding shares of Nebula Common Stock entitled to vote thereon at the special meeting of stockholders. Each of the Nasdaq Proposal, the 2020 Plan Proposal and the Stockholder Adjournment Proposal, if presented, require the affirmative vote of the holders of a majority of the shares of Nebula Common Stock that are voted thereon at the special meeting of stockholders. Accordingly, a Nebula stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Business Combination Proposal and each of the Charter Amendment Proposals. A Nebula stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have no effect on the outcome of any vote on the Nasdaq Proposal, the 2020 Plan Proposal or the Stockholder Adjournment Proposal.

The Warrant Amendment Proposal requires the vote of the registered holders of a majority of the Public Warrants issued and outstanding as of the record date. Accordingly, a Nebula warrantholder’s failure to vote by proxy or to vote in person at the special meeting of warrantholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote “against” the Warrant Amendment Proposal. The Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the Public Warrants that are voted at the special meeting of warrantholders. Accordingly, a Nebula warrantholder’s failure to vote by proxy or to vote in person at the special meeting of warrantholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

Recommendation to Nebula Stockholders and Warrantholders (p. 103)

Nebula’s board of directors believes that each of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the 2020 Plan Proposal, the Stockholder Adjournment Proposal, the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal is in the best interests of Nebula, its stockholders and its warrantholders and recommends that its stockholders and warrantholders vote “FOR” each of the proposals to be presented at the special meetings.

Risk Factors (p. 49)

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL DATA OF OPEN LENDING

The information presented below is derived from Open Lending’s unaudited interim consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus for the three months ended March 31, 2020 and March 31, 2019 and as of March 31, 2020 and the fiscal years ended December 31, 2019, 2018, and 2017 and the balance sheet data as of December 31, 2019 and 2018. The information presented below should be read alongside Open Lending’s consolidated financial statements and accompanying footnotes included elsewhere in this proxy statement/prospectus. Factors that materially affect the comparability of the data for 2018 through 2019 are discussed in Note 8, “Revenue”, in the footnotes to Open Lending’s financial statements. You should read the following financial data together with “Risks Related to Open Lending’s Business,” and “Open Lending Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following table highlights key measures of Open Lending’s financial condition and results of operations (dollars in thousands, except per unit amounts and operating data):

	Three Months Ended March 31,		For the Years Ended December 31
	2020	2019	2019	2018	2017
Summary of Operations
Program fees	12,712	7,975	36,667	25,044	17,064
Profit share	3,774	10,836	53,038	24,835	13,735
Claims administration service fees	944	673	3,142	2,313	1,581

Total revenue (1)	17,430	19,484	92,847	52,192	32,380
Gross profit	14,935	17,957	85,041	47,589	29,361
Operating income	8,929	12,863	62,615	28,474	16,152
Interest expense	(764)	(86)	(322)	(341)	(418)
Net income before tax	8,183	12,784	62,514	28,316	15,829
Provisions (benefits) for income tax	11	(120)	(30)	37	59

Net income	8,172	12,904	62,544	28,279	15,770
Net income (loss) per member unit
Basic net income (loss) per common unit (2)	0.21	(0.63)	(5.57)	(2.21)	(0.68)
Diluted net income (loss) per common unit	0.11	(0.63)	(5.57)	(2.21)	(0.68)

	As of March 31,	As of December 31,
	2020	2019	2018
Balance Sheet Data
Cash and cash equivalents	38,038	7,676	11,072
Accounts receivable	4,859	3,767	1,938
Contract assets	58,749	62,951	—
Unbilled revenue	—	—	8,468

Total assets (1)	115,166	79,186	24,884

Total notes payable (3)	160,888	3,313	5,797
Total liabilities	171,723	9,022	17,158
Distribution to redeemable convertible preferred units	40,475	11,058	9,066
Distribution to preferred units	52,900	14,064	10,289
Distribution to common units	42,005	9,736	7,065

(1)

Reflects the impact of Open Lending’s adoption of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”) and related cost capitalization guidance, which was adopted by Open Lending on January 1, 2019 using the modified retrospective transition method. The adoption of ASC 606 resulted in an adjustment to retained earnings in Open Lending’s consolidated balance sheet for the cumulative effect of applying the standard, which included presentation changes in the balance sheet and revenue impact in the consolidated statement of operations and comprehensive income. As a result of the application of the modified retrospective transition method, Open Lending’s prior period results within any future annual reports on Form 10-K and quarterly reports on Form 10-Q will not be restated to reflect ASC 606. Refer to Note 8, “Revenue”, in the notes to Open Lending’s financial statements.
(2)

Net loss position due to adjustment to the redeemable convertible preferred units’ redemption amount, and the conversion rate of the redeemable convertible preferred units. Refer to Note 10, “Net Income (Loss) Per Unit”, in the notes to Open Lending’s financial statements.

(3)

Includes current and noncurrent portions of term loan debt. For more discussion refer to “Open Lending Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” elsewhere in this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF NEBULA

The following table sets forth selected historical financial information derived from Nebula’s unaudited interim consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus for the three months ended March 31, 2020 and March 31, 2019 and as of March 31, 2020 and the fiscal years ended December 31, 2019 and December 31, 2018, and for the period from October 2, 2017 (inception) through December 31, 2017, and as of December 31, 2019, 2018 and 2017, respectively. You should read the following selected financial data in conjunction with “Nebula Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	For the Three Months Ended March 31,				For the Years Ended December 31,		For the Period from October 2, 2017 (inception) through December 31, 2017
	2020		2019		2019	2018
Consolidated Statement of Operations Data:
Total investment income		$1,038,587		$1,520,203	$5,845,402	$4,083,807	$—
Total expenses		1,206,289		461,487	3,251,357	1,398,695	30,682

Net (loss) income		$(167,702)		$1,058,716	$2,594,045	$2,685,112	$(30,682)
Weighted average shares outstanding of Class A common stock		27,500,000		27,500,000	27,500,000	27,500,000	6,250,000

Basic and diluted net income (loss) per share, Class A		$0.1		$0.04	$0.14	$0.10	$(0.00)

Weighted average shares outstanding of Class B common stock		6,875,000		6,875,000	6,875,000	6,875,000	6,250,000

Basic and diluted net income (loss) per share, Class B		$(0.05)		$—	$(0.17)	$(0.00)	$(0.00)

Cash Flow Data:
Net cash used in operating activities		$(683,630)		$(430,376)	$(2,824,178)	$(1,070,676)	$—
Net cash provided by (used in) investing activities		$—		$200,050	$2,939,743	$(274,239,800)	$—
Net cash provided by financing activities	$		$		$—	$276,469,199	$25,000

Consolidated Balance Sheet Data:

		As of December 31,
	March 31, 2020	2019	2018	2017
	(Unaudited)
Cash	$615,658	$1,299,288	$1,183,723	$25,000
Investment held in Trust Account	$282,267,853	$281,229,266	$278,323,607	$—
Total assets	$282,952,102	$282,666,833	$279,512,330	$244,919
Total liabilities	$11,000,848	$10,547,877	$9,987,419	$250,601
Class A common stock, $0.0001 par value; subject to possible redemption	$266,951,250	$267,118,950	$264,524,910	$—
Total stockholders’ equity	$5,000,004	$5,000,006	$5,000,001	$(5,682)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information for the three months ended March 31, 2020 and the year ended December 31, 2019 and combines the historical consolidated statement of operations of Nebula and the historical consolidated statement of operations and comprehensive income of Open Lending, giving effect to the Business Combination as if it had been consummated on January 1, 2019. The selected unaudited pro forma condensed combined balance sheet as of March 31, 2020 combines the historical consolidated balance sheet of Nebula and Open Lending, giving effect to the Business Combination as if it had been consummated on March 31, 2020. The selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Nebula’s Class A Common Stock into cash:

•	Assuming No Redemptions: This presentation assumes that no Nebula stockholders exercise redemption rights with respect to their Public Shares.

•

Assuming Maximum Redemptions: This presentation assumes that approximately 43.6% of Nebula’s Public Stockholders exercise redemption rights with respect to their Public Shares. This scenario assumes that 12,000,000 Public Shares are redeemed for an aggregate redemption payment of approximately $123,171,427, including pro rata portion of interest accrued on Trust account of $3,171,427. This is presented as the maximum redemption scenario is based on the minimum cash consideration of $465,000,000 to be paid to the unitholders of Open Lending, consisting of $135,000,000 of cash distribution in March 2020 and $330,000,000 in cash at closing of the Business Combination.

	Historical		Pro forma
	Nebula	Open Lending	No Redemptions scenario	Maximum Redemptions scenario
Statement of Operations Data—For the Three Months Ended March 31, 2020
Total revenue	$—	$17,430	$17,430	$17,430
Gross profit	—	14,935	14,935	14,935
Operating expenses	915	6,006	6,671	6,671
Operating (loss) income	(915)	8,929	8,264	8,264
Net (loss) income	(168)	8,172	3,254	3,254
Basic and diluted net income per share, Class A	0.01	—	0.03	0.03

	Historical		Pro forma
	Nebula	Open Lending	No Redemptions scenario	Maximum Redemptions scenario
Statement of Operations Data—For the Year Ended December 31, 2019
Total revenue	$—	$92,847	$92,847	$92,847
Gross profit	—	85,041	85,041	85,041.00
Operating expenses	2,249	22,426	22,906	22,906
Operating (loss) income	(2,249)	62,615	62,135	62,135
Net income	2,594	62,544	35,530	35,530
Basic and diluted net income per share, Class A	0.14	—	0.38	0.38

	Historical		Pro forma
	Nebula	Open Lending	No Redemptions scenario	Maximum Redemptions scenario
Balance Sheet Data—As of March 31, 2020
Total current assets	$684	$76,200	$164,842	$139,995
Total assets	282,952	115,166	203,808	178,961
Total current liabilities	1,376	15,085	11,560	11,560
Total liabilities	11,001	171,723	471,441	450,321
Total common stock subject to possible redemption	266,951	—	—	—
Redeemable convertible preferred Series C units	—	257,406	—	—
Total stockholders’ equity (deficit)	5,000	(313,963)	(267,633)	(271,360)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to consummate the Business Combination;

•	the benefits of the Business Combination;

•	the Combined Company’s financial performance following the Business Combination;

•	changes in Open Lending’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against Nebula following announcement of the proposed Business Combination and transactions contemplated thereby;

•

the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Nebula or to satisfy other conditions to the Closing in the Business Combination Agreement;

•	the ability to obtain or maintain the listing of ParentCo’s Common Stock on NASDAQ following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of Open Lending as a result of the announcement and consummation of the transactions described herein;

•

our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Open Lending to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effects of the COVID-19 pandemic on Open Lending’s business;

•	the possibility that Nebula or Open Lending may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the ParentCo business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of ParentCo Common Stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this proxy statement/prospectus to the Open Lending business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and future prospects of ParentCo.

Risks Related to Open Lending’s Business

Open Lending’s results of operations and continued growth depend on Open Lending’s ability to retain existing, and attract new, automotive lenders.

A substantial majority of Open Lending’s total revenue is generated from the transaction fees that it receives from its automotive lenders and the profit share that it receives from its insurance company partners in connection with loans made by automotive lenders to the owners or purchasers of used and new automobiles (the “Consumers”) using the Lenders Protection Program (the “LPP”). Approximately 5% of the average loan balance on each loan originated is collected by Open Lending as revenue in transaction fees, profit-sharing with insurance companies and administrative fees for claims administration services provided to the insurance companies. If automotive lenders cease to use LPP to make loans, Open Lending will fail to generate future revenues. To attract and retain automotive lenders, Open Lending markets LPP to automotive lenders on the basis of a number of factors, including loan analytics, risk-based pricing, risk modeling and automated decision-technology, as well as integration, customer service, brand and reputation. Automotive lenders are able to leverage the geographic diversity of the loans they can originate through LPP with the simplicity of Open Lending’s five-second all-inclusive loan offer generation. Automotive lenders, however, have alternative sources for internal loan generation, and they could elect to originate loans through those alternatives rather than through LPP.

There is significant competition for existing automotive lenders. If Open Lending fails to retain any automotive lenders, and does not acquire new automotive lenders of similar size and profitability, it would have a material adverse effect on Open Lending’s business and future growth. There has been some turnover in automotive lenders, as well as varying activation rates and volatility in usage of the Open Lending platform by automotive lenders, and this may continue or even increase in the future. Agreements with automotive lenders are cancellable on thirty days’ notice and do not require any minimum monthly level of application submissions. If a significant number of existing automotive lenders were to use other competing platforms, thereby reducing their use of LPP, it would have a material adverse effect on Open Lending’s business and results of operations.

A large percentage of revenue for Open Lending is concentrated with Open Lending’s top ten automotive lenders, and the loss of one or more significant automotive lenders could have a negative impact on operating results.

Open Lending’s top ten automotive lenders (including certain groups of affiliated automotive lenders) accounted for an aggregate of 49% and 42% of total loan origination amount in 2018 and 2019, respectively. Open Lending expects to have significant concentration in Open Lending’s largest automotive lender relationships for the foreseeable future. In the event that one or more of Open Lending’s significant automotive lenders, or groups of automotive lenders terminate their relationships with Open Lending, the number of loans originated through LPP would decline, which would materially adversely affect Open Lending’s business and, in turn, Open Lending’s revenue.

In 2020, Open Lending anticipates that its business will experience significant concentration as OEM Captives fully ramp and deploy LPP nationally across all of their new and used vehicle channels. The size and loan volume of OEM Captives is materially higher than any of Open Lending’s automotive lenders, which Open Lending believes will result in a high concentration of revenue being derived from a limited number of OEM Captives. As a result, if Open Lending was to lose an OEM Captive as one of its customers, this may have a material adverse effect on Open Lending’s future revenues.

Open Lending’s results depend, to a significant extent, on the active and effective adoption of the Lenders Protection Program by automotive lenders.

Open Lending’s success depends on the active and effective adoption of the LPP by automotive lenders in originating loans to near-prime and non-prime borrowers. Open Lending relies on automotive lenders to utilize LPP within their loan origination systems. Although automotive lenders generally are under no obligation to use LPP in generating their loans, the integrated loan and insurance offering by LPP encourages the use of LPP by automotive lenders. The failure by automotive lenders to effectively adopt LPP would have a material adverse effect on the rate at which they can lend to near-prime and non-prime borrowers and in turn, would have a material adverse effect on Open Lending’s business, revenues and financial condition.

Open Lending has partnered with two major insurance carriers that underwrite and insure the loans generated using the LPP.

Open Lending primarily relies on AmTrust Financial Services (“AmTrust”), and CNA Financial Corp. (“CNA”), to insure the loans generated by the automotive lenders using LPP. Open Lending has entered into separate producer and claims service agreements with each of these carriers. The producer and claims service agreements with AmTrust and CNA generally contain customary termination provisions that allow them to terminate the agreement upon written notice after the occurrence of certain events including, among other things, breach of the producer agreement, Open Lending’s change of control without prior written consent of the insurance carrier, upon changes in regulatory requirements making the agreement unenforceable or for convenience. The Business Combination does not qualify as a change of control under either the AmTrust agreement or the CNA agreement. If either of these insurance carriers were to terminate their agreements with Open Lending and Open Lending is unable to replace the commitments of the terminating insurance carriers, it would have a material adverse effect on Open Lending’s business, operations and financial condition.

Open Lending’ financial condition and results of operations may be adversely affected by the impact of the global outbreak of the coronavirus.

Occurrences of epidemics or pandemics, depending on their scale, may cause different degrees of damage to the national and local economies within Open Lending’s geographic focus. Global economic conditions may be disrupted by widespread outbreaks of infectious or contagious diseases, and such disruption may adversely affect consumer demand for automobiles and automotive loans. For example, the deadly global outbreak and continuing spread of COVID-19 (also known as the novel coronavirus or coronavirus disease) could have an adverse effect on the value, operating results and financial condition of Open Lending’s business, as well as the ability of Open Lending to grow the revenue that it generates with automotive lenders and insurance company partners. In addition, the impact of COVID-19 is likely to cause substantial changes in consumer behavior and has caused restrictions on business and individual activities, which are likely to lead to reduced economic activity. Extraordinary actions taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world, including travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals and businesses to substantially restrict daily activities could have an adverse effect on Open Lending’s financial condition and results of operations.

The economic slowdown attributable to COVID-19 has led to a global decrease in vehicle sales in markets around the world. Any sustained decline in vehicle sales would have a substantial adverse effect on Open

Lending’s financial condition, results of operations, and cash flow. Moreover, as a result of the restrictions described above and consumers’ reaction to COVID-19 in general, showroom traffic at car dealers has dropped significantly and many dealers have temporarily ceased operations, thereby reducing the demand for Open Lending’s products and leading dealers to purchase fewer vehicles. In the event there are extended closures of businesses, furloughs or the suspension of employees from businesses or other developments that reduce the earnings of workers, these developments may negatively impact the ability of consumers to pay their automotive loans, which may lead to higher loan defaults and increased losses for Open Lending’s insurance company partners. Increased losses would result in lower profit share earnings on Open Lending’s existing insured loan portfolio.

Open Lending’s results following the Business Combination may be materially different from those shown in the unaudited pro forma condensed combined financial information presented in this proxy statement/prospectus. In particular, following the date that Open Lending entered into the Business Combination, there has been an outbreak and global spread of the COVID-19 pandemic. As a result of the pandemic, Open Lending may experience reduction in its results from operations, and is unable at this time to estimate the extent of the effect of COVID-19 on its business. The effects of COVID-19 on Open Lending’s business were not taken into account by Open Lending when prior to entering into the Business Combination. No assurances can be made regarding future events or that the assumptions made by Open Lending prior to entering into the Business Combination will accurately reflect future conditions, and actual results will likely differ, and may differ materially.

The extent and duration of the economic slowdown attributable to COVID-19 remains uncertain at this time. A continued significant economic slowdown could have a substantial adverse effect on our financial condition, liquidity, and results of operations. If these conditions persist for an extended term, it could have a material adverse effect on Open Lending’s future revenue and net income.

Open Lending has experienced rapid growth, which may be difficult to sustain and which may place significant demands on its operational, administrative and financial resources.

Open Lending’s approximately 50% year-over-year growth has caused significant demands on its operational, marketing, compliance and accounting infrastructure, and has resulted in increased expenses, which Open Lending expects to continue as it grows. In addition, Open Lending is required to continuously develop and adapt its systems and infrastructure in response to the increasing sophistication of the consumer finance market and regulatory developments relating to existing and projected business activities and those of automotive lenders. Open Lending’s future growth will depend, among other things, on its ability to maintain an operating platform and management system sufficient to address growth and will require Open Lending to incur significant additional expenses and to commit additional senior management and operational resources.

As a result of Open Lending’s growth, they face significant challenges in:

•	securing commitments from existing and new automotive lenders to provide loans to Consumers;

•	maintaining existing and developing new relationships with additional automotive lenders;

•	maintaining adequate financial, business and risk controls;

•	training, managing and appropriately sizing workforce and other components of business on a timely and cost-effective basis;

•	navigating complex and evolving regulatory and competitive environments;

•	increasing the number of borrowers in, and the volume of loans facilitated through, LPP;

•	expanding within existing markets;

•	entering into new markets and introducing new solutions;

•	continuing to revise proprietary credit decisioning and scoring models;

•	continuing to develop, maintain and scale platform;

•	effectively using limited personnel and technology resources;

•	maintaining the security of platform and the confidentiality of the information (including personally identifiable information) provided and utilized across platform; and

•	attracting, integrating and retaining an appropriate number of qualified employees.

Open Lending may not be able to manage expanding operations effectively, and any failure to do so could adversely affect the ability to generate revenue and control expenses.

If Open Lending experiences negative publicity, it may lose the confidence of automotive lenders and insurance carriers who use or partner with the LPP and Open Lending’s business may suffer.

Reputational risk, or the risk to negative publicity or public opinion, is inherent to Open Lending’s business. Recently, consumer financial services companies have been experiencing increased reputational harm as consumers and regulators take issue with certain of their practices and judgments, including, for example, fair lending, credit reporting accuracy, lending to members of the military, state licensing (for lenders, servicers and money transmitters) and debt collection. Given that Open Lending’s primary clients are automotive lenders in the customer financial services space, any reputational risk associated with clients is in turn attributable to Open Lending. Maintaining a positive reputation is critical to Open Lending’s ability to attract and retain existing and new automotive lenders, insurance carriers, investors and employees. Negative public opinion can arise from many sources, including actual or alleged misconduct, errors or improper business practices by employees, automotive lenders, insurance carriers, automobile dealers, outsourced service providers or other counterparties; litigation or regulatory actions; failure by Open Lending, automotive lenders, or automobile dealers to meet minimum standards of service and quality; inadequate protection of consumer information; failure of automotive lenders to adhere to the terms of their LPP agreements or other contractual arrangements or standards; failure of insurance carriers and Open Lending’s subsidiary, Insurance Administrative Services LLC, to satisfactorily administer claims; compliance failures; and media coverage, whether accurate or not. Negative public opinion can diminish the value of the Open Lending brand and adversely affect Open Lending’s ability to attract and retain automotive lenders and insurance carriers as a result of which Open Lending’s results of operations may be materially harmed and it could be exposed to litigation and regulatory action.

Privacy concerns or security breaches relating to the LPP could result in economic loss, damage Open Lending’s reputation, deter users from using Open Lending products, and expose Open Lending to legal penalties and liability.

Through the use of LLP, Open Lending gathers and stores personally identifiable information on Consumers such as social security numbers, names and addresses. A cybersecurity breach where this information was stolen or made public would result in negative publicity and additional costs to mitigate the damage to customers. While Open Lending has taken reasonable steps to protect such data, techniques used to gain unauthorized access to data and systems, disable or degrade service, or sabotage systems, are constantly evolving, and Open Lending may be unable to anticipate such techniques or implement adequate preventative measures to avoid unauthorized access or other adverse impacts to such data or Open Lending systems.

The LPP is vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks or similar disruptions, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access of data. Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in Open Lending’s industry. Functions that facilitate interactivity with other internet platforms could increase the scope of access of hackers to user accounts. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of

Open Lending products to the satisfaction of Open Lending’s clients and their patients may harm Open Lending’s reputation and Open Lending’s ability to retain existing clients. Although Open Lending has in place systems and processes that are designed to protect data, prevent data loss, disable undesirable accounts and activities and prevent or detect security breaches, Open Lending cannot assure you that such measures will provide absolute security. If an actual or perceived breach of security occurs to Open Lending’s systems or a third party’s systems, Open Lending also could be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach, including notifying users or regulators.

Changes in market interest rates could have an adverse effect on Open Lending’s business.

The fixed interest rates charged on the loans that automotive lenders originate are calculated based upon market benchmarks at the time of origination. Increases in the market benchmark would result in increases in the interest rates on new loans. Increased interest rates may adversely impact the spending levels of Consumers and their ability and willingness to borrow money. Higher interest rates often lead to higher rates charged to the Consumer, which could negatively impact the ability of automotive lenders to generate volume and in turn, Open Lending’s ability to generate revenues on loans originated using the LPP. Higher interest rates may also increase the payment obligations of Consumers, which may reduce the ability of Consumers to remain current on their obligations to automotive lenders and, therefore, lead to increased delinquencies, defaults, Consumer bankruptcies and charge-offs, and decreasing recoveries, all of which could have an adverse effect on Open Lending’s business.

The loss of the services of Open Lending’s senior management could adversely affect Open Lending’s business.

The experience of Open Lending’s senior management is a valuable asset to Open Lending. Open Lending’s management team has significant experience in the consumer loan business, is responsible for many of Open Lending’s core competencies and would be difficult to replace. Competition for senior executives in customer lending industry is intense, and Open Lending may not be able to attract and retain qualified personnel to replace or succeed members of Open Lending’s senior management team or other key personnel. Failure to retain talented senior leadership could have a material adverse effect on Open Lending’s business.

Open Lending’s projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, Open Lending’s projected revenues, market share, expenses and profitability may differ materially from our expectations.

Open Lending operates in a rapidly changing and competitive industry and Open Lending’s projections will be subject to the risks and assumptions made by management with respect to its industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition Open Lending faces, its ability to attract and retain automotive lenders, the active and effective adoption of the LPP by automotive lenders in originating loans to near-prime and non-prime borrowers, Open Lending’s profit share assumptions and general industry trends. Additionally, as described under “— Open Lending’s revenue is impacted, to a significant extent, by the general economy and the financial performance of automotive lenders,” Open Lending’s business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and Open Lending may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause Open Lending’s operating results in a given quarter to be higher or lower than expected. If actual results differ from Open Lending’s estimates, analysts may negatively react and the Combined Company’s stock price could be materially impacted.

Open Lending’s vendor relationships subject Open Lending to a variety of risks, and the failure of third parties to comply with legal or regulatory requirements or to provide various services that are important to Open Lending’s operations could have an adverse effect on its business.

Open Lending has significant vendors that, among other things, provide Open Lending with financial, technology, insurance and other services to support its loan protection services, including access to credit reports and information. Under various legal theories and contractual requirements, companies may be held responsible for the actions of their subcontractors. Accordingly, Open Lending could be adversely impacted to the extent that Open Lending’s vendors fail to comply with the legal requirements applicable to the particular products or services being offered.

In some cases, third-party vendors, including resellers and aggregators, are the sole source, or one of a limited number of sources, of the services they provide to Open Lending. Certain of Open Lending’s vendor agreements are terminable on little or no notice, and if current vendors were to stop providing services to Open Lending on acceptable terms, Open Lending may be unable to procure alternatives from other vendors in a timely and efficient manner and on acceptable terms (or at all). For example, Open Lending currently utilizes a single vendor to provide all consumer credit reports insurance carriers use for insurance underwriting. If this vendor were to stop providing consumer credit report services to Open Lending on acceptable terms, Open Lending would need to procure alternative consumer credit reporting services from another third-party provider in a timely and efficient manner and on acceptable terms. If any third-party vendor fails to provide the services Open Lending requires, fails to meet contractual requirements (including compliance with applicable laws and regulations), fails to maintain adequate data privacy and electronic security systems, or suffers a cyber-attack or other security breach, Open Lending could be subject to regulatory enforcement actions and suffer economic and reputational harm that could have a material adverse effect on Open Lending’s business. Further, Open Lending may incur significant costs to resolve any such disruptions in service, which could adversely affect Open Lending’s business.

Litigation, regulatory actions and compliance issues could subject Open Lending to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.

Open Lending’s business is subject to increased risks of litigation and regulatory actions as a result of a number of factors and from various sources, including as a result of the highly regulated nature of the financial services industry, insurance carriers and the focus of state and federal enforcement agencies on the financial services industry and insurance carriers.

From time to time, Open Lending is also involved in, or the subject of, reviews, requests for information, investigations and proceedings (both formal and informal) by state and federal governmental agencies, including insurance regulators, the Department of Insurance of many states (“DOIs”), regarding Open Lending’s business activities and Open Lending’s qualifications to conduct its business in certain jurisdictions, which could subject Open Lending to significant fines, penalties, obligations to change its business practices and other requirements resulting in increased expenses and diminished earnings. Open Lending’s involvement in any such matter also could cause significant harm to its reputation and divert management attention from the operation of its business, even if the matters are ultimately determined in Open Lending’s favor. Moreover, any settlement, or any consent order or adverse judgment in connection with any formal or informal proceeding or investigation by a government agency, may prompt litigation or additional investigations or proceedings as other litigants or other government agencies begin independent reviews of the same activities.

In addition, a number of participants in the consumer finance industry have been the subject of putative class action lawsuits; state attorney general actions and other state regulatory actions; federal regulatory enforcement actions, including actions relating to alleged unfair, deceptive or abusive acts or practices; violations of state licensing and lending laws, including state usury laws; actions alleging discrimination on the basis of race, ethnicity, gender or other prohibited bases; and allegations of noncompliance with various state and federal laws and regulations relating to originating and servicing consumer finance loans. The current regulatory environment, increased regulatory compliance efforts and enhanced regulatory enforcement have resulted in significant operational and compliance costs and may prevent Open Lending from providing certain products and services. There is no assurance that these regulatory matters or other factors will not, in the future, affect how Open Lending conducts its business and, in turn, have a material adverse effect on its business. In particular, legal proceedings brought under state consumer protection statutes or under several of the various federal consumer financial services statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts Open Lending earned from the underlying activities. Similar risks exist for insurance producing and claims administration services, which are highly regulated.

In addition, from time to time, through Open Lending’s operational and compliance controls, Open Lending identifies compliance issues that require it to make operational changes and, depending on the nature of the issue, result in financial remediation to impacted customers. These self-identified issues and voluntary remediation payments could be significant, depending on the issue and the number of customers impacted, and also could generate litigation or regulatory investigations that subject Open Lending to additional risk.

Fraudulent activity could negatively impact the Open Lending business and could cause automotive lenders to be less willing to originate loans or insurance carriers to be less willing to underwrite policies as part of the Lenders Protection Program.

Fraud is prevalent in the financial services industry and is likely to increase as perpetrators become more sophisticated. Open Lending is subject to the risk of fraudulent activity with respect to the underwriting policies of insurance carriers, automotive lenders, their customers and third parties handling customer information. Open Lending’s resources, technologies and fraud prevention tools may be insufficient to accurately detect and prevent fraud. The level of Open Lending’s fraud charge-offs could increase and results of operations could be materially adversely affected if fraudulent activity were to significantly increase. High profile fraudulent activity also could negatively impact the Open Lending brand and reputation, which could negatively impact the use of Open Lending’s services and products. In addition, significant increases in fraudulent activity could lead to regulatory intervention, which could increase Open Lending’s costs and also negatively impact its business.

Cyber-attacks and other security breaches could have an adverse effect on Open Lending’s business.

In the normal course of Open Lending’s business, Open Lending collects, processes and retains sensitive and confidential information regarding automotive lenders, insurance carriers and Consumers. Open Lending also has arrangements in place with certain third-party service providers that require Open Lending to share Consumer information. Although Open Lending devotes significant resources and management focus to ensuring the integrity of its systems through information security and business continuity programs, the Open Lending facilities and systems, and those of automotive lenders, insurance carriers and third-party service providers, are vulnerable to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, and other similar events. Open Lending, automotive lenders, insurance carriers and third-party service providers have experienced all of these events in the past and expect to continue to experience them in the future. Open Lending also faces security threats from malicious third parties that could obtain unauthorized access to Open Lending systems and networks, which threats it anticipates will continue to grow in scope and complexity over time. These events could interrupt the Open Lending business or operations, result in significant legal and financial exposure, supervisory liability, damage to its reputation and a loss of confidence in the security of Open Lending’s systems, products and services. Although the impact to date from these events has not had a material adverse effect on Open Lending, no assurance is given that this will be the case in the future.

Information security risks in the financial services industry have increased recently, in part because of new technologies, the use of the internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized criminals, perpetrators of fraud, hackers, terrorists and others. In addition to cyber-attacks and other security breaches involving the theft of sensitive and confidential information, hackers recently have engaged in attacks that are designed to disrupt key business services, such as consumer-facing websites. Open Lending and automotive lenders may not be able to anticipate or implement effective preventive measures against all security breaches of these types, especially because the techniques used change frequently and because attacks can originate from a wide variety of sources. Open Lending employs detection and response mechanisms designed to contain and mitigate security incidents. Nonetheless, early detection efforts may be thwarted by sophisticated attacks and malware designed to avoid detection. Open Lending also may fail to detect the existence of a security breach related to the information of automotive lenders, insurance carriers and Consumers that Open Lending retains as part of its business and may be unable to prevent unauthorized access to that information.

Open Lending also faces risks related to cyber-attacks and other security breaches that typically involve the transmission of sensitive information regarding borrowers through various third parties, including automotive lenders, insurance carriers and data processors. Some of these parties have in the past been the target of security breaches and cyber-attacks. Because Open Lending does not control these third parties or oversee the security of their systems, future security breaches or cyber-attacks affecting any of these third parties could impact Open Lending through no fault of its own, and in some cases Open Lending may have exposure and suffer losses for breaches or attacks relating to them. While Open Lending regularly conduct security assessments of significant third-party service providers, no assurance is given that Open Lending’s third-party information security protocols are sufficient to withstand a cyber-attack or other security breach.

The access by unauthorized persons to, or the improper disclosure by Open Lending of, confidential information regarding LPP customers or Open Lending’s proprietary information, software, methodologies and business secrets could interrupt the Open Lending business or operations, result in significant legal and financial exposure, supervisory liability, damage to its reputation or a loss of confidence in the security of Open Lending’s systems, products and services, all of which could have a material adverse impact on Open Lending’s business. In addition, there recently have been a number of well-publicized attacks or breaches affecting companies in the financial services industry that have heightened concern by consumers, which could also intensify regulatory focus, cause users to lose trust in the security of the industry in general and result in reduced use of Open Lending services and increased costs, all of which could also have a material adverse effect on the Open Lending business.

Disruptions in the operation of Open Lending’s computer systems and third-party data centers could have an adverse effect on the Open Lending business.

Open Lending’s ability to deliver products and services to automotive lenders, service loans made by automotive lenders and otherwise operate Open Lending’s business and comply with applicable laws depends on the efficient and uninterrupted operation of the Open Lending computer systems and third-party data centers, as well as those of automotive lenders and third-party service providers.

These computer systems and third-party data centers may encounter service interruptions at any time due to system or software failure, natural disasters, severe weather conditions, health pandemics, terrorist attacks, cyber-attacks or other events. Any of such catastrophes could have a negative effect on the Open Lending business and technology infrastructure (including its computer network systems), on automotive lenders and insurance carriers and on Consumers. Catastrophic events also could prevent or make it more difficult for Consumers to travel to automobile dealers’ locations to shop, thereby negatively impacting Consumer spending in the affected regions (or in severe cases, nationally), and could interrupt or disable local or national communications networks, including the payment systems network, which could prevent Consumers from making purchases or payments (temporarily or over an extended period). These events also could impair the ability of third parties to provide critical services to Open Lending. All of these adverse effects of catastrophic events could result in a decrease in the use of Open Lending’s solution and payments to Open Lending, which could have a material adverse effect on the Open Lending business.

In addition, the implementation of technology changes and upgrades to maintain current and integrate new systems may cause service interruptions, transaction processing errors or system conversion delays and may cause Open Lending to fail to comply with applicable laws, all of which could have a material adverse effect on the Open Lending business. Open Lending expects that new technologies and business processes applicable to the consumer financial services industry will continue to emerge and that these new technologies and business processes may be better than those Open Lending currently uses. There is no assurance that Open Lending will be able to successfully adopt new technology as critical systems and applications become obsolete and better ones become available. A failure to maintain and/or improve current technology and business processes could cause disruptions in Open Lending’s operations or cause its solution to be less competitive, all of which could have a material adverse effect on its business.

If the underwriting models Open Lending uses contain errors or are otherwise ineffective, Open Lending’s reputation and relationships with automotive lenders and insurance carriers could be harmed.

Open Lending’s ability to attract automotive lenders to LPP is significantly dependent on Open Lending’s ability to effectively evaluate a Consumer’s credit profile and likelihood of default and potential loss in accordance with automotive lenders’ and insurance carriers’ underwriting policies. Open Lending’s business depends significantly on the accuracy and success of its underwriting model. To conduct this evaluation, Open Lending uses proprietary credit decisioning and scoring models. If any of the credit decisioning and scoring models Open Lending uses contains programming or other errors, is ineffective or the data provided by Consumers or third parties is incorrect or stale, or if Open Lending is unable to obtain accurate data from Consumers or third parties (such as credit reporting agencies), the Open Lending loan pricing and approval process could be negatively affected, resulting in mispriced or misclassified loans or incorrect approvals or denials of loans. This could damage Open Lending’s reputation and relationships with automotive lenders and insurance carriers, which could have a material adverse effect on the Open Lending business.

Open Lending depends on the accuracy and completeness of information about Consumers, and any misrepresented information could adversely affect Open Lending’s business.

In evaluating loan applicants, Open Lending relies on information furnished to Open Lending by or on behalf of Consumers, including credit, identification, employment and other relevant information. Some of the information regarding Consumers provided to Open Lending is used in its proprietary credit decisioning and scoring models, which Open Lending uses to determine whether an application meets the applicable underwriting criteria. Open Lending relies on the accuracy and completeness of that information.

Not all Consumer information is independently verified. As a result, Open Lending relies on the accuracy and completeness of the information provided by Consumers or indirectly by automotive lenders. If any of the information that is considered in the loan review process is inaccurate, whether intentional or not, and such inaccuracy is not detected prior to loan funding, the loan may have a greater risk of default than expected. Additionally, there is a risk that, following the date of the credit report that Open Lending obtains and reviews, a Consumer may have defaulted on, or become delinquent in the payment of, a pre-existing debt obligation, taken on additional debt, lost his or her job or other sources of income, or experienced other adverse financial events. Any significant increase in inaccuracies or resulting increases in losses would adversely affect Open Lending’s business.

Open Lending relies extensively on models in managing many aspects of Open Lending business. Any inaccuracies or errors in Open Lending’s models could have an adverse effect on the Open Lending business.

In assisting automotive lenders with the design of the products that are offered on LPP, Open Lending makes assumptions about various matters, including repayment timing and default rates, and then utilize of proprietary underwriting modeling to analyze and forecast the performance and profitability of the loans. Open Lending’s assumptions may be inaccurate and models may not be as predictive as expected for many reasons, including that they often involve matters that are inherently difficult to predict and beyond Open Lending’s control (e.g., macroeconomic conditions) and that they often involve complex interactions between a number of dependent and independent variables and factors. Any significant inaccuracies or errors in assumptions could impact the profitability of the products to automotive lenders, as well as the profitability of Open Lending’s business, could result in Open Lending’s underestimating potential losses and overstating potential automotive lender returns.

If assumptions or estimates Open Lending uses in preparing financial statements are incorrect or are required to change, Open Lending’s reported results of operations and financial condition may be adversely affected.

Open Lending is required to make various assumptions and estimates in preparing its financial statements under GAAP, including for purposes of determining finance charge reversals, share-based compensation, asset impairment, reserves related to litigation and other legal matters, and other regulatory exposures and the amounts recorded for certain contractual payments to be paid to, or received from, Open Lending’s merchants and others under contractual arrangements. In addition, significant assumptions and estimates are involved in determining certain disclosures required under GAAP, including those involving fair value measurements. If the assumptions or estimates underlying Open Lending’s financial statements are incorrect, the actual amounts realized on transactions and balances subject to those estimates will be different, which could have a material adverse effect on Open Lending’s business.

The consumer lending industry is highly competitive and is likely to become more competitive, and Open Lending’s inability to compete successfully or maintain or improve Open Lending’s market share and margins could adversely affect its business.

Open Lending’s success depends on Open Lending’s ability to generate usage of LPP. The consumer lending industry is highly competitive and increasingly dynamic as emerging technologies continue to enter the marketplace. Technological advances and heightened e-commerce activities have increased consumers’ accessibility to products and services, which has intensified the desirability of offering loans to consumers through digital-based solutions. Open Lending faces competition in areas such as compliance capabilities, financing terms, promotional offerings, fees, approval rates, speed and simplicity of loan origination, ease-of-use, marketing expertise, service levels, products and services, technological capabilities and integration, customer service, brand and reputation. Open Lending’s existing and potential competitors may decide to modify their pricing and business models to compete more directly with Open Lending’s model. Any reduction in usage of LPP, or a reduction in the lifetime profitability of loans under LPP in an effort to attract or retain business, could reduce Open Lending’s revenues and earnings. If Open Lending is unable to compete effectively for customer usage, its business could be materially adversely affected.

Open Lending’s revenue is impacted, to a significant extent, by the general economy and the financial performance of automotive lenders.

Open Lending’s business, the consumer financial services industry and automotive lenders’ businesses are sensitive to macroeconomic conditions. Economic factors such as interest rates, changes in monetary and related policies, market volatility, consumer confidence and unemployment rates are among the most significant factors that impact consumer spending behavior. Weak economic conditions or a significant deterioration in economic conditions reduce the amount of disposable income consumers have, which in turn reduces consumer spending and the willingness of qualified borrowers to take out loans. Such conditions are also likely to affect the ability and willingness of borrowers to pay amounts owed to automotive lenders, each of which would have a material adverse effect on its business.

General economic conditions and the willingness of lenders to deploy capital impacts Open Lending’s performance. The generation of new loans through LPP, and the transaction fees and other fee income to Open Lending associated with such loans, is dependent upon sales of automobiles by dealers. Dealers’ sales may decrease or fail to increase as a result of factors outside of their control, such as the macroeconomic conditions referenced above, or business conditions affecting a particular automobile dealer, industry vertical or region. Weak economic conditions also could extend the length of dealers’ sales cycle and cause customers to delay making (or not make) purchases of automobiles. The decline of sales by dealers for any reason will generally result in lower credit sales and, therefore, lower loan volume and associated fee income for automotive lenders, and therefore, to us. This risk is particularly acute with respect to the largest automobile dealers associated with automotive lenders that account for a significant amount of Open Lending platform revenue.

In addition, if an automobile dealer or automotive lender closes some or all of its locations or becomes subject to a voluntary or involuntary bankruptcy proceeding (or if there is a perception that it may become subject to a bankruptcy proceeding), LPP borrowers may have less incentive to pay their outstanding balances to automotive lenders, which could result in higher charge-off rates than anticipated.

Weakening economic conditions, in particular increases in unemployment, will lead to increased defaults and insurance claim payments, resulting in higher losses for insurance carriers. Increased claim payments may affect the willingness of insurance carriers to provide default insurance. In the event insurer losses cause one of insurance carriers to cease providing insurance, it would have a material adverse effect on Open Lending operations and financial results.

Because Open Lending’s business is heavily concentrated on consumer lending in the U.S. automobile industry, Open Lending’s results are more susceptible to fluctuations in that market than the results of a more diversified company would be.

Open Lending’s business currently is concentrated on supporting consumer lending in the U.S. automobile industry. As a result, Open Lending is more susceptible to fluctuations and risks particular to U.S. consumer credit than a more diversified company would be as well as to factors that may drive the demand for automobiles, such as sales levels of new automobiles and the aging of existing inventory. Open Lending is also more susceptible to the risks of increased regulations and legal and other regulatory actions that are targeted at consumer credit, the specific consumer credit products that automotive lenders offer (including promotional financing). Open Lending’s business concentration could have an adverse effect on its business.

Open Lending is, and intends in the future to continue, expanding into relationships with new lending partners, including the OEM Captive space, and Open Lending’s failure to comply with applicable regulations, or accurately predict demand or growth, in those new industries could have an adverse effect on its business.

Open Lending recently expanded into and is penetrating the OEM Captive space. Open Lending believes that all automobile manufacturers have an OEM Captive or related party finance company relationship. One of the primary goals of an OEM Captive is to support automobile sales of the dealers, particularly with respect to new vehicle sales. Open Lending believes that the OEM Captive is generally the preferred lender of the OEM dealer network. Relative to traditional credit union and bank automotive lenders, OEM Captives represent a larger loan volume and therefore, larger revenue opportunity for Open Lending. Open Lending makes no assurance that it will achieve similar levels of success, if any, with OEM Captives as with other credit unions and regional automotive lenders, and may face unanticipated challenges in its ability to offer LPP to OEM Captives. In addition, the OEM Captive space is highly regulated and Open Lending, OEM Captives and other automotive lenders, as applicable, are subject to substantial regulatory requirements, including privacy laws. Open Lending has limited experience in managing these risks and the compliance requirements attendant to such regulatory requirements. The costs of compliance and any failure by Open Lending, OEM Captives or other automotive lenders, as applicable, to comply with such regulatory requirements could have a material adverse effect on Open Lending’s business. Any failure by Open Lending to grow its relationships with these new lending partners could have a materially adverse impact on its business.

Open Lending may in the future expand to new industry verticals outside of the automotive industry, and failure to comply with applicable regulations, or accurately predict demand or growth, in those new industries could have an adverse effect on the Open Lending business.

Open Lending may in the future further expand into other industry verticals. There is no assurance that Open Lending will be able to successfully develop consumer financing products and services for these new industries. Open Lending’s investment of resources to develop consumer financing products and services for the new industries it enters may either be insufficient or result in expenses that are excessive in light of loans actually originated by lenders in those industries. Additionally, Open Lending’s nearly 20 years of experience is in the automotive lending industry and therefore, industry participants in new industry verticals may not be receptive to its financing solutions and Open Lending may face competitors with more experience and resources. The borrower profile of Consumers in new verticals may not be as attractive, in terms of average FICO scores or other attributes, as in current verticals, which may lead to higher levels of delinquencies or defaults than Open Lending has historically experienced. Industries change rapidly, and Open Lending makes no assurance that it will be able to accurately forecast demand (or the lack thereof) for a solution or that those industries will be receptive to Open Lending’s product offerings. Failure to predict demand or growth accurately in new industries could have a materially adverse impact on Open Lending’s business.

Open Lending’s business would suffer if it fails to attract and retain highly skilled employees.

Open Lending’s future success will depend on its ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of its organization, particularly information technology and sales. Trained and experienced personnel are in high demand and may be in short supply. Many of the companies with which Open Lending competes for experienced employees have greater resources than Open Lending does and may be able to offer more attractive terms of employment. In addition, Open Lending invests significant time and expense in training employees, which increases their value to competitors that may seek to recruit them. Open Lending may not be able to attract, develop and maintain the skilled workforce necessary to operate its business, and labor expenses may increase as a result of a shortage in the supply of qualified personnel, which will negatively impact Open Lending’s business.

The Credit Agreement that governs Open Lending’s term loan contains various covenants that could limit its ability to engage in activities that may be in Open Lending’s best long-term interests.

Open Lending has a term loan outstanding in the original principal amount of $170,000,000 (the “Term Loan”), that was incurred under that certain Credit Agreement, dated as of March 11, 2020, among Open Lending, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto and the other parties thereto, as amended, the Credit Agreement. The proceeds of the Term Loan will be used to, among other things, finance a distribution to its equity investors prior to the consummation of the Business Combination. The Term Loan bears interest at a variable rate of LIBOR + 6.50% or the base rate + 5.50%. The obligations of Open Lending under the Credit Agreement are guaranteed by all of its subsidiaries and secured by substantially all of the assets of Open Lending and its subsidiaries, in each case, subject to certain customary exceptions. The Term Loan has a maturity date of March 11, 2027. Subject to the terms and conditions set forth in the Credit Agreement, Open Lending may be required to make certain mandatory prepayments prior to maturity. Voluntary prepayments and certain mandatory prepayments may be subject to certain prepayment premiums in the first 2 years after the date thereof.

The Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including, among other things, customary limitations on the incurrence of indebtedness and liens, certain intercompany transactions and other investments, dispositions of assets, issuance of certain unit, repayment of other indebtedness, redemptions of units and payment of dividends. The Credit Agreement also contains a maximum total net leverage ratio financial covenant that is tested quarterly and calculated based on the ratio of our adjusted EBITDA to funded indebtedness. The maximum total net leverage ratio begins at 4.75 to 1 and then gradually decreases from year-to-year down to 2.5 to 1.0 on or after June 30, 2026. The Credit Agreement also contains customary events of default, including subject to thresholds and grace periods, among others, payment default, covenant default, cross default to other material indebtedness, and judgment defaults.

Open Lending’s ability to comply with these covenants may be affected by events beyond its control, such as market fluctuations impacting net income. Breaches of these covenants will result in a default under the Credit Agreement, subject to any applicable cure rights, in which case the administrative agent may accelerate the outstanding Term Loan.

If such acceleration under the Credit Agreement occurs, Open Lending’s ability to fund its operations could be seriously harmed.

Open Lending may be unable to sufficiently protect its proprietary rights and may encounter disputes from time to time relating to its use of the intellectual property of third parties.

Open Lending relies on a combination of trademarks, service marks, copyrights, trade secrets, domain names and agreements with employees and third parties to protect its proprietary rights. Open Lending has trademark and service mark registrations and pending applications for additional registrations in the United States. Open Lending also owns the domain name rights for Openlending.com, Openlending.net, Openlending.us, Dev-openlending.com, Lendersprotection.org, Lendersprotection.us, Len-pro.org, Lend-pro.us, Lend-pro.net, Lendpro.net, Lendpro.org, Lendpro.us, Lend-pro.com, Lendersprotection.com, Dynamicdecisioning.com, Dynamicdecisioning.net, Lendersdecision.com, Lendersdecision.net, Lend-analytics.com, Lend-analytics.net, Lendanalytics.com, Lendanalytics.net, Olanalytics.com, Olanalytics.net, Sayyestomoreloans.com, Sayyestomoreloans.net, as well as other words and phrases important to the Open Lending business. Nonetheless, third parties may challenge, invalidate or circumvent Open Lending’s intellectual property, and Open Lending’s intellectual property may not be sufficient to provide it with a competitive advantage.

Despite Open Lending’s efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of its technology and processes. Open Lending’s competitors and other third parties independently may design around or develop similar technology or otherwise duplicate Open Lending’s services or products such that Open Lending could not assert its intellectual property rights against them. In addition, Open Lending’s contractual arrangements may not effectively prevent disclosure of its intellectual property and confidential and proprietary information or provide an adequate remedy in the event of an unauthorized disclosure. Measures in place may not prevent misappropriation or infringement of Open Lending’s intellectual property or proprietary information and the resulting loss of competitive advantage, and Open Lending may be required to litigate to protect its intellectual property and proprietary information from misappropriation or infringement by others, which is expensive, could cause a diversion of resources and may not be successful.

Open Lending also may encounter disputes from time to time concerning intellectual property rights of others, and it may not prevail in these disputes. Third parties may raise claims against Open Lending alleging that Open Lending, or consultants or other third parties retained or indemnified by Open Lending, infringe on their intellectual property rights. Some third-party intellectual property rights may be extremely broad, and it may not be possible for Open Lending to conduct its operations in such a way as to avoid all alleged violations of such intellectual property rights. Given the complex, rapidly changing and competitive technological and business environment in which Open Lending operates, and the potential risks and uncertainties of intellectual property-related litigation, an assertion of an infringement claim against Open Lending may cause Open Lending to spend significant amounts to defend the claim, even if Open Lending ultimately prevails, pays significant money damages, loses significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property (temporarily or permanently), ceases offering certain products or services, or incurs significant license, royalty or technology development expenses.

Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies such as Open Lending’s. Even in instances where Open Lending believes that claims and allegations of intellectual property infringement against it are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of Open Lending’s management and employees. In addition, although in some cases a third party may have agreed to indemnify Open Lending for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, insurance may not cover potential claims of this type adequately or at all, and Open Lending may be required to pay monetary damages, which may be significant.

Open Lending’s risk management processes and procedures may not be effective.

Open Lending’s risk management processes and procedures seek to appropriately balance risk and return and mitigate risks. Open Lending has established processes and procedures intended to identify, measure, monitor and control the types of risk to which Open Lending and automotive lenders are subject, including credit risk, market risk, liquidity risk, strategic risk and operational risk. Credit risk is the risk of loss that arises when an obligor fails to meet the terms of an obligation. Market risk is the risk of loss due to changes in external market factors such as interest rates. Liquidity risk is the risk that financial condition or overall safety and soundness are adversely affected by an inability, or perceived inability, to meet obligations and support business growth. Strategic risk is the risk from changes in the business environment, improper implementation of decisions or inadequate responsiveness to changes in the business environment. Operational risk is the risk of loss arising from inadequate or failed processes, people or systems, external events (e.g., natural disasters), compliance, reputational or legal matters and includes those risks as they relate directly to Open Lending as well as to third parties with whom Open Lending contract or otherwise do business.

Management of Open Lending risks depends, in part, upon the use of analytical and forecasting models. If these models are ineffective at predicting future losses or are otherwise inadequate, Open Lending may incur unexpected losses or otherwise be adversely affected. In addition, the information Open Lending uses in managing its credit and other risks may be inaccurate or incomplete as a result of error or fraud, both of which may be difficult to detect and avoid. There also may be risks that exist, or that develop in the future, that Open Lending have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If Open Lending’s risk management framework does not effectively identify and control its risks, Open Lending could suffer unexpected losses or be adversely affected, which could have a material adverse effect on its business.

Some aspects of Open Lending’s platform include open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business.

Aspects of Open Lending’s platform include software covered by open source licenses. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on Open Lending’s platform. If portions of Open Lending’s proprietary software are determined to be subject to an open source license, Open Lending could be required to publicly release the affected portions of source code, re-engineer all or a portion of its technologies or otherwise be limited in the licensing of technologies, each of which could reduce or eliminate the value of Open Lending’s technologies and loan products. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with the use of open source software cannot be eliminated and could adversely affect the Open Lending business.

To the extent that Open Lending seeks to grow through future acquisitions, or other strategic investments or alliances, Open Lending may not be able to do so effectively.

Open Lending may in the future seek to grow its business by exploring potential acquisitions or other strategic investments or alliances. Open Lending may not be successful in identifying businesses or opportunities that meet its acquisition or expansion criteria. In addition, even if a potential acquisition target or other strategic investment is identified, Open Lending may not be successful in completing such acquisition or integrating such new business or other investment. Open Lending may face significant competition for acquisition and other strategic investment opportunities from other well-capitalized companies, many of which have greater financial resources and greater access to debt and equity capital to secure and complete acquisitions or other strategic investments, than Open Lending does. As a result of such competition, Open Lending may be unable to acquire certain assets or businesses, or take advantage of other strategic investment opportunities that Open Lending deems attractive; the purchase price for a given strategic opportunity may be significantly elevated; or certain other terms or circumstances may be substantially more onerous. Any delay or failure on Open Lending’s part to identify, negotiate, finance on favorable terms, consummate and integrate any such acquisition, or other strategic investment, opportunity could impede Open Lending’s growth.

There is no assurance that Open Lending will be able to manage its expanding operations, including from acquisitions, investments or alliances, effectively or that it will be able to continue to grow, and any failure to do so could adversely affect its ability to generate revenue and control its expenses. Furthermore, Open Lending may be responsible for any legacy liabilities of businesses it acquires or be subject to additional liability in connection with other strategic investments. The existence or amount of these liabilities may not be known at the time of acquisition, or other strategic investment, and may have a material adverse effect on Open Lending’s business.

The effect of comprehensive U.S. tax reform legislation or challenges to Open Lending’s tax positions could adversely affect its business.

Open Lending operates in multiple jurisdictions and is subject to tax laws and regulations of the United States federal, state and local governments. United States federal, state and local tax laws and regulations are complex and subject to varying interpretations. There is no assurance that Open Lending’s tax positions will not be successfully challenged by relevant tax authorities.

In addition, on December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (H.R. 1) (the “Tax Act”). Among a number of significant changes to the U.S. federal income tax rules, the Tax Act reduces the marginal U.S. corporate income tax rate from 35% to 21%, limits the deduction for net interest expense, and shifts the United States toward a more territorial tax system. While Open Lending’s analysis of the Tax Act’s impact on cash tax liability and financial condition has not identified any overall material adverse effect, Open Lending is still evaluating the effects of the Tax Act and there are a number of uncertainties and ambiguities as to the interpretation and application of many of the provisions in the Tax Act. In the absence of guidance on these issues, Open Lending will use what it believes are reasonable interpretations and assumptions in interpreting and applying the Tax Act for purposes of determining its cash tax liabilities and results of operations, which may change as it receives additional clarification and implementation guidance and as the interpretation of the Tax Act evolves over time. It is possible that the Internal Revenue Service (the “IRS”) could issue subsequent guidance or take positions on audit that differ from the interpretations and assumptions that Open Lending previously made, which could have a material adverse effect on its cash tax liabilities, results of operations and financial condition, or an indirect effect on its business through its impact on automotive lenders, merchants and consumers. You are urged to consult your tax adviser regarding the implications of the Tax Act.

Future changes in financial accounting standards may significantly change Open Lending’s reported results of operations.

GAAP is subject to standard setting or interpretation by the Financial Accounting Standards Board, FASB, the PCAOB, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on Open Lending’s reported financial results and could affect the reporting of transactions completed before the announcement of a change.

Additionally, Open Lending’s assumptions, estimates and judgments related to complex accounting matters could significantly affect its financial results. GAAP and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to its business, including revenue recognition, finance charge reversals, and share-based compensation are highly complex and involve subjective assumptions, estimates and judgments by Open Lending. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by Open Lending could require Open Lending to make changes to its accounting systems that could increase its operating costs and significantly change its reported or expected financial performance.

Risks Related to Open Lending’s Regulatory Environment

Open Lending is subject to federal and state consumer protection laws.

In connection with administration of LPP, Open Lending must comply with various regulatory regimes, including those applicable to consumer credit transactions, various aspects of which are untested as applied to Open Lending’s business model. Insurance producing and claims administration services subject Open Lending to state regulation on a 50-state basis. The complex regulatory environment of the credit and insurance industries are subject to constant change and modification. While changes to statutes and promulgating new regulations may take a substantial amount of time, issuing regulatory guidance with the force of law in the form of opinions, bulletins, and notices can occur quickly. Also, consumer credit and insurance regulators often initiate inquiries into market participants, which can lead to investigations and, ultimately, enforcement actions. As a result, Open Lending is subject to a constantly evolving regulatory environment that is difficult to predict, which may affect Open Lending’s business. The laws to which Open Lending directly or its services by contract are or may be subject to include:

•	state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, and unfair or deceptive business practices;

•

the Truth-in-Lending Act (the “TILA”), and its implementing Regulation Z, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their loans and credit transactions;

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Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Act, which prohibits unfair, deceptive, or abusive acts or practices (“UDAAP”), in connection with any consumer financial product or service;

•

the Equal Credit Opportunity Act (the “ECOA”), and its implementing Regulation B, which prohibit creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the Federal Consumer Credit Protection Act or any applicable state law;

•

the Fair Credit Reporting Act (the “FCRA”), and its implementing Regulation V, as amended by the Fair and Accurate Credit Transactions Act, which promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies;

•

the Fair Debt Collection Practices Act (the “FDCPA”), and its implementing Regulation F, the Telephone Consumer Protection Act, as well as state debt collection laws, all of which provide guidelines and limitations concerning the conduct of debt collectors in connection with the collection of consumer debts;

•	the Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;

•

the Gramm-Leach-Bliley Act (the “GLBA”), and the California Consumer Protection Act (the “CCPA”), which include limitations on the disclosure of nonpublic personal information by financial institutions about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information, and other privacy laws and regulations;

•

the rules and regulations promulgated by the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”), the National Credit Union Administration (the “NCUA”), as well as state banking regulators;

•

the Servicemembers Civil Relief Act (the “SCRA”), which allows active duty military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties;

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the Electronic Fund Transfer Act (the “EFTA”), and Regulation E promulgated thereunder, which provide disclosure requirements, guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts;

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the Electronic Signatures in Global and National Commerce Act (the “E-Sign Act”), and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures; and

•	the Bank Secrecy Act, which relates to compliance with anti-money laundering, customer due diligence and record-keeping policies and procedures.

While Open Lending has developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance is given that its compliance policies and procedures will be effective. Failure to comply with these laws and with regulatory requirements applicable to Open Lending’s business could subject it to damages, revocation of licenses, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm Open Lending’s business.

Open Lending’s industry is highly regulated and is undergoing regulatory transformation, which results in inherent uncertainty. Changing federal, state, and local laws, as well as changing regulatory enforcement policies and priorities, may negatively impact Open Lending’s business.

In connection with Open Lending’s administration of LPP, Open Lending is subject to extensive regulation, supervision and examination under United States federal and state laws and regulations. Open Lending is required to comply with numerous federal, state, and local laws and regulations that regulate, among other things, the manner in which Open Lending administers LPP, the terms of the loans that automotive lenders originate, the products of insurance carriers, production of those products, insurance claims administration, and the fees that Open Lending may charge. Any failure to comply with any of these laws or regulations could subject Open Lending to lawsuits or governmental actions and/or damage Open Lending’s reputation, which could materially and adversely affect Open Lending’s business. Regulators have broad discretion with respect to the interpretation, implementation, and enforcement of these laws and regulations, including through enforcement actions that could subject Open Lending to civil money penalties, customer remediations, increased compliance costs, and limits or prohibitions on Open Lending’s ability to offer certain products or services or to engage in certain activities. In addition, to the extent that Open Lending undertakes actions requiring regulatory approval or non-objection, regulators may make their approval or non-objection subject to conditions or restrictions that could have a material adverse effect on its business. Moreover, any competitors subject to different, or in some cases less restrictive, legislative or regulatory regimes may have or obtain a competitive advantage over Open Lending.

Additionally, federal, state, and local governments and regulatory agencies have proposed or enacted numerous new laws, regulations, and rules related to loans. Federal and state consumer credit and insurance regulators are also enforcing existing laws, regulations, and rules more aggressively and enhancing their supervisory expectations regarding the management of legal and regulatory compliance risks. Consumer finance and insurance regulation is constantly changing, and new laws or regulations, or new interpretations of existing laws or regulations, could have a materially adverse impact on Open Lending’s ability to operate as currently intended.

These regulatory changes and uncertainties make Open Lending’s business planning more difficult and could result in changes to its business model and potentially adversely impact its results of operations. New laws or regulations also require Open Lending to incur significant expenses to ensure compliance. As compared to Open Lending’s competitors, Open Lending could be subject to more stringent state or local regulations or could incur marginally greater compliance costs as a result of regulatory changes. In addition, Open Lending’s failure to comply (or to ensure that its agents and third-party service providers comply) with these laws or regulations may result in costly litigation or enforcement actions, the penalties for which could include: revocation of licenses; fines and other monetary penalties; civil and criminal liability; substantially reduced payments by borrowers; modification of the original terms of loans, permanent forgiveness of debt, or inability to, directly or indirectly, collect all or a part of the principal of or interest on loans; and increased purchases of receivables underlying loans originated by automotive lenders and indemnification claims.

Proposals to change the statutes affecting financial services companies are frequently introduced in Congress and state legislatures that, if enacted, may affect its operating environment in substantial and unpredictable ways. In addition, numerous federal and state regulators have the authority to promulgate or change regulations that could have a similar effect on Open Lending’s operating environment. Open Lending cannot determine with any degree of certainty whether any such legislative or regulatory proposals will be enacted and, if enacted, the ultimate impact that any such potential legislation or implementing regulations, or any such potential regulatory actions by federal or state regulators, would have upon Open Lending’s business.

With respect to state regulation, although Open Lending seeks to comply with applicable state insurance, insurance brokering, insurance agency regulations, third-party administration company statutes and similar statutes in all U.S. jurisdictions, and with licensing and other requirements that Open Lending believes may be applicable to it, if Open Lending is found to not have complied with applicable laws, Open Lending could lose one or more of its licenses or authorizations or face other sanctions or penalties or be required to obtain a license in one or more such jurisdictions, which may have an adverse effect on Open Lending’s ability to make the LPP available to borrowers in particular states and, thus, adversely impact Open Lending’s business.

Open Lending is also subject to potential enforcement and other actions that may be brought by state attorneys general or other state enforcement authorities and other governmental agencies. Any such actions could subject Open Lending to civil money penalties and fines, customer remediations, and increased compliance costs, damage its reputation and brand and limit or prohibit Open Lending’s ability to offer certain products and services or engage in certain business practices.

New laws, regulations, policy or changes in enforcement of existing laws or regulations applicable to Open Lending’s business, or reexamination of current practices, could adversely impact Open Lending’s profitability, limit its ability to continue existing or pursue new business activities, require it to change certain of its business practices or alter its relationships with LPP customers, affect retention of key personnel, or expose Open Lending to additional costs (including increased compliance costs and/or customer remediation). These changes also may require Open Lending to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect its business.

The highly regulated environment in which automotive lenders and insurance carriers operate could have an adverse effect on Open Lending’s business.

Automotive lenders and insurance carriers are subject to federal and/or state supervision and regulation. Federal regulation of the banking or insurance industries, along with tax and accounting laws, regulations, rules, and standards, may limit their operations significantly and control the methods by which they conduct business. In addition, compliance with laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance requirements. For example, the Dodd-Frank Act imposes significant regulatory and compliance changes on financial institutions. Regulatory requirements affect automotive lenders’ lending and investment practices and insurance carriers’ offerings, among other aspects of their businesses, and restrict transactions between Open Lending and its automotive lenders and insurance carriers. These requirements may constrain the operations of automotive lenders and insurance carriers, and the adoption of new laws and changes to, or repeal of, existing laws may have a further impact on Open Lending’s business.

In choosing whether and how to conduct business with Open Lending, current and prospective automotive lenders and insurance carriers can be expected to take into account the legal, regulatory, and supervisory regimes that apply to them, including potential changes in the application or interpretation of regulatory standards, licensing requirements, or supervisory expectations. Regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, certain risk management or other operational practices for financial services companies in a manner that impacts automotive lenders or insurance carriers. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of the regulations and laws and their interpretation of the quality of automotive lenders’ loan portfolios and other assets. If any regulatory agency’s assessment of the quality of automotive lenders’ assets, operations, lending practices, investment practices or other aspects of their business changes, or those with respect to insurance carriers, it may materially reduce automotive lenders’ or insurance carriers’ earnings, capital ratios and share price in such a way that affects Open Lending’s business.

Bank holding companies, credit unions, financial institutions, automobile lenders, and insurance carriers and producers are extensively regulated and currently face an uncertain regulatory environment. Applicable state and federal laws, regulations, interpretations, including licensing laws and regulations, enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Open Lending cannot predict with any degree of certainty the substance or effect of pending or future legislation or regulation or the application of laws and regulations to automotive lenders and insurance carriers. Future changes may have a material adverse effect on automotive lenders or insurance carriers and, therefore, on Open Lending.

Open Lending is subject to regulatory examinations and investigations and may incur fines, penalties and increased costs that could negatively impact the Open Lending business.

Federal and state agencies have broad enforcement powers over Open Lending, including powers to investigate Open Lending business practices and broad discretion to deem particular practices unfair, deceptive, abusive or otherwise not in accordance with the law. The continued focus of regulators on the consumer financial services industry has resulted, and could continue to result, in new enforcement actions that could, directly or indirectly, affect the manner in which Open Lending conducts its business and increase the costs of defending and settling any such matters, which could negatively impact its business. In some cases, regardless of fault, it may be less time-consuming or costly to settle these matters, which may require Open Lending to implement certain changes to its business practices, provide remediation to certain individuals or make a settlement payment to a given party or regulatory body. There is no assurance that any future settlements will not have a material adverse effect on Open Lending’s business.

In addition, the laws and regulations applicable to Open Lending are subject to administrative or judicial interpretation. Some of these laws and regulations have been enacted only recently and may not yet have been interpreted or may be interpreted infrequently. As a result of infrequent or sparse interpretations, ambiguities in these laws and regulations may create uncertainty with respect to what type of conduct is permitted or restricted under such laws and regulations. Any ambiguity under a law or regulation to which Open Lending is subject may lead to regulatory investigations, governmental enforcement actions and private causes of action, such as class action lawsuits, with respect to Open Lending’s compliance with such laws or regulations.

The contours of the Dodd-Frank UDAAP standard remain uncertain, and there is a risk that certain features of the Open Lending business could be deemed to be a UDAAP.

The Dodd-Frank Act prohibits UDAAP and authorizes the Consumer Financial Protection Bureau (the “CFPB”) to enforce that prohibition. The CFPB has filed a large number of UDAAP enforcement actions against consumer lenders for practices that do not appear to violate other consumer finance statutes. There is a risk that the CFPB could determine that certain features of automotive lender loans are unfair, deceptive or abusive, which could have a material adverse effect on Open Lending’s business.

Regulations relating to privacy, information security, and data protection could increase Open Lending’s costs, affect or limit how Open Lending collects and uses personal information, and adversely affect its business opportunities.

Open Lending is subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and it could be negatively impacted by them. For example, in connection with Open Lending’s administration of LPP, Open Lending is subject to the GLBA and implementing regulations and guidance. Among other things, the GLBA (i) imposes certain limitations on the ability to share consumers’ nonpublic personal information with nonaffiliated third parties and (ii) requires certain disclosures to consumers about their information collection, sharing and security practices and their right to “opt out” of the institution’s disclosure of their personal financial information to nonaffiliated third parties (with certain exceptions).

Furthermore, legislators and/or regulators are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on Open Lending’s current and planned privacy, data protection and information security-related practices; Open Lending’s collection, use, sharing, retention and safeguarding of consumer and/or employee information; and some of Open Lending’s current or planned business activities. This also could increase Open Lending’s costs of compliance and business operations and could reduce income from certain business initiatives.

Compliance with current or future privacy, information security and data protection laws (including those regarding security breach notification) affecting customer and/or employee data to which Open Lending is subject could result in higher compliance and technology costs and could restrict Open Lending’s ability to provide certain products and services (such as products or services that involve sharing information with third parties or storing sensitive credit card information), which could materially and adversely affect Open Lending’s profitability. Additionally, there is always a danger that regulators can attempt to assert authority over the Open Lending business in the area of privacy, information security and data protection. If Open Lending’s vendors also become subject to laws and regulations in the more stringent and expansive jurisdictions, this could result in increasing costs on Open Lending’s business.

Privacy requirements, including notice and opt-out requirements, under the GLBA and FCRA are enforced by the FTC and by the CFPB through UDAAP and are a standard component of CFPB examinations. State entities also may initiate actions for alleged violations of privacy or security requirements under state law. Open Lending’s failure to comply with privacy, information security and data protection laws could result in potentially significant regulatory investigations and government actions, litigation, fines or sanctions, consumer, automotive lender or merchant actions and damage to Open Lending’s reputation and brand, all of which could have a material adverse effect on Open Lending’s business.

If Open Lending was found to be operating without having obtained necessary state or local licenses, it could adversely affect its business.

Certain states have adopted laws regulating and requiring licensing by parties that engage in certain activity regarding consumer finance and insurance transactions, including facilitating and assisting such transactions in certain circumstances. Furthermore, certain states and localities have also adopted laws requiring licensing for consumer debt collection or servicing. While Open Lending believes it has obtained all necessary licenses, the application of some consumer finance or insurance producer and claims administration licensing laws to LPP is unclear. If Open Lending was found to be in violation of applicable state licensing requirements by a court or a state, federal, or local enforcement agency, it could be subject to fines, damages, injunctive relief (including required modification or discontinuation of Open Lending’s business in certain areas), criminal penalties and other penalties or consequences, and the loans originated through LPP could be rendered void or unenforceable in whole or in part, any of which could have a material adverse effect on Open Lending’s business.

Open Lending may in the future be subject to federal or state regulatory inquiries regarding its business.

From time to time, in the normal course of its business, Open Lending may receive or be subject to, inquiries or investigations by state and federal regulatory agencies and bodies, such as the CFPB, state Attorneys General, state financial regulatory agencies, and other state or federal agencies or bodies regarding LPP, including the origination and servicing of consumer loans, practices by merchants or other third parties, producing insurance policies, administration of insurance claims and licensing, and registration requirements. For example, in the future, Open Lending may enter into regulatory agreements with state agencies regarding issues including automotive lender conduct and oversight and loan pricing. Open Lending also may receive inquiries from state regulatory agencies regarding requirements to obtain licenses from or register with those states, including in states where Open Lending has determined that it is not required to obtain such a license or be registered with the state. Any such inquiries or investigations could involve substantial time and expense to analyze and respond to, could divert management’s attention and other resources from running Open Lending’s business, and could lead to public enforcement actions or lawsuits and fines, penalties, injunctive relief, and the need to obtain additional licenses that it does not currently possess. Open Lending’s involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in Open Lending’s favor, could also cause significant harm to its reputation, lead to additional investigations and enforcement actions from other agencies or litigants, and further divert management attention and resources from the operation of Open Lending’s business. As a result, the outcome of legal and regulatory actions arising out of any state or federal inquiries Open Lending receives could be material to its business, results of operations, financial condition and cash flows and could have a material adverse effect on its business, financial condition or results of operations.

Risks Related to the Business Combination and Integration of Businesses

Each of Nebula and Open Lending have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

As part of the business combination, each of Nebula and Open Lending are utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. In addition, the companies are retaining consulting services to assist in the integration of the businesses, including but not limited to organizational decisions, Combined Company business process design, cultural integration and go-to-market integration. These consulting services may extend beyond the current estimated time frame thus resulting in higher than expected costs.

While Nebula and Open Lending work to complete the business combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the business combination may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm the new Combined Company’s business financial condition, results of operations and prospects. In addition, uncertainty about the effect of the business combination on Open Lending’s systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on the new Combined Company. These uncertainties may impair the new Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the completion of the business combination.

Open Lending’s management has limited experience in operating a public company.

Open Lending’s executive officers and directors have limited experience in the management of a publicly traded company. Open Lending’s management team may not successfully or effectively manage its transition to a public company following the Business Combination that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of Open Lending. It is possible that ParentCo will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Following the consummation of the Business Combination, ParentCo will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, ParentCo will face increased legal, accounting, administrative and other costs and expenses as a public company that Open Lending does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require ParentCo to carry out activities Open Lending has not done previously. For example, ParentCo will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), ParentCo could incur additional costs rectifying those issues, and the existence of those issues could adversely affect ParentCo’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with ParentCo’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require ParentCo to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

ParentCo may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated.

Open Lending is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the transactions related thereto, ParentCo will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Open Lending as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If ParentCo is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its shares of common stock.

ParentCo will qualify as an emerging growth company within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, which could make ParentCo’s securities less attractive to investors and may make it more difficult to compare ParentCo’s performance to the performance of other public companies.

ParentCo will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, ParentCo will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. ParentCo will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the shares of its common stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its common stocks in its IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as ParentCo is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. ParentCo may elect not to avail itself of this exemption from new or revised accounting standards and, therefore, it may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find the common stock less attractive because it will rely on these exemptions, which may result in a less active trading market for the ParentCo Common Stock and its stock price may be more volatile.

Open Lending’s and Nebula’s operations may be restricted during the pendency of the business combination pursuant to terms of the business combination agreement.

Prior to the consummation of the business combination, Open Lending is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without Nebula’s consent. As a result, Open Lending may be unable, during the pendency of the business combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

Uncertainty about the effect of the business combination may affect our ability to retain key employees and may materially impact the management, strategy and results of our operation as a Combined Company.

Uncertainty about the effect of the business combination on Open Lending’s business, employees, customers, third parties with whom Open Lending has relationships, and other third parties, including regulators, may have an adverse effect on the Combined Company. These uncertainties may impair the Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the business combination. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the new Combined Company, our business could be harmed.

The Combined Company may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

The new Combined Company may be subject to certain liabilities of Nebula and Open Lending. Nebula and Open Lending at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters and contract matters. From time to time, Open Lending may also face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. Open Lending may initiate claims to assert or defend its intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert management’s attention from our business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed, and adverse outcomes can affect Nebula, Open Lending and the new Combined Company negatively.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Open Lending, all of whom we expect to stay with the Combined Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Our ability to successfully effect the Business Combination and successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Open Lending. Although we expect key personnel to remain with the Combined Company following the Business Combination, there can be no assurance that they will do so. It is possible that Open Lending will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Company. Furthermore, following the Closing, certain of the key personnel of Open Lending may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.

Some of Open Lending’s relationships with its customers and vendors may experience disruptions in connection with the Business Combination, which may limit the Combined Company’s business.

Parties with which Open Lending currently does business or may do business in the future, including customers and vendors, may experience uncertainty associated with the Business Combination, including with respect to future business relationships with the Combined Company. As a result, the business relationships of Open Lending may be subject to disruptions if customers, vendors, or others attempt to renegotiate changes in existing business relationships or consider entering into business relationships with parties other than Open Lending. For example, certain customers and collaborators of Open Lending may exercise contractual termination rights as they arise or elect to not renew contracts with Open Lending. These disruptions could harm relationships with existing customers, vendors or others and preclude Open Lending from attracting new customers, all of which could have a material adverse effect on our business, financial condition and results of operations of Open Lending or the Combined Company. The effect of such disruptions could be exacerbated by any delay in the consummation of the business combination.

Risks Related to Our Organizational Structure

The Combined Company’s principal stockholders and management control the Combined Company and their interests may conflict with yours in the future.

Immediately following the anticipated Business Combination and the application of net proceeds, the Combined Company’s executive officers and directors and significant stockholders will own approximately                 % of the outstanding voting stock of the Combined Company. Each share of the ParentCo Common Stock of the Combined Company initially entitles its holders to one vote on all matters presented to stockholders generally. Accordingly, those owners, if voting in the same manner, will be able to control the election and removal of the directors of the Combined Company and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of the certificate of incorporation and bylaws and other significant corporate transactions of the Combined Company for so long as they retain significant ownership. This concentration of ownership may delay or deter possible changes in control of the Combined Company, which may reduce the value of an investment in the ParentCo Common Stock of the Combined Company. So long as they continue to own a significant amount of the combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control decisions of the Combined Company.

ParentCo will be required to make payments under the Tax Receivable Agreement for certain tax benefits ParentCo may claim, and the amounts of such payments could be significant.

In connection with the Closing, ParentCo will enter into the Tax Receivable Agreement with Nebula, the Blocker, the Blocker Holder, and Open Lending. Prior to the Closing, (i) 100% of the interest in Open Lending was held by the Blocker and the Company Unit Sellers, and (ii) 100% of the Blocker was held by the Blocker Holder.

The Tax Receivable Agreement will generally provide for the payment by ParentCo to the Company Unit Sellers and Blocker Holder, as applicable, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that ParentCo actually realizes (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of Blocker and/or Open Lending that existed prior to the Business Combination and were attributable to the Blocker; (ii) certain increases in the tax basis of Open Lending’s assets resulting from the Second Merger; (iii) imputed interest deemed to be paid by ParentCo as a result of payments ParentCo makes under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments ParentCo makes under the Tax Receivable Agreement. ParentCo will retain the benefit of the remaining 15% of these cash savings. The amount of the cash payments that ParentCo may be required to make under the Tax Receivable Agreement could be significant and is dependent upon future events and assumptions, including the amount and timing of taxable income ParentCo generates in the future, the U.S. federal income tax rate then applicable and the portion of ParentCo’s payments under the Tax Receivable Agreement that constitute interest or give rise to depreciable or amortizable tax basis. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that ParentCo determines, which tax reporting positions are subject to challenge by taxing authorities. ParentCo will be dependent on distributions from the Blocker to make payments under the Tax Receivable Agreement, and ParentCo cannot guarantee that such distributions will be made in sufficient amounts or at the times needed to enable ParentCo to make its required payments under the Tax Receivable Agreement, or at all. Any payments made by ParentCo to the Company Unit Sellers or Blocker Holder under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to ParentCo. To the extent that ParentCo is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by ParentCo. Nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement, and therefore, may accelerate payments due under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are also not conditioned upon the Company Unit Sellers or Blocker Holder maintaining a continued ownership interest in ParentCo. See “Certain Agreements Related to the

Business Combination—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by ParentCo and the TRA Holders and the other parties and beneficiaries thereto.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, ParentCo realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that if ParentCo breaches any of its material obligations under the Tax Receivable Agreement, if ParentCo undergoes a change of control or if, at any time, ParentCo elects an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and ParentCo’s obligations, or ParentCo’s successor’s obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that ParentCo would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. ParentCo may need to incur debt to finance payments under the Tax Receivable Agreement to the extent ParentCo’s cash resources are insufficient to meet ParentCo’s obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

As a result of the foregoing, (i) ParentCo could be required to make cash payments to the Company Unit Sellers or Blocker Holder that are greater than the specified percentage of the actual benefits ParentCo ultimately realizes in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) ParentCo would be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, ParentCo’s obligations under the Tax Receivable Agreement could have a substantial negative impact on ParentCo’s liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. There can be no assurance that ParentCo will be able to finance its obligations under the Tax Receivable Agreement.

ParentCo will not be reimbursed for any payments made to the Company Unit Sellers or Blocker Holder under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

ParentCo will not be reimbursed for any cash payments previously made to the Company Unit Sellers or Blocker Holder pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by ParentCo are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by ParentCo to a Company Unit Sellers or Blocker Holder will be netted against any future cash payments that ParentCo might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by ParentCo may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that ParentCo might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with ParentCo’s tax reporting positions. As a result, it is possible that ParentCo could make cash payments under the Tax Receivable Agreement that are substantially greater than ParentCo’s actual cash tax savings. See “Certain Agreements Related to the Business Combination—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by ParentCo and the other parties and beneficiaries thereto.

The Combined Company’s amended and restated bylaws designate specific courts as the exclusive forum for certain litigation that may be initiated by the Combined Company’s stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our amended and restated bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any state law claim for (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of or based on a breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders; (3) any action asserting a claim pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine, or the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our amended and restated bylaws further provide that unless we consent in writing to the selection of an alternative forum, the United States District Court for the Western District of Texas shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision. In addition, our amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of ParentCo Common Stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

We recognize that the Delaware Forum Provision and the Federal Forum Provision in our amended and restated bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware or the State of Texas. Additionally, the forum selection clauses in our amended and restated bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Court for the Western District of Texas may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Risks Related to ParentCo Common Stock

An active trading market for ParentCo Common Stock may never develop or be sustained, which may make it difficult to sell the shares of ParentCo Common Stock you purchase.

An active trading market for ParentCo Common Stock may not develop or continue or, if developed, may not be sustained, which would make it difficult for you to sell your shares of ParentCo Common Stock at an attractive price (or at all). The market price of ParentCo Common Stock may decline below your purchase price, and you may not be able to sell your shares of ParentCo Common Stock at or above the price you paid for such shares (or at all).

There can be no assurance that ParentCo Common Stock will be approved for listing on NASDAQ upon the Closing, or if approved, that ParentCo will be able to comply with the continued listing standards of NASDAQ.

Nebula’s units, Class A Common Stock and warrants are currently listed on NASDAQ. In connection with the Closing, we have applied to list ParentCo Common Stock on NASDAQ upon the Closing under the symbol

“LPRO”. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of NASDAQ, which are more rigorous than NASDAQ’s continued listing requirements and include, among other things, a requirement that ParentCo have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float. ParentCo’s ability to meet these listing requirements may depend, in part, on the number of shares of Nebula Common Stock that are redeemed in connection with the Business Combination, as the number of redemptions may impact whether ParentCo has at least 300 unrestricted round lot holders upon the Closing, among other initial listing requirements. ParentCo’s application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to NASDAQ that ParentCo will meet these listing requirements.

If ParentCo’s Common Stock is not approved for listing on NASDAQ or, after the Closing, NASDAQ delists ParentCo’s shares from trading on its exchange for failure to meet the listing standards, ParentCo and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that ParentCo Common Stock is a “penny stock” which will require brokers trading in ParentCo Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of ParentCo Common Stock may be volatile, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of ParentCo Common Stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in ParentCo Common Stock may fluctuate and cause significant price variations to occur. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market and political conditions, could reduce the market price of shares of ParentCo Common Stock in spite of our operating performance. In addition, our results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly or annual results of operations, additions or departures of key management personnel, the loss of key automotive lenders, changes in our earnings estimates (if provided) or failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or the investment community with respect to us or our industry, adverse announcements by us or others and developments affecting us, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, actions by institutional stockholders, and increases in market interest rates that may lead investors in our shares to demand a higher yield, and in response the market price of shares of ParentCo Common Stock could decrease significantly.

These broad market and industry factors may decrease the market price of ParentCo Common Stock, regardless of our actual operating performance. The stock market in general has, from time to time, experienced extreme price and volume fluctuations. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

You may be diluted by the future issuance of additional ParentCo Common Stock in connection with our incentive plans, acquisitions or otherwise.

After the business combination and the use of proceeds to us therefrom, there will be an aggregate of                  authorized but unissued shares of ParentCo Common Stock. The certificate of incorporation of ParentCo authorizes us to issue these shares of ParentCo Common Stock and rights relating to ParentCo Common Stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. We have reserved                 shares for issuance under the                  Plan, subject to adjustment in certain events. Any ParentCo Common Stock issued, including under the                  Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by you.

There may be sales of a substantial amount of ParentCo Common Stock after the Business Combination by Nebula’s stockholders and/or Open Lending’s current owners, and these sales could cause the price of ParentCo’s securities to fall.

After the Business Combination and assuming consummation of the sale of shares pursuant to the Subscription Agreements, there will be approximately 96.6 million shares of ParentCo Common Stock outstanding, including 3,437,500 shares held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement, assuming (i) that none of Nebula’s existing Public Stockholders exercise their redemption rights, (ii) that the Initial Stockholders exchange all outstanding Founder Shares for shares of ParentCo Common Stock upon completion of the Business Combination, (iii) the Warrant Amendment is approved by Nebula’s warrantholders and Nebula’s Public Warrants outstanding on the date of the consummation of the Business Combination will be canceled and exchanged for $1.50 per Public Warrant, (iv) no Founder Shares are forfeited pursuant to the Founder Support Agreement, and (v) no additional equity securities of Nebula are issued, other than the 20,000,000 shares of Nebula Class A Common Stock currently subscribed for and to be issued in connection with the PIPE. If the actual facts are different than these assumptions, the number of shares of ParentCo Common Stock issued and outstanding will be different. Of our issued and outstanding shares of Nebula Common Stock that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by ParentCo’s “affiliates,” or Nebula’s “affiliates” as that term is defined in Rule 144 under the Securities Act. Following completion of the Business Combination, we expect that approximately             % of the outstanding shares of ParentCo Common Stock will be held by entities affiliated with us and our executive officers and directors. Sales of substantial amounts of ParentCo Common Stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of ParentCo Common Stock and make it difficult for the Combined Company to raise funds through securities offerings in the future.

The exercise of registration rights may adversely affect the market price of the Nebula Common Stock.

In connection with, and as a condition to the consummation of the Business Combination, the Business Combination Agreement provides that Open Lending, Nebula, ParentCo, certain persons and entities holding membership units of Open Lending and certain persons and entities holding Founder Shares (collectively, the “Holders”) will enter into the Investor Rights Agreement. Pursuant to the terms of the Investor Rights Agreement, ParentCo will be obligated to file a registration statement to register the resale of certain securities of ParentCo held by the Holders. In addition, pursuant to the terms of the Investor Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that ParentCo file a registration statement on Form S-1, or any similar long-form registration statement, or if available, on Form S-3 to register the shares of common stock of ParentCo held by such Holders. The Investor Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. The Investor Rights Agreement further provides for shares of ParentCo Common Stock held by the Holders to be locked-up for 180 days after the Closing. ParentCo also has agreed to register the shares of ParentCo Common

Stock issued in connection with the PIPE. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the ParentCo Common Stock.

Because we have no current plans to pay cash dividends on ParentCo Common Stock, you may not receive any return on investment unless you sell your ParentCo Common Stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on ParentCo Common Stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiary to us and such other factors as our board of directors may deem relevant. In addition, the terms of our existing financing arrangements restrict or limit our ability to pay cash dividends. Accordingly, we may not pay any dividends on ParentCo Common Stock in the foreseeable future.

Future offerings of debt or equity securities by us may adversely affect the market price of ParentCo Common Stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of ParentCo Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional shares of ParentCo Common Stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of ParentCo Common Stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of ParentCo Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of ParentCo Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing and nature of our future offerings.

The Combined Company’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Certain provisions of our certificate of incorporation and bylaws could hinder, delay or prevent a change in control of us, which could adversely affect the price of ParentCo Common Stock.

Certain provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include:

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of ParentCo Common Stock;

•	prohibit stockholder action by written consent, requiring all stockholder actions be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•

establish a classified board of directors, as a result of which our board of directors will be divided into three classes, with each class serving for staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management or our board of directors. Stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to them. These anti-takeover provisions could substantially impede your ability to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of ParentCo Common Stock and your ability to realize any potential change of control premium.

If securities and industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for ParentCo Common Stock will depend, in part, on the research and reports that securities and industry analysts publish about us and our business. Securities and industry analysts do not currently, and may never, cover ParentCo. If securities and industry analysts do not commence coverage of ParentCo, the trading price of our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of ParentCo or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Risks Related to Nebula and the Business Combination

Nebula may not be able to complete the Business Combination within the prescribed time frame, in which case Nebula would cease all operations except for the purpose of winding up and Nebula would redeem its Public Shares and liquidate, in which case Nebula’s Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and Nebula’s warrants will expire worthless.

The Sponsor and Nebula’s officers and directors have agreed that Nebula must complete its initial business combination by June 12, 2020 or such later date as may be approved by Nebula’s stockholders. Nebula may not be able to complete the Business Combination within this time period. If Nebula has not completed its initial business combination within this time period, or amend its amended and restated certificate of incorporation to extend the date by which Nebula must consummate an initial business combination, Nebula will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less $500,000 of interest released to us for working capital purposes and $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Nebula’s remaining stockholders and Nebula’s board of directors, dissolve and liquidate, subject in each case to Nebula’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Stockholders may only receive $10.00 per share, and our warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.00 per share on the redemption of their shares.

The ability of the Public Stockholders to exercise redemption rights with respect to a large number of shares of Nebula Class A Common Stock could increase the probability that the Business Combination will be unsuccessful and that Nebula’s stockholders will have to wait for liquidation in order to redeem their Public Shares.

Since the Business Combination Agreement requires that Nebula have, in the aggregate, cash (held both in and outside of the Trust Account) that is equal to or greater than $295 million (less NAC Expenses), the probability that the Business Combination will be unsuccessful is increased if a large number of the Public Shares are tendered for redemption. If the Business Combination is unsuccessful, the Public Stockholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the Public Stockholders are in need of immediate liquidity, they could attempt to sell their Public Shares in the open market; however, at such time, the Nebula Class A Common Stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, Nebula’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Nebula is liquidated or Nebula’s stockholders are able to sell their Public Shares in the open market.

If a stockholder fails to receive notice of Nebula’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order for a Public Stockholder to validly redeem its Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

Nebula’s Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

The Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) Nebula’s completion of an initial business combination, and then only in connection with those shares of Nebula Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein; and (ii) the redemption of the Public Shares if it is unable to complete an initial business combination by June 12, 2020, or such later date as may be approved by Nebula’s stockholders, subject to applicable law and as further described herein. In addition, if Nebula is unable to complete an initial business combination by June 12, 2020 or such later date as may be approved by Nebula’s stockholders, for any reason, compliance with Delaware law may require that Nebula submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Stockholders may be forced to wait beyond June 12, 2020 or such later date as may be approved by Nebula’s stockholders, before they receive funds from the Trust Account. In no other circumstances will a Public

Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

The Sponsor and Nebula’s directors, officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of Nebula Class A Common Stock.

The Sponsor and Nebula’s directors, officers, advisors or their affiliates may purchase shares of Nebula Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and Nebula’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing condition in the Business Combination Agreement that requires Nebula to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Nebula Class A Common Stock and the number of beneficial holders of Nebula’s securities may be reduced, possibly making it difficult for ParentCo to obtain the quotation, listing or trading of its securities on a national securities exchange.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of Nebula Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of Nebula Class A Common Stock.

Nebula’s amended and restated certificate of incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in Nebula’s IPO, which Nebula refers to as the “Excess Shares.” However, Nebula would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against its business combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over Nebula’s ability to complete its business combination and such stockholder could suffer a material loss on its investment in Nebula if it sells Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if Nebula completes its business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Nebula files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Nebula that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Nebula’s stockholders and the per-share amount that would otherwise be received by Nebula’s stockholders in connection with Nebula’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Nebula files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Nebula that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Nebula’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Nebula’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Nebula’s stockholders in connection with Nebula’s liquidation may be reduced.

Nebula’s stockholders may be held liable for claims by third parties against Nebula to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to its Public Stockholders upon the redemption of the Public Shares in the event Nebula does not complete its initial business combination by June 12, 2020 or such later date that may be approved by Nebula’s stockholders, may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Nebula’s intention to redeem its Public Shares as soon as reasonably possible following June 12, 2020 or such later date that may be approved by Nebula’s stockholders, in the event Nebula does not complete its business combination and, therefore, Nebula does not intend to comply with those procedures.

Because Nebula will not be complying with Section 280, Section 281(b) of the DGCL requires Nebula to adopt a plan, based on facts known to Nebula at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against Nebula within the 10 years following its dissolution. However, because Nebula is a blank check company, rather than an operating company, and Nebula’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Nebula’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Nebula’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Nebula cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Nebula’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Nebula’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Nebula does not complete its initial business combination by June 12, 2020, or such later date that may be approved by Nebula’s stockholders, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Nebula’s stockholders cannot be sure of the market value of the common stock to be issued upon completion of the Business Combination.

The holders of shares of Nebula Common Stock issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one share of common stock of ParentCo Common Stock in exchange for each share of Nebula Class A Common Stock held by them, rather than a number of shares with a particular fixed market value. The market value of Nebula Common Stock at the time of the Business Combination may vary significantly from its price on the date the Business Combination Agreement was executed, the date of the Registration Statement of which this proxy statement/prospectus is a part or the date on which Nebula stockholders vote on the Business Combination. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market prices of Nebula Common Stock, the market value of the shares of ParentCo Common Stock issued in the Business Combination and the Nebula Common Stock surrendered in the Business Combination may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received by Nebula’s stockholders will be shares of ParentCo Common Stock. Following consummation of the Business Combination, the market price of ParentCo’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•	changes in financial estimates by analysts;

•	announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

•	fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	general economic conditions;

•	changes in market valuations of similar companies;

•	terrorist acts;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	future sales of ParentCo Common Stock;

•	investor perception of the financial technology industry;

•	regulatory developments in the United States, foreign countries or both;

•	litigation involving ParentCo, its subsidiaries or its general industry; and

•	additions or departures of key personnel.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the special meeting of Nebula’s stockholders. As a result, the market value of Nebula Common Stock may vary significantly from the date of the special meeting to the date of the completion of the Business Combination. You are urged to obtain up-to-date prices for Nebula Common Stock. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.

The shares of ParentCo Common Stock to be received by Nebula’s stockholders as a result of the Business Combination will have different rights from shares of Nebula Common Stock.

Following completion of the Business Combination, the Public Stockholders will no longer be stockholders of Nebula but will instead be shareholders of ParentCo. There will be important differences between your current rights as a Nebula stockholder and your rights as a ParentCo shareholder. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with the shares of common stock.

Nebula’s Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, Nebula’s Initial Stockholders have agreed to vote their Founder Shares, as well as any Public Shares purchased during or after Nebula’s IPO, in favor of the Business Combination. Nebula’s Initial Stockholders own 20% of the outstanding shares of Nebula Common Stock. Accordingly, it is more likely that the necessary stockholder approval to complete the Business Combination will be received than would be the case if Nebula’s Initial Stockholders agreed to vote their Founder Shares in accordance with the majority of the votes cast by the Public Stockholders.

The exercise of discretion by Nebula’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Nebula securityholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require Nebula to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that Nebula is entitled to under those agreements. Such events could arise because of changes in the course of Open Lending’s business, a request by Open Lending to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Open Lending’s business and would entitle us to terminate the Business Combination Agreement. In any of such circumstances, it would be in Nebula’s discretion, acting through its board of directors, to grant Nebula’s consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Nebula and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Nebula does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, Nebula will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.

Nebula’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, the Nebula board of directors conducted significant due diligence on Open Lending. For a complete discussion of the factors utilized by Nebula’s board of directors in approving the Business Combination, see the section entitled, “The Business Combination—Nebula’s Board of Directors’ Reasons for the Approval of the Business Combination.” The Nebula board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Open Lending’s fair market value was at least 80% of Nebula’s net assets (excluding deferred underwriting discounts and commissions). Notwithstanding the foregoing, Nebula’s board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, Nebula’s board of directors may be incorrect in its assessment of the Business Combination.

The Sponsor and Nebula’s executive officers and directors have potential conflicts of interest in recommending that warrantholders vote in favor of the Warrant Amendment Proposal and in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.

When you consider the recommendation of Nebula’s board of directors in favor of approval of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the 2020 Plan Proposal and in favor of approval of the Warrant Amendment Proposal, you should keep in mind that certain of Nebula’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor and certain of Nebula’s directors of an aggregate of 6,875,000 Founder Shares, which shares would become worthless if Nebula does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $                million based on the closing price of Nebula Class A Common Stock of $                on NASDAQ on                , 2020, the record date for the special meeting of stockholders;

•

Nebula’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Nebula’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•	the potential continuation of certain Nebula’s directors as directors of the post-Business Combination company; and

•	the continued indemnification of current directors and officers of Nebula and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Nebula’s directors in making their recommendation to vote in favor of the Warrant Amendment Proposal and in favor of the Business Combination Proposal and the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part. You should also read the section entitled “The Business Combination.”

If Nebula fails to consummate the PIPE, it may not have enough funds to complete the Business Combination.

As a condition to closing the Business Combination, the Business Combination Agreement provides that Nebula must have $295 million (less NAC Expenses) available at upon the closing of the Business Combination. Because the amount in the Trust Account is less than $295 million, Nebula requires the funds from the PIPE in order to consummate the Business Combination. While Nebula has entered into Subscription Agreements to raise an aggregate of approximately $200 million immediately prior to the Closing, there can be no assurance that the counterparties to the Subscription Agreements (as defined below) will perform their obligations thereunder. If Nebula fails to consummate the PIPE, it is unlikely that Nebula will have sufficient funds to meet the condition to Closing in the Business Combination Agreement.

If Nebula’s warrantholders fail to approve the Warrant Amendment Proposal, Nebula and Open Lending may not be able to complete the Business Combination.

Nebula is seeking the vote of holders of Public Warrants to approve and adopt an amendment to the terms of the Warrant Agreement to provide that, upon consummation of the Business Combination, each of Nebula’s outstanding Public Warrants, which entitle the holder to purchase one share of Nebula Class A Common Stock, will be exchanged for cash in the amount of $1.50 per Public Warrant. Approval of the Warrant Amendment requires the consent of a majority of the Public Warrants issued and outstanding as of the record date. The Warrant Amendment will be contingent upon Nebula’s stockholders approving the Business Combination. Pursuant to the Founder Support Agreement, our Sponsor agreed to forfeit (without consideration) all of their Nebula warrants to Nebula in connection with the consummation of the Business Combination, which warrants constitute all of the Private Placement Warrants. The intent of the Warrant Amendment and the warrant exchange is to reduce the dilutive effect of the presently issued and outstanding Public Warrants to purchase an aggregate of 9,166,666 shares of Nebula Class A Common Stock. In the event that Nebula’s warrantholders fail to approve the Warrant Amendment, Nebula and Open Lending may not be able to consummate the Business Combination.

Subsequent to the completion of the Business Combination, ParentCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on ParentCo’s financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although Nebula has conducted due diligence on Open Lending, we cannot assure you that our diligence surfaced all material issues that may be present inside Open Lending, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Open Lending and outside of Nebula’s control will not later arise. As a result of these factors, ParentCo may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges that could result in ParentCo reporting losses. Even if Nebula’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Nebula’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Nebula’s liquidity, the fact that Nebula reports charges of this nature could contribute to negative market perceptions about Nebula or its securities. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Nebula’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Public stockholders at the time of the Business Combination who purchased their Nebula Units in Nebula’s IPO and do not exercise their redemption rights may pursue rescission rights and related claims.

The Public Stockholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by Nebula in connection with the offer and sale in its IPO of units, including the structure of the proposed Business Combination. Consequently, a Public Stockholder who purchased shares in the IPO (excluding the Initial Stockholders) and still holds them at the time of the Business Combination and who does not seek to exercise redemption rights might seek rescission of the purchase of the Units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders bring successful rescission claims against Nebula, it may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against ParentCo following the consummation of the Business Combination, ParentCo’s results of operations could be adversely affected and, in any event, ParentCo may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

Nebula’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Nebula’s stockholders will own a smaller percentage of ParentCo than they currently own of Nebula. Upon completion of the Business Combination, it is anticipated that Nebula’s stockholders (including the Initial Stockholders), will own approximately 44.2%, of the common stock issued and outstanding immediately after the consummation of the Business Combination, assuming that none of The Public Stockholders exercise their redemption rights. Consequently, Nebula’s stockholders, as a group, will have reduced ownership and voting power in ParentCo compared to their ownership and voting power in Nebula.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of the Combined Company as of March 31, 2020 and the unaudited pro forma condensed combined statements of operations of the Combined Company for the year ended December 31, 2019 and for the three months ended March 31, 2020 present the combination of the financial information of Nebula and Open Lending, after giving effect to the Business Combination and related adjustments described in the accompanying notes. Nebula and Open Lending are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the Combined Company or ParentCo.

The unaudited pro forma condensed combined statements of operations for the for the year ended December 31, 2019 and three months ended March 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 gives pro forma effect to the Business Combination as if it was completed on March 31, 2020.

The unaudited pro forma condensed combined financial information are based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Nebula Acquisition Corporation and Open Lending and the notes thereto, as well as the disclosures contained in the sections titled “Nebula Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Open Lending Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On January 5, 2020, Nebula entered into the Business Combination Agreement with Open Lending, under the terms of which, Nebula will acquire Open Lending through a new Delaware holding company, the Combined Company, which will become a publicly-listed entity. After giving effect to the Business Combination, the Company will own, directly or indirectly, all of the issued and outstanding equity interests of Open Lending and its subsidiaries and the Open Lending unitholders will hold a portion of the ParentCo Common Stock. The unaudited pro forma condensed combined information contained herein assumes that the Nebula’s stockholders approve the proposed Business Combination. Nebula’s stockholders may elect to redeem their shares of Class A Common Stock for cash even if they approve the proposed Business Combination. Nebula cannot predict how many of its public stockholders will exercise their right to have their Class A Common Stock redeemed for cash. As a result, the Combined Company has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Combined Company equity between holders of the ParentCo Common Stock. As described in greater detail in Note 2 of the “Notes to the Unaudited Pro Forma Condensed Combined Financial Information”, the first scenario, or “no redemption scenario”, assumes that none of Nebula’s public stockholders will exercise their right to have their Nebula Class A Common Stock redeemed for cash, and the second scenario, or “maximum redemption scenario”, assumes that holders of the maximum number of shares of Nebula Class A Common Stock that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their Nebula Class A Common Stock redeemed for cash. The actual results will be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Open Lending is considered the accounting acquirer, as further discussed in Note 2 of the “Notes to The Unaudited Pro Forma Condensed Combined Financial Information”.

COMBINED COMPANY

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

March 31, 2020

(in thousands)

	Nebula Acquisition Corporation (Historical)		No redemptions scenario			Maximum redemptions scenario
		Open Lending LLC (Historical)	Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$616	$38,038	$(13,654)	(a),(c)	$25,000	$(13,654)	(a),(c)	$25,000
Restricted cash	—	2,274	—		2,274	—		2,274
Accounts receivable	—	4,859	—		4,859	—		4,859
Current contract assets	—	20,285	—		20,285	—		20,285
Prepaid expenses	68	657	—		725	—		725
Deferred tax asset	—	—	111,293	(b),(f)	111,293	86,446	(b),(f)	86,446
Other current assets	—	406	—		406	—		406
Deferred transaction costs	—	9,681	(9,681)	(c)	—	(9,681)	(c)	—

Total current assets	684	76,200	87,958		164,842	63,111		139,995

Property and equipment, net	—	355	—		355	—		355
Non-current contract assets	—	38,464	—		38,464	—		38,464
Other assets	—	147	—		147	—		147
Investment held in Trust Account	282,268	—	(282,268)	(d)	—	(282,268)	(d)	—

Total Assets	$282,952	$115,166	$(194,310)		$203,808	$(219,157)		$178,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$905	$5,877	$(4,901)	(a),(c)	$1,881	$(4,901)	(a),(c)	$1,881
Accrued expenses	—	1,032	—		1,032	—		1,032
Current portion of notes payable	—	4,250	—		4,250	—		4,250
Accrued distributions	—	1,228	—		1,228	—		1,228
Other current liabilities	—	2,698	—		2,698	—		2,698
Accrued franchise and income taxes	229	—	—		229	—		229
Due to related party	242	—	—		242	—		242

Total current liabilities	1,376	15,085	(4,901)		11,560	(4,901)		11,560

Long-term notes payable, net of unamortized debt issuance cost	—	156,638	—		156,638	—		156,638
Other long-term liabilities	—	—	111,253	(f)	111,253	90,133	(f)	90,133
Contingent consideration		—	191,990	(e)	191,990	191,990	(e)	191,990
Deferred underwriting commissions	9,625	—	(9,625)	(a),(c)	—	(9,625)	(a),(c)	—

Total Liabilities	11,001	171,723	288,717		471,441	267,597		450,321

Class A subject to redemption	266,951	—	(266,951)	(h)	—	(266,951)	(h)	—
Redeemable convertible preferred Series C units	—	257,406	(257,406)	(h)	—	(257,406)	(h)	—
	—		—			—		—

	Nebula Acquisition Corporation (Historical)		No redemptions scenario			Maximum redemptions scenario
		Open Lending LLC (Historical)	Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
Stockholders' equity (deficit)	—		—			—		—
Common Stock	1	—	8	(h)	9	8	(h)	9
Common units	—	8,011	(8,011)	(h)	—	(8,011)	(h)	—
Preferred units	—	478	(478)	(h)	—	(478)	(h)	—
Additional paid in capital	—	—	(62,327)	(g),(h)	(62,327)	(66,054)	(g),(h)	(66,054)
Retained earnings (Accumulated deficit)	4,999	(322,452)	112,138	(g),(h)	(205,315)	112,138	(g),(h)	(205,315)

Total Stockholders' equity (deficit)	5,000	(313,963)	41,330		(267,633)	37,603		(271,360)

Total liabilities and stockholders' equity (deficit)	$282,952	$115,166	$(194,310)		$203,808	$(219,157)		$178,961

COMBINED COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS FOR THE THREE MONTHS

ENDED MARCH 31, 2020

(in thousands, except share and per share amounts)

			No redemptions scenario			Maximum redemptions scenario
	Nebula Acquisition Corporation (Historical)	Open Lending LLC (Historical)	Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
Revenues:
Program fees	$—	$12,712	$—		$12,712	$—		$12,712
Profit share	—	3,774	—		3,774	—		3,774
Claims administration service fees	—	944	—		944	—		944

Total Revenue	—	17,430	—		17,430	—		17,430
Cost of services	—	2,495	—		2,495	—		2,495

Gross Profit	—	14,935	—		14,935	—		14,935
Operating expenses:	—	—	—		—	—		—
General and administrative	865	3,569	(200)	(i)	4,234	(200)	(i)	4,234
Selling and marketing	—	2,078	—		2,078	—		2,078
Research and development	—	359	—		359	—		359
Franchise tax expense	50	—	(50)	(j)	—	(50)	(j)	—

Operating (loss) income	(915)	8,929	250		8,264	250		8,264
Interest expense	—	(764)	(2,534)	(k)	(3,298)	(2,534)	(k)	(3,298)
Interest income	1,039	17	(1,039)	(j)	17	(1,039)	(j)	17
Other income	—	1	—		1	—		1

Income before income tax expense	124	8,183	(3,323)		4,984	(3,323)		4,984
Provisions for income tax	292	11	1,427	(l)	1,730	1,427	(l)	1,730

Net (loss) income	$(168)	$8,172	$(4,750)		$3,254	$(4,750)		$3,254

Earnings per Share
Weighted average shares outstanding of Class A common stock	27,500,000			(m)	93,500,000		(m)	93,500,000
Basic and diluted net income per share, Class A	0.01			(m)	0.03		(m)	0.03

COMBINED COMPANY

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS FOR

THE YEAR ENDED 31 DECEMBER, 2019

(in thousands, except share and per share amounts)

			No redemptions scenario			Maximum redemptions scenario
	Nebula Acquisition Corporation (Historical)	Open Lending LLC (Historical)	Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
Revenues:
Program fees	$—	$36,667	$—		$36,667	$—		$36,667
Profit share	—	53,038	—		53,038	—		53,038
Claims administration service fees	—	3,142	—		3,142	—		3,142

Total Revenue	—	92,847	—		92,847	—		92,847
Cost of services	—	7,806	—		7,806	—		7,806

Gross Profit	—	85,041	—		85,041	—		85,041
Operating expenses:
General and administrative	1,180	13,774	(700)	(i)	14,254	(700)	(i)	14,254
Selling and marketing	—	7,482	—		7,482	—		7,482
Research and development	—	1,170	—		1,170	—		1,170
Franchise tax expense	1,069	—	(1,069)	(j)	—	(1,069)	(j)	—

Operating (loss) income	(2,249)	62,615	1,769		62,135	1,769		62,135
Interest expense	—	(322)	(13,094)	(k)	(13,416)	(13,094)	(k)	(13,416)
Interest income	5,845	24	(5,845)	(j)	24	(5,845)	(j)	24
Other income	—	197	—		197	—		197

Income before income tax expense	3,596	62,514	(17,170)		48,940	(17,170)		48,940
Provisions for income tax	1,002	(30)	12,438	(l)	13,410	12,438	(l)	13,410

Net income	$2,594	$62,544	$(29,608)		$35,530	$(29,608)		$35,530

Earnings per Share
Weighted average shares outstanding of Class A common stock	27,500,000			(m)	93,500,000		(m)	93,500,000
Basic and diluted net income per share, Class A	0.14			(m)	0.38		(m)	0.38

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Description of the Business Combination

On January 5, 2020, Nebula entered into the Business Combination Agreement with Open Lending, under the terms of which, Nebula will acquire Open Lending through a new Delaware holding company, referred to herein as the Combined Company or ParentCo, which will become a publicly-listed entity. After giving effect to the Business Combination, the Combined Company will own, directly or indirectly, all of the issued and outstanding equity interests of Open Lending and its subsidiaries and the Open Lending’s unitholders will hold a portion of the ParentCo Common Stock.

Subject to the terms and conditions set forth in the Business Combination Agreement and under the no redemption scenario, Open Lending’s unitholders will receive aggregate consideration with a value equal to $1,010,625,000, which consists of (i) $135,000,000 of cash distribution in March 2020, (ii) $450,000,000 in cash at closing of the Business Combination and (iii) $425,625,000 in shares of our common stock at closing of the Business Combination, or 42,562,500 shares based on an assumed stock price of $10 per share. Under the maximum redemption scenario, Open Lending’s unitholders will receive aggregate consideration with a value equal to $1,010,625,000, which consists of (i) $135,000,000 of cash distribution in March 2020, (ii) $330,000,000 in cash at closing of the Business Combination and (iii) $545,625,500 in shares of our common stock at closing of the Business Combination, or 54,562,500 shares based on an assumed stock price of $10 per share. Additionally, Open Lending’s unitholders will receive contingent consideration of up to 22,500,000 shares (“Contingency Consideration”) contingent upon achieving certain market share price milestones within a period of 42 months post Business Combination. The Contingency Consideration shares will be immediately issued in the event of a change of control.

In connection with the Business Combination, certain of Nebula’s equity holders will receive 1,250,000 shares of ParentCo Common Stock (“Earn-out Consideration”) contingent upon achieving certain market share price milestones within a period of 30 months post Business Combination. The Earn-out Consideration shares will be immediately issued in the event of a change of control.

In connection with the closing of the Business Combination, 3,437,500 of ParentCo Common Shares issued to the Sponsor and its affiliates in exchange of the Founder Shares are placed in a lock-up (“Lock-up Shares”) and will be released from a lock-up upon achieving certain market share price milestones within a period of seven years post Business Combination. These shares will be forfeited if the set milestones are not reached. The Lock-up Shares will be immediately released from a lock-up in the event of a change of control. (See Note 3(e) for more details on the accounting treatment of the Contingency Consideration, Earn-out Consideration and Lock-up Shares)

In connection with the Business Combination, in March 2020, Open Lending repaid its historical debt in the amount of $3,312,788 and entered into a credit agreement with a syndicate of lenders that funded a term loan in a principal amount of $170,000,000, referred to herein as the Term Loan, which was used primarily to fund a non-liquidation distribution to Open Lending’s unitholders in the amount of $135,000,000 and cash reserve in the amount of $35,000,000 that is included in the cash to be paid to the existing Open Lending unitholders at closing of the Business Combination. The current maturity date for the Term Loan is March 2027. The Term Loan bears interest at a variable rate of LIBOR + 6.50% or the base rate + 5.50%. (See Note 3(k) for pro forma interest rate adjustment).

The following summarizes the pro forma common stock shares outstanding under the two scenarios, excluding the potential dilutive effect of the Contingency Consideration, Earn-Out Consideration, Lock-up Shares and exercise of warrants:

	No redemption scenario		Maximum redemption scenario
	Shares	%	Shares	%
Nebula existing Public Stockholders	27,500,000	29.41%	15,500,000	16.58%
Open Lending existing unitholders	42,562,500	45.52%	54,562,500	58.35%
Sponsor and its affiliates	11,937,500	12.77%	11,937,500	12.77%
PIPE Investors	11,500,000	12.30%	11,500,000	12.30%

Closing shares	93,500,000	100%	93,500,000	100%

Note 2—Basis of presentation

The historical financial information of Nebula and Open Lending has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and certain other adjustments.

The Business Combination will be accounted for as a reverse recapitalization because Open Lending has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:

•	The pre-combination unitholders of Open Lending will hold the largest portion, between 45.52% and 58.35%, of voting rights in the Combined Company , excluding Lock-up Shares;

•	The pre-combination equity holders of Open Lending will have the right to appoint the majority of the directors on the board of directors of the Combined Company;

•	Senior management of Open Lending will comprise the senior management of the Combined Company; and

•	Operations of Open Lending will comprise the ongoing operations of the Combined Company.

Under the reverse recapitalization model, the Business Combination will be treated as Open Lending issuing equity for the net assets of Nebula, with no goodwill or intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Nebula’s Class A common stock into cash:

•	Assuming No Redemptions: This presentation assumes that no Nebula stockholders exercise redemption rights with respect to their Public Shares.

•

Assuming Maximum Redemptions: This presentation assumes that approximately 43.6% of Nebula’s Public Stockholders exercise redemption rights with respect to their Public Shares. This scenario assumes that 12,000,000 Public Shares are redeemed for an aggregate redemption payment of approximately $123,171,427, including pro rata portion of interest accrued on Trust account of $3,171,427. This is presented as the maximum redemption scenario is based on the minimum cash consideration of $465,000,000 to be paid to the unitholders of Open Lending, consisting of $135,000,000 of cash distribution in March 2020 and $330,000,000 in cash at closing of the Business Combination.

Note 3—Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2020 are as follows:

a)	Cash. Represents the impact of the Business Combination on the cash balance of the Combined Company.

The table below represents the sources and uses of funds as it relates to the Business Combination:

(in thousands)

	Note	No redemption scenario	Maximum redemption scenario
Cash balance of Open Lending prior to Business Combination		$38,038	$38,038
Cash balance of Nebula prior to Business Combination		616	616
Nebula Cash Held in Trust	(1)	282,268	282,268
PIPE	(2)	200,000	200,000
Payment to redeeming Nebula stockholders	(3)	—	(120,000)
Payment of accrued interest to redeeming Nebula shareholders	(3)	—	(3,171)
Cash to existing Open Lending unitholders at the Business Combination	(4)	(450,000)	(330,000)
Payment of deferred underwriting commissions	(5)	(9,625)	(9,625)
Payment of accrued transaction cost of Nebula	(6)	(900)	(900)
Payment of other Nebula transaction costs	(6)	(22,359)	(19,188)
Payment of accrued transaction costs of Open Lending	(7)	(4,001)	(4,001)
Payment of other Open Lending transaction costs	(7)	(5,999)	(5,999)
Distribution of remaining cash balance of Open Lending to existing Open Lending unitholders prior to Business Combination	(8)	(3,038)	(3,038)

Excess cash to balance sheet from Business Combination		$25,000	$25,000

(1)	Represents the amount of the restricted investments and cash held in the Trust account upon consummation of the Business Combination at closing.
(2)

Represents the issuance, in a private placement to be consummated concurrently with the Closing, to third-party investors of up to 20,000,000 shares of common stock assuming stock price of $10 per share.

(3)	Represents the amount paid to Nebula stockholders who are assumed to exercise redemption rights under the maximum redemption scenario including payment of accrued interest.
(4)	Represents the amount of cash paid to the existing Open Lending unitholders at closing of the Business Combination.
(5)	Represents payment of deferred underwriting commissions by Nebula.
(6)	Represents payment of accrued and incremental transaction costs incurred by Nebula.
(7)	Represents payment accrued and incremental transaction costs incurred by Open Lending.
(8)

Represents distribution of cash balance of Open Lending to existing Open Lending unitholders prior to the Business Combination in excess of cash reserve of $35,000,000 that is included in the cash to be paid to the existing Open Lending unitholders at closing of the Business Combination (see Note 3(a)(4)).

b)

Tax effect of pro forma adjustments. Following the Business Combination, the Combined Company will be subject to U.S. federal income taxes, in addition to state and local taxes. As a result, the pro forma balance sheet reflects an adjustment to our deferred taxes assuming the federal rates currently in effect and the highest statutory rates apportioned to each state and local jurisdiction.

Revenue accelerated for GAAP under the new revenue recognition standards of ASC 606 may not be accelerated in determining taxable income under the Internal Revenue Code. As a result, some revenue recognized for GAAP will continue to be deferred for U.S. Federal Income tax purposes. The total ASC 606 deferred tax liability is $13,953,147.

There is no deferred tax impact related to the future settlement of the Contingency Consideration, Earn-out Consideration and Lock-up Shares, described in more detail in Note 1 above, and no deferred tax asset has been recorded for this purpose.

Under ASC 740, a tax position must be more likely than not to be sustained upon examination by taxing authorities in order to recognize the benefit of the tax position on our financial statements. Recognized tax benefits are measured as the largest amount of benefit greater than fifty percent likely of being realized. As of March 31, 2020 there were $1,539,246 of unrecognized tax benefits.

c)	Business Combination expenses.

(1)

Payment of accrued expenses related to the Business Combination incurred by Nebula and Open Lending in the amount of $900,000 and $4,001,009, respectively (See Cash in Note 3(a)). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding decrease in accounts payable.

(2)

Payment of deferred underwriting commissions incurred by Nebula in the amount of $9,625,000 (See Cash in Note 3(a)). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding decrease in deferred underwriting commissions.

(3)

Payment of incremental expenses related to the Business Combination estimated to be incurred through the Business Combination in the amount of $28,355,853 assuming no redemption scenario and $25,184,426 assuming maximum redemption scenario (See Cash in Note 3(a)(6) and 3(a)(7)). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital (see Note 3(h)).

(4)

Recognition of Open Lending’s capitalized expenses related to the Business Combination in the amount of $9,680,715 as a reduction to equity proceeds. The unaudited pro forma condensed combined balance sheet reflects these costs as a decrease in deferred transaction costs, with a corresponding decrease in additional paid-in capital (see Note 3(h)).

d)

Trust Account. Represents release of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination to fund the closing of the Business Combination (See Cash in Note 3(a)).

e)

Contingency Consideration, Earn-Out Consideration and Lock-up Shares. Represents recognition of Contingency Consideration, Earn-Out Consideration and Lock-up Shares, described in more detail in Note 1 above, as derivatives that will not qualify for equity classification. Therefore, these amounts are classified as liabilities in the pro-forma balance sheet and recognized at their estimated fair values of $191,990,202 at the closing of the Business Combination. Post-Business Combination, these liabilities will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Business Combination will be recognized in the Combined Company’s statement of operations within other income/expense.

f)	Tax receivable agreement. In connection with the Closing, ParentCo will enter into the Tax Receivable Agreement with Nebula, the Blocker, the Blocker Holder, and Open Lending. The Tax Receivable

Agreement will generally provide for the payment by ParentCo to the Company Unit Sellers and Blocker Holder, as applicable, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that ParentCo actually realizes (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of Blocker and/or Open Lending that existed prior to the Business Combination and were attributable to the Blocker; (ii) certain increases in the tax basis of Open Lending’ assets resulting from the Second Merger; (iii) imputed interest deemed to be paid by ParentCo as a result of payments ParentCo makes under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments ParentCo makes under the Tax Receivable Agreement. ParentCo will retain the benefit of the remaining 15% of these cash savings. Under the no redemption scenario, the liability to be recognized for the Tax Receivable Agreement is $111,252,936 and the deferred tax asset of $126,966,519 which has been recognized from the increase in tax basis and certain tax benefits attributable to imputed interest. This liability is included in pro forma Other long-term obligations. Nebula expects to benefit from the remaining 15% of cash savings, if any, realized.

The total deferred tax asset and Tax Receivable Agreements liability pro forma adjustments are $126,966,519 and $111,252,936, respectively. The excess of the deferred tax asset pro forma adjustment over the Tax Receivable Agreements liability pro forma adjustment of $15,713,583 is recorded as additional paid-in capital.

Alternatively, under the maximum redemption scenario, the liability to be recognized for the Tax Receivable Agreement is $90,133,151 and the deferred tax asset of $102,119,714 which would be recognized from the increase in tax basis and certain tax benefits attributable to imputed interest.

g)

Share-based compensation. Represents the accelerated vesting of the awards associated with the historical share-based compensation plan of Open Lending in the amount of $2,188,745. These awards fully vest upon a qualifying event (i.e. a change in control of the Combined Company), which was recognized upon closing of the Business Combination. This accelerated vesting adjustment is considered to be a one-time charge and is not expected to have a continuing impact on the combined results, thus it is not reflected in the pro forma statements of operations.

h)

Impact on equity. The following table represents the impact of the Business Combination on the number of shares of Class A Common Stock and represents the total equity section assuming no redemptions by Nebula stockholders:

(in thousands, except share amounts)

	Common stock
	Number of Shares		Par Value
	Class A Stock	Class B Stock	Class A Stock	Class B Stock	Members' units	Additional Paid in Capital	Retained earnings
Pre Business Combination - Nebula	804,875	6,875,000	—	1			4,999
Pre Business Combination - Open Lending					265,895	—	(322,452)
Reclassification of redeemable shares to Class A Stock	26,695,125		3			266,948
Founder Shares	6,875,000	(6,875,000)	1	(1)
Lock-up Shares	(3,437,500)		(1)			1
Private Placement	20,000,000		2			199,998
Shares issued to Open Lending unitholders as consideration	42,562,500		4			(4)

Balances after share transactions of the Combined Company	93,500,000	—	9	—	265,895	466,943	(317,453)

Cash to existing Open Lending unitholders at Business Combination						(450,000)
Cash to existing Open Lending unitholders before Business Combination						(135,000)	135,000
Estimated Open Lending transaction costs						(10,000)
Estimated Nebula transaction costs						(28,039)	—
Elimination of historical retained earnings of Nebula						4,999	(4,999)
Elimination of historical Members' units of Open Lending					(265,895)	265,895
Accelerated vesting of historical share-based compensation plan						2,189	(2,189)
Contingent consideration						(191,990)
Estimated transaction tax benefit due to Open Lending sellers						15,714
Distribution of remaining cash balance of Open Lending to existing Open Lending unitholders prior to Business Combination						(3,038)
Tax impact of conversion from LLC to Corporation							(15,674)

Post-Business Combination	93,500,000	—	9	—	—	(62,327)	(205,315)

In case of maximum redemption by holders of Nebula Common Stock, the following table represents the impact of the Business Combination on the number of shares of Nebula Class A Common Stock and represents the total equity section:

(in thousands, except share amounts)

	Common stock
	Number of Shares		Par Value
	Class A Stock	Class B Stock	Class A Stock	Class B Stock	Members' units	Additional Paid in Capital	Retained earnings
Pre Business Combination - Nebula	804,875	6,875,000	—	1		—	4,999
Pre Business Combination - Open Lending			—	—	265,895	—	(322,452)
Reclassification of redeemable shares to Class A Stock	26,695,125		3	—		266,948	—
Less: Redemption of redeemable stock	(12,000,000)		(1)			(123,170)	(1)
Founder Shares	6,875,000	(6,875,000)	1	(1)
Lock-up Shares	(3,437,500)		(1)			1
Private Placement	20,000,000		2	—		199,998
Shares issued to Open Lending unitholders as consideration	54,562,500		5	—		(5)

Balances after share transactions of the Combined Company	93,500,000	—	9	—	265,895	343,772	(317,453)

Cash to existing Open Lending unitholders at Business Combination						(330,000)
Cash to existing Open Lending unitholders before Business Combination						(135,000)	135,000
Estimated Open Lending transaction costs						(10,000)	—
Estimated Nebula transaction costs						(24,868)	—
Elimination of historical retained earnings of Nebula						4,999	(4,999)
Elimination of historical Members' units of Open Lending					(265,895)	265,895
Accelerated vesting of historical share-based compensation plan						2,189	(2,189)
Contingent consideration						(191,990)
Estimated transaction tax benefit due to Open Lending sellers						11,987
Distribution of remaining cash balance of Open Lending to existing Open Lending unitholders prior to Business Combination						(3,038)
Tax impact of conversion from LLC to Corporation							(15,674)

Post-Business Combination	93,500,000	—	9	—	—	(66,054)	(205,315)

(1)

Represents the amount paid to Nebula stockholders who are assumed to exercise redemption rights under the maximum redemption scenario including payment of accrued interest (See Note 3(a)(3) for details).

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2020 and year ended December 31, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 and for the year ended December 31, 2019 are as follows:

i)

Exclusion of transaction expenses. Reflects adjustments made to eliminate non-recurring direct and incremental transaction expenses specifically incurred by Nebula as part of the Business Combination as these expenses meet the directly attributable and factually supportable criteria.

j)

Exclusion of interest income and associated taxes. Adjustment to eliminate historical interest income and the respective franchise tax to reflect the use of cash in Trust account to close the Business Combination.

k)

Interest expense. Represents the estimated changes in Open Lending’s historical interest expense following the issuance of the Term Loan in a principal amount of $170,000,000 and repayment of previous debt in the amount of $3,312,788 in March 2020 in connection with the Business Combination (see Note 1 for further details). The Term Loan bears interest at a variable rate of LIBOR + 6.50% or the base rate + 5.50%. For the purposes of the pro forma statement of operations the interest expense under the Term Loan was estimated using the current LIBOR + 6.5%.

(in thousands)

	Three month ended March 31, 2020	Year ended December 31, 2019
Elimination of Open Lending historical interest expense	764	322
Interest expense associated with the Term Loan	(3,298)	(13,416)

Net Pro Forma adjustment to interest expense	(2,534)	(13,094)

A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $51,531 for the three months ended March 31, 2020 and approximately $209,622 for the year ended December 31, 2019.

l)

Tax effect of pro forma adjustments. Reflects the impact of U.S. federal, state, local and foreign income taxes on the income of the Combined Company. The pro forma effective income tax rate is estimated to be approximately 34.71% for the three months ended March 31, 2020 and approximately 27.40% for the year ended December 31, 2019 and was determined by combining the projected U.S. federal, state, local and foreign income taxes.

m)

Net income per share. Represents pro forma net income per share based on pro forma net income and 93,500,000 total shares outstanding upon consummation of the Business Combination. There are no equity instruments that are expected to have a dilutive effect on the net income per share post-Business Combination.

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per share information of Nebula as of and for the three months ended March 31, 2020 and the year ended December 31, 2019;

•	historical per unit information of Open Lending as of and for the three months ended March 31, 2020 and the year ended December 31, 2019; and

•

unaudited pro forma per share information of the Combined Company as of and for the three months ended March 31, 2020 and the year ended December 31, 2019, after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	No Redemption scenario: This scenario assumes that no shares of Nebula Class A Common Stock are redeemed; and

•

Maximum Redemption scenario: This scenario assumes that 12,000,000 shares of Nebula Class A Common Stock, or 43.6% of the outstanding shares of Nebula Class A Common Stock, are redeemed, resulting in an aggregate payment of $123,171,427, including pro rata portion of interest accrued on Trust Account of $3,171,427, out of the Trust Account, and that the fair value of the marketable securities held in the Trust Account following such redemption along with the proceeds from the PIPE are sufficient to satisfy closing cash conditions pursuant to the terms of the Business Combination Agreement. If, as a result of redemptions of Nebula Class A Common Stock by the Public Stockholders, these closing cash conditions are not met (or waived), then Nebula and or the selling unitholders (as applicable) may elect not to consummate the Business Combination or redeem any shares and all shares of Nebula Class A Common Stock submitted for redemption will be returned to the holders thereof.

The pro forma net income (loss) and cash dividends per share information reflect the Business Combination contemplated by the Business Combination Agreement as if it had occurred on January 1, 2019.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of Nebula and Open Lending, and the accompanying notes to such financials statements, that has been presented in its filings with the SEC that are included or incorporated herein by reference in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Uncertainties that could impact our financial condition include risks that effect Open Lending’s operations and outlook such as economic recessions, inflation, fluctuations in interest and currency exchange rates, and changes in the fiscal or monetary policies of the United States government. For more information on the risks, please see the section entitled “Risk Factors.” You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

(in thousands, except per share amounts)
	Historical		Pro forma
	Nebula	Open Lending	No Redemptions scenario	Maximum Redemptions scenario
As of and for the Three Months ended March 31, 2020
Book value per common share / unit – basic (1)	0.18	(12.20)	(2.86)	(2.90)
Book value per common share / unit – diluted (1)	0.18	(4.13)	(2.86)	(2.90)
Net income per common share / unit – basic (2)	0.14	0.21	0.03	0.03
Net income per common share / unit – diluted (2)	0.14	0.11	0.03	0.03
Cash distributions per share / unit – basic (2)	n/a	2.06	n/a	n/a
Cash distributions per share / unit – diluted (2)	n/a	0.59	n/a	n/a

	Historical		Pro forma
	Nebula	Open Lending	No Redemptions scenario	Maximum Redemptions scenario

As of and for the Year Ended December 31, 2019
Net income (loss) per common share / unit – basic and diluted (2)	0.14	(5.57)	0.38	0.38
Cash distributions per share / unit – basic and diluted (2)	n/a	0.48	n/a	n/a

(1)	Book value per common share / unit is calculated as total equity divided by:

•	Class A common shares outstanding at March 31, 2020 for Nebula and the pro forma information;

•	Common units outstanding at March 31, 2020 for Open Lending.

(2)	Net income per common share / unit and cash distributions per common share / unit are based on:

•	Weighted average number of Class A common shares outstanding for the three months ended March 31, 2020 and the year ended December 31, 2019 for Nebula and the pro forma;

•	Weighted average number of common units outstanding for the three months ended March 31, 2020 and the year ended December 31, 2019 for Open Lending.

THE SPECIAL MEETINGS OF NEBULA STOCKHOLDERS AND WARRANTHOLDERS

The Nebula Special Meetings

Nebula is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting of stockholders and the special meeting of warrantholders to be held on                , 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Nebula’s stockholders and warrantholders on or about                , 2020. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meetings of stockholders and warrantholders.

Date, Time and Place of the Special Meetings

The special meeting of stockholders and warrantholders of Nebula will be held at 11:00 a.m., Eastern time, and 11:30 a.m. Eastern time, respectively, on                 , 2020, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166, or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Purpose of the Special Meetings

At the Nebula special meeting of stockholders, Nebula will ask the Nebula stockholders to vote in favor of the following proposals:

•	The Business Combination Proposal—a proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

•

The Charter Amendment Proposals—to consider and vote upon proposals to approve the Amended and Restated Certificate of Incorporation of ParentCo, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, reflecting the following differences from Nebula’s current Amended and Restated Certificate of Incorporation:

(A)	increase the number of authorized shares of ParentCo Common Stock from 111,000,000 to and the number of authorized shares of ParentCo’s preferred stock, $0.01 per share, from 1,000,000 to ;

(B)

change the vote required to remove a director of ParentCo from a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class to not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors, voting together as a single class; and

(2)

change the vote required to amend ParentCo’s bylaws from a majority of the members of the Nebula board or by the stockholders, or by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock of Nebula entitled to vote generally in the election of directors, to not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class; provided, however that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

•

The Nasdaq Proposal—a proposal to approve the issuance of more than 20% of the current total issued and outstanding Nebula Common Stock, for purposes of complying with the applicable Nasdaq Listing Rules.

•	The 2020 Plan Proposal—to consider and vote upon a proposal to approve and adopt the Open Lending Corporation 2020 Stock Incentive Plan, and the material terms thereunder.

•

The Stockholder Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal or the 2020 Plan Proposal, or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

At the Nebula special meeting of warrantholders, Nebula will ask the Nebula warrantholders to vote in favor of the following proposals:

•

The Warrant Amendment Proposal—a proposal to approve and adopt an amendment to the terms of the Warrant Agreement governing Nebula’s outstanding warrants to provide that, upon consummation of the Business Combination, each Public Warrant will be exchanged for cash in the amount of $1.50 per Public Warrant. The Warrant Amendment will be contingent upon Nebula’s stockholders approving the Business Combination and Nebula consummating the Business Combination; and

•

The Warrantholder Adjournment Proposal—a proposal to consider and vote upon an adjournment of the special meeting of warrantholders to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve the Warrant Amendment Proposal.

Recommendation of the Nebula Board of Directors

Nebula’s board of directors believes that each of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the 2020 Plan Proposal, the Stockholder Adjournment Proposal, the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal to be presented at the special meetings is in the best interests of Nebula, its stockholders and its warrantholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of Nebula’s board of directors in favor of approval of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the 2020 Plan Proposal and the Warrant Amendment Proposal, you should keep in mind that certain of Nebula’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor and certain of Nebula’s directors of an aggregate of 6,875,000 Founder Shares, which shares would become worthless if Nebula does not complete a business combination within the applicable time period, as the initial stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $            million, based on the closing price of Nebula Class A Common Stock of $            on NASDAQ on                , 2020, the record date for the special meeting of stockholders;

•

Nebula’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Nebula’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•	the potential continuation of certain of Nebula’s directors as directors of ParentCo; and

•	the continued indemnification of current directors and officers of Nebula and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders and the special meeting of warrantholders if you owned shares of Nebula Common Stock or Public Warrants at the close

of business on                , 2020, which is the record date for the special meeting of stockholders and the special meeting of warrantholders. You are entitled to one vote for each share of Nebula Common Stock that you owned as of the close of business on the record date. If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares or warrants you beneficially own are properly counted. On the record date, there were 34,375,000 shares of Nebula Common Stock outstanding, of which 27,500,000 are shares of Nebula Class A Common Stock and 6,875,000 are Founder Shares held by Nebula’s Initial Stockholders and 9,166,666 outstanding Public Warrants.

Nebula’s Initial Stockholders have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Nebula’s issued and outstanding warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares and Warrants

Each share of Nebula Common Stock or Public Warrant that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders and the special meeting of warrant holders, respectively. Your one or more proxy cards show the number of shares of Nebula Common Stock or Public Warrants that you own.

If you are a holder of record, there are two ways to vote your shares of Nebula Common Stock or Public Warrants at the special meeting of stockholders or the special meeting of warrantholders, as applicable:

•

You can vote by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares or warrants are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares or warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares or warrants, your shares of Nebula Common Stock or Public Warrants will be voted as recommended by Nebula’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” each of the Charter Amendment Proposals, “FOR” the Nasdaq Proposal, “FOR” the 2020 Plan Proposal and “FOR” the Stockholder Adjournment Proposal. With respect to proposals for the special meeting of warrantholders, that means: “FOR” the Warrant Amendment Proposal and “FOR” the Warrantholder Adjournment Proposal.

•

You can attend the special meetings and vote in person. You will be given a ballot when you arrive. However, if your shares of Nebula Common Stock or Public Warrants are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Nebula Common Stock or Public Warrants.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you have any questions about how to vote or direct a vote in respect of your shares of Nebula Common Stock or your Public Warrants, you may contact Nebula’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue—3rd Floor

Stamford, CT 06902

Toll free: (800) 662-5200

Tel: (203) 658-9400

Email: NEBU.info@investor.morrowsodali.com

Quorum and Vote Required for the Proposals

A quorum of Nebula’s stockholders and warrantholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Nebula Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. A quorum will be present at the special meeting of warrantholders if a majority of the Public Warrants outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of the holders of at least a majority of all then outstanding shares of Nebula Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. Accordingly, a Nebula stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Business Combination Proposal and each of the Charter Amendment Proposals.

Each of the Nasdaq Proposal, the 2020 Plan Proposal and the Stockholder Adjournment Proposal, if presented, requires the affirmative vote of the holders of a majority of the shares of Nebula Common Stock that are voted thereon at the special meeting of stockholders. Accordingly, a Nebula stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Nasdaq Proposal, the 2020 Plan Proposal or the Stockholder Adjournment Proposal.

The Warrant Amendment Proposal requires the vote of the registered holders of a majority of the Public Warrants issued and outstanding as of the record date. As of the record date, there were 9,166,666 outstanding Public Warrants, and therefore, the vote of more than 4,583,333 Public Warrants is required to approve the amendment of the Warrant Agreement. Accordingly, a Nebula warrantholder’s failure to vote by proxy or to vote in person at the special meeting of warrantholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote “against” the Warrant Amendment Proposal.

The Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the Public Warrants that are voted at the special meeting of warrantholders. Accordingly, a Nebula warrantholder’s failure to vote by proxy or to vote in person at the special meeting of warrantholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Nebula believes the proposals presented to its stockholders and warrantholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares or warrants; this indication that a bank, broker or nominee is not voting your shares or warrants is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Nebula stockholders and the special meeting of Nebula warrantholders. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and each of the Charter Amendment Proposals and will have no effect on the Nasdaq Proposal, the 2020 Plan Proposal or the Stockholder Adjournment Proposal.

Revocability of Proxies

If you have submitted a proxy to vote your shares or warrants and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, Nebula’s proxy solicitor, prior to the date of the special meeting or by voting in person at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902.

Redemption Rights

Pursuant to Nebula’s amended and restated certificate of incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of Nebula’s IPO as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $                million on                , 2020, the estimated per share redemption price would have been approximately $                .

Redemption rights are not available to holders of warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on                , 2020 (two business days before the special meeting), both:

•	Submit a request in writing that Nebula redeem your Public Shares for cash to American Stock Transfer & Trust Company, Nebula’s transfer agent, at the following address:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, New York 11219

Attention: Felix Orihuela

E-mail: FOrihuela@astfinancial.com

•

Deliver your public shares either physically or electronically through DTC to Nebula’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Nebula’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Nebula does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Nebula’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Nebula’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Nebula’s transfer agent return the shares (physically or electronically). You may make such request by contacting Nebula’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Nebula redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of their Nebula Class A Common Stock as they may receive higher proceeds from the sale of their Nebula Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Nebula cannot assure you that you will be able to sell your shares of Nebula Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Nebula Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Nebula Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and Nebula does not consummate an initial business combination by June 12, 2020, or amend its amended and restated certificate of incorporation to extend the date by which Nebula must consummate an initial business combination, it will be required to dissolve and liquidate and the Nebula Warrants will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Nebula Common Stock or Nebula Warrants in connection with the Business Combination.

Solicitation of Proxies

Nebula will pay the cost of soliciting proxies for the special meeting. Nebula has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Nebula has agreed to pay Morrow Sodali LLC a fee of $                . Nebula will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Nebula also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Nebula Common Stock and Nebula Warrants for their expenses in forwarding soliciting materials to beneficial owners of Nebula Common Stock and Nebula Warrants and in obtaining voting instructions from those owners. Nebula’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Initial Stockholders beneficially own an aggregate of 20% of the outstanding shares of Nebula Common Stock. The Initial Stockholders have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. As of the date of this proxy statement/prospectus, none of the Initial Stockholders have acquired any shares of Nebula Class A Common Stock.

THE BUSINESS COMBINATION

The Background of the Business Combination

The terms of the Business Combination are the result of negotiations between representatives of Nebula and Open Lending. The following is a brief description of the background of these negotiations and the resulting Business Combination.

Nebula is a blank check company incorporated as a Delaware corporation on October 2, 2017 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. True Wind Capital Management, L.P. a technology focused private investment firm, referred herein as True Wind Capital, is Nebula’s advisor and the advisor of True Wind Capital, L.P. Nebula has sought to capitalize on the ability of its management team and the broader True Wind Capital platform to identify, acquire, and operate a business in the technology and technology-enabled services sectors that may provide opportunities for attractive long-term risk-adjusted returns, though Nebula reserves the right to pursue an acquisition opportunity in any business or industry.

On January 12, 2018, Nebula consummated its IPO of 27,500,000 Nebula Units, including the partial exercise of the underwriters’ 3,750,000 Nebula Unit over-allotment option, of which 2,500,000 Nebula Units were exercised. Each Nebula Unit consists of one share of Nebula Class A Common Stock, and one-third of one Public Warrant, each whole Public Warrant entitling the holder to purchase one share of Nebula Class A Common Stock at $11.50 per share. The Nebula Units were sold at an offering price of $10.00 per Nebula Unit, generating gross proceeds of $275,000,000. As a result of the underwriters’ partial exercise of the over-allotment option, the Sponsor, forfeited 312,500 Founder Shares. Simultaneously with the consummation of the IPO and the sale of the Nebula Units, Nebula consummated a private placement of an aggregate of 5,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating total proceeds of $7,500,000.

A total of $275 million of the net proceeds from the IPO (including the partial exercise of the over-allotment option by the underwriters in the IPO) and the private placement with the Sponsor of the Private Placement Warrants were deposited in the Trust Account established for the benefit of the Public Stockholders.

The Nebula Units began trading on January 10, 2018 on the NASDAQ Capital Market under the symbol NEBU.U. Commencing on March 2, 2018, the securities comprising the Nebula Units began separate trading. The Nebula Units, Nebula Class A Common Stock, and Nebula Warrants are trading on the NASDAQ Capital Market under the symbols “NEBU.U,” “NEBU” and “NEBU.W,” respectively.

Initially, Nebula’s Sponsor, officers and directors agreed that Nebula must complete its initial business combination by January 12, 2020, which was 24 months from the closing of the IPO. On January 9, 2020, Nebula’s shareholders approved an amendment to Nebula’s amended and restated certificate of incorporation to extend the date by which Nebula has to consummate a business combination for an additional five months, from January 12, 2020 to June 12, 2020 in order to provide Nebula with additional time to consummate the Business Combination. In connection with this extension, Nebula agreed that in the event that the Business Combination Agreement is terminated, it will cease all operations except for the purpose of winding up and as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares with the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Nebula to pay its franchise and income taxes (less up to $500,000 of interest released to Nebula for working capital purposes and $100,000 of interest to pay dissolution expenses).

Except for the withdrawal of interest to pay franchise and income taxes and up to $500,000 to fund working capital requirements, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of the completion of the initial business combination or the redemption of 100% of the Public Shares if Nebula is unable to complete the initial business combination by June 12, 2020 or such later date that may be approved by Nebula’s stockholders.

Following the IPO, Nebula’s management team, commenced a comprehensive search for a target business. During the course of this search process, Nebula reviewed and considered more than 750 companies and evaluated more than 100 target companies in detail. Nebula entered into detailed substantive discussions or negotiations with a number of such targets, including term sheets with two potential business combination target companies, referred to as “Company A” and “Company B.” The decision not to pursue alternative acquisition targets was generally the result of Nebula’s determination that each business was not an attractive target due to a combination of business prospects, strategy, management teams, financial performance, structure and valuation differences. In the case of Company A, a third-party offered a purchase price at auction to Company A that was greater than the price offered by Nebula. As a result, Company A terminated discussions with Nebula. Nebula terminated negotiations with Company B upon due diligence showing that Company B was in a deteriorating financial situation.

On August 15, 2019, representatives of Financial Technology Partners (or “FT Partners”), an investment bank representing Open Lending in a potential transaction, emailed Adam Clammer, Co-Chief Executive Officer of Nebula, to introduce Open Lending and the transaction opportunity.

On August 21, 2019, representatives of Nebula, including Mr. Clammer, Brandon Van Buren, a Partner at True Wind Capital, and Will Heldfond, a Vice President at True Wind Capital, and representatives of FT Partners conducted a conference call to discuss the transaction opportunity on a non-confidential basis.

On September 13, 2019, a representative from FT Partners held a teleconference with Messrs. Van Buren and Heldfond. in which they discussed the execution of a non-disclosure agreement and initial due diligence matters.

On September 16, 2019, Nebula executed a non-disclosure agreement with Open Lending and commenced its due diligence review of the documents provided by Open Lending.

On September 17, 2019, representatives of Nebula, including Mr. Van Buren and Mr. Heldfond, and FT Partners held a teleconference to review and discuss the due diligence materials provided by Open Lending. Representatives from FT Partners also provided a draft term sheet to Nebula.

On September 19, 2019, Deutsche Bank, one of the underwriters of Nebula’s IPO, executed a non-disclosure agreement with Open Lending.

On September 25, 2019, upon FT Partners’ request, Nebula shared an initial Indication of Interest (or “IOI”) with Open Lending through FT Partners that addressed the key terms and illustrated the mechanics of the proposed transaction. The IOI proposed a combination of stock and cash as consideration, a debt financing of $276 million to be raised in connection with the transaction, a PIPE investment of up to $100 million from True Wind Capital, and that existing management of Open Lending would continue to serve as management of the combined company upon consummation of the transaction and that the combined company would have a nine member board of directors comprised of seven directors nominated by Open Lending’s equity holders and two directors nominated by the Sponsor. Throughout the negotiation process for the Business Combination, the existing management team of Open Lending was always expected to continue to manage the Combined Company.

On October 8, 2019, Nebula attended an in-person management presentation and due diligence session with Open Lending’s management team at Open Lending’s headquarters in Austin, Texas. Mr. Clammer, Mr. Van Buren, and Nicholas McCombe, an Associate at True Wind Capital, attended from Nebula and John Flynn, President and Chief Executive Officer, and Ross Jessup, Chief Financial Officer and Chief Operating Officer, attended from Open Lending.

On October 9, 2019, Nebula’s management team, led by Messrs. Clammer and Van Buren, held a teleconference with representatives of FT Partners to discuss feedback from the management presentation and discuss next steps.

On October 10, 2019, Nebula received a counteroffer to its initial IOI from Open Lending. The counteroffer proposed a revised amount of stock and cash consideration, that the selling shareholders of Open Lending receive contingent consideration tied to future performance of the Combined Company’s stock price, the Sponsor forfeit certain of its Founder Shares with certain of its remaining Founder Shares subject to vesting upon achievement of future performance targets for the Combined Company’s stock price, and Nebula commence a tender offer to repurchase all Nebula’s outstanding warrants. The counteroffer also proposed $225 million of debt financing.

On October 18, 2019, Nebula conducted a conference call with Open Lending’s management team to discuss financial projections and recent business performance. Messrs. Clammer, Van Buren, Flynn, and Jessup joined the call among other representatives of both parties.

On October 21, 2019, Nebula shared an updated IOI with Open Lending incorporating feedback from Open Lending’s counteroffer on October 10, 2019. The updated IOI accepted Open Lending’s proposals regarding contingent consideration to the selling shareholders, the warrant tender, and the amount of debt financing. However, the revised IOI proposed a revised amount of stock and cash consideration, incremental contingent consideration payable to the Sponsor tied to future performance of the Combined Company’s stock price and greater specificity regarding transaction structure, Tax Receivable Agreement consideration, management incentives, and transaction expenses. Mr. Van Buren and representatives from Nebula met in-person with representatives of FT Partners in FT Partners’ San Francisco offices to discuss the IOI.

On October 25, 2019, Open Lending held a call with representatives of FT Partners to discuss the proposal that Open Lending intended to pursue.

On November 1, 2019, Open Lending shared a detailed term sheet with Nebula, which incorporated the IOI and addressed additional transaction terms. The term sheet proposed a revised amount of stock and cash consideration, that a greater number of the Sponsor’s Founder Shares be subject to vesting upon the achievement of future performance targets of the Combined Company’s stock price, and the stipulation that Nebula commit to a PIPE investment of $200 million. Nebula accepted the proposals from Open Lending. Between November 4, 2019 and November 10, 2019, the parties exchanged revised term sheets and discussed open issues, which included cash and stock merger consideration, transaction structure, Tax Receivable Agreement consideration, registration rights, debt financing, voting and support agreements, governance, and management incentives, with representatives of FT Partners.

On November 12, 2019, Open Lending’s management team and representatives of FT Partners held a teleconference to discuss the initial valuation and transaction proposal. Open Lending’s management team informed FT Partners of its interest to move forward with the proposed Business Combination.

On November 12, 2019, Messrs. Clammer and Van Buren held a teleconference with representatives of FT Partners to discuss the status of the terms sheet and potential timing for the proposed Business Combination.

On November 12, 2019, Nebula provided a revised issues list and term sheet to Open Lending as well as an equity commitment letter for an amount up to $100 million from True Wind Capital in support of the proposed Business Combination.

On November 14, 2019, Open Lending provided a counterproposal to Nebula clarifying Open Lending’s position with respect to, among other things, the minimum cash and debt financing conditions, the vesting of sponsor shares, the founder earnout, and board composition. Concurrent with providing the updated term sheet, representatives of FT Partners provided Nebula with a business update on Open Lending’s OEM segment.

On November 15, 2019, Open Lending received a revised term sheet from Nebula that included, among other items, further updates relating to the minimum cash requirements and Nebula’s liabilities.

On November 18, 2019, representatives from Nebula visited Open Lending’s offices in Austin, Texas to begin work on the transaction related marketing materials. James H. Greene, Co-Chief Executive Officer of Nebula, as well as Messrs. Clammer, Van Buren, Heldfond, Flynn, and Jessup attended. Representatives of Nebula continued work at Open Lending’s headquarters for much of the remainder of the week.

On November 18, 2019, representatives from Goldman Sachs, one of the underwriters of Nebula’s IPO, executed a non-disclosure agreement with Open Lending.

On November 19, 2019, Open Lending provided a counter-proposal term sheet to Nebula.

On November 20, 2019, Messrs. Flynn and Jessup conducted a management presentation and due diligence session with the underwriters from Nebula’s IPO, with representatives from Deutsche Bank attending in-person at Open Lending’s Austin headquarters and representatives from Goldman Sachs participating telephonically.

On November 21, 2019, Deutsche Bank and Goldman Sachs were given access to Open Lending’s virtual data room.

On November 22, 2019, Greenberg Traurig, LLP (“Greenberg Traurig”), Open Lending’s management team, and Goodwin Procter LLP (“Goodwin”) held a telephonic meeting to discuss and settle the remaining open items relating to the term sheet.

On November 25, 2019 and November 26, 2019, representatives from Nebula, including Mr. Van Buren, and representatives from Deutsche Bank returned to the Open Lending offices in Austin to continue due diligence and work on the transaction related marketing materials.

On November 28, 2019, Open Lending and Nebula executed a final term sheet.

During the period from December 2, 2019 through December 16, 2019, Nebula and Open Lending held discussions with various potential investors regarding participation in the PIPE and due diligence related matters. From December 18, 2019 through December 30, 2019, counsel to certain of the potential investors provided comments to the draft subscription agreement for the PIPE. On January 3, 2020, Nebula entered into engagement letters with Deutsche Bank and Goldman Sachs engaging them to act as placement agents in connection with the PIPE.

During the period from December 9, 2019 through January 5, 2020, representatives of Nebula continued their due diligence review, including conducting calls with Open Lending’s customers, partners, and consultants, and Greenberg Traurig and Goodwin negotiated the terms of the Business Combination Agreement, including the termination provisions, the amount of the termination fee and the treatment of Open Lending’s convertible securities, and the Investor Right’s Agreement, including transfer restrictions and board of director nomination rights.

On December 12, 2019, Open Lending engaged ICR, Inc. as its public relations and investor relations advisors.

On December 16, 2019, Nebula announced that it was in advanced discussions with a potential target company and that it expected to announce an initial business combination shortly where it would acquire a profitable, high-growth financial technology business in the lending enablement and risk analytics space.

On December 23, 2019, Nebula held a telephonic special board meeting to discuss the merits and considerations of the proposed Business Combination, including the factors discussed in the “Nebula’s Board of Director’s Reasons for the Approval of the Business Combination” section of this proxy statement/prospectus. The board also reviewed a draft of the Business Combination Agreement and other key transaction documents. Representatives from Greenberg Traurig also discussed with the board members their fiduciary duties in connection with the proposed transaction.

On December 30, 2019, Nebula held a telephonic special board meeting where the board of Nebula was informed of the progress of the Business Combination Agreement and other key transaction documents since the last meeting and voted to unanimously approve the Business Combination and related transactions. Representatives from Greenberg Traurig attended the meeting and discussed their legal diligence findings which were reviewed by Nebula’s board of directors.

On January 5, 2020, Open Lending’s board of directors, by unanimous written consent, approved the Business Combination and Open Lending’s entry into the Business Combination Agreement and related agreements.

On January 5, 2020, Nebula’s board was convened for another telephonic special board meeting to discuss certain changes to the transaction structure and associated legal documentation since the board was last convened on December 30, 2019, the changes were then unanimously approved by Nebula’s board of directors. Following the board meeting, the Business Combination Agreement, PIPE subscription agreements and related agreements were executed by Nebula and Open Lending.

On January 6, 2020, Nebula and Open Lending mutually announced the proposed Business Combination to the public in a joint press release.

On March 18, 2020, the respective boards of directors of Open Lending and Nebula approved an Amendment and Waiver to the Business Combination Agreement and an Amendment to the Founder Support Agreement pursuant to which: (i) they waived the provisions in the Business Combination Agreement that require Nebula to commence a tender offer for the Public Warrants, (ii) Nebula agreed to seek the Warrant Amendment Proposal, (iii) all of the Contingent Consideration and Earnout Shares will be issued if, prior to or as of the second anniversary of the Closing, the VWAP of the ParentCo Common Shares is greater than or equal to $13.00 and (iv) 3,437,500 shares of the ParentCo Common Stock issued in exchange for the Founder Shares will be released from lock-up and no longer subject to forfeiture if, prior to or as of the seventh anniversary of the Closing, the VWAP of the ParentCo Common Shares is greater than or equal to $13.00. On March 18, 2020, Open Lending, Nebula and the other parties to the Business Combination Agreement entered into the Amendment and Waiver to the Business Combination Agreement and Open Lending, Nebula, ParentCo and the holders of the Founder Shares entered into the Amendment to the Founder Support Agreement. On March 18, 2020, Nebula filed a Form 8-K with the SEC to disclose that it entered into these amendments.

On March 26, 2020, the respective boards of directors of Open Lending and Nebula approved an Amendment and Waiver to the Business Combination Agreement pursuant to which: (i) Open Lending is permitted to use the proceeds of the Debt Financing to make a non-liquidating distribution to the holders of its units in an amount not to exceed the proceeds of the Debt Financing; and (ii) the Cash Consideration payable by ParentCo was reduced by the amount of such distribution, so that there is no modification to the overall type of consideration or amounts to be received by Open Lending’s equity holders in connection with the Business Combination as a result of such distribution.

On April 30, 2020, due to the impact of COVID-19 on the economy and public markets, Nebula submitted a revised proposal to Open Lending that reflected a lower amount of aggregate consideration compared to the previously announced transaction structure. In conjunction with reduction in aggregate consideration, the revised proposal granted Open Lending equityholders incremental contingent consideration and revised the vesting thresholds associated with the previously agreed upon contingent consideration.

On May 4, 2020, Open Lending accepted Nebula’s revised proposal.

On May 12, 2020, the respective boards of directors of Open Lending and Nebula approved an amendment to the Business Combination Agreement and an amendment to the Founder Support Agreement. The Amendment to the Business Combination Agreement (a) changed the definition of Enterprise Value, (b) extended the Outside Date to June 30, 2020 and (c) amended the terms of the Contingency Consideration so that the Blocker Holder and Open Lending’s unitholders will be issued an aggregate of up to 22,500,000 shares of ParentCo Common Stock as follows: (i) 7,500,000 shares (the “First Level Contingency Consideration”), if prior to or as of the second anniversary of the Closing (the “First Deadline”), the daily volume-weighted average price of ParentCo Common Stock (the “VWAP”) is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; (ii) 7,500,000 shares (the “Second Level Contingency Consideration”), if prior to or as of the 30-month anniversary of the Closing (the “Second Deadline”), the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period; and (iii) 7,500,000 shares (the “Third Level Contingency Consideration”), if prior to or as of the 42-month anniversary of the Closing (the “Third Deadline”), the VWAP is greater than or equal to $16.00 over any 20 trading days within any 30-trading day period. If a change of control of ParentCo occurs (i) prior to the First Deadline, then the First Level Contingency Consideration, the Second Level Contingency Consideration and the Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive all of such contingency consideration prior to the consummation of such change of control; (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Contingency Consideration and Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive such Second Level Contingency Consideration and Third Level Contingency Consideration prior to the consummation of such change of control; and (iii) after the Second Deadline but prior to the Third Deadline, then the Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending Unitholders and the Blocker Holder shall be entitled to receive such Third Level Contingency Consideration prior to the consummation of such change of control. The amendment to the Founder Support Agreement (a) amended the terms of the Earnout Consideration so that the holders of the Founder Shares will be issued an aggregate of up to 1,250,000 additional shares of ParentCo Common Stock as follows: (i) 625,000 shares (the “First Level Earn-Out Shares”), if prior to or as of the First Deadline, the VWAP is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; and (ii) 625,000 shares (the “Second Level Earn-Out Shares”), if prior to or as of the Second Deadline, the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period and (b) amended the terms of the lock-up so that (i) 1,718,750 shares of the ParentCo Common Stock issued in exchange for the Founder Shares will be released from lock-up and no longer subject to forfeiture if, prior to or as of the seventh anniversary of the Closing, the VWAP of the ParentCo Common Stock is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period and (ii) 1,718,750 shares of the ParentCo Common Stock issued in exchange for the Founder Shares will be released from lock-up and no longer subject to forfeiture if, prior to or as of the seventh anniversary of the Closing, the VWAP of the ParentCo Common Stock is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period. If a change of control of ParentCo occurs (i) prior to the First Deadline, then the full First Level Earn-Out Shares and the Second Level Earn-Out Shares that remain unissued as of immediately prior to the consummation of such change of control shall immediately vest and the holders of the Nebula Class B Common Stock, including the Sponsor, shall be entitled to receive such First Level Earn-Out Shares and the Second Level Earn-Out Shares prior to the consummation of such change of control and (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Earn-Out Shares that remain unissued as of immediately prior to the consummation of such change of control shall immediately vest and the holders of the Nebula Class B Common Stock, including the Sponsor, shall be entitled to receive such Second Level Earn-Out Shares prior to the consummation of such change of control. Such Amendments to the Business Combination Agreement and Founder Support Agreement were entered into by the relevant parties on May 13, 2020.

Nebula’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “Background of the Business Combination” above, Nebula’s board of directors, in evaluating the proposed Business Combination, consulted with Nebula’s management team and legal and other advisors in reaching its decision at its meeting of the board of directors on December 30, 2019 to approve and proceed with the transactions contemplated by the Business Combination Agreement. Nebula’s board of directors continued evaluating the proposed Business Combination in light of the impact of COVID-19 and as set forth above, reached its decision at its meeting of the board of directors on May 12, 2020 to proceed with the Business Combination on amended terms. At this and at prior meetings of the board of directors, Nebula’s board members considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Nebula’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Nebula’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the reasons for Nebula’s board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The factors considered by our board of directors include, but are not limited to, the following:

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Substantial Market Opportunity. According to Open Lending, approximately $250 billion worth of near-prime auto loans are originated annually and Open Lending currently penetrates less than one percent of the market. Nebula’s management and Open Lending’s management believe there are significant opportunities for growth by adding new lending partners and deepening Open Lending’s relationships with its existing credit union, bank, and OEM captive lending partners. In addition, Nebula’s management believes substantial adjacent market opportunities exist that will allow Open Lending to grow its total addressable market significantly beyond core automotive lending.

•

Attractive Business Model. Open Lending’s business model is differentiated and has significant barriers to entry. Open Lending has built a proprietary, risk-based pricing model with more than 20 years of longitudinal data to analyze the risks and potential losses associated with each loan, while maximizing its lending partner’ loan volumes and taking no balance sheet risk. Nebula’s management believes Open Lending’s robust dataset and proven technology platform combined with its long-tenured industry and customer relationships, serve as a considerable barrier to potential new entrants.

•

Resilient Business Model through Recessionary Cycles. Open Lending helps facilitate the purchase of a high residual value underlying asset, used automobiles, which helps support robust loan performance characteristics in a downturn when compared to unsecured consumer loans. Furthermore, according to Open Lending, during the 2008 recession, used auto sales quickly rebounded and demand for Open Lending’s Lenders Protection Program increased. In addition, at any given phase of an economic cycle, Nebula’s management believes that Open Lending continues to deliver value to its ecosystem of stakeholders: Insurers realize meaningful profit, lenders find higher return on assets and greater loan volumes versus other channels, and consumers benefit from more competitive interest rates.

•

Experienced Management Team. The Open Lending management team, headed by John Flynn, President and Chief Executive Officer, and Ross Jessup, Chief Financial Officer and Chief Operating Officer, have a depth of experience in the industry and have built a best-in-class operation committed to operational excellence. The Business Combination will allow Open Lending’s management to continue to run the business and benefit from the Combined Company’s future growth. Open Lending’s management intends to invest 70% of their existing equity interest in Open Lending, a positive indicator of Open Lending’s management’s view of the Combined Company’s future prospects. Nebula’s board of directors believes Open Lending’s management has the ability to execute on the growth plan, explore other substantial adjacent market opportunities, and continue to build on a long track record of profitable growth.

•

Compelling Financial Profile. Nebula’s board of directors and management believe that Open Lending is at an inflection point in its growth trajectory. In 2019, Open Lending’s revenue growth was 77.9% and EBITDA margins exceeded 69%. Furthermore, Open Lending’s business generates a high level of cash flow and requires minimal capital expenditure. In addition, Nebula’s management believes that the long-term nature of Open Lending’s customer relationships provides meaningful visibility into future performance. Open Lending serves a diverse base of more than 298 lenders and its business with those same customers has grown significantly year-over-year. As a result, the vast majority of Open Lending’s expected growth in 2020 is attributable to existing customers already on the platform and Open Lending’s management expects this trend to continue.

•

Attractive Valuation. The Business Combination Agreement implies an initial enterprise value of $1.08 billion and market capitalization of $935 million. This represents a multiple of 7.4x the midpoint of 2021E EBITDA guidance of $146.5 million compared to public trading market valuations of the Comparable Companies (as defined below) reflecting valuation multiples (based on public filings and consensus earnings estimates for all comparable company metrics cited) ranging from 7.0x to 52.6x 2021E EBITDA (with a median of 18.3x 2021E EBITDA). Open Lending’s 2019A-2021E EBITDA Compound Annual Growth Rate (“CAGR”) is approximately 50% compared to the CAGR of EBITDA over the same period for the Comparable Companies ranging from (11.1%) to 53.7% (with a median of 6.0%)[1]. In addition, Open Lending’s 2020E EBITDA margin is 60%, compared to the 2020E EBITDA of the Comparable Companies ranging from 15.7% to 58.5% (with a median of 42.6%). Furthermore, based on a regression analysis of enterprise value to 2021E EBITDA multiple and 2019A-2021E revenue growth of the Comparable Companies, Open Lending should command a premium valuation. Nebula’s board of directors and management believe that a premium valuation is justified given (i) the high statistical predictive power of the regression analysis, the R-squared, or R2, of the regression analysis is 0.902, and (ii) the implied multiple when Open Lending’s revenue growth is plotted along the regression line, greater than 40.0x 2021E EBITDA.

•

Terms of the Business Combination. The financial and other terms and conditions of the Business Combination Agreement, as reviewed by the board of directors, see the section entitled “The Business Combination Agreement”, and the fact that such terms and conditions are reasonable and were the product of negotiations between Nebula and Open Lending.

Nebula’s board of directors also considered the following factors:

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Macroeconomic Considerations. Nebula’s board of directors considered the correlation between demand for Open Lending’s offerings and lending appetite among Open Lending’s credit union, bank, and OEM captive partners. The availability of capital from credit unions and other financial institutions and their desire to lend into the near-prime market could be a factor affecting Open Lending’s future growth.

•

Sustainability of Profit Margin. Open Lending receives a profit share based on the underlying performance of the loans that the platform enables and could be subject to renegotiation in the future, which would have a negative impact on profit margins.

•	Replicability of Business Function. Competitors could develop their own rules engine with underwriting risk analytics capabilities similar to those utilized by Open Lending.

•

Trends Toward Increasing Lending Partner Concentration. While as of December 31, 2019, no single customer, i.e. lending partner, represented a significant portion of Open Lending’s revenues, there is potential for increased customer concentration in the future. OEM captive partners each represent $30 to $100 million, or greater, annual revenue opportunities. At scale, these customers could create meaningful customer concentration.

[1]	Open Lending EBITDA CAGR based on midpoint of 2021E EBITDA guidance range of $146.5 million.

In connection with its analysis of the Business Combination, Nebula’s management reviewed and compared, using publicly available information, certain current, projected and historical financial information for Open Lending corresponding to current and historical financial information, ratios and public market multiples for as described above for the following companies (collectively, the “Comparable Companies”): Square, Inc., Adyen, Verisk Analytics, Inc., TransUnion, Equifax Inc., Temenos AG, Jack Henry & Associates, Inc., Black Knight, Inc., Fleetcor Technologies, Inc., Credit Acceptance Corporation, WEX Inc., GreenSky, Inc., Repay Holdings Corporation, Brown & Brown, Inc., Erie Indemnity Co. and Goosehead Insurance, Inc.

Nebula’s board of directors also considered the business combination in light of the investment criteria set forth in Nebula’s final prospectus for its IPO including, without limitation, that based upon Nebula’s analyses and due diligence, Open Lending has unrecognized value and other positive characteristics, such as competitive advantages in its industry, multiple pathways to growth and desirable returns on capital, all of which Nebula’s board of directors believed have a strong potential to create meaningful shareholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by Nebula’s board of directors is not intended to be exhaustive, but does set forth the principal factors considered by Nebula’s board of directors.

Open Lending’s Reasons for the Approval of the Business Combination

In reaching its decision to adopt and approve, and declare advisable, the Business Combination Agreement and resolving to recommend that Open Lending Unitholders adopt and approve the Business Combination and thereby approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, the Open Lending board of managers consulted with Open Lending management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of Open Lending’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets and the risks associated with pursuing an initial public offering of Open Lending. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Open Lending’s board of managers did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Among the various factors that the Open Lending board of managers considered in favor of its decision are:

•

Other Alternatives. It is the belief of the Open Lending board of managers, after considering multiple alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for Open Lending to create value for Open Lending Unitholders, while also providing the greater liquidity by owning stock in a public company.

•

Opportunity for Open Lending Unitholders to Participate in Future Growth and Value Creation. The Open Lending board of managers explored multiple alternative opportunities, including: sale to a strategic acquiror, sale of a minority interest to private investors, sale of a majority interest to private investors, and no pending transactions. During this process, Open Lending experienced growth in its business. The Open Lending board of managers concluded that the Business Combination provided the best mix of current liquidity and opportunity for Open Lending Unitholders to benefit from future value creation from anticipated growth in the business.

•

Contingent Consideration. Terms of the Business Combination include the potential for Open Lending Unitholders to receive 15,000,000 additional Nebula shares, based on future stock performance, and the benefits under a Tax Receivable Agreement. The Open Lending board of managers concluded that the initial cash and stock consideration under the Business Combination, when coupled with potential contingent consideration offered the Open Lending Unitholders the highest value of any available alternatives.

•

Advantages Over a Traditional Initial Public Offering. Prior to executing the Business Combination Agreement, the Open Lending board of managers considered the alternative of a traditional IPO. In particular, the Open Lending board of managers considered that, based on available information at the time, including with respect to the conditions of the IPO market for companies of similar size and industry as Open Lending, the Business Combination with Nebula was likely to provide for a more time- and cost-effective means to capital fundraising with a higher likelihood of completion in light of the committed equity investments, greater valuation certainty and less dilution to Open Lending’s Unitholders and would provide potential investors with more extensive information about the prospects of Open Lending.

•

Benefit from Being a Public Company. The Open Lending board of managers believes that under new public ownership it will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenues and stockholder value, and can effectively utilize the access to capital and public profile that are associated with being a public company.

•

True Wind Sponsor Agreement and Capital Commitment to the Merger. In addition the proceeds from the original Nebula offering, as a part of the Business Combination, True Wind, sponsor of Nebula, obtained commitments for $200,000,000 in additional merger proceeds from a PIPE. Included in these funds was a commitment from True Wind to purchase $85,000,000 of the PIPE. The Open Lending board of managers concluded that the certainty of additional proceeds and capital committed by True Wind enhanced the prospect that the Business Combination would be successfully completed.

The above discussion of the material factors considered by Open Lending’s board of managers is not intended to be exhaustive, but does set forth the principal factors considered by Open Lending’s board of managers.

Interests of Nebula’s Directors and Officers in the Business Combination

When you consider the recommendation of Nebula’s board of directors in favor of approval of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the 2020 Plan Proposal and to approve the Warrant Amendment, you should keep in mind that certain of Nebula’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor and certain of Nebula’s directors of an aggregate of 6,875,000 Founder Shares, which shares would become worthless if Nebula does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $                 million based on the closing price of Nebula Class A Common Stock of $                 on NASDAQ on                , 2020 the record date for the special meeting of stockholders;

•

Nebula’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Nebula’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•	the potential continuation of certain of Nebula’s directors as directors of ParentCo; and

•	the continued indemnification of current directors and officers of Nebula and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and Nebula’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Nebula Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per-share pro rata portion of the Trust Account. None of the Sponsor or Nebula’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Nebula Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Nebula’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. The purpose of such share purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy the closing condition in the Business Combination Agreement that Nebula has, in the aggregate, cash (held both in and outside of the Trust Account) that is equal to or greater than $295  million (less NAC Expenses).

Potential Actions to Secure Requisite Warrantholder Approvals

In connection with the vote to approve the Warrant Amendment, the Sponsor and Nebula’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase Public Warrants from public warrantholders. None of the Sponsor or Nebula’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of Public Warrants may include a contractual acknowledgement that such warrantholder, although still the record holder of the Public Warrants is no longer the beneficial owner thereof. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the prevailing market price of the Public Warrants. The purpose of such warrant purchases would be to increase the likelihood of obtaining a sufficient number of the warrantholder votes required to approve the Warrant Amendment.

Regulatory Approvals Required for the Business Combination

On February 19, 2020, Nebula and Open Lending filed a Premerger Notification and Report Form pursuant to the HSR Act with the Department of Justice and Federal Trade Commission and requested early termination of the waiting period under the HSR Act. On March 6, 2020, Nebula’s and Open Lending’s request for early termination of the waiting period was granted. Nebula and Open Lending are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Listing of ParentCo Common Stock

Approval of the listing on NASDAQ of the ParentCo Common Stock to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization because Open Lending has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:

•

The pre-combination equity holders of Open Lending will hold the largest portion, between 45.52% and 58.35%, of voting rights in the Combined Company, excluding 3,437,500 of the Founder Shares that are being treated as contingent shares since the ParentCo Common Stock received in exchange for such Founder Shares will be forfeited if the milestone set for the Contingent Consideration shares is not reached;

•	The pre-combination equity holders of Open Lending will have the right to appoint the majority of the directors on the board of directors of the Combined Company;

•	Senior management of Open Lending will comprise the senior management of the Combined Company; and

•	Operations of Open Lending will comprise the ongoing operations of the Combined Company.

Under the reverse recapitalization model, the Business Combination will be treated as Open Lending issuing equity for the net assets of Nebula, with no goodwill or intangible assets recorded.

Certain Projected Financial Information

In connection with the Business Combination, Nebula has filed forms of presentations to be used with stockholders and other persons that included prospective financial information prepared by its senior management (collectively, the “Projections”).

Information included in the Projections are included in this proxy statement/prospectus and should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was January 6, 2020 and May 11, 2020.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the Securities and Exchange Commission or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited.

Neither the independent registered public accounting firm of Open Lending or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firm of Open Lending assumes no responsibility for, and disclaim any association with, the Projections.

The Projections were prepared in good faith by Open Lending’s management based on their reasonable best estimates and assumptions with respect to the expected future financial performance of Open Lending, at the time the Projections were prepared and speak only as of that time.

The Projections were developed by Open Lending’s management and considered various material assumptions, including, but not limited to, the following:

•	Open Lending will continue to serve customers in all 50 states;

•	The market will begin to open in June 2020 and defaults/severity will be felt in August 2020;

•	Expectations that world economies and market stabilize in early 2021; and

•	Other general business and market assumptions, including maintaining strong relationships with its partners and economic prospects of Open Lending as a whole.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Open Lending, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Neither Open Lending’s management nor any of its representatives has made or makes any representations to any person regarding the ultimate performance of Open Lending relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of Open Lending may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.

The Projections are not included in this proxy statement/prospectus in order to induce any stockholders to vote in favor of any of the proposals at the special meeting.

We encourage you to review the financial statements of Open Lending included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Financial Data of Open Lending”, “Selected Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Neither Open Lending or any of its affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

	Prior Guidance (Jan ‘20)		2020E Revised Guidance - Low	Revised Guidance - High	Prior Guidance (Jan ‘20)	2021E Revised Guidance - Low		Revised Guidance - High
Total Certs(1)	142	k	85K	101K	n/a	161	k	206	k
Revenue ($mm)	$158		$89	$108	$206-$237	$184		$234
EBITDA ($mm)	$109		$54	$70	$144-$178	$125		$168
Operating Cash Flow ($mm)(2)	n/a		$34	$41	n/a	$81		$111

(1)	Cert defined as certified loan that Open Lending originates
(2)	Operating Cash Flow defined as EBITDA less capital expenditures less increase in contract assets +/- change in ASC 606 estimates adjustment

During the course of valuing Open Lending, Open Lending’s management also identified several comparable public companies in High Growth Fintech, Information Services and Risk Analytics, Banking Software, Payments and Transaction Services and Insurance Brokers. The following is financial information of these companies that was considered by Open Lending’s board of directors:

	High Growth Fintech		Information Services & Risk Analytics		Banking Software		Payment & Transaction Services		Insurance Brokers
2019E to 2021E Revenue CAGR	20.3%		2.5%		4.6%		3.0%		16.5%
2020E EBITDA Margin	31.7%		37.6%		46.5%		43.0%		27.4%
Enterprise Value / 2021E EBITDA	51.4	x	17.0	x	20.6	x	13.7	x	33.7	x
Enterprise Value / 2021E EBITDA-Capex	58.8	x	21.3	x	24.3	x	14.1	x	X

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A hereto.

The Business Combination

On January 5, 2020, Nebula, Blocker, Blocker Holder, ParentCo, Merger Sub LLC, Merger Sub Corp, Open Lending and Shareholder Representative Services LLC entered into the Business Combination Agreement, which was amended on March 18, 2020, pursuant to which ParentCo will acquire Nebula and Open Lending for consideration of a combination of cash and shares (as further explained below). The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby, are summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

The Structure of the Business Combination

The acquisition is structured as a “double dummy” transaction, resulting in the following:

(a)

Each of ParentCo, Merger Sub Corp and Merger Sub LLC are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. ParentCo is a wholly-owned direct subsidiary of Nebula and both Merger Sub LLC and Merger Sub Corp are wholly-owned direct subsidiaries of ParentCo.

(b)

On the Closing Date, each of the following transactions will occur in the following order: (i) Merger Sub Corp will merge with and into Nebula, with Nebula surviving the First Merger as a wholly owned subsidiary of ParentCo; (ii) immediately following the First Merger and prior to the Blocker Contribution, Blocker shall redeem a specified number of shares of Blocker common stock in exchange for cash; (iii) immediately following the Blocker Redemption: ParentCo will acquire, and the Blocker Holder will contribute to ParentCo, the remaining shares of Blocker common stock after giving effect to the Blocker Redemption such that, following the Blocker Contribution, Blocker will be a wholly-owned subsidiary of ParentCo; (iv) immediately following the Blocker Contribution, Merger Sub LLC will merge with and into Open Lending, with Open Lending surviving the Second Merger as a direct and indirect wholly-owned subsidiary of ParentCo; (v) immediately following the Second Merger, Blocker will acquire, and ParentCo will contribute to Blocker, all common units of the Surviving Company directly held by ParentCo after the Second Merger such that the Surviving Company will be a wholly owned subsidiary of Blocker; and (vi) the NAC Surviving Company will acquire, and ParentCo will contribute to the NAC Surviving Company, the remaining shares of Blocker common stock after giving effect to the Blocker Redemption and the Blocker Contribution such that, following the ParentCo Blocker Contribution, Blocker shall be a wholly-owned subsidiary of the NAC Surviving Company. Following the Proposed Transactions, the NAC Surviving Company shall be a direct, wholly owned subsidiary of ParentCo, Blocker shall be a direct wholly-owned subsidiary of the NAC Surviving Company and the Surviving Company shall be a direct wholly-owned subsidiary of Blocker.

(c)

Contemporaneously with the execution of the Business Combination Agreement, True Wind Capital and several fundamental investors entered into the Subscription Agreements, pursuant to which, at Closing, True Wind Capital and such other persons agreed to subscribe for and purchase ParentCo Common Shares for an aggregate cash amount of $200,000,000, of which True Wind Capital has agreed to subscribe to and purchase such shares equal to $85,000,000.

(d)	In addition, contemporaneously with the execution of the Business Combination Agreement, (i) certain holders of Open Lending’s outstanding membership units entered into a Company Support Agreement,

pursuant to which such Open Lending unitholders agreed, among other things, to approve the Business Combination Agreement and the Proposed Transactions, (ii) certain stockholders of Nebula entered into Investor Support Agreements, pursuant to which certain Nebula stockholders agreed, among other things, to approve the Business Combination Agreement, the Proposed Transactions, not to redeem any shares held by such stockholders in connection with the Proposed Transactions and to tender any warrants to purchase Nebula Class A Common Stock held by such stockholder to Nebula for cash consideration of $1.50 per whole warrant and to vote all such warrants held by such Nebula stockholder in favor of any amendment to the terms of such warrants proposed by Nebula, including to reduce the term of all outstanding warrants to purchase shares of Nebula Class A Common Stock to expire upon the consummation of the First Merger; and (iii) the holders of the Nebula Class B Common Stock entered into a Founder Support Agreement, pursuant to which, among other things, such holders agreed to approve the Business Combination Agreement, the Proposed Transactions and forfeit all Private Placement Warrants to Nebula in connection with the consummation of the Business Combination, as well as waive any anti-dilution rights provided to such Nebula stockholder in Nebula’s current certificate of incorporation.

(e)

The parties will also enter into a Tax Receivable Agreement, as amended on    , 2020 and an Investors Rights Agreement, each of which are closing conditions of the parties to consummate the Proposed Transactions.

The following diagram depicts the organizational structure of Nebula and Open Lending before the Business Combination.

Pre-Business Combination Structure

The following diagram depicts the organizational structure of Nebula and Open Lending after the Business Combination.

Post-Business Combination Structure

Effective Time and Closing of the Business Combination

The Closing will be on a date to be specified by Nebula and Open Lending, but in no event later than three Business Days following the satisfaction or waiver of all of the closing conditions. It is expected that consummation of the Business Combination will occur on or before June 12, 2020.

Consideration to be Received in the Business Combination

The aggregate consideration payable to the members of Open Lending and the Blocker Holder for the Proposed Transactions consists of the Company Merger Consideration, the Blocker Redemption Amount, the Blocker Consideration and the Contingency Consideration.

(a)	The Cash Consideration and the Share Consideration

The Cash Consideration is an amount equal to (i) the Available Cash (as defined below), plus (ii) the aggregate amount of all cash held by Open Lending or any of its subsidiaries as of 8:00 a.m. Eastern Time on the

Business Day after the last date that any Nebula stockholder may exercise its redemption rights (the “Reference Time”), plus (iii) the net proceeds of the Debt Financing received by Open Lending prior to the First Merger, minus (iv) any Company Transaction Expenses in excess of $10,000,000, minus (v) the aggregate amount of any dividend declared by Open Lending’s Board of Managers subsequent to the consummation of the Debt Financing.

The Share Consideration is the number of ParentCo Common Shares equal to the quotient of: (i) (A) $1,010,625,000 minus, (B) the Available Cash, minus (C) the net proceeds of the Debt Financing (as defined below) received by Open Lending prior to the First Merger; divided by (ii) $10.00.

For purposes of calculating the Cash Consideration and Share Consideration:

Available Cash is the amount equal to, as of the Reference Time: (i) the principal amount of immediately available funds contained in the Trust Account available for release to Nebula, ParentCo and Open Lending as applicable, plus (ii) the net amount of immediately available funds held by Nebula pursuant to the Subscription Agreements, minus (iii) $35,000,000, minus (iv) the NAC Expenses set forth on a certificate delivered by Nebula on the Closing Date, plus (v) the amount of cash as of the Reference Time held by Nebula without restriction outside of the Trust Account and any interest earned on the amount of cash held inside the Trust Account; and

Debt Financing is the incurrence by Open Lending and/or its subsidiaries of up to $200,000,000 senior secured credit facilities from a syndicate of financial institutions of which $135,000,000 has been used to finance distributions to Open Lending’s equity investors and $25,000,000 is held in reserve.

(b)	Company Merger Consideration

Company Merger Consideration consists of a combination of cash and shares. The Company Cash Consideration is an amount equal to the Cash Consideration, multiplied by a percentage as determined by Open Lending’s board of directors, in accordance with Open Lending’s organizational documents (the “Company Percentage”). The Company Share Consideration is the number of ParentCo Common Shares equal to the Share Consideration, multiplied by the Company Percentage.

(c)	Blocker Redemption Amount and Blocker Consideration

Blocker shall redeem a number of shares of Blocker common stock having a value equal to the Blocker’s cash as of the Reference Time minus Blocker’s unpaid taxes, if any, as determined in good faith by the Board of Directors of Blocker. The Blocker Consideration for the Contribution consists of a combination of cash and shares. The Blocker Cash Consideration is an amount equal to the Cash Consideration, multiplied by a percentage as determined by Open Lending’s board of directors, in accordance with Open Lending’s organizational documents. The Blocker Share Consideration is a number of ParentCo Common Shares equal to the Share Consideration multiplied by the Blocker Percentage.

(d)	Contingency Consideration

As a part of the overall aggregate consideration, the Blocker Holder and Open Lending’s unitholders will be issued an aggregate of up to 22,500,000 shares of ParentCo Common Stock as follows: (i) 7,500,000 shares (the “First Level Contingency Consideration”), if prior to or as of the second anniversary of the Closing (the “First Deadline”), the daily volume-weighted average price of ParentCo Common Stock (the “VWAP”) is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; (ii) 7,500,000 shares (the “Second Level Contingency Consideration”), if prior to or as of the 30-month anniversary of the Closing (the “Second Deadline”), the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period; and (iii) 7,500,000 shares (the “Third Level Contingency Consideration”), if prior to or as of the 42-month anniversary of the Closing (the “Third Deadline”), the VWAP is greater than or equal to $16.00 over any 20 trading days within any 30-trading day period. If a change of control of ParentCo occurs (i) prior to the First Deadline, then the First Level Contingency Consideration, the Second Level Contingency Consideration and the Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive all of such contingency consideration prior to the consummation of such change of control; (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Contingency Consideration and Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive such Second Level Contingency Consideration and Third Level Contingency Consideration prior to the consummation of such change of control; and (iii) after the Second Deadline but prior to the Third Deadline, then the Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending Unitholders and the Blocker Holder shall be entitled to receive such Third Level Contingency Consideration prior to the consummation of such change of control.

Exchange of Certificates; Delivery of Consideration

At the First Effective Time, by virtue of the First Merger and without any action on the part of Nebula, Merger Sub Corp, Merger Sub LLC, ParentCo, Open Lending or the holders of any of the following securities: (i) each share of Nebula Class A Common Stock issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable ParentCo Common Share, (ii) each share of Nebula Class B Common Stock issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable ParentCo Common Share, (iii) each share of NAC Preferred Stock issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist as of the First Effective Time, (iv) each ParentCo Common Share held by Nebula issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist as of the First Effective Time, and (v) each share of Merger Sub Corp Common Stock issued and outstanding as of immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the NAC Surviving Company.

At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Nebula, Merger Sub Corp, Merger Sub LLC, ParentCo, Open Lending or the holders of any of the following securities: (i) all Open Lending Membership Units (except Company Series C Preferred Units) issued and outstanding immediately prior to the Second Effective Time shall automatically be cancelled and shall be converted into the right to receive from ParentCo, in the aggregate, Company Cash Consideration and Company Share Consideration (each Open Lending Unitholder shall receive the number of ParentCo Common Shares and portion of Company Cash Consideration set forth opposite to such holder’s name as set forth on the Payment Spreadsheet and Blocker shall not be treated as having sold or otherwise exchanged any of its Company Series C Preferred Units in connection with the transactions described in the Business Combination Agreement), (ii) each Company Series C Preferred Unit issued and outstanding immediately prior to the Second Effective Time (all of which are held by Blocker), shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable Surviving Company Common Unit, and (iii) each Merger Sub LLC Common Unit issued and outstanding immediately prior to the Second Effective Time, automatically shall be converted into and exchanged for one validly issued, fully paid and nonassessable Surviving Company Common Unit.

Promptly following the First Effective Time, ParentCo shall cause to be deposited with the exchange agent, appointed by Nebula and ParentCo, in trust for the benefit of the holders of Nebula Class A Common Stock, the holders of Nebula Class B Common Stock, the Blocker Holder and the Open Lending Unitholders the Blocker Cash Consideration, the Blocker Redemption Amount, the Blocker Share Consideration, the Company Cash Consideration and the Company Share Consideration payable and issuable pursuant to the First Merger, the Blocker Redemption, the Blocker Contribution, and the Second Merger. All cash and book-entry shares representing ParentCo Common Shares deposited by ParentCo with the exchange agent for distribution pursuant to the Business Combination Agreement and the Payment Spreadsheet are referred to as the “Exchange Fund.” The exchange agent will, pursuant to irrevocable instructions to be delivered to the exchange agent by Nebula and ParentCo, deliver the appropriate cash amount, if any, and ParentCo Common Shares out of the Exchange Fund to Holders pursuant to the provisions of the Business Combination Agreement and, if applicable, the Payment Spreadsheet. The Exchange Fund will not be used for any other purpose.

Each Holder, upon surrender to the exchange agent of a Certificate (or effective affidavits of loss in lieu thereof), if any, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the exchange agent, will be entitled to receive in exchange therefor the consideration payable pursuant to the Business Combination Agreement and, if applicable, the Payment Spreadsheet in respect of the shares of Nebula Class A Common Stock, shares of Nebula Class B Common Stock, the remaining Blocker Shares after giving effect to the Blocker Redemption and the Open Lending Membership Units held by such Holder as of immediately prior to the Blocker Contribution, or the Second Merger, as applicable.

Ownership of the Combined Company Upon Completion of the Business Combination

Following the First Merger, the Blocker Redemption, the Blocker Contribution, and the Second Merger, the NAC Surviving Company shall be a direct, wholly owned subsidiary of ParentCo, Blocker shall be a direct wholly-owned subsidiary of the NAC Surviving Company and the Surviving Company shall be a direct wholly-owned subsidiary of Blocker.

Representation and Warranties

The Business Combination Agreement contains customary representations, warranties and covenants of (a) Open Lending and Blocker and (b) ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization.

Conduct of Business Pending Consummation of the Business Combination; Covenants

(a)	Conduct of Business by Open Lending pending the Second Effective Time

Between the date of the Business Combination Agreement and the Second Effective Time or the earlier termination of the Business Combination Agreement, except as expressly contemplated by the Business Combination Agreement or any other Transaction Document or as necessary or advisable in connection with the Debt Financing, or the Blocker Redemption, unless Nebula shall otherwise consent in writing, the businesses of Open Lending and its subsidiaries shall be conducted in, and Open Lending and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and Open Lending shall use its commercially reasonable efforts to preserve substantially intact the business organization of Open Lending and its subsidiaries, to keep available the services of the current officers, key employees and key consultants of Open Lending and its subsidiaries and to preserve the current relationships of Open Lending and its subsidiaries with material customers, suppliers and other persons with which Open Lending and its subsidiaries has significant business relations.

Except as expressly contemplated by any provision of the Business Combination Agreement or any other Transaction Documents, as necessary or advisable in connection with the Debt Financing, or the Blocker Redemption or as set forth in Section 6.01 of the Company Disclosure Schedule neither Open Lending nor its subsidiaries shall, between the date of the Business Combination Agreement and the Second Effective Time or the earlier termination of the Business Combination Agreement:

•	amend or otherwise change its organizational documents in any material respect;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of Open Lending and its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests, or any other ownership interest (including, without limitation, any phantom interest), of Open Lending and its subsidiaries (other than any equity interest of Open Lending granted to employees or other service providers of Open Lending and its subsidiaries in the ordinary course of business);

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock, other than for tax distributions to its members in accordance with its organizational documents; provided, however that the foregoing shall not prohibit the Blocker Redemption;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

•

(A) acquire (including, without limitation, by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, limited liability company, partnership, other business organization or any division thereof or any material amount of assets; or (B) other than in connection with the Debt Financing, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice, any loans and advances to employees of Open Lending or any of its subsidiaries or borrowings under existing credit facilities;

•

except as required by applicable law or the terms of a Company Employee Benefit Plan in effect as of the date of the Business Combination Agreement, (A) increase the compensation payable or to become payable or the benefits provided to any executive officers of Open Lending, except for increases in the ordinary course of business and consistent with past practice, or (B) grant any severance or termination pay to any executive officer of Open Lending;

•

amend, modify or consent to the termination of any Material Contract except in the ordinary course of business, or amend, waive, modify or consent to the termination of Open Lending’s or any of its subsidiaries, material rights thereunder, except in the ordinary course of business;

•	liquidate, dissolve, or reorganize;

•	make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course of business; or

•	enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

(b)	Conduct of Business by ParentCo, Nebula, Merger Sub Corp or Merger Sub LLC Pending the Second Effective Time

From the date of the Business Combination Agreement and until the earlier of the termination of the Business Combination Agreement and the Second Effective Time, none of ParentCo, Nebula, Merger Sub Corp nor Merger Sub LLC shall, directly or indirectly, take any action that would reasonably be likely to impede or materially delay the consummation of the transactions proposed under the Business Combination Agreement. Without limiting the generality of the foregoing, neither ParentCo, Nebula, Merger Sub Corp nor Merger Sub LLC shall, between the date of the Business Combination Agreement and the Second Effective Time or the earlier termination of the Business Combination Agreement, directly or indirectly, take any of the following actions without the prior written consent of Open Lending: (i) incur or suffer any indebtedness, debts or other liabilities, commitments and obligations, except any fees and expenses incurred in connection with consummating the Financing, the Debt Financing or the Transactions; or (ii) any action that would violate the covenants imposed to Open Lending and its subsidiaries pursuant to the Business Combination Agreement, if such actions were taken by Open Lending or any of its subsidiaries.

(c)	Conduct of Business by Blocker Pending the Blocker Contribution

Between the date of the Business Combination Agreement and the Blocker Contribution or the earlier termination of the Business Combination Agreement, except as expressly contemplated by any other provision of the Business Combinations Agreement, Blocker shall not and the Blocker Holder shall cause Blocker to not, directly or indirectly, do, any of the following without the prior written consent of Nebula or Open Lending:

•	(i) acquire, or dispose of, any property or assets; (ii) mortgage or encumber any property or assets; or (iii) engage in any business, acquire any asset or incur any liability;

•	enter into any Contract;

•	make any amendment to its organizational documents;

•	issue or sell any equity interests or options, warrants or other rights to purchase any equity interests of Blocker or split, combine or subdivide the equity interests of Blocker;

•	undertake any operations or actions, except for operations or actions as are reasonable and appropriate in furtherance of the Transactions;

•

take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

•	make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

•	liquidate, dissolve, reorganize; or

•	enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

Board of Directors

Following the Contribution, Blocker shall be the initial manager of the Surviving Company. In addition, immediately following the consummation of the First Merger, the ParentCo Board will be comprised of: (i) three (3) Class I Directors, one (1) of whom shall be a NAC Initial Director, one (1) of whom shall be a Blocker Holder Initial Director and one (1) of whom shall be a Open Lending Initial Director (who shall qualify as an “independent director” under Rule 5605(a)(2) of the listing rules of NASDAQ (or any successor rule) (an “Independent Director”)); (ii) three (3) Class II Directors, one (1) of whom shall be a NAC Initial Director, one (1) of whom shall be a Blocker Holder Initial Director and one (1) of whom shall be a Open Lending Initial Director (who shall qualify as an Independent Director); and (iii) three (3) Class III Directors, two (2) of whom shall be Company Founder Initial Directors and one (1) of whom shall be a Open Lending Initial Director (who shall qualify as an Independent Director). Without limiting the foregoing and for the avoidance of doubt, the Open Lending Initial Director serving as a Class I Director, the Company Initial Director serving as a Class II Director and all three Class III Directors will be designated by Open Lending. ParentCo and the ParentCo Board shall ensure that a majority of the members of each committee of the ParentCo Board shall be comprised of directors of ParentCo designated by the Company Investors and that any compensation committee or nominating and corporate governance committee of the ParentCo Board shall include at least one (1) director designated by the NAC Investors until the NAC Investors are no longer entitled to designate ParentCo directors, provided such NAC Director qualifies as an Independent Director. All defined terms used herein shall have the meanings ascribed to them in the Investors Rights Agreement.

Conditions to Closing the Business Combination

The obligation of the parties to consummate the Proposed Transactions is conditioned on, among other things, the satisfaction or waiver (where permissible) by Nebula and Open Lending of the following conditions, (a) the stockholders of Nebula shall have approved and adopted the Business Combination Agreement and the transactions contemplated thereby; (b) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, writ, injunction, determination, order or award which is then in effect and has the effect of making the Proposed Transactions illegal or otherwise prohibiting consummation of the Proposed Transactions; (c) all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the First Merger, the Blocker Contribution and the Second Merger under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained; (d) the consents, approvals and authorizations legally required to be obtained to consummate the Proposed Transactions set forth on a schedule to the Business Combination Agreement shall have been obtained from and made with all governmental authorities; (e) between the date of the Business Combination Agreement and the consummation of the Second Merger, the net tangible assets held by Nebula in the aggregate shall be equal to at least $5,000,001; (f) the ParentCo Common Shares issuable in connection with the Proposed Transactions, shall be duly authorized by the Board of Directors of Nebula and ParentCo and ParentCo’s organizational documents and ParentCo’s initial listing application with NASDAQ in connection with the Proposed Transactions shall have been approved and, immediately following the closing of the Proposed Transactions, ParentCo shall satisfy any applicable initial and continuing listing requirements of NASDAQ and ParentCo shall not have received any notice of non-compliance therewith, and the ParentCo Common Shares, shall have been approved for listing on NASDAQ; (g) the members of Open Lending shall have approved and adopted the Member Approval; and (h) the Warrant Amendment shall have been approved.

ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC Conditions to Closing

The obligations of ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC to consummate the Proposed Transactions are subject to the satisfaction or waiver by Nebula (where permissible) of the following additional conditions:

•

The representations and warranties of Open Lending contained in the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect (the “Company Representation Condition”).

•

The representations and warranties of Blocker contained in the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a material adverse effect on Blocker’s ability to consummate the Proposed Transactions (the “Blocker Representation Condition”).

•

Open Lending, the Blocker Holder and the Blocker, respectively, shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the consummation of the Second Merger (the “Company Covenant Condition”).

•

Open Lending shall have delivered to Nebula a certificate, dated the Closing Date, signed by an authorized officer of Open Lending, certifying as to the satisfaction of the Company Representation Condition and the Company Covenant Condition (as it relates to Open Lending).

•	Open Lending shall have delivered to Nebula a certificate, dated the Closing Date, signed by the Secretary of Open Lending certifying as to the resolutions of Open Lending’s Board of Managers and the members of Open Lending holding a majority of all the outstanding Open Lending Membership Units entitled to vote authorizing and approving the Proposed Transactions.

•

Blocker shall have delivered to Nebula a certificate, dated the Closing Date, signed by an authorized officer of Blocker, certifying as to the satisfaction of the Blocker Representation Condition and the Company Covenant Condition (as it relates to the Blocker).

•

Blocker and the Blocker Holder shall have delivered to Nebula a certificate, dated the Closing Date, signed by the Secretary of Open Lending certifying as to the resolutions of Blocker’s Board of Directors approving the Proposed Transactions.

•	The Blocker Holder shall have delivered, or caused to be delivered, to Nebula and ParentCo a counterpart signature of a contribution agreement executed by the Blocker Holder.

•

Open Lending shall have delivered, or caused to be delivered, to Nebula the Company Certificate duly executed by an authorized officer of Open Lending in accordance with Section 2.04(b) of the Business Combination Agreement.

•	Open Lending shall have delivered to Nebula the Payment Spreadsheet in accordance with Section 2.04(b) of the Business Combination Agreement.

•	Open Lending shall have delivered to Nebula counterpart signatures of the Tax Receivable Agreement executed by Open Lending, Blocker, the Blocker Holder and specified Open Lending unitholders.

•	Open Lending shall have delivered, or cause to be delivered, to Nebula and ParentCo a counterpart signature of the Investors Rights Agreement.

Open Lending, Blocker and the Blocker Holder Conditions to Closing

The obligations of Open Lending, Blocker and the Blocker Holder to consummate the Proposed Transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•

The representations and warranties of Nebula contained in the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “NAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a NAC Material Adverse Effect (the “NAC Representation Condition”).

•

Each of ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC, respectively, shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the consummation of the Second Merger (the “NAC Covenant Condition”).

•

Nebula shall have delivered to Open Lending a certificate, dated the Closing Date, signed by an authorized officer of Nebula, certifying as to the satisfaction of the NAC Representation Condition and the NAC Covenant Condition.

•

Nebula shall have delivered to Open Lending, dated the Closing Date, signed by the Secretary of Nebula certifying as to the resolutions of ParentCo’s, Nebula’s, Merger Sub Corp’s and Merger Sub LLC’s respective board of directors unanimously authorizing and approving the Proposed Transactions and respective stockholders or members, as applicable, authorizing and approving the Proposed Transactions.

•	Immediately following the consummation of the Second Merger, no single stockholder of ParentCo (other than Blocker Holder, True Wind Capital or any party to a Subscription Agreement) shall own in excess of nine and nine-tenths percent (9.9%) of the voting shares of ParentCo, and no three stockholders of ParentCo (excluding Open Lending’s unitholders, the Blocker Holder, True Wind Capital and the parties to the Subscription Agreements) shall own in excess of twenty-five percent (25%) of the voting shares of ParentCo.

•	Nebula and ParentCo shall have delivered to Open Lending’s unitholders, Blocker and the Blocker Holder counterpart signatures of the Tax Receivable Agreement executed by Nebula and ParentCo.

•	The individuals set forth on an exhibit to the Business Combination Agreement shall have been appointed to the ParentCo Board effective as of the Closing.

•	Nebula and ParentCo shall have delivered to Open Lending a counterpart signature of the Investors Rights Agreement executed by ParentCo.

•

The Available Cash shall be equal to or greater than $295 million without any breach, inaccuracy or failure to perform of any of the representations, warranties or covenants set forth in Section 4.03(g) or Section 7.13(e) of the Business Combination Agreement.

•

Nebula shall have delivered, or caused to be delivered, to Open Lending the NAC Certificate duly executed by an authorized officer of Nebula in accordance with Section 2.04(c) of the Business Combination Agreement.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated at any time Open Lending or Nebula, respectively, as follows:

(a)

By Nebula or Open Lending, if (i) Nebula and Open Lending provide mutual written consent; (ii) the First Merger shall not have occurred on or before June 30, 2020, or the Outside Date; provided, however, that the Business Combination Agreement may not be terminated pursuant to this clause; (iii) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the primary cause of the failure of a condition set forth in Article VII of the Business Combination Agreement to be satisfied on or prior to the Outside Date; (iv) any governmental authority in the United States will have enacted, issued, promulgated, enforced or entered any Law which has become final and nonappealable and has the effect of making consummation of the Proposed Transactions illegal or otherwise preventing or prohibiting consummation of the Proposed Transactions.

(b)	By Nebula or Open Lending, if Nebula’s stockholders do not approve and adopt the Business Combination.

(c)	By Nebula or Open Lending, if the Member Approval is not adopted and approved.

(d)

By Nebula upon a breach of any representation, warranty, covenant or agreement on the part of Open Lending set forth in the Business Combination Agreement, or if any representation or warranty of Open Lending shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) of the Business Combination Agreement would not be satisfied; provided, that Nebula has not waived such Terminating Company Breach and ParentCo, Nebula, Merger Sub Corp or Merger Sub LLC is not then in breach of any representation, warranty, covenant or agreement on the part of ParentCo, Nebula, Merger Sub Corp or Merger Sub LLC set forth in the Business Combination Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; provided, however, that, if such Terminating Company Breach is curable by Open Lending, Nebula may not terminate the Business Combination Agreement pursuant to a Terminating Company Breach for so long as Open Lending continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Nebula to Open Lending.

(e)

By Open Lending upon a breach of any representation, warranty, covenant or agreement on the part of ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC, set forth in the Business Combination Agreement, or if any representation or warranty of ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) of the Business Combination Agreement would not be satisfied; provided, that Open Lending has not waived such Terminating NAC Breach and Open Lending, Blocker or the Blocker Holder are not then in breach of any representation, warranty, covenant or agreement on the part of Open Lending, Blocker or the Blocker Holder set forth in the Business Combination Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) of the Business Combination Agreement would not be satisfied; provided, however, that, if such Terminating NAC Breach is curable by ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC, Open Lending may not terminate the Business Combination Agreement pursuant to a Terminating NAC Breach for so long as ParentCo, Nebula, Merger Sub Corp and Merger Sub LLC continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Open Lending to Nebula.

If the Business Combination Agreement is terminated pursuant to a Company Approval Termination Right and if (and only if) at the time of such termination: (a) each of the conditions to Closing set forth in Section 8.01 of the Business Combination Agreement shall have been satisfied or waived by Nebula and Open Lending (other than the condition set forth in Section 8.01(g) of the Business Combination Agreement); and (b) each of the conditions to Closing set forth in Section 8.03 of the Business Combination Agreement shall have been satisfied or waived by Open Lending (other than those conditions that by their nature are to be satisfied at the Closing, but subject to Nebula certifying in writing to Open Lending that Nebula shall satisfy such conditions at the Closing and that Nebula will consummate the Closing within three (3) Business Days after the date on which the condition set forth in Section 8.01(g) of the Business Combination Agreement shall have been satisfied), then Open Lending shall pay to Nebula, a non-refundable Termination Fee in the amount of $40,000,000 promptly, but in no event later than sixty (60) days, following the termination of the Business Combination Agreement. In the event of any payment of the Termination Fee to Nebula, Nebula will allocate any such amounts as follows: (i) to pay the expenses of Nebula, including professional fees, incurred in connection with the Business Combination; (ii) to purchase from the Sponsor the warrants to purchase Nebula Class A Common Stock that the Sponsor purchased in connection with the IPO; (iii) to reimburse Nebula for its expenses in connection with the Business Combination; (iv) to pay the expenses incurred by the Subscribers in connection with the PIPE; (v) to pay certain other fees and expenses in connection with the Business Combination and the PIPE; (vi) to pay $25,000 to the Sponsor; and (vii) to pay any taxes applicable to Nebula. After such payments, the remaining portion of the Termination Fee will be divided among the holders of Nebula Class A Common Stock eligible to receive distributions upon the liquidation of Nebula at such time and the Subscribers who committed to purchase ParentCo Common Stock in the PIPE. Notwithstanding anything to the contrary contained in Section 9.03(b) of the Business Combination Agreement or elsewhere in the Business Combination Agreement, if the Business Combination Agreement is terminated under the circumstances set forth in the first sentence of this paragraph, Nebula’s right to receive the Termination Fee pursuant shall be the sole and exclusive remedy of Nebula, ParentCo and their respective securityholders, Affiliates and Representatives against Open Lending, Blocker, the Blocker Holder and their respective securityholders, Affiliates and Representatives, and Nebula, ParentCo and their respective securityholders, Affiliates and Representatives shall be deemed to have waived all other remedies (including equitable remedies) with respect to: (i) any failure of the Proposed Transactions to be consummated; (ii) any breach by Open Lending, Blocker or the Blocker Holder of their respective obligations to consummate the Proposed Transactions or any other provision set forth in the Business Combination Agreement; (iii) any inaccuracy in any representation or warranty set forth in the Business Combination Agreement; and (iv) any breach of any of the covenants or obligations set forth in the Business Combination Agreement. Upon payment by Open Lending of the Termination Fee, neither Open Lending, Blocker, the Blocker Holder nor any of their respective securityholders, Affiliates or Representatives shall have any further liability or obligation (under the Business Combination Agreement or otherwise) relating to or arising out of the Business Combination Agreement or any of the Proposed Transactions, and, in no event shall Nebula,

ParentCo nor any of their respective securityholders, Affiliates or Representatives seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with the Business Combination Agreement or the Proposed Transactions.

Amendment; Waiver and Extension of the Business Combination Agreement

The Business Combination Agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors or managers at any time prior to the First Effective Time; provided, however, and subject to adjustments expressly set forth on the Business Combination Agreement, that, after the approval and adoption of the Business Combination Agreement and the Transactions by the members of Open Lending, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Common Unit shall be converted upon consummation of the Second Merger, provided, further, that none of the Transaction Documents may be amended, changed or modified or any term thereof waived in a manner adverse to the Blocker Holder without the Blocker Holder’s prior written consent.

At any time prior to the First Effective Time, any party of the Business Combination Agreement may (a) extend the time for the performance of any obligation or other act of any other party thereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant thereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained therein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to the Business Combination Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware, provided that the Second Merger, and such other provisions of the Business Combination Agreement expressly required by the terms of the Business Combination Agreement to be governed by the Texas Business Organizations Code (“TBOC”), shall be governed by the TBOC. The parties of the Business Combination Agreement (a) submitted to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to the Business Combination Agreement brought by any party thereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that the Business Combination Agreement or the Transactions may not be enforced in or by any of the above-named courts.

Expenses

Except as otherwise set forth in the Business Combination Agreement or any Transaction Document, all expenses incurred in connection with the Business Combination Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. Notwithstanding the foregoing, all SEC and other regulatory filing fees incurred in connection with the proxy statement/prospectus shall be paid by Nebula; provided, however, if the Closing occurs fifty percent (50%) of such fees shall be deemed to be NAC Expenses and fifty percent (50%) of such fees shall be deemed to be Company Transaction Expenses.

Vote Required for Approval

The Business Combination Proposal will be approved and adopted if the holders of a majority of the outstanding shares of Nebula Common Stock entitled to vote thereon at the special meeting vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

NEBULA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS

COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Investor Rights Agreement

In connection with the Proposed Transactions, Open Lending, Nebula, ParentCo, certain persons and entities holding membership units of Open Lending and certain persons and entities holding founder shares of Nebula, will enter into the Investor Rights Agreement at the Closing. The Investor Rights Agreement will provide for certain designation rights with respect to the board of directors of ParentCo, such that the Sponsor and Blocker Holder, Open Lending’s largest minority equity holder, and specified members of Open Lending will each have the right to designate two agreed upon board representatives, for period of time following the Closing.

Pursuant to the terms of the Investor Rights Agreement, ParentCo will be obligated to file a registration statement to register the resale of certain securities of ParentCo held by the Investor Rights Holders. In addition, pursuant to the terms of the Investor Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Investor Rights Holders may demand at any time or from time to time, that ParentCo file a registration statement on Form S-1, or any similar long-form registration statement, or if available, on Form S-3 to register the shares of common stock of ParentCo held by such Investor Rights Holders. The Investor Rights Agreement will also provide the Investor Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. The Investor Rights Agreement further provides for ParentCo Common Shares held by the Holders to be locked-up for 180 days after the Closing.

Subscription Agreements

In connection with the Proposed Transactions, Nebula has obtained commitments from Subscribers to purchase shares of Nebula Class A Common Stock, which will be converted into PIPE Shares, for a purchase price of $10.00 per share, in the PIPE. Several fundamental investors have committed an aggregate of $200 million to participate in the transaction through the PIPE anchored by True Wind Capital. True Wind Capital has agreed to subscribe for $85,000,000 worth of such PIPE Shares for a purchase price of $10.00 per share. Certain offering related expenses are payable by Nebula, including customary fees payable to the placement agents, Deutsche Bank Securities Inc. (“Deutsche Bank”) and Goldman Sachs & Co., LLC (“Goldman Sachs”). Such commitments are being made by way of the Subscription Agreements, by and among each Subscriber, Nebula, Open Lending and ParentCo. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Proposed Transactions and to meet the minimum cash requirements provided in the Business Combination Agreement. The Subscription Agreements for the PIPE were entered into contemporaneously with the execution of the Business Combination Agreement.

The PIPE Shares are identical to the shares of common stock that will be held by the Public Stockholders at the time of the Closing, other than the PIPE Shares, when initially issued by Nebula in connection with the PIPE Closing, and such shares will not be registered with the SEC nor available to trade on NASDAQ.

The closing of the sale of PIPE Shares (the “PIPE Closing”) will be contingent upon the substantially concurrent consummation of the Proposed Transactions. The PIPE Closing will occur on the date of, and immediately prior to, the consummation of the First Merger. The PIPE Closing will be subject to customary conditions, including:

•

ParentCo’s initial listing application with NASDAQ in connection with the Proposed Transactions shall have been approved and, immediately following the Closing, ParentCo shall satisfy any applicable initial and continuing listing requirements of NASDAQ and ParentCo shall not have received any notice of non-compliance therewith, and the ParentCo Common Shares, shall have been approved for listing on NASDAQ;

•

all representations and warranties of Nebula and the Subscriber contained in the relevant Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined in the Subscription Agreements)), which representations and warranties shall be true in all respects) at, and as of, the PIPE Closing;

•

as of the Closing Date, there has been no material adverse change in the business, properties, financial condition, stockholders’ equity or results of operations of Nebula and its subsidiaries taken as a whole since the date of the Subscription Agreement (other than (i) the election by holders of the Nebula Class A Common Stock to exercise redemption rights in connection with (x) the special meeting of Nebula’s stockholders to approve the Proposed Transactions or (y) a special meeting of Nebula’s stockholders to approve the extension of time for Nebula to complete the Proposed Transactions, and (ii) in connection with any offer to purchase outstanding Nebula Warrants); and

•	all conditions precedent to the Closing of the Proposed Transactions, including the approval by Nebula’s stockholders, shall have been satisfied or waived.

Pursuant to the Subscription Agreements, ParentCo agreed that, within 45 calendar days after the consummation of the Proposed Transactions, ParentCo will file with the SEC (at ParentCo’s sole cost and expense) a registration statement registering the resale of the shares of common stock received by the Subscriber in connection with the Proposed Transactions (the “Resale Registration Statement”), and ParentCo shall use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof; provided, however, that ParentCo’s obligations to include the shares held by a Subscriber in the Resale Registration Statement will be contingent upon the respective Subscriber furnishing in writing, to ParentCo, such information regarding the Subscriber, the securities of ParentCo held by such Subscriber and the intended method of disposition of the shares, as shall be reasonably requested by ParentCo to effect the registration of such shares, and will execute such documents in connection with such registration, as ParentCo may reasonably request, which will be what is customary of a selling stockholder in similar situations.

Under certain circumstances, additional payments by ParentCo may be assessed with respect to the shares of common stock included in the registerable securities in the event that (1) a Resale Registration Statement has not been declared effective by the SEC by the earlier of (A) 90 days (or 120 days if the SEC notifies ParentCo that it will “review” the Resale Registration Statement) following the Closing, or (B) 10 Business Days after the SEC notifies ParentCo that it will not review the Resale Registration Statement, subject to certain potential timing adjustments or (2) the Resale Registration Statement is declared effective by the SEC but thereafter ceases to be effective prior to the expiration of a designated effective period. The additional payments by ParentCo shall accrue on the applicable registrable securities at a rate of 0.5% of the aggregate purchase price paid for such registrable securities per month, subject to certain terms and limitations (including a cap of 5.0% of the aggregate purchase price).

Each Subscription Agreement will terminate upon the earlier to occur of (w) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (x) upon the mutual written agreement of each of the parties to the Subscription Agreement, (y) any of the conditions to the PIPE Closing are not satisfied or waived on or prior to the PIPE Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the PIPE Closing or (z) December 31, 2020.

Founder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, the holders of the Nebula Class B Common Stock (including the “Sponsor” entered into the Founder Support Agreement, which was amended on March 18, 2020, pursuant to which, among other things:

•	Such holders agreed to approve the Business Combination Agreement and the Proposed Transactions.

•	Such holders agreed to forfeit (without consideration) all Nebula Warrants held by them to Nebula, which constitute all of the Private Placement Warrants.

•

The Sponsor agreed that to the extent the NAC Expenses shall exceed the NAC Expense Cap, then, the Sponsor shall, on the Closing Date, in its sole option, either (a) pay any such amount in excess of the NAC Expense Cap to Nebula in cash, by wire transfer of immediately available funds to the account designated by Nebula, or (b) forfeit to Nebula (for no consideration) such number of shares of Nebula Class B Common Stock (valued at $10.00 per share of Nebula Class B Common Stock) held by the Sponsor that would, in the aggregate, have a value equal to such amount in excess of the NAC Expense Cap; provided, that if Sponsor shall elect to forfeit shares of Nebula Class B Common Stock and the number of shares of Nebula Class B Common Stock available for forfeiture shall be insufficient to satisfy the Sponsor’s obligations to satisfy such excess NAC Expenses, then Sponsor shall, on the Closing Date, satisfy any such additional in cash on the Closing Date.

•

Such holders agreed to certain amendments to the lock up terms set forth in that certain letter agreement, dated January 9, 2018, by and among Nebula and such holders, pursuant to which the lock up term will be extended for up to seven years following the Closing for half the shares held by such holders, depending on the trading price of the ParentCo Common Shares (and subject to forfeiture if such trading prices are not reached).

•	Such holders waived any anti-dilution protections provided to holders of the Nebula Class B Common Stock in Nebula’s current certificate of incorporation.

•

Such holders will be issued up to 1,250,000 Earn-Out Shares as follows: (i) 625,000 shares, if prior to or as of the second anniversary of the Closing, the VWAP is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; and (ii) 625,000 shares, if prior to or as of the 30-month anniversary of the Closing, the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period (the “Second Level Earn-Out Consideration”). If a Change of Control of ParentCo occurs prior to the second anniversary of the Closing, such holders will be entitled to receive all unissued Earn-Out Shares (i) prior to the consummation of such Change of Control and (ii) after the second anniversary of the Closing but prior to 30-month anniversary of the Closing, such holders will be entitled to receive the Second Level Earn-Out Consideration that remains unissued prior to the consummation of such Change of Control.

Investor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, certain stockholders of Nebula entered into the Investor Support Agreement, pursuant to which, among other things, certain holders agreed (i) to approve the Business Combination Agreement and the Proposed Transactions; (ii) not to redeem any shares held by such stockholders in connection with the Proposed Transactions and (iii) to tender any warrants to purchase Nebula Class A Common Stock held by such stockholder to Nebula for cash consideration of $1.50 per whole warrant and to vote all such warrants held by such Nebula stockholder in favor of any amendment to the terms of such warrants proposed by Nebula, including the Warrant Amendment.

Company Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, certain Open Lending unitholders entered into the Company Support Agreement, pursuant to which Open Lending unitholders agreed to approve the Business Combination Agreement and the Proposed Transactions.

Tax Receivable Agreement

In connection with the Closing, ParentCo will enter into the Tax Receivable Agreement with Nebula, the Blocker, the Blocker Holder, and Open Lending. Prior to the Closing, (i) 100% of the interest in Open

Lending was held by the Blocker and the Company Unit Sellers, and (ii) 100% of the Blocker was held by the Blocker Holder. The Tax Receivable Agreement will generally provide for the payment by ParentCo to the Company Unit Sellers and Blocker Holder, as applicable, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that ParentCo actually realizes (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of Blocker and/or Open Lending that existed prior to the Business Combination and were attributable to the Blocker; (ii) certain increases in the tax basis of Open Lending’s assets resulting from the Second Merger; (iii) imputed interest deemed to be paid by ParentCo as a result of payments ParentCo makes under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments Nebula makes under the Tax Receivable Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences that apply to shares of Nebula Class A Common Stock held as a capital asset within the meaning of Section 1221 of the “Code”, (generally, property held for investment) and is applicable only to holders who purchased Nebula Class A Common Stock in the IPO.

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Nebula has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding Nebula Class A Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Nebula Class A Common Stock being taken into account in an applicable financial statement;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Holders of Nebula Class A Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Nebula Class A Common Stock as described under “—Certain Considerations Related to a Redemption of Common Stock” below. Instead, as part of the Business Combination, such holders of Nebula Class A Common Stock will exchange their Nebula Class A Common Stock for ParentCo Common Stock in an exchange that is intended to be a tax deferred transaction under Section 351 of the Code for U.S. federal income tax purposes. Under Section 351 of the Code, a person generally does not recognize gain or loss upon the contribution of property to a corporation solely in exchange for stock in such corporation if immediately after the contribution such person (either individually or in combination with one or more other persons who made a contribution of property to the corporation) is in control of the corporation. For this purpose, “control” means ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation.

Pursuant to the First Merger, (i) a wholly owned subsidiary of ParentCo will merge with and into Nebula with Nebula surviving the merger as a wholly owned subsidiary of ParentCo, and (ii) the holders of Nebula Class A Common Stock will exchange such Nebula Class A Common Stock for ParentCo Common Stock with a value equal to the value of such relinquished Nebula Class A Common Stock. The First Merger, Blocker Contribution and Second Merger are part of an integrated plan and immediately after the Business Combination the persons who were holders of Nebula Class A Common Stock immediately before the Business Combination (along with all other persons that contribute property to ParentCo pursuant to the Business Combination) will own at least 80% of the total combined voting power of all classes of ParentCo stock entitled to vote and at least 80% of the total number of shares of all other classes of ParentCo stock. Accordingly, the First Merger, in combination with the Blocker Contribution and the Second Merger, should be a tax deferred contribution under Section 351 of the Code, and accordingly, the holders of Nebula Class A Common Stock will not recognize any gain or loss for U.S. federal income tax purposes. The holders of Nebula Class A Common Stock will receive a tax basis and holding period in their ParentCo Common Stock equal to their tax basis and holding period in their Nebula Class A Common Stock immediately before the First Merger. Nebula did not obtain a ruling from the IRS or a tax opinion regarding the U.S. federal income tax consequences of the Business Combination, including this tax consequence, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. If the First Merger does not qualify as a tax deferred transaction under Section 351 of the Code for U.S. federal income tax purposes, the receipt of shares of ParentCo Common Stock in exchange for Nebula Class A Common Stock would constitute a taxable exchange for U.S. federal income tax purposes.

Certain Considerations Related to a Redemption of Common Stock

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of Nebula Class A Common Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Redemption of Common Stock. In the event that a U.S. holder’s Nebula Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The Special Meetings of Nebula Stockholders and Warrantholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Nebula Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Nebula Class A Common Stock, the U.S. holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Nebula Class A Common Stock” below. If the redemption does not qualify as a sale of the Nebula Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders—Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Nebula’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Nebula’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of Nebula’s shares outstanding both before and after the redemption. The redemption of Nebula Class A Common Stock generally will be treated as a sale of the Nebula Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Nebula Class A Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any ParentCo stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Nebula’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Nebula Class A Common Stock must, among other requirements, be less than 80% of the percentage of Nebula’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Nebula Class A Common Stock and the shares of ParentCo Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Nebula Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Nebula. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Nebula will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Nebula Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Nebula Class A Common Stock. If the redemption qualifies as a sale of Nebula Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of Nebula Class A Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its Nebula Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Nebula Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Nebula Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Nebula Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Nebula Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Nebula Class A Common Stock as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Nebula Class A Common Stock” above.

Dividends (including constructive dividends paid pursuant to a redemption of Nebula Class A Common Stock) Nebula pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Nebula Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Nebula pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Nebula Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of Nebula Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Nebula Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Nebula Class A Common Stock that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

Redemption of Nebula Class A Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Nebula Class A Common Stock pursuant to the redemption provisions described in the section entitled “The Special Meetings of Nebula Stockholders and Warrantholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Nebula Class A Common Stock, as described under “U.S. Holders—Redemption of Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of Nebula Class A Common Stock” and “Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Nebula Class A Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Nebula Class A Common Stock unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Nebula Class A Common Stock; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Public Warrants.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of Nebula Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Nebula Class A Common Stock (Nebula would be treated as a buyer with respect to a redemption of Nebula Class A Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Nebula believes that it is not, and has not been at any time since our formation, a United States real property holding corporation and Nebula does not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Nebula Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Nebula’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Nebula’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Nebula Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Nebula Class A Common Stock and will be treated as described under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of Nebula Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of Nebula Class A Common Stock) on Nebula Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Nebula Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Nebula Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Nebula Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Nebula Class A Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Nebula Class A Common Stock.

NEBULA STOCKHOLDER PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

As discussed in this proxy statement/prospectus, Nebula stockholders are being asked to consider and vote on the Business Combination Proposal. You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Vote Required for Approval

The Business Combination Proposal will be approved and adopted if the holders of a majority of the outstanding shares of Nebula Common Stock entitled to vote thereon at the special meeting vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

NEBULA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS

COMBINATION PROPOSAL.

NEBULA STOCKHOLDER PROPOSAL NO. 2—THE CHARTER AMENDMENT PROPOSALS

At the Closing, ParentCo will adopt an Amended and Restated Certificate of Incorporation in the form set forth in Annex C. Assuming the Business Combination Proposal, is approved, Nebula’s stockholders are also being asked to approve the amendments to Nebula’s Amended and Restated Certificate of Incorporation that will be effected in the Amended and Restated Certificate of Incorporation of ParentCo. This proposal is separated into sub-proposals submitted to Nebula’s stockholders to vote upon those material aspects of the charter that do not appear in, or are different from, Nebula’s current Amended and Restated Certificate of Incorporation.

The proposed Amended and Restated Certificate of Incorporation of ParentCo contains a number of interrelated provisions. These provisions, which are described below and submitted to Nebula’s stockholders as sub-proposals, would:

(A) increase the number of authorized shares of ParentCo Common Stock from 111,000,000 to                  and the number of authorized shares of ParentCo’s preferred stock, $0.01 per share, from 1,000,000 to                 ;

(B) change the vote required to remove a director of ParentCo from a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class to not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote at an election of directors, voting together as a single class; and

(C) change the vote required to amend ParentCo’s bylaws from a majority of the members of the Nebula board or by the stockholders, or by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock of Nebula entitled to vote generally in the election of directors, to not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class; provided, however that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

By approving each of the foregoing sub-proposals, Nebula’s stockholders will also be approving the proposed Amended and Restated Certificate of Incorporation of ParentCo in its entirety.

The adoption of the proposed Amended and Restated Certificate of Incorporation of ParentCo will result in material differences from provisions contained in or omitted from Nebula’s existing charter. The amendments are described below. You should also carefully read the full text of the proposed Amended and Restated Certificate of Incorporation of ParentCo, which is attached as Annex C to this proxy statement/prospectus. The following summary description of provisions of the Amended and Restated Certificate of Incorporation of ParentCo is qualified by reference to the attached full text of the Amended and Restated Certificate of Incorporation of ParentCo.

PROPOSAL 2A:

Approval of Amendments to the Charter to Increase the

Number of Authorized Shares of Common Stock and Preferred Stock

The proposed Amended and Restated Certificate of Incorporation of ParentCo would increase the number of authorized shares of ParentCo Common Stock from 111,000,000 to                  and the number of authorized shares of ParentCo’s preferred stock, $0.01 per share, from 1,000,000 to                 .

The increase in the number of authorized shares of ParentCo Common Stock is intended to provide adequate authorized share capital to accommodate the issuance of shares of ParentCo Common Stock in connection with the Business Combination (including the Contingent Consideration and Earn-Out Shares), the PIPE Shares

pursuant to the Subscription Agreements. We expect that the number of shares of ParentCo Common Stock issued or issuable for these purposes will be at least approximately 138.2 million.

In light of the shares to be issued in connection with the Business Combination, the increase in the number of authorized shares of Class A Common Stock is intended to provide flexibility for future issuances of shares of Class A Common Stock if determined by ParentCo’s board of directors to be in the best interests of the combined company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. For example, ParentCo’s board of directors could determine that issuance of additional shares of Class A Common Stock is advisable for financing purposes, as consideration for acquisitions or for grants of equity awards pursuant to the 2020 Plan. The increase in the number of shares of preferred stock similarly is intended to provide flexibility for future issuances of preferred stock determined by our board of directors to be advisable.

PROPOSAL 2B:

Approval of Amendments to the Charter to Change the Vote Required to

Remove a Director from ParentCo’s Board of Directors

The proposed Amended and Restated Certificate of Incorporation of ParentCo would change the vote required to remove a director of ParentCo from a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class to not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors, voting together as a single class.

The Nebula board believes that increasing the threshold required to remove a director from the ParentCo board will help facilitate corporate governance stability by requiring broad stockholder consensus to effect such corporate governance changes and in the process help protect minority stockholder interests. In addition, any less than a two-thirds vote requirement may weaken the ability of the ParentCo board to preserve and maximize value for all stockholders in an opportunistic and unsolicited takeover attempt.

Increasing the threshold to remove an incumbent director from the ParentCo board will make it more difficult for stockholders of ParentCo to remove an incumbent director from the ParentCo board even if a majority of ParentCo stockholders believe it to be in the best interests of ParentCo.

PROPOSAL 2C:

Approval of Amendments to the Charter to Change

the Vote Required to Approve an Amendment to ParentCo’s Bylaws

The proposed Amended and Restated Certificate of Incorporation of ParentCo would change the vote required to amend ParentCo’s bylaws from a majority of the members of the Nebula board or by the stockholders, or by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock of ParentCo entitled to vote generally in the election of directors, to not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class; provided, however that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

The Nebula board believes that increasing the threshold required to amend or repeal ParentCo’s bylaws will help facilitate corporate governance stability by requiring broad stockholder consensus to effect changes and in the process help protect minority stockholder interests. In addition, any less than a two-thirds vote requirement may weaken the ability of the ParentCo board to preserve and maximize value for all stockholders in an opportunistic and unsolicited takeover attempt.

Increasing the threshold to amend or repeal the ParentCo bylaws will make it more difficult for stockholders of ParentCo to amend or repeal the ParentCo bylaws even if a majority of ParentCo stockholders believe it to be in the best interests of ParentCo.

Vote Required for Approval

The Charter Amendment Proposals will be approved and adopted if the holders of a majority of the outstanding shares of Nebula Common Stock entitled to vote thereon at the special meeting vote “FOR” each of the sub-proposals comprising the Charter Amendment Proposals. Adoption of the Charter Amendment Proposals is conditioned upon the adoption of the Business Combination Proposal.

Recommendation of the Board

NEBULA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

NEBULA STOCKHOLDER PROPOSAL NO. 3—THE NASDAQ PROPOSAL

Overview

Nebula is seeking stockholder approval of the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Nebula currently has 34,375,000 shares of Nebula Common Stock issued and outstanding.

Pursuant to the Subscription Agreements, Nebula has obtained commitments from Subscribers to purchase shares of Nebula Class A Common Stock, which will be converted into PIPE Shares, for a purchase price of $10.00 per share, in the PIPE. Several fundamental investors have committed an aggregate of $200 million to participate in the transaction through the PIPE anchored by True Wind Capital. True Wind Capital has agreed to subscribe for $85,000,000 worth of such PIPE Shares for a purchase price of $10.00 per share. The 20,000,000 shares of Nebula Common Stock Nebula anticipates issuing pursuant to the Subscription Agreements will (1) constitute more than 20% of Nebula’s then outstanding common stock and (2) be sold for a purchase price of $10.00 per share of Nebula Class A Common Stock, which will be less than the greater of the book or market value of the shares. Nebula is required to obtain shareholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (d).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted and the Business Combination is consummated Nebula expects the Subscribers will receive 20,000,000 shares of Nebula Class A Common Stock pursuant to the Subscription Agreements. The issuance of such shares would result in significant dilution to Nebula’s stockholders, and would afford Nebula’s Stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of ParentCo after the Closing.

Vote Required for Approval

The Nasdaq Proposal will be approved and adopted if the holders of a majority of the shares of Nebula Common Stock represented in person or by proxy and voted thereon at the special meeting vote “FOR” the Nasdaq Proposal. Adoption of the Nasdaq Proposal is conditioned upon the adoption of the Business Combination Proposal.

Recommendation of the Board

NEBULA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

NEBULA STOCKHOLDER PROPOSAL NO. 4—THE 2020 PLAN PROPOSAL

As discussed in this proxy statement/prospectus, Nebula stockholders are being asked to consider and vote on the 2020 Plan Proposal in the form set forth in Annex E hereto. You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the 2020 Plan Proposal.

The 2020 Plan Proposal

The 2020 Stock Option and Incentive Plan (the “2020 Plan”) will be adopted by ParentCo’s board of directors prior to the Closing, and will become effective upon the Closing. The 2020 Plan allows the board of directors’ compensation committee to make equity-based incentive awards to officers, employees, directors and other key persons (including consultants).

ParentCo has initially reserved 10% of the number of shares of ParentCo Common Stock outstanding upon the Closing for the issuance of awards under the 2020 Plan, or the Initial Limit. The 2020 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021, by 4.0% of the outstanding number of shares of ParentCo Common Stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee, or the Annual Increase. This limit is subject to adjustment in the event of a stock split, stock dividend or other change in the Combined Company’s capitalization.

The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2020 Plan will be added back to the shares of common stock available for issuance under the 2020 Plan.

The maximum aggregate number of shares of common stock that may be issued upon exercise of incentive stock options in any one calendar-year period shall not exceed 10% of the number of shares of ParentCo Common Stock outstanding upon the Closing. The maximum aggregate number of shares of common stock that may be issued upon exercise of incentive stock options under the Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2021 and on each January 1 thereafter by the lesser of 4.0% of the number of outstanding shares of ParentCo Common Stock as of the immediately preceding December 31, or 10% of the number of shares of ParentCo Common Stock outstanding upon the Closing.

The 2020 Plan contains a limitation whereby the value of all awards under the 2020 Plan and all other cash compensation paid by the Combined Company to any non-employee director may not exceed $         in          any calendar year.

The 2020 Plan will be administered by the Combined Company’s compensation committee. The compensation committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2020 Plan. Persons eligible to participate in the 2020 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants) as selected from time to time by the Combined Company’s compensation committee in its discretion.

The 2020 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by the Combined Company’s compensation committee but may not be less than 100% of the fair market value of the common stock on the date of grant unless the option is granted (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to individuals who are not subject to U.S. income tax. The term of each option will be fixed by our compensation committee and may not exceed ten years from the date of grant. The compensation committee will determine at what time or times each option may be exercised.

The Combined Company’s compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each stock appreciation right will be fixed by our compensation committee and may not exceed ten years from the date of grant. The Combined Company’s compensation committee will determine at what time or times each stock appreciation right may be exercised.

The Combined Company’s compensation committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The Combined Company’s compensation committee may also grant shares of common stock that are free from any restrictions under the 2020 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The Combined Company’s compensation committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.

The Combined Company’s compensation committee may grant cash bonuses under the 2020 Plan to participants, subject to the achievement of certain performance goals.

The 2020 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2020 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2020 Plan. To the extent that awards granted under the 2020 Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards under the 2020 Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all options and stock appreciation rights with time-based vesting, conditions of restrictions that are not exercisable immediately prior to the effective time of the sale event will become fully exercisable as of the effective time of the sale event, all other awards with time-based vesting, conditions or restrictions, will become fully vested and nonforfeitable as of the effective time of the sale event and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in the discretion of the compensation committee. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. In addition, in connection with the termination of the 2020 Plan upon a sale event, we may make or provide for a cash payment to participants holding vested and exercisable options and stock appreciation rights equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights and we may make or provide for a cash payment to participants holding other vested awards.

The Combined Company’s board of directors may amend or discontinue the 2020 Plan and the compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2020 Plan require the approval of the Combined Company’s stockholders.

No awards may be granted under the 2020 Plan after the date that is ten years from the date of stockholder approval of the 2020 Plan. No awards under the 2020 Plan have been made prior to the date hereof.

Vote Required for Approval

The 2020 Plan Proposal will be approved and adopted if the holders of a majority of the shares of Nebula Common Stock represented in person or by proxy and voted thereon at the special meeting vote “FOR” the 2020 Plan Proposal. Adoption of the 2020 Plan Proposal is conditioned upon the adoption of the Business Combination Proposal.

Recommendation of the Board

NEBULA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2020 PLAN PROPOSAL.

NEBULA STOCKHOLDER PROPOSAL NO. 5—THE STOCKHOLDER ADJOURNMENT PROPOSAL

The Stockholder Adjournment Proposal

The Stockholder Adjournment Proposal, if adopted, will allow Nebula’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Stockholder Adjournment Proposal will only be presented to Nebula’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will Nebula’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under Nebula’s amended and restated certificate of incorporation and Delaware law.

Consequences if the Stockholder Adjournment Proposal is Not Approved

If the Stockholder Adjournment Proposal is not approved by Nebula’s stockholders, Nebula’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Vote Required for Approval

The Stockholder Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of Nebula Common Stock represented in person or by proxy and voted thereon at the special meeting vote “FOR” the Stockholder Adjournment Proposal. Adoption of the Stockholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

NEBULA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCKHOLDER

ADJOURNMENT PROPOSAL.

NEBULA WARRANTHOLDER PROPOSAL NO. 1—THE WARRANT AMENDMENT PROPOSAL

This section of the proxy statement/prospectus describes the material provisions of the Warrant Amendment, but does not purport to describe all of the terms of the Warrant Amendment. This summary is qualified in its entirety by reference to the Warrant Amendment, a copy of which is attached as Annex B hereto.

In connection with the proposed Business Combination, holders of Public Warrants are being asked to approve an amendment to the terms of the Warrant Agreement to provide that, upon consummation of the Business Combination, each of Nebula’s outstanding Public Warrants, which entitle the holder to purchase one share of Nebula Class A Common Stock, will be exchanged for cash in the amount of $1.50 per Public Warrant. Approval of the Warrant Amendment requires the affirmative vote of a majority of the Public Warrants issued and outstanding as of the record date. The Warrant Amendment will be contingent upon Nebula’s stockholders approving the Business Combination. Pursuant to the Founder Support Agreement, the Sponsor agreed to forfeit (without consideration) all of the Private Placement Warrants to Nebula in connection with the consummation of the Business Combination.

The intent of the Warrant Amendment and the warrant exchange is to reduce the dilutive effect of the presently issued and outstanding Public Warrants to purchase an aggregate of 9,166,666 shares of Nebula Class A Common Stock. The Warrant Amendment will be contingent upon Nebula’s stockholders approving the Business Combination. In the event that Nebula’s warrantholders fail to approve the Warrant Amendment, Nebula and Open Lending may elect not to consummate the Business Combination.

The proposed amendment to the Warrant Agreement will be effected by Nebula’s execution and delivery of an Amended and Restated Warrant Agreement in the form attached as Annex B, which will be executed by Nebula as soon as the required vote has been obtained and the Business Combination is consummated, or as soon as practicable thereafter.

Following the execution of the Amended and Restated Warrant Agreement, the proposed amendments will be binding on all holders of Public Warrants and their successors and transferees, whether or not such holders voted to approve the proposed amendments.

Vote Required for Approval

Under Section 9.8 of the Warrant Agreement, the agreement may be amended to effect the Warrant Amendment only if Nebula obtains the affirmative vote of the registered holders of a majority of Nebula’s outstanding Public Warrants. As of the record date there were 9,166,666 outstanding Public Warrants and, therefore, the affirmative vote of holders of more than 4,583,333 Public Warrants is required to approve the amendment to the Warrant Agreement. If you do not instruct your broker or bank to deliver your vote your proxy, such failure will have the same effect as a vote against the Warrant Amendment Proposal.

Certain Effects of the Approval of the Warrant Amendment Proposal

If the Warrant Amendment Proposal is approved, then immediately upon consummation of the Business Combination, each of the approximately 9,166,666 Public Warrants currently outstanding will be mandatorily exchanged for $1.50 per Public Warrant.

IF THE WARRANT AMENDMENT IS APPROVED AND THE ACQUISITION IS CONSUMMATED, YOUR WARRANTS WILL BE SUBJECT TO THE MANDATORY EXCHANGE AND ALL OF YOUR PUBLIC WARRANTS WILL BE MANDATORILY EXCHANGED ON THE DATE OF THE CONSUMMATION OF THE BUSINESS COMBINATION WHETHER OR NOT YOU VOTED IN FAVOR OF THE WARRANT AMENDMENT PROPOSAL.

Certain Material Tax Considerations

U.S. Holders

A “U.S. holder” is a beneficial owner of Public Warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If the Warrant Amendment is approved, the exchange of Public Warrants for cash will be treated as a taxable disposition for U.S. federal income tax purposes and each U.S. holder generally will realize capital gain or loss. The amount of gain or loss realized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received by the U.S. holder in the exchange (which will be $1.50 per Public Warrant), and (2) the U.S. holder’s adjusted tax basis in its Public Warrants so exchanged. A U.S. holder’s adjusted tax basis in its Public Warrants generally will equal the U.S. holder’s acquisition cost that was allocated to such Public Warrants.

Long-term capital gains recognized by non-corporate U.S. holder are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period for the Public Warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Public Warrants that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon an exchange of its Public Warrants for cash, unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

THE FOREGOING TAX DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. WARRANTHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Recommendation of the Board

NEBULA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PUBLIC

WARRANTHOLDERS VOTE IN FAVOR OF THE WARRANT AMENDMENT PROPOSAL.

NEBULA WARRANTHOLDER PROPOSAL NO. 2—THE WARRANTHOLDER ADJOURNMENT PROPOSAL

The Warrantholder Adjournment Proposal

The Warrantholder Adjournment Proposal, if adopted, will allow Nebula’s board of directors to adjourn the special meeting of warrantholders to a later date or dates to permit further solicitation of proxies. The Warrantholder Adjournment Proposal will only be presented to Nebula’s warrantholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of warrantholders to approve the Warrant Amendment Proposal. In no event will Nebula’s board of directors adjourn the special meeting of warrantholders or consummate the Business Combination beyond the date by which it may properly do so under Nebula’s amended and restated certificate of incorporation and Delaware law.

Consequences if the Warrantholder Adjournment Proposal is Not Approved

If the Warrantholder Adjournment Proposal is not approved by Nebula’s public warrantholders, Nebula’s board of directors may not be able to adjourn the special meeting of warrantholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of warrantholders to approve the Warrant Amendment Proposal.

Vote Required for Approval

The Warrantholder Adjournment Proposal will be approved and adopted if the holders of a majority of the Public Warrants represented in person or by proxy and voted thereon at the special meeting vote “FOR” the Warrantholder Adjournment Proposal. Adoption of the Warrantholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

NEBULA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANTHOLDER ADJOURNMENT PROPOSAL.

INFORMATION ABOUT OPEN LENDING

Company Overview

Open Lending is a leading provider of lending enablement and risk analytics to credit unions, regional banks and OEM Captives. Open Lending’s clients, collectively referred to herein as automotive lenders, make automotive loans to underserved near-prime and non-prime borrowers by harnessing Open Lending’s risk-based pricing models, powered by Open Lending’s proprietary data and real-time underwriting of automotive loan default insurance coverage from Insurers. Since Open Lending’s inception in 2000, it has facilitated over $7 billion in automotive loans, accumulating 20 years of proprietary data and developed over two million unique risk profiles. Open Lending currently caters to 298 active automotive lenders.

Open Lending specializes in risk-based pricing and modeling and provides automated decision-technology for automotive lenders throughout the United States. We believe that Open Lending addresses the financing needs of near-prime and non-prime borrowers, or borrowers with a credit score between 560 and 699, who are underserved in the automotive finance industry. Traditional lenders focus on prime borrowers, where an efficient market has developed with interest rate competition that benefits borrowers. Independent finance companies focus on sub-prime borrowers. Borrowers that utilize the near-prime and non-prime automotive lending market have fewer lenders focused on loans with longer terms or higher advance rates. As a result, near-prime and non-prime borrowers often turn to sub-prime lenders, resulting in higher interest rate loan offerings than the consumers’ credit profile often merits or warrants. Open Lending seeks to make this market more competitive, resulting in more attractive loan terms.

We believe that Open Lending’s market opportunity is significant. The near-prime and non-prime automotive loan market is $250 billion annually, resulting in an approximate $14.6 billion annual revenue opportunity for Open Lending. Open Lending is currently serving less than 1% of this market, providing a significant opportunity for Open Lending to continue to grow. Open Lending addresses this market through its LPP.

Open Lending’s LPP enables automotive lenders to make loans that are insured against losses from defaults. Open Lending has been developing and advancing the proprietary underwriting models used by LPP for approximately 20 years. LPP provides significant benefits to Open Lending’s growing ecosystem of automotive lenders, automobile dealers and Insurers.

A key element of LPP is the ability to facilitate risk-based interest rates that are appropriate for each loan and lender. Open Lending’s interest rate pricing is customized to each automotive lender, reflecting the cost of capital, loan servicing costs, loan acquisition costs, expected recovery rates and target return on assets of each. Using Open Lending’s risk models, Open Lending projects monthly loan performance results, including expected losses and prepayments for automotive lenders that use LPP. The product of this process is a risk-based interest rate, inclusive of elements to recover all projected costs, program fees and insurance premiums, given the risk of the loan, to return a targeted return on asset goal. LPP generates, on average, approximately $1,161 in revenue per loan, inclusive of the program fee, administrative fee and profit share.

Automotive Lenders and Dealers. Open Lending’s customers for its LPP are automotive lenders who rely on Open Lending to help them make more loans, by assessing the risk of the loan. Open Lending’s customers also rely on Open Lending to assist in insuring against the default of these loans by helping pair these customers with highly-rated insurance companies that mitigate the added risk associated with lending to near-prime and non-prime borrowers. The LPP enables lenders to expand their lending guidelines to offer loans to borrowers with lower credit scores, potentially leading to higher loan advance rates and increased loan volumes. LPP is designed to provide a seamless, real-time experience for automotive lenders that is intuitive and easy to use. We believe LPP integrates directly with lenders’ existing loan origination systems (“LOS”), while also allowing the dealers and automotive lenders to electronically receive all-inclusive loan rates in real-time with no manual intervention.

Open Lending’s business model is a B2B2C model. Open Lending’s customers are automotive lenders, who serve millions of borrowers, who in turn are the customers of the automotive lenders. Open Lending gets access to loan application information from the automotive lenders. Open Lending supports loans originated through a number of channels, including direct loans where the customer interfaces directly with the lender, indirect loans through networks of auto dealers who work with Open Lending’s automotive lenders, and in targeted refinance programs implemented by Open Lending’s automotive lenders. For example, applications for refinance programs implemented by Open Lending’s automotive lenders increased by approximately 20% from the first week of March 2020 to April 18, 2020. As of April 30, 2020 there were 46 automotive refinance lenders in Open Lending’s pipeline.

Insurers. Open Lending partners with “A” rated insurance carriers that provide default insurance to automotive lenders on individual automotive loans made by their lenders and LPP underwrites the risk on each loan application. The insurance carriers issue default insurance to Open Lending’s automotive lending customers that cover the loans generated through LPP. The default insurance is “first loss” insurance with limits on coverage tied to vehicle recovery rates, which encourages Open Lending’s automotive lenders to maximize recoveries on repossessed automobiles and creates a strong alignment of interest. As part of the insurance policy, the automotive lender is listed as the name insured under the policy representing a direct contractual relationship between the automotive lender and the insurer.

The insurance carriers are required to maintain an “A” rating by A.M. Best insurance rating company. The carriers contract with Open Lending’s indirect wholly-owned subsidiary, Insurance Administrative Services LLC (“IAS”), to perform claims administration and in turn pay Open Lending administrative fees representing a portion of the insurance premiums paid by the automotive lenders. As Open Lending’s subsidiary, IAS provides continuity of customer service and allows for a seamless experience between LPP and the automotive lenders. Open Lending has one-way exclusivity agreements with Amtrust North America, Inc. and CNA Financial Corp. through 2022, which are described below.

LPP is powered by its proprietary technology that delivers speed, scalability and decision-making support for the automotive lenders. It supports the full transaction lifecycle, including credit application, underwriting, real-time insurance approval, settlement, servicing, invoicing of insurance premiums and fees, and advance data analytics of automotive lender’s portfolio under the program. Through data derived at loan origination and the data collected by IAS, Open Lending has loan life performance data on each loan in its portfolio insured to date.

Open Lending’s ecosystem of lenders and insurance carriers allows Open Lending to generate revenues with minimal customer acquisition, marketing and distribution costs, resulting in attractive unit economics and strong margins. When Open Lending acquires a new automotive lender, the lender brings with them an aggregated consumer customer base and access to indirect auto lending dealer network.

Open Lending believes that it has a strong revenue model built upon repeat and growing usage by automotive lenders. Open Lending’s profitability is strongly correlated with transaction volume. In addition, Open Lending collects an administrative fee on the total earned monthly insurance premium on the insurance policies IAS services. The insurance premium for Open Lending’s Insurers and its revenue streams are collected monthly by a surplus lines insurance broker, through automated clearing house transfers. Open Lending receives a profit share of the total monthly insurance underwriting profit earned by its Insurers.

AmTrust Agreement

On October 22, 2013 Lenders Protection, LLC, a wholly-owned subsidiary of Open Lending (“LP”), entered into a Producer Agreement (the “AmTrust Agreement”), as amended on July 1, 2017, with Amtrust North America, Inc., a Delaware corporation (“AmTrust”), through which LP earns claims administration service fees and profit share revenue. Under the AmTrust Agreement, AmTrust facilitates the issuance of credit default insurance in connection with loans closed through the Lenders Protection Program. The AmTrust Agreement

currently terminates on December 31, 2023, and thereafter automatically renews for two-year terms unless either party provides the other with written notice of termination at least 180 days prior to expiration. The AmTrust Agreement contains a non-competition provision in favor of LP.

Under the AmTrust Agreement, early termination is permitted by either party at any time, upon mutual written consent; by either party upon a delivery of notice of termination in connection with certain specified bankruptcy events with respect to the other party; by AmTrust upon notice to LP in the event that the surplus line broker fails to make payment to AmTrust; by either party upon 30 days’ written notice in the event of a material breach by the other party that is not cured; by either party immediately upon notice to the other due to any “problematic change of control” of the other party without prior written approval; by either party immediately if a governmental authority finds the AmTrust Agreement to be unenforceable; by LP immediately in the event any carrier issuing policies fails to maintain an A.M Best rating of at least “A-”; by LP if AmTrust breaches the non-competition commitment; and by LP within 90 days if AmTrust provides the LP notice of its intent to compete.

Neither party may assign the AmTrust Agreement or any of its rights or delegate any of its duties or obligations thereunder in any transaction that does not constitute a change of control, without the prior written consent of the other party.

A “change of control” is defined under the AmTrust Agreement as: the sale of all or substantially all the assets of either party; the issuance, sale, or transfer of equity interests of either party following which the equityholders that hold a majority of the economic and voting interests of either party cease to own a majority of the equity interests of such entity; or any dissolution, winding up, cessation of business or liquidation of either party other than in connection with an event of bankruptcy.

A “problematic change of control” is defined as any change of control wherein the acquirer engages in a directly competitive business with LP or AmTrust; or the acquiring party maintains, or is generally regarded as maintaining, creditworthiness less than that maintained by the party being acquired.

CNA Agreement

On October 1, 2017 LP entered into a Producer Agreement (the “CNA Agreement”), as amended on July 1, 2017, with Continental Casualty Company (“CNA”), an Illinois corporation, through which LP earns claims administration service fees and profit share revenue. Under the agreement, CNA facilitates the issuance of credit default insurance policies to financial institutions that enter into a program agreement with LP for use of its proprietary software platform. The CNA Agreement terminates on December 31, 2023, and automatically renews for one-year terms unless either party provides the other with written notice of termination at least 180 days prior to expiration. The CNA Agreement contains non-competition provision in favor of LP.

Under the CNA Agreement, early termination is permitted by either party at any time, upon mutual written consent; by either party upon a delivery of notice of termination in connection with certain specified bankruptcy events with respect to the other party; by CNA upon notice to LP in the event that the surplus line broker fails to make payment to CNA; by either party upon 30 days’ written notice and cure-period in the event of a material breach by the other party; by either party immediately upon notice to the other due to any “problematic change of control” of the other party without prior written approval; by either party immediately if a governmental authority finds the producer agreement to be unenforceable; by LP immediately in the event any carrier issuing policies fails to maintain an “A” or “A.M. Best” rating; by LP if CNA breaches the non-competition commitment; by LP if CNA provides notice to LP of its intent to compete; and by either party for fraud or willful misconduct.

Neither party may assign the CNA Agreement or any of its rights or delegate any of its duties or obligations thereunder in any transaction that does not constitute a change of control, without the prior written consent of the other party.

A “change of control” is defined under the CNA Agreement as: the sale of all or substantially all the assets of either party; the issuance, sale, or transfer of equity interests of either party following which the equityholders that hold a majority of the economic and voting interests of either party cease to own a majority of the equity interests of such entity; or any dissolution, winding up, cessation of business or liquidation of either party other than in connection with an event of bankruptcy.

A “problematic change of control” is defined under the producer agreement as any change of control of LP wherein the acquirer is an insurance company engaged in a directly competitive business of CNA.

Open Lending’s Market Opportunity

Automotive loans for many near-prime and non-prime borrowers have been historically referred by the automotive lenders and third-party subprime financing companies. Open Lending’s proprietary technology enables automotive lenders to assess the creditworthiness of borrowers and mitigate credit risk through Open Lending’s unique insurance solution without ceding to such third-party finance companies. This helps Open Lending’s automotive lenders maintain their consumer relationships instead of turning their clients over to third-parties.

The automotive industry is still seeking solutions to address the near-prime and non-prime borrower market. The near-prime and non-prime automotive loan market is a large, underserved sector with an approximate $14.6 billion revenue opportunity and an annual $250 billion underlying near-prime and non-prime auto loan market. Open Lending is currently engaged with less than 1% of this market. Open Lending presents a compelling value proposition to the national network of OEM Captives, credit unions, banks and other automotive lenders by expanding the range of credit scores and loan-to-values where lenders can safely and profitably lend. Through the use of LPP, Open Lending believes it allows automotive lenders to increase application flow from near-prime and non-prime borrowers and help them broaden credit appetite with limited incremental risk. The insurance protection against default of these loans increases the ability for the automotive lenders to enter into these lending transactions with little to minimal additional risk. Additionally, Open Lending has solidified its channel partner relationships with fintech online lending partners, who source auto loan applications off the internet and offer refinance opportunities to near-prime and non-prime borrowers who have been mispriced by sub-prime auto lenders. Presently, Open Lending has relationships with two OEM Captives, as described below.

On October 1, 2019, LP entered into an agreement with an auto finance company through which LP provides it access to and use of the LPP in exchange for program fees. Under the agreement, the auto finance company utilizes the LPP to make credit available to borrowers. The term of this agreement continues until all insured loans are no longer covered under the program insurance defined in the agreement. For purposes of any future originations, either party may terminate this agreement upon breach by the other party of any of the sections of the agreement. So long as the underlying loans remain outstanding, the agreement will remain in place with respect to those loans.

On July 12, 2019, LP entered into a Master Services Agreement (the “MSA”) and a Program Agreement (the “Program Agreement”, and together with the MSA, the “FinCo Agreement”), with another auto finance company (“Auto FinCo”), through which LP provides Auto FinCo access to and use of the LPP in exchange for compensation. Under the FinCo Agreement, Auto FinCo uses the LPP to make credit available for purchases of motor vehicles by customers who do not qualify for financing under Auto FinCo’s standard terms. The term of the Program Agreement continues until July 12, 2021, and automatically renews for one-year periods unless notice of non-renewal is given by either party to the other at least sixty days prior to the expiration date of the Program Agreement. Auto FinCo may terminate the MSA and/or the Program Agreement without cause upon one day prior written notice to LP, and LP may terminate the MSA and/or the Program Agreement without cause upon 180 days prior written notice to Auto FinCo. Either party may terminate the MSA and/or the Program Agreement for default as set forth in the MSA.

Key Product

Lenders Protection Program, Open Lending’s flagship product, is an automotive lending program designed to underwrite default insurance on loans made to near-prime and non-prime borrowers. The program uses proprietary risk-based pricing models combined with loan default insurance provided by highly-rated third-party insurers. LPP links automotive lenders, LOS and insurance companies. LPP enables automotive lenders to assess the credit risk of a potential borrower within five seconds using data driven analysis enabling the lender to generate an all-inclusive, insured, interest rate for a loan for the borrower.

The technology backing LPP is comprised of two primary elements. The first primary element is Open Lending’s proprietary, multi-tenant software technology platform, which functions to fulfill the needs of all constituents in Open Lending’s eco-system. This software technology delivers underwriting results, loan-life reporting, consultative analyses and invoicing to Open Lending’s automotive lenders. This technology also fulfills the invoicing, reporting and collection needs of Open Lending’s Insurers. Through electronic system integration, Open Lending’s software technology connects Open Lending to all parties in its ecosystem. Open Lending believes that its ability to perform these tasks in various work streams electronically provides it with the ability to rapidly scale at minimum cost.

The second primary element of the LPP is its unique database that drives risk decisioning, with proprietary data accumulated in the last 20 years. At origination when a loan is insured, all attributes of the transaction are stored in the database. Through IAS, Open Lending ultimately gets loan life performance data on each insured loan. Having extremely granular origination and performance data allows Open Lending’s data scientists and actuaries to constantly evolve and refine its risk models, based on actual experience and new third-party information sources. Open Lending’s dataset is different from most automotive lender data on near-prime and non-prime auto loans: higher loan advance rates in lower credit scores, older model used cars, higher mileage vehicles, longer loan terms with lower credit score and higher loan-to-value borrowers. This allows Open Lending’s automotive lenders to make more loans to near-prime and non-prime borrowers that they would otherwise decline.

LPP risk models use a proprietary score in assessing and pricing risk on automotive loan applications. This proprietary score combines credit bureau data and alternative consumer data to more effectively assess risk and determine the appropriate insurance premium for any given loan application.

Open Lending is currently integrated with many third-party LOS, allowing it to electronically accept, underwrite, price, and process loan applications and respond in real-time to the automotive lenders. Some of these third-party LOS also act as resellers for Open Lending, which lowers Open Lending’s customer acquisition costs.

Open Lending’s Ecosystem

Open Lending has built a robust ecosystem of automotive lenders, Insurers and borrowers. LPP enables automotive lenders directly and borrowers indirectly to benefit from enhanced access to each other and to Open Lending’s technology, resulting in increased loan generation and access to the automotive market for a larger population.

Value Proposition to Lenders and Dealers

Increased sales volume. LPP allows automotive lenders to add financing solutions and increase underwriting and credit protection solutions that we believe enable such automotive lenders to make more near-prime and non-prime loans with attractive risk return profiles. We believe LPP also allows dealers to sell more vehicles to near-prime and non-prime borrowers by enabling them to make loans to borrowers with additional risk profiles. LPP also helps automotive lenders and dealers make loans on additional vehicles, including financing on older model vehicles, higher mileage used vehicles and on after-market product sales. Used vehicle sales increased in the United States for six consecutive years from 2014-2019.

•

Ability to finance older model year vehicles. LPP underwriting allows automotive lenders to advance loans on used vehicles up to 9 model years old, compared to 4 to 7 model years under traditional automotive loan models, helping expand the sales reach of dealers.

•

Ability to finance higher mileage vehicles. Many automotive lenders limit mileage on eligible vehicles to 100,000 miles or less. LPP underwriting guidelines allow automotive lenders to underwrite loans for maximum mileage of 150,000 or less, enabling automotive lenders to finance the purchase of vehicles with higher mileage than is generally available in the market, expanding the sales reach of dealers.

•

Higher allowance for after-market product sales. A material profit center for auto dealers is the profit on sale of after-market products such as Guaranteed Asset Protection insurance, or insurance covering the difference between the loan balance and insurance proceeds when a vehicle is damaged, vehicle warranties and extended service plans. Automotive lenders generally impose a maximum limit on the amount of after-market products that can be included in the loan balance. Based on Open Lending’s experience with many automotive lenders, LPP maximum limit on after-market products that can be included in the loan balance is higher, allowing dealers the opportunity to make higher profits. If the automotive lender has a significant flow of direct to consumer auto loans, they also have the ability to sell these products and generate incremental fee income from higher after-market product sales.

Higher risk-adjusted return on assets. In an effort to manage risk, most automotive lenders concentrate their loan portfolios in super prime and prime auto loans. Automotive lenders’ appetite for these loans results in a very efficient market where competition is expressed through interest rates. For automotive lenders that do not have size and scale, the result is a compressed return on assets on their super prime and prime loan portfolios. The near-prime and non-prime segment is much less efficient and consumer behavior is driven more by monthly loan payments than interest rates. LPP, therefore, attempts to enable automotive lenders to generate higher return on assets, and return on equity than traditional prime and super prime portfolios with a risk profile buttressed by credit protection from highly rated Insurers. Additionally, many of the loans generated using LPP have already been processed through the automotive lender’s LOS. The automotive lenders already incur costs for processing such loans and LPP enables such lenders to convert the loss on a denied loan into an earning asset on its books.

Loss mitigation on near-prime and non-prime loans. Near-prime and non-prime auto loans carry more risk and higher losses than super prime and prime auto loans. The default insurance coverage offered to Open Lending’s customers transfers the vast majority of the risk and increased losses to the Insurers.

Higher loan advance rates. LPP may enable higher loan advances relative to vehicle value on auto loans. This allows automotive dealers and lenders to get internal approvals more often on requested loan structures instead of receiving counter-offers at lower loan advance rates.

Seamless integration. Open Lending designs its LPP to be easily integrated into the LOS of the financial institutions and existing automotive lenders to enable its customers to facilitate loans and sales using the LPP. This frictionless onboarding makes consumer point-of-sale financing available for dealers and automotive lenders of all sizes.

Enhanced borrower experience. Utilizing LPP, automotive lenders can serve more borrowers and meet a broader range of their financing needs.

Value Proposition to Insurers

Access to our proprietary technology and merchant network. Over the past two decades, Open Lending has built and refined its technology to deliver significant value to automotive lenders and dealers. Open Lending believes its insurer partners would require significant time and investment to build such a technology solution and lender network themselves.

No customer acquisition cost and limited operating expenses. LPP alleviates the need for its insurance carriers to bear any marketing, software development or technology infrastructure costs to insure loans. In addition, by providing claims administration services to the carriers, the Insurers have far less administrative burden in servicing the policies.

Unique risk with significant underwriting profitability. Auto loan default coverage is a relatively unique line of insurance for Insurers and, historically, Open Lending’s Insurers have experienced significant underwriting profitability. Relative to most property and casualty insurance lines, this coverage is less correlated providing risk diversity for Insurers.

Value Proposition for Borrowers

Lower interest rates. Given the costs and financial goals Open Lending’s automotive lenders target and the specific risk posed by each loan, the goal of LPP is to find the lowest interest rate possible for the borrowers. LPP finds the appropriate risk-based interest rate for each loan application.

Lower payments. Near-prime and non-prime borrowers are more sensitive to monthly payment requirements than interest rates. By allowing longer loan terms, LPP may lead to lower monthly payments for consumers. By eliminating or reducing down payments and lower monthly payments, LPP lowers borrowing costs and gives borrowers more disposable income.

Reduction or elimination of loan down payments. Automotive lenders that use LPP typically have higher loan advance rates relative to vehicle value than most other automotive lenders that do not use LPP, which Open Lending believes eliminates or materially reduces the down payment required of borrowers.

Our Business Model

Open Lending generates revenue of approximately 5% of the balance on each loan originated. Revenue is comprised of fees paid by automotive lenders for the use of LPP to underwrite loans; fees paid by Open Lending’s Insurers for claim administration services; and, profit-sharing with Insurers providing insurance protection to automotive lenders. Therefore, revenue is comprised of three streams: program fee, administration fee and insurance profit participation. The first two streams provide a fee-based revenue for the loans processed through LPP and the third stream is based on an underwriting profit share over the term of the loan. Nearly 70% of the expected revenue is collected by Open Lending in the first 12 months after loan origination, with the balance comprised of administration fees and underwriting profit share that are realized over the remaining life of the loan.

LPP fees vary as a percentage of the loan amount and average approximately $470 per loan, and are recognized upfront upon receipt of the loan by the consumer. The program fee is either paid in one single payment in the month following the month of certification of the loan or in equal monthly payments over the first 12 months following loan certification. Administration fees are collected for claims management performed by Open Lending’s subsidiary, IAS. Administration fees are 3% of monthly insurance premium for as long as a loan remains outstanding. The administration fee is recognized monthly as received and decreases over time as the loan amortizes. The profit share represents Open Lending’s participation in the underwriting profit of the Lenders Protection Program. Open Lending receives 72% of the aggregate monthly insurance underwriting profit on each insurer’s portfolio, calculated as the monthly premium earned by the carrier less the carrier’s expenses and incurred losses. The underwriting profit on each loan is earned over its life with the majority earned in the first twelve months of the loan.

Open Lending’s flagship product has been tested through various economic cycles, including the economic downtown in 2008, enabling highly accurate risk pricing and credit decision-making with minimized loss ratios. Open Lending believes it has been highly accurate in predicting loan defaults with an over 99% accuracy rate realized for all loans it has generated since 2010.

In addition, Open Lending has not historically had concentration risk in its client base, given that its lending clients are distributed across the country with Open Lending’s top 10 clients consistently accounting for less than 37% of total program fees over the last three years. Open Lending’s largest client accounts for only approximately 5% of total program fees earned by Open Lending. With the future certified loan volume Open Lending anticipates from OEM Captives, Open Lending does anticipate concentration risk for some period into the future. Open Lending expects to have significant concentration in its largest automotive lender relationships for the foreseeable future and anticipates that its business will experience significant concentration with OEM Captives throughout 2020.

Open Lending’s digital, success-based offering enables an efficient, low-cost distribution model and offers frictionless setup with minimal startup costs to automotive lenders. Open Lending sources credit unions and bank sales leads from a range of partners that account for 62% of its sales pipeline and 60% of new clients. Compensation to Open Lending’s distribution partners is based on a percentage of the program fees it actually collects and, therefore, is entirely success based. For the fiscal years ended December 31, 2019, 2018 and 2017, the aggregate compensation paid by Open Lending to its distribution partners was $2.8 million, $1.4 million and $1.0 million, respectively. Open Lending’s integration with many LOS systems, some of which also act as resellers, further helps drive client generation and recruitment at minimal additional costs. Open Lending focuses on lenders with over $100 million in automotive loan assets and Open Lending has nearly tripled its client base since 2013.

Open Lending’s Partners

Open Lending’s lending partners include credit unions, regional banks, automotive OEM Captives and non-bank auto finance companies. Open Lending has additional partners that provide auto loan sourcing and loan fulfillment services to its automotive lenders. These companies obtain a substantial proportion of their auto purchase or auto refinance applications from internet-based auto selling, buying or consumer credit management sites. Open Lending is also in discussions with additional banks and OEM Captives, with which Open Lending may partner in the future. Open Lending currently partners with Amtrust Financial Services and CNA Financial Corp. as its two insurance carriers.

Competition

Competition for Open Lending occurs at two levels: (1) competition to acquire and maintain automotive lenders; and (2) competition to fund near-prime and non-prime auto loans.

Competition to acquire and maintain automotive lenders. For LPP, which combines lending enablement, risk analytics, near-prime and non-prime auto loan performance data, real-time loan decisioning, risk-based pricing and auto loan default insurance, Open Lending does not believe there are any direct competitors. The credit bureaus provide customized risk models for underwriting and most LOS provide for custom underwriting rules and loan underwriting, while third-party lending-as-a-service companies provide turn-key LOS. Most automotive lenders have some minority portion of their auto loan portfolios in near-prime and non-prime loans, however, these near-prime and non-prime loans are generally at lower loan advance rates, shorter loan terms, limited to newer model years of vehicles and lower mileage maximums. A very limited number of national banks and sub-prime lenders underwrite and originate near-prime and non-prime loans with the characteristics of the LPP portfolio.

Competition to fund near-prime and non-prime auto loans. The near-prime and non-prime lending market is highly fragmented and competitive. Open Lending faces competition from a diverse landscape of consumer lenders, including traditional banks and credit unions, as well as alternative technology-enabled lenders like LendingClub Corporation, Square, Inc., Social Finance, Inc., Avant, LLC, Prosper Funding LLC and Credit Acceptance Corporation, among others. Many of Open Lending’s competitors are (or are affiliated with) financial institutions with the capacity to hold loans on their balance sheets. These would include money center banks, super-regional banks, regional banks, OEM Captives, finance companies and sub-prime lenders. Some of these competitors offer a broader suite of products and services than Open Lending does, including retail banking solutions, credit and debit cards and loyalty programs.

Government Regulation

Open Lending’s business requires compliance with several regulatory regimes, including those applicable to consumer lending. In particular, Open Lending is subject to the regulations of the National Credit Union Administration, Truth-in-Lending Act, Section 5 of the Federal Trade Commission Act, ECOA and Regulation B promulgated thereunder, Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, Fair Debt Collection Practices Act, the Telephone Consumer Protection Act, Gramm-Leach-Bliley Act, the Bank Secrecy Act, Anti-Money Laundering, Equal Credit Opportunity Act, Service Member’s Civil Relief Act, and Unfair, Deceptive, and Abusive Acts and Practices and the California Consumer Privacy Act.

LPP is licensed as a property and casualty insurance agency and regulated by the insurance regulator in each state in which Open Lending operates. All Lenders Protection sales personnel are individually licensed as property and casualty insurance agents in each state in which they operate.

IAS is licensed as a third-party administration agent and is regulated by the insurance regulator in each state in which Open Lending operates.

Legal Proceedings

As of the date of this proxy statement/prospectus, Open Lending was not party to any material legal proceedings. In the future, Open Lending may become party to legal matters and claims arising in the ordinary course of business, the resolution of which Open Lending does not anticipate would have a material adverse impact on its financial position, results of operations or cash flows.

Intellectual Property

Open Lending seeks to protect its intellectual property by relying on a combination of federal, state, and common law in the United States, as well as on contractual measures. Open Lending uses a variety of measures, such as trademarks and trade secrets, to protect its intellectual property. Open Lending also places appropriate restrictions on its proprietary information to control access and prevent unauthorized disclosures, a key part of its broader risk management strategy.

Open Lending has registered several trademarks related to its name, “Open Lending,” including trademarking “Lenders Protection Program” as well as Open Lending’s logo. Open Lending believes its name and logo are important brand identifiers for consumers and for lenders, dealers and insurance carriers.

Facilities

Open Lending leases its office space, which consists of 12,085 square feet located in Barton Oaks One, 901 S. MoPac Expressway, Bldg. 1, Suite 510, Austin, Texas 78746. Open Lending’s lease expires in September 2020. Open Lending believes its current office space is sufficient to meet its needs until the expiration of its lease.

Open Lending has entered into a lease for 25,368 square feet, commencing October 2020, at One Barton Skyway, 1501 South MoPac Expressway, Suite 450, Austin, Texas 78746. This lease expires in January 2029. Open Lending believes this new lease will be sufficient to meet its needs until the expiration of this lease.

Employees

As of December 31, 2019, Open Lending employed approximately 85 employees, with substantially all located in Texas. None of Open Lending’s employees is currently represented by a labor union or has terms of employment that are subject to a collective bargaining agreement. Open Lending considers its relationships with its employees to be good and have not experienced any work stoppages.

MANAGEMENT OF OPEN LENDING

Executive Officers and Directors

References in this section to “we”, “our”, “us”, the “Company”, or “Open Lending” generally refer to Open Lending and its consolidated subsidiaries.

The following table sets forth, as of March 18, 2020, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

Name	Age	Position
Executive Officers:
John J. Flynn	64	Chairman, President and Chief Executive Officer
Ross M. Jessup	56	Director, Chief Financial Officer and Chief Operating Officer
Ryan J. Collins	37	Chief Technology Officer and Chief Information Officer
Matthew R. Roe	37	Chief Revenue Officer
Kenneth E. Wardle	45	Chief Risk Officer

Non-Employee Directors:
Blair J. Greenberg	38	Director
Gene Yoon	45	Director
Kurt Wilkin	51	Director
Keith Jezek	55	Director

John Flynn has served as the President and Chief Executive Officer of Open Lending since April 2000 and as a member of its Board of Managers since 2000 and will serve as the President and Chief Executive Officer of the Combined Company following the consummation of the Business Combination. Mr. Flynn also currently serves as President and Chief Executive Officer of Lenders Protection, LLC since 2003 and as President of Insurance Administrative Services, LLC since 2011, each a wholly owned subsidiary of Open Lending. Mr. Flynn previously served as Chief Executive Officer at Washington Gas Light Federal Credit Union in Springfield, VA from 1983 to 1994, and as Senior Vice President of Sales and Marketing for Good2cu.com, LLC from 1999 to 2000. In addition, Mr. Flynn formerly led marketing at The Equitable (Equitable Holdings, Inc.) from 1997 to 1999, where he spearheaded the design and execution of the firm’s national marketing program for the credit union industry. Mr. Flynn is the Co-founder of Objective Advisors, Inc., a registered investment advisory firm dedicated to providing objective financial management services exclusively to credit unions and banks nationwide, where he served as a Board Member from 1995 to 2018; Co-founder of The Finest Federal Credit Union, which serves the police and law enforcement agencies of New York City, where he served as Advisor from 2014 to 2019. Mr. Flynn holds a Bachelor of Arts degree in Accounting from Bloomsburg University. We believe Mr. Flynn is qualified to serve as President and Chief Executive Officer and a member of our Board of Managers due to his more than forty years of experience working in the credit union, banking and financial services industry.

Ross Jessup has served as the Chief Financial Officer and Chief Operations Officer of Open Lending since April 2000 and as a member of its Board of Managers since 2000 and will serve as the Chief Financial Officer and Chief Operations Officer of the Combined Company following the consummation of the Business Combination. Mr. Jessup also serves as Chief Financial Officer and Chief Operations Officer of Lenders Protection, LLC, a wholly-owned subsidiary of Open Lending since April 2000. Prior to Open Lending, Mr. Jessup worked at the Jessup Group from 1998-2000, Montgomery Jessup & Co. from 1991-1998 and in public accounting at Arthur Anderson LLP from 1985-1991. Mr. Jessup is a Certified Public Accountant licensed in the state of Texas and a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Jessup holds a Bachelor of Arts degree in Accounting from the

University of Mississippi. We believe Mr. Jessup is qualified to serve as Chief Financial Officer and Chief Operations Officer and a member of our Board of Managers due to his over thirty years of experience in corporate finance, accounting, leadership and operations.

Ryan Collins has served as the Chief Technology Officer of Open Lending since October 2011 and will serve as the Chief Technology Officer and Chief Information Officer of the Combined Company following the consummation of the Business Combination. Mr. Collins previously worked as Senior Software Engineer at CUNA Mutual Group (CMFG Life Insurance Company) from April 2004 to August 2008, where he established and grew a web-based lending platform used by more than 500 credit unions nationwide called LoanLiner.com. Mr. Collins has more than fifteen years of experience in IT leadership, infrastructure, architecture, and systems design with expertise in financial institution systems and business operations. Mr. Collins holds a Bachelor of Sciences degree in Computer Information Systems from Edgewood College.

Matt Roe has served as the Chief Revenue Officer of Open Lending since October 2019 and will serve as the Chief Revenue Officer of the Combined Company following the consummation of the Business Combination. Mr. Roe has been with Open Lending since 2007, and has worked in a variety of roles across the marketing, implementation, operations, finance and IT systems divisions, including as Marketing Manager from September 2010 to April 2016, National Accounts Manager from January 2013 to December 2016, Regional Vice President of Sales from April 2016 to October 2017 and Senior Vice President from October 2017 to October 2019. Mr. Roe has more than ten years of experience working with the Open Lending marketing, account management, sales and product teams. Mr. Roe holds a Bachelor of Arts degree from Texas State University.

Kenneth Wardle has served as the Chief Risk Officer of Open Lending since July 2019 and will serve as the Chief Risk Officer of the Combined Company following the consummation of the Business Combination. Mr. Wardle previously worked as Chief Operating Officer for Horizon Digital Finance Holdings, Inc. from May 2018 to July 2019; Chief Executive Officer of Jet Business Loans, LLC from July 2015 to June 2017; Co-founder and Executive Vice President of Exeter Finance Corporation, a company that specializes in subprime auto financing, from August 2006 to December 2014; and in leadership roles at AmeriCredit Corporation (now GM Financial) from November 2005 to August 2006 and Drive Financial, LP (now Santander Consumer, USA) from October 2004 to November 2005. Mr. Wardle’s experience spans key functions within the lending industry including portfolio and risk management, financial operations, research analytics, credit analysis, information technology, compliance and corporate reporting. Mr. Wardle holds a Bachelor of Business Administration degree from Texas Wesleyan University and an MBA from Texas Christian University.

Non-Employee Directors

Blair Greenberg has served as a member on the Board of Managers of Open Lending since March 2016. Mr. Greenberg is also a partner at Bregal Sagemount (Bregal Investments, Inc.) and has been with the fund since January 2013. Prior to Bregal Sagemount, Mr. Greenberg worked at Technology Crossover Ventures (TCMI, Inc.) (“TCV”) from July 2006 to January 2013, where he focused on investing in technology and financial services companies. Prior to TCV, Mr. Greenberg worked for UBS Investment Bank (UBS Group AG) (“UBS”) in the Financial Institutions Group from July 2004 to June 2006. At UBS, Mr. Greenberg focused on mergers & acquisitions and capital raising transactions for financial technology, asset management, and specialty finance companies. Mr. Greenberg received a Bachelor of Sciences in Business Administration with a concentration in Finance from the Kelley School of Business at Indiana University Bloomington, and an MBA with concentrations in Finance, Management & Strategy, and Marketing from the Kellogg School of Management at Northwestern University. We believe that Mr. Greenberg is qualified to serve as a member of our Board of Managers based on his extensive experience in the technology and financial services industry.

Gene Yoon has been the Managing Partner of Bregal Sagemount since 2012 and as a member on the Board of Managers of Open Lending since 2016. Prior to founding Bregal Sagemount in 2012, he was the Head of Private Equity for the Americas Special Situations Group at Goldman Sachs from 2007 to 2012, where he focused on middle market growth equity investing. Before Goldman Sachs, Mr. Yoon served as a Partner at Great Hill Partners, a private equity firm specializing in the media, communications, technology, and business services sectors from 2001 to 2007. Earlier in his career, Mr. Yoon was Director of Corporate Development at Geocast Network Systems, Inc., a venture-backed technology infrastructure provider from 1999 to 2001. Mr. Yoon began his career at Donaldson, Lufkin & Jenrette in investment banking from 1997 to 1999. Mr. Yoon holds both a Bachelors in Economics and an MBA from The Wharton School at the University of Pennsylvania. We believe that Mr. Yoon is qualified to serve as a member of our Board of Managers based on his extensive experience in the financial sector.

Kurt Wilkin has been a member on the Board of Managers of Open Lending since 2013 Mr. Wilkin is a founder and Chief Executive Officer of HireBetter LLC since January 2011. Prior to founding HireBetter, Mr. Wilkin founded and led The Controller Group (“TCG”), a professional services firm focused on accounting, technology and recruiting, until its acquisition by Tatum, a Randstad North America, Inc. company, in July 2006. Following the acquisition, Mr. Wilkin worked for Tatum as a Managing Director from August 2006 to April 2009. Prior to founding TCG, Mr. Wilkin held several positions at Ernst & Young LLP, Montgomery Baggett and Drews, LLP, and eFANshop. Mr. Wilkin holds a Bachelor of Sciences in Accounting from the University of Arkansas at Fayetteville and is a Certified Public Accountant. We believe that Mr. Wilkin is qualified to serve as a member of our Board of Managers based on his extensive experience founding, growing, scaling, and exiting high-growth companies.

Keith Jezek has been a member on the Board of Managers of Open Lending since 2013. Since 2015, Mr. Jezek has served as President, Retail Solutions Group for Cox Automotive group which includes brands such as AutoTrader, Kelley Blue Book, Dealertrack, dealer.com, vAuto, Vin Solutions and Xtime among others. Mr. Jezek co-founded vAuto, Inc. and in September 2010, led vAuto through its successful acquisition by AutoTrader Group (now Cox Automotive). Mr. Jezek served as the Chief Executive Officer of vAuto from January 2007 through September 2010. Prior to vAuto, Mr. Jezek held various key management positions with ADP (now CDK), Digital Motorworks and TraveLogix. Mr. Jezek received a Bachelor of Arts in English from the University of Texas at Austin, and his MBA in Finance from the McCombs School of Business at the University of Texas at Austin. We believe that Mr. Jezek is qualified to serve as a member of our Board of Managers based on his extensive experience as a leader of several companies in the automotive market.

Open Lending Executive Compensation

As an emerging growth company, we have has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

This section discusses the material components of the executive compensation program offered to the executive officers of Open Lending who would have been “named executive officers” for 2019 and who may continue to serve as executive officers of the Combined Company following the consummation of the Business Combination. Such executive officers of Open Lending consist of the following persons, referred to herein as our named executive officers (the “NEOs”):

•	John J. Flynn, our President and Chief Executive Officer;

•	Ross M. Jessup, our Chief Financial Officer and Chief Operating Officer; and

•	Ryan J. Collins, our Chief Technology Officer and Chief Information Officer.

Each of Messrs. Flynn, Jessup and Collins is expected to serve the Combined Company in the same capacities after the closing of the Business Combination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Combined Company adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.

Summary Compensation Table

The following table presents information regarding the compensation earned or received by certain of Open Lending executive officers for services rendered during the fiscal year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
John Flynn, President and Chief Executive Officer	2019	400,000	141,662	220,000	25,200	786,862

Ross Jessup, Chief Financial Officer and Chief Operating Officer	2019	400,000	141,662	220,000	25,200	786,862

Ryan Collins, Chief Technology Officer and Chief Information Officer	2019	300,000	17,465	135,000	8,400	460,865

(1)

Amounts reported includes for each of Messrs. Flynn and Jessup an annual discretionary cash bonus of $100,000, and for each of Messrs. Flynn, Jessup, and Collins an aggregate production commission of $41,662 for Messrs. Flynn and Jessup and $17,465 for Mr. Collins.

(2)

Amounts reported reflect annual cash incentive bonuses, which were awarded based on achievement of corporate performance goals in 2019 and paid in 2020. The 2019 annual cash incentive bonus determinations are described in more detail below under the heading “—Annual Cash Bonuses.”

(3)

Amounts reported reflect 401(k) matching contributions made by us to each of Messrs. Flynn, Jessup, and Collins and for each of Messrs. Flynn and Jessup a 401(k) profit sharing contribution of $16,800.

Narrative Disclosure to Summary Compensation Table

Executive Offer Letters/Agreements

We have not entered into offer letters or employment agreements with any of our named executive officers.

Annual Cash Bonuses

Each of Open Lending’s named executive officers is eligible to earn an annual cash incentive bonus based on company and individual achievement of performance targets established by the Open Lending Board in its discretion. For 2019, each of Messrs. Flynn, Jessup and Collins were eligible to earn a target bonus amount, which reflects a percentage of their annual base salaries, of 55%, 55% and 45%, respectively.

With respect to fiscal year ended December 31, 2019, approximately 40% of each named executive officer’s bonus was based on achievement of company revenue and EBITDA targets and the remaining approximately 60% of the bonus was based on achievement of individual goals established for and agreed to by the applicable executive. The bonuses paid to each named executive officer for the fiscal year ended December 31, 2019 are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

The board also has the discretion to grant additional discretionary bonuses to our named executive officers on a case-by-case basis. Any discretionary bonuses awarded to a named executive officer for the fiscal year ended December 31, 2019 are set forth above in the Summary Compensation Table in the column entitled “Bonus.”

Equity Compensation

Open Lending sponsors the Class B Unit Incentive Plan (the “Class B Plan”), which is a form of long-term compensation that provides for the issuance of Class B common units to Service Providers for purposes of retaining them and enabling such individuals to participate in the long-term growth and financial success of Open Lending. The Class B units are a special class of common units structured to qualify as “profits interest” for tax purposes. The aggregated amount of Class B units is limited to 14,241,344, with the aggregate number of Class B common units available for issuance to non-employees not to exceed 995,039. As of December 31, 2019, there are 14,129,157 outstanding Class B Units under the plan. Open Lending did not grant any Class B Units to its named executive officers during 2019. Outstanding Class B units that were granted to Open Lending’s named executive officers in prior years are further described below in the “Outstanding equity awards at fiscal 2019 year-end” table.

Class B common units issued under the Class B Plan provide the holders with the right to receive a percentage of the Company’s future profits and distribution distributions, subject to achievement of certain threshold values as defined in the Company’s corporate agreement. The Class B common units issued under the Class B Plan generally vest according to a 3-year or 3.25-year vesting schedule, with 25% of the units vesting on the grant date and equal quarterly vesting installments thereafter. The Class B units will become fully vested upon (a) a change of control while the holder continues to provide services to Open Lending or its subsidiaries; or (b) termination by the Company without cause, death or disability of the holder or constructive discharge of the holder (collectively, “qualified termination”). Any of the Class B units that are unvested on termination of the service provider’s services (except qualified termination) will be forfeited. Class B unit holders are entitled to participate in Open Lending’s distributions, subject to the return of capital contributions made by the common unit holders and certain other preferred distributions rights upon achieving the Threshold Values outlined in the respective award.

Employee benefit plans

Our named executive officers are eligible to participate in the Open Lending employee benefit plans, including Open Lending’s medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. Open Lending also maintains a 401(k) plan for the benefit of its eligible employees, including the named executive officers, as discussed in the section below entitled “—401(k) plan.”

401(k) plan

Open Lending maintains a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the Lenders Protection, LLC Employee 401(k) Plan (the “401(k) Plan”), eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Open Lending’s employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. Under the provisions of the 401(k) Plan, Open Lending will make a safe harbor nonelective contribution equal to 3% of each participant’s compensation and may make discretionary matching contributions, as well as profit sharing contributions, as determined by management. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. The Company made profit sharing contributions of $33,600 and made safe harbor non-elective contributions of $292,204 to the 401(k) Plan during the year ended December 31, 2019.

Pension benefits

Open Lending does not maintain any pension benefit or retirement plans other than the 401(k) Plan.

Nonqualified deferred compensation

Open Lending does not maintain any nonqualified deferred compensation plans.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table summarizes the number of Open Lending units underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2019:

Name	Share Awards
	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Flynn,	66,971	(1)	753,074	(3)	—	—
President and Chief Executive Officer	124,935	(2)	976,338	(4)	—	—
Ross Jessup,	66,971	(1)	753,074	(3)	—	—
Chief Financial Officer and Chief Operating Officer	124,935	(2)	976,338	(4)	—	—
Ryan Collins,	66,971	(1)	753,074	(3)	—	—
Chief Technology Officer and Chief Information Officer	124,935	(2)	976,338	(4)	—	—

(1) On December 1, 2016, each of Messrs. Flynn, Jessup, and Collins received a grant of 1,160,825 Class B-2(A) Units, with 25% of the Units vesting on the grant date and the remaining 75% of the Units vesting in equal whole Unit installments over the next thirteen (13) calendar quarters following the quarter in which the grant occurred. The Class B-2(A) Units have a distribution threshold of $1,300,000. Pursuant to the terms of the applicable award agreement, all unvested Class B-2(A) will fully accelerate upon (i) the executive’s termination without “cause” or resignation for “good reason” or (ii) a “change in control” (as each such term is defined in the Class B Plan).

(2) On August 6, 2018, each of Messrs. Flynn, Jessup and Collins received a grant of 270,692 Class B-2(D) Units, with 25% of the Units vesting on the grant date and the remaining 75% of the Units vesting in equal whole Unit installments over the next thirteen (13) calendar quarters following the quarter in which the grant occurred. The Class B-2(D) Units have a distribution threshold of $342,342,878. Pursuant to the terms of the applicable award agreement, all unvested Class B-2(D) will fully accelerate upon (i) the executive’s termination without “cause” or resignation for “good reason” or (ii) a “change in control” (as each such term is defined in the Class B Plan).

(3) Value based on number of Class B-2(A) units multiplied by $11.24, which was the fair value of the Class B Units as of December 31, 2019.

(4) Value based on number of Class B-2(D) units multiplied by $11.24, which was the fair value of the Class B Units as of December 31, 2019.

Additional Narrative Disclosure

Treatment of Equity Incentive Awards in Connection with the Proposed Business Combination

In connection with the consummation of the Business Combination, Open Lending intends (i) amend the Class B Plan, such that the Business Combination would constitute a “change in control” for purposes of the Class B Plan and all outstanding Class B Units will be fully vested and (ii) to terminate the Class B Plan, following which no further awards will be made thereunder. In connection with the Business Combination, ParentCo intends to adopt the 2020 Equity Incentive Plan (described elsewhere in this proxy statement/prospectus) to facilitate the grant of cash and equity incentives to directors, employees (including the named executive officers) and consultants of ParentCo and to enable it to obtain and retain services of these individuals, which is essential to ParentCo’s long-term success. The 2020 Equity Incentive Plan will become effective upon the consummation of the Business Combination, subject to approval by the Nebula Stockholders.

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the year ended December 31, 2019. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of the non-employee members of our board of directors in 2019. We reimburse non-employee members of our board of directors for reasonable travel expenses. During the fiscal year ended December 31, 2019, Mr. Flynn, our President and Chief Executive Officer, and Mr. Jessup, our Chief Financial Officer and Chief Operating Officer, were members of our board of directors, as well as employees, and thus received no additional compensation for their service as a director. Messrs. Flynn and Jessup’s compensation for service as employees is presented in the “Summary Compensation Table.”

Name	Stock Awards ($)(1) (2)	Total ($)
Kurt Wilkin	14,091	14,091
Keith Jezek	14,091	14,091
Blair J. Greenberg (3)	14,091	14,091
Gene Yoon (3)	14,091	14,091

(1)

Amounts reflect the grant date fair value of stock awards granted or modified in 2019 in accordance with the FASB ASC 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see our financial statements and the discussion under “Open Lending Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Unit-based compensation awards” included elsewhere in this proxy statement/prospectus. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of applicable awards.

(2)	As of December 31, 2019, each of Messrs. Wilkin and Jezek held 5,769 unvested Class B units, respectively. Neither Messrs. Greenberg nor Yoon hold any unvested Class B units.
(3)	The amounts reported represent the Class B units that were issued to Bregal Investments, Inc. in connection with Messrs. Greenberg and Yoon’s service on the board.

Related Party Transactions

Loans to Executive Officers

On March 25, 2020, Ross Jessup borrowed $6,000,000 from Open Lending in accordance with a specified promissory note. Such promissory note was paid in full by Mr. Jessup on March 30, 2020, with proceeds received as a result of a non-liquidating distribution paid by Open Lending to its unitholders.

OPEN LENDING MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Open Lending’s consolidated results of operations and financial condition. The discussion should be read in conjunction with Open Lending’s consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors”. Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this “Open Lending Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Open Lending” is intended to mean the business and operations of Open Lending, LLC, and its consolidated subsidiaries.

Business Overview

Open Lending is a leading provider of lending enablement and risk analytics to credit unions, regional banks and OEM Captives. Open Lending’s clients, collectively referred to herein as automotive lenders, make automotive loans to underserved near-prime and non-prime borrowers by harnessing Open Lending’s risk-based pricing models, powered by Open Lending’s proprietary data and real-time underwriting of automotive loan default insurance coverage from Insurers. Since Open Lending’s inception in 2000, it has facilitated over $7 billion in automotive loans, accumulating over 20 years of proprietary data and developed over two million unique risk profiles. Open Lending currently caters to 298 active automotive lenders.

Open Lending specializes in risk-based pricing and modeling and provides automated decision-technology for automotive lenders throughout the United States. Open Lending believes that it addresses the financing needs of near-prime and non-prime borrowers, or borrowers with a credit bureau score between 560 and 699, who are underserved in the automotive finance industry. Traditional lenders focus on prime borrowers, where an efficient market has developed with interest rate competition that benefits borrowers. Independent finance companies focus on sub-prime borrowers. Borrowers that utilize the near-prime and non-prime automotive lending market have fewer lenders focused on loans with longer terms or higher advance rates. As a result, near-prime and non-prime borrowers often turn to sub-prime lenders, resulting in higher interest rate loan offerings than the consumers’ credit profile often merits or warrants. Open Lending seeks to make this market more competitive, resulting in more attractive loan terms.

Open Lending’s LPP enables automotive lenders to make loans that are insured against losses from defaults. Open Lending has been developing and advancing the proprietary underwriting models used by LPP for approximately 20 years. LPP provides significant benefits to Open Lending’s growing ecosystem of automotive lenders, automobile dealers and Insurers.

A key element of LPP is the ability to facilitate risk-based interest rates that are appropriate for each loan and lender and electronically submitted to our automotive lenders within approximately five seconds after we receive a loan application. Open Lending’s interest rate pricing is customized to each automotive lender, reflecting the cost of capital, loan servicing costs, loan acquisition costs, expected recovery rates and target return on assets of each. Using Open Lending’s risk models, Open Lending projects monthly loan performance results, including expected losses and prepayments for automotive lenders that use LPP. The product of this process is a risk-based interest rate, inclusive of elements to recover all projected costs, program fees and insurance premiums, given the risk of the loan, to return a targeted return on asset goal.

Open Lending believes that its market opportunity is significant. The near-prime and non-prime automotive loan market is $250 billion annually, resulting in an approximate $14.6 billion annual revenue opportunity for Open Lending. Open Lending is currently serving less than 1% of this market, providing a significant opportunity for Open Lending to continue to grow. Open Lending addresses this market through its LPP.

Executive Overview

Open Lending believes that it facilities certified loans and significant total revenue and as a result operating margins and Adjusted EBIDTA as a result of executing on Open Lending’s strategy of increasing penetration of the near-prime and non-prime automotive loan market, diversifying its customer base and refining its data analysis capabilities.

Open Lending facilitated 78,434 certified loans during the year ended December 31, 2019, representing an increase of 38% from 56,688 in the year ended December 31, 2018, which in turn increased by 33% from 42,790 in the year ended December 31, 2017. Open Lending facilitated 28,024 certified loans during the three months ended March 31, 2020, representing an increase of 65.4% from 16,945 during the three months ended March 31, 2019. 17 new lenders went live with Open Lending during the three months ended March 31, 2020, representing an increase of 21.4% from 14 new lenders during the three months ended March 31, 2019. In addition, 20 lenders have signed but not yet been implemented, which represents approximately 16,000 certified loan opportunity once fully implemented.

Total revenue was $92.8 million for the year ended December 31, 2019, representing an increase of 77.9% from $52.2 million the year ended December 31, 2018, which in turn increased by 61.2% from $32.4 million in the year ended December 31, 2017. For the year ended December 31, 2019, Open Lending’s revenue increased by $19.2 million as a result of the adoption of ASC 606. Total revenue was $17.4 million for the three months ended March 31, 2020, representing a decrease of 10.5% from $19.5 million during the three months ended March 31, 2019 as a result of a $12.0 million reduction in estimated future underwriting profit share in accordance with ASC 606. Prior period annual results have not been restated so this lack of comparability should be considered in reviewing this discussion and analysis.

Operating income was $62.6 million for the year ended December 31, 2019, representing an increase of 120% from $28.5 million the year ended December 31, 2018, which in turn increased by 76.3% from $16.1 million in the year ended December 31, 2017. Operating income was $8.9 million for the three months ended March 31, 2020, representing a decrease of 30.6% from $12.9 million during the three months ended March 31, 2019 as a result of a change in estimated future underwriting profit share in accordance with ASC 606 discussed above.

Adjusted EBITDA was $64.9 million for the year ended December 31, 2019, representing an increase of 107.4% from $31.3 million the year ended December 31, 2018, which in turn increased by 81.3% from $17.3 million in the year ended December 31, 2017. Adjusted EBITDA was $9.5 million for the three months ended March 31, 2020, representing a decrease of 29.5% from $13.4 million during the three months ended March 31, 2019 as a result of a change in estimated future underwriting profit share in accordance with ASC 606 discussed above.

Information regarding use of Adjusted EBITDA, a non-GAAP measure, and a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, is included in “Non-GAAP Financial Measures”.

Highlights

The table below summarizes the total dollar-value of insured loans Open Lending facilitated, the number of new contracts Open Lending signed with automotive lenders and the number of OEM Captive relationships Open Lending entered into for the years ended December 31, 2019, 2018, 2017, and three months ended March 31, 2020 and 2019.

	Years ended December 31,			Three Months Ended March 31,
	2019	2018	2017	2020	2019
Value of insured loans facilitated	$1,755,175,046	$1,246,551,455	$937,552,547	$627,053,857	$378,088,523
Number of contracts signed with automotive lenders	77	58	61	17	14
OEM Launches	2	—	—	—	—

Key Performance Measures

Open Lending reviews several key performance measures, discussed below, to evaluate business and results, measure performance, identify trends, formulate plans and make strategic decisions. Open Lending believes that the presentation of such metrics is useful to its investors and counterparties because they are used to measure and model the performance of companies such as Open Lending, with recurring revenue streams.

Automotive Loans

Open Lending refers to “automotive loans” as the number of loans facilitated through LPP during a given period. Additionally, Open Lending refers to loans with a one-time upfront payment as “single-pay” loans and those paid over twelve monthly installments as “monthly-pay” loans.

Average program fee

Open Lending defines “average program fee” as the total program fee billed for a period divided by the number of certified loans in that period.

Insurers’ aggregate underwriting profit

Open Lending defines “Insurers’ aggregate underwriting profit” as the total underwriting profit expected to be received by Insurers over the expected life of the insured loans.

Insurers’ annual earned premium

Open Lending defines “Insurers’ annual earned premium” as the total insurance premium earned by Insurers in a given period.

Insurers’ average earned premium per loan

Open Lending defines “Insurers’ average earned premium per loan” as the total single premium equivalent insurance premium written in a period by Insurers divided by the number of certified loans in that period.

Recent Developments

New Credit Agreement

On March 11, 2020, Open Lending entered into the Credit Agreement. The Term Loan in a principal amount of $170,000,000 was funded on March 12, 2020. The proceeds of the Term Loan will be used to, among other things, finance a distribution to its equity investors prior to the consummation of the Business Combination. The Term Loan bears interest at a variable rate of LIBOR + 6.50% or the base rate + 5.50%. The obligations of Open Lending under the Credit Agreement are guaranteed by all of its subsidiaries and secured by substantially all of the assets of Open Lending and its subsidiaries, in each case, subject to certain customary exceptions. The Term Loan has a maturity date of March 11, 2027. Subject to the terms and conditions set forth in the Credit Agreement, Open Lending may be required to make certain mandatory prepayments prior to maturity. Voluntary prepayments and certain mandatory prepayments may be subject to certain prepayment premiums in the first two years after the date thereof.

The Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including, among other things, customary limitations on the incurrence of indebtedness and liens, certain intercompany transactions and other investments, dispositions of assets, issuance of certain unit, repayment of other indebtedness, redemptions of units and payment of dividends. The Credit Agreement also contains a maximum total net leverage ratio financial covenant that is tested quarterly and calculated based on the ratio of our adjusted EBITDA to funded indebtedness. The maximum total net leverage ratio begins at 4.8 to 1.0 and then gradually decreases from year-to-year down to 2.5 to 1.0 on or after June 30, 2026. The Credit Agreement also contains customary events of default, including subject to thresholds and grace periods, among others, payment default, covenant default, cross default to other material indebtedness, and judgment defaults.

Non-Liquidating Cash Distribution

On March 24, 2020, Open Lending’s board of directors approved a non-liquidating cash distribution to its unitholders’ in the amount of $135 million. See “—Liquidity and Capital Resources—Unitholders’ Distribution.”

Coronavirus Outbreak

The recent outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020 and declared a National Emergency by the President of the United States on March 13, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on our operating results, financial condition and cash flows. The extent of the impact of COVID 19 on our operational and financial performance will depend on certain developments, including the duration and continued spread of the disease, the impact on our revenues which are generated with automobile lenders and insurance company partners and driven by consumer demand for automobiles and automotive loans, extended closures of businesses, rising unemployment and the overall impact on our customer behavior, all of which are uncertain and cannot be predicted. We expect to have a short-term reduction in loan applications and certified loans which will impact our revenues and subsequent recovery as the automotive finance industry and overall economy recover. We continue to closely monitor the current macro environment related to monetary and fiscal policies, as well as pandemics or epidemics, such as the recent coronavirus outbreak.

Key Factors Affecting Operating Results

Open Lending’s future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including the growth in the number of financial institutions and transaction volume, competition, profit share assumptions and industry trends and general economic conditions.

Key factors affecting Open Lending’s operating results include the following:

Growth in the Number of Financial Institutions

The growth trend in active automotive lenders using LPP is a critical variable directly affecting revenue and financial results. It influences the number of loans funded on LPP and, therefore, the fees that Open Lending earns and the cost of the services that Open Lending provides. Growth in Open Lending’s active automotive lender relationships will depend on Open Lending’s ability to retain existing automotive lenders, add new automotive lenders and expand to new industry verticals.

Competition

Open Lending faces competition to acquire and maintain automotive lenders as well as competition to fund near-prime and non-prime auto loans. For LPP, which combines lending enablement, risk analytics, near-prime and non-prime auto loan performance data, real-time loan decisioning, risk-based pricing and auto loan default insurance, Open Lending does not believe there are any direct competitors. The emergence of direct competitors, providing risk, analytics and loss mitigation, which are core elements of Open Lending business, could materially impact our of ability to acquire and maintain automotive lenders customers. The near-prime and non-prime lending market is highly fragmented and competitive. Open Lending faces competition from a diverse landscape of consumer lenders, including traditional banks and credit unions, as well as alternative technology-enabled lenders. The emergence of other Insurers, in competition with our Insurers, could materially impact Open

Lending’s business. Increased competition for loans, which reduce the ability of Open Lending’s automotive lenders to source loan application flow and or capture loans, could materially adversely impact Open Lending’s business.

Profit Share Assumptions

Open Lending relies on assumptions to calculate the value of profit share revenue, which is Open Lending’s share of insurance partners’ underwriting profit. To the extent these assumptions change, Open Lending’s profit share revenue will be adjusted. Please refer to “Critical Accounting Policies and Estimates” for more information on these assumptions.

Industry Trends and General Economic Conditions

Open Lending’s results of operations have in the past been fairly resilient to economic downturns but in the future may be impacted by the relative strength of the overall economy and its effect on unemployment, consumer spending and consumer demand for automotive products. As general economic conditions improve or deteriorate, the amount of disposable income consumers have tends to fluctuate, which in turn impacts consumer spending levels and the willingness of consumers to take out loans to finance purchases. Specific economic factors such as interest rate levels, changes in monetary and related policies, market volatility, consumer confidence, the impact of the pandemic crisis and, particularly, the unemployment rate also influence consumer spending and borrowing patterns.

Concentration

Open Lending has not historically had significant concentration risk in our client base, given that its lending clients are distributed across the country with Open Lending’s top 10 clients consistently accounting for less than 37% of total program fees over the last three years. Going forward, however, Open Lending expects significant growth in loan volume from OEM Captives relative to that of other automotive lenders. Open Lending, therefore, anticipates there will be concentration risk for some period of time. Additionally, Open Lending’s largest insurance partner, AmTrust, accounted for 76.0% of Open Lending’s profit share and claims administration service fee revenue in the year ended December 31, 2019. Termination or disruption of this relationship could materially adversely impact Open Lending’s our revenue.

Basis of Presentation

Open Lending conducts business through one operating segment and Open Lending operates in one geographic region, the United States. See Note 1 of the accompanying consolidated financial statements for more information.

Components of Results of Operations

Total Revenues

Revenue. Open Lending’s revenue is generated through three streams: program fees paid to Open Lending by lenders, profit share and claims administration service fees paid to Open Lending by insurance partners.

Program fees. Program fees are paid by automotive lenders for use of Open Lending’s LPP and analytics. These fees are based on a percentage of each certified loan’s original principal balance and are recognized as revenue by Open Lending upfront upon receipt of the loan by the consumer. The fee percentage rate varies by type of loan. For loans with a one-time upfront payment, there is a sliding scale of rates representing volume discounts to the lender and with fees capped at $600 per loan. This cap may vary for certain large volume lenders. For loans with 12 monthly equal installments, the fee paid by the lender is a flat 3.0% of the total amount of the loan and is not capped.

Profit share. Profit share represents Open Lending’s participation in the underwriting profit of its third-party insurance partners who provide lenders with credit default insurance on loans the lenders make using LPP. Open Lending receives a percentage of the aggregate monthly insurance underwriting profit. Monthly insurance underwriting profit is calculated as the monthly earned premium less expenses and losses (including reserves for incurred but not reported losses), with losses accrued and carried forward for future profit share calculations.

Claims administration service fees. Claims administration service fees are paid to Open Lending by third-party Insurers for credit default insurance claims adjudication services performed by Open Lending’s subsidiary IAS on its insured servicing portfolio. The administration fee is equal to 3.0% of the monthly insurance premium for as long as the loan remains outstanding.

Costs of Services and Operating Expenses

Cost of service. Cost of services primarily consists of fees paid to third party resellers for lead-generation efforts, costs of third-party data and information used in underwriting, compensation and benefits expense relating to employees engaged in lenders’ services and claims administration activities, fees paid for actuarial services related to the development of the monthly premium program and fees for integration with loan origination systems of automotive lenders. Open Lending generally expects cost of services to increase in absolute dollars as the total number of certified loans continues to grow, but remain relatively constant in the near to immediate term as a percentage of Open Lending’s program fee revenue.

General and administrative expenses. General and administrative expenses are comprised primarily of expenses relating to employee compensation and benefits, unit-based compensation, travel, meals and entertainment expenses, IT expenses and professional and consulting fees. In the near term Open Lending expects its general and administrative expenses to increase in absolute dollar terms and as a percentage of revenue as Open Lending implements the internal control and compliance procedures required of public companies. In the intermediate term, Open Lending expects its general and administrative expenses to continue to increase in absolute dollars as the total number of certified loans continues to grow.

Selling and marketing expenses. Selling and marketing expenses consist primarily of compensation and benefits of employees engaged in selling and marketing activities. Open Lending generally expects its selling and marketing expenses to increase in absolute dollars as the total number of certified loans continues to grow, but remain constant in the near to immediate term as a percentage of its program fee revenue.

Research and development expenses. Research and development expenses consist of employee compensation and benefits expenses for employees engaged in ongoing development of its software technology platform. Open Lending generally expects its research and development expenses to increase in absolute dollars as its business continues to grow.

Other Income (Expense)

Other Income (Expense). Other income (expense) primarily comprises interest payments on the Note (defined below) and other income, which primarily consists of sponsorship and registration fees for Open Lending’s annual Executive Lending Conference.

Results of Operations

The following table sets forth selected consolidated statements of income data for the years ended December 31, 2019, 2018, 2017, and three months ended March 31, 2020 and 2019 (in thousands, except percentages):

						(Unaudited)
	Years ended December 31,					Three Months Ended March 31,
	2019	% change	2018	% change	2017	2020	% change	2019
Revenue
Program fees	$36,667	46.4%	$25,044	46.8%	$17,064	$12,712	59.4%	$7,975
Profit share	53,038	113.6%	24,835	80.8%	13,735	3,774	-65.2%	10,836
Claims administration service fees	3,142	35.8%	2,313	46.3%	1,581	944	40.3%	673

Total revenue	92,847	77.9%	52,192	61.2%	32,380	17,430	-10.5%	19,484
Cost of services	7,806	69.6%	4,603	52.5%	3,019	2,495	52.8%	1,633

Gross profit	85,041	78.7%	47,589	62.1%	29,361	14,935	-16.3%	17,851
Operating expenses
General and administrative	13,774	13.6%	12,125	51.8%	7,986	3,569	21.5%	2,938
Selling and marketing	7,482	20.9%	6,188	36.5%	4,532	2,078	17.3%	1,771
Research and development	1,170	45.9%	802	16.1%	691	359	28.7%	279

Operating income	62,615	119.9%	28,474	76.3%	16,152	8,929	-30.6%	12,863
Other income/expense
Interest expense	(322)	-5.6%	(341)	-18.4%	(418)	(764)	788.4%	(86)
Interest income	24	84.6%	13	30.0%	10	17	466.7%	3
Other income	197	15.9%	170	100.0%	85	1	-75.0%	4

Net income before income tax	62,514	120.8%	28,316	78.9%	15,829	8,183	-36.0%	12,784
Provisions for income tax	(30)	-181.1%	37	-37.3%	59	11	-109.2%	(120)

Net income	$62,544	121.2%	$28,279	79.3%	$15,770	$8,172	-36.7%	$12,904

Key Performance Measures

The following table sets forth key performance measures for the years ended December 31, 2019, 2018, 2017, and three months ended March 31, 2020 and 2019 (units, except earned premium and underwriting profits, which are in thousands)

	Year ended December 31,					Three Months Ended March 31,
	2019	% Change	2018	% Change	2017	2020	% Change	2019
Certified loans	78,434	38.3%	56,705	32.5%	42,790	28,024	65.4%	16,945
Single-pay	60,794	31.5%	46,223	19.0%	38,837	23,436	81.3%	12,924
Monthly-pay	17,640	68.3%	10,482	165.2%	3,953	4,588	14.1%	4,021
Average program fees	468	5.7%	443	10.9%	399	457	-3.6%	474
Single-pay	426	5.3%	405	7.1%	378	427	-1.2%	433
Monthly-pay	612	0.4%	609	0.0%	609	610	0.3%	608
Insurance partners’ annual earned premium	104,720	35.8%	77,101	46.3%	52,709	33,260	44.5%	23,019
Insurance partners’ average earned premium	1,335	-1.8%	1,360	10.4%	1,232	1,187	-12.6%	1,358

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Revenue

Results presented for the year ended December 31, 2019 reflect the impact of Open Lending’s adoption of Accounting Standards Update 2014-09, “Revenue from Contracts with Customers” (Topic 606) (“ASC 606”) and related cost capitalization guidance, which was adopted by Open Lending on January 1, 2019, using the modified retrospective transition method. The adoption of ASC 606 resulted in Open Lending recognizing as revenue the share of its insurance partners’ aggregate underwriting profit to which it expects to be entitled in the future. Open Lending therefore makes assumptions about future premiums and claims to be experienced on its insurance partner’s portfolios. Were these assumptions to differ from actual premium and claims, Open Lending would revise its expectations relating to business underwritten by its insurance partners in historic periods. These revisions, if positive, are also booked as revenue or, if negative, are netted against revenue. In application of the modified retrospective transition method, Open Lending’s prior period results have not been restated to reflect the impact of ASC 606. This lack of comparability should be considered in reviewing this discussion and analysis. Refer to Notes to Consolidated Financial Statements and Critical Accounting Policies and Estimates for further information on the impact of the adoption of ASC 606.

The following table provides the components of Open Lending’s total revenue for the years ended December 31, 2019 and 2018 (in thousands, except percentages):

	For Year Ended December 31,
	2019	2018	$ Variance	% Change
Program fees	$36,667	$25,044	$11,623	46.4%
Profit share	53,038	24,835	28,203	113.6%
Claims administration service fees	3,142	2,313	829	35.8%

Total revenue	$92,847	$52,192	$40,655	77.9%

Total revenue increased by $40.7 million or 77.9% for the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to a 38.3% increase in certified loans, along with an overall 2.0% increase in average loan amount. Additional revenue is attributable to recognition under ASC 606. The chart below compares total revenue for the year ended December 31, 2019, recognized under ASC 605 and ASC 606, and highlights the $19.2 million increase in profit share revenue and total revenue that results from the adoption of ASC 606. As Open Lending’s prior period results have not been restated, the comparability to the year ended December 31, 2018 is impacted.

Total revenue (2019)

The following charts illustrate the key drivers of program fee revenue.

Certified loans and average program fee Single-pay	Certified loans and average program fee Monthly-pay	Program fees by type

The following charts provide additional detail regarding certified loan originations:

Weekly Cert Originations February 2 – May 3	Refinance Certified Loans Originated

Program fees revenue increased by $11.6 million, or 46.4%, for the year ended December 31, 2019 when compared to the year ended December 31, 2018, primarily driven by a 38.3% increase in certified loans. Program fee revenue for the year ended December 31, 2019 also benefited from higher average program fees earned on single-pay certified loans, which increased by 5.3% as compared to the year ended December 31, 2018, and a 68.3% increase in monthly-pay certified loans, which have higher average program fees per loan. As a result, program fee revenue from monthly-pay certified loans increased to represent 29.4% of total program fee revenue in the year ended December 31, 2019, compared to 25.5% for the year ended December 31, 2018. In future periods Open Lending expects a significant increase in certified loans from OEM Captives, which would increase the proportion of single-pay certified loans.

The following chart illustrates the key factors driving the change in profit share revenue for the year ended December 31, 2019 when compared to the year ended December 31, 2018.

Profit share revenue:

Years ended December 31, 2018 and 2019

Profit share revenue increased by $28.2 million, or 113.6%, for the year ended December 31, 2019 when compared to the year ended December 31, 2018 due to 38.3% growth in certified loans, which translated into 35.8% growth in Open Lending’s insurance partners’ annual earned premium, and $19.2 million, or 56.9%, due to the adoption of ASC 606. Of the $19.2 million increase resulting from the adoption of ASC 606, $14.3 million relates to the recognition of the share of Open Lending’s insurance partners’ aggregate underwriting profit to which Open Lending expects to be entitled. The remaining $4.9 million relates to the revision of Open Lending’s expectations for claims and premiums related to business written in historic periods.

Revenue from claims administration service fees, which represents 3.0% of Open Lending’s insurance partners’ annual earned premium, increased by $0.8 million, or 35.8% for the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to a 35.8% increase in total earned premium and a 663.5% increase in earned premium from insurance carrier CNA.

Cost of Services, Gross Profit and Gross Margin

The following table shows Open Lending’s revenue, cost of services, gross profit and gross margin for the years ended December 31, 2019 and 2018 (in thousands, except percentages):

	For Year Ended December 31,
	2019	2018	$ Variance	% Change
Revenue	$92,847	$52,192	$40,655	77.9%
Cost of services	7,806	4,603	3,203	69.6%

Gross profit	$85,041	$47,589	$37,452	78.7%

Gross Margin	91.6%	91.2%

Costs of services increased by $3.2 million, or 69.6%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily driven by a 64.1% increase in fees paid to resellers, first-time costs associated with credit risk evaluation, a 59.3% increase in employee compensation and benefits expense and a 55.0% increase in costs for actuarial services.

Gross profit increased by $37.5 million, or 78.7% for the year ended December 31, 2019 as compared to the year ended December 31, 2018, due to organic revenue growth and the impact of adopting ASC 606; offset by the 69.6% increase in cost of services. For the same reasons, gross margin increased to 91.6% for the year ended December 31, 2019 as compared to 91.2% for the year ended December 31, 2018.

Operating Expenses, Operating Income and Operating Margin

The following table shows revenue, the components of Open Lending’s operating expenses, operating income and operating margin for the years ended December 31, 2019 and 2018 (in thousands, except percentages):

	For Year Ended December 31,
	2019	2018	$ Variance	% Change
Revenue	$92,847	$52,192	$40,655	77.9%
Gross profit	85,041	47,589	37,452	78.7%
Operating expenses:
General and administrative	13,774	12,125	1,649	13.6%
Selling and marketing	7,482	6,188	1,294	20.9%
Research and development	1,170	802	368	45.9%

Operating income	$62,615	$28,474	$34,141	119.9%

Operating Margin	67.4%	54.6%

General and administrative expenses increased by $1.6 million, or 13.6% for the year ended December 31, 2019 when compared to the year ended December 31, 2018 primarily due to a 30.8% increase in employee compensation and benefits expenses, driven by an increase in headcount, a 25.3% increase in travel, meals and entertainment costs, an 18.6% increase in IT costs, and a 20.7% increase in professional and consulting fees. These increases were partially offset by a 21.0% decrease in unit-based compensation expense and a 21.0% decrease in business development expenses. In the short term, Open Lending expects to experience an increase in its general & administrative expenses as it implements the internal control and compliance procedures required of public companies.

Selling and marketing expenses increased by $1.3 million, or 20.9%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily due to a 24.9% increase in employee compensation and benefits expense due to increased sales activity, partially offset by a 59.4% decrease in unit-based compensation and a 57.4% decrease in marketing expenses.

Research and development expenses increased by $0.4 million, or 45.9% for the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to an increase in headcount costs related to a 52.9% increase in engineering personnel.

Operating income for the year ended December 31, 2019, increased by $34.1 million, or 120.0% as compared to the year ended December 31, 2018 primarily due to the aforementioned 78.7% increase in gross profit, offset primarily by the 13.6% increase in general administrative expenses and the 20.9% increase in selling and marketing expenses. As a result of the above, operating margin increased from 54.6% for the year ended December 31, 2018 to 67.4% for the year ended December 31, 2019.

Net Income

For the reasons discussed above and considering the immaterial impact of other expenses and income tax for the year, Open Lending’s net income for the year ended December 31, 2019 increased by $34.3 million or 121.2% as compared to the year ended December 31, 2018.

Adjusted EBITDA

For the year ended December 31, 2019, Adjusted EBITDA increased by $33.6 million or 107.4% as compared to the year ended December 31, 2018, as a result of the 121.2% increase in net income, offset by a smaller adjustment for unit-based compensation, which decreased by 22.9%. For the same reasons, Adjusted EBITDA margin for the year ended December 31, 2019 increased to 69.9% as compared to 60.0% in the year ended December 31, 2018. Please see “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net income.

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

Revenues

The following table provides the components of Open Lending’s revenue for the years ended December 31, 2018 and 2017 (in thousands, except percentages):

	For Year Ended December 31,
	2018	2017	$ Variance	% Change
Program fees	$25,044	$17,064	$7,980	46.8%
Profit share	24,835	13,735	11,100	80.8%
Claims administration service fees	2,313	1,581	732	46.3%

Total revenue	$52,192	$32,380	$19,812	61.2%

Total revenues for the year ended December 31, 2018 increased by $19.8 million or 61.2% as compared to the year ended December 31, 2017, primarily as result of an increase in certified loans.

The following charts illustrate the key drivers of program fee revenue.

Certified loans and average program fee Single-pay	Certified loans and average program fee Monthly-pay	Program fees by type

Program fee revenue increased by $8.0 million, or 46.8%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, driven primarily by a 32.5% increase in certified loans. Program fee revenue for the year ended December 31, 2018 also benefited from a 7.1% increase in average program fees earned on single-pay certified loans as compared to the year ended December 31, 2017, and a 165.2% increase in monthly-pay certified loans, which have higher average program fees per loan. As a result, program fee revenue from monthly-pay certified loans increased to represent 25.5% of all program fee revenue for the year ended December 31, 2018, as compared to 14.1% for the year ended December 31, 2017.

Profit Share revenue for the year ended December 31, 2018 increased by $11.1 million, or 80.8%, as compared to the year ended December 31, 2017 as a result of several factors. These include 46.3% growth in Open Lending’s insurance partners’ annual earned premium for the year ended December 31, 2018 as compared to the year ended December 31, 2017, which itself was driven by 32.5% growth in certified loans, and a 10.4% increase in Open Lending’s insurance partners’ average earned premium per loan. Additionally, in the year ended December 31, 2018, Open Lending paid lower underwriting fees to its insurance partners and Open Lending was entitled to 72.0% of its insurance partners’ underwriting profit compared to 67.5% for the year ended December 31, 2017.

Claims administration service fee revenue increased by $0.7 million, or 46.3%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, driven by the 46.3% increase in Open Lending’s insurance partners’ annual earned premium.

Cost of Services, Gross Profit and Gross Margin

The following table shows Open Lending’s revenue, cost of services, gross profit and gross margin for the years ended December 31, 2018 and 2017 (in thousands, except percentages):

	For Year Ended December 31,
	2018	2017	$ Variance	% Change
Revenue	$52,192	$32,380	$19,812	61.2%
Cost of services	4,603	3,019	1,584	52.5%

Gross profit	$47,589	$29,361	$18,228	62.1%

Gross Margin	91.2%	90.7%

Cost of services for the year ended December 31, 2018 increased by $1.6 million, or 52.5%, compared to the year ended December 31, 2017 primarily driven by a 50.5% increase in fees paid to resellers, a 63.3% increase in employee benefits and compensation expense and a $0.4 million increase in fees for integration with loan origination systems of automotive lenders.

Gross profit for the year ended December 31, 2018 increased by $18.2 million, or 62.1%, driven by the aforementioned 61.2% increase in total revenue, partially offset by the 52.5% increase in cost of services. Gross margin for the year ended December 31, 2018 was 91.2% as compared to 90.6% for the year ended December 31, 2017.

Operating Expenses, Operating Income and Operating Margin

The following table provides revenue, the significant components of Open Lending’s operating expenses, operating income and operating margin for the years ended December 31, 2018 and 2017 (in thousands, except percentages):

	For Year Ended December 31,
	2018	2017	$ Variance	% Change
Revenue	$52,192	$32,380	$19,812	61.2%
Gross profit	47,589	29,361	18,228	62.1%
Operating expenses:
General and administrative	12,125	7,986	4,139	51.8%
Selling and marketing	6,188	4,532	1,656	36.5%
Research and development	802	691	111	16.1%

Operating income	$28,474	$16,152	$12,322	76.3%

Operating Margin	54.6%	49.9%

General and administrative expenses increased by $4.1 million, or 51.8%, for the year ended December 31, 2018 when compared to 2017 primarily due to an 187.5% increase in unit-based compensation expense, a 46.4% increase in employee compensation and benefit expense and a 38.3% increase in travel, meals and entertainment expenses.

Sales and marketing expenses increased by $1.7 million, or 36.5%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017 due to a 34.5% increase in employee compensation and benefit expense resulting from an increase in marketing and account management headcount.

Research and development expenses for the year ended December 31, 2018 increased by $0.1 million, or 16.1%, as compared to the year ended December 31, 2017.

Operating income for the year ended December 31, 2018, increased by $12.3 million, or 76.3%, as compared to the year ended December 31, 2017, primarily due to organic revenue growth, partially offset by the 51.8% increase in general administrative expense and the 36.5% increase in sales and marketing expenses. As a result of the above, operating margin increased from 49.9% for the year ended December 31, 2017 to 54.6% for the year ended December 31, 2018.

Net Income

For the reasons discussed above and considering the immaterial impact of other expenses and income tax, Open Lending’s net income for the year ended December 31, 2018 increased by $12.5 million or 79.3% as compared to the year ended December 31, 2017.

Adjusted EBITDA

For the year ended December 31, 2018, Adjusted EBITDA increased by $14.0 million or 81.3% as compared to the year ended December 31, 2017, principally as a result of the 81.3% increase in net income and also due to a larger adjustment for unit-based compensation, which increased by 155.8%. For the same reasons, Adjusted EBITDA margin for the year ended December 31, 2018 increased to 60.0% as compared to 53.3% in the year ended December 31, 2017. Please see “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net income.

Three months ended March 31, 2020 Compared to the Three months ended March 31, 2019

Revenue

The following table provides the components of Open Lending’s total revenue for the three months ended March 31, 2020 and 2019 (in thousands, except percentages):

	Three Months Ended March 31,
	2020	2019	$ Variance	% Change
Program fees	$12,712	$7,975	$4,737	59.4%
Profit share	3,774	10,836	(7,062)	-65.2%
Claims administration service fees	944	673	271	40.3%

Total revenue	$17,430	$19,484	$(2,054)	-10.5%

Total revenue decreased by $2.1 million or 10.5% for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 due to a $12.0 million reduction in estimated future underwriting profit share in accordance with ASC 606. This decrease was partially offset by $15.8 million in anticipated profit share from new originations of certified loans in the three months ended March 31, 2020.

Program fee revenue increased by $4.7 million, or 59.4%, for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, driven by a 65.4% increase in certified loans driven by OEM Captives and new credit union and bank lenders. Year over year, program fee revenue from single-pay and monthly-pay certified loans increased by 79.2% and 14.5%, respectively. In future periods Open Lending expects a significant increase in certified loans from OEM Captives, which would increase the proportion of single-pay certified loans.

Profit share revenue declined by $7.1 million, or 65.2%, for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019. This decrease in profit share revenue, year over year, reflects a $12.0 million reduction in estimated future underwriting profit share for claims and premiums associated with business written in historic periods primarily as a result of the recent economic slowdown attributable to COVID-19. This reduction in future profit share is a change in estimated variable consideration in accordance with ASC 606. This decrease was partially offset by $15.8 million in anticipated profit share from new originations as a result of a 65.4% increase in certified loans compared to the three months ended March 31, 2019.

Revenue from claims administration service fees, which represents 3.0% of Open Lending’s insurance partners’ annual earned premium, increased by $0.3 million, or 40.3% for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 due to a 44.5% increase in total earned premium as a result of a 65.4% increase in new loan certifications year over year.

Cost of Services, Gross Profit and Gross Margin

The following table shows Open Lending’s revenue, cost of services, gross profit and gross margin for the three months ended March 31, 2020 and 2019 (in thousands, except percentages):

	For the Three Months Ended March 31,
	2020	2019	$ Variance	% Change
Revenue	$17,430	$19,484	$(2,054)	-10.5%
Cost of services	2,495	1,633	862	52.8%

Gross profit	$14,935	$17,851	$(2,916)	-16.3%

Gross Margin	85.7%	91.6%

Costs of services increased by $0.9 million, or 52.8%, for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 primarily driven by a 74.4% increase in fees paid to resellers and a 34.8% increase in employee compensation and benefits expense.

Gross profit declined by $2.9 million, or 16.3% for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 due to a $12.0 million reduction in estimated future underwriting profit share in accordance with ASC 606. Gross margin decreased to 85.7% for the three months ended March 31, 2020 as compared to 91.6% for the three months ended March 31, 2019 due to a change in estimated future underwriting profit share in accordance with ASC 606 discussed above.

Operating Expenses, Operating Income and Operating Margin

The following table shows revenue, the components of Open Lending’s operating expenses, operating income and operating margin for the three months ended March 31, 2020 and 2019 (in thousands, except percentages):

	For the Three Months Ended March 31,
	2020	2019	$Variance	% Change
Revenue	$17,430	$19,484	$(2,054)	-10.5%
Gross profit	14,935	17,851	(2,916)	-16.3%
Operating expenses:
General and administrative	3,569	2,938	631	21.5%
Selling and marketing	2,078	1,771	307	17.3%
Research and development	359	279	80	28.7%

Operating income	$8,929	$12,863	$(3,934)	-30.6%

Operating Margin	51.2%	66.0%

General and administrative expenses increased by $0.6 million, or 21.5% for the three months ended March 31, 2020 when compared to the three months ended March 31, 2019 primarily due to a 5.0% increase in employee compensation and benefits expenses, driven by an increase in headcount, a 40.8% increase in IT costs, a 116.4% increase in business development expenses and a 191.5% increase in professional and consulting fees. In the short term, Open Lending expects to experience an increase in its general & administrative expenses as it implements the internal control and compliance procedures required of public companies.

Selling and marketing expenses increased by $0.3 million, or 17.3%, for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 primarily due to a 20.7% increase in employee compensation and a 57.7% increase in marketing expenses.

Research and development expenses increased by $0.1 million, or 28.7% for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 due to a 29.4% increase in headcount costs related to an increase in software engineering personnel.

Operating income for the three months ended March 31, 2020, decreased by $3.9 million, or 30.6%, as compared to the three months ended March 31, 2019 as a result of the $2.9 million decrease in gross profit and $1.0 million increase in total operating expenses previously noted. Operating margin decreased from 66.0% for the three months ended March 31, 2019 to 51.2% for the three months ended March 31, 2020, primarily due to a $12.0 million reduction in estimated future underwriting profits primarily as a result of the economic impact of COVID-19 and an increase in the cost of services and other operating expenses, year over year.

Net Income

For the reasons discussed above and considering the immaterial impact of other expenses and income tax for the year, Open Lending’s net income for the three months ended March 31, 2020 decreased by $4.7 million or 36.7% as compared to the three months ended March 31, 2019.

Adjusted EBITDA

For the three months ended March 31, 2020, Adjusted EBITDA decreased by $4.0 million or 29.5% as compared to the three months ended March 31, 2019, as a result of a $4.7 million decrease in net income. Adjusted EBITDA margin for the three months ended March 31, 2020 decreased to 54.3% as compared to 68.9% in the three months ended March 31, 2019, due to a $12.0 million reduction in estimated future underwriting profits primarily as a result of the economic impact of COVID-19. Please see “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net income.

Liquidity and Capital Resources

Following the merger, the post-merger Open Lending Corporation intends to use the net cash proceeds from the transaction for payment of certain transaction expenses. The remaining funds after the payment of transaction expenses will be distributed to existing shareholders and approximately $25.0 million will be retained by Open Lending as working capital to finance operations and other needs.

Estimated Covenant Net Leverage as of Q1 2020
Preliminary Net Leverage Ratio Estimate Per Covenant	3.11x
Relevant Covenant Maximum Ratio (1)	4.75x
Difference between Current and Maximum Leverage Ratio	1.64x

(1)	Based on Total Net Leverage Ratio under the Credit Agreement.

Cash Flow and Liquidity Analysis

Open Lending assesses liquidity primarily in terms of its ability to generate cash to fund operating and financing activities. Open Lending has generated significant and increasing cash provided by operating activities and consider Open Lending to be in a strong financial position. A significant portion of Open Lending’s cash from operating activities are derived from Open Lending’s profit share arrangements with Open Lending’s insurance partners, which are subject to judgements and assumptions and are, therefore, subject to variability. Refer to “Critical Accounting Policies and Estimates” and “Risk Factors” for a full description of the related estimates, assumptions, and judgments.

The following table provides a summary of cash flow data (in thousands):

	Years ended December 31,			Three Months Ended March 31,
	2019	2018	2017	2020	2019
Net cash provided by operating activities	$41,762	$28,601	$13,092	$7,075	$8,325
Net cash used in investing activities	(99)	(106)	(48)	(83)	(10)
Net cash used in financing activities	(44,901)	(21,376)	(14,079)	23,422	(8,167)

Cash Flows from Operating Activities

Historically, Open Lending’s cash flows provided by operating activities primarily consisted of net income, and changes in unit-based compensation and net-working capital.

For the year ended December 31, 2019, net cash provided by operating activities was $41.8 million. This cash provided was primarily from an increase in net income. Cash provided by operating activities also resulted from changes in $2.0 million from unit-based compensation, which was offset by a $21.7 million change in contract assets due to the ASC 606 adoption, $1.8 million change in accounts receivable, and a $0.8 million change in prepaid expenses.

For the year ended December 31, 2018, net cash provided by operating activities was $28.6 million. This cash provided was primarily from an increase in net income. Cash provided by operating activities also resulted from changes in $2.5 million from unit-based compensation, which was offset by a $2.6 million change in unbilled revenue, $0.4 million change in accounts receivable, and a $0.5 million change in prepaid expenses.

For the year ended December 31, 2017, net cash provided by operating activities was $13.1 million. This cash provided was primarily from an increase in net income. Cash provided by operating activities also resulted from changes in $0.9 million from unit-based compensation, which was offset by a $3.4 million change in unbilled revenue and a $0.5 million change in accounts receivable.

Net cash payments on notes payable for the years ended December 31, 2019, 2018 and 2017 related to Open Lending’s indebtedness totalled $2.5 million, $2.5 million and $2.2 million, respectively. Open Lending’s net cash from operating activities for the years ended December 31, 2017, 2018 and 2019 was an inflow of $41.8 million, an inflow of $28.6 million and an inflow of $13.0 million, respectively. Accordingly, Open Lending’s net cash from operating activities for the years ended December 31, 2017, 2018 and 2019 was sufficient to cover these payments.

For the three months ended March 31, 2020, net cash provided by operating activities was $7.1 million. Operating cash flow was driven primarily by net income recorded during the current reporting period. Cash provided by operating activities was impacted by a $4.2 million decrease in contract assets which was partially offset by $4.6 million in deferred transaction costs paid in the quarter.

For the three months ended March 31, 2019, net cash provided by operating activities was $8.3 million. Operating cash flow reflects net income; partially offset by a $4.1 million increase in contract assets and a $0.9 million increase in accounts receivable during the prior year period.

Cash Flows from Investing Activities

Historically, Open Lending’s cash flows used in investing activities has primarily resulted from purchases of furniture and equipment.

For the year ended December 31, 2019, net cash used in investing activities was $0.1 million. This cash used primarily consisted of purchases of furniture and equipment.

For the year ended December 31, 2018, net cash used in investing activities was $0.11 million. This cash used primarily consisted of consisted of purchases of furniture and equipment.

For the year ended December 31, 2017, net cash used in investing activities was $0.04 million. This cash used primarily consisted of purchases of furniture and equipment.

For the three months ended March 31, 2020, net cash used in investing activities was $0.1 million. This cash used primarily consisted of purchases of property and equipment.

For the three months ended March 31, 2019, net cash used in investing activities was not significant. This cash used primarily consisted of purchases of furniture and equipment.

Cash Flows from Financing Activities.

Historically, Open Lending’s cash flows used in financing activities primarily consisted of repayments of debt and member’s distributions.

For the year ended December 31, 2019, net cash used in financing activities was $44.9 million. This cash used primarily consisted of a $2.5 million debt principal repayment and a $42.4 million distribution to members.

For the year ended December 31, 2018, net cash used in financing activities was $21.4 million. This cash used primarily consisted of a $2.5 million debt principal repayment and a $18.9 million distribution to members.

For the year ended December 31, 2017, net cash used in financing activities was $14.1 million. This cash used primarily consisted of a $2.2 million debt principal repayment and a $11.8 million distribution to members.

For the three months ended March 31, 2020, net cash provided by financing activities was $23.4 million. Cash provided by financing activities reflects $160.9 million in net proceeds associated with a new term loan secured through Open Lending’s credit agreement on March 11, 2020; partially offset by a $134.2 million distribution to members and the repayment of Open Lending’s Note for $3.3 million.

For the three months ended March 31, 2019, net cash used in financing activities was $8.2 million. This cash used primarily consisted of a $0.6 million debt principal repayment and a $7.6 million distribution to members.

Long-Term Debt

The Note

The Note was repaid in full with the proceeds of the Term Loan on or about March 12, 2020.

The Term Loan Credit Agreement

On March 11, 2020, Open Lending entered into the Credit Agreement. The Term Loan in a principal amount of $170,000,000 was funded on March 12, 2020. The proceeds of the Term Loan, together with cash on hand, will be used (i) to make investor loans (ii) finance a distribution to its equity investors prior to the consummation of the Business Combination, (iii) to pay transaction expenses and (iv) for other general corporate purposes and working capital.

The Term Loan bears interest at a variable rate of LIBOR + 6.50% or the base rate + 5.50%. The Term Loan has a maturity date of March 11, 2027.

Unitholders’ Distribution

On March 24, 2020, Open Lending’s board of directors approved a non-liquidating cash distribution to its Members (as such term is used in the LLC Agreement (as defined below)) in the amount of $135 million and retained additional cash reserves of $25 million (the “Cash Reserve”) in light of recent events, including the uncertainties created by the occurrence of COVID-19. The Cash Reserve is $10 million in excess of the minimum requirements under the Company’s credit agreement.

At December 31, 2019, Open Lending’s cash and cash equivalents and restricted cash was $9.9 million. In March 2020, the Company closed a $170 million term loan which generated net proceeds of approximately $160 million, after deducting debt issuance costs. The primary use of proceeds was $135 million non-liquidating cash distribution to the Company’s members and retaining an additional $25 million in cash reserves. Projected operating cash flows and strong available cash on hand is expected to support Open Lending’s business operations for the foreseeable future. Given the uncertainty in the rapidly changing market and economic conditions related to the COVID-19 outbreak, Open Lending will continue to evaluate the nature and extent of the impact to its business and financial position.

Open Lending’s liquidity and its ability to fund its capital requirements is dependent on its future financial performance, which is subject to general economic, financial and other factors that are beyond its control and many of which are described under “Risk Factors.” If those factors significantly change or other unexpected factors adversely affect Open Lending, Open Lending’s business may not generate sufficient cash flow from operations or it may not be able to obtain future financings to meet its liquidity needs.

Other Factors Affecting Liquidity and Capital Resources

Operating Lease Obligations. Open Lending’s operating lease obligations consist of its lease of real property from third-parties under non-cancellable operating leases, including the lease of its current office space. The operating lease rent expense for its current office space was $630 thousand, $609 thousand and $596 thousand for fiscal years 2019, 2018 and 2017, respectively. The operating lease rent expense for Open Lending’s current office space was $0.2 million and $0.2 million for the three months ended March 31, 2020 and 2019, respectively. The lease for Open Lending’s current office space will expire on September 30, 2020. On June 17, 2019 Open Lending executed a new lease agreement (the “G&I Lease”), with G&I VII Barton Skyway, LP, a Delaware limited partnership, to lease an office space located at 1501 South MoPac Expressway, Austin, TX 78746 (Suite 450) for a period of 100 months commencing on October 1, 2020. The lease agreement provides an extension option for a period of 60 months beyond the end of the initial term, subject to specific conditions. Under the new G&I Lease, there are $0.2 million of operating lease obligations is due within the next 12 months. Under the current lease, there are $0.3 million of operating lease obligations is due within the next 12 months.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure used by Open Lending’s management to evaluate its operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, Open Lending believes these measures provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. In addition, they provide useful measures for period-to-period comparisons of Open Lending’s business, as they remove the effect of certain non-cash items and certain variable charges. Adjusted EBITDA is defined as net income excluding interest expense, income taxes, depreciation expense and unit-based compensation. Adjusted EBITDA margin is defined as Adjusted EBITDA expressed as a percentage of total net revenue.

The following table presents a reconciliation of net income to Adjusted EBITDA for each of the periods indicated (in thousands):

	Years Ended December 31,			Three Months Ended March 31,
Reconciliation of net income (loss) to consolidated adjusted EBITDA	2019	2018	2017	2020	2019
Net income	$62,544	$28,279	$15,770	$8,172	$12,904
Non-GAAP adjustments:
Interest expense	322	341	418	764	86
Provision (benefit) for income taxes	(30)	37	59	11	(120)
Depreciation expense	105	80	20	27	26
Equity-based compensation	1,984	2,572	1,006	487	523

Total adjustments	2,381	3,030	1,503	1,289	515
Adjusted EBITDA	64,925	31,309	17,273	9,461	13,419

Total net revenue	$92,847	$52,192	$32,380	$17,430	$19,484
Adjusted EBITDA margin	69.9%	60.0%	53.3%	54.3%	68.9%

Critical Accounting Policies and Estimates

In preparing Open Lending’s consolidated financial statements, Open Lending makes assumptions, judgments and estimates that can have a significant impact on its revenue, loss from operations and net loss, as well as on the value of certain assets and liabilities on its consolidated balance sheets. Open Lending bases its assumptions, judgments and estimates on historical experience and various other factors that Open Lending believes to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.

The consolidated financial statements have been prepared in accordance with U.S. GAAP. To prepare these financial statements, Open Lending makes estimates, assumptions, and judgments that affect what Open Lending reports as its assets and liabilities, what Open Lending discloses as contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the periods presented.

In accordance with Open Lending’s policies, Open Lending regularly evaluates its estimates, assumptions, and judgments, including, but not limited to, those concerning revenue recognition, depreciation and amortization, contingencies, unit-based compensation, and income taxes, and bases its estimates, assumptions, and judgments on its historical experience and on factors Open Lending believes reasonable under the circumstances. The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If Open Lending’s assumptions or conditions change, the actual results Open Lending reports may differ from these estimates. Open Lending believes the following critical accounting policies affect the more significant estimates, assumptions, and judgments Open Lending uses to prepare these consolidated financial statements. See Note 2 – “Summary of Significant Accounting and Reporting Policies” in the notes accompanying Open Lending’s financial statements included elsewhere in this proxy statement/prospectus for a summary of Open Lending’s significant accounting policies, and discussion of recent accounting pronouncements.

Profit Share Revenue Recognition

Open Lending recognizes revenues in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. Application of ASC 606 requires that Open Lending make judgments and estimates related to the classification, measurement and recognition of revenue. Open Lending’s revenue primarily consists of program fees derived from contracts with lending institutions, and profit share and claims administration service fees from contracts with insurance carriers, and is recognized when the contractual performance obligation is satisfied. See Note 8, “Revenue”, of the accompanying consolidated financial statements for more information.

The primary judgment relating to the recognition of revenue is the estimation of Open Lending’s profit share with its insurance partners, which relies on market rate assumptions and Open Lending’s proprietary database, which has been accumulated over the last 20 years, and market rate assumptions. To determine the profit share revenue, Open Lending uses forecasts of loan-level earned premium and insurance claim payments. These forecasts are driven by the projection of loan defaults, prepayments and severity rates. These assumptions are based on Open Lending’s observations of the historical behavior for loans with similar risk characteristics. The assumptions also take consideration of the forecast adjustments under various macroeconomic conditions and the current mix of the underlying portfolio of Open Lending’s insurance partners. To the extent these assumptions change, Open Lending’s profit share revenue will be adjusted.

For profit share revenue recognition purposes, particularly to measure the profit share variable consideration, Open Lending updates its forecast of loan default and prepayment assumptions on a quarterly basis. As a reference, for the year ended December 31, 2019, Open Lending’s forecast of loan default and prepayment rates slightly changed from 11.6% to 11.0% and from 53.0% to 56.9%, respectively. The loan default rate also incorporates multiple macro-economic scenarios with conservatism embedded in a stressed scenario to ensure a representation of an economic recession.

Negative macroeconomic trends, including the impact of COVID-19, has impacted our profit-share revenue recognition for the three months ended March 31, 2020. Default, prepayment and severity and other assumptions have been adjusted to reflect current market conditions triggered by COVID-19 pandemic, which reflect outcomes that were not reasonably likely to occur when we prepared our December 31, 2019 financial statements. These assumptions and estimates will likely change in future periods, especially in consideration of the uncertainty created by COVID-19 and impacts to the broader economy and our results of operations.

When Open Lending deems it necessary, Open Lending back tests the major estimate assumptions to ensure the accuracy of the revenue recognition model. Open Lending also benchmarks back-testing results of its forecast defaults rates against those reported by auto lenders. Open Lending updates its profit-share forecasting model on an annual basis; resulting in a forecasted prepayment rate consistent with actual prepayment rates.

The impact on profit share revenue for the year ended December 31, 2019 resulting from Open Lending’s sensitivity analysis is summarized below (in thousands, except percentages):

Assumptions	Defaults		Prepayments		Severity
Stress Size	10%	-10%	10%	-10%	10%	-10%
Impact on Revenue	-3.6%	3.7%	-3.2%	3.4%	-3.8%	3.8%

Income tax and uncertain tax positions

Open Lending follows accounting guidance in accordance with Accounting Standards Codification 740, Income Taxes, as it relates to uncertain tax positions. The guidance provides information and procedures for financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. The tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not of being sustained if the position were to be challenged by a taxing authority. Management of Open Lending is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and certain states. Based on Open Lending’s evaluation, Open Lending has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Tax penalties and interest, if any, would be accrued as incurred and would be classified as tax expense on the consolidated statements of operations.

Unit-based compensation awards

Open Lending measures and recognizes compensation expense for all unit-based awards made to employees based on estimated fair values on the date of grant. The compensation expense is recognized on a straight-line basis over the requisite service period. Forfeitures are recognized as occurred. To determine the fair value of the unit-based awards, Open Lending uses a waterfall model set-up using the Monte-Carlo simulation framework, with inputs for the unit value of Open Lending, expected unit volatility, expected term of the awards, risk-free interest rate and expected preferred and common distributions. This determination of fair value is affected by assumptions regarding a number of highly complex and subjective variables. Changes in the subjective assumptions can materially affect the estimate of their fair value. See Note 9, “Class B Common Unit Incentive Plan”, of the accompanying consolidated financial statements for more information.

Emerging Growth Company

Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. Open Lending intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Open Lending also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as Open Lending qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

New Accounting Standards Issued But Not Yet Adopted

Leases - In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The amendments supersede current lease requirements in Topic 840 which require lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease.

This new guidance is effective for public companies for annual reporting periods beginning after December 15, 2018, and interim periods within those periods, except for emerging growth companies who may elect to adopt the standard for annual reporting periods beginning after December 15, 2019. As an emerging growth company, Open Lending plans to adopt ASC 842 as of January 1, 2020. Open Lending expects that this standard will not have a material effect on either its consolidated balance sheets or its condensed consolidated statements of operations.

In December 2019, the FASB released ASU 2019-12, which affects general principles within Topic 740, Income Taxes. The amendments of ASU 2019-12 are meant to simplify and reduce the cost of accounting for income taxes. The amendments in ASU 2019-12 are effective for public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. Open Lending does not expect adoption of the new standard to have a material impact on its Condensed Consolidated Financial Statements.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which Open Lending will adopt, as applicable, Open Lending does not believe any of these accounting pronouncements has had or will have a material impact on its condensed consolidated financial position or results of operations. See Note 2 of the accompanying consolidated financial statements for more information.

Financial Instruments – Credit Losses - In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” to require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The standard also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Open Lending is currently evaluating the impact of this accounting standard update on its consolidated financial statements. Open Lending does not expect this standard to have a material impact on our financial statements.

Off Balance Sheet Arrangements

Open Lending does not engage in off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Related Party Transactions

Open Lending incurred consulting expenses of approximately $0.7 million, $0.6 million and $0.4 million in the years ended December 31, 2019, 2018 and 2017, respectively, with entities owned by members of its management team and board of directors. During the three months ended March 31, 2020, Open Lending incurred $26,450 in professional and consulting fees related to human resource services provided by HireBetter, LLC (“HireBetter”). On March 25, 2020, Mr. Jessup borrowed $6,000,000 from Open Lending in accordance with the promissory note in place and the loan was paid in full by Mr. Jessup on March 30, 2020, with proceeds received as a result of the non-liquidating distribution paid by Open Lending to its members. Open Lending also incurred $48,450 in professional and consulting fees related to marketing services rendered by Objective Advisors, Inc. (“Objective Advisors”). During the three months ended March 31, 2020, Open Lending incurred $81,159 in consulting fees provided by EWMW, LP (“EWMW”). These expenses include consulting fees paid to EWMW, LP, owned by Sandy Watkins, former Chairman of Open Lending’s board of directors, fees related to marketing services provided by Objective Advisors, Inc., owned by the wife of John Flynn, CEO of Open Lending, and human resource services rendered by HireBetter, LLC, which is owned by Kurt Wilkin, a member of Open Lending’s board of directors.

As of December 31, 2019, Open Lending owed $9,464 due to services provided by Objective Advisors.

Open Lending believes the terms obtained or consideration that it paid, as applicable, in connection with the transactions described above were comparable to terms available or the amounts that would be paid, as applicable, in arm’s-length transactions.

Contractual Obligations

As of March 31, 2020, Open Lending’s principal commitments consisted of obligations under the Note and operating lease obligations. The following table summarizes Open Lending’s contractual obligations as of March 31, 2020 (in thousands):

	Payments due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Debt Principal, interest and fees	$244,720	$16,241	$33,167	$38,091	$157,220
Operating lease obligations	7,609	631	1,742	1,843	3,393
Other contractual commitments	316	260	56	—	—

Total contractual Obligations	$252,645	$17,132	$34,965	$39,935	$160,613

Please see “Liquidity and Capital Resources” for a discussion of Open Lending’s debt and operating lease obligations.

Quantitative and Qualitative Disclosures About Market Risk

Open Lending’s operations include activities in the United States. These operations expose Open Lending to a variety of market risks, including the effects of changes in interest rates and changes in consumer attitudes toward vehicle ownership. Open Lending monitors and manages these financial exposures as an integral part of its overall risk management program.

Market Risk

In the normal course of business Open Lending is exposed to market risk and has established policies designed to protect against the adverse effects of this exposure. Open Lending is exposed to risks associated with general economic conditions and the impact of the economic environment on the willingness of consumers to finance auto purchases. Specifically, economic factors such as interest rate levels, changes in monetary and related policies, market volatility, consumer confidence and, particularly, unemployment rates also influence consumer spending and borrowing patterns. Open Lending also faces risk from competition to acquire, maintain and develop new relationships with auto lenders as well as competition from a wide variety of auto lenders who are (or are affiliated) with financial institutions and have capacity to hold loans on their balance sheets.

Concentration Risk

While, historically, Open Lending has not had significant concentration risk in its client base, for some period of time in the future, Open Lending expects a significant portion of certified loan volume to come from OEM Captives. Additionally, Open Lending relies on its largest insurance partner for a significant portion of its profit share and claims administration service fee revenue. Termination or disruption of this relationship could materially adversely impact its revenue.

Interest Rate Risk

Open Lending entered into the agreement relating to the Note on March 31, 2016, requiring Open Lending to make monthly principal and interest payments based on LIBOR. To manage the interest rate risk related to this loan, Open Lending entered into a 5-year interest rate swap contract with the lender on April 4, 2016 to make monthly payments based on a fixed interest rate and receive monthly payments based on LIBOR. Both the loan balance and the swap notional amount were $12.5 million at the inception of the contracts and have been amortized in the same manner since then. On December 31, 2019, the loan balance and the swap notional amount each had $3.3 million remaining. With the same outstanding balance and interest rate index, Open Lending believes the interest rate risk is completely hedged.

Open Lending had $3.3 million of borrowings outstanding under the Note as of December 31, 2019. Open Lending had no borrowings outstanding Term Loan Credit Agreement as of December 31, 2019.

CERTAIN OPEN LENDING RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of each transaction since January 1, 2017 and each currently proposed transaction in which:

•	Open Lending has been or is to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of Open Lending’s directors, executive officers, or holders of more than 5% of Open Lending’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Agreements with Stockholders

Investor Rights Agreement

In connection with the merger, Open Lending intends to enter into an investor rights agreement with the NAC Investors and Company Investors, as defined in schedule 1 to the investor rights agreement, BRP Hold 11, Inc. and Nebula Parent Corp. For more details, see the section entitled “Certain Agreements Related to the Business Combination—Investor Rights Agreement.”

Agreement with Blocker Holder

Blocker Holder is the beneficial owner of units in Open Lending. Bregal Investments, Inc. is the investment advisor to Blocker Holder. Mr. Yoon is a Managing Partner and Mr. Greenberg is a partner at Bregal Investments, Inc. and both serve on Open Lending’s board of directors on behalf of Blocker Holder. Pursuant to a Class B Unit Incentive Plan agreement. Bregal Investments, Inc. received 40,000 profit interest units in 2019.

Loans to Executive Officers

On March 25, 2020, Ross Jessup borrowed $6,000,000 from Open Lending in accordance with a specified promissory note. Such promissory note was paid in full by Mr. Jessup on March 30, 2020, with proceeds received as a result of a non-liquidating distribution paid by Open Lending to its unitholders.

Director Relationships

Certain of our directors serve on Open Lending’s board of directors as representatives of entities which beneficially hold 5% or more of Open Lending’s capital stock:

Open Lending incurred $80,542 in professional and consulting fees related to human resource services provided by HireBetter, LLC (“HireBetter”). Kurt Wilkin is the owner of HireBetter and is a member of Open Lending’s board of members.

Open Lending also incurred $127,176 in professional and consulting fees related to marketing services rendered by Objective Advisors, Inc. (“Objective Advisors”). The owner of Objective Advisors is the spouse of John Flynn, one of Open Lending’s board of members and its Chief Executive Officer.

Open Lending also incurred $461,311 in consulting fees provided by EWMW, LP (“EWMW”). The owner of EWMW is Sandy Watkins, Open Lending’s former Chairman of board of members.

The agreements with HireBetter, Objective Advisors and EWMW can be terminated for convenience at any time (HireBetter) or are on a month-to-month basis (EWMW) or can be terminated with 60-days’ prior notice prior to the end of the one-year term (ending in August 2020), and if Open Lending does not exercise this right, the agreement renews for another one-year term (Objective Advisors).

Executive Officer and Director Compensation

Open Lending has granted management incentive units to Open Lending’s executive officers and certain of its directors. See the sections titled “Management of Open Lending—Open Lending Executive Compensation—Outstanding Equity Awards at 2019 Fiscal Year End” and “Management of Open Lending—Open Lending Executive Compensation—Director Compensation” for a description of these options.

Limitation of Liability and Indemnification of Officers and Directors

In connection with the merger, Open Lending plans to enter into indemnification agreements with each of Open Lending’s directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The indemnification agreements and Open Lending’s amended and restated certificate of incorporation and amended and restated bylaws require Open Lending to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Person Transactions

Following the Business Combination, ParentCo’s audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between ParentCo and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The written charter of ParentCo’s audit committee will provide that ParentCo’s audit committee shall review and approve in advance any related party transaction.

Review and Approval of Review and Approval of Related Person Transactions

In connection with the Business Combination, ParentCo plans to adopt a formal written policy for the review and approval of transactions with related persons. Such policy will require, among other things, that:

•	The audit committee shall review the material facts of all related person transactions.

•

In reviewing any related person transaction, the committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to ParentCo than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

•

In connection with its review of any related person transaction, ParentCo shall provide the committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of ParentCo in connection with such related person transaction.

•	If a related person transaction will be ongoing, the committee may establish guidelines for ParentCo’s management to follow in its ongoing dealings with the related person.

INFORMATION ABOUT NEBULA

Overview

Nebula is a blank check company formed in Delaware on October 2, 2017, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. True Wind Capital, is Nebula’s advisor and the advisor of True Wind Capital, L.P. Nebula intends to capitalize on the ability of Nebula’s management team and the broader True Wind Capital platform to identify, acquire, and operate a business in the technology and technology-enabled services sectors that may provide opportunities for attractive long-term risk-adjusted returns, though Nebula reserves the right to pursue an acquisition opportunity in any business or industry.

Nebula’s registration statement on Form S-1 (File No. 333-222137), or Nebula’s registration statement, for Nebula’s IPO was declared effective by the SEC on January 9, 2018. On January 12, 2018, Nebula consummated its IPO of 27,500,000 Nebula Units, including the partial exercise of the underwriters’ 3,750,000 unit over-allotment option, of which 2,500,000 units were exercised (the “Over-Allotment Units”). Each Nebula Unit consists of one share of Nebula Class A Common Stock, $0.0001 par value per share, and one-third of one “Public Warrant”, with each whole warrant entitling the holder to purchase one share of Nebula Class A Common Stock at $11.50 per share. The Nebula Units were sold at an offering price of $10.00 per Nebula Unit, generating gross proceeds of $275,000,000. As a result of the underwriters’ partial exercise of the over-allotment option, Nebula’s Sponsor forfeited 312,500 Founder Shares. Simultaneously with the consummation of the IPO and the sale of the Nebula Units, Nebula consummated the private placement (“Private Placement”) of an aggregate of 5,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating total proceeds of $7,500,000.

A total of $275 million of the net proceeds from Nebula’s IPO (including the partial over-allotment) and the private placement with the Sponsor of the Private Placement Warrants were deposited in the Trust Account established for the benefit of the Public Stockholders.

Nebula’s units began trading on January 10, 2018 on the NASDAQ under the symbol NEBU.U. Commencing on March 2, 2018, the securities comprising the units began separate trading. The units, common stock, and warrants are trading on NASDAQ under the symbols “NEBU.U,” “NEBU” and “NEBU.W,” respectively.

True Wind Capital

True Wind Capital is a San Francisco-based private equity firm managing $558 million as of December 31, 2018 that is focused on investing in leading technology companies in the lower middle-market and middle-market with a broad mandate including software, IT services, internet, semiconductors, industrial technology, and hardware. True Wind Capital is a value-added partner, providing support and expertise that is rooted in its teams’ 75+ years of collective investing experience. True Wind Capital currently has a team of twelve full-time investment professionals with deep technology investing expertise.

Nebula is a portfolio investment held in True Wind Capital’s sole investment fund, True Wind Capital, L.P., which provided all of the risk capital to fund Nebula’s launch. As such, Nebula will utilize True Wind Capital’s platform to provide complete access to its team, deal prospects, and network, along with any necessary resources to aid in the identification, diligence, and operational support of a target for the initial business combination. True Wind Capital’s principals, including Nebula’s Co-Chairmen and Co-Chief Executive Officers, Mr. Adam H. Clammer and Mr. James H. Greene, Jr., who are also the founding partners of True Wind Capital, have fiduciary responsibility to dedicate substantially all their business time to the affairs and portfolio companies of its investment fund and, as a portfolio investment within True Wind Capital’s fund, Nebula should receive substantial time and support from the True Wind Capital platform.

Initial Business Combination

Nebula’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If Nebula’s board of directors is not able to independently determine the fair market value of the target business or businesses, Nebula will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. with respect to the satisfaction of such criteria.

Financial Position

As of December 31, 2019, Nebula had funds available for a business combination in the amount of approximately $271.6 million, after payment of $9,625,000 of deferred underwriting fees and before fees and expenses associated with its IPO. With these funds Nebula can offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt or leverage ratio. Because Nebula is able to complete its business combination using its cash, debt or equity securities, or a combination of the foregoing, Nebula has the flexibility to use the most efficient combination that will allow Nebula to tailor the consideration to be paid to the target business to fit its needs and desires. However, there can be no assurance that third party financing will be available to Nebula.

Permitted Purchases of Nebula’s Securities

The Sponsor and Nebula’s directors, officers and advisors, or their affiliates, may purchase shares of Nebula Class A Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Nebula’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Nebula’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Nebula does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) satisfy a closing condition in the Business Combination Agreement that requires Nebula to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination where it may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Nebula Class A Common Stock and the number of beneficial holders of Nebula’s securities may be reduced, possibly making it difficult for ParentCo to obtain the quotation, listing or trading of its securities on a national securities exchange.

The Sponsor, Nebula’s officers and directors and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsor, Nebula’s officers and directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting Nebula directly or by Nebula’s receipt of redemption requests submitted by stockholders following Nebula’s mailing of proxy materials in connection with the

Business Combination. To the extent that the Sponsor, Nebula’s officers, directors and advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination.

Redemption Rights for Holders of Public Shares

Nebula will provide its Public Stockholders with the opportunity to redeem all or a portion of their shares of Nebula Class A Common Stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to Nebula to pay its franchise and income taxes and for working capital purposes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. As of                , the amount in the Trust Account was approximately $            million, which is equal to approximately $            per Public Share. The per-share amount Nebula will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions Nebula will pay to the underwriters. Nebula’s Sponsor, officers and directors have entered into a letter agreement with Nebula, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of Nebula’s business combination.

Limitation on Redemption Rights

Nebula’s amended and restated certificate of incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption with respect to more than an aggregate of 15% of the shares sold in Nebula’s IPO. Nebula believes this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force Nebula or Nebula’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the shares sold in Nebula’s IPO could threaten to exercise its redemption rights if such stockholder’s shares are not purchased by Nebula or Nebula’s management at a premium to the then-current market price or on other undesirable terms. By limiting Nebula’s stockholders’ ability to redeem no more than 15% of the shares sold in Nebula’s IPO, Nebula believes it will limit the ability of a small group of stockholders to unreasonably attempt to block Nebula’s ability to complete its business combination, particularly in connection with a business combination with a target that requires as a closing condition that Nebula have a minimum net worth or a certain amount of cash. However, Nebula would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against Nebula’s business combination.

Redemption of Public Shares and Liquidation if No Business Combination

The Sponsor and Nebula’s officers and directors have agreed that Nebula must complete its initial business combination by June 12, 2020 or such later date that may be approved by Nebula’s stockholders. Nebula may not be able to complete its initial business combination within this time period. If Nebula has not completed its initial business combination within this time period, or amended its amended and restated certificate of incorporation to extend the date by which Nebula must consummate an initial business combination, Nebula will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Nebula to pay its franchise and income taxes (less $500,000 of interest released to Nebula for working capital purposes and $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Nebula’s remaining stockholders and Nebula’s board of directors, dissolve and liquidate, subject in each case to Nebula’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Stockholders may only receive $10.00 per share, and Nebula’s warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.00 per share on the redemption of their shares.

The Initial Stockholders have entered into letter agreements with Nebula, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Nebula fails to complete its initial business combination by June 12, 2020 or such later date that may be approved by Nebula’s stockholders. However, if the Initial Stockholders acquire Public Shares in or after Nebula’s IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Nebula fails to complete its initial business combination by June 12, 2020 or such later date that may be approved by Nebula’s stockholders.

Nebula’s Sponsor, officers and directors have agreed, pursuant to a letter agreement with Nebula (filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part), that they will not propose any amendment to Nebula’s amended and restated certificate of incorporation that would modify the substance or timing of Nebula’s obligation to redeem 100% of its Public Shares if Nebula does not complete its initial business combination by June 12, 2020, unless Nebula provides its public stockholders with the opportunity to redeem their shares of Nebula Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Nebula to pay its franchise and income taxes and for working capital purposes divided by the number of then outstanding Public Shares. However, Nebula may not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of its initial business combination (so that Nebula is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that Nebula cannot satisfy the net tangible asset requirement (described above) Nebula would not proceed with the amendment or the related redemption of its Public Shares.

Nebula expects to use the amounts held outside the Trust Account (approximately $            million as of                ) to pay for all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, although Nebula cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Nebula’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay franchise and income taxes on interest income earned on the Trust Account balance or up to $500,000 which may be released to Nebula for working capital purposes, Nebula may request the trustee to release to Nebula an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If Nebula were to expend all of the net proceeds of its IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon Nebula’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Nebula’s creditors which would have higher priority than the claims of its Public Stockholders. Nebula cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, Nebula’s plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Nebula makes any distribution of its remaining assets to its stockholders. While Nebula intends to pay such amounts, if any, Nebula cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Nebula will seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which Nebula does business execute agreements with Nebula waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Nebula’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Nebula’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Nebula than any alternative. Examples of possible instances where Nebula may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Nebula and will not seek recourse against the Trust Account for any reason. Nebula’s Sponsor has agreed that it will be liable to Nebula if and to the extent any claims by a third party (other than Nebula’s independent auditors) for services rendered or products sold to Nebula, or a prospective target business with which Nebula has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Nebula’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then Nebula’s Sponsor will not be responsible to the extent of any liability for such third party claims. Nebula has not independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Nebula. Nebula has not asked its Sponsor to reserve for such indemnification obligations. Therefore, Nebula cannot assure you that its Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Nebula’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Nebula may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of Nebula’s officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and Nebula’s Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Nebula’s independent directors would determine whether to take legal action against its Sponsor to enforce its indemnification obligations. While Nebula currently expects that its independent directors would take legal action on Nebula’s behalf against its Sponsor to enforce its indemnification obligations to Nebula, it is possible that Nebula’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Nebula has not asked its Sponsor to reserve for such indemnification obligations and Nebula cannot assure you that its Sponsor would be able to satisfy those obligations. Accordingly, Nebula cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

Nebula will seek to reduce the possibility that its Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Nebula’s independent auditors), prospective target businesses or other entities with which Nebula does business execute agreements with Nebula waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Nebula’s Sponsor will also not be liable as to any claims under Nebula’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. Nebula may have access to amounts held outside of the Trust Account (approximately $            million as of                ) to pay any such potential claims (including costs and expenses incurred in connection with Nebula’s liquidation, currently estimated to be no more than approximately $100,000) but these amounts may be spent on expenses incurred as a result of being a public company or due diligence expenses on prospective business combination candidates. In the event that Nebula liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Nebula does not complete its business combination, by June 12, 2020, or such later date that may be approved by Nebula’s stockholders, may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to its Public Stockholders upon the redemption of the Public Shares in the event Nebula does not complete its business combination by June 12, 2020, or such later date that may be approved by Nebula’s stockholders, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If Nebula is unable to complete its business combination by June 12, 2020, or such later date that may be approved by Nebula’s stockholders, Nebula will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Nebula to pay its franchise and income taxes (less $500,000 of interest released to Nebula for working capital purposes and $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Nebula’s remaining stockholders and Nebula’s board of directors, dissolve and liquidate, subject in each case to Nebula’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Nebula’s intention to redeem its Public Shares as soon as reasonably possible following June 12, 2020 or such later date that may be approved by Nebula’s stockholders, and, therefore, Nebula does not intend to comply with those procedures. As such, Nebula’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Nebula’s stockholders may extend well beyond the third anniversary of such date.

Because Nebula will not be complying with Section 280, Section 281(b) of the DGCL requires Nebula to adopt a plan, based on facts known to it at such time that will provide for Nebula’s payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Nebula is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Nebula’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in Nebula’s underwriting agreement, Nebula will seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which Nebula does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against Nebula are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, Nebula’s Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under Nebula’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Nebula’s Sponsor will not be responsible to the extent of any liability for such third-party claims.

If Nebula files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Nebula’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Nebula cannot assure you it will be able to return $10.00 per share to the Public Stockholders. Additionally, if Nebula files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Nebula’s stockholders. Furthermore, Nebula’s board of directors may be viewed as having breached its fiduciary duty to Nebula’s creditors and/or may have acted in bad faith, thereby exposing itself and Nebula to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Nebula cannot assure you that claims will not be brought against it for these reasons.

The Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the Public Shares if Nebula does not complete its business combination by June 12, 2020, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to Nebula’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of the Public Shares if Nebula has not consummated an initial business combination by June 12, 2020 or (iii) Nebula’s completion of an initial business combination, and then only in connection with those shares of Nebula Common Stock that such stockholder properly elected to redeem, subject to the limitations described in this proxy statement/prospectus. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event Nebula seeks stockholder approval in connection with its initial business combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to Nebula for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above.

Employees

Nebula currently has three executive officers. True Wind Capital’s principals, including Nebula’s Co-Chief Executive Officers Mr. Clammer and Mr. Greene, have fiduciary responsibility to dedicate substantially all their business time to the affairs and portfolio companies of its investment fund and, as a portfolio investment within True Wind Capital’s fund, Nebula should receive substantial time and support from the True Wind Capital platform. However, this responsibility does not require any of Nebula’s officers or directors to commit his or her full time to Nebula’s affairs in particular and, accordingly, each of them may have conflicts of interest in allocating his or her time among various business activities.

Directors and Executive Officers

Nebula’s directors and executive officers are as follows:

Name	Age	Position
Adam H. Clammer	49	Co-Chairman, Co-Chief Executive Officer and Director
James H. Greene, Jr.	69	Co-Chairman, Co-Chief Executive Officer and Director
Rufina A. Adams	39	Chief Financial Officer and Director
David Kerko	46	Director
James C. Hale	68	Director
Ronald Lamb	52	Director

Adam H. Clammer has been Nebula’s Co-Chairman, Co-Chief Executive Officer, and a Director since inception. Mr. Clammer is a Founding Partner of True Wind Capital, a private equity fund manager focused on the technology industry, where he serves on the Investment Committee and is responsible for all aspects of managing the firm. Prior to founding True Wind Capital in 2015, Mr. Clammer was with KKR, a global investment manager, which he joined in 1995. At KKR, Mr. Clammer co-founded and led the Global Technology Group from 2004 to 2013, was a senior member of the Healthcare Group, and participated in investments across multiple industries. He served on public company boards as a director of AEP Industries (NASDAQ: AEPI), a manufacturer of flexible plastic packaging films, from 1999 to 2004, a director of Zhone Technologies (NASDAQ: ZHNE), a provider of communications network equipment, from 2002 to 2006, a director of MedCath (NASDAQ: MDTH), a cardiovascular services provider, from 2002 to 2008, a director of Jazz Pharmaceuticals (NASDAQ: JAZZ), a biopharmaceutical company, from 2004 to 2007, a director of Avago, now Broadcom (NASDAQ: AVGO), a designer of analog semiconductors, from 2005 to 2013, a director of NXP (NASDAQ: NXPI), a manufacturer of semiconductor chips, from 2007 to 2010, and a director of Eastman Kodak (NYSE: KODK), a provider of imaging products and services, from 2009 to 2011. Mr. Clammer served on several private company boards including Aricent, GoDaddy, and TASC among others, as well as a member of the operating committee of SunGard Data Systems. Mr. Clammer currently serves as Chairman of the Board of The Switch, a video solutions service provider, since 2016, as Chairman of the Board of ARI Network Services, a sales-focused software and marketing services provider, since 2017 and as a director of Pegasus Transtech (“Transflo”), a software and solutions provider to the transportation industry, since 2017. Prior to joining KKR, Mr. Clammer worked in the Mergers & Acquisitions group at Morgan Stanley in New York and Hong Kong from 1992 to 1995. He holds a B.S. in Business Administration from the University of California, Berkeley and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

James H. Greene, Jr. has been Nebula’s Co-Chairman, Co-Chief Executive Officer, and a Director since inception. Mr. Greene is a Founding Partner of True Wind Capital, a private equity fund manager focused on the technology industry, where he serves on the Investment Committee and is responsible for all aspects of managing the firm. Prior to founding True Wind Capital in 2015, Mr. Greene was with KKR, a global investment manager, which he joined in 1986. At KKR, Mr. Greene co-founded and the led Global Technology Group from 2004 to 2010. In 2010, he became head of the Global Industrial Group, a position he held until 2013. Mr. Greene was a Partner at KKR from 1993 until 2015 and played a key role in many of KKR’s most notable buyouts through the late 1980s and 1990s. He served on public company boards as a director of Safeway (NYSE: SWY), a grocery store chain, from 1987 to 2004, a director of Owens-Illinois (NYSE: OI), a glass container manufacturer, from 1987 to 2005, a director of RJR Nabisco (NYSE: NGH), an American food and tobacco conglomerate, from 1989 to 1995, a director of The Vons Company (NYSE: VON), a grocery store chain, from 1993 to 1997, a director of RELTEC (NASDAQ: RLT), a telecommunication systems manufacturer, from 1995 to 2000, a director of Accuride (NYSE: ACW), a provider of commercial vehicle components, from 1998 to 2007, a director of Zhone Technologies (NASDAQ: ZHNE), a provider of communications network equipment, from 1999 to 2010, a director of Shoppers Drug Mart (TSE: SC), a drug store chain, from 2000 to 2005, a director of Amphenol (NYSE: APH), a provider of electronic components, from 2003 to 2005, a director of Alliance HealthCare (NASDAQ: AIQ), a provider of outsourced healthcare services, from 2003 to 2006, a director of Avago, now known as Broadcom (NASDAQ: AVGO), a designer of analog semiconductors, from 2005 to 2010, and a director of Sun Microsystems (NASDAQ: JAVA), a provider of computer hardware and software, from 2008 to 2010. Mr. Greene served on several private company boards including Capital Safety, Capsugel, SunGard Data Systems, TASC, and Tenovis, among others. Mr. Greene currently serves as a director of Zix Corporation, a provider of email security, since 2019, a director and chairman of Pegasus Transtech (“Transflo”), a software and solutions provider to the transportation industry, since 2017, and a director of Western New York Energy, a provider of renewable energy and ethanol, since 2006. Prior to joining KKR, Mr. Greene spent 14 years in banking as a Vice President at Bankers Trust Company where he was involved with management buyout financings, merger and acquisition advisory assignments and other corporate finance activities. He graduated from the Wharton School, majoring in accounting, and holds a B.S. in Economics from the University of Pennsylvania.

Rufina A. Adams has been Nebula’s Chief Financial Officer since inception and a director since November 2019. Mrs. Adams is True Wind’s Chief Financial Officer and has the responsibility for all financial and regulatory reporting matters, in addition to the firm’s compliance and cybersecurity initiatives. She joined True Wind Capital as Controller in 2015. Prior to joining True Wind Capital, Mrs. Adams was the Controller at Discovery Digital Networks (“DDN”), a multi-channel Internet television and digital cable network, where she managed the accounting department and its successful integration following its acquisition by Discovery Communications (NASDAQ: DISCA), a mass-media company, in 2012. In addition, Mrs. Adams handled the integration of accounting and operations for DDN’s early acquisitions. Prior to joining DDN in 2008, Mrs. Adams was a Senior Investment Accountant for The Blackstone Group (NYSE: BX), a private equity and asset manager from 2007 to 2008, in New York where she gained experience in private equity accounting and investor relations. Prior to joining the Blackstone Group, she was an Audit Senior for Deloitte and Touche in San Jose, CA from 2004 to 2006. Ms. Adams holds a B.S. in Accounting from Santa Clara University and is an inactive licensed CPA in the state of New York.

David Kerko has served as one of Nebula’s Directors since January 2018. He has been an Advisor to KKR since 2015. From 2010 to 2015, Mr. Kerko was a Member at KKR and served as Co-head of the Technology Group from 2013 to 2015. Mr. Kerko joined KKR in 1998 and played an active role building the firm’s technology platform from 2006 to 2015. At KKR, Mr. Kerko was involved in a broad range of investments, including but not limited to Broadcom Ltd (NASDAQ: AVGO), a semiconductor manufacturer, Magic Leap, a virtual reality hardware manufacturer, Marvell Technology Group (NASDAQ: MRVL), a producer of storage, communications and consumer semiconductor products, NXP Semiconductors (NASDAQ: NXPI), a semiconductor manufacturer, and Sonos, Inc., a manufacturer of digital sound systems. Mr. Kerko was a director of The Analytic Sciences Corporation (TASC), an engineering services company, from 2009 until 2015. Mr. Kerko was a director of Engility Holdings, Inc. (NYSE: EGL), an engineering and logistics services company, from 2015 until 2019. From 2019, Mr. Kerko has served as a director and a member of the compensation and audit committees of Science Applications International Corp. (NYSE: SAIC), a solution provider in system engineering and integration, and as a director and member of audit committee of TE Connectivity, a global industrial technology company that designs and manufactures connectivity and sensor products. From 2015, he has served as a director of Transphorm, Inc., a designer and manufacturer of gallium nitride field effect transistors, and from 2014, he has served as a director of Savant Systems, LLC, a luxury smart home technology company. Prior to joining KKR, Mr. Kerko was with Gleacher NatWest Inc. where he was involved in mergers and acquisition transactions and financing work. Mr. Kerko holds a B.S. from The Wharton School at the University of Pennsylvania and a B.S.E., summa cum laude, from the School of Engineering and Applied Science at the University of Pennsylvania.

James (“Jim”) C. Hale has served as one of Nebula’s Directors since January 2018. Mr. Hale has launched and grown multiple businesses that leveraged his vision of the evolving financial services marketplace, knowledge of emerging financial technologies, and global network at top financial service companies built over several decades in commercial and investment banking. Since 2011, Mr. Hale has been advising growth companies as a consultant at Columbus Strategic Advisors, LLC, a firm he co-founded. Mr. Hale was a director of ExlService Holdings, Inc. (NASDAQ: EXLS), a business process outsourcing company, from 2001 to 2009. From 2010 to 2014, Mr. Hale served as an independent director and Chairman of Official Payments Corporation (NASDAQ: OPAY), a global electronic payments solution. In addition, Mr. Hale was a director of the State Bank of India (California), a California state chartered bank, and Public Radio International, a media company, among other private company boards. Prior to Columbus Strategic Advisors, in 1998, Mr. Hale co-founded and served as Senior Managing Member and Chief Executive Officer of Financial Technology Ventures, now FTV Capital, an investment firm specializing in venture capital and private growth equity investments in financial technology companies worldwide, where he is currently a Partner Emeritus. From 1982 to 1998, Mr. Hale was with BancAmerica Securities (formerly Montgomery Securities) where he was the Senior Managing Partner and Head of the Financial Services Group, a practice that he founded. From 2015, Mr. Hale has served as a director of ACI Worldwide (NASDAQ: ACIW), a global software company, as a director of Mitek Systems (NASDAQ: MITK), a mobile capture and identity verification company. From 2014, Mr. Hale has served as a director of Bank of Marin Bancorp (NASDAQ: BMRC), an independent commercial and retail bank in Northern California. He holds a B.S. in Finance and Accounting from the University of California, Berkeley, an M.B.A. from Harvard Business School, and is a Certified Public Accountant.

Ronald (“Ron”) Lamb has served as one of Nebula’s Directors since January 2018. Mr. Lamb has been the CEO of Daxko, a leader in software, services and payments for health and fitness centers since 2018. From 1991 to 2017, Mr. Lamb was at Reynolds and Reynolds, a privately-held global provider of computer software, business documents and supplies, and professional services to automotive retailers. Mr. Lamb served as President of Reynolds and Reynolds from 2010 to 2017, where he was named a Global All-Star by Automotive News in 2016. As President, Mr. Lamb focused the company on delivering a Retail Management System, leading the drive to re-engineer its software and service portfolio from back-office Enterprise Resource Planning applications into a dynamic suite of retailing solutions. During this time, Mr. Lamb also navigated an operational overhaul of Reynolds and Reynolds with Vista Equity Partners, implementing operating best practices over an 8-year investment period. Prior to serving as President, Mr. Lamb held various roles in sales and marketing at Reynolds and Reynolds, including Vice President, Sales, where he directed all aspects of the US Systems and Documents Sales organizations. Mr. Lamb holds a B.A. in Political Science from Princeton University and an M.B.A. from Loyola College in Maryland.

Number and Terms of Office of Officers and Directors

Nebula currently has seven directors. Nebula’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mr. Kerko and Mr. Lamb, expired at Nebula’s 2019 annual meeting of stockholders where Messrs. Kerko and Lamb were reelected to serve until Nebula’s 2022 annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Hale, will expire at Nebula’s 2020 annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Clammer and Greene, will expire at Nebula’s 2021 annual meeting of stockholders.

Nebula’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Nebula’s board of directors is authorized to appoint persons to the offices set forth in Nebula’s bylaws as it deems appropriate. Nebula’s bylaws provide that its officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

NASDAQ listing standards require that a majority of Nebula’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Nebula’s board of directors has determined that Messrs. Kerko, Hale and Lamb are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Nebula’s audit committee is entirely composed of independent directors meeting NASDAQ’s additional requirements applicable to members of the audit committee. Nebula’s independent directors have scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of Nebula’s officers or directors has received any cash compensation for services rendered to Nebula. No compensation of any kind, including finder’s and consulting fees, will be paid to Nebula’s Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of Nebula’s initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Nebula’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Nebula’s audit committee reviews on a quarterly basis all payments that were made to Nebula’s Sponsor, officers or directors, or Nebula’s or their affiliates.

Committees of the Board of Directors

Nebula’s board of directors has two standing committees: an audit committee and a compensation committee. Subject to certain limited exceptions, the rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NASDAQ require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Nebula has established an audit committee of the board of directors. Messrs. Kerko, Hale and Lamb are serving as members of Nebula’s audit committee. Under the NASDAQ listing standards and applicable SEC rules, Nebula is required to have at least three members of the audit committee, all of whom must be independent. Messrs. Kerko, Hale and Lamb meet the independent director standard under NASDAQ listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and Nebula’s board of directors has determined that Mr. Hale qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Nebula has adopted an audit committee charter, which details the principal functions of the audit committee, including:

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the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by Nebula;

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pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by Nebula, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent registered public accounting firm all relationships the registered public accounting firm has with Nebula in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Nebula entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and Nebula’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Nebula’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Nebula has established a compensation committee of the board of directors. Due to the unexpected death of one of Nebula’s directors on March 2, 2020, Mr. Kerko is currently the only member of Nebula’s compensation committee. Under the NASDAQ listing standards, Nebula is required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Kerko meets the independent director standard under NASDAQ listing standards applicable to members of the compensation committee. Nasdaq has provided the Company with a cure period in order to regain compliance with the Nasdaq Listing standards until the earlier to occur of (i) Nebula’s next annual stockholders meeting or March 2, 2021; or (ii) if the next annual shareholders’ meeting is held before August 31, 2020, then Nebula must evidence compliance no later than August 31, 2020.

Nebula has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to Nebula’s Co-Chief Executive Officers’ compensation, evaluating Nebula’s Co-Chief Executive Officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of Nebula’s Co-Chief Executive Officers based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of Nebula’s other officers;

•	reviewing on an annual basis Nebula’s executive compensation policies and plans;

•	implementing and administering Nebula’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with Nebula’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Nebula’s officers and employees;

•	if required, producing a report on executive compensation to be included in Nebula’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Nebula’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Director Nominations

Nebula does not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the NASDAQ Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, Nebula does not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by Nebula’s stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Nebula’s stockholders that wish to nominate a director for election to Nebula’s board of directors should follow the procedures set forth in Nebula’s bylaws.

Nebula has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, Nebula’s board of directors considers educational background, diversity of professional experience, knowledge of Nebula’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Nebula’s stockholders.

Code of Ethics

Nebula has adopted a Code of Ethics applicable to its directors, officers and employees. Nebula has filed a copy of its Code of Ethics and its audit and compensation committee charters as exhibits to the registration statement filed in connection with Nebula’s IPO. You can review these documents by accessing Nebula’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from Nebula. Nebula intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Nebula’s officers, directors and persons who beneficially own more than 10% of a registered class of Nebula’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% beneficial owner stockholders are required by SEC regulation to furnish Nebula with copies of all Section 16(a) forms they file. Based solely on copies of such forms received, Nebula believes that, during the year ended December 31, 2019, all filing requirements applicable to Nebula’s officers, directors and greater than 10% beneficial owners were complied with.

Compensation Discussion and Analysis

None of Nebula’s executive officers or directors has received any cash (or non-cash) compensation for services rendered to Nebula. No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of Nebula’s initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Nebula’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Nebula’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, Nebula’s officers or directors or their affiliates.

After the completion of the Business Combination, directors or members of Nebula’s management team who remain with ParentCo may be paid consulting or management fees from ParentCo. Any such fees are fully disclosed in this proxy statement/prospectus. Nebula has not established any limit on the amount of such fees that may be paid by ParentCo to Nebula’s directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-Business Combination company will be responsible for determining executive and director compensation. Any compensation to be paid to Nebula’s officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors of ParentCo’s board of directors.

Nebula does not intend to take any action to ensure that members of Nebula’s management team maintain their positions with Nebula after the consummation of the Business Combination, although it is possible that some or all of Nebula’s executive officers and directors may negotiate employment or consulting arrangements to serve ParentCo. The existence or terms of any such employment or consulting arrangements may influence Nebula’s management’s motivation in identifying or selecting a target business but Nebula does not believe that the ability of Nebula’s management to remain with ParentCo will be a determining factor in Nebula’s decision to proceed with the Business Combination. Nebula is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

Principal Accountant Fees and Services

The following is a summary of fees paid or to be paid to WithumSmith+Brown, PC (“Withum”), for services rendered.

Audit Fees

Audit fees consist of fees for professional services rendered for the audit of Nebula’s year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees of Withum related to the audit of Nebula’s annual financial statements and review of the financial information included in Nebula’s Form 10-Q for the respective periods for the years ended December 31, 2019 and 2018 totaled approximately $57,000 and $72,000, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of Nebula’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the fiscal years ended December 31, 2019 and December 31, 2018, Nebula did not pay Withum any audit-related fees.

Tax Fees

Nebula paid Withum an aggregate of approximately $4,000 and $0 for tax return services, planning and tax advice for the fiscal years ended December 31, 2019 and 2018, respectively.

All Other Fees

Nebula did not pay Withum for any other services for the fiscal years ended December 31, 2019 and 2018.

Pre-Approval Policy

Nebula’s audit committee was formed upon the consummation of Nebula’s IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of Nebula’s audit committee were approved by Nebula’s board of directors. Since the formation of Nebula’s audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for Nebula by Nebula’s auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

NEBULA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Nebula is a blank check company incorporated as a Delaware corporation on October 2, 2017 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Nebula intends to complete its initial business combination using cash from the proceeds of its IPO and the private placements of the Private Placement Warrants, Nebula’s capital stock, debt or a combination of cash, stock and debt. Nebula’s sponsor is Nebula Holdings, LLC, a Delaware limited liability company.

Nebula consummated its IPO on January 12, 2018. On January 5, 2020, Nebula, Blocker, Blocker Holder, ParentCo, Merger Sub LLC, Merger Sub Corp, Open Lending and Shareholder Representative Services LLC entered into the Business Combination Agreement, which was amended on March 18, 2020, pursuant to which ParentCo will acquire Nebula and Open Lending for consideration of a combination of cash and shares (as further explained below). The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby, are summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

The acquisition is structured as a “double dummy” transaction, resulting in the following:

(a)

Each of ParentCo, Merger Sub Corp and Merger Sub LLC are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. ParentCo is a wholly-owned direct subsidiary of Nebula and both Merger Sub LLC and Merger Sub Corp are wholly-owned direct subsidiaries of ParentCo.

(b)

On the Closing Date, each of the following transactions will occur in the following order: (i) Merger Sub Corp will merge with and into Nebula, with Nebula surviving the First Merger as a wholly owned subsidiary of ParentCo; (ii) immediately following the First Merger and prior to the Blocker Contribution, Blocker shall redeem a specified number of shares of Blocker common stock in exchange for cash; (iii) immediately following the Blocker Redemption: ParentCo will acquire, and the Blocker Holder will contribute to ParentCo, the remaining shares of Blocker common stock after giving effect to the Blocker Redemption such that, following the Blocker Contribution, Blocker will be a whollyowned subsidiary of ParentCo; (iv) immediately following the Blocker Contribution, Merger Sub LLC will merge with and into Open Lending, with Open Lending surviving the Second Merger as a direct and indirect wholly-owned subsidiary of ParentCo; (v) immediately following the Second Merger, Blocker will acquire, and ParentCo will contribute to Blocker, all common units of the Surviving Company directly held by ParentCo after the Second Merger such that the Surviving Company will be a wholly owned subsidiary of Blocker; and (vi) the NAC Surviving Company will acquire, and ParentCo will contribute to the NAC Surviving Company, the remaining shares of Blocker common stock after giving effect to the Blocker Redemption and the Blocker Contribution such that, following the ParentCo Blocker Contribution, Blocker shall be a wholly-owned subsidiary of the NAC Surviving Company. Following the Proposed Transactions, the NAC Surviving Company shall be a direct, wholly owned subsidiary of ParentCo, Blocker shall be a direct wholly-owned subsidiary of the NAC Surviving Company and the Surviving Company shall be a direct wholly-owned subsidiary of Blocker. Following the Proposed Transactions, it is expected that ParentCo’s common shares will be listed on the Nasdaq Capital Market.

In connection with the Business Combination, Nebula has obtained commitments from interested Subscribers to purchase shares of Nebula Class A Common Stock, which will be converted into shares of

ParentCo Common Stock in connection with the closing of the Business Combination, for a purchase price of $10.00 per share, in a private placement. Several fundamental investors have committed $200 million to participate in the transaction through the PIPE anchored by the Sponsor. The Sponsor has agreed to subscribe for $85,000,000 worth of PIPE Shares for a purchase price of $10.00 per share. Certain offering related expenses are payable by Nebula, including customary fees payable to the placement agents, Deutsche Bank and Goldman Sachs. Such commitments are being made by way of the Subscription Agreements, by and among Nebula, each Subscriber, Open Lending and ParentCo. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Business Combination and to meet the minimum cash requirements provided in the Business Combination Agreement.

In addition, contemporaneously with the execution of the Business Combination Agreement, (i) certain holders of Open Lending’s outstanding membership units entered into a Company Support Agreement, pursuant to which such Open Lending unitholders agreed, among other things, to approve the Business Combination Agreement and the Proposed Transactions, (ii) certain stockholders of Nebula entered into Investor Support Agreements, pursuant to which certain Nebula stockholders agreed, among other things, to approve the Business Combination Agreement, the Proposed Transactions, not to redeem any shares held by such stockholders in connection with the Proposed Transactions and to tender any warrants to purchase Nebula Class A Common Stock held by such stockholder to Nebula for cash consideration of $1.50 per whole warrant and to vote all such warrants held by such Nebula stockholder in favor of any amendment to the terms of such warrants proposed by Nebula, including to reduce the term of all outstanding warrants to purchase shares of Nebula Class A Common Stock to expire upon the consummation of the First Merger; and (iii) the holders of the Nebula Class B Common Stock entered into a Founder Support Agreement, pursuant to which, among other things, such holders agreed to approve the Business Combination Agreement, the Proposed Transactions and forfeit all Private Placement Warrants to Nebula in connection with the consummation of the Business Combination, as well as waive any anti-dilution rights provided to such Nebula stockholder in Nebula’s current certificate of incorporation. These agreements are described in the section of the proxy statement/prospectus entitled “Certain Agreements Related to the Business Combination—Company Support Agreement”.

In addition, pursuant to the terms of the Business Combination Agreement, all SEC and other regulatory filing fees incurred in connection with the proxy statement/prospectus shall be paid by Nebula; provided, however, if the Closing occurs, fifty percent of such fees shall be deemed to be Nebula’s expenses and fifty percent of such fees shall be deemed to be Open Lending’s expenses. As of March 31, 2020, Nebula has paid $446,906 in regulatory filings fees in connection with such events, and expected to receive a reimbursement of $223,453 from Open Lending if the Closing occurs.

Additionally, on January 9, 2020, Nebula held a special meeting of stockholders. At the meeting, the special meeting of stockholders Nebula’s stockholders approved an amendment to Nebula’s amended and restated certificate of incorporation to extend the date by which Nebula has to consummate a business combination for an additional five months, from January 12, 2020 to June 12, 2020. The purpose of the amendment to Nebula’s charter is to allow Nebula more time to complete the Business Combination. No shares of Nebula Class A Common Stock were redeemed in connection with the extension.

On March 6, 2020, Nebula notified NASDAQ of the death of one of its director’s. As a result of such event, Nebula is temporarily not in compliance with the continued listing requirements as set forth in Nasdaq Listing Rules 5605(b)(1) and 5605(d)(2)(A) regarding the composition of the board and its compensation committee, respectively, because a majority of the board is not comprised of independent directors and the compensation committee is not comprised of at least two independent directors. Nebula has determined to rely on the cure periods set forth in Nasdaq Listing Rules 5605(b)(1)(A) and 5605(d)(4) with respect to the composition of the board and its compensation committee, respectively.

On March 6, 2020, Nebula received a response letter from NASDAQ acknowledging Nebula’s non-compliance with Nasdaq Listing Rule 5605. The NASDAQ letter further provided that consistent with Nasdaq

Listing Rules 5605(b)(1)(A) and 5605(d)(4), NASDAQ will provide Nebula with a cure period in order to regain compliance until the earlier to occur of (i) its next annual stockholders meeting or March 2, 2021; or (ii) if the next annual shareholders’ meeting is held before August 31, 2020, then Nebula must evidence compliance no later than August 31, 2020.

Nebula expects to regain compliance with Nasdaq Listing Rule 5605 prior to the expiration of the cure period provided by NASDAQ.

On February 18, 2020, Nebula received a notification from the staff of NASDAQ (the “Staff”) indicating that Nebula was no longer in compliance with Nasdaq Listing Rule 5550(a)(3) (the “Rule”), which requires Nebula to have a minimum of 300 public holders. On April 3, 2020, Nebula submitted materials illustrating its plan to gain compliance with the Rule and requesting an extension to regain compliance with the Rule. On April 14, 2020, Nebula received a notification from the Staff that it has granted Nebula an extension to regain compliance with the Rule on or before August 17, 2020.

On March 18, 2020, Nebula entered into Amendment No. 1 and Waiver (the “First Amendment”) to the Business Combination Agreement. The First Amendment amends the Business Combination Agreement to (i) waive the provisions in the Business Combination Agreement that required Nebula to commence a tender offer for the public warrants, (ii) provide that Nebula shall seek the approval of the holders of the Public Warrants, at a meeting of the holders of the Public Warrants, to amend the terms of the Warrant Agreement to provide that, upon consummation of the Proposed Transactions, each of our outstanding Public Warrants, which entitle the holder to purchase one share of Nebula Class A Common Stock, will be exchanged for cash in the amount of $1.50 per each whole Public Warrant, (iii) provide that the obligations of Open Lending, Blocker and the Blocker Holder to consummate the transactions contemplated by the Business Combination Agreement shall be conditioned on the registered holders of the Public Warrants holding at least a majority of the public warrants approving the Warrant Amendment, and (iv) provide that all of the contingency consideration (consisting of 15,000,000 ParentCo Common Shares) will be issued if, prior to or as of the second anniversary of the Closing, the VWAP of the ParentCo Common Shares is greater than or equal to $13.00 for any twenty (20) trading days within any thirty (30) trading day period.

On March 18, 2020, Nebula entered into Amendment No. 1 to the Founder Support Agreement (the “Founder Support Agreement Amendment”), which amendment provides that (i) the Earn-Out Shares will be issued by ParentCo to the Sponsor if, prior to or as of the second anniversary of the Closing, the VWAP of the ParentCo Common Shares is greater than or equal to $13.00 for any twenty (20) trading days within any thirty (30) trading day period and (ii) 3,437,500 ParentCo Common Shares issued in exchange for the shares of Nebula Class B Common Stock will be released from lockup and no longer subject to forfeiture if, prior to or as of the seventh anniversary of the Closing, the VWAP of the ParentCo Common Shares is greater than or equal to $13.00 for any twenty (20) trading days within any thirty (30) trading day period.

On March 26, 2020, Nebula entered into Amendment No. 2 and Consent (the “Second Amendment”) to the Business Combination Agreement to, among other things, provide for Open Lending to use the proceeds of the recently consummated Debt Financing to make a non-liquidating distribution to the holders of Open Lending’s membership units in an aggregate amount not to exceed the net proceeds of the Debt Financing received by Open Lending (the “Company Distribution”). Upon receipt of its portion of the Company Distribution, Blocker intends to make one or more non-liquidating distributions to the Blocker Holder of cash in excess of the amount of cash necessary to fund certain tax payments and expenses of the Blocker (the “Blocker Distribution”). Pursuant to the Second Amendment, Open Lending and ParentCo consented to the (a) Company Distribution and the (b) Blocker Distribution as required by the terms of the Business Combination Agreement.

In addition, the Second Amendment amends the Business Combination to, among other things, reduce the cash consideration payable by ParentCo under the Business Combination Agreement at Closing by an amount equal to the Company Distribution. The Second Amendment does not modify or change the overall type of consideration or amounts to be received by the equity holders of Open Lending in connection with the Proposed

Transactions as compared to the type of consideration and amounts to be received by the equity holders of Open Lending in connection with the Proposed Transactions if the Company Distribution had not occurred.

On May 12, 2020, the respective boards of directors of Open Lending and Nebula approved an amendment to the Business Combination Agreement and an amendment to the Founder Support Agreement. The amendment to the Business Combination Agreement (a) changed the definition of Enterprise Value, (b) extended the Outside Date to June 30, 2020 and (c) amended the terms of the Contingency Consideration so that the Blocker Holder and Open Lending’s unitholders will be issued an aggregate of up to 22,500,000 shares of ParentCo Common Stock as follows: (i) 7,500,000 shares (the “First Level Contingency Consideration”), if prior to or as of the second anniversary of the Closing (the “First Deadline”), the daily volume-weighted average price of ParentCo Common Stock (the “VWAP”) is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; (ii) 7,500,000 shares (the “Second Level Contingency Consideration”), if prior to or as of the 30-month anniversary of the Closing (the “Second Deadline”), the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period; and (iii) 7,500,000 shares (the “Third Level Contingency Consideration”), if prior to or as of the 42-month anniversary of the Closing (the “Third Deadline”), the VWAP is greater than or equal to $16.00 over any 20 trading days within any 30-trading day period. If a change of control of ParentCo occurs (i) prior to the First Deadline, then the First Level Contingency Consideration, the Second Level Contingency Consideration and the Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive all of such contingency consideration prior to the consummation of such change of control; (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Contingency Consideration and Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending unitholders and the Blocker Holder shall be entitled to receive such Second Level Contingency Consideration and Third Level Contingency Consideration prior to the consummation of such change of control; and (iii) after the Second Deadline but prior to the Third Deadline, then the Third Level Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control shall immediately vest and the Open Lending Unitholders and the Blocker Holder shall be entitled to receive such Third Level Contingency Consideration prior to the consummation of such change of control. The Amendment to the Founder Support Agreement (a) amended the terms of the Earnout Consideration so that the holders of the Nebula Class B Common Stock shall be issued an aggregate of up to 1,250,000 additional shares of ParentCo Common Stock as follows: (i) 625,000 shares (the “First Level Earn-Out Shares”), if prior to or as of the First Deadline, the VWAP is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period; and (ii) 625,000 shares (the “Second Level Earn-Out Shares”), if prior to or as of the Second Deadline, the VWAP is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period and (b) amended the terms of the lock-up so that (i) 1,718,750 shares of the ParentCo Common Stock issued in exchange for the Founder Shares will be released from lock-up and no longer subject to forfeiture if, prior to or as of the seventh anniversary of the Closing, the VWAP of the ParentCo Common Shares is greater than or equal to $12.00 over any 20 trading days within any 30-trading day period and (ii) 1,718,750 shares of the ParentCo Common Stock issued in exchange for the Founder Shares will be released from lock-up and no longer subject to forfeiture if, prior to or as of the seventh anniversary of the Closing, the VWAP of the ParentCo Common Shares is greater than or equal to $14.00 over any 20 trading days within any 30-trading day period. If a change of control of ParentCo occurs (i) prior to the First Deadline, then the full First Level Earn-Out Shares and the Second Level Earn-Out Shares that remain unissued as of immediately prior to the consummation of such change of control shall immediately vest and the holders of the Nebula Class B Common Stock, including the Sponsor, shall be entitled to receive such First Level Earn-Out Shares and the Second Level Earn-Out Shares prior to the consummation of such change of control and (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Earn-Out Shares that remain unissued as of immediately prior to the consummation of such change of control shall immediately vest and the holders of the Nebula Class B Common Stock, including the Sponsor, shall be entitled to receive such Second Level Earn-Out Shares prior to the consummation of such change of control. Such Amendments to the Business Combination Agreement and Founder Support Agreement were entered into by the relevant parties on May 13, 2020.

Results of Operations

Since Nebula’s IPO, its activity has been limited to the search for a prospective initial business combination, and Nebula will not be generating any operating revenues until the closing and completion of its initial business combination. Nebula has neither engaged in any operations nor generated any revenues to date. Nebula will not generate any operating revenues until after completion of its initial business combination. Nebula will generate non-operating income in the form of interest income on cash and cash equivalents. Nebula expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2020, Nebula had net loss of approximately $168,000, which consisted of approximately $1.0 million in investment income, offset by approximately $865,000 in general and administrative costs, approximately $50,000 in franchise tax expense, and approximately $292,000 in income tax expense.

For the three months ended March 31, 2019, Nebula had net income of approximately $1.1 million, which consisted of approximately $1.5 million in investment income, offset by approximately $102,000 in general and administrative costs, approximately $50,000 in franchise tax expense, and approximately $309,000 in income tax expense.

Going Concern Consideration and Capital Resources

As of March 31, 2020, Nebula had approximately $616,000 in its operating bank account, approximately $7.3 million of investment income available in the Trust Account to pay for franchise and income taxes (less $100,000 of investment income to pay dissolution expenses, and up to $500,000 of investment income released to Nebula for working capital purposes, which was withdrawn by Nebula in December 2019), and working capital deficit of approximately $692,000.

Through March 31, 2020, Nebula’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, an aggregate of approximately $242,000 in advances due to related party, approximately $291,000 in loans from the Sponsor, the net proceeds from the consummation of the Private Placement not held in Trust Account, and proceeds from investment income released from the Trust Account to pay for taxes. Nebula repaid the loans from the Sponsor in full in February 2018. Nebula anticipates that it may need to obtain additional loans from the Sponsor or obtain funding from other sources in order to satisfy its working capital requirements through June 12, 2020, the mandatory liquidation date.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on Nebula’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, Nebula’s results of operations, financial position and cash flows may be materially adversely affected.

In connection with Nebula’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the working capital deficit, mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Nebula be required to liquidate after June 12, 2020.

Related Party Transactions

Founder Shares

On October 16, 2017, the Sponsor purchased 7,187,500 Founder Shares for an aggregate price of $25,000. The Founder Shares are identical to the Nebula Class A Common Stock included in the units sold in Nebula’s IPO except that the Founder Shares automatically convert into shares of Nebula Class A Common Stock at the time of Nebula’s initial business combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Nebula Class A Common Stock, subject to adjustment as provided above, at any time. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20% of Nebula’s issued and outstanding shares after the IPO. In December 2017, the Sponsor transferred 25,000 Founder Shares to each of Nebula’s then independent directors, at the original per share purchase price. Also in January 2018, another 25,000 Founder Shares were transferred to one of Nebula’s independent directors. On January 12, 2018, Nebula was advised by the underwriters that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional units for additional gross proceeds of $25 million. The partial exercise resulted in the forfeiture of 312,500 shares of Class B Common Stock subject to forfeiture held by the Sponsor.

Nebula’s Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last sale price of Nebula Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which Nebula completes a liquidation, merger, stock exchange or other similar transaction that results in all of Nebula’s stockholders having the right to exchange their shares of Nebula Common Stock for cash, securities or other property.

Nebula’s Initial Stockholders have agreed to certain amendments to the foregoing lock up terms, pursuant to which the lock up term will be extended for up to seven years following the Closing for half the shares held by such holders, depending on the trading price of the ParentCo Common Shares (and subject to forfeiture if such trading price is not reached).

Private Placement

Simultaneously with the closing of the IPO on January 12, 2018, the Sponsor paid Nebula $7.5 million for 5,000,000 Private Placement Warrants at a price of $1.50 per whole warrant. Each whole Private Placement Warrant is exercisable for one whole share of Nebula Class A Common Stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the IPO held in the Trust Account. If the initial business combination is not completed within the combination period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and Nebula’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial business combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Nebula Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Nebula Class A Common Stock) pursuant to a registration rights agreement signed on January 12, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that Nebula will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. Nebula will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

Nebula’s Sponsor had loaned Nebula an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note. This loan was non-interest bearing and payable upon the completion of the IPO. Nebula repaid this amount in full in February 2018.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, Nebula’s Sponsor or an affiliate of Nebula’s Sponsor or certain of Nebula’s officers and directors may, but are not obligated to, loan Nebula funds as may be required. If Nebula complete its initial business combination, Nebula would repay such loaned amounts. In the event that Nebula’s initial business combination does not close, Nebula may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by Nebula’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Nebula does not expect to seek loans from parties other than its Sponsor or an affiliate of its Sponsor as Nebula does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. As of March 31, 2020, there were no working capital loans outstanding.

Due to Related Party

An affiliate of Nebula’s company paid administrative expenses on behalf of Nebula for an aggregate of approximately $242,000 and $204,000, as reflected in the accompanying condensed consolidated balance sheets as of March 31, 2020 and December 31, 2019, respectively. These amounts are due on demand and are non-interest bearing.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Nebula has identified the following as its critical accounting policies:

Nebula Class A Common Stock subject to possible redemption

All of the 27,500,000 common shares sold as part of Nebula Units in the IPO contain a redemption feature which allows for the redemption of common shares under Nebula’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within Nebula’s control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although Nebula did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Nebula Class A Common Stock in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

Nebula recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital. Accordingly, at March 31, 2020 and December 31, 2019, 26,695,125 and 26,695,125 of the 27,500,000 shares of Nebula Class A Common Stock were classified outside of permanent equity, respectively.

Net Income (Loss) per Share

Net income per share is computed by dividing net income by the weighted-average number of common stock outstanding during the periods. Nebula has not considered the effect of the warrants sold in the IPO (including the consummation of the over-allotment) and Private Placement to purchase an aggregate of 14,166,667 shares of Nebula Class A Common Stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

Nebula’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Nebula Class A Common Stock for the three months ended March 31, 2020 and 2019 is calculated by dividing the interest income earned on the Trust Account of approximately $1.0 million and approximately $1.5 million, net of applicable taxes of approximately $342,000 and approximately $359,000 and funds available to be withdrawn from the Trust Account for working capital purposes of $500,000 and approximately $102,000, resulted in a net income of approximately $197,000 and approximately $1.1 million, respectively, by the weighted average number of Nebula Class A Common Stock outstanding for the period. Net income per share, basic and diluted for Nebula Class B Common Stock for the three months ended March 31, 2020 and 2019 is calculated by dividing the net loss of approximately $168,000 and net income of approximately $1.1 million, less income attributable to public shares of approximately $197,000 and approximately $1.1 million, resulted in a net loss of approximately $365,000 and $0, by the weighted average number of Nebula Class B Common Stock outstanding for the periods.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of March 31, 2020, Nebula did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations other than obligations disclosed herein. No unaudited quarterly operating data is included in this proxy statement/prospectus, as Nebula has conducted no operations to date.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Nebula qualifies as an “emerging growth company” under the JOBS Act and is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Nebula elected to delay the adoption of new or revised accounting standards, and as a result, Nebula may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, Nebula’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company”, Nebula is not required to, among other things, (i) provide an auditor’s attestation report on Nebula’s system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply until January 12, 2023 or until Nebula is no longer an “emerging growth company,” whichever is earlier.

CERTAIN NEBULA RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In October 2017, Nebula’s Sponsor acquired 7,187,500 Founder Shares for an aggregate purchase price of $25,000. In December 2017 and January 2018, Nebula’s Sponsor transferred an aggregate of 25,000 Founder Shares to each of Nebula’s independent directors, at the original per share purchase price. Prior to the initial investment in Nebula of $25,000 by Nebula’s Sponsor, Nebula had no assets, tangible or intangible. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of Nebula’s IPO. On January 12, 2018, the underwriters in Nebula’s IPO elected to exercise a portion of the over-allotment option for 2,500,000 additional units. As a result of such partial exercise, Nebula’s Sponsor forfeited 312,500 Founder Shares. The Founder Shares (including the Nebula Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

In January 2018, Nebula’s Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants for a purchase price of $1.50 per whole warrant, or an aggregate purchase price of $7,500,000, in a private placement that occurred simultaneously with the closing of Nebula’s IPO. Each Private Placement Warrant entitles the holder to purchase one share of Nebula’s Class A Common Stock at $11.50 per share. The Private Placement Warrants (including the Nebula Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

If any of Nebula’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, including True Wind Capital, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Although Nebula will be a portfolio investment of True Wind Capital, L.P. (and Nebula’s Sponsor is a vehicle formed to effect a portfolio investment), Nebula’s officers and directors currently have certain relevant fiduciary duties or contractual obligations to entities other than True Wind Capital that may take priority over their duties to Nebula. Nebula may, at its option, pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with Nebula in the target business at the time of Nebula’s initial business combination, or Nebula could raise additional proceeds to complete the acquisition by making a specified future issuance to any such entity.

No compensation of any kind, including finder’s and consulting fees, will be paid to Nebula’s Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Nebula’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Nebula’s audit committee reviews on a quarterly basis all payments that were made to Nebula’s Sponsor, officers, directors or Nebula’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Nebula’s behalf. Commencing January 2018 and for a period of 24 months, True Wind Capital agreed to provide, at no cost to Nebula, office space and general administrative services.

Prior to the consummation of Nebula’s IPO, Nebula’s Sponsor loaned Nebula $221,201 under an unsecured promissory note, which was used for a portion of the expenses of Nebula’s IPO. The loan was non-interest bearing and unsecured and repaid in full in February 2018 out of the offering proceeds not held in the Trust Account.

In addition, in order to finance transaction costs in connection with an intended initial business combination, Nebula’s Sponsor or an affiliate of Nebula’s Sponsor or certain of Nebula’s officers and directors may, but are not obligated to, loan Nebula additional funds as may be required. If Nebula completes an initial business combination, Nebula would repay such loaned amounts. In the event that the initial business combination does not close, Nebula may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by Nebula’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Nebula does not expect to seek loans from parties other than Nebula’s Sponsor or an affiliate of Nebula’s Sponsor as Nebula does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. Nebula has also entered into a registration rights agreement with respect to the Founder Shares, the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Nebula Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares.

MANAGEMENT OF PARENTCO AFTER THE BUSINESS COMBINATION

References in this section to “we”, “our”, “us” and the “Company” generally refer to Open Lending and its consolidated subsidiaries, prior to the Business Combination and ParentCo and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

Nebula and Open Lending anticipate that the current executive officers of Open Lending will become the executive officers of ParentCo and certain directors of Nebula and Open Lending will become the directors of ParentCo. The following persons are expected to serve as ParentCo’s executive officers and directors following the Business Combination. For biographical information concerning the executive officers and Messrs. Greenberg and Yoon, see “Management of Open Lending—Executive Officers and Directors.” For biographical information concerning Mr. Clammer, see “Information About Nebula—Directors and Executive Officers.” Additionally, Blocker Holder will be entitled to appoint certain directors to ParentCo’s board of directors so long as Blocker Holder beneficially owns at least 40% of the shares of ParentCo’s common stock it owns immediately following the consummation of the Business Combination.

Name	Age	Position
Executive Officers:
John J. Flynn	64	Chairman, Director, President and Chief Executive Officer
Ross M. Jessup	56	Director, Chief Financial Officer and Chief Operating Officer
Ryan J. Collins	37	Chief Technology Officer and Chief Information Officer
Matthew R. Roe	37	Chief Revenue Officer
Kenneth E. Wardle	45	Chief Risk Officer

Non-Employee Directors:
Adam H. Clammer	49	Director
Blair J. Greenberg	38	Director
Gene Yoon	45	Director
Brandon Van Buren	37	Director

Brandon Van Buren is a Partner at True Wind Capital and has been with the fund since October 2017. From August 2014 to September 2017, Mr. Van Buren was a Principal at Google Capital, Alphabet Inc.’s private investment arm, where he led growth equity investments within the technology, media, and telecommunications sectors. Prior to joining Google, Mr. Van Buren was with Kohlberg Kravis Roberts & Co., a global investment manager, from 2010 to 2012 where he executed leveraged buyout transactions within the technology space. Mr. Van Buren has served as a director of Zix Corporation (NASDAQ: ZIXI) since February 2019. Mr. Van Buren holds a Bachelor of Science degree in Business Administration with concentrations in Finance and Accounting from California Polytechnic State University, San Luis Obispo and a Masters of Business Administration from Harvard Business School where he was a Baker Scholar. We believe Mr. Van Buren is qualified to serve as a member of the board of directors because of his experience in the financial sector.

Corporate Governance

We will structure our corporate governance in a manner Nebula and Open Lending believe will closely aligns our interest with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•

we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Composition

Our board of directors will consist of six directors upon the Closing. Each of our directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors.

Our board of directors is divided into three classes, each serving staggered, three-year terms:

•

our Class I directors will be Mr. Van Buren, a designee of the Sponsor, and Mr. Yoon, a designee of the Blocker Holder, and their terms will expire at the first annual meeting of stockholders following the date of this proxy statement/prospectus;

•

our Class II directors will be Mr. Clammer, a designee of the Sponsor, and Mr. Greenberg, a designee of the Blocker Holder, and their terms will expire at the second annual meeting of stockholders following the date of this proxy statement/prospectus; and

•

our Class III directors will be Mr. Flynn, Open Lending’s Chief Executive Officer, and Ross Jessup, Open Lending’s Chief Financial Officer and Chief Operating Officer, both of whom are designees of Open Lending’s founders and their terms will expire at the third annual meeting of stockholders following the date of this proxy statement/prospectus.

Each of Nebula, Blocker Holder and Open Lending are entitled to designate certain number of directors for five years following the Closing subject to certain stock ownership requirements. Open Lending will have the right to appoint one additional director to each of the classes set forth above.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

Independence of our Board of Directors

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that the board of directors will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of NASDAQ. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the sections titled “Certain Open Lending Relationships and Related Party Transactions” and “Certain Nebula Relationships and Related Person Transactions.”

Board Committees

Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of the committees will report to the board of directors as it deems appropriate and as the board of directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. For so long as Nebula has a right to nominate a director to our board of directors, each of our compensation committee and the nominating and corporate governance committee shall include one of the directors nominated by Nebula.

Audit Committee

The audit committee provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Subject to phase-in rules and a limited exception, the rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee will meet the requirements for independence of audit committee members under applicable SEC and NASDAQ rules. All of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. In addition, Ross Jessup qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our board of directors has adopted a new written charter for the audit committee, which is available on the Investor Relations section of our website at    . The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Compensation Committee

The compensation committee will determine our general compensation policies and the compensation provided to our officers. The compensation committee will also make recommendations to our board of directors regarding director compensation. In addition, the compensation committee will review and determine unit-based compensation for our directors, officers, employees and consultants and will administer our equity incentive plans. Our compensation committee will also oversee our corporate compensation programs. Each member of our compensation committee will be independent, as defined under the NASDAQ listing rules, and satisfies NASDAQ’s additional independence standards for compensation committee members. Each member of our compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act.

Our board of directors has adopted a new written charter for the compensation committee, which is available on the Investor Relations section of our website at         . The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. Each member of our nominating and corporate governance committee will be independent as defined under the NASDAQ listing rules.

Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Investor Relations section of our website at         . The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee will be responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our company’s policies and procedures designed to address such risks. Our compensation committee will assess and monitor whether any of our compensation policies and programs is reasonably likely to have a material adverse effect on our company.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees.

Code of Ethics

Our board of directors has adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our codes of ethics is available on the Investor Relations section of our website at         . We intend to disclose future amendments to certain provisions of our code of ethics, or waivers of certain provisions as they relate to our directors and executive officers, at the same location on our website or in public filings. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Compensation of Directors and Officers

Overview

Following the closing of the Business Combination, decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the Business Combination. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Annual Bonuses

We expect that Open Lending will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect Open Lending to use stock-based awards in future years to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of Open Lending’s equity holders. Stock-based awards will be awarded in future years under the 2020 Plan, which has been adopted by Nebula’s board of directors and is being submitted to Nebula’s stockholders for approval at the special meeting.

Other Compensation

We expect ParentCo to continue to maintain various employee benefit plans currently maintained by Open Lending, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. We also expect ParentCo to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by Open Lending that are not generally available to all employees. For additional details, please see “Management of Open Lending—Open Lending Executive Compensation.”

Director Compensation

Following the Business Combination, non-employee directors of Open Lending will receive varying levels of compensation for their services as directors and members of committees of Open Lending’s board of directors. Open Lending anticipates determining director compensation in accordance with industry practice and standards.

DESCRIPTION OF PARENTCO’S SECURITIES

As a result of the Business Combination, Nebula stockholders and Open Lending Unitholders who receive shares of ParentCo Common Stock in the Business Combination will become ParentCo stockholders. Your rights as ParentCo stockholders will be governed by Delaware law and ParentCo’s charter and bylaws. The following description of the material terms of ParentCo’s capital stock, including the ParentCo Common Stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and ParentCo’s forms of charter and bylaws carefully and in their entirety because they describe your rights as a holder of shares of ParentCo Common Stock.

In connection with the Business Combination, ParentCo will amend and restate its certificate of incorporation and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, ParentCo’s charter and bylaws, each of which will be in effect upon the consummation of the Business Combination, the forms of which are filed as Annex C and Annex D, respectively, to the registration statement of which this proxy statement/prospectus is a part.

ParentCo’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, ParentCo’s authorized capital stock will consist of          shares of common stock, par value $0.01 per share, and          shares of preferred stock, par value $0.01 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless ParentCo’s board of directors determines otherwise, ParentCo will issue all shares of its capital stock in uncertificated form.

Common Stock

Holders of ParentCo Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of ParentCo Common Stock do not have cumulative voting rights in the election of directors. Upon ParentCo’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of ParentCo Common Stock will be entitled to receive pro rata ParentCo’s remaining assets available for distribution. Holders of ParentCo Common Stock do not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by ParentCo. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of ParentCo Common Stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of ParentCo Common Stock will be subject to those of the holders of any shares of ParentCo’s preferred stock ParentCo may authorize and issue in the future.

As of             , 2020, Nebula had approximately 27,500,000 shares of Nebula Class A Common Stock, and 6,875,000 Founder Shares, issued and outstanding and          holders of record of common stock. After giving effect to the Business Combination, we expect ParentCo will have approximately 96.6 million shares (assuming no redemptions and including 3,437,500 shares held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement) of common stock outstanding.

Preferred Stock

ParentCo’s charter will authorize ParentCo’s board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by NASDAQ, the authorized shares of preferred stock will be available for issuance without further action by you. ParentCo’s board of directors may determine, with respect to any series of preferred stock, the powers including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which ParentCo’s board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of ParentCo’s affairs;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of ParentCo or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

ParentCo could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of ParentCo Common Stock might believe to be in their best interests or in which the holders of ParentCo Common Stock might receive a premium for your ParentCo Common Stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of ParentCo Common Stock by restricting dividends on the ParentCo Common Stock, diluting the voting power of the ParentCo Common Stock or subordinating the liquidation rights of the ParentCo Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of ParentCo Common Stock. ParentCo has no current plans to issue any series of preferred stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of ParentCo’s board of directors. The time and amount of dividends will be dependent upon ParentCo’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in ParentCo’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors ParentCo’s board of directors may consider relevant.

ParentCo has no current plans to pay dividends on its common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of ParentCo’s board of directors and will depend on, among other things, ParentCo’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that ParentCo’s board of directors may deem relevant. Because ParentCo is a holding company and has no direct operations, ParentCo will only be able to pay dividends from funds it receive from its subsidiaries. In addition, ParentCo’s ability to pay dividends will be limited by covenants in its existing indebtedness and may be limited by the agreements governing other indebtedness that it or its subsidiaries incur in the future.

Annual Stockholder Meetings

ParentCo’s bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by ParentCo’s board of directors. To the extent permitted under applicable law, ParentCo may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of ParentCo’s Charter and Bylaws and Certain Provisions of Delaware Law

ParentCo’s charter and bylaws will contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of ParentCo’s board of directors. These provisions are intended to avoid costly takeover battles, reduce ParentCo’s vulnerability to a hostile change of control and enhance the ability of ParentCo’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire ParentCo. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of ParentCo by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of ParentCo Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares.

However, the listing requirements of NASDAQ, which would apply if and so long as ParentCo’s Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

ParentCo’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of ParentCo or the removal of ParentCo’s management. Moreover, ParentCo’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable ParentCo’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of ParentCo by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of ParentCo’s management and possibly deprive ParentCo’s stockholders of opportunities to sell their shares of ParentCo Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

ParentCo’s charter provides that ParentCo’s board of directors will be divided into three classes of directors, with each director serving a three-year term. As a result, approximately one-third of ParentCo’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of ParentCo’s board of directors. ParentCo’s charter and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, alterations to the number and terms of directors requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in ParentCo’s charter, a director serving on a classified board may be removed by the stockholders only for cause. ParentCo’s charter will provide that directors may be removed with or without cause only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors, voting together as a single class, subject to the rights, if any, of any series of preferred stock then outstanding to elect directors and to remove any director whom the holders of any such series have the right to elect.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. ParentCo’s charter will not authorize cumulative voting.

Special Stockholder Meetings

Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of preferred stock then outstanding, special meetings of the stockholders of ParentCo may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of ParentCo.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

ParentCo’s bylaws, which are attached as Annex D to this proxy statement/prospectus, will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide ParentCo with certain information. Generally, to be timely, a stockholder’s notice relating to business other than the nomination of a director to ParentCo’s board of directors, must be received at ParentCo’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. ParentCo bylaws also specify requirements as to the form and content of a stockholder’s notice. To be timely, a stockholder’s notice relating to the nomination of a director to ParentCo’s board of directors shall be received by the secretary of ParentCo at the principal executive offices of ParentCo not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the person(s) nominated for election by the board of directors. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of ParentCo.

Consent of Stockholders in Lieu of Meeting

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of ParentCo’s stock entitled to vote thereon were present and voted, unless ParentCo’s charter provides otherwise.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, ParentCo’s stockholders will have appraisal rights in connection with a merger or consolidation of ParentCo. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of ParentCo’s stockholders may bring an action in ParentCo’s name to procure a judgment in ParentCo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of ParentCo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum Selection

ParentCo’s amended and restated bylaws will provide that, unless ParentCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any state law claim for (1) any derivative action or proceeding brought on ParentCo’s behalf; (2) any action asserting a claim of or based on a breach of a fiduciary duty owed by any director, officer or other employee of ParentCo to ParentCo or its stockholders; (3) any action asserting a claim pursuant to any provision of the Delaware General Corporation Law, ParentCo’s amended and restated certificate of incorporation or ParentCo’s amended and restated bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine. In addition, ParentCo’s amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of ParentCo Common Stock is deemed to have notice of and consented to the Delaware forum provision. The Delaware forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Unless ParentCo consents in writing to the selection of an alternative forum, the United States District Court for the Western District of Texas shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Although we believe these provisions benefit ParentCo by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although ParentCo stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. ParentCo’s charter will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of ParentCo and its stockholders, through stockholders’ derivative suits on ParentCo’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

ParentCo’s bylaws will provide that ParentCo must indemnify and advance expenses to ParentCo’s directors and officers to the fullest extent authorized by the DGCL. ParentCo also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for ParentCo’s directors, officers and certain employees for some liabilities. ParentCo believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in ParentCo’s charter and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit ParentCo and its stockholders. In addition, your investment may be adversely affected to the extent ParentCo pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Open Lending’s or Nebula’s directors, officers or employees for which indemnification is sought.

COMPARISON OF STOCKHOLDER RIGHTS

	Nebula	ParentCo
Authorized Capital

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Nebula is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Nebula Class A Common Stock, and (ii) 10,000,000 shares of Nebula Class B Common Stock, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share. Shares of Nebula Class B Common Stock shall be convertible into shares of Nebula Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time and from time to time at the option of the holder thereof and (B) automatically on the closing of the Business Combination.

Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Nebula Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in Nebula’s IPO and related to the closing of an initial business combination, all issued

The total number of shares of all classes of capital stock which ParentCo shall have authority to issue is , divided into (i) shares of ParentCo Common Stock, par value $0.01 per share, and (ii) shares of preferred stock, par value $0.01 per share.

	Nebula	ParentCo
and outstanding shares of Nebula Class B Common Stock shall automatically convert into shares of Nebula Class A Common Stock at the time of the closing of the initial Business Combination in accordance with the prescribed ratio set forth in Section 4.3(b)(ii) of Nebula’s amended and restated certificate of incorporation.

Voting Rights	Nebula’s amended and restated certificate of incorporation provides that the holders of shares of Nebula Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of Nebula on which the holders of Nebula Common Stock are entitled to vote.	Same as Nebula.

Number of Directors	The number of directors of Nebula, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by Nebula’s board of directors pursuant to a resolution adopted by a majority of Nebula’s board of directors. Nebula’s amended and restated certificate of incorporation divides Nebula’s board of directors into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three-year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal from office.	Same as Nebula.

Election of Directors	The Nebula bylaws require that the election of directors be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	Same as Nebula.

	Nebula	ParentCo

Manner of Acting by Board	The Nebula bylaws provide that the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Nebula board.	Same as Nebula.

Removal of Directors	The Nebula’s amended and restated certificate of incorporation provides that a director may be removed from office at any time by the affirmative vote of a majority of the voting power of all then outstanding shares of capital stock of Nebula entitled to vote generally in the election of directors, voting together as a single class.	The amended and restated certificate of incorporation of ParentCo provides that a director may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors, voting together as a single class.

Nomination of Director Candidates	The Nebula bylaws provide that nominations of persons for election to the Nebula board may be made at any annual meeting, or at any special meeting of stockholders called for the purpose of electing directors, by any stockholder of Nebula who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the Nebula bylaws. To be timely, a stockholder’s notice shall be received at the principal executive offices of Nebula (a) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that in the event the date of Nebula’s annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by	The ParentCo bylaws provide that nominations of persons for election to the ParentCo Board may be made at any annual meeting, or at any special meeting of stockholders called for the purpose of electing directors, by any stockholder of ParentCo who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the ParentCo bylaws. To be timely, a stockholder’s notice shall be received by the secretary of ParentCo at the principal executive offices of ParentCo not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the person(s) nominated for election by the board of directors

	Nebula	ParentCo
	the stockholder must be received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Nebula) and (b) in the case of a special meeting, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Nebula.	to be elected at such special meeting.

Business Proposals by Stockholders	The Nebula bylaws provide that business may be brought before an annual meeting of stockholders by any stockholder of Nebula who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the Nebula bylaws. To be timely, a stockholder’s notice shall be received at the principal executive offices of Nebula not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that in the event the date of Nebula’s annual meeting is more than 30 days before or 60 days after such anniversary date, notice by the stockholder must be received no earlier than the close of business on the 120th day before the meeting and not later than the later of (a) the close of business on the 90th day before the meeting or (b) the close of business on the 10th day following the day on	Same as Nebula. However, if no annual meeting were held in the preceding year, notice by the stockholder to be timely must be received by the secretary of ParentCo not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

	Nebula	ParentCo
which public announcement of the date of the annual meeting was first made by Nebula.

Special Meetings of the Board	The Nebula bylaws provide that special meetings of Nebula’s board of directors (a) may be called by any Chairman of the Board or President and (b) shall be called by a Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.	The ParentCo bylaws provide that special meetings of ParentCo’s board of directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the President.

Special Meetings of Stockholders	The Nebula bylaws provide that special meetings of the stockholders may be called only by the chairman of the Nebula board, Chief Executive Officer, or the Nebula board pursuant to a resolution adopted by a majority of the Nebula board.	The ParentCo bylaws provide that special meetings of ParentCo’s stockholders may be called only by the ParentCo’s board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons.

Manner of Acting by Stockholders	The Nebula bylaws require that all matters other than the election of directors be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, Nebula’s amended and restated certificate of incorporation, the bylaws, or applicable stock exchange rules, a different vote is required, in which case such provision governs and controls the decision of such matter.	Same as Nebula.

	Nebula	ParentCo

Stockholder Action Without Meeting	Nebula’s amended and restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders of Nebula must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Nebula Class B Common Stock with respect to which action may be taken by written consent.	ParentCo’s amended and restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders of ParentCo must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the preferred stock.

State Anti-Takeover Statutes	Nebula did not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified business combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.	Same as Nebula.

Exclusive Forum Provisions	Nebula’s amended and restated certificate of incorporation provides that to the fullest extent permitted by law, derivative actions brought in Nebula’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.	ParentCo’s amended and restated bylaws provide that with the exception of any causes of action arising under the Securities Act or the Exchange Act, any derivative actions brought in ParentCo’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Unless ParentCo consents in writing to the selection of an alternative forum, the United States District Court for the Western District of Texas shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

	Nebula	ParentCo

Indemnification of Directors and Officers	Nebula’s amended and restated certificate of incorporation provides that to the fullest extent permitted by applicable law, as the same exists or may be amended, Nebula shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Nebula or, while a director or officer of Nebula, is or was serving at the request of Nebula as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Nebula shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of

ParentCo’s bylaws provide that provides that each director and officer shall be indemnified and held harmless by ParentCo against any and all expenses and liabilities that are incurred or paid by such director or officer or on such director’s or officer’s behalf in connection with any proceeding or any claim, issue or matter therein (other than an action by or in the right of ParentCo), which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s corporate status, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of ParentCo and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Each director and officer shall be indemnified and held harmless by ParentCo against any and all expenses that are incurred by such director or officer or on such director’s or officer’s behalf in connection with any proceeding or any claim, issue or matter therein by or in the right of ParentCo, which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s corporate status, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of ParentCo; provided, however, that no indemnification shall be made under Section 2(a)(2) of ParentCo’s bylaws in respect of any claim, issue or matter as to

	Nebula	ParentCo
	expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified	which such director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable to ParentCo, unless, and only to the extent that, the Court of Chancery of the State of Delaware or another court in which such proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnification for such expenses that such court deems proper.

Limitation on Liability of Directors	Nebula’s amended and restated certificate of incorporation provides that a director of Nebula shall not be personally liable to Nebula or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to Nebula or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.	ParentCo’s amended and restated certificate of incorporation provides that a director of ParentCo shall not be personally liable to ParentCo or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to ParentCo or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Amendments to Bylaws	Nebula’s amended and restated certificate of incorporation and the Nebula bylaws provide that the bylaws may be adopted, amended, altered or repealed, by the affirmative vote of a majority vote of the members of the Nebula board or by the stockholders, or by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital	ParentCo’s amended and restated certificate of incorporation provides that the bylaws may be adopted, amended, altered or repealed, by the affirmative vote of a majority vote of the members of the ParentCo board, or by the stockholders at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative

	Nebula	ParentCo
	stock of Nebula entitled to vote generally in the election of directors.	vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class; provided, however, that if the board of directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Liquidation if No Business Combination	Nebula’s amended and restated certificate of incorporation provides that in the event that Nebula has not consummated an initial business combination within 24 months from the closing of the IPO, Nebula shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to Nebula to pay its taxes and up to $500,000 to fund working capital requirements (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible	None.

	Nebula	ParentCo
following such redemption, subject to the approval of the remaining stockholders and Nebula’s board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to Nebula’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Redemption Rights	Nebula’s amended and restated certificate of incorporation provides the holders of the common stock of Nebula with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less franchise and income taxes payable, upon the consummation of the initial business combination.	None.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, ParentCo will have                 shares of ParentCo Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 96,937,500 shares of ParentCo Common Stock issued and outstanding, assuming no shares of Nebula Class A Common Stock are redeemed in connection with the Business Combination and including 3,437,500 shares of ParentCo Common Stock held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement. All of the shares of ParentCo Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by ParentCo’s “affiliates” or Nebula’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ParentCo Common Stock in the public market could adversely affect prevailing market prices of the ParentCo Common Stock. Prior to the Business Combination, there has been no public market for shares of ParentCo Common Stock. ParentCo has applied for listing of the ParentCo Common Stock on NASDAQ, but ParentCo cannot assure you that a regular trading market will develop in the ParentCo Common Stock.

Lock-up Agreements

Pursuant to the Founder Support Agreement Nebula’s Initial Stockholders agreed to certain amendments to the lock up terms set forth in that certain letter agreement dated January 9, 2018, by and among Nebula and Nebula’s Initial Stockholders, pursuant to which the lock up term will be extended for up to seven years following the Closing for half the shares held by such holders, depending on the trading price of the ParentCo Common Stock (and subject to forfeiture if such trading prices are not reached).

Rule 144

All of ParentCo’s equity shares that will be outstanding upon the completion of the Business Combination, other than those equity shares sold in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of ParentCo and has beneficially owned ParentCo’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about ParentCo. Persons who are affiliates of ParentCo and have beneficially owned ParentCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•

1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal 969,375 shares of ParentCo Common Stock, including 3,437,500 shares held by the Sponsor that will be subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement; or

•	the average weekly trading volume of ParentCo’s Common Stock of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of ParentCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about ParentCo.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Open Lending’s employees, consultants or advisors who purchases equity shares from ParentCo in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

In connection with, and as a condition to the consummation of, the Business Combination, the Business Combination Agreement provides that certain persons and entities holding membership units of Open Lending and certain persons and entities holding Founder Shares will enter into the Investor Rights Agreement. Pursuant to the terms of the Investor Rights Agreement, ParentCo will be obligated to file, after it becomes eligible to use Form S-3 or its successor form, a shelf registration statement to register the resale by the parties of the shares of ParentCo Common Stock issuable in connection with the Business Combination. The Investor Rights Agreement will also provide the parties with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the actual beneficial ownership of Nebula Common Stock as of                , 2020 and pro forma information regarding the beneficial ownership of ParentCo Common Stock on the date of the Closing by:

•

each person known by Nebula to beneficially own more than 5% of the outstanding shares of Nebula Common Stock immediately prior to the consummation of the Business Combination and each person expected to beneficially own more than 5% of the shares of ParentCo Common Stock issued and outstanding immediately after the consummation of the Business Combination;

•	each of Nebula’s current executive officers and directors

•	each person who will become an executive officer or a director of ParentCo upon consummation of the Business Combination;

•	all of Nebula’s current executive officers and directors as a group; and

•	all of Nebula’s executive officers and directors as a group upon consummation of the Business Combination.

The Sponsor and Nebula’s directors, officers, advisors or their affiliates may purchase shares of Nebula Class A Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and Nebula’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing condition in the Business Combination Agreement that requires Nebula to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Nebula Class A Common Stock and the number of beneficial holders of Nebula’s securities may be reduced, possibly making it difficult for ParentCo to obtain the quotation, listing or trading of its securities on a national securities exchange.

Unless otherwise indicated, Nebula believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Nebula Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. The calculation of the pre-Transaction percentage of beneficial ownership is based on 27,500,000 shares of Nebula Class A Common Stock and 6,875,000 Founder Shares outstanding as of                , 2020.

Name and Address of Beneficial Owner(1)	Pre-Transaction		Post-Transaction Assuming No Shares of Nebula Class A Common Stock are Redeemed(2)		Post-Transaction Assuming 12,000,000 Shares of Nebula Class A Common Stock are Redeemed(3)
	Number	Percentage	Number	Percentage	Number	Percentage
Current Directors and Executive Officers of Nebula:
Nebula Holdings, LLC (the Sponsor)(2)(3)	6,775,000	19.7%	15,375,000	15.9%	15,375,000	15.9%
James H. Greene, Jr.	6,775,000	19.7%	15,375,000	15.9%	15,375,000	15.9%
Adam H. Clammer	6,775,000	19.7%	15,375,000	15.9%	15,375,000	15.9%
Rufina Adams	—	—	—	—	—	—
David Kerko(2)	25,000	*	25,000	*	25,000	*
James C. Hale(2)	25,000	*	25,000	*	25,000	*
Ronald Lamb(2)	25,000	*	25,000	*	25,000	*
All directors and executive officers as a group (7 individuals)(2)	6,875,000	20.0%	15,450,000	15.9%	15,450,000	15.9%
Directors and Executive Officers of ParentCo After Consummation of the Transaction:
Adam H. Clammer(2)(3)	6,775,000	19.7%	15,375,000	15.9%	15,375,000	15.9%
John Flynn
Blair Greenberg
Ross Jessup
Brandon Van Buren	—	—	—	—	—	—
Gene Yoon
All directors and executive officers as a group (9 individuals)
Five Percent or More Holders and Certain Other Holders:
Park West Asset Management LLC(4)	2,000,000	5.8%	2,000,000	2.1%	2,000,000	2.1%
BlueCrest Capital Management Limited(5)	2,438,700	7.1%	2,438,700	2.5%	2,438,700	2.5%
Glazer Capital, LLC(6)	2,485,200	7.2%	2,485,200	2.6%	2,485,200	2.6%

*	less than 1%
1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Nebula Acquisition Corporation, Four Embarcadero Center, Suite 2100, San Francisco, CA 94111.
2)	Interests shown include Founder Shares, which will be exchanged for shares of ParentCo Common Stock on a one-for-one basis upon the Closing.
3)

Nebula Holdings, LLC is the record holder of the shares reported herein. True Wind Capital, L.P. is the managing member of Nebula Holdings, LLC. Mr. Greene and Mr. Clammer are the managing members of True Wind Capital GP, LLC, the General Partner of True Wind Capital, L.P. As such, they may be deemed to have or share beneficial ownership of the Class B Common Stock held directly by Nebula Holdings, LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

4)

According to a Schedule 13G filed with the SEC on January 19, 2018, Park West Asset Management LLC, a Delaware limited liability company (“PWAM”) shares voting and dispositive power with Park West Investors Master Fund, Limited, Park West Partners International, Limited and Peter S. Park with regard to the 2,000,000 units of the Company reported therein. PWAM is the investment manager to (a) Park West Investors Master Fund, Limited (“PWIMF”), a Cayman Islands exempted company that is the holder of 1,782,396 units of the Company and (b) Park West Partners International, Limited, a Cayman Islands exempted company (“PWPI”) that is the holder of 217,604 units of the Company. Peter S. Park is the sole member and manager of PWAM. The address of the principal business office of each of the reporting persons is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.
5)

According to a Schedule 13G filed with the SEC on January 16, 2020, BlueCrest Capital Management Limited (“BlueCrest”) serves as the investment manager to BSMA Limited, with respect to the shares and Michael Platt serves as principal, director and control person of BlueCrest. BlueCrest and Michael Platt share the power to vote and direct the disposition of the indicated shares and their address is Ground Floor, Harbour Reach, La Rue de Cateret, St. Helier, Jersey, Channel Islands JE2 4HR.

6)

According to a Schedule 13G filed with the SEC on February 14, 2020, Glazer Capital, LLC (“Glazer Capital”) serves as investment manager to certain funds and managed accounts that hold the shares reported therein and Paul Glazer serves as the Managing Member of Glazer Capital.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Nebula

Price Range of Nebula Securities

The following table shows, for the periods indicated, the high and low sales prices per share of the Units, Nebula Class A Common Stock and Nebula Warrants as reported by NASDAQ. Prior to January 10, 2018, there was no established public trading market for Nebula’s securities.

	Units		Nebula Class A Common Stock		Nebula Warrants
Quarter Ended	High	Low	High	Low	High	Low
2018
First Quarter (from January 10, 2018)(1)	$10.14	$9.98	$9.65	$9.60	$1.20	$0.20
Second Quarter	$10.15	$9.96	$9.65	$9.65	$2.50	$0.85
Third Quarter	$10.20	$10.01	$11.52	$9.65	$1.50	$1.23
Fourth Quarter	$10.20	$10.02	$10.54	$9.72	$1.39	$1.20
2019
First Quarter	$10.25	$10.04	$10.09	$9.75	$1.35	$0.75
Second Quarter	$10.35	$10.22	$10.14	$9.99	$1.00	$0.75
Third Quarter	$11.51	$10.27	$10.20	$10.10	$1.15	$0.90
Fourth Quarter	$10.98	$10.35	$10.55	$10.18	$1.39	$0.57
2020
First Quarter	$12.36	$10.01	$11.31	$9.82	$2.46	$0.42

(1)

The First Quarter 2018 reflects the high and low trade prices of Nebula Class A Common Stock and Nebula Warrants beginning as of March 2, 2018, the first day that the Nebula Class A Common Stock and Nebula Warrants underlying the units began trading separately.

Dividends

Nebula has not paid any cash dividends on the Nebula Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Open Lending

Price Range of Open Lending Securities

Historical market price information regarding Open Lending is not provided because Open Lending is a privately held company and there is no public market for Open Lending’s units.

Dividends

Open Lending has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

Nebula’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Nebula does not expect to hold a 2020 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Nebula does not consummate a business combination by June 12, 2020, Nebula is required to begin the dissolution process provided for in its amended and restated certificate of incorporation, as amended. Nebula will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Legal Matters

The validity of the shares of ParentCo Common Stock to be issued in connection with the Business Combination and the material U.S. federal income tax consequences of the Business Combination will be passed upon by Greenberg Traurig.

Experts

The consolidated financial statements of Open Lending at December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, included in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Nebula and Subsidiaries as of December 31, 2019, 2018 and 2017, and for each year in the periods ended December 31, 2019, 2018, and for the period from October 2, 2017 (inception) through December 31, 2017, have been included herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, (which includes an explanatory paragraph relating to the ability of Nebula and Subsidiaries to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Representatives of WithumSmith+Brown, PC are not expected to be present at the special meeting of the stockholders.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Nebula and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, Nebula will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify Nebula of their requests by calling or writing Nebula at its principal executive offices at (513) 618-7161 and Four Embarcadero Center, Suite 2100, San Francisco, CA 94111.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of common stock of Nebula and ParentCo and the warrant agent for Nebula’s warrants is American Stock Transfer & Trust Company. Nebula has agreed to indemnify American Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Nebula files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Nebula’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

All documents subsequently filed by Nebula pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date on which the special meeting of stockholders is held, shall be deemed to be incorporated by reference into this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Nebula Acquisition Corp.

Four Embarcadero Center, Suite 2100

San Francisco, CA 94111

Telephone: (415) 780-9975

Attention: Adam H. Clammer, Chief Executive Officer

You may also obtain these documents by requesting them in writing or by telephone from Nebula’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue—3rd Floor

Stamford, CT 06902

Toll free: (800) 662-5200

Email: NEBU.info@investor.morrowsodali.com

If you are a stockholder of Nebula and would like to request documents, please do so by                , 2020 to receive them before the Nebula special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Nebula has been supplied by Nebula, and all such information relating to Open Lending has been supplied by Open Lending. Information provided by either Nebula or Open Lending does not constitute any representation, estimate or projection of any other party.

This proxy statement/prospectus incorporates by reference the documents listed below that Nebula has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about Nebula and its financial condition or other matters:

•	Nebula’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 14, 2020;

•	Nebula’s Current Reports on Form 8-K, filed with the SEC on January 6, 2020, January 9, 2020, February 24, 2020, March 6, 2020, March 18, 2020, March 27, 2020, May 8, 2020 and May 13, 2020;

•	The Definitive Proxy Statement for Nebula’s 2019 annual meeting, filed with the SEC on December 2, 2019; and

•

The description of Nebula’s Common Stock contained in Nebula’s Registration Statement on Form 8-A, filed with the SEC on January 8, 2018, including any amendments or reports filed for the purpose of updating such description.

Open Lending does not file any annual, quarterly and current reports, proxy statements and other information with the SEC.

None of Nebula, ParentCo or Open Lending has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

OPEN LENDING, LLC

Consolidated Balance Sheets

(In thousands, except per share data)

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$38,038	$7,676
Restricted cash	2,274	2,222
Accounts receivable	4,859	3,767
Current contract assets	20,285	29,782
Prepaid expenses	657	479
Other current assets	406	205
Deferred transaction costs	9,681	1,081

Total current assets	76,200	45,212
Property and equipment, net	355	299
Non-current contract assets	38,464	33,169
Other assets	147	506

Total assets	$115,166	$79,186

Liabilities and members’ equity (deficit)
Current liabilities
Accounts payable	$5,877	$1,337
Accrued expenses	1,032	2,006
Accrued distributions	1,228	—
Current portion of notes payable	4,250	2,484
Other current liabilities	2,698	2,366

Total current liabilities	15,085	8,193
Long-term notes payable, net of unamortized debt issuance costs	156,638	829

Total liabilities	$171,723	$9,022

Commitment and contingencies

Redeemable convertible preferred Series C units, 21,906,852 units authorized, 21,906,852 and 21,906,852 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	257,406	304,943

Members’ equity (deficit)
Common units, 164,241,344 authorized, 25,739,050 and 25,381,873 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	8,011	7,524
Preferred units, 29,058,266 authorized, 29,058,266 and 29,058,266 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	478	478
Accumulated deficit	(322,452)	(242,781)

Total members’ equity (deficit)	(313,963)	(234,779)
Total liabilities, redeemable convertible preferred units and members’ equity (deficit)	$115,166	$79,186

See accompanying Notes to the Consolidated Financial Statements

OPEN LENDING, LLC

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue
Program fees	$12,712	$7,975
Profit share	3,774	10,836
Claims administration service fees	944	673

Total revenue	17,430	19,484
Cost of services	2,495	1,527

Gross profit	14,935	17,957
Operating expenses
General and administrative	3,569	3,093
Selling and marketing	2,078	1,756
Research and development	359	245

Operating income	8,929	12,863
Interest expense	(764)	(86)
Interest income	17	3
Other income	1	4

Income before income tax	8,183	12,784
Provision (benefit) for income taxes	11	(120)

Net income and comprehensive income	$8,172	$12,904

Net income (loss) per common unit
Weighted-average Class A common units outstanding	12,181,875	12,181,875
Basic net income (loss) attributable to Class A common units	0.21	(0.63)
Dilutive net income (loss) attributable to Class A common units	0.11	(0.63)
Weighted-average Class B common units outstanding	8,245,489	7,887,409
Basic net income (loss) attributable to Class B common units	0.21	(0.63)
Dilutive net income (loss) attributable to Class B common units	0.11	(0.63)

See accompanying Notes to the Consolidated Financial Statements

OPEN LENDING, LLC

Consolidated Statements of Changes in Members’ Equity (Deficit)

(In thousands, except unit and per unit data)

(Unaudited)

	Redeemable Convertible Series C Preferred		Common		Series A and B Preferred		Accumulated Deficit	Total Members’ Equity (Deficit)
	Units	Amount	Units	Amount	Units	Amount
Balance as of December 31, 2018	21,906,852	141,518	23,885,352	5,540	29,058,266	478	(139,810)	(133,792)
ASC 606 Transition Adjustment	—	—	—	—	—	—	32,768	32,768
Fair value adjustment of redemption option in convertible preferred stock	—	23,112	—	—	—	—	(23,112)	(23,112)
Number of Class B units vested	—	—	424,990	—	—	—	—	—
Unit-based compensation	—	—	—	523	—	—	—	523
Distribution to redeemable convertible preferred units	—	—	—	—	—	—	(2,493)	(2,493)
Distribution to preferred units	—	—	—	—	—	—	(2,989)	(2,989)
Distribution to common units	—	—	—	—	—	—	(2,072)	(2,072)
Net income	—	—	—	—	—	—	12,904	12,904

Balance as of March 31, 2019	21,906,852	164,630	24,310,342	6,063	29,058,266	478	(124,804)	(118,263)

	Redeemable Convertible Series C Preferred		Common		Series A and B Preferred		Accumulated Deficit	Total Members’ Equity (Deficit)
	Units	Amount	Units	Amount	Units	Amount
Balance as of December 31, 2019	21,906,852	304,943	25,381,873	7,524	29,058,266	478	(242,781)	(234,779)
Fair value adjustment of redemption option in convertible preferred stock	—	(47,537)	—	—	—	—	47,537	47,537
Number of Class B units vested	—	—	357,177	—	—	—	—	—
Unit-based compensation	—	—	—	487	—	—	—	487
Distribution to redeemable convertible preferred units	—	—	—	—	—	—	(40,475)	(40,475)
Distribution to preferred units	—	—	—	—	—	—	(52,900)	(52,900)
Distribution to common units	—	—	—	—	—	—	(42,005)	(42,005)
Net income	—	—	—	—	—	—	8,172	8,172

Balance as of March 31, 2020	21,906,852	257,406	25,739,050	8,011	29,058,266	478	(322,452)	(313,963)

See accompanying Notes to the Consolidated Financial Statements

OPEN LENDING, LLC

Consolidated Statements of Cash Flows

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net income	$8,172	$12,904
Adjustments to reconcile net income to net cash provided by operating activities:
Unit-based compensation	487	523
Depreciation and amortization	122	26
Non-cash interest expense	9	18
Changes in assets & liabilities:
Accounts receivable	(1,092)	(883)
Contract assets	4,202	(4,128)
Prepaid expenses	(178)	(52)
Deferred transaction costs	(4,599)	—
Other current and non-current assets	337	(37)
Accounts payable	539	(339)
Accrued expenses	(974)	72
Other current liabilities	50	238

Net cash provided by operating activities	7,075	8,342

Cash flows from investing activities
Purchase of property and equipment	(83)	(10)

Net cash used in investing activities	(83)	(10)

Cash flows from financing activities
Repayments of notes payable	(3,313)	(621)
Distributions to members	(134,153)	(7,546)
Proceeds from issuance of long-term debt, net of debt issuance costs	160,888	—

Net cash provided by (used in) financing activities	23,422	(8,167)

Net change in cash and cash equivalents and restricted cash	30,414	164
Cash and cash equivalents and restricted cash at the beginning of the period	9,898	13,136

Cash and cash equivalents and restricted cash at the end of the period	$40,312	$13,300

Supplemental disclosure of cash flow information:
Interest paid	$89	86
Income tax (refunded) paid, net	11	(120)
Non-cash investing and financing
Change in Fair Value of redeemable convertible series C Preferred Units	(47,537)	23,112
Distributions accrued but not paid	1,228	7,551

See accompanying Notes to the Consolidated Financial Statements

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

1.	Description of Business

Open Lending, LLC (the “Company”), a Texas limited liability company, is headquartered in Austin, Texas and is a holding company for its wholly-owned subsidiaries, Lenders Protection, LLC (“LP”) and Open Lending Services, Inc. (“OLS”) (collectively, the “Company”), which are domiciled in Delaware and Texas, respectively. LP has one wholly owned subsidiary, Insurance Administrative Services, LLC (“IAS”), domiciled in Delaware.

Pursuant to Open Lending’s Limited Liability Company Agreement (“LLC Agreement”), the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company or for any losses of the Company solely by reason of being a Member or acting as a Manager.

Through its wholly-owned subsidiaries, the Company provides loan analytics, risk-based loan pricing, risk modeling, and automated decision technology for automotive lenders throughout the United States of America (the “U.S.”) which allows each lending institution to book incremental non-prime automotive loans out of their existing business flow. The Company also operates as a third-party administrator that adjudicates insurance claims and refunds on those automotive loans.

The Company has evaluated how it is organized and managed and has identified only one operating segment. All the Company’s operations and assets are in the United States, and all its revenues are attributable to United States customers.

2.	Summary of Significant Accounting and Reporting Policies and Recent Developments

a)	Basis of presentation and consolidation

The accompanying consolidated balance sheets as of March 31, 2020 and the consolidated statements of operations and comprehensive income, consolidated statements of members’ equity and consolidated statements of cash flows for the three months ended March 31, 2020 and 2019, respectively, are unaudited.

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the financial information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of the Company’s management, the unaudited consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s balance sheets as of March 31, 2020, and its results of operations, including its comprehensive income, members’ equity and its cash flows for the three months ended March 31, 2020 and 2019. All adjustments are of a normal recurring nature. The results for the three months ended March 31, 2020 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 31, 2020. These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in Nebula Parent Corp.’s registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2020.

Deferred transaction costs of $9.7 million on the consolidated balance sheet at March 31, 2020 represent expenses paid or payable in connection with the business combination with Nebula Acquisition Corporation (see note 12), including, but not limited to, attorneys’ fees, accountants’ fees and other professional services associated with the proposed transaction.

Certain prior year amounts have been reclassified to conform to the March 31, 2020 balance sheet presentation.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

b)	Coronavirus outbreak

The recent outbreak of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization on March 11, 2020 and declared a National Emergency by the President of the United States on March 13, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on our operating results, financial condition and cash flows. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and continued spread of the disease, the impact on our revenues which are generated with automobile lenders and insurance company partners and driven by consumer demand for automobiles and automotive loans, extended closures of businesses, rising unemployment and the overall impact on our customer behavior, all of which are uncertain and cannot be predicted. We expect to have a short-term reduction in loan applications and certified loans which will impact our revenues and subsequent recovery as the automotive finance industry and overall economy recover. We continue to closely monitor the current macro environment related to monetary and fiscal policies, as well as pandemics or epidemics, such as the recent COVID-19 outbreak.

c)	Emerging growth company

The Company is an “emerging growth company” and has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

d)	Use of estimates and judgements

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Significant items subject to such estimates and assumptions include, but are not limited to, the recognition of the valuations of unit-based compensation arrangements, valuation of interest rate swaps, the useful lives of property and equipment, revenue recognition, and assumptions used in the recognition of contract assets.

In the first quarter of 2020, changes in facts and circumstances and general market conditions from the COVID-19 global pandemic resulted in lower expectations of future operating results. The Company considered these circumstances and the potential long-term impact on cash flows and determined that an impact exists for revenue estimation under ASC 606. Accordingly, the Company adjusted its expectation on loan default rate, default severity and prepayment rate to ensure the underlying assumptions in estimating ASC 606 revenue reflects management’s best estimates based on historical experience and current market conditions. Specifically, the Company increased the expected loan default and severity rate and decreased prepayment rate, which yielded a $12.0 million reduction in its contract asset as of March 31, 2020.

e)	Income taxes

The Company is organized as a Texas limited liability company and is intended to be treated as a partnership for U.S. federal income tax purposes. Accordingly, items of income, expense, gains and losses flow through to the partners and are taxed at the partner level. Therefore, no tax provision for federal income taxes is included in the consolidated financial statements with respect to the limited liability company. The Company may also be subject to certain state and municipal taxes on various transactions. During the quarter ended March 31, 2020, such taxes for which the Company was liable were not significant.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

Uncertain tax positions

ASC Topic 740, Income Taxes, requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than- not” of being sustained by applicable tax authority based upon technical merits of the position. Tax positions not deemed to meet a “more-likely-than-not” threshold would be recorded as a tax expense in the consolidated statements of operations and comprehensive income. Management has reviewed the Company’s tax positions for all open years and concluded that the Company has no material uncertain tax positions as of March 31, 2020. Further, as of March 31, 2020, the Company has recorded no liability relating to uncertain tax positions they have taken or expect to take in future tax returns. Tax penalties and interest, if any, would be reflected in the consolidated statements of operations and comprehensive income in other expenses. The Company has not recorded any penalties or interest related to uncertain tax positions.

Effective January 1, 2018, Open Lending, LLC is required to comply with the Centralized Partnership Audit Regime (CPAR), which was enacted as part of the Bipartisan Budget Act of 2015. Prior to January 1, 2018, tax adjustments were determined at the partnership level, but any additional taxes, including applicable penalties and interest, were collected directly from the partners. Under the CPAR, if an audit of the partnership’s income tax returns for fiscal years beginning after December 31, 2017, results in any adjustments, the IRS will collect the resulting taxes, penalties or interest directly from the partnership. An election is available to allocate the tax audit adjustments to the unitholders once they have been calculated at the partnership level. The partnership has 45 days upon receipt of notice of final adjustment to make the election. The Company cannot provide any assurance that Open Lending will be able to make this election upon examination.

f)	Recently Adopted Accounting Pronouncements

On January 1, 2020, we adopted ASU 2016-02, Leases (Topic 842) 842 using the alternative modified retrospective transition method and elected practical expedients which allowed us to account for the lease and non-lease components as a single component. In addition, we elected not to reassess whether any expired or existing contracts contain leases, the corresponding lease classification and initial direct costs. The practical expedients were applied across our lease portfolios.

We recognized operating right-of-use (“ROU”) asset and lease liabilities for operating leases with initial terms greater than 12 months. ROU assets represents our right to use an asset for the lease term, while lease liabilities represents our obligation to make lease payments. Operating lease ROU assets and liabilities are recognized based on the present value of lease payments over the lease term at the lease commencement date. The adoption of Topic 842 did not have a material impact on our consolidated financial statements.

g)	Recently Issued Accounting Pronouncements not yet adopted

In December 2019, the FASB released ASU 2019-12, which affects general principles within Topic 740, Income Taxes. The amendments of ASU 2019-12 are meant to simplify and reduce the cost of accounting for income taxes. The amendments in ASU 2019-12 are effective for public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Company does not expect adoption of the new standard to have a material impact on its Consolidated Financial Statements.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which we have adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its consolidated financial position or results of operations.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

3.	Notes Payable

On March 11, 2020, the Company entered into a credit agreement (“Credit Agreement”) with a syndicate of lenders that funded a term loan in a principal amount of $170,000,000, which was used primarily to fund a non-liquidation distribution to its unitholders and provide cash reserves. The current maturity date for the Credit Agreement is March 2027. The term loan bears interest at a variable rate of LIBOR + 6.50% or the base rate + 5.50%. The Credit Agreement contains a maximum total net leverage ratio financial covenant that is tested quarterly and is calculated based on the ratio of the Company’s adjusted EBITDA to funded indebtedness. The maximum total net leverage ratio begins at 4.75 to 1.0 and then gradually decreases from year-to-year down to 2.5 to 1.0 on or after June 30, 2026.

The Company’s outstanding debt as of March 31, 2020 consists of the following:

(in thousands)	March 31, 2020
Term loan due 2027	$170,000
Less: debt issuance costs	(9,112)
Less: current portion of notes payable	(4,250)

Long-term notes payable, net debt issuance costs	$156,638

As of March 31, 2020, the Company was in compliance with the debt covenants contained in the Credit Agreement.

4.	Preferred and Common Units

Redeemable Convertible Preferred Units

On March 20, 2016, the Company filed its Amended and Restated LLC Agreement and entered into a Series C Preferred Units Purchase Agreement (“Purchase Agreement”) with BRP Hold 11, Inc. and Bregal Sagemount I, L.P. (“Bregal”). The Company issued 21,906,852 Series C Redeemable Convertible Preferred Units in exchange for $40,000,000 in proceeds (“Series C Contribution Amount”). Of the Company’s seven Board of Directors, two directors were appointed by Bregal as a result of the Purchase Agreement.

Non-redeemable Preferred Units

In addition to Series C Preferred Units, the Company is authorized to issue 29,058,266 preferred units. As of March 31, 2020, 29,058,266 non-redeemable preferred units are outstanding.

(In thousands, except unit and per unit data )	Series	Units Authorized	Units Issued and Outstanding	Per Unit Liquidation Preference	Aggregate Liquidation Preference	Per Unit Initial Conversion Price
Non-Redeemable Preferred Unit	A	9,941,227	9,941,227	$0.50	$4,971	$0.25
	B	19,117,039	19,117,039	$0.50	$9,559	$0.25
Redeemable Preferred Unit	C	21,906,852	21,906,852	$1.83	$40,090	$1.83

		50,965,118	50,965,118

Common Units

In the March 2016 LLC Agreement, the Company was authorized to issue up to 150,000,000 Class A Common Units and 14,241,344 Class B common units. Class A Common Units require capital investment

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

by the unit holders, whereas Class B common units are profit interests granted to certain board of directors and key management members (“Service Providers”) of the Company in accordance with the Company’s Class B Unit Incentive Plan (refer to Note 7, “Class B Common Unit Incentive Plan”) and no corresponding capital contribution was required. As of March 31, 2020 and 2019, the Company had 12,181,875 Class A Common Units outstanding, and the Company had 13,557,175 and 12,128,497 vested Class B common units respectively. Holders of common units are entitled to distributions when and if declared by the Board of Directors, subject to the rights of the holders of all classes of units outstanding have priority rights to distributions. The distributions declared by the Board of Directors and made to the Class A and Class B Common units in the first quarter of 2020 and 2019 are provided in the below table.

	Common Units
Members Distributions (in thousands)	Class A	Class B
For the three months ended March 31,
2019	$1,254	$818
2020	22,176	19,829

Unit Holders Distribution

On March 24, 2020, the Company’s Board approved a non-liquidating cash distribution to its preferred and common unitholders (as such term is used in the LLC Agreement) for $135.0 million and retain cash reserves of $35.0 million (the “Cash Reserve”) in light of current events, including the uncertainties created by the occurrence of COVID-19, which Cash Reserve is $10.0 million in excess of the minimum cash reserve requirements under the Company’s credit agreement with its lenders.

5.	Revenue

The Company accounts for a contract with a customer when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights and payment terms can be identified, the contract has commercial substance, and it is probable the Company will collect substantially all of the consideration it is entitled to. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer.

Performance Obligations

The Company generates revenue primarily by providing services to lending institutions and insurance carriers. The following is a description of the principle activities from which the Company generates revenue.

1)	Revenue from contracts with lending institutions

Program fees are derived from contracts with automotive lenders. Through the Company’s proprietary Lenders Protection Program (“LPP”), we enable automotive lenders to make loans that are insured against certain credit losses from defaults. The Company generates program fee revenue from our proprietary, cloud-based software platform that enables automotive lenders, OEM captive finance companies and other financial institutions (collectively “lending institutions”) to approve loans to traditionally underserved non-prime or near-prime borrowers.

The Company receives program fees for providing loan decision-making analytics solutions and automated issuance of credit default insurance with third-party insurance providers. The Company’s performance obligation is complete when a loan is certified through the Company’s Lenders Protection

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

program and is issued by the lending institution. Program fee contracts contain a single performance obligation, which consist of a series of distinct services that are substantially the same with the same pattern of transfer to customers.

Program fees are based on a percentage of the initial principal amount of the loans processed by the Company. There are two types of payment arrangements: 1) a single pay program fee is due based on the volume of loans originated by the lending institution in a calendar month; or 2) a monthly pay program fee is due in equal monthly installments within 12 months of loan origination.

We bill the customer for an amount calculated based on the actual number of loans processed in a calendar month, which corresponds directly with the value of service transferred to the customer in that month.

2)	Revenue from customer with insurance carriers

We have producer agreements with two insurance carriers, AmTrust Financial Services, Inc. (“AmTrust”) and CNA Financial Corporation (“CNA”), from which we earn profit-share revenue and claims administration service fees.

In the profit share arrangement, the Company facilitates placement of credit default insurance policies with lending institutions on behalf of our insurance partners. Profit share revenue represents our participation in the underwriting profit of our third-party insurance partners who provide lenders with credit default insurance on loans the automotive lenders make using our LPP. We receive a percentage of the aggregate monthly insurance underwriting profit. Monthly insurance underwriting profit is calculated as the monthly earned premium less expenses and losses (including reserves for incurred but not reported losses), with losses accrued and carried forward for future profit share calculations. The Company fulfills its performance obligation upon placement of the insurance, at which point the Company is entitled to the profit share of all future net premiums earned by the insurance carrier on the policy.

To determine the profit share revenue, we use forecasts of loan-level earned premium and insurance claim payments. These forecasts are driven by the projection of loan defaults, prepayments and severity rates. These assumptions are based on our observations of the historical behavior for loans with similar risk characteristics. The assumptions also take consideration of the forecast adjustments under various macroeconomic conditions and the current mix of the underlying portfolio of our insurance partners. To the extent these assumptions change, our profit share revenue will be adjusted.

In accordance with ASC 606, Revenue from Contracts with Customers, at the time of the placement of a policy by an insurance company, we estimate the variable consideration based on undiscounted expected future profit share to be received from the insurance carriers, and we applied economic stress factors in our forecast to constraint our estimation of transaction price to an amount.

Claims administration service fees are generated from us acting as a third-party administrator to process and adjudicate the credit default insurance claims on behalf of the insurance companies. In this arrangement, the performance obligation to provide claims administration services is generally satisfied over time, with the customer simultaneously receiving and consuming the benefits as we satisfy our performance obligations.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

Contract Balances

Contract assets and contract liabilities balances for the periods indicated below were as follows:

	Contract Asset				Contract Liabilities
(in thousands)	Profit Share	TPA Fee	Program Fee	Total	Total
Ending balance as of December 31, 2019	$57,367	$575	$5,009	$62,951	$—
Increase of contract asset due to new business generation	15,810	944	12,712	29,466	—
Adjustment of contract asset due to estimation of revenue from performance obligations satisfied in previous periods	(12,036)	—	—	(12,036)	—
Receivables transferred from contract assets upon billing the lending institutions	—	—	(12,668)	(12,668)	—
Payments received from insurance carriers	(8,075)	(889)	—	(8,964)	—

Ending balance of March 31, 2020	$53,066	$630	$5,053	$58,749	$—

6.	Class B Common Unit Incentive Plan

Commencing 2013, the Board of Directors approved the Class B Unit Incentive Plan (the “Class B Plan”), which is a form of long-term compensation that provides for the issuance of Class B common units to Service Providers for purposes of retaining them and enabling such individuals to participate in the long-term growth and financial success of Open Lending.

Unit-based compensation expense related to the profits interest grants is allocated to cost of services, general and administrative, selling and marketing, research and development, based on the functional responsibilities of the awarded unit holders, accompanying consolidated statements of operations and comprehensive income.

	For the Three Months Ended March 31,

(in thousand)	2020	2019
Cost of Services	$25	$27
General and Administrative	444	464
Selling and Marketing	12	26
Research and Development	6	6

Total	$487	$523

A summary of the status of the Class B unit award activity for the three months ended March 31, 2020 and 2019 is presented in the table below:

	Granted Units	Vested Units	Non- vested Units
Balance as of December 31, 2019	14,129,158	13,199,998	929,160
Granted	—	—	—
Vested	—	357,177	(357,177)
Forfeiture	—	—	—

Balance as of March 31, 2020	14,129,158	13,557,175	571,983

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

7.	Net Income (Loss) Per Unit

During the quarters ended March 31, 2020 and 2019, the rights, including the liquidation and distribution rights, of the holders of Class A and the vested participating Class B common units were identical. As the liquidation and distribution rights were identical, the undistributed earnings were allocated on a proportionate basis and the resulting net income (loss) per unit attributable to common unitholders were, therefore, the same for both Class A, Class B common units. The redeemable convertible Series C preferred units were allocated the preferred distribution and adjustments to its redemption amount and did not participate in the remaining net loss per unit together with the common units. Preferred unitholders are not obligated to fund losses. Therefore, none are included in the net income (loss) per unit calculation when the Company has a net loss attributable to common unitholders.

The following table sets forth the computation of basic and diluted net income (loss) per unit attributable to common unitholders for the quarters ended March 31, 2020, and 2019 (in thousands, except per unit amounts):

(in thousands)	Three months Ended March 31,
	2020	2019
Basic net income (loss) per unit:
Numerator
Net Income	$8,172	$12,904
Less: preferred distribution to redeemable convertible preferred units	(40,475)	(2,493)
Non-cash adjustments to redemption amount of the redeemable convertible preferred units	47,537	(23,112)
Net income (loss) attributable to common unitholders	$15,234	$(12,701)
Denominator
Basic weighted-average Class A common units	12,182	12,182
Basic weighted-average Class B common units outstanding	8,245	7,887
Basic net income (loss) per unit attributable to common unitholders
Basic net income (loss) per Class A common unit outstanding	$0.21	$(0.63)
Basic net income (loss) per Class B common unit outstanding	$0.21	$(0.63)

Diluted net income (loss) per unit:
Numerator
Net income (loss) attributable to common stockholders	$8,172	$(12,701)
Denominator
Number of shares used in basic net income (loss) per unit computation	71,392	20,069
Diluted net income (loss) per unit attributable to common unitholders
Diluted net income (loss) per unit	$0.11	$(0.63)

Since the Company was in a loss position attributable to common unitholders for the quarter ended March 31, 2019, due to the adjustment to the redeemable convertible preferred units’ redemption amount, and the conversion rate of the redeemable convertible preferred units is 1 to 1, basic net income (loss) per unit was the same as diluted net income (loss) per unit for the periods presented.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

The following potentially dilutive outstanding securities as of March 31, 2020 and 2019 were excluded from the computation of diluted net income (loss) per unit because their effect would have been anti-dilutive for the periods presented, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in thousands):

	Three Months Ended March 31,
	2020	2019
Redeemable convertible preferred unit	—	21,907
Non-redeemable convertible preferred unit	—	29,058
Non-vested and/or non-participating Class B common units	1,289	6,191

Total	1,289	57,156

8.	Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at March 31, 2020 and December 31, 2019. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

(in thousands)	Quarter Ended March 31, 2020		Year Ended December 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$38,038	$38,038	$7,676	$7,676
Restricted cash	2,274	2,274	2,222	2,222
Accounts receivable	4,859	4,859	3,767	3,767
Interest Rate Swaps (Other assets)	—	—	9	9

Total	$45,171	$45,171	$13,674	$13,674

Financial liabilities
Notes payable	160,888	160,888	3,313	3,313
Accounts payable	5,877	5,877	1,337	1,337
Accrued expenses	1,032	1,032	2,006	2,006

Total	$167,797	$167,797	$6,656	$6,656

The fair value of the financial instruments shown in the table above as of March 31, 2020 and December 31, 2019 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between the market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances, including expected cash flows and appropriately risk-adjusted discount rates, available observable and unobservable inputs.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•

Cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued expenses. The carrying amounts, at face value or cost-plus accrued interest, approximate fair value because of the short maturity of these instruments.

•

Interest rate swaps: The fair value is calculated as the present value of the estimated future cash flows. Estimates of future floating-rate cash flows are based on quoted swap rates, futures prices and interbank borrowing rates. Estimated cash flows are discounted using a yield curve constructed using a yield curve constructed from similar sources and which reflects the relevant benchmark interbank rate used by market participants for this purpose when pricing interest rate swaps. The fair value estimate is subject to a credit risk adjustment that reflects the credit risk of the Company and of the counterparty; this is calculated based on credit spreads derived from current credit default swap or bond prices. The Company’s interest rate swap was settled in March of 2020.

•

Notes payable: The carrying amount of the Company’s debt approximates its fair value due to its variable interest rate that is tied to the current LIBOR rate plus an applicable spread and consistency in our credit ratings.

Fair Value Hierarchy

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value) at March 31, 2020 and December 31, 2019.

		Fair value measurements at reporting date using
(in thousands)	March 31, 2020	Level 1	Level 2	Level 3
Liabilities:
Liabilities:
Notes payable at fair value	$160,888	$—	$160,888	$—

Total	$160,888	$—	$160,888	$—

		Fair value measurements at reporting date using
(in thousands)	December 31, 2019	Level 1	Level 2	Level 3
Assets:
Interest rate swaps at fair value	$9	$—	$9	$—

Total	$9	$—	$9	$—

Liabilities:
Notes payable at fair value	$3,313	$—	$3,313	$—

Total	$3,313	$—	$3,313	$—

The Company’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of any level for the periods ended March 31, 2020 and December 31, 2019.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

The Company does not have any long-lived asset which is being measured at fair value on a recurring basis.

9.	Related Party Transactions

During the three months ended March 31, 2020, the Company incurred $26,450 in professional and consulting fees related to human resource services provided by HireBetter, LLC (“HireBetter”).

On March 25, 2020, Mr. Jessup borrowed $6,000,000 from Open Lending in accordance with the promissory note in place and the loan was paid in full by Mr. Jessup on March 30, 2020, with proceeds received as result of the non-liquidating distribution paid by Open Lending to its members.

The Company also incurred $48,450 in professional and consulting fees related to marketing services rendered by Objective Advisors, Inc. (“Objective Advisors”). During the three months ended March 31, 2020, the Company incurred $81,159 in consulting fees provided by EWMW, LP (“EWMW”).

10.	Recent Development - Nebula Acquisition

On January 5, 2020, Open Lending, LLC entered into a business combination agreement (the “Agreement”) with Nebula Acquisition Corp., a Delaware corporation (“NAC”), BRP Hold 11, Inc., a Delaware corporation (“Blocker”), the Blocker’s sole stockholder, Nebula Parent Corp., a Delaware corporation, NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation and Shareholder Representative Services LLC, a Colorado limited liability company, as the Security holder Representative. Pursuant to the Agreement, NAC will acquire the Company consideration of a combination of cash and shares. The terms of the Agreement contain customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated.

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Directors of Open Lending, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Open Lending, LLC (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, changes in members’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Adoption of New ASU 2014-09

As discussed in Note 2 and Note 8 to the consolidated financial statements, the Company changed its method of accounting for revenue recognition in 2019 due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Austin, Texas

March 18, 2020

OPEN LENDING, LLC

Consolidated Balance Sheets

(In thousands, except unit and per unit data)

	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$7,676	$11,072
Restricted cash	2,222	2,064
Accounts receivable	3,767	1,938
Current contract assets	29,782	—
Unbilled revenue	—	8,468
Prepaid expenses	1,560	730
Other current assets	205	183

Total current assets	45,212	24,455

Property and equipment, net	299	305
Non-current contract assets	33,169	—
Other assets	506	124

Total assets	$79,186	$24,884

Liabilities and members’ equity
Current liabilities:
Accounts payable	1,337	755
Accrued expenses	2,006	1,110
Accrued distributions	—	7,544
Current installment of notes payable	2,484	2,484
Other current liabilities	2,366	1,952

Total current liabilities	8,193	13,845

Long-term notes payable, net of unamortized debt issuance costs and excluding current installment	829	3,313

Total liabilities	$9,022	$17,158

Commitments and contingencies - See Note 12

Redeemable convertible preferred Series C units, 21,906,852 units authorized, 21,906,852 and 21,906,852 issued and outstanding at December 31, 2019 and 2018, respectively	304,943	141,518

Members’ equity (deficit)
Common units, 164,241,344 authorized, 25,381,873 and 23,885,352 issued and outstanding at December 31, 2019 and 2018, respectively	7,524	5,540
Preferred units, 29,058,266 authorized, 29,058,266 and 29,058,266 issued and outstanding at December 31, 2019 and 2018, respectively	478	478
Accumulated deficit	(242,781)	(139,810)
Total members’ equity (deficit)	(234,779)	(133,792)

Total liabilities, redeemable convertible preferred units and members’ equity (deficit)	$79,186	$24,884

See accompanying Notes to the Consolidated Financial Statements

OPEN LENDING, LLC

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except unit and per unit data)

	Year Ended December 31,
	2019	2018	2017
Revenue
Program fees	$36,667	$25,044	$17,064
Profit share	53,038	24,835	13,735
Claims administration service fees	3,142	2,313	1,581

Total revenue	92,847	52,192	32,380
Cost of services	7,806	4,603	3,019

Gross profit	85,041	47,589	29,361
Operating expenses
General and administrative	13,774	12,125	7,986
Selling and marketing	7,482	6,188	4,532
Research and development	1,170	802	691

Operating income	62,615	28,474	16,152
Interest expense	(322)	(341)	(418)
Interest income	24	13	10
Other income	197	170	85

Income before income taxes	62,514	28,316	15,829
Provision (benefit) for income taxes	(30)	37	59

Net income and comprehensive income	$62,544	$28,279	15,770

Net income (loss) per common unit
Weighted-average Class A common units outstanding basic and diluted	12,181,875	12,181,875	12,181,875
Basic and diluted net income (loss) attributable to Class A common units	(5.57)	(2.21)	(0.68)
Weighted-average Class B common units outstanding basic and diluted	7,925,593	7,759,077	7,134,221
Basic and diluted net income (loss) attributable to Class B common unitholders	(5.57)	(2.21)	(0.68)

See accompanying Notes to the Consolidated Financial Statements

OPEN LENDING, LLC

Consolidated Statements of Changes in Members’ Equity (Deficit)

(In thousands, except unit and per unit data)

	Redeemable Convertible Series C Preferred		Common		Series A and B Preferred		Accumulated Deficit	Total Members’ Equity (Deficit)
	Units	Amount	Units	Amount	Units	Amount
Balance as of December 31, 2016	21,906,852	54,329	20,782,665	2,047	29,058,266	478	(58,464)	(55,939)
Fair value adjustment of redemption option in convertible preferred stock	—	23,878	—	—	—	—	(23,878)	(23,878)
Number of Class B units vested	—	—	1,400,281	—	—	—	—	—
Forfeitures of Class B1(b) units	—	—	(109,375)	—	—	—	—	—
Unit-based compensation	—	—	—	964	—	—	—	964
Distribution to redeemable convertible preferred units	—	—	—	—	—	—	(5,010)	(5,010)
Distribution to preferred units	—	—	—	—	—	—	(4,022)	(4,022)
Distribution to common units	—	—	—	—	—	—	(2,754)	(2,754)
Net Income	—	—	—	—	—	—	15,770	15,770

Balance as of December 31, 2017	21,906,852	78,207	22,073,571	3,011	29,058,266	478	(78,358)	(78,869)
Fair value adjustment of redemption option in convertible preferred stock	—	63,311	—	—	—	—	(63,311)	(63,311)
Number of Class B units vested	—	—	1,814,594	—	—	—	—	—
Forfeitures of Class B1(b) units	—	—	(2,813)	—	—	—	—	—
Unit-based compensation	—	—	—	2,529	—	—	—	2,529
Distribution to redeemable convertible preferred units	—	—	—	—	—	—	(9,066)	(9,066)
Distribution to preferred units	—	—	—	—	—	—	(10,289)	(10,289)
Distribution to common units	—	—	—	—	—	—	(7,065)	(7,065)
Net Income	—	—	—	—	—	—	28,279	28,279

Balance as of December 31, 2018	21,906,852	141,518	23,885,352	5,540	29,058,266	478	(139,810)	(133,792)
ASC 606 Transition Adjustment	—	—	—	—	—	—	32,768	32,768
Fair value adjustment of redemption option in convertible preferred stock	—	163,425	—	—	—	—	(163,425)	(163,425)
Number of Class B units vested	—	—	1,496,521	—	—	—	—	—
Unit-based compensation	—	—	—	1,984	—	—	—	1,984
Distribution to redeemable convertible preferred units	—	—	—	—	—	—	(11,058)	(11,058)
Distribution to preferred units	—	—	—	—	—	—	(14,064)	(14,064)
Distribution to common units	—	—	—	—	—	—	(9,736)	(9,736)
Net Income	—	—	—	—	—	—	62,544	62,544

Balance as of December 31, 2019	21,906,852	304,943	25,381,873	7,524	29,058,266	478	(242,781)	(234,779)

See accompanying Notes to the Consolidated Financial Statements

OPEN LENDING, LLC

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities
Net income	$62,544	$28,279	$15,770
Adjustments to reconcile net income to net cash provided by operating activities:
Unit-based compensation	1,984	2,529	964
Depreciation and amortization	105	80	20
Non-cash interest expense (income)	92	30	16
Changes in assets & liabilities:
Accounts receivable	(1,829)	(443)	(450)
Unbilled revenue	—	(2,612)	(3,413)
Contract assets	(21,714)	—	—
Prepaid expenses	(830)	(540)	60
Other current and non-current assets	(481)	(140)	(43)
Accounts payable	583	378	(338)
Accrued expenses	896	184	329
Other current liabilities	412	856	177

Net cash provided by operating activities	41,762	28,601	13,092

Cash flows from investing activities
Purchase of property and equipment	(99)	(106)	(48)

Net cash used in investing activities	(99)	(106)	(48)

Cash flows from financing activities
Payments on notes payable	(2,500)	(2,500)	(2,292)
Distributions to members	(42,401)	(18,876)	(11,787)

Net cash used in financing activities	(44,901)	(21,376)	(14,079)

Net change in cash and cash equivalents and restricted cash	(3,238)	7,119	(1,035)
Cash and cash equivalents and restricted cash at the beginning of the year	13,136	6,017	7,052

Cash and cash equivalents and restricted cash at the end of the year	9,898	13,136	6,017

Supplemental disclosure of cash flow information:
Interest paid	320	346	452
Income tax (refunded) paid, net	(40)	37	34
Non-cash investing and financing
Change in Fair Value of redeemable convertible series C Preferred Units	163,425	63,311	23,878
Distributions accrued but not paid	—	7,544	—

See accompanying Notes to the Consolidated Financial Statements

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

1.	Description of Business

Open Lending, LLC (“Open Lending” or the “Company”), a Texas limited liability company, is headquartered in Austin, Texas and is a holding company for its wholly-owned subsidiaries, Lenders Protection, LLC (“LP”) and Open Lending Services, Inc. (“OLS”) (collectively, the “Company”), which are domiciled in Delaware and Texas, respectively. LP has one wholly-owned subsidiary, Insurance Administrative Services, LLC (“IAS”), domiciled in Delaware.

Pursuant to Open Lending’s Limited Liability Company Agreement (“LLC Agreement”), the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company or for any losses of the Company solely by reason of being a Member or acting as a Manager.

Through its wholly-owned subsidiaries, the Company provides loan analytics, risk-based loan pricing, risk modeling, and automated decision technology for automotive lenders throughout the United States of America (the “U.S.”) which allows each lending institution to book incremental non-prime automotive loans out of their existing business flow. The Company also operates as a third-party administrator that adjudicates insurance claims and refunds on those automotive loans.

The Company has evaluated how it is organized and managed and has identified only one operating segment. All of the Company’s operations and assets are located in the United States, and all of its revenues are attributable to United States customers.

2.	Summary of Significant Accounting and Reporting Policies

a)	Basis of presentation and consolidation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

In the opinion of management, the consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the Company’s financial condition and results of operations for the periods presented. The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All intercompany balances and transactions are eliminated upon consolidation.

b)	Emerging growth company

The Company is an “emerging growth company” and has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

c)	Use of estimates and judgements

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

Significant items subject to such estimates and assumptions include, but are not limited to, the recognition of the valuations of unit-based compensation arrangements, valuation of interest rate swaps, the useful lives of property and equipment, revenue recognition, and assumptions used in the recognition of contract assets.

d)	Subsequent Events

Events and transactions occurring through the date of issuance of the financial statements have been evaluated by management and, when appropriate, recognized or disclosed in the financial statements or notes to the consolidated financial statements.

e)	Cash and cash equivalents

Cash and cash equivalents consisted of cash held in checking and savings accounts. The Company considers all highly liquid investments with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. We determine the appropriate classification of the Company’s cash and cash equivalents at the time of purchase.

f)	Restricted cash

Restricted cash relates to deposits held in a financial institution for the processing of automated clearing house transactions and funds held on behalf of insurance partners to settle insurance claims. As a third-party administrator of insurance claims and refund adjudication, the Company collects funds from insurance partners which are intended to be used to settle insurance claims and process funds on behalf of the insurance partners. The balance of the funds held on behalf of insurance partners was $2.2 million and $2.0 million at December 31, 2019 and 2018 respectively; there is an offsetting liability that is included in “Other current liabilities” on the accompanying consolidated balance sheets.

g)	Accounts receivable and unbilled revenue

Account receivable includes program fees due from customers that are paid on an installment basis. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statement of cash flows. The Company does not maintain an allowance for doubtful accounts for estimated losses with respect to its accounts receivable portfolio due to the short time frame within which the receivable amounts are settled by the customers and there is not any historical evidence of credit losses on trade accounts receivable. The Company does not have any off-balance-sheet credit exposure related to its customers. There have not been any charge-offs against the Company’s accounts receivable portfolio for the periods presented. As of December 31, 2018, unbilled revenue represented revenue recorded in advance of billings to customers.

h)	Property and equipment

Property and equipment acquired by the Company are recorded at cost, less accumulated depreciation, and impairment losses, if any. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful life of the respective asset are expensed as incurred. Depreciation, which is presented within the general and administrative expense caption, is calculated using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives of property and equipment ranges from three to four years. The assets are reviewed for impairment whenever events or changes in circumstances indicate that the amount recorded may not be recoverable, and if not recoverable based on the assets’ expected undiscounted cash flows, an impairment is recognized to the extent that the carrying amount exceeds the fair value.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets.

i)	Derivative financial instruments

The Company is exposed to interest rate risk on its floating-rate debt. The Company has entered into an interest rate swap agreement to convert its floating-rate debt to a fixed-rate basis. The principal objective of this contract is to eliminate or reduce the variability of the cash flows in interest payments associated with the Company’s floating-rate debt, thus reducing the impact of interest rate changes on future interest payment cash flows. The interest rate swap is not designated as a hedging instrument for accounting purposes. The changes in the fair value of interest rate swap are reported in the consolidated statements of operations and comprehensive income as part of interest expense.

j)	Fair value measurements

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices), for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

k)	Revenue Recognition

The Company’s revenue is derived from program fees from lending institutions, profit share on the production of insurance contracts for third party insurance carriers and claims administration service for those same insurance carriers. Revenues are recognized when control of the promised services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Upon adoption of ASC 606, where the Company’s performance obligations have been completed, but the final amount of transaction price is unknown, we estimate the amount of the transaction price we expect to be entitled to under the Company’s customer contracts. We recognize subsequent adjustments to an estimated transaction price upon the receipt of additional information or final settlement, whichever occurs first. Prior to the adoption of ASC 606, we recognize revenue when persuasive evidence or an arrangement exists, services have been rendered, transaction price is determinable and collectability is reasonably assured.

For program fees, we provide customers (i.e. automotive lending institutions) with access to and use of the Company’s Lenders Protection Program (“LPP”), which is a Software as a Service platform that facilitates loan decision making and automated underwriting by third-party lenders and the issuance of credit default

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

insurance through third-party insurance providers. For each loan processed through the platform, the Company receives a usage fee based on a percentage of the original principal balance of the loan covered under the LPP. The program fee arrangements are assessment at the time the platform usage occurs and is either paid upfront or over a twelve (12) month installment basis.

Profit share is derived from the Company agency relationship with third-party insurance providers whereby it facilitates the underwriting and issuance of credit default insurance for its lender customers through the contracted third-party insurance providers. With the adoption of ASC 606 on January 1, 2019, the Company recognizes profit share based on the amount of cash flows it expect receive from the insurance company over the term of the underlying insured loan. Prior to 2019, the Company recognizes revenue when the promised services have been rendered, the profit share amount becomes determinable and collectability is assured.

For the insurance policies issued through the Company’s program, the Company provides adjudication services for insurance claims on the third-party insurer’s policies for auto loans processed through the Lenders Protection Program. The Company earns a monthly service fee which is calculated by the third-party insurance providers as 3% of the monthly net insurance premium collected over the life of the underlying loan. Revenue is recognized as the service is provided over the term of the adjudication contract with the insurance carrier.

Refer to Note 8, “Revenue” for additional information regarding the nature and timing of the Company’s revenue.

l)	Research and Development Costs

Research and development costs consist primarily of salaries, benefits and bonuses of employees engaged in the ongoing development of a lending enablement platform for the automotive finance market, called Lenders Protection Program platform.

m)	Deferred Financing Costs

Deferred financing costs incurred in connection with the issuance of notes payable are capitalized and amortized to interest expense in accordance with the related debt agreement. Debt financing costs are included as a reduction in notes payable of the accompanying consolidated balance sheets.

n)	Unit-based Compensation

The Company grants share-based equity awards to its employees and board directors. The Company accounts for profits interests in accordance with ASC 718, Compensation – Stock Compensation, which establishes accounting for share-based awards exchanged for employee services and requires the Company to expense the estimated fair value of these awards over the requisite service period. The Company estimates the grant date fair value of the award using the Monte Carlo valuation model. The estimate of fair value of profit interest unit awards on the date of grant is determined through the allocation of the business equity value to all outstanding securities. The equity value is based on a combination of income approach and the market approach. The value of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s consolidated financial statements. The income approach is based on discounted cash flows. The market approach uses a selection of comparable companies in determining value. This determination of fair value is affected by assumptions regarding a number of subjective variables. Changes in the subjective assumptions can materially affect the estimate of their fair value.

The awards vest based on service conditions only and have a graded vesting schedule. The Company recognizes compensation expense for vested awards in the consolidated statements of operations and

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

comprehensive income, net of actual forfeitures in the period they occur, on a straight-line basis over the requisite service period. In addition, the awards are considered participating securities once they have met the Threshold Values (for more details related to Threshold Values of Class B units, refer to Note 9, “Class B Unit Incentive Plan.” For the Class B units that met the Threshold Values prior to vesting, the distribution amounts to the unvested units are classified as compensation expense in the Company’s consolidated statements of operations and comprehensive income. Unit-based compensation expense related to the profits interest grants is allocated to cost of services, general and administrative, selling and marketing, research and development, based on the functional responsibilities of the awarded unit holders in the consolidated statements of operations and comprehensive income.

o)	Net Income (Loss) Attributable to Common Unitholders

The Company computes net income (loss) per unit using the two-class method required for participating securities. The two-class method requires income available to common unitholders for the period to be allocated between common member unit and participating securities based upon their respective rights to receive distributions as if all income for the period had been distributed.

The Company’s redeemable convertible preferred units, non-redeemable convertible preferred units and Class A and certain Class B common units are participating securities. The Company considers the Class B common units that vested and met the threshold value associated with those shares to be participating securities because holders of such shares have non-forfeitable distribution rights in the event a cash distribution is declared on common units.

The holders of the redeemable convertible preferred unit would be entitled to distributions in preference to common unitholders, at specified rates, if declared. The Company also recognized adjustments to the redeemable convertible preferred unit similar to a distribution, in temporary equity. Then any remaining net income would be distributed to the holders of Class A common units, Class B common units, redeemable convertible preferred units and non-redeemable convertible preferred units on a pro-rata basis assuming conversion of all redeemable convertible preferred units into common units in the event that the Company has profits to be allocated to the shareholders. However, the redeemable convertible preferred units and non-redeemable convertible preferred units participating securities, do not contractually require the holders of such participating instruments to participate in the Company’s losses. As such, net losses for the periods presented were allocated to the Class A Common units an Class B common units participating securities only.

The Company’s basic net income (loss) per unit is calculated by dividing net income (loss) attributable to common unitholders by the weighted-average number of shares of common units outstanding for the period, without consideration of potentially dilutive securities. The diluted net income (loss) per unit is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury stock method or the if-converted method based on the nature of such securities. Diluted net income (loss) per unit is the same as basic net income (loss) per unit in periods when the effects of potentially dilutive shares of common unit are anti-dilutive.

p)	Income Taxes

The Company is organized as a Texas limited liability company and is intended to be treated as a partnership for U.S. federal income tax purposes. Accordingly, items of income, expense, gains and losses flow through to the partners and are taxed at the partner level. Therefore, no tax provision for federal income taxes is included in the consolidated financial statements with respect to the limited liability company. The Company may also be subject to certain state and municipal taxes on various transactions. For the year ended December 31, 2019, such taxes for which the Company was liable were de minimis.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

Uncertain tax positions

ASC Topic 740, Income Taxes, requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by applicable tax authority based upon technical merits of the position. Tax positions not deemed to meet a “more-likely-than-not” threshold would be recorded as a tax expense in the consolidated statements of operations and comprehensive income. Management has reviewed the Company’s tax positions for all open years and concluded that the Company has no material uncertain tax positions as of December 31, 2019. Further, as of December 31, 2019, the Company has recorded no liability relating to uncertain tax positions they have taken or expect to take in future tax returns. Tax penalties and interest, if any, would be reflected in the consolidated statements of operations and comprehensive income in other expenses. The Company has not recorded any penalties or interest related to uncertain tax positions.

Effective January 1, 2018, Open Lending, LLC is required to comply with the Centralized Partnership Audit Regime (CPAR), which was enacted as part of the Bipartisan Budget Act of 2015. Prior to January 1, 2018, tax adjustments were determined at the partnership level, but any additional taxes, including applicable penalties and interest, were collected directly from the partners. Under the CPAR, if an audit of the partnership’s income tax returns for fiscal years beginning after December 31, 2017, results in any adjustments, the IRS will collect the resulting taxes, penalties or interest directly from the partnership. An election is available to allocate the tax audit adjustments to the unitholders once they have been calculated at the partnership level. The partnership has 45 days upon receipt of notice of final adjustment to make the election. The Company cannot provide any assurance that Open Lending will be able to make this election upon examination.

q)	Concentrations

The Company’s top ten customers accounted for an aggregate of 32% of the Company’s total program fee revenue in 2019, with the top customer accounting for only 4% of total program fee revenue. 57% of the Company’s total revenue comes from its business relationships with insurance partners CNA and Amtrust. We expect to have significant concentration in our Original Equipment Manufacturing (“OEM”) customers for the foreseeable future. In the event that one or more of our other significant customers terminate their relationships with us, or elect to utilize an alternative source for financing, the number of loans originated through the Open Lending platform would decline, which would materially adversely affect our business and, in turn, our revenue.

Cash and cash equivalents may be redeemable upon demand and are maintained with several financial institutions that management believes are of high credit quality and therefore bear minimal credit risk.

r)	Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” to require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The standard also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company does not expect the application of this standard to have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which modifies the

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

disclosure requirements in ASC 820, “Fair Value Measurement” (“ASC 820”). The new standard is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this ASU and delay adoption of the additional disclosures until their effective date. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions for investments, intraperiod allocations and interim calculations, and adds guidance to reduce complexity in accounting for income taxes. ASU 2019-12 is effective for annual periods, and interim periods within those years, beginning after December 15, 2020. The Company is currently evaluating the effects the standard will have on its condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The amendments supersede current lease requirements in Topic 840 which require lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease.

This new guidance is effective for public companies for annual reporting periods beginning after December 15, 2018, and interim periods within those periods, except for emerging growth companies who may elect to adopt the standard for annual reporting periods beginning after December 15, 2019. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements that allows entities to recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.

As an emerging growth company, we plan to adopt ASC 842 on January 1, 2020. The Company will use the package of practical expedients which allows us to not (1) reassess whether any expired or existing contracts are considered or contain leases; (2) reassess the lease classification for any expired or existing leases; and (3) reassess the initial direct costs for any existing leases.

The Company expects that this standard will not have a material effect on its consolidated balance sheets. While we continue to assess all of the effects of adoption, we currently believe the most significant effects relate to the recognition of new right-of-use asset and lease liability on the balance sheet for the Company’s office space operating lease. The right-of-use asset and corresponding lease liability will be based on the present value of future minimum lease payments. The adoption is not expected to have a material impact on the condensed consolidated statements of operations.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which we have adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its condensed consolidated financial position or results of operations.

Adoption of new accounting standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASC 606”), and since then, has issued several amendments intended to provide interpretive clarifications and to reduce the cost and complexity of applying the new revenue recognition standard, both at transition and on an ongoing basis. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

entitled in exchange for such goods or services. To achieve this, entities will apply a five step approach: (1) identify the contract(s) with a customer, (2) identify the performance obligations within the contract, (3) determine the transaction price, (4) allocate the transaction price to the separate performance obligations and (5) recognize revenue when, or as, each performance obligation is satisfied. The guidance also requires advanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers.

On January 1, 2019, the Company adopted ASU 2014-19 and all related amendments (ASC 606) and applied its provisions to all uncompleted contracts using the modified retrospective method. The Company recognized the cumulative effect of initially applying ASC 606 as an adjustment to increase the opening balance of retained earnings by $32.7 million. The comparative information for prior periods has not been adjusted and continues to be reported under the accounting standards in effect for those periods. See Note 8, “Revenue” for further information related to adoption of the new revenue standard, including the Company’s updated revenue accounting policies and accounting policies for costs to obtain and fulfill a contract with a customer.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share Based Payment Accounting (“ASU 2016-09”), which amends guidance issued in Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years and early adoption is permitted. The Company adopted the guidance on January 1, 2017, as required. Prior periods have not been adjusted, as the guidance was adopted prospectively. The adoption did not have an impact on the Company’s consolidated financial statements. In addition, the Company also continues to account for forfeitures of awards granted as they occur as allowed by ASU 2016-09.

In May 2017, the FASB issued ASU 2017-09 Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. The Company prospectively adopted ASU 2017-09 on January 1, 2018. The adoption did not have an impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The Company adopted the amendments in ASU 2018-07 on January 1, 2019. The adoption did not have a material impact on the Company’s consolidated financial statements.

On January 1, 2018, the Company adopted ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). ASU 2016-18 amends ASC 230 to add or clarify guidance on the classification and presentation of restricted cash in the statement of cash flows. The new standard requires cash and cash equivalents balances on the statement of cash flows to include restricted cash and cash equivalent balances. ASU 2016-18 requires a company to provide appropriate disclosures about its accounting policies pertaining to restricted cash in accordance with GAAP. Additionally, changes in restricted cash and restricted cash equivalents that result from transfers between cash, cash equivalents, and restricted cash and restricted cash equivalents are not to be presented as cash flow activities in the statement of cash flows. The adoption of ASU 2016-18 did not have a material impact on the Company’s financial position, results of operations, cash flows, or disclosures.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

3.	Property and equipment

Property and equipment consisted of the following as of December 31:

(in thousands)	2019	2018
Leasehold improvements	$247	$247
Furniture and equipment	391	292

Total cost of property and equipment	638	539
Less: accumulated depreciation	(339)	(234)

Total property and equipment, net of accumulated depreciation	299	305

Total depreciation expense was $105,000, $80,000 and $20,000 for the years ended December 31, 2019, 2018 and 2017, respectively, and is recognized within general and administrative expenses within the consolidated statements of operations and comprehensive income.

4.	Accrued Expenses

Accrued expenses consisted of the following at December 31:

(in thousands)	2019	2018
Accrued employee expenses	$1,757	$965
Deferred rent	30	53
Other	219	92

Total accrued expenses	2,006	1,110

Accrued employee expenses consist of accrued bonuses, commissions, and paid time off.

5.	Notes Payable

On March 31, 2016, we entered into a credit agreement which provided for $12.5 million in aggregate principal amount of promissory note (“the Note”). The Note is collateralized by 1,000 units of Open Lending Services and 10,000 units of Lenders Protection common units. The Note is guaranteed by Lenders Protection, Open Lending Services and IAS. The Note accrues interest at London Interbank Offered Rate (LIBOR) plus 3.5%. Monthly payments of principal plus accrued interest are due through maturity on March 31, 2021. The Company is subject to financial covenants under the Note, including a minimum debt service coverage ratio, a maximum funded debt to EBITDA ratio and a maximum non-financed capital expenditures threshold.

Debt issuance costs of $20,545 and $36,961 as of December 31, 2019 and 2018, respectively, are presented as a direct reduction of the Company’s long-term debt in the consolidated balance sheets. . The amortization of the debt issuance costs was charged to interest expense for both periods presented. The Company amortizes the debt issuance costs using the effective interest rate method over the term of the loan. The amount of debt issuance costs included in interest expense was $16,416 for both periods ended

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

December 31, 2019 and 2018. In June 2019, the Company opened a new line of credit with a financial institution for $5.0 million. This line of credit has not been used as of December 31, 2019.

		December 31,
	Effective Interest Rate	2019	2018
(in thousands)
Notes payable
Total notes payable	4.97%	3,334	5,834
Less: debt issuance costs, net of amortization		(21)	(37)
Less: current installment of notes payable		(2,484)	(2,484)

Long-term notes payable, net unamortized debt issuance costs and excluding current installment		$829	$3,313

Fair Value of Notes payable

As of December 31, 2019 and 2018, the estimated aggregate fair value of the Note was $3.3 million and $5.8 million, respectively, which was classified as Level 2 as we used quoted prices from less active markets.

Future Principal Payments of Debt

The future scheduled principal payments of debt as of December 31, 2019 were as follows:

(in thousands)	Future Scheduled Principal Payments
2020	2,484
2021	829

Total	$3,313

As of December 31, 2019 and for each period presented, we were in compliance with all debt covenants.

6.	Interest Rate Swap

The Company uses variable-rate LIBOR debt to finance its operations (see Note 5, “Notes Payable”). The debt obligation exposes the Company to variability in interest payments due to changes in interest rates. The Company believes that it is prudent to limit the variability of a portion of its interest payments. To meet this objective, Management entered into a LIBOR based interest rate swap agreement to manage fluctuations in cash flows resulting from changes in the benchmark interest rate of LIBOR. The swap changes the variable-rate cash flow exposure on the debt obligation to fixed cash flows. Under the terms of the interest rate swap, the Company receives LIBOR-based variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt for the notional amount of its debt hedged.

At December 31, 2019 and 2018, we have one outstanding interest rate swap agreement with a notional value of $12.5 million. The interest rate swap has a maturity date of March 31, 2021. The carrying amount of the interest rate swap is recorded at fair value in the consolidated balance sheets.

The interest rate swap has not been designated as a hedging instrument, hence the changes in the fair value of the swap are recognized directly in the consolidated statements of operations and comprehensive income as part of interest expense. The Company recorded losses of $75,331 in 2019, losses of $13,745 in 2018, and gains of $49,372 in 2017 related to changes in fair value of the interest rate swap.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

The fair value of the outstanding derivative instrument included in other long-term assets in the consolidated balance sheet as of December 31 was as follows:

			Fair Value as of December 31,
(in thousands)	Balance Sheet Location	Notional Amount	2019	2018
Interest Rate Swap	Other assets	$12,500	$9	$84

7.	Preferred and Common Units

Redeemable Convertible Preferred Units

On March 20, 2016, the Company filed its Amended and Restated LLC Agreement and entered into a Series C Preferred Units Purchase Agreement with BRP Hold 11, Inc. and Bregal Sagemount I, L.P. (“Bregal”). The Company issued 21,906,852 Series C Redeemable Convertible Preferred Units in exchange for $40,000,000 in proceeds (“Series C Contribution Amount”). Of the Company’s six Board Directors, two directors were appointed by Bregal as a result of the acquisition.

Non-redeemable Preferred Units

In addition to Series C Preferred Units, the Company is authorized to issue 29,058,266 preferred units. As of December 31, 2019 and 2018, 29,058,266 non-redeemable preferred units are outstanding.

(In thousands, except unit and per unit data )	Series	Units Authorized	Units Issued and Outstanding	Per Unit Liquidation Preference	Aggregate Liquidation Preference	Per Unit Initial Conversion Price
Non-Redeemable Preferred Unit	A	9,941,227	9,941,227	$0.50	$4,971	$0.25
	B	19,117,039	19,117,039	$0.50	$9,559	$0.25
Redeemable Preferred Unit	C	21,906,852	21,906,852	$1.83	$40,090	$1.83

		50,965,118	50,965,118

The rights, preferences and privileges of both the redeemable and non-redeemable preferred units are as follows:

Voting Rights

Each holder of preferred unit is entitled to the number of votes equal to the number of common units into which each preferred unit is convertible.

Non-liquidation Distribution

The holders of preferred units are entitled to receive distributions. Such distributions are payable when and if declared by the Board of Directors. The holders of Series C Preferred Units are entitled to receive distributions prior and in preference, to any payment of any distribution to other preferred units and common units. Specifically, the holders of Series C Preferred Units are entitled to receive a preferred return equal to 2.5% per annum, accruing daily, on the Series C Contribution Amount, as defined as the “Preferred Return”, until such time as the holders of Series C Preferred Units receive Preferred Return distributions totaling an aggregate of $100 million. Distributions declared in excess of the Preferred Return for Series C preferred units will be distributed among the holder of preferred units and common units pro rata on an

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

as-converted basis (including the Series C Preferred Units). The distributions declared by the Board of Directors and made to the preferred units in 2017, 2018 and 2019 are provided in the below table.

Distributions (in thousands)	Non-Redeemable Preferred Units		Redeemable Preferred Units
	Series A	Series B	Series C
For the years ended December 31,
2017	$1,377	$2,645	$5,011
2018	$3,500	$6,789	$9,066
2019	$4,813	$9,252	$11,058

Conversion

Each preferred unit is convertible, at the option of the holder, according to a conversion ratio, which is subject to adjustment for dilutive unit issuance. The total number of common units into which the preferred units may be converted is determined by dividing the initial conversion price by the then-applicable conversion price, as shown in the table above. Preferred Units shall not be reissued upon conversion to common units. The Company has reserved sufficient common units for issuance upon conversion of preferred units.

The Series A and Series B Preferred Units automatically convert to common units if (1) at any time the Company effects an underwritten public offering, or (2) on the date upon which 80% of the respective Series A or Series B Preferred Units have been converted to Common Units.

The Series C Preferred Units automatically converts into common units at the then-applicable conversion price if any time (1) the Company effects an initial public offering with aggregate proceeds of no less than $75 million and the price paid by public is no less than $4.56 per unit, or (2) upon the written election of a Series C Preferred Units majority.

Redemption

At the election of a Series C Preferred Units majority, as defined, each of the Series C Preferred Units is subject to redemption at a price per unit equal to the greater of (a) the Series C Liquidation Preference Payment (as defined in the below section) and (b) the fair market value of the Class A Common Units into which such Series C Preferred Units is convertible, at any time between June 23, 2020 and December 15, 2021. Series A and Series B Preferred Units are not redeemable by the Company or the holders. The redemption feature causes the Series C Preferred Unit to be classified as temporary equity outside of the Company’s permanent equity. The Company valued its Series C Preferred Units at their redemption amount at period end, which was $305 million, $142 million, and $78 million at December 31, 2019, 2018 and 2017, respectively.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets of the Company will be paid and distributed first to creditors. The Series C Preferred Units rank senior to the Series A and Series B Preferred Units, and the Series A and Series B Preferred Units rank senior to the common units. The Series C Preferred Units shall receive an amount equal to the sum of the unpaid portion of the Preferred Return and $1.8259 per Series C Preferred Unit, plus all declared and unpaid distributions (the “Series C Liquidation Preference Payment”), payable in preference and priority to any payments made to holders of the then outstanding Series A and Series B Preferred Units and Common Units. The holders of Series A and Series B Preferred Units shall receive an amount equal to $0.50 per

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

preferred unit plus all declared and unpaid distributions (the “Series A and Series B Liquidation Preference Payments”), payable in preference and priority to any payments made to holders of the then outstanding common units.

Common Units

In the March 2016 LLC Agreement, the Company was authorized to issue up to 150,000,000 Class A Common Units and 14,241,344 Class B common units. Class A Common Units require capital investment by the unit holders, whereas Class B common units are profit interests granted to certain board directors and key management members (“Service Providers”) of Company in accordance with the Company’s Class B Unit Incentive Plan (Refer to Note 9, “Class B Unit Incentive Plan”) and no corresponding capital contribution was required. As of December 31, 2019 and 2018, the Company had 12,181,875 Class A Common Units outstanding, and 13,199,998 and 11,703,477 Class B common units fully vested respectively. Holders of common units are entitled to distributions when and if declared by the Board of Directors, subject to the rights of the holders of all classes of units outstanding have priority rights to distributions. The distributions declared by the Board of Directors and made to the Class A and Class B Common units in 2017, 2018 and 2019 are provided in the below table.

Distributions (in thousands)	Common Units
	Class A	Class B
For the years ended December 31,
2017	1,692	1,135
2018	4,280	2,829
2019	5,919	3,825

8.	Revenue

The Company accounts for a contract with a customer when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights and payment terms can be identified, the contract has commercial substance, and it is probable the Company will collect substantially all of the consideration it is entitled to. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer.

Revenue from contracts with customers

The Company generates revenue primarily by providing services to lending institutions and insurance carriers. The following is a description of the principal activities from which the Company generates revenue.

Revenue from contracts with lending institutions

Program fees are derived from contracts with automotive lenders. Through the Company’s proprietary Lenders Protection Program (“LPP”), we enable automotive lenders to make loans that are insured against certain credit losses from defaults. The Company generates program fee revenue from our proprietary, cloud-based software platform that enables automotive lenders, OEM captive finance companies and other financial institutions (collectively “lending institutions”) to approve loans to traditionally underserved non-prime or near-prime borrowers.

The Company receives program fees for providing loan decision-making analytics solutions and automated issuance of credit default insurance with third-party insurance providers. The Company’s performance

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

obligation is complete when a loan is certified through the Company’s Lenders Protection program and is issued by the lending institution. Program fee contracts contain a single performance obligation, which consist of a series of distinct services that are substantially the same with the same pattern of transfer to customers.

Program fees are based on a percentage of the initial principal amount of the loans processed by the Company. There are two types of payment arrangements: 1) a single pay program fee is due based on the volume of loans originated by the lending institution in a calendar month; or 2) a monthly pay program fee is due in equal monthly installments within 12 months of loan origination.

We bill the customer for an amount calculated based on the actual number of loans processed in a calendar month, which corresponds directly with the value of service transferred to the customer in that month.

Revenue from contracts with insurance carriers

We have producer agreements with two insurance carriers, AmTrust Financial Services, Inc. (“AmTrust”) and CNA Financial Corporation (“CNA”), from which we earn profit-share revenue and claims administration service fees.

In the profit share arrangement, the Company facilitates placement of credit default insurance policies with lending institutions on behalf of our insurance partners. Profit share revenue represents our participation in the underwriting profit of our third-party insurance partners who provide lenders with credit default insurance on loans the automotive lenders make using our LPP. We receive a percentage of the aggregate monthly insurance underwriting profit. Monthly insurance underwriting profit is calculated as the monthly earned premium less expenses and losses (including reserves for incurred but not reported losses), with losses accrued and carried forward for future profit share calculations. The Company fulfills its performance obligation upon placement of the insurance, at which point the Company is entitled to the profit share of all future net premiums earned by the insurance carrier on the policy.

To determine the profit share revenue we use forecasts of loan-level earned premium and insurance claim payments. These forecasts are driven by the projection of loan defaults, prepayments and severity rates. These assumptions are based on our observations of the historical behavior for loans with similar risk characteristics. The assumptions also take consideration of the forecast adjustments under various macroeconomic conditions and the current mix of the underlying portfolio of our insurance partners. To the extent these assumptions change, our profit share revenue will be adjusted.

In accordance with ASC 606, Revenue from Contracts with Customers, at the time of the placement of a policy by an insurance company, we estimate the variable consideration based on undiscounted expected future profit share to be received from the insurance carriers, and we applied economic stress factors in our forecast to constraint our estimation of transaction price to an amount that we believe that a significant reversal in the cumulative amount of revenue is not probable of occurring when the uncertainty is resolved.

Claims administration service fees are generated from us acting as a third-party administrator to process and adjudicate the credit default insurance claims on behalf of the insurance companies. In this arrangement, the performance obligation to provide claims administration services is generally satisfied over time, with the customer simultaneously receiving and consuming the benefits as we satisfy our performance obligations.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

Contract Balances

Contract assets and contract liabilities balances for the periods indicated below were as follows:

	Contract Asset				Contract Liabilities
(in thousands)	Profit Share	TPA Fee	Program Fee	Total	Total
Beginning balance as of January 1, 2019	$37,734	438	3,088	41,260	—
Increase of contract asset due to new business generation	48,181	3,142	36,667	87,990	—
Adjustment of contract asset due to estimation of revenue from performance obligations satisfied in previous periods	4,857	—	—	4,857	—
Receivables transferred from contract assets upon billing the lending institutions	—	—	(34,746)	(34,746)
Payments received from insurance carriers	(33,405)	(3,005)	—	(36,410)	—

Ending balance as of December 31, 2019	$57,367	575	5,009	62,951	—

Changes in our contract assets primarily result from the timing difference between our performance and the customer’s payment. We fulfill our obligation under a contract with a customer by transferring services in exchange for consideration from the customer. We recognize contract assets when we transfer services to a customer, recognize revenue for amounts not yet billed, and the right to consideration is conditional on something other than the passage of time. Accounts receivable are recorded when the customer has been billed or the right to consideration is unconditional.

For performance obligations satisfied in previous periods, we evaluate and update our profit share revenue forecast on a quarterly basis and adjust contract asset accordingly. In 2019, contract asset recognized attributable to profit share revenue forecast adjustment is $4.8 million.

As of December 31, 2019, contract asset consisted of $29.8 million as current portion to be received within one year and $33.2 million in long-term to be received beyond one year.

Contract liabilities arise when we have received consideration or an amount of consideration is due from the customer and we have a future obligation to transfer services. For all our arrangements with customers, we bill or collect payments from customer when or after we perform our service.

Contract Costs

We do not have contract acquisition costs that are associated solely with the origination of a customer contract and therefore are recorded an expenses as incurred.

The fulfilment costs associated with our contracts with customers do not meet the criteria for capitalization and therefore are expensed as incurred.

Disaggregation of Revenues

The principal category we use to disaggregate revenues is by revenue source (i.e. program fee, profit share and claims administration service fee), and the level of disaggregation is presented in the consolidated operations and comprehensive income.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

ASC 606 Adoption Transition Adjustment

We applied ASC 606 on January 1, 2019 using the modified retrospective method for all contracts in effect but not completed as of the date of the adoption. As a result of the modified retrospective method, the following adjustments were made to the consolidated balance sheet as shown in the below selected condensed consolidated balance sheet line items as of January 1, 2019.

(in thousands)	Ending Balance as of December 31, 2018	Adjustments due to ASC 606	Opening Balance as of January 1, 2019
Assets
Current assets	24,455	9,847	34,302
Non-current assets	429	22,921	23,349
Liabilities
Current liabilities	13,845	—	13,844
Non-current liabilities	3,313	—	3,313
Equity
Retained earnings	(139,810)	32,768	(107,042)

Impact of ASC 606 on Net Revenue and Balance Sheet

As the Company adopted the new revenue guidance ASC 606 under the modified retrospective method, the Company is required to present what the Company’s revenues would have been under the previous revenue guidance (ASC 605). The following table compares net revenue for the periods presented to the pro forma amounts had the previous ASC 605 guidance been in effect for the year ended December 31, 2019.

	Fiscal year ended December 31, 2019
(in thousands)	Balances without new revenue standard	Effect of change	As reported
Program fee	36,667	—	36,667
Profit share	33,807	19,231	53,038
Claims administration service fee	3,142	—	3,142
Total revenue, net	73,616	19,231	92,847

	Fiscal year ended December 31, 2019
(in thousands)	Pro forma as if ASC 605 was in effect	Effect of change	As reported
Assets
Unbilled revenue	10,793	(10,793)	—
Current contract assets	—	29,782	29,782
Total current assets	10,793	18,989	29,782
Non-current contract assets	—	33,169	33,169
Total	10,793	52,158	62,951

9.	Class B Common Unit Incentive Plan

Commencing 2013, the Board of Directors approved the Class B Unit Incentive Plan (the “Class B Plan”), which is a form of long-term compensation that provides for the issuance of Class B common units to Service Providers for purposes of retaining them and enabling such individuals to participate in the

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

long-term growth and financial success of Open Lending. The Class B units are a special class of common units structured to qualify as “profits interest” for tax purposes. The aggregated amount of Class B units is limited to 14,241,344, with the aggregate number of Class B common units available for issuance to non-employees not to exceed 995,039.

Class B common units issued under the Class B Plan provide the holders with the right to receive a percentage of the Company’s future profits and distribution distributions, subject to achievement of certain Threshold Values as defined in the Company’s corporate agreement. The Class B-1 common units are subject to repurchase rights at fair market value upon certain contingent defined events. The Company has not historically exercised that right. Class B-2 common units are not subject to the option of repurchase by the Company.

As of December 31, 2019 and 2018, there were 14,129,157 outstanding Class B units granted to the Company’s Service Providers, all of which are subject to vesting terms based on continued service to Open Lending or its subsidiaries. The Class B common units issued under the Class B Plan generally vest according to a 3-year or 3.25-year vesting schedule, with 25% of the units vesting on the grant date and equal quarterly vesting installments thereafter. The Class B units will become fully vested upon (a) a change of control while the Service Providers continues to provide services to Open Lending or its subsidiaries; or (b) termination by the Company without cause, death or disability of the member or constructive discharge of the member (collectively, “qualified termination”). Any of the Class B units that are unvested on termination of the service provider’s services (except qualified termination) will be forfeited. Class B unit holders are entitled to participate in Open Lending’s distributions, subject to the return of capital contributions made by the common unit holders and certain other preferred distributions rights upon achieving the Threshold Values outlined in the respective award.

A summary of the status of the Class B unit award activity for the years ended December 31, 2019, December 31, 2018 and December 31, 2017 is presented in the table below. The number of Class B award units that vested during the years ended December 31, 2019, December 31, 2018 and December 31, 2017 was 1,496,521, 1,814,594, and 1,400,281 respectively. There were 0 units, 2,813 units and 109,375 units forfeited in the year ended December 31, 2019, December 31, 2018 and December 31, 2017 respectively.

	Granted Units	Vested Units	Non-vested units
Balance as of January 1, 2017	12,693,577	8,600,790	4,092,788
Granted	230,000	—	230,000
Vested	—	1,400,281	(1,400,281)
Forfeiture	(109,375)	(109,375)	—

Balance as of December 31, 2017	12,814,202	9,891,696	2,922,507
Granted	1,317,768	—	1,317,768
Vested	—	1,814,594	(1,814,594)
Forfeiture	(2,813)	(2,813)	—

Balance as of December 31, 2018	14,129,157	11,703,477	2,425,681
Granted	—	—	—
Vested	—	1,496,521	(1,496,521)
Forfeiture	—	—	—

Balance as of December 31, 2019	14,129,157	13,199,998	929,160

Valuation Assumptions

We determine the grant date fair value of the share-based awards based on a waterfall model set-up using the Monte-Carlo simulation framework, with inputs for the equity value of the Company, expected equity

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

volatility, expected term of the awards, risk-free interest rate and expected preferred and common distributions.

The equity value of the Company was determined by applying certain weightings to the income approach (specifically discounted cash flow method) and market approaches (i.e. guideline comparable company method, guideline transaction method, change in market capitalization method, and/or change in market multiples method). The selected weightings for each of these approaches was determined based on the relative reliability of the indicated equity value. As the Company does not have publicly traded equity, the expected equity volatility for the Company is estimated by reference to the average historical and implied volatilities for the comparable companies calculated using the Merton model. The industry peer group used in the market approaches and in the volatility calculations includes small, mid, and/or large capitalization companies in industries similar to the Company and taking into account the similarity in business model, size, stage of lifecycle, and financial leverage. The expected term represents the period of time based on an expected liquidity event (i.e. merger or IPO). The risk-free interest rate used in the analysis is based on the U.S. Treasury yield for a term consistent with the selected term. The preferred distribution yield for Series C Preferred Units was based on the Series C transaction agreement and the common distribution yield was based on Management’s expected distributions.

Equity Allocation – Key Assumptions	Class B1(b)	Class B2(a)	Class B2(b)	Class B2(c)	Class B2(d)
Grant Date	January 31, 2016	December 1, 2016	November 22, 2017	March 15, 2018	August 6, 2018
Equity Valuation Date	January 31, 2016	January 31, 2016	December 31, 2017	December 31, 2017	August 6, 2018
Volatility	45%	45%	40%	40%	40%
Term	4.92	4.92	3.00	3.00	2.40
Risk Free Rate	1.3%	1.3%	2.0%	2.0%	2.7%
Exit Date	December 31, 2020	December 31, 2020	December 31, 2020	December 31, 2020	December 31, 2020
DLOM – Common	13%	13%	18%	18%	14%
Grant Date Fair Value	$0.75	$0.57	$2.85	$2.85	$4.00

The fair value of the Class B award units that vested during the years ended December 31, 2019, December 31, 2018 and December 31, 2017 was $1,984,057, $2,528,730 and $964,413 respectively. The total unrecognized compensation expense related to non-vested Class B units was $2,675,726 at December 31, 2019, which is expected to be recognized in 2020 and 2021. Distributions made to non-vested Class B units were not material during the years ended December 31, 2019, 2018 or 2017.

Unit-based compensation expense related to the profits interest grants is allocated to cost of services, general and administrative, selling and marketing, research and development, based on the functional responsibilities of the awarded unit holders, accompanying consolidated statements of operations and comprehensive income.

	Year ended December 31,
	2019	2018	2017
Cost of services	100	108	119
General and administrative	1,798	2,275	791
Selling and marketing	62	153	89
Research and development	24	36	6

Total	1,984	2,572	1,005

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

10.	Net Income (Loss) Per Unit

During the years ended December 31, 2019, 2018 and 2017, the rights, including the liquidation and distribution rights, of the holders of Class A and the vested participating Class B common units were identical. As the liquidation and distribution rights were identical, the undistributed earnings were allocated on a proportionate basis and the resulting net loss per unit attributable to common unitholders were, therefore, the same for both Class A, Class B common units. The redeemable convertible Series C preferred units were allocated the preferred distribution and adjustments to its redemption amount, and did not participate in the remaining net loss per unit together with the common units. Preferred unitholders are not obligated to fund losses. Therefore, none are included in the net income (loss) per unit calculation when the Company has a net loss attributable to common unitholders.

The following table sets forth the computation of basic and diluted net income (loss) per unit attributable to common unitholders for the years ended December 31, 2019, 2018 and 2017 (in thousands, except per unit amounts):

	Year Ended December 31,
	2019	2018	2017
Basic net income (loss) per unit:
Numerator
Net income	$62,544	$28,279	$15,770
Less: preferred distribution to redeemable convertible preferred units	(11,058)	(9,066)	(5,011)
Less: non-cash adjustments to redemption amount of the redeemable convertible preferred units	(163,425)	(63,311)	(23,878)
Net income (loss) attributable to common unitholders	$(111,938)	$(44,098)	$(13,119)
Denominator
Basic weighted-average Class A common outstanding	12,182	12,182	12,182
Basic Weighted-average Class B common unit outstanding	7,926	7,759	7,134
Basic net income (loss) per unit attributable to common unitholders
Basic net income (loss) per Class A common unit outstanding	$(5.57)	$(2.21)	$(0.68)
Basic net income (loss) per Class B common unit outstanding	$(5.57)	$(2.21)	$(0.68)
Diluted net income (loss) per unit:
Numerator
Net income (loss) attributable to common stockholders	$(111,938)	$(44,098)	$(13,119)
Denominator
Number of shares used in basic net income (loss) per unit computation	20,108	19,941	19,316
Diluted net income (loss) per unit attributable to common unitholders
Diluted net income (loss) per unit	$(5.57)	$(2.21)	$(0.68)

Since the Company was in a loss position attributable to common unitholders for the years ended December 31, 2019, 2018 and 2017, due to the adjustment to the redeemable convertible preferred units’ redemption amount, and the conversion rate of the redeemable convertible preferred units is 1 to 1, basic net income (loss) per unit was the same as diluted net income (loss) per unit for the periods presented. The following potentially dilutive outstanding securities as of December 31, 2019, 2018 and 2017 were excluded from the computation of diluted net income (loss) per unit because their effect would have been anti-dilutive

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

for the periods presented, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in thousands):

	Year Ended December 31,
	2019	2018	2017
Redeemable convertible preferred unit	21,907	21,907	21,907
Non-redeemable convertible preferred unit	29,058	29,058	29,058
Non-vested and/or non-participating Class B common units	6,191	6,242	5,134
Total	57,156	57,207	56,099

11.	Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2019 and 2018. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

	December 31,
	2019		2018
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$7,676	7,676	$11,072	$11,072
Restricted cash	2,222	2,222	2,064	2,064
Accounts receivable	3,767	3,767	1,938	1,938
Interest Rate Swaps (Other assets)	9	9	84	84

Total	$13,674	$13,674	$15,158	$15,158

Financial liabilities
Notes payable	3,313	3,313	5,797	5,797
Accounts payable	1,337	1,337	755	755
Accrued expenses	2,006	2,006	1,110	1,110

Total	$6,656	$6,656	$7,662	$7,662

The fair value of the financial instruments shown in the table above as of December 31, 2019 and 2018 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between the market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflect the Company’s own judgments about the assumptions that market participants would use in pricing asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances, including expected cash flows and appropriately risk-adjusted discount rates, available observable and unobservable inputs.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•

Cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued expenses. The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

•

Interest rate swaps: The fair value is calculated as the present value of the estimated future cash flows. Estimates of future floating-rate cash flows are based on quoted swap rates, futures prices and interbank borrowing rates. Estimated cash flows are discounted using a yield curve constructed using a yield curve constructed from similar sources and which reflects the relevant benchmark interbank rate used by market participants for this purpose when pricing interest rate swaps. The fair value estimate is subject to a credit risk adjustment that reflects the credit risk of the Company and of the counterparty; this is calculated based on credit spreads derived from current credit default swap or bond prices.

•

Notes payable: The carrying amount of the Company’s debt approximates its fair value due to its variable interest rate that is tied to the current LIBOR rate plus an applicable spread and consistency in our credit ratings.

Fair Value Hierarchy

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value) at December 31, 2019 and 2018.

	December 31, 2019	Fair value measurements at reporting date using
(in thousands)		Level 1	Level 2	Level 3
Assets:
Interest rate swaps at fair value	$9	$—	$9	$—

Total	$9	$—	$9	$—

Liabilities:
Notes payable at fair value	3,313	—	3,313	—

Total	$3,313	$—	$3,313	$—

	December 31, 2018	Fair value measurements at reporting date using
(in thousands)		Level 1	Level 2	Level 3
Assets:
Interest rate swaps at fair value	$84	$—	$84	$—

Total	$84	$—	$84	$—

Liabilities:
Notes payable at fair value	5,797	—	5,797	—

Total	$5,797	$—	$5,797	$—

The Company’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of any level for the years ended December 31, 2019 and 2018.

The Company does not have any long-lived asset which is being measured at fair value on a recurring basis.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

12.	Commitments and Contingencies

Commitments. The following tables summarizes contractual obligations and commitments as of December 31, 2019:

	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Debt principal, interest and fees	3,333	2,500	833	—	—
Operating lease obligations	7,794	528	1,729	1,831	3,706
Other contractual commitments	381	260	121	—	—
Total contractual obligations	$11,508	3,288	2,683	1,831	3,706

Debt Principal, Interest and Fees. Represents principal, estimated interest and fees on Notes payable. (See Note 5, “Notes Payable”). Since the Notes are subject to a floating rate, the estimated interest was based on the rate in effect during the last month of the fiscal year ended December 31, 2019.

Operating Lease Obligations. This relates to the lease of real property from third parties under non-cancelable operating leases. Total rent expense of $629,649, $608,910 and $595,663 was recognized for fiscal years 2019, 2018 and 2017, respectively. We recognize rent expense on a straight-line basis over the term of the lease, taking into account, when applicable, lessor incentives for tenant improvements. Deferred rent is recognized for the difference between the rent expense recognized on a straight-line basis and the payments made per the terms of the lease.

Other Contractual Commitments. Represents amounts payable to agreements related to information technology outsourcing services and other service agreements.

Office Space

The lease of our current office space commenced October 1, 2014. The original lease commenced on February 25, 2006 with a term of 48 months, subsequent to which various amendments have been executed to extend the lease term. The amended lease is set to expire in September 30, 2020.

On June 17, 2019, we executed a noncancellable operating lease agreement with G&I VII Barton Skyway, LP, a Delaware limited partnership (“Landlord”) to lease an office space (Suite 450) located at 1501 South MoPac Expressway, Austin, Texas 78746 for a period of 100 months commencing on October 1, 2020. No lease payment is due until four months after the commencement date. The lease provides us with an extension option for a period of 60 months beyond the end of the initial term subject to specific conditions outlined in the agreement.

Contingencies. As of December 31, 2019, the Company is not involved in any claim, proceeding or litigation which may be deemed to have a material adverse effect on our consolidated financial statements taken as a whole.

13.	Related Party Transactions

During the year ended December 31, 2019, the Company incurred $80,542 in professional and consulting fees related to human resource services provided by HireBetter, LLC (“HireBetter”). Kurt Wilkin is the owner of HireBetter and is a member of the Company’s board of directors.

The Company also incurred $127,176 in professional and consulting fees related to marketing services rendered by Objective Advisors, Inc. (“Objective Advisors”). The owner of Objective Advisors is the spouse of John Flynn, CEO of the Company. At December 31, 2019, the Company owed $9,464 due to services provided by Objective Advisors.

OPEN LENDING, LLC

Notes to Consolidated Financial Statements

The Company incurred $461,311 in consulting fees provided by EWMW, LP (“EWMW”). The owner of EWMW is Sandy Watkins, the former Chairman of the Company’s board of directors.

14.	Retirement Plan

The Company has a 401(k)-profit sharing plan (the “401(k) Plan”) for the benefit of all employees who have attained the age of 21 years old and have completed six consecutive months of service. Eligible employees may contribute to the 401(k) Plan subject to certain limitations. Under the provisions of the 401(k) Plan, the Company will make a safe harbor non-elective contribution equal to 3% of each participant’s compensation and may make discretionary matching contributions, as well as profit sharing contributions, as determined by management. The Company made profit sharing contributions of $33,600, $33,000, and $134,127 in 2019, 2018, and 2017, respectively. The Company made safe harbor non-elective contributions of $292,204, $230,146, and $183,664 to the 401(k) Plan during the years ended December 31, 2019, 2018, and 2017, respectively.

15.	Subsequent Events

Nebula Acquisition

On January 5, 2020, Open Lending, LLC entered into a business combination agreement (the “Agreement”) with Nebula Acquisition Corp., a Delaware corporation (“NAC”), BRP Hold 11, Inc., a Delaware corporation (“Blocker”), the Blocker’s sole stockholder, Nebula Parent Corp., a Delaware corporation, NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation and Shareholder Representative Services LLC, a Colorado limited liability company, as the Security holder Representative. Pursuant to the Agreement, NAC will acquire the Company consideration of a combination of cash and shares. The terms of the Agreement contain customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated.

Credit Agreement

On March 11, 2020, the Company entered into a credit agreement with a syndicate of lenders that funded a term loan in a principal amount of $170,000,000, which will be used primarily to finance distributions to equity investors. The current maturity date for the credit agreement is March 2027. The term loan bears interest at a variable rate of LIBOR + 6.50% or the base rate + 5.50%.

The credit agreement contains a maximum total net leverage ratio financial covenant that is tested quarterly and is calculated based on the ratio of the Company’s adjusted EBITDA to funded indebtedness. The maximum total net leverage ratio begins at 4.75 to 1.0 and then gradually decreases from year-to-year down to 2.5 to 1.0 on or after June 30, 2026.

NEBULA ACQUISITION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets:
Current assets:
Cash	$615,658	$1,299,288
Prepaid expenses	68,591	138,279

Total current assets	684,249	1,437,567
Investment held in Trust Account	282,267,853	281,229,266

Total assets	$282,952,102	$282,666,833

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and accrued expenses	$904,968	$719,247
Due to related party	241,783	203,630
Accrued franchise and income taxes	229,097	—

Total current liabilities	1,375,848	922,877
Deferred underwriting commissions	9,625,000	9,625,000

Total liabilities	11,000,848	10,547,877

Commitments

Class A common stock, $0.0001 par value; 26,695,125 and 26,711,895 shares subject to possible redemption at March 31, 2020 and December 31, 2019, respectively	266,951,250	267,118,950

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 804,875 and 788,105 shares issued and outstanding (excluding 26,695,125 and 26,711,895 shares subject to possible redemption) at March 31, 2020 and December 31, 2019, respectively	81	79
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,875,000 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	688	688
Additional paid-in capital	—	—
Retained earnings	4,999,235	4,999,239

Total stockholders’ equity	5,000,004	5,000,006

Total Liabilities and Stockholders’ Equity	$282,952,102	$282,666,833

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEBULA ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
General and administrative costs	$864,543	$102,409
Franchise tax expense	50,050	50,100

Loss from operations	(914,593)	(152,509)
Investment income on Trust Account	1,038,587	1,520,203

Income before income tax expense	123,994	1,367,694
Income tax expense	291,696	308,978

Net (loss) income	$(167,702)	$1,058,716

Weighted average shares outstanding of Class A common stock	27,500,000	27,500,000

Basic and diluted net income per share, Class A	$0.01	$0.04

Weighted average shares outstanding of Class B common stock	6,875,000	6,875,000

Basic and diluted net loss per share, Class B	$(0.05)	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEBULA ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	For the Three Months Ended March 31, 2020
	Common Stock				Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2019	788,105	$79	6,875,000	$688	$—	$4,999,239	$5,000,006

Common stock subject to possible redemption	16,770	2	—	—	—	167,698	167,700
Net loss	—	—	—	—	—	(167,702)	(167,702)

Balance—March 31, 2020 (unaudited)	804,875	$81	6,875,000	$688	$—	$4,999,235	$5,000,004

	For the Three Months Ended March 31, 2019
	Common Stock				Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2018	1,047,509	$105	6,875,000	$688	$2,344,778	2,654,430	$5,000,001

Common stock subject to possible redemption	(105,871)	(11)	—	—	(1,058,699)	—	(1,058,710)
Net income	—	—	—	—	—	1,058,716	1,058,716

Balance—March 31, 2019 (unaudited)	941,638	$94	6,875,000	$688	$1,286,079	$3,713,146	$5,000,007

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEBULA ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(167,702)	$1,058,716
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Income earned on investment held in Trust Account	(1,038,587)	(1,520,204)
Changes in operating assets and liabilities:
Prepaid expenses	69,688	(126,750)
Accounts payable and accrued expenses	185,721	(2,630)
Due to related party	38,153	1,463
Accrued franchise and income taxes	229,097	159,029

Net cash used in operating activities	(683,630)	(430,376)

Cash Flows from Investing Activities:
Investment income released from Trust Account to pay taxes	—	200,050

Net cash provided by investing activities	—	200,050

Net decrease in cash	(683,630)	(230,326)
Cash—beginning of the year	1,299,288	25,000

Cash—end of the year	$615,658	$(205,326)

Supplemental disclosure of noncash activities:
Change in value of Class A common stock subject to possible redemption	$167,700	$1,058,710

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Nebula Acquisition Corporation (the “Company” or “NAC”) was incorporated in Delaware on October 2, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At March 31, 2020, the Company had not commenced any operations. All activity for the period from October 2, 2017 (inception) through March 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of investment income from the proceeds derived from the Initial Public Offering. The fiscal year of the Company is the twelve- month calendar period from January 1 through December 31.

Sponsor and Financing

The Company’s sponsor is Nebula Holdings, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on January 9, 2018. The Company consummated its Initial Public Offering of 27,500,000 Units, including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option at $10.00 per Unit, generating gross proceeds of $275 million and incurring offering costs of approximately $15.7 million, inclusive of $9.625 million in deferred underwriting commissions (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,000,000 warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, with the Sponsor, generating gross proceeds of $7.5 million (Note 4).

The Trust Account

Funds from the Initial Public Offering have been placed in a trust account (“Trust Account”) with American Stock Transfer and Trust Company. The proceeds held in the Trust Account may only be invested in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes, all of which was withdrawn by the Company in December 2019, and $100,000 of interest to pay dissolution expenses, if any), none of the funds held in the Trust Account will be released until the

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

earlier of: (i) the completion of the initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if it does not complete the initial Business Combination within the Combination Period (defined below); and (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Initial Public Offering if the Company is unable to complete an initial Business Combination within the Combination Period (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes and up to $500,000 of interest which may be released to the Company for working capital purposes, all of which was withdrawn by the Company in December 2019, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable and up to $500,000 for working capital purposes, all of which was withdrawn by the Company in December 2019). The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

the consummation of the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay its franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes, all of which was withdrawn by the Company in December 2019). As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, the Company originally had 24 months from the closing of the Initial Public Offering to complete the initial Business Combination. On January 9, 2020, the Company held a special meeting of stockholders (the “Meeting”), at which the stockholders approved an amendment (the “Charter Amendment”) to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination (the “Extension”) for an additional five months, from January 12, 2020 to June 12, 2020 (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less $100,000 of interest to pay dissolution expenses, and up to $500,000 of interest released to the Company for working capital purposes, which was withdrawn by the Company in December 2019), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliate acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.

In the event of a liquidation, dissolution or winding up of the Company after an initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the initial Business Combination, subject to the limitations described herein.

Business Combination Agreement

On January 5, 2020, the Company, BRP Hold 11, Inc., a Delaware corporation (“Blocker”), the Blocker’s sole stockholder (the “Blocker Holder”), Nebula Parent Corp., a Delaware corporation (“ParentCo”), NBLA Merger Sub LLC, a Texas limited liability company (“Merger Sub LLC”), NBLA Merger Sub Corp., a Delaware

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

corporation (“Merger Sub Corp”), Open Lending, LLC, a Texas limited liability company (the “Target” or “Open Lending”), and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholder Representative, entered into a business combination agreement (as amended, the “Agreement”) pursuant to which NAC will acquire the Target for consideration of a combination of cash and shares, as disclosed in a Form 8-K filed on January 6, 2020. On March 18, 2020, the Company entered into Amendment No. 1 and Waiver to the Agreement, as disclosed in the Form 8-K filed on March 18, 2020. On March 26, 2020, the Company entered into Amendment No. 2 and Consent to the Agreement, as disclosed in the Form 8-K filed on March 27, 2020.

In addition, pursuant to the terms of the Agreement, all SEC and other regulatory filing fees incurred in connection with the proxy statement shall be paid by the Company; provided, however, if the closing of the Business Combination (the “Closing”) occurs, fifty percent of such fees shall be deemed to be the Company’s expenses and fifty percent of such fees shall be deemed to be Open Lending’s expenses. As of March 31, 2020, the Company has paid $446,906 in regulatory filings fees in connection with such events, and expected to receive a reimbursement of $223,453 from Open Lending if the Closing occurs. In connection with the Proposed Transactions, ParentCo filed a Registration Statement on Form S-4 with the SEC on March 18, 2020, which contains a preliminary proxy statement for the Company’s stockholders and warrantholders.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On March 6, 2020, the Company notified the Nasdaq Stock Market (“Nasdaq”) of the death of one of its director’s. As a result of such event, the Company is temporarily not in compliance with the continued listing requirements as set forth in Nasdaq Listing Rules 5605(b)(1) and 5605(d)(2)(A) regarding the composition of the board and its compensation committee, respectively, because a majority of the board is not comprised of independent directors and the compensation committee is not comprised of at least two independent directors. The Company has determined to rely on the cure periods set forth in Nasdaq Listing Rules 5605(b)(1)(A) and 5605(d)(4) with respect to the composition of the board and its compensation committee, respectively.

On March 6, 2020, the Company received a response letter from Nasdaq acknowledging the Company’s non-compliance with Nasdaq Listing Rule 5605. The Nasdaq letter further provided that consistent with Nasdaq Listing Rules 5605(b)(1)(A) and 5605(d)(4), Nasdaq will provide the Company with a cure period in order to regain compliance until the earlier to occur of (i) its next annual stockholders meeting or March 2, 2021; or (ii) if the next annual shareholders’ meeting is held before August 31, 2020, then the Company must evidence compliance no later than August 31, 2020.

The Company expects to regain compliance with Nasdaq Listing Rule 5605 prior to the expiration of the cure period provided by Nasdaq.

Going Concern Consideration

As of March 31, 2020, the Company had approximately $616,000 in its operating bank account, approximately $7.3 million of investment income available in the Trust Account to pay for franchise and income taxes (less $100,000 of investment income to pay dissolution expenses, and up to $500,000 of investment income released to the Company for working capital purposes, which was withdrawn by the Company in December 2019), and working capital deficit of approximately $692,000.

Through March 31, 2020, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 5) to the Sponsor, and an aggregate of approximately $242,000 in advances due to related party, which is discussed in Note 4,

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

approximately $291,000 in loans from the Sponsor, the net proceeds from the consummation of the Private Placement not held in Trust, and proceeds from investment income released from Trust Account since inception of approximately $3.2 million and $500,000 for taxes and working capital purposes. The Company repaid the loans from the Sponsor in full in February 2018. The Company may need to obtain additional loans from the Sponsor or obtain funding from other sources in order to satisfy its working capital requirements through June 12, 2020, the mandatory liquidation date.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the working capital deficit, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 12, 2020.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and pursuant to rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2020 is not necessarily indicative of the results that may be expected through December 31, 2020.

Principles of Consolidation

The condensed consolidated financial statements of the Company include all of its wholly-owned subsidiaries, which were incorporated in Delaware on December 23, 2019 in connection with the planned merger. All inter-company accounts and transactions are eliminated in consolidation.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed consolidated balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Actual results could differ from those estimates.

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A-Expenses of Offering.” Offering costs consist of costs incurred in connection with formation and preparation for the Initial Public Offering. These costs, together with the underwriter discount, was charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A Common Stock subject to possible redemption

As discussed in Note 1, all of the 27,500,000 common shares sold as part of a Unit in the Initial Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital. Accordingly, at March 31, 2020 and December 31, 2019, 26,695,125 and 26,711,895 of the 27,500,000 Public Shares were classified outside of permanent equity, respectively.

Net Income(Loss) per Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the initial Public Offering (including the consummation of the over-allotment) and Private Placement to purchase an aggregate of 14,166,667 shares of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s condensed consolidated statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted, for Class A common stock for the three months ended March 31, 2020 and 2019 is calculated by dividing the interest income earned on the Trust Account of approximately $1.0 million and approximately $1.5 million, net of applicable taxes of approximately $342,000 and approximately $359,000, and funds available to be withdrawn from Trust for working capital purposes of $500,000 and approximately $102,000, resulted in a net income of approximately $197,000 and approximately $1.1 million, respectively, by the weighted average number of Class A common stock outstanding for the periods. Net income per share, basic and diluted, for Class B common stock for the three months ended March 31, 2020 and 2019 is calculated by dividing the net loss of approximately $168,000 and net income of approximately $1.1 million, less income attributable to Public Shares of approximately $197,000 and approximately $1.1 million, resulted in a net loss of approximately $365,000 and $0, by the weighted average number of Class B common stock outstanding for the periods.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Management has determined that a full valuation allowance on the deferred tax asset (related to start up costs) is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2020 or December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2020 or December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s condensed consolidated financial statements.

Note 3—Public Offering

On January 12, 2018, the Company sold 27,500,000 Units, including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, at a price of $10.00 per Unit.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-third of one redeemable warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover any over-allotments at the initial public offering price less the underwriting discounts and commissions. The Units that were issued in connection with the over-allotment option are identical to the Units issued in the Initial Public Offering. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a forfeiture of 312,500 shares of Class B common stock.

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company paid an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Initial Public Offering (or $5.5 million), with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds (or $9.625 million) payable upon the Company’s completion of an initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

Note 4—Related Party Transactions

Founder Shares

On October 16, 2017, the Sponsor purchased 7,187,500 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (see Note 5). In December 2017, the Sponsor transferred 25,000 Founder Shares to each of the Company’s then independent directors, at the original per share purchase price. Also, in January 2018, another 25,000 Founder Shares were transferred to one of the Company’s independent directors. The 100,000 Founder Shares held by the Company’s independent directors was not subject to forfeiture in the event the underwriters’ over-allotment option was not exercised. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a forfeiture of 312,500 shares of Class B common stock.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering on January 12, 2018, the Sponsor paid the Company $7.5 million for 5,000,000 Private Placement Warrants at a price of $1.50 per whole warrant. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Initial Public Offering held in the Trust Account. If the initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement signed on January 12, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

The Company’s Sponsor had loaned the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $291,000 under the Note and repaid this amount in full in February 2018.

Due to Related Party

An affiliate of the Company paid general and administrative expenses on behalf of the Company. An aggregate of approximately $242,000 and $204,000, as reflected in the accompanying condensed consolidated balance sheets are outstanding as of March 31, 2020 and December 31, 2019, respectively. These amounts are due on demand and are non-interest bearing.

Note 5—Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock. If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

On October 16, 2017, the Sponsor purchased 7,187,500 shares of Class B common stock for $25,000. The Sponsor had agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in the forfeiture of 312,500 shares of Class B common stock during the year ended December 31, 2019. As of March 31, 2020 and December 31, 2019, there were 6,875,000 shares of Class B common stock issued and outstanding and 27,500,000 shares of Class A common stock outstanding and 26,695,125 and 26,711,895 of the shares of Class A common stock are classified outside of equity as redeemable common stock, respectively.

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants

The public warrants may only be exercised for a whole number of shares. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. The public warrants will become exercisable on the later of (a) 30 days after the completion of a business combination or (b) 12 months from the closing of the initial public offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their public warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the public warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

The private placement warrants are identical to the public warrants underlying the units sold in the initial public offering, except that the private placement warrants and the Class A common stock issuable upon exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the private placement warrants are held by someone other than the initial shareholders or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

The Company may call the public warrants for redemption (except with respect to the private placement warrants):

•	in whole and not in part

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement.

NEBULA ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The exercise price and number of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 6-Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of March 31, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investment held in Trust Account	$282,267,853	—	—

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investment held in Trust Account	$281,229,266	—	—

At March 31, 2020 and December 31, 2019, the investments held in the Trust Account were held in marketable equity securities.

Note 7—Subsequent Events

Nasdaq Delisting Extension Notification

Aside for the following, the Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the condensed consolidated financial statements, except as disclosed in Note 1.

On February 18, 2020, the Company received a notification from the staff of the Nasdaq Stock Market (the “Staff”) indicating that the Company was no longer in compliance with Nasdaq Listing Rule 5550(a)(3) (the “Rule”), which requires the Company to have a minimum of 300 public holders. On April 3, 2020, the Company submitted materials illustrating its plan to gain compliance with the Rule and requesting an extension to regain compliance with the Rule. On April 14, 2020, the Company received a notification from the Staff that it has granted the Company an extension to regain compliance with the Rule on or before August 17, 2020.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Nebula Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nebula Acquisition Corporation and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to complete a Business Combination by the close of business on June 12, 2020, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

February 14, 2020

NEBULA ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
Assets:
Current assets:
Cash	$1,299,288	$1,183,723
Prepaid expenses	138,279	5,000

Total current assets	1,437,567	1,188,723
Investment held in Trust Account	281,229,266	278,323,607

Total assets	$282,666,833	$279,512,330

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and accrued expenses	$719,247	$11,155
Due to related party	203,630	95,865
Franchise tax payable	—	200,000
Income tax payable	—	55,399

Total current liabilities	922,877	362,419
Deferred underwriting commissions	9,625,000	9,625,000

Total liabilities	10,547,877	9,987,419

Commitments

Class A common stock, $0.0001 par value; 26,711,895 and 26,452,491 shares subject to possible redemption at December 31, 2019 and 2018, respectively	267,118,950	264,524,910

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2019 and 2018	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 788,105 and 1,047,509 shares issued and outstanding (excluding 26,711,895 and 26,452,491 shares subject to possible redemption) at December 31, 2019 and 2018, respectively	79	105
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,875,000 shares issued and outstanding at December 31, 2019 and 2018, respectively	688	688
Additional paid-in capital	—	2,344,778
Retained earnings	4,999,239	2,654,430

Total stockholders’ equity	5,000,006	5,000,001

Total Liabilities and Stockholders’ Equity	$282,666,833	$279,512,330

The accompanying notes are an integral part of these consolidated financial statements.

NEBULA ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2019	2018
General and administrative costs	$1,179,661	$384,096
Franchise tax expense	1,069,448	199,000

Loss from operations	(2,249,109)	(583,096)
Investment income on Trust Account	5,845,402	4,083,807

Income before income tax expense	3,596,293	3,500,711
Income tax expense	1,002,248	815,599

Net income	$2,594,045	$2,685,112

Weighted average shares outstanding of Class A common stock	27,500,000	27,500,000

Basic and diluted net income per share, Class A	$0.14	$0.10

Weighted average shares outstanding of Class B common stock	6,875,000	6,875,000

Basic and diluted net income per share, Class B	$(0.17)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

NEBULA ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock					Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Class A		Class B		Additional Paid-In Capital
	Shares	Amount	Shares	Amount
Balance - December 31, 2017	—	$—	7,187,500	$719	$24,281	$(30,682)	$(5,682)

Sale of units in initial public offering, net of offering costs	27,500,000	2,750	—	—	259,342,731	—	259,345,481
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	7,500,000	—	7,500,000
Forfeiture of Class B common stock	—	—	(312,500)	(31)	31	—	—
Common stock subject to possible redemption	(26,452,491)	(2,645)	—	—	(264,522,265)	—	(264,524,910)
Net income	—	—	—	—	—	2,685,112	2,685,112

Balance - December 31, 2018	1,047,509	$105	6,875,000	$688	$2,344,778	2,654,430	$5,000,001

Common stock subject to possible redemption	(259,404)	(26)	—	—	(2,344,778)	(249,236)	(2,594,040)
Net income	—	—	—	—	—	2,594,045	2,594,045

Balance - December 31, 2019	788,105	$79	6,875,000	$688	$—	$4,999,239	$5,000,006

The accompanying notes are an integral part of these consolidated financial statements.

NEBULA ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$2,594,045	$2,685,112
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investment held in Trust Account	(5,845,402)	(4,083,807)
Changes in operating assets and liabilities:
Prepaid expenses	(133,279)	(5,000)
Accounts payable and accrued expenses	708,092	(18,245)
Due to related party	107,765	95,865
Franchise tax payable	(200,000)	200,000
Income tax payable	(55,399)	55,399

Net cash used in operating activities	(2,824,178)	(1,070,676)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(275,000,000)
Investment income released from Trust Account	2,939,743	760,200

Net cash provided by (used in) investing activities	2,939,743	(274,239,800)

Cash Flows from Financing Activities:
Proceeds received from initial public offering	—	275,000,000
Payment of offering costs	—	(5,809,600)
Proceeds received from private placement	—	7,500,000
Repayment of note from related party	—	(221,201)

Net cash provided by financing activities	—	276,469,199

Net increase in cash	115,565	1,158,723

Cash - beginning of the year	1,183,723	25,000

Cash - end of the year	$1,299,288	$1,183,723

Supplemental disclosure of noncash activities:
Deferred underwriting commissions charged to additional paid-in capital in connection with the initial public offering	$—	$9,625,000
Reclassification of deferred offering costs to equity upon completion of the initial public offering	$—	$219,919
Change in value of Class A common stock subject to possible redemption	$2,594,040	$264,524,910

Supplemental cash flow disclosure:
Cash paid for income taxes	$1,157,635	$760,200

The accompanying notes are an integral part of these consolidated financial statements.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Nebula Acquisition Corporation (the “Company” or “NAC”) was incorporated in Delaware on October 2, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2019, the Company had not commenced any operations. All activity for the period from October 2, 2017 (inception) through December 31, 2019 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of investment income from the proceeds derived from the Initial Public Offering. The fiscal year of the Company is the twelve- month calendar period from January 1 through December 31.

Sponsor and Financing

The Company’s sponsor is Nebula Holdings, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on January 9, 2018. The Company consummated its Initial Public Offering of 27,500,000 Units, including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option at $10.00 per Unit, generating gross proceeds of $275 million and incurring offering costs of approximately $15.7 million, inclusive of $9.625 million in deferred underwriting commissions (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,000,000 warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, with the Sponsor, generating gross proceeds of $7.5 million (Note 4).

The Trust Account

Funds from the Initial Public Offering have been placed in a trust account (“Trust Account”) with American Stock Transfer and Trust Company. The proceeds held in the Trust Account may only be invested in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes, which was withdrawn by the Company in December 2019, and $100,000 of interest to

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

pay dissolution expenses, if any), none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if it does not complete the initial Business Combination within the Combination Period (defined below); and (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Initial Public Offering if the Company is unable to complete an initial Business Combination within the Combination Period (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes and up to $500,000 of interest which may be released to the Company for working capital purposes, which was withdrawn by the Company in December 2019, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable and up to $500,000 for working capital purposes, which was withdrawn by the Company in December 2019). The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay its franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes, which was withdrawn by the Company in December 2019). As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, the Company has 24 months from the closing of the Initial Public Offering to complete the initial Business Combination. On January 9, 2020, the Company held a special meeting of stockholders (the “Meeting”), and the stockholders approved an amendment (the “Charter Amendment”) to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination (the “Extension”) for an additional five months, from January 12, 2020 to June 12, 2020 (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes, which was withdrawn by the Company in December 2019, and $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliate acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.

In the event of a liquidation, dissolution or winding up of the Company after an initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the initial Business Combination, subject to the limitations described herein.

On January 5, 2020, the Company, BRP Hold 11, Inc., a Delaware corporation (“Blocker”), the Blocker’s sole stockholder (the “Blocker Holder”), Nebula Parent Corp., a Delaware corporation (“ParentCo”), NBLA

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Merger Sub LLC, a Texas limited liability company (“Merger Sub LLC”), NBLA Merger Sub Corp., a Delaware corporation (“Merger Sub Corp”), Open Lending, LLC, a Texas limited liability company (the “Target”), and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholder Representative, entered into a business combination agreement (the “Agreement”) pursuant to which NAC will acquire the Target for consideration of a combination of cash and shares, as disclosed in Form 8-K filing on January 6, 2020.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 12, 2020.

As of December 31, 2019, the Company had approximately $1.3 million in its operating bank account, approximately $6.2 million of investment income available in the Trust Account to pay for franchise and income taxes (less up to $500,000 of investment income released to the Company for working capital purposes, which was withdrawn by the Company in December 2019, and $100,000 of investment income to pay dissolution expenses), and working capital surplus of approximately $515,000.

Through December 31, 2019, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 5) to the Sponsor, and an aggregate of approximately $204,000 in advances due to related party, which is discussed in Note 4, approximately $291,000 in loans from the Sponsor, the net proceeds from the consummation of the Private Placement not held in Trust, and proceeds from investment income released from Trust Account since inception of approximately $3.2 million and $500,000 for taxes and working capital purposes, respectively. The Company repaid the loans from the Sponsor in full in February 2018. The Company anticipated that it may need to obtain additional loans from the Sponsor or obtain funding from other sources in order to satisfy our working capital requirements through June 12, 2020, our mandatory liquidation date.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements of the Company include all of its wholly-owned subsidiaries, which were incorporated in Delaware on December 23, 2019 in connection with the planned merger. All inter-company accounts and transactions are eliminated in consolidation.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

F-11

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A-Expenses of Offering.” Offering costs consist of costs incurred in connection with formation and preparation for the Initial Public Offering. These costs, together with the underwriter discount, was charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A Common Stock subject to possible redemption

As discussed in Note 1, all of the 27,500,000 common shares sold as part of a Unit in the Initial Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital. Accordingly, at December 31, 2019 and 2018, 26,711,895 and 26,452,491 of the 27,500,000 Public Shares were classified outside of permanent equity, respectively.

Net Income per Share

Net income per share is computed by dividing net income by the weighted-average number of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the initial Public Offering (including the consummation of the over-allotment) and Private Placement to purchase an aggregate of 14,166,667 shares of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes and funds available to be withdrawn from Trust for working capital purposes, by the weighted average number of Class A common stock outstanding for the period. Net income per share, basic and diluted for Class B common stock is calculated by dividing the net income, less income attributable to Public Shares, by the weighted average number of Class B common stock outstanding for the periods.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Management has determined that a full valuation allowance on the deferred tax asset (related to start up costs) is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 or December 31, 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 or December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s consolidated financial statements.

Note 3-Public Offering

On January 12, 2018, the Company sold 27,500,000 Units, including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, at a price of $10.00 per Unit.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-third of one redeemable warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover any over-allotments at the initial public offering price less the underwriting discounts and commissions.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Units that were issued in connection with the over-allotment option are identical to the Units issued in the Initial Public Offering. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a forfeiture of 312,500 shares of Class B common stock during the year ended December 31, 2018.

The Company paid an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Initial Public Offering (or $5.5 million), with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds (or $9.625 million) payable upon the Company’s completion of an initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

Note 4-Related Party Transactions

Founder Shares

On October 16, 2017, the Sponsor purchased 7,187,500 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (see Note 5). In December 2017, the Sponsor transferred 25,000 Founder Shares to each of the Company’s then independent directors, at the original per share purchase price. Also, in January 2018, another 25,000 Founder Shares were transferred to one of the Company’s independent directors. The 100,000 Founder Shares held by the Company’s independent directors was not subject to forfeiture in the event the underwriters’ over-allotment option was not exercised. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a forfeiture of 312,500 shares of Class B common stock during the year ended December 31, 2018.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering on January 12, 2018, the Sponsor paid the Company $7.5 million for 5,000,000 Private Placement Warrants at a price of $1.50 per whole warrant. Each

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Initial Public Offering held in the Trust Account. If the initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement signed on January 12, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

The Company’s Sponsor had loaned the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of March 31, 2018 or upon the completion of the Initial Public Offering. The Company borrowed approximately $291,000 under the Note and repaid this amount in full in February 2018.

Due to Related Party

An affiliate of the Company paid general and administrative expenses on behalf of the Company. An aggregate of approximately $204,000 and $96,000, as reflected in the accompanying balance sheets are outstanding as of December 31, 2019 and 2018, respectively. These amounts are due on demand and are non-interest bearing.

Note 5-Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock. If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 16, 2017, the Sponsor purchased 7,187,500 shares of Class B common stock for $25,000. The Sponsor had agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in the forfeiture of 312,500 shares of Class B common stock during the year ended December 31, 2018. As of December 31, 2019 and 2018, there were 6,875,000 shares of Class B common stock issued and outstanding and 27,500,000 shares of Class A common stock outstanding and 26,711,895 and 26,452,491 of the shares of Class A common stock are classified outside of equity as redeemable common stock, respectively.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Warrants

The public warrants may only be exercised for a whole number of shares. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. The public warrants will become exercisable on the later of (a) 30 days after the completion of a business combination or (b) 12 months from the closing of the initial public offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their public warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the public warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

The private placement warrants are identical to the public warrants underlying the units sold in the initial public offering, except that the private placement warrants and the Class A common stock issuable upon exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the private placement warrants are held by someone other than the initial shareholders or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company may call the public warrants for redemption (except with respect to the private placement warrants):

•	in whole and not in part

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 6-Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investment held in Trust Account	$281,229,266	—	—

December 31, 2018

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investment held in Trust Account	$278,323,607	—	—

At December 31, 2019 and 2018, the investments held in the Trust Account were held in marketable equity securities.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Income Taxes

The income tax provision (benefit) consists of the following:

	December 31,
	2019	2018
Current
Federal	$1,002,248	$815,599
State	—	—
Deferred
Federal	(245,853)	(79,895)
State	—	—
Change in valuation allowance	245,853	79,895

Income tax provision expense	$1,002,248	$815,599

The Company’s net deferred tax assets are as follows:

	December 31,
	2019	2018
Deferred tax asset
Startup/Organizational Costs	$325,748	$79,895

Total deferred tax assets	325,748	79,895
Valuation Allowance	(325,748)	(79,895)

Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2019 and 2018, the valuation allowance were approximately $326,000 and $80,000, respectively.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate is as follows:

	December 31,
	2019	2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Federal tax rate change	0.0%	0.0%
Meals & entertainment	0.0%	0.0%
Valuation allowance	6.8%	2.3%

Income tax provision expense	27.8%	23.3%

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements, except as disclosed in Note 1.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Nebula Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Nebula Acquisition Corporation (the “Company”) as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows, for the year ended December 31, 2018 and for the period from October 2, 2017 (inception) through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period from October 2, 2017 (inception) through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by January 12, 2020, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits are accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

February 15, 2019

NEBULA ACQUISITION CORPORATION

BALANCE SHEETS

	December 31,
	2018	2017
Assets:
Current assets:
Cash	$1,183,723	$25,000
Prepaid expenses	5,000	—

Total current assets	1,188,723	25,000
Investment held in Trust Account	278,323,607	—
Deferred offering costs associated with initial public offering	—	219,919

Total assets	$279,512,330	$244,919

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$11,155	$—
Accrued expenses	—	29,400
Due to related party	95,865	—
Franchise tax payable	200,000	—
Income tax payable	55,399	—
Note payable - related party	—	221,201

Total current liabilities	362,419	250,601
Deferred underwriting commissions	9,625,000	—

Total liabilities	9,987,419	250,601

Commitments

Class A common stock, $0.0001 par value; 26,452,491 and -0- shares subject to possible redemption at December 31, 2018 and 2017, respectively	264,524,910	—

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2018 and 2017	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,047,509 and -0- shares issued and outstanding (excluding 26,452,491 and -0- shares subject to possible redemption) at December 31, 2018 and 2017, respectively	105	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,875,000 and 7,187,500 shares issued and outstanding at December 31, 2018 and 2017, respectively	688	719
Additional paid-in capital	2,344,778	24,281
Retained earnings (accumulated deficit)	2,654,430	(30,682)

Total stockholders’ equity (deficit)	5,000,001	(5,682)

Total Liabilities and Stockholders’ Equity (Deficit)	$279,512,330	$244,919

The accompanying notes are an integral part of these financial statements.

NEBULA ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2018	For the Period from October 2, 2017 (inception) through December 31, 2017
General and administrative costs	$384,096	$30,682
Franchise tax expense	199,000	—

Loss from operations	(583,096)	(30,682)
Investment income on Trust Account	4,083,807	—

Income before income tax expense	3,500,711	(30,682)
Income tax expense	815,599	—

Net income (loss)	$2,685,112	$(30,682)

Weighted average shares outstanding of Class A common stock	27,500,000	6,250,000

Basic and diluted net income per share, Class A	$0.10	$(0.00)

Weighted average shares outstanding of Class B common stock	6,875,000	6,250,000

Basic and diluted net income per share, Class B	$(0.00)	$(0.00)

The accompanying notes are an integral part of these financial statements.

NEBULA ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

							Total
	Common Stock				Additional		Stockholders’
	Class A		Class B		Paid-In	Retained	Equity
	Shares	Amount	Shares	Amount	Capital	Earnings	(Deficit)
Balance - October 2, 2017 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	—	—	(30,682)	(30,682)

Balance - December 31, 2017	—	$—	7,187,500	$719	$24,281	$(30,682)	$(5,682)

Sale of units in initial public offering, net of offering costs	27,500,000	2,750	—	—	259,342,731	—	259,345,481
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	7,500,000	—	7,500,000
Forfeiture of Class B common stock	—	—	(312,500)	(31)	31	—	—
Common stock subject to possible redemption	(26,452,491)	(2,645)	—	—	(264,522,265)	—	(264,524,910)
Net income	—	—	—	—	—	2,685,112	2,685,112

Balance - December 31, 2018	1,047,509	$105	6,875,000	$688	$2,344,778	2,654,430	$5,000,001

The accompanying notes are an integral part of these financial statements.

NEBULA ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2018	For the Period from October 2, 2017 (inception) through December 31, 2017
Cash Flows from Operating Activities:
Net income (loss)	$2,685,112	$(30,682)
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investment held in Trust Account	(4,083,807)	—
Operating costs paid by related party	—	29,282
Changes in operating assets and liabilities:
Prepaid expenses	(5,000)	—
Accounts payable	11,155	—
Accrued expenses	(29,400)	1,400
Due to related party	95,865	—
Franchise tax payable	200,000	—
Income tax payable	55,399	—

Net cash used in operating activities	(1,070,676)	—

Cash Flows from Investing Activities
Cash deposited in Trust Account	(275,000,000)	—
Investment income released from Trust Account to pay taxes	760,200	—

Net cash used in investing activities	(274,239,800)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds received from initial public offering	275,000,000	—
Payment of offering costs	(5,809,600)	—
Proceeds received from private placement	7,500,000	—
Repayment of note from related party	(221,201)	—

Net cash provided by financing activities	276,469,199	25,000

Net increase in cash	1,158,723	25,000
Cash - beginning of the period	25,000	—

Cash - end of the period	$1,183,723	$25,000

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions charged to additional paid-in capital in connection with the initial public offering	$9,625,000	$—

Reclassification of deferred offering costs to equity upon completion of the initial public offering	$219,919	$—

Change in value of Class A common stock subject to possible redemption	$264,524,910	$—

Offering costs included in note payable	$—	$191,919

Offering costs included in accrued expenses	$—	$28,000

Supplemental cash flow disclosure:
Cash paid for income taxes	$760,200	$—

The accompanying notes are an integral part of these financial statements.

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Nebula Acquisition Corporation (the “Company”) was incorporated in Delaware on October 2, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2018, the Company had not commenced any operations. All activity for the period from October 2, 2017 (inception) through December 31, 2018 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of investment income from the proceeds derived from the Initial Public Offering. The fiscal year of the Company is the twelve- month calendar period from January 1 through December 31.

Sponsor and Financing

The Company’s sponsor is Nebula Holdings, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on January 9, 2018. The Company consummated its Initial Public Offering of 27,500,000 Units, including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option at $10.00 per Unit, generating gross proceeds of $275 million and incurring offering costs of approximately $15.7 million, inclusive of $9.625 million in deferred underwriting commissions (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,000,000 warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, with the Company’s Sponsor, generating gross proceeds of $7.5 million (Note 4).

The Trust Account

Funds from the Initial Public Offering have been placed in a trust account (“Trust Account”) with American Stock Transfer and Trust Company. The proceeds held in the Trust Account may only be invested in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes and $100,000 of interest to pay dissolution expenses, if any), none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the initial Business Combination;

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

(ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if it does not complete the initial Business Combination within the Combination Period (defined below); and (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Initial Public Offering if the Company is unable to complete an initial Business Combination within the Combination Period (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes and up to $500,000 of interest which may be released to the Company for working capital purposes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable and up to $500,000 for working capital amounts released to the Company). The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the trust

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

account and not previously released to the Company to pay its franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes). As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes and $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliate acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.

In the event of a liquidation, dissolution or winding up of the Company after an initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the initial Business Combination, subject to the limitations described herein.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 12, 2020.

As of December 31, 2018, the Company had approximately $1.2 million in its operating bank account, approximately $3.3 million of investment income available in the Trust Account to pay for franchise and income taxes (less up to $500,000 of investment income released to the Company for working capital purposes and $100,000 of investment income to pay dissolution expenses).

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Through December 31, 2018, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 5) to the Sponsor, approximately $291,000 in loans from the Sponsor, the net proceeds from the consummation of the Private Placement not held in Trust, and approximately $760,000 in proceeds from investment income released from Trust Account to pay for taxes during the year ended December 31, 2018. The Company repaid the loans from the Sponsor in full in February 2018.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates

The preparation of the financial statement in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A —“Expenses of Offering.” Offering costs consist of costs incurred in connection with formation and preparation for the Initial Public Offering. These costs, together with the underwriter discount, was charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A Common Stock subject to possible redemption

As discussed in Note 1, all of the 27,500,000 common shares sold as part of a Unit in the Initial Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital. Accordingly, at December 31, 2018, 26,452,491 of the 27,500,000 Public Shares were classified outside of permanent equity.

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Net Income per Share

Net income per share is computed by dividing net income by the weighted-average number of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the initial Public Offering (including the consummation of the over-allotment) and Private Placement to purchase an aggregate of 14,166,667 shares of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes and funds available to be withdrawn from Trust for working capital purposes, by the weighted average number of Class A common stock outstanding for the period. Net income per share, basic and diluted for Class B common stock is calculated by dividing the net income, less income attributable to Public shares, by the weighted average number of Class B common stock outstanding for the period.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2018 or December 31, 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2018 or December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, “Disclosure Update and Simplification”, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of stockholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. The Company anticipates its first presentation of changes in stockholders’ equity will be included in its Form 10-Q for the quarter ended March 31, 2019.

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 3—Public Offering

On January 12, 2018, the Company sold 27,500,000 Units, including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, at a price of $10.00 per Unit.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-third of one redeemable warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover any over-allotments at the initial public offering price less the underwriting discounts and commissions. The Units that were issued in connection with the over-allotment option are identical to the Units issued in the Initial Public Offering. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a reduction of 312,500 shares of Class B common stock subject to forfeiture and are considered as forfeited in the accompanying balance sheet as of December 31, 2018.

The Company paid an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Initial Public Offering (or $5.5 million), with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds (or $9.625 million) payable upon the Company’s completion of an initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

Note 4—Related Party Transactions

Founder Shares

On October 16, 2017, the Sponsor purchased 7,187,500 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (see Note 5). In December 2017, the Sponsor transferred 25,000 Founder Shares to each of the Company’s then independent directors, at the original per share purchase price. Also in January 2018, another 25,000 Founder Shares were transferred to one of the Company’s independent directors. The 100,000 Founder Shares held by the Company’s independent directors was not subject to forfeiture in the event the underwriters’ over-allotment option was not exercised. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a reduction of 312,500 shares of Class B common stock subject to forfeiture and are considered as forfeited in the accompanying balance sheet as of December 31, 2018.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering on January 12, 2018, the Sponsor paid the Company $7.5 million for 5,000,000 Private Placement Warrants at a price of $1.50 per whole warrant. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Initial Public Offering held in the Trust Account. If the initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement signed on January 12, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Related Party Loans

The Company’s Sponsor had loaned the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of December 31, 2017, the Company had $221,201 balance outstanding. In February 2018, the Company repaid this amount in full.

Due to Related Party

An affiliate of the Company paid administrative expenses for an aggregate of approximately $96,000, as reflected in the accompanying balance sheet as of December 31, 2018. These amounts are due on demand and are non-interest bearing.

Note 5—Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock. If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

On October 16, 2017, the Sponsor purchased 7,187,500 shares of Class B common stock for $25,000. The Sponsor had agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a reduction of 312,500 shares of Class B common stock subject to forfeiture and are considered as forfeited in the accompanying balance sheet as of December 31, 2018. As such, at January 12, 2018, there were 6,875,000 shares of Class B common stock issued and outstanding and 27,500,000 shares of Class A common stock outstanding (26,452,491 of which are classified outside of equity as redeemable common stock).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2018 and December 31, 2017, there were no shares of preferred stock issued or outstanding.

Warrants

The public warrants may only be exercised for a whole number of shares. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. The public warrants will become exercisable on the later of (a) 30 days after the completion of a business combination or (b) 12 months from the closing of the initial public offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

public warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their public warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the public warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

The private placement warrants are identical to the public warrants underlying the units sold in the initial public offering, except that the private placement warrants and the Class A common stock issuable upon exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the private placement warrants are held by someone other than the initial shareholders or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

The Company may call the public warrants for redemption (except with respect to the private placement warrants):

•	in whole and not in part

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 6—Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investment held in Trust Account	$278,323,607	—	—

At December 31, 2018, the investment held in the Trust Account were held in marketable securities.

Note 7 — Income Taxes

The income tax provision (benefit) consists of the following:

December 31, 2018
Current
Federal	$815,599
State	—
Deferred
Federal	79,895
State	—
Change in valuation allowance	(79,895)

Income tax provision expense	$815,599

The Company’s net deferred tax assets are as follows:

December 31, 2018
Deferred tax asset
Startup/Organizational Costs	$79,895

Total deferred tax assets	79,895
Valuation Allowance	(79,895)

Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2018, the valuation allowance was approximately $80,000.

NEBULA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate is as follows:

December 31, 2018
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Federal tax rate change	1.4%
Valuation allowance	2.3%

Income tax provision expense	24.7%

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued.

ANNEXES

ANNEX A: BUSINESS COMBINATION AGREEMENT

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

NEBULA ACQUISITION CORP.,

BRP HOLD 11, INC.,

THE BLOCKER HOLDER NAMED HEREIN,

NEBULA PARENT CORP.,

NBLA MERGER SUB LLC,

NBLA MERGER SUB CORP.,

OPEN LENDING, LLC and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS THE SECURITYHOLDER REPRESENTATIVE

Dated as of January 5, 2020

i

ii

iii

BUSINESS COMBINATION AGREEMENT, dated as of January 5, 2020 (this “Agreement”), by and among Nebula Acquisition Corp., a Delaware corporation (“NAC”), BRP Hold 11, Inc., a Delaware corporation (“Blocker”), the person listed as the Blocker Holder on the signature pages hereto (the “Blocker Holder”), Nebula Parent Corp., a Delaware corporation (“ParentCo”), NBLA Merger Sub LLC, a Texas limited liability company (“Merger Sub LLC”), NBLA Merger Sub Corp., a Delaware corporation (“Merger Sub Corp”), Open Lending, LLC, a Texas limited liability company (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholder Representative.

WHEREAS, each of ParentCo, Merger Sub Corp and Merger Sub LLC is an entity newly formed for the purposes of the transaction proposed herein;

WHEREAS, ParentCo is a wholly-owned direct subsidiary of NAC and each of Merger Sub LLC and Merger Sub Corp is a wholly-owned direct subsidiary of ParentCo;

WHEREAS, the Blocker Holder owns all of the Blocker Shares and the Blocker Note;

WHEREAS, at least one day prior to the Closing Date, upon the terms and subject to the conditions of this Agreement, the Blocker Holder will contribute the Blocker Note to Blocker;

WHEREAS, on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”), Merger Sub Corp will merge with and into NAC (the “First Merger”), with NAC surviving the First Merger as a wholly owned subsidiary of ParentCo;

WHEREAS, on the Closing Date, immediately following the First Merger and prior to the Blocker Contribution, upon the terms and subject to the conditions of this Agreement, Blocker shall redeem the Blocker Redemption Shares in exchange for cash pursuant to the Blocker Redemption;

WHEREAS, on the Closing Date, immediately following the Blocker Redemption, upon the terms and subject to the conditions of this Agreement, ParentCo will acquire, and the Blocker Holder will contribute to ParentCo the remaining Blocker Shares after giving effect to the Blocker Redemption (the “Blocker Contribution”) such that, following the Blocker Contribution, Blocker shall be a wholly-owned subsidiary of ParentCo;

WHEREAS, on the Closing Date, immediately following the Blocker Contribution, upon the terms and subject to the conditions of this Agreement and in accordance with Article 10 of the Texas Business Organizations Code (“TBOC”), Merger Sub LLC will merge with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as a wholly-owned subsidiary of ParentCo;

WHEREAS, upon the terms and subject to the conditions of this Agreement, immediately following the Second Merger, ParentCo will contribute all of the issued and outstanding Surviving Company Common Units directly held by ParentCo to Blocker;

WHEREAS, upon the terms and subject to the conditions of this Agreement, immediately following the Second Merger, NAC Surviving Company will acquire, and ParentCo will contribute to the NAC Surviving Company the remaining Blocker Shares after giving effect to the Blocker Redemption and the Blocker Contribution (the “ParentCo Blocker Contribution”) such that, following the ParentCo Blocker Contribution, Blocker shall be a wholly-owned subsidiary of the NAC Surviving Company;

WHEREAS, the board of directors of NAC the (“NAC Board”) has unanimously (a) approved and adopted this Agreement, the First Merger and the other Transactions and (b) recommended: (i) the approval and adoption of this Agreement, the First Merger, the Blocker Contribution, the Second Merger and the other Transactions by the stockholders of NAC; and (ii) that each person who holds NAC Warrants accept the Tender Offer and tender its NAC Warrants pursuant to the Tender Offer and approve the Warrant Amendment (the “NAC Board Recommendation”);

WHEREAS, the board of directors of ParentCo (the “ParentCo Board”) has unanimously (a) approved and adopted this Agreement, the Amended and Restated ParentCo Certificate of Incorporation and the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by NAC, as the sole stockholder of ParentCo;

WHEREAS, the board of directors of Merger Sub Corp has unanimously (a) approved and adopted this Agreement, the First Merger and the other Transactions and (b) recommended the approval and adoption of this Agreement, the First Merger and the other Transactions by ParentCo, as the sole the stockholder of Merger Sub Corp. (the “Merger Sub Corp Stockholder Approval”);

WHEREAS, ParentCo, as the sole member of Merger Sub LLC, has authorized and approved this Agreement, the Second Merger and the other Transactions, upon the terms and subject to the conditions of this Agreement and in accordance with the TBOC;

WHEREAS, the members of the Board of Managers of the Company (the “Company Board”) have unanimously: (a) authorized and approved this Agreement, the Second Merger and the other Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the TBOC and the Company’s Organizational Documents; and (b) recommended that the Company Unitholders approve and adopt this Agreement, the Second Merger and the other Transactions, in each case, upon the terms and subject to the conditions in effect as of the date of this Agreement (the “Company Board Recommendation”);

WHEREAS, contemporaneously with the execution of this Agreement, True Wind Capital and certain other persons have entered into subscription agreements in substantially the form attached hereto as Exhibit A (collectively, the “Subscription Agreements”), pursuant to which, at Closing, True Wind Capital and such other persons have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase ParentCo Common Shares for an aggregate cash amount not less than $200,000,000, of which True Wind Capital shall subscribe for and purchase not less than $75,000,000; and

WHEREAS, contemporaneously with the execution of this Agreement, (a) certain Company Unitholders have entered into a voting and support agreement in substantially the form attached hereto as Exhibit B (the “Company Support Agreement”), pursuant to which such Company Unitholders have agreed, subject to certain exceptions, to approve this Agreement, the Second Merger and the other Transactions and (b) the holders of the NAC Class B Common Stock have entered into a voting and support agreement in substantially the form attached hereto as Exhibit C (the “Founder Support Agreement”), pursuant to which such holders have agreed, subject to certain exceptions, to approve this Agreement, the First Merger, the Blocker Contribution, the Second Merger and the other Transactions and forfeit any NAC Warrants held by them in to NAC.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, ParentCo, NAC, Merger Sub LLC, Merger Sub Corp, Blocker, the Blocker Holder, and the Company hereby agree as follows.

ARTICLE I

THE MERGERS AND OTHER TRANSACTIONS

SECTION 1.01 The Mergers; Blocker Contribution.

(a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Merger Sub Corp shall be merged with and into NAC in accordance with the DGCL. As a result of the First Merger, Merger Sub Corp shall cease to exist and NAC shall continue as the surviving corporation of the First Merger (the “NAC Surviving Company”).

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(b) On the Closing Date, immediately following the First Effective Time, and prior to the Blocker Contribution, upon the terms and subject to the conditions of this Agreement, Blocker shall redeem the Blocker Redemption Shares in exchange for cash pursuant to the Blocker Redemption. In consideration for the Blocker Redemption, Blocker shall cause the delivery of the Blocker Redemption Amount to be paid to the Blocker Holder by Blocker in consideration of the Blocker Redemption.

(c) On the Closing Date, immediately following the Blocker Redemption, pursuant to this Agreement and upon the terms and subject to the conditions of this Agreement, the Blocker Holder shall contribute, assign, transfer and convey to ParentCo, and ParentCo shall acquire and accept from Blocker Holder, all of Blocker Holder’s right, title and interest in and to the remaining Blocker Shares after giving effect to the Blocker Redemption, in each case, free and clear of all Liens (other than transfer restrictions under applicable securities laws) pursuant to the terms of a Contribution Agreement to be mutually agreed by ParentCo, the Company and Blocker (the “Contribution Agreement”). In consideration for the contribution to ParentCo of the remaining Blocker Shares after giving effect to the Blocker Redemption, ParentCo shall cause the delivery of the Blocker Consideration to the Blocker Holder, with the Blocker Holder receiving the Blocker Share Consideration and the Blocker Cash Consideration, each of which shall be set forth opposite Blocker Holder’s name on the Payment Spreadsheet.

(d) On the Closing Date, immediately following the Blocker Contribution, upon the terms and subject to the conditions of this Agreement, Merger Sub LLC shall be merged with and into the Company in accordance with the TBOC. As a result of the Second Merger, Merger Sub LLC shall cease to exist and the Company shall continue as the surviving company of the Second Merger (the “Surviving Company”).

(e) On the Closing Date, immediately following the Second Effective Time, ParentCo shall contribute all of the issued and outstanding Surviving Company Common Units directly held by ParentCo to Blocker (the “Contribution”) such that the Company shall become a wholly-owned subsidiary of Blocker.

(f) On the Closing Date, immediately following the Second Effective Time, ParentCo shall contribute all of the remaining Blocker Shares directly held by ParentCo after giving effect to the Blocker Redemption and the Blocker Contribution to the NAC Surviving Company such that Blocker shall become a wholly-owned subsidiary of the NAC Surviving Company.

SECTION 1.02 Closing. Unless this Agreement is terminated earlier pursuant to Article IX, the closing of the First Merger, the Blocker Contribution, the Second Merger and the Contribution (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by NAC and the Company, which date (the “Closing Date”) shall be as soon as practicable, but in no event later than three (3) Business Days, following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by NAC and the Company.

SECTION 1.03 First Effective Time; Second Effective Time.

(a) Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “First Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the First Merger. The First Merger shall become effective at the time that the properly executed and certified copy of the First Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such First Certificate of Merger and specified

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in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “First Effective Time”).

(b) Upon the terms and subject to the conditions of this Agreement, immediately following the Blocker Contribution, the parties hereto shall cause the Second Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Texas executed in accordance with, and in such form as is required by, the relevant provisions of the TBOC (the “Second Certificate of Merger”), and shall make all other filings, recordings or publications required under the TBOC in connection with the Second Merger. The Second Merger shall become effective at the time that the properly executed and certified copy of the Second Certificate of Merger is filed with the Secretary of State of the State of Texas or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Second Certificate of Merger and specified in the Second Certificate of Merger (the time at which the Second Merger becomes effective is herein referred to as the “Second Effective Time”).

SECTION 1.04 Effect of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, immunities, powers, franchises licenses and authority of Merger Sub Corp shall vest in NAC, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub Corp shall become the debts, liabilities, obligations, restrictions, disabilities and duties of NAC.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises licenses and authority of the Company and Merger Sub LLC shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub LLC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

SECTION 1.05 Organizational Documents.

(a) The certificate of incorporation of NAC in effect at the First Effective Time shall be the certificate of incorporation of the NAC Surviving Company, except such certificate of incorporation shall be amended and restated in its entirety, other than its name, to read like the certificate of incorporation of Merger Sub Corp, until amended in accordance with applicable Law. The bylaws of Merger Sub Corp in effect at the First Effective Time shall be the bylaws of the NAC Surviving Company until amended in accordance with the provisions of such bylaws.

(b) The certificate of formation of the Company in effect at the First Effective Time shall be the certificate of formation of the Surviving Company, except such certificate of formation shall be amended and restated in its entirety, other than its name, to read like the certificate of formation of Merger Sub LLC, until amended in accordance with applicable Law. The limited liability company agreement of Merger Sub LLC in effect at the First Effective Time shall be the limited liability company agreement of the Surviving Company until amended in accordance with the provisions of such limited liability company agreement.

(c) Immediately prior to the First Effective Time, the certificate of incorporation of ParentCo shall be, and the parties shall take or cause to be taken all action required to cause the certificate of incorporation of ParentCo to be, amended and restated to be in the form attached hereto as Exhibit D (the “Amended and Restated ParentCo Certificate of Incorporation”), until thereafter amended in accordance with such limited liability company agreement and applicable Law.

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SECTION 1.06 Directors and Officers.

(a) Following the Contribution, Blocker shall be the initial manager of the Surviving Company and the officers of the Company as of immediately prior to the Second Effective Time shall be the initial officers of the Surviving Company.

(b) The parties shall cause the ParentCo Board and the officers of ParentCo as of immediately following the Second Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office until their successors are duly elected and qualified.

SECTION 1.07 Tax Treatment. Each of the parties intends that, for U.S. federal income tax purposes (i) the Blocker Redemption shall be treated as a sale of the redeemed Blocker Shares under Section 302(a) of Code and (ii), the First Merger, the Blocker Contribution and the Second Merger shall be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Code (collectively, the “Intended Tax Treatment”). Each party shall file all Tax Returns consistent with, and take no position inconsistent with such treatment (whether in audits, Tax Returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, none of the parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could cause the transactions to fail to qualify for, or fail to be reported in a manner consistent with, the Intended Tax Treatment.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

SECTION 2.01 First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of NAC, Merger Sub Corp, Merger Sub LLC, ParentCo, the Company or the holders of any of the following securities:

(a) Each share of NAC Class A Common Stock issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable ParentCo Common Share.

(b) Each share of NAC Class B Common Stock issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable ParentCo Common Share.

(c) Each share of NAC Preferred Stock issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist as of the First Effective Time.

(d) Each ParentCo Common Share held by NAC issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist as of the First Effective Time.

(e) Each share of Merger Sub Corp Common Stock issued and outstanding as of immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the NAC Surviving Company.

SECTION 2.02 Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of NAC, Merger Sub Corp, Merger Sub LLC, ParentCo, the Company or the holders of any of the following securities:

(a) All Company Membership Units (except the Company Series C Preferred Units) issued and outstanding immediately prior to the Second Effective Time shall automatically be cancelled and shall be

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converted into the right to receive from ParentCo, in the aggregate, the Company Cash Consideration and the Company Share Consideration (collectively, the “Company Merger Consideration” and collectively, with the Blocker Consideration and the Contingency Consideration, the “Aggregate Consideration”). Each Company Unitholder shall receive the number of ParentCo Common Shares and portion of the Company Cash Consideration set forth opposite to such holder’s name as set forth on the Payment Spreadsheet. Notwithstanding anything in this Agreement to the contrary, Blocker shall not be treated as having sold or otherwise exchanged any of its Company Series C Preferred Units in connection with the transactions described in this Agreement.

(b) Each Company Series C Preferred Unit issued and outstanding immediately prior to the Second Effective Time, shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable Surviving Company Common Unit.

(c) Each Merger Sub LLC Common Unit issued and outstanding immediately prior to the Second Effective Time, automatically shall be converted into and exchanged for one validly issued, fully paid and nonassessable Surviving Company Common Unit.

SECTION 2.03 Contingency Consideration.

(a) Following the Closing, in addition to the consideration to be received pursuant to Section 1.01(c) and 2.02 and as part of the overall Aggregate Consideration, the Blocker Holder and the Company Unitholders shall be issued additional ParentCo Common Shares, as follows:

(i) Seven Million Five Hundred Thousand (7,500,000) ParentCo Common Shares, in the aggregate, if, at any time prior to or as of the second anniversary of the Closing, the VWAP is greater than or equal to Twelve Dollars ($12.00) over any twenty (20) trading days within any thirty (30) trading day period (the “First Share Target”) (such 7,500,000 ParentCo Common Shares, the “First Level Contingency Consideration”).

(ii) Seven Million Five Hundred Thousand (7,500,000) ParentCo Common Shares, in the aggregate, if, at any time prior to or as of the second anniversary of the Closing, the VWAP is greater than or equal to Fourteen Dollars ($14.00) over any twenty (20) trading days within any thirty (30) trading day period (the “Second Share Target” and, together with the First Share Target, the “Share Targets”) (such 7,500,000 ParentCo Common Shares, the “Second Level Contingency Consideration” and together with the First Level Contingency Consideration, the “Contingency Consideration”). For the avoidance of doubt, the maximum amount of Contingency Consideration is 15,000,000 ParentCo Common Shares, in the aggregate.

(b) If any of the Share Targets set forth in Section 2.03(a) shall have been achieved, within five (5) Business Days following the achievement of the applicable Share Target, ParentCo shall issue the applicable Contingency Consideration to the Blocker Holder and each Company Unitholder as specified on the Payment Spreadsheet.

(c) If a Change of Control of the ParentCo occurs prior to the second anniversary of the Closing, any portion of the applicable Contingency Consideration that is issuable pursuant to Section 2.03(a) that remains unissued as of immediately prior to the consummation of such Change of Control shall immediately vest and the Company Unitholders and the Blocker Holder shall be entitled to receive such applicable Contingency Consideration prior to the consummation of such Change of Control (payable to the Company Unitholders and the Blocker Holder as specified on the Payment Spreadsheet). For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to ParentCo upon:

(i) the sale, lease, license, distribution, dividend or transfer, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of ParentCo, as applicable, and its subsidiaries taken as a whole;

(ii) a merger, consolidation or other business combination of ParentCo (or any subsidiary or subsidiaries that alone or together represent more than fifty percent (50%) of the consolidated business of

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ParentCo at that time) or any successor or other entity holding fifty percent (50%) or more all of the assets of ParentCo and its subsidiaries that results in the stockholders of ParentCo (or such subsidiary or subsidiaries) or any successor or other entity holding fifty percent (50%) or more of the assets of ParentCo and its subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than fifty percent (50%) of the voting power of ParentCo (or such subsidiary or subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions; or

(iii) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall obtain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of ParentCo representing more than fifty percent (50%) of the voting power of the capital stock of ParentCo entitled to vote for the election of directors of ParentCo.

(d) The Contingency Consideration and the Share Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ParentCo Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to ParentCo Common Shares, occurring on or after the date hereof and prior to the time any such Contingency Consideration is delivered to the Blocker Holder and Company Unitholders, if any.

SECTION 2.04 Payment Spreadsheet; Company Certificate; NAC Certificate.

(a) No less than five (5) Business Day prior to the Closing Date, the Company shall prepare, or cause to be prepared, and deliver to NAC a schedule setting forth the Company’s good faith calculation of an estimate of the Aggregate Consideration (which shall include an estimate of the breakdown of Company Merger Consideration and Contingency Consideration for each Company Unitholder and an estimate of the breakdown of the Blocker Consideration and Contingency Consideration for the Blocker Holder) payable to the Company Unitholders and the Blocker Holder and an estimate of the Blocker Redemption Shares and the Blocker Redemption Amount payable to the Blocker Holder.

(b) On the Closing Date, the Company shall deliver to NAC: (i) a certificate duly executed by an authorized officer of the Company (the “Company Certificate”) setting forth the aggregate Company Transaction Expenses, in each case, with customary payoff letters in form and substance reasonably satisfactory to NAC, the amount of Blocker Cash and the Company Cash; and (ii) a schedule setting forth the Aggregate Consideration (which shall include the breakdown of Company Merger Consideration and Contingency Consideration for each Company Unitholder and the breakdown of the Blocker Consideration and Contingency Consideration for the Blocker Holder) payable to the Company Unitholders and the Blocker Holder and the Blocker Redemption Amount payable to the Blocker Holder (the “Payment Spreadsheet”). The allocation of the Aggregate Consideration, Blocker Consideration and the Blocker Redemption Amount set forth on the Payment Spreadsheet shall be binding on all parties and shall be used by the Company, ParentCo and NAC for purposes of issuing the Aggregate Consideration and the Blocker Redemption Amount to the Blocker Holder and the Company Unitholders pursuant to this Article II. In issuing the Aggregate Consideration and the Blocker Redemption Amount pursuant to this Article II, the Company, ParentCo and NAC shall be entitled to rely fully on the allocation of the Aggregate Consideration and the Blocker Redemption Amount set forth on the Payment Spreadsheet.

(c) On the Closing Date, NAC shall deliver to the Company a certificate (the “NAC Certificate”) duly executed by an authorized officer of NAC, setting forth as of immediately prior to the First Effective Time: (i) the amount of ParentCo Cash; and (ii) all indebtedness, debts and other liabilities, commitments and obligations of NAC, ParentCo, Merger Sub LLC, and Merger Sub Corp, including, the amount of cash necessary for NAC to consummate the Tender Offer, all fees, costs and expenses incurred by or on behalf of NAC,

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ParentCo, Merger Sub LLC, and Merger Sub Corp in connection with the Transaction, the Financing (including the amount of cash or Equity Interests (assuming $10.00 per share on an as converted to ParentCo Common Share basis) payable or issuable to shareholders of NAC or third party investors to incentivize such persons to purchase Equity Interests or not redeem their shares of NAC Class A Common Stock pursuant to the Organizational Documents of NAC and the Trust Agreement) and the fees, costs and expenses incurred to Deutsche Bank Securities, Goldman Sachs and Greenberg Traurig, LLP, in each case, that remains unpaid as of the Reference Time (the aggregate amount set forth on the NAC Certificate, the “NAC Expenses”); and (iii) the NAC Cash.

SECTION 2.05 NAC Warrants. At the First Effective Time, each NAC Warrant that is outstanding immediately prior to the First Effective Time after giving effect to the consummation of the Tender Offer shall, pursuant to the NAC Warrant Instrument, cease to represent a right to acquire one share of NAC Class A Common Stock and shall be converted in accordance with the terms of such NAC Warrant, at the First Effective Time, into a right to acquire one ParentCo Common Share (a “ParentCo Warrant” and collectively, the “ParentCo Warrants”) on substantially the same terms as were in effect immediately prior to the First Effective Time under the terms of the NAC Warrant Instrument. The parties shall take all lawful action to effect the aforesaid provisions of this Section 2.05, including causing the NAC Warrant Instrument to be amended or amended and restated to the extent necessary to give effect to this Section 2.05, including adding ParentCo as a party thereto and, pursuant to the consent solicitation included with the Tender Offer, reduce the term of all NAC Warrants to expire upon the consummation of the First Merger (the “Warrant Amendment”).

SECTION 2.06 Withholding. Notwithstanding any provision contained herein to the contrary, the Company and ParentCo shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If ParentCo or the Company so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts so withheld and remitted shall be treated for all purposes of this Agreement as having been paid to such person. At least five (5) Business Days prior to the Closing, ParentCo and NAC shall (a) notify the Company or the Blocker, as applicable, of any anticipated withholding with respect to the Company Merger Consideration or the Blocker Consideration (other than from the failure of any Company Unitholder to deliver to ParentCo or the Company an IRS Form W-9 with respect to such Company Unitholder), (b) consult with the Company or the Blocker, as applicable, in good faith to determine whether such deduction and withholding is required under applicable Tax Law and (c) cooperate with the Company or the Blocker, as applicable, in good faith to minimize the amount of any applicable withholding.

SECTION 2.07 Surrender and Payment.

(a) Prior to the First Effective Time, NAC and ParentCo shall appoint an exchange agent (the “Exchange Agent”) reasonably satisfactory to the Company, it being agreed that Continental Stock Transfer and Trust Company is an acceptable Exchange Agent, for the purpose of exchanging certificates (collectively, the “Certificates”), if any, representing NAC Class A Common Stock, NAC Class B Common Stock, the remaining Blocker Shares after giving effect to the Blocker Redemption and Company Membership Units, as applicable for the consideration payable in respect of NAC Class A Common Stock, NAC Class B Common Stock, the remaining Blocker Shares after giving effect to the Blocker Redemption and Company Membership Units pursuant to the provisions of this Article II and, if applicable, the Payment Spreadsheet, and will enter into an agreement with such Exchange Agent on terms reasonably satisfactory to the Company.

(b) Promptly following the First Effective Time, ParentCo shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of NAC Class A Common Stock, the holders of NAC Class B Common Stock, the Blocker Holder and the Company Unitholders (collectively, the “Holders”), the Blocker Cash Consideration, the Blocker Redemption Amount, the Blocker Share Consideration, the Company Cash Consideration and the Company Share Consideration payable and issuable pursuant to the First Merger, the Blocker Redemption, the Blocker Contribution and the Second Merger. All cash and book-entry shares

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representing ParentCo Common Shares deposited by ParentCo with the Exchange Agent for distribution pursuant to this Article II and the Payment Spreadsheet are referred to in this Agreement as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by NAC and ParentCo, deliver the appropriate cash amount, if any, and ParentCo Common Shares out of the Exchange Fund to Holders pursuant to the provisions of this Article II and, if applicable, the Payment Spreadsheet. The Exchange Fund will not be used for any other purpose. The Exchange Agent will invest any cash included in the Exchange Fund as directed by ParentCo; provided, that no such investment or losses thereon will affect the consideration payable to the Holders and ParentCo will promptly cause to be provided additional funds to the Exchange Agent for the benefit of the Holders in the amount of any such losses. Any interest and other income resulting from such investments will be the property of, and shall be paid to, ParentCo.

(c) Each Holder, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), if any, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor the consideration payable pursuant to the provisions of this Article II and, if applicable, the Payment Spreadsheet in respect of the shares of NAC Class A Common Stock, shares of NAC Class B Common Stock, the remaining Blocker Shares after giving effect to the Blocker Redemption and the Company Membership Units held by such Holder as of immediately prior to the First Merger, the Blocker Contribution or the Second Merger, as applicable. No interest will be paid or accrued on any consideration payable to the Holders hereunder.

(d) After the First Effective Time, there will be no further registration of transfers of NAC Class A Common Stock or NAC Class B Common Stock. From and after the First Effective Time, the holders of shares of NAC Class A Common Stock and NAC Class B Common Stock outstanding immediately prior to the First Effective Time will cease to have any rights with respect to such shares of NAC Class A Common Stock or NAC Class B Common stock, as applicable, except as otherwise provided in this Agreement or by applicable Law. If, after the First Effective Time, Certificates representing shares of NAC Class A Common Stock or NAC Class B Common Stock are presented to the Exchange Agent or ParentCo, they will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article II.

(e) After the Second Effective Time, there will be no further registration of transfers of Company Membership Units. From and after the Second Effective Time, the Company Unitholders will cease to have any rights with respect to the Company Membership Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Second Effective Time, Certificates representing Company Membership Units are presented to the Exchange Agent or ParentCo, they will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article II and the Payment Spreadsheet.

(f) Any portion of the Exchange Fund that remains unclaimed by the Holders one year after the First Effective Time will be returned by the Exchange Agent to ParentCo, upon demand, and any such Holder who has not exchanged such Holder’s NAC Class A Common Stock, NAC Class B Common Stock, the Blocker Shares after giving effect to the Blocker Redemption or Company Membership Units for the consideration payable pursuant to the provisions of this Article II and, if applicable, the Payment Spreadsheet prior to that time will thereafter look only to ParentCo for delivery of such consideration. Notwithstanding the foregoing, neither ParentCo nor any of its Affiliates will be liable to any Holders for any consideration payable pursuant to the provisions of this Article II delivered to a public official pursuant to applicable abandoned property Laws.

(g) No fractional shares of ParentCo Common Shares shall be issued by virtue of the First Merger, the Blocker Contribution or the Second Merger. Each Holder who would otherwise be entitled to receive a fraction of a share of ParentCo Common Shares (after aggregating all fractional shares of ParentCo Common shares issuable to such Holder) shall, in lieu of such fractional share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $10.00.

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(h) If payment is to be made to a person other than the person in whose name any Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to the Exchange Agent with all documents required to evidence and effect such transfer and that the person requesting such payment pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the ParentCo that such tax has been paid or is not applicable.

(i) In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such consideration as may be required pursuant to this Article II and the Payment Spreadsheet; provided, however, that ParentCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to ParentCo (without the requirement of posting a bond).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to ParentCo, NAC and Merger Sub Corp and Merger Sub LLC to enter into this Agreement, except as set forth in the Company’s disclosure schedule (the “Company Disclosure Schedule”), the Company hereby represents and warrants to ParentCo, NAC and Merger Sub Corp and Merger Sub LLC as follows:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a limited liability company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and each Company Subsidiary has the requisite limited liability company or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign limited liability company or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization or incorporation of each Company Subsidiary and the percentage of the outstanding ownership interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, in each case, as of the date hereof, is set forth in Section 3.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or business association or other entity.

SECTION 3.02 Organizational Documents. The Company has heretofore furnished to NAC a complete and correct copy of the certificate of formation and the limited liability company agreement or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Organizational Documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the material provisions of its Organizational Documents that would not individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole.

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SECTION 3.03 Capitalization.

(a) The outstanding membership interest or other equity interests of the Company and each Company Subsidiary: (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of any Contract or preemptive rights, rights of first refusal or other similar rights.

(b) The outstanding membership interest of the Company consists of (i) 12,181,875 Class A Common Units (“Company Class A Common Units”); (ii) 7,938,089 Class B Common Units (“Company Class B Common Units”, and together with the Company Class A Common Units, “Company Common Units”); (iii) 9,941,227 units designated as Series A Preferred units (“Company Series A Preferred Units”); (iv) 19,117,039 units designated as Series B Preferred units (“Company Series B Preferred Units”) and (v) 21,906,852 units designated as Series C Preferred units (“Company Series C Preferred Units”) under the Organization Document of the Company (collectively, the “Company Membership Units”), all of which are held on the books and records of the Company by the persons listed in Section 3.03(b) of the Company Disclosure Schedule. Except for the membership interests held by the members as set forth in Section 3.03(b) of the Company Disclosure Schedule, no membership or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such membership or other equity or voting interest, of the Company is issued and outstanding.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character that the Company is a party to relating to any membership interests in the Company or obligating the members or the Company to issue or sell any membership interests, or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect that the Company is a party to with respect to the voting or transfer of any of the membership interests. No holder of Company Membership Units has appraisal rights for any such units in connection with the transactions contemplated by this Agreement.

SECTION 3.04 Authority Relative to This Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder in accordance with and upon the terms and conditions set forth herein. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all members of the Company Board and, subject to obtaining the Member Approval, no other proceedings on the part of the Company or its members are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by ParentCo, NAC and Merger Sub Corp and Merger Sub LLC, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; provided, that the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not: (i) conflict with or violate the Organizational Documents of the Company or any Company Subsidiary; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States federal or state, or non-United States, statute, law, ordinance, regulation, rule, code, restriction, executive order, injunction, judgment, directive, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any

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right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not individually or in the aggregate, be material and adverse to the Company and the Company Subsidiaries taken as a whole.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory, administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and filing and recordation of appropriate merger documents as required by the TBOC; (ii) pre-Closing and post-Closing filing or notification requirements applicable under any state insurance Laws, including, but not limited to, insurance agency change in control approval requirements under the Texas Insurance Code; and (iii) such consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay the Company’s ability to consummate the transactions contemplated hereby.

SECTION 3.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the lawful conduct each of the Company or the Company Subsidiaries to lawfully own, lease and operate its properties or to carry on its business as it is now being conducted, including, without limitation, all necessary and appropriate licenses, certificates and authorizations required under the insurance Laws and regulations of any state for the legal and authorized transaction of insurance (the “Company Permits”). The Company Permits held by the Company and the Company Subsidiaries are valid and in full force and effect in all material respects, and no suspension, revocation, involuntary termination or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Each of the Company and the Company Subsidiaries is, and since the Look-Back Date, have been, in compliance in all material respects with all applicable Laws of applicable Governmental Authorities.

SECTION 3.07 Financial Statements.

(a) The Company has delivered to NAC true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2017 and December 31, 2018 and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule, and which contains an unqualified report of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) was prepared in accordance with United States generally accepted accounting principles, as in effect on the date of this Agreement (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to NAC a true and complete draft of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of September 30, 2019 (the “2019 Balance Sheet”), and a draft of the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the 9-month period then ended, which are attached as Section 3.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with GAAP

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applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the consolidated financial position, consolidated results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal year-end adjustments and the absence of footnote disclosure.

(c) None of the Company or any Company Subsidiary has any liabilities or obligations that are of the type that would be set forth on the consolidated balance sheet of the Company or the Company Subsidiaries prepared in accordance with GAAP other than: (a) liabilities and obligations reflected in, reserved against or otherwise described in the Audited Financial Statements or the notes thereto; (b) liabilities and obligations incurred since the date of the 2019 Balance Sheet in the ordinary course of business; (c) liabilities or obligations arising under Contracts of the Company or the Company Subsidiaries existing as of the date of this Agreement (other than in the case of material breaches or defaults by the Company or the Company Subsidiaries); and (d) liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole.

(d) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.08 Absence of Certain Changes or Events. Since the date of the 2019 Balance Sheet, or as expressly contemplated by this Agreement (a) the Company and the Company Subsidiaries have conducted in all material respects their respective businesses in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Second Merger, would require the consent of NAC pursuant to Section 6.01.

SECTION 3.09 Absence of Litigation. As of the date of this Agreement, there is no material litigation, suit, action, judicial or administrative proceeding or, to the knowledge of the Company, investigation (an “Action”) pending (or, to the knowledge of the Company) threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, at Law or in equity by or before any Governmental Authority (other than routine claims for benefits pursuant to a plan). Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would be material and adverse to the Company or the Company Subsidiaries taken as a whole.

SECTION 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each Company Employee Benefit Plan.

(b) With respect to each Company Employee Benefit Plan set forth in Section 3.10(a) of the Company Disclosure Schedule, to the extent applicable, the Company has furnished to NAC (i) the most recent plan

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document and all amendments thereto (or written descriptions of the material terms thereof), (ii) the most recent summary plan description and summary material modifications thereto, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion, (v) the nondiscrimination testing results for the last plan year for which such results are available, (vi) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter or advisory opinion received from the Internal Revenue Service (“IRS”) and (vii) material, non-routine correspondence from a governmental or regulatory agency with respect to a plan within the last three (3) years.

(c) Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion or advisory letter issued by the IRS with respect to a master/prototype or volume submitter plan, and, to the knowledge of the Company, no event or omission has occurred that would cause any such Company Employee Benefit Plan to lose such qualification.

(d) (i) Each Company Employee Benefit Plan is, and has been operated in material compliance with applicable laws and regulations and is and has been administered in all material respects in accordance with applicable laws and regulations and with its terms. (ii) As of the date of this Agreement, no litigation or governmental administrative proceeding, audit or other similar proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened in writing with respect to any Company Employee Benefit Plan. (iii) Except as would not reasonably be expected to result in liability to the Company or its Subsidiaries, all payments and/or contributions required to have been timely made with respect to all Company Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Benefit Plan and applicable law.

(e) No Company Employee Benefit Plan is or was, and neither the Company nor any ERISA Affiliate has ever maintained or contributed to or have any liability (contingent or otherwise) under (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a multiemployer plan, as defined in Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code or (iv) a multiple employer welfare arrangement as described in Section 3(40) of ERISA.

(f) None of the Company Employee Benefit Plans provides or promises, nor does the Company or any Company Subsidiary have any obligation to provide, retiree medical or life insurance benefits to any current or former employee, director, or consultant of the Company or any Company Subsidiary after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof.

(g) Each Company Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(h) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not (either alone or in combination with another event) (i) result in any payment or benefit from the Company or any Company Subsidiary becoming due, or increase the amount of any payment or benefit due, to any current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries, (ii) materially increase any benefits otherwise payable under any plan or (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any Company Subsidiary to any current or former employee, director or independent contractor of the Company or any Company Subsidiary.

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(i) The Transactions contemplated by this Agreement will not result in any amount paid or payable to any current or former employee, director or independent contractor of the Company or any Company Subsidiary being classified as an excess parachute payment under Section 280G of the Code. Neither the Company nor any Company Subsidiary has any actual or potential obligation to reimburse or otherwise “gross-up” any person for any Tax incurred pursuant to Section 409A or 4999 of the Code.

(j) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Company Employee Benefit Plan which would reasonably be expected to result in material liability to the Company, any Company Subsidiary or NAC. There have been no acts or omissions by the Company or, to the knowledge of the Company, any ERISA Affiliate that have given rise to any fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code that would reasonably be expected to result in material liability to the Company, any Company Subsidiary or NAC.

(k) The Company, each Company Subsidiary and each ERISA Affiliate has complied in all material respects with (i) Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder and (ii) Patient Protection and Affordable Care Act, in each case, with respect to each Company Employee Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code and/or as defined in Section 733(a)(1) of ERISA.

SECTION 3.11 Labor and Employment Matters.

(a) (i) Since the Look-Back Date, the Company and the Company Subsidiaries have been and are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, workplace safety and health, terms and conditions of employment, wage and hours, workers compensation, and immigration; the Company and the Company Subsidiaries are not delinquent in payments to any of their respective employees or Contingent Workers for any wages, salaries, fees, commissions, bonuses, incentive payments, or any other direct compensation for any services performed by them prior to the date hereof, and (ii) none of the Company or the Company Subsidiaries have received service of process providing notice that the Company or the Company Subsidiaries have been named as a party to a claim, charge or lawsuit pending in or before any court or Governmental Authority or is subject to an investigation or audit by a Governmental Authority with respect to any misclassification of any person as either exempt or non-exempt for wage and hour purposes or any misclassification of any person as an independent contractor or consultant rather than as an employee, and, to the knowledge of the Company, as of the date of this Agreement no such claim, charge, lawsuit, investigation or audit is threatened. Since the Look-Back Date, the Company and the Company Subsidiaries have properly classified their respective employees as either exempt or non-exempt for wage and hour purposes; and have properly classified and treated their respective independent contractors, consultants and other Contingent Workers in accordance with all applicable Laws and for purposes of all employee benefit plans and perquisites. All employees of the Company and the Company Subsidiaries are employed on an at-will basis.

(b) Since the Look-Back Date, (i) there have been no strikes, slowdowns, work stoppages, lockouts, or picketing, or threats thereof, by or on behalf of employees of the Company or the Company Subsidiaries against or involving the Company or the Company Subsidiaries, (ii) none of the Company or the Company Subsidiaries has been a party to or bound by any collective bargaining agreement or other similar labor contract, and, to the knowledge of the Company, there has been no organizing activity or representation campaign, or threats thereof, by or involving employees of the Company or the Company Subsidiaries, (iii) there have been no unfair labor practice charges against the Company or any Company Subsidiary before the National Labor Relations Board or other similar Governmental Authority, or, to the knowledge of the Company, any threats thereof and (iv) none of the Company or the Company Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining agreement or similar labor contract, and, to the knowledge of the Company, there have been no grievances or arbitrations, or threats thereof, against the Company under any such agreement or contract.

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(c) Since the Look-Back Date, (i) there have been no suits, claims, charges, grievances, counterclaims, investigations or audits, at law or in equity by, in or before any court, any other Governmental Authority, or in any arbitral or alternate dispute resolution forum (A) between the Company or any Company Subsidiary and any of their respective current or former employees or Contingent Workers or (B) against the Company or any Company Subsidiary with respect to any labor or employment matters, (ii) as of the date of this Agreement there have been no charges of discrimination, harassment or retaliation in employment or employment practices for any reason that have been filed or asserted, or, to the knowledge of the Company, threats thereof, against the Company or any Company Subsidiary with or before the United States Equal Employment Opportunity Commission or any other Governmental Authority, (iii) none of the Company or the Company Subsidiaries has been found by any applicable Governmental Authority in violation of any Laws relating to employees or other labor or employment related matters, (iv) none of the Company or the Company Subsidiaries has been party to, or otherwise bound by, any consent decree with, or citation by, any applicable Governmental Authority relating to its current or former employees, employment practices, or labor or employment matters, and (v) none of the Company or the Company Subsidiaries has been subject to any audit or investigation in respect of any of its or their employment policies or practices or otherwise in respect of any labor or employment matters by the Occupational Safety and Health Administration, the Department of Labor, or any other applicable Governmental Authority, or subject to fines, penalties, or assessments associated with such audits or investigations and, to the knowledge of the Company, as of the date of this Agreement no such audit or investigation is threatened.

SECTION 3.12 Real Property; Title to Assets. None of the Company or the Company Subsidiaries owns any real property. Section 3.12 of the Company Disclosure Schedule contains a true and complete list of all a list of all of the real property leased by the Company or any Company Subsidiary in connection with the conduct of their business (“Leased Real Property”). Each lease set forth in Section 3.12 of the Company Disclosure Schedule is a valid and binding obligation of the Company or the Company Subsidiaries, as applicable, and is in full force and effect. None of the Company or the Company Subsidiaries nor, to the knowledge of the Company, any landlord of the Leased Real Property is in default in any material respect under any lease set forth in Section 3.12 of the Company Disclosure Schedule and there are no condemnation proceedings pending or, to the knowledge of the Company, threatened in writing, as to any Leased Real Property.

SECTION 3.13 Intellectual Property.

(a) The Company and/or a Company Subsidiary exclusively owns or duly licenses, free and clear of all Liens, other than Permitted Liens, all material Intellectual Property used in and necessary for the business of the Company and Company Subsidiaries as now conducted. Section 3.13(a)(1) of the Company Disclosure Schedule contains a complete list of the registered patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications owned by the Company and/or the Company Subsidiaries. The Company IP Rights shall, in all material respects, be available for use by the Company and the applicable Company Subsidiaries immediately after the Closing Date on materially the same terms and conditions to those under which each such entity owned or used such Intellectual Property immediately prior to the Closing Date. The Company-Owned Intellectual Property Rights are subsisting and to knowledge of the Company, valid and enforceable. Each employee of the Company or any Company Subsidiary, and each contractor, consultant or other person who has engaged with the Company or any Company Subsidiary and, in each of the foregoing instances, contributed to the conception, development or reduction to practice of any material Company-Owned Intellectual Property Rights has assigned to one of the Company or the Company Subsidiaries all of his or her rights to such Intellectual Property. Except for off-the-shelf software and other similar items licensed on a non-exclusive basis and used in the ordinary course of its business, none of the Company or the Company Subsidiaries is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution or provision of any Company Products or other Company IP Rights. The conduct of and operation of the Company’s and the Company Subsidiaries’ businesses does not infringe or misappropriate, and has not since the Look-Back Date infringed or misappropriated, any Intellectual Property Rights of other persons (to the knowledge of the Company with respect to the infringement of any patent right of any person) and, to the knowledge of the Company, there has been no material infringement or violation by a third party of any of the

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Company-Owned Intellectual Property Rights. As of the date of this Agreement, none of the Company or the Company Subsidiaries has received any written claim or threat alleging that it has violated or, by conducting its business, would violate any of the Intellectual Property rights of any other person. The Company and the Company Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and proprietary information used in conducting the business (“Company Proprietary Information”), including, without limitation, requiring all past and current Company employees and consultants and all other persons that have been provided with access to such Company Proprietary Information to execute a binding confidentiality agreement and, to the knowledge of the Company, there has not been any breach by any party to such confidentiality agreements. The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been effective upon testing in all material respects, and since the Look-Back Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(b) None of the software owned by the Company or the Company Subsidiaries or licensed by the Company or the Company Subsidiaries and incorporated into and licensed, sold or distributed with the Products includes or incorporates any software, including “open source” or similar software, in such a manner as to require the Company or any Company Subsidiary to (i) disclose or distribute in source code form, license for making derivative works, or redistribute at no or de minimis charge any such Product of the Company or the Company Subsidiaries (other than the applicable open source or similar software) or (ii) give third parties free rights in or to use any such Product or any of the source code related thereto (other than the applicable open source or similar software). To the knowledge of the Company, no products contain any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other software code designed or intended to have any of the following functions: (1) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (2) damaging or destroying any data or file without the user’s consent.

SECTION 3.14 Taxes.

(a) (i) All Tax Returns relating to income Taxes and all other material Tax Returns which are required to be filed by the Company and the Company Subsidiaries (taking into account any applicable extensions) have been filed; (ii) all such Tax Returns are true, correct, and complete in all material respects; and (iii) all Taxes of the Company and the Company Subsidiaries (whether or not shown due on such Tax Returns) have been paid in full.

(b) As of the date of this Agreement, there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any Company Subsidiary.

(c) No outstanding claim, assessment or deficiency against the Company or any Company Subsidiaries for any Taxes has been asserted in writing by any Governmental Authority.

(d) There are no ongoing audits or investigations relating to any liability of the Company or Company Subsidiaries for any Taxes.

(e) There are no Liens (other than Permitted Liens) for Taxes upon any assets of the Company and the Company Subsidiaries.

(f) The Company and the Company Subsidiaries (other than Open Lending Services, Inc.) are, and have been at all times since their respective formation, treated as a partnership or a disregarded entity for federal and applicable state and local income tax purposes.

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(g) None of the Company or the Company Subsidiaries have received written notice of any claim by any Governmental Authority in any other jurisdiction that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

(h) None of the Company or the Company Subsidiaries, for any taxable year not closed by the applicable statute of limitations, have entered into a transaction that is a “listed transaction” (irrespective of the effective date) within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company and the Company Subsidiaries arising on or before the Closing Date (each, a “Tax Attribute”), or the ability of NAC, ParentCo or Merger Sub Corp or any of their Affiliates to utilize such Tax Attributes after the Closing.

SECTION 3.15 Environmental Matters.

(a) The Company and the Company Subsidiaries are currently in possession of all licenses and permits required under federal, state and local Laws and regulations concerning pollution or protection of the environment that are currently or were in effect on or prior to the date hereof, including all such Laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or Hazardous Substances, hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”).

(b) The Company and the Company Subsidiaries currently, and since the Look-Back Date have been, in compliance in all respects with all terms and conditions of such licenses and permits and are and were also in compliance in all respects with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder.

(c) None of the properties currently owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental and Safety Requirements.

(d) None of the Company nor any Company Subsidiary is subject to any claim, liability, investigation or suit based upon and Hazardous Substance or violation of or liability or obligation under any Environmental and Safety Requirements.

SECTION 3.16 Material Contracts.

(a) Subsections (i) through (xiii) of Section 3.16(a) of the Company Disclosure Schedule list, as of the date of this Agreement, the following types of contracts and agreements currently in effect (other than a plan) to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement that involves consideration payable to the Company or any of the Company Subsidiaries reasonably expected to exceed $250,000, in the aggregate, in the current fiscal year or the next fiscal year, including contracts or agreements for the sale of products, Inventory or other personal property, or for the furnishing of services by the Company or any Company Subsidiary to any person, including customers of contract manufacturing organizations;

(ii) each contract and agreement for the purchase of Inventory, spare parts, other materials or personal property, with any contract manufacturing organization, with any supplier or for the furnishing of

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services to the Company or any Company Subsidiary or otherwise related to their respective businesses to which the Company or any Company Subsidiary is a party, in each case, that involves consideration payable by the Company or any of the Company Subsidiaries that is reasonably expected to exceed $250,000, in the aggregate, in the current fiscal year or the next fiscal year;

(iii) all broker, distributor, dealer or manufacturer’s representative contracts and agreements to which the Company or any Company Subsidiary is a party which cannot be cancelled by a the Company or a Company Subsidiary, as applicable, without penalty on not less than ninety (90) days’ notice;

(iv) all contracts involving the payment of royalties or other amounts to third parties with respect to the marketing, sale, distribution or provision of any Company products or services in respect of any Company-Licensed IP other than off-the-shelf software and other similar items licensed on a non-exclusive basis and used in the ordinary course of the Company and the Company Subsidiaries’ business;

(v) all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements evidencing outstanding indebtedness for borrowed money of the Company or any Company Subsidiary in an aggregate amount thereunder in excess of $500,000;

(vii) all partnership or joint venture agreements with a third party involving the sharing of the Company’s and/or the Company Subsidiaries’ profits with such third party, other than the Organizational Documents of the Company or the Company Subsidiaries;

(viii) all contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of material assets (other than in the ordinary course of business) or capital stock or other equity interests of another person which has been entered into since the Look-Back Date and involves the acquisition of any person or any assets of a person in excess of $1,000,000 (excluding any assets or inventories acquired in the ordinary course of business);

(ix) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permit or any contract with a Governmental Authority that involves consideration of less than (A) $250,000 per year or (B) $500,000 in the aggregate;

(x) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xi) all contracts and agreements that limit, or purport to limit, in any material respect the ability of the Company or any Company Subsidiary to compete in any material line of business or with any person or entity or in any geographic area or during any period of time;

(xii) all contracts for employment and consulting services that require payment by the Company or any Company Subsidiary of annual base compensation in excess of $200,000; and

(xiii) all contracts and agreements pursuant to which (A) the Company or any Company Subsidiary has a license under, or a covenant not to sue with respect to Intellectual Property or Business Systems material to the operation of the businesses or operations of the Company or any Company Subsidiary, other than non-exclusive licenses to commercially available “off-the-shelf” software or systems with annual license, renewal or assurance fees of less than $50,000 per year in the aggregate, (B) Company or any Company Subsidiary has granted to a third party a license under, or a covenant not to sue in respect of, any Company-Owned Intellectual Property Rights that is material to the operation of the businesses or operations of the Company or any Company Subsidiary.

(b) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any

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Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; the Company and the Company Subsidiaries have not received any written claim of default under any such agreement. The Company has furnished or made available to NAC true and complete copies of all Material Contracts, including any and all amendments thereto.

SECTION 3.17 Insurance. There have not been any material claims pending against the insurance policies where the Company or any Company Subsidiary is named as an insured party currently in effect, and all premiums due and payable with respect to such policies have been fully paid. To the knowledge of the Company, as of the date of this Agreement the Company has not received any threatened termination of any such insurance policies. All such insurance policies are in full force and effect, and, the Company has not received from any of its insurance carriers any written notice of cancellation or nonrenewal of any such insurance policies where the Company or any Company Subsidiary is named as an insured party. With respect to each such insurance policy to which the Company is a beneficiary, the policy is legal, valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms and, except for policies that have expired under their terms in the ordinary course.

SECTION 3.18 Customers; Vendors. Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) customers of the Company on a consolidated basis (based on the program fees from such customer during the twelve (12) month period ended December 31, 2018) (“Material Customers”). No single customer accounted for more than ten percent (10%) of the Company’s consolidated program fees during the twelve (12) month period ended December 31, 2018 and, as of the date of this Agreement, none of the top five (5) vendors of the Company and its Company Subsidiaries (specifically excluding resellers or distributors) (based on the payments to such supplier during the twelve (12) month period ended December 31, 2018) of the Company and its Company Subsidiaries, (a) has cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, or (b) to the Company’s knowledge, has threatened in writing to cancel or otherwise terminate its relationship with the Company or its Company Subsidiaries.

SECTION 3.19 Certain Business Practices. None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors, managers or officers, agents or employees of the Company or any Company Subsidiary (on or behalf of the Company or any Company Subsidiary), has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

SECTION 3.20 Interested Party Transactions. No director, manager, officer or Affiliate of the Company or any Company Subsidiary is a party to any Contract with the Company or any Company Subsidiary (other than (a) the payment of compensation and provision of benefits to, and the entering into of compensatory arrangements, benefit plans and similar transactions, agreements or contracts with, or with respect to, officers, managers, employees and independent contractors of the Company or any Company Subsidiary, including equity compensation, (b) agreements and transactions in connection with any such manager’s, officer’s or Affiliate’s direct or indirect ownership of equity interests in the Company or any Company Subsidiary (or any securities that are convertible into, or exercisable or exchangeable for, any such equity interests), including distributions by the Company upon its equity interests or (c) as otherwise contemplated by this Agreement).

SECTION 3.21 Data Security/Privacy. Except as described in Section 3.21 of the Company Disclosure Schedule, in connection with the Company and the Company Subsidiaries’ collection, use, disclosure, storage and other processing of all Personal Information, the Company and the Company Subsidiaries are, and since the Look-Back Date have been, in material compliance with (a) all applicable Laws relating to the collection, use, disclosure, storage and other processing of Personal Information, (b) the Company and the Company

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Subsidiaries’ published privacy policy. The Company and the Company Subsidiaries maintain reasonable security measures to protect all Personal Information under its control from unauthorized access, use, disclosure, modification, deletion or other processing. To the knowledge of the Company, the Company and the Company Subsidiaries have not suffered any breach that has resulted in any unauthorized access to, use of disclosure of or other loss of any Personal Information. Except as described in Section 3.21 of the Company Disclosure Schedule, since the Look-Back Date, the Company and the Company Subsidiaries have not been subject to any written complaints, lawsuits, investigations or other written claims regarding its collection, disclosure, storage, transfer, processing, maintenance or use of any Personal Information, and to the knowledge of Company, there are no such pending complaints, lawsuits, investigations or claims.

SECTION 3.22 Brokers. Except for fees and expenses of persons listed in Section 3.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 3.23 NO OTHER REPRESENTATIONS OR WARRANTIES.

(a) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, NONE OF THE COMPANY OR ANY COMPANY SUBSIDIARY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY AND THE COMPANY SUBSIDIARIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO NAC, PARENTCO, MERGER SUB CORP, MERGER SUB LLC OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE COMPANY OR ANY COMPANY SUBSIDIARY, THE COMPANY UNITHOLDERS NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND THE COMPANY SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO NAC, PARENTCO, MERGER SUB CORP OR MERGER SUB LLC, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND THE COMPANY SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY AND THE COMPANY SUBSIDIARIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY NAC, PARENTCO, MERGER SUB CORP OR MERGER SUB LLC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR THE COMPANY SUBSIDIARIES AND THEIR REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY NAC, PARENTCO, MERGER SUB CORP OR MERGER SUB LLC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENTCO, NAC, MERGER SUB CORP AND MERGER SUB LLC

As an inducement to the Company, Blocker and the Blocker Holder to enter into this Agreement, except as set forth in the NAC SEC Reports, ParentCo, NAC, Merger Sub LLC and Merger Sub Corp hereby represent and warrant to the Company, Blocker and the Blocker Holder as follows:

SECTION 4.01 Corporate Organization. Each of ParentCo, NAC, Merger Sub Corp and Merger Sub LLC is a corporation or a limited liability company, respectively, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a NAC Material Adverse Effect. Each of ParentCo, NAC, Merger Sub Corp and Merger Sub LLC is duly qualified or licensed as a foreign limited liability company or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a NAC Material Adverse Effect.

SECTION 4.02 Certificate of Incorporation and By-laws. ParentCo has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and the by-laws, as amended to date of ParentCo. NAC has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and the by-laws, as amended to date of NAC. Merger Sub Corp has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and the by-laws, as amended to date of Merger Sub Corp. Merger Sub LLC has heretofore furnished to the Company a complete and correct copy of the certificate of formation and the limited liability company, as amended to date, of Merger Sub LLC. Such Organizational Documents of ParentCo, NAC, Merger Sub Corp and Merger Sub LLC are in full force and effect. Each of ParentCo, NAC, Merger Sub LLC and Merger Sub Corp is not in material violation of any of the material provisions of its respective Organizational Documents.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of NAC consists of (i) 100,000,000 shares of NAC Class A Common Stock, par value $0.0001 per share, (ii) 10,000,000 shares of NAC Class B Common Stock, par value $0.0001 per share, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“NAC Preferred Stock”). As of the date of the Agreement, (A) 27,500,000 shares of NAC Class A Common Stock and 6,875,000 shares of NAC Class B Common Stock are issued and outstanding (which includes 27,500,000 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable (collectively, the “Outstanding NAC Shares”), (B) no shares of NAC Class A Common Stock or NAC Class B Common Stock are held in the treasury of NAC, and (C) 14,166,666 shares of NAC Class A Common Stock and no shares of NAC Class B Common Stock are reserved for future issuance pursuant to NAC Warrants. As of the date of the Agreement, there are 14,166,666 NAC Warrants issued and outstanding, of which 5,000,000 NAC Warrants are NAC Private Warrants (collectively, the “Outstanding NAC Warrants”). There are no shares of NAC Preferred Stock issued and outstanding. Except as set forth on Schedule 4.03(g), Other than 14,166,666 NAC Warrants, there are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of NAC or obligating NAC to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, NAC or any of its Affiliates (including following the Closing, the Company or any Company Subsidiary). All outstanding shares of NAC Class A Common Stock and NAC Class B Common Stock have been duly authorized, validly issued, fully paid and non-assessable. NAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights whether direct or

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indirect. Other than the Founder Support Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of NAC Class A Common Stock, NAC Class B Common Stock or any of the equity interests or other securities of NAC. There are no outstanding contractual obligations of NAC to repurchase, redeem or otherwise acquire any shares of NAC Class A Common Stock or NAC Class B Common Stock. There are no outstanding contractual obligations of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b) The authorized capital stock of ParentCo consists of 1,000 ParentCo Common Shares. One ParentCo Common Share is issued and outstanding. The outstanding ParentCo Common Share has been duly authorized, validly issued, fully paid and is non-assessable and is not subject to preemptive rights, and is held by NAC free and clear of all liens, other than transfer restrictions under applicable securities laws and NAC’s and ParentCo’s respective Organizational Documents. ParentCo is a wholly-owned subsidiary of NAC. Except as set forth on Schedule 4.03(g), there are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of ParentCo or obligating ParentCo to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, ParentCo or any of its Affiliates (including following the Closing, the Company or any Company Subsidiary).

(c) The ParentCo Common Shares to be issued pursuant to the Blocker Contribution and the Second Merger in accordance with Section 1.01(c) and Section 2.02 will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(d) The authorized capital stock of Merger Sub Corp consists of 1,000 shares of common stock of Merger Sub Corp (“Merger Sub Corp Common Stock”). One Hundred (100) shares of Merger Sub Corp Common Stock are issued and outstanding (the “Outstanding Merger Sub Shares”). All outstanding shares of Merger Sub Corp Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by ParentCo free and clear of all Liens, other than transfer restrictions under applicable securities laws and ParentCo’s and Merger Sub Corp’s respective Organizational Documents. Merger Sub Corp is a wholly-owned subsidiary of ParentCo. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Merger Sub Corp or obligating Merger Sub Corp to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Merger Sub Corp or any of its Affiliates (including following the Closing, the Company or any Company Subsidiary).

(e) The authorized limited liability company interests of Merger Sub LLC consists of 10 common limited liability company interest units (“Merger Sub LLC Common Units”). One Merger Sub LLC Common Unit is issued and outstanding (the “Outstanding Merger Sub Unit”). The outstanding Merger Sub LLC Common Unit has been duly authorized, validly issued, fully paid and is non-assessable and are not subject to preemptive rights, and is held by ParentCo free and clear of all Liens, other than transfer restrictions under applicable securities laws and ParentCo’s and Merger Sub LLC’s respective Organizational Documents. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued interests of Merger Sub LLC or obligating Merger Sub LLC to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Merger Sub LLC or any of its Affiliates (including following the Closing, the Company or any Company Subsidiary).

(f) Merger Sub LLC is a wholly-owned subsidiary of ParentCo. Except for Merger Sub LLC and Merger Sub Corp, ParentCo does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture, business association or other person.

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(g) Other than the Outstanding NAC Shares, the Outstanding NAC Warrants, One ParentCo Common Share, the Outstanding Merger Sub Shares, the Outstanding Merger Sub Unit, the Subscription Agreements set forth on Schedule 4.03(g) and any other Contract involving any Equity Interests of NAC, ParentCo or any of their respective Affiliates (including following the First Effective Time, Blocker, the Company or any Company Subsidiary) entered into after the date of this Agreement with the consent of the Company without any breach or failure to perform of any of the covenants set forth in Section 7.13(e): (i) there are no outstanding Equity Interests of NAC, ParentCo or any of their respective Affiliates; and (ii) other than the Transaction Documents, neither NAC, ParentCo nor any of their respective Affiliates is bound by any Contract involving any Equity Interest of NAC, ParentCo or any of their respective Affiliates (including following the First Effective Time, Blocker, the Company or any Company Subsidiary).

SECTION 4.04 Authority Relative to This Agreement. ParentCo, NAC, Merger Sub Corp and Merger Sub LLC have all necessary power and authority to execute and deliver this Agreement and subject to obtaining the approval of the stockholders of NAC, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by ParentCo, NAC, Merger Sub and Merger Sub LLC, and the consummation by ParentCo, NAC, Merger Sub and Merger Sub LLC of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement by (a) the holders of a majority of the then-outstanding shares of NAC Class A Common Stock and NAC Class B Common Stock, (b) the sole member of Merger Sub LLC, (c) sole stockholder of Merger Sub Corp and (d) the sole stockholder of ParentCo). This Agreement has been duly and validly executed and delivered by ParentCo, NAC, Merger Sub Corp and Merger Sub LLC and, assuming due authorization, execution and delivery by the Company, Blocker and the Blocker Holder, constitutes a legal, valid and binding obligation of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC, enforceable against ParentCo, NAC, Merger Sub Corp or Merger Sub LLC in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by ParentCo, NAC, Merger Sub Corp and Merger Sub LLC do not, and the performance of this Agreement by ParentCo, NAC, Merger Sub Corp and Merger Sub LLC will not, (i) conflict with or violate the Organizational Documents of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been satisfied, conflict with or violate any Law applicable to ParentCo, NAC, Merger Sub Corp or Merger Sub LLC or by which any of their property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any capital stock or other interest, property or asset of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on ParentCo, NAC, Merger Sub Corp or Merger Sub LLC, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a NAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by ParentCo, NAC, Merger Sub Corp and Merger Sub LLC do not, and the performance of this Agreement by ParentCo, NAC, Merger Sub Corp and Merger Sub LLC will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and TBOC; (ii) pre-Closing and post-Closing filing or notification requirements applicable under any state insurance Laws, including, but not limited to, insurance agency change in control approval requirements under the Texas Insurance Code; and (iii) such consents, approvals, authorizations, permissions, filings or notifications, which, if

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not made or obtained, would not, individually or in the aggregate, materially impair or delay ParentCo’s, NAC’s, Merger Sub Corp’s or Merger Sub LLC’s ability to consummate the Transactions.

SECTION 4.06 Compliance. None of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC is in conflict with, or in default, breach or violation of, (a) any Law applicable to ParentCo, NAC, Merger Sub Corp or Merger Sub LLC or by which any property or asset of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ParentCo, NAC, Merger Sub Corp or Merger Sub LLC is a party or by which ParentCo, NAC, Merger Sub Corp or Merger Sub LLC or any property or asset of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a NAC Material Adverse Effect. Each of ParentCo, NAC, Merger Sub Corp and Merger Sub LLC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for ParentCo, NAC, Merger Sub Corp and Merger Sub LLC to own, lease and operate their respective properties or to carry on its business as it is now being conducted.

SECTION 4.07 SEC Filings; Financial Statements.

(a) NAC has filed all forms, reports and documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 9, 2018, together with any amendments, restatements or supplements thereto (collectively, the “NAC SEC Reports”). NAC has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by NAC with the SEC to all agreements, documents and other instruments that previously had been filed by NAC with the SEC and are currently in effect. The NAC SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of NAC has filed with the SEC on a timely basis all statements required with respect to NAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq Capital Market.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the NAC SEC Reports was prepared in accordance with GAAP and Regulation S-x or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of NAC as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to have a NAC Material Adverse Effect). NAC has no off-balance sheet arrangements that are not disclosed in the NAC SEC Reports. No financial statements other than those of NAC are required by U.S. GAAP to be included in the consolidated financial statements of NAC.

(c) NAC does not have any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of NAC’s business.

(d) NAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

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SECTION 4.08 Absence of Certain Changes or Events. Since January 9, 2018, or as expressly contemplated by this Agreement, (a) NAC has conducted its business in the ordinary course and in a manner consistent with past practice, (b) there has not been any NAC Material Adverse Effect, and (c) NAC has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02.

SECTION 4.09 Absence of Litigation. There is no Action pending or, to the knowledge of the NAC, threatened in writing against ParentCo, NAC, Merger Sub Corp or Merger Sub LLC, or any property or asset of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC before any Governmental Authority. Neither ParentCo, NAC, Merger Sub Corp or Merger Sub LLC nor any of their respective material properties or assets is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the NAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Board Approval; Vote Required.

(a) The NAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including the First Merger and the Second Merger, are fair to and in the best interests of NAC and its stockholders, (ii) approved this Agreement and the Transactions, (iii) recommended that the stockholders of NAC approve and adopt this Agreement, the First Merger, the Second Merger; (iv) recommended that each person who holds a NAC Warrant accept the Tender Offer and tender its NAC Warrants pursuant to the Tender Offer and approve the Warrant Amendment and (v) the Amended and Restated ParentCo Certificate of Incorporation as contemplated by this Agreement and directed that this Agreement and the Transactions be submitted for consideration by the stockholders of NAC at the NAC Stockholders’ Meeting.

(b) The ParentCo Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (i) approved and adopted this Agreement and the Transactions and (ii) recommended the approval and adoption of this Agreement and the Transactions by NAC, as the sole stockholder of ParentCo

(c) The board of directors of Merger Sub Corp, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (i) approved and adopted this Agreement and the Transactions and (ii) recommended the approval and adoption of this Agreement and the Transactions by ParentCo, as the sole stockholder of Merger Sub Corp.

SECTION 4.11 Taxes.

(a) (i) all Tax Returns relating to income Taxes and all other material Tax Returns which are required to be filed by NAC (taking into account any applicable extensions) have been filed; (ii) all such Tax Returns are or true, correct, and complete in all material respects; and (iii) all Taxes of NAC (whether or not shown due on such Tax Returns) have been paid in full;

(b) As of the date of this Agreement, there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by NAC;

(c) no outstanding claim, assessment or deficiency against NAC for any Taxes has been asserted in writing by any Governmental Authority;

(d) there are no ongoing audits or investigations relating to any liability of NAC for any Taxes;

(e) there are no Liens (other than Permitted Liens) for Taxes upon any assets of NAC;

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(f) NAC is, and has been at all times since its formation, treated as a corporation for federal and applicable state and local income tax purposes;

(g) NAC has not received written notice of any claim by any Governmental Authority in any other jurisdiction that NAC is or may be subject to taxation by that jurisdiction; and

(h) NAC has not, for any taxable year not closed by the applicable statute of limitations, entered into a transaction that is a “listed transaction” (irrespective of the effective date) within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

SECTION 4.12 No Other Activities. Each of ParentCo, Merger Sub Corp and Merger Sub LLC (i) were formed solely for the purpose of the Transactions, (ii) have not conducted any business or engaged in any activities other than those directly related to the Transactions, (iii) have no liabilities, and (iv) are not a party to any Contract other than their respective Organizational Documents and this Agreement.

SECTION 4.13 Brokers. No broker, finder or investment banker (other than Deutsche Bank Securities and Goldman Sachs) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC.

SECTION 4.14 Trust Account. There is at least $275,000,000 (less, as of the Closing, payments required to be paid to Redeeming Stockholders) invested in the Trust Fund, pursuant to the Investment Management Trust Agreement, dated as of January 9, 2018, between American Stock Transfer and Trust Company and NAC (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the NAC SEC Reports to be inaccurate in any material respect and/or that would entitle any person (other than stockholders of NAC holding shares of NAC Class A Common Stock sold in NAC’s initial public offering who shall have elected to redeem their shares of NAC Class A Common Stock pursuant to the Organizational Documents of NAC and the Trust Agreement) to any portion of the proceeds in the Trust Fund. Prior to the Closing, none of the funds held in the Trust Fund may be released except in accordance with the Trust Agreement and NAC’s Organizational Documents. Amounts in the Trust Fund are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. NAC has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of NAC, no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder. There are no claims or proceedings pending with respect to the Trust Fund. Since January 9, 2018, NAC has not released any money from the Trust Fund (other than interest income earned on the principal held in the Trust Fund as permitted by the Trust Agreement). As of the First Effective Time, the obligations of NAC to dissolve or liquidate pursuant to NAC’s Organizational Documents shall terminate, and as of the First Effective Time, NAC shall have no obligation whatsoever pursuant to NAC’s Organizational Documents to dissolve and liquidate the assets of NAC by reason of the consummation of the Transactions, and following the First Effective Time, no NAC stockholder shall be entitled to receive any amount from the Trust Fund except to the extent such NAC stockholder is a Redeeming Stockholder. NAC has no reason to believe that, as of the First Effective Time, any of the conditions to the use of funds in the Trust Fund will not be satisfied or funds available in the Trust Fund will not be available to ParentCo or any of its Affiliates on the Closing Date, other than with respect to satisfy any redemption payments owed to Redeeming Stockholders.

SECTION 4.15 Employees. Other than the individuals set forth on Schedule 4.15, none of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC has ever had any employees. Other than reimbursement of any

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out-of-pocket expenses incurred by NAC’s officers and directors in connection with activities on NAC’s behalf in an aggregate amount not in excess of the amount of cash held by NAC outside of the Trust Fund, none of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC has any unsatisfied liability with respect to any employee.

SECTION 4.16 Liabilities. Except for NAC Expenses, as of the date of this Agreement, none of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC has any indebtedness, debts or other liabilities, commitments or obligations, whether asserted or unasserted, billed or unbilled, known or unknown, absolute or contingent or matured or unmatured, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

SECTION 4.17 Listing. The issued and outstanding shares of NAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Action pending or threatened in writing against NAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the NAC Class A Common Stock or prohibit or terminate the listing of NAC Class A Common Stock on Nasdaq. Neither NAC nor any of its Representatives has taken any action that is designed to terminate the registration of NAC Class A Common Stock under the Exchange Act.

SECTION 4.18 Affiliate Transactions. Other than (a) for payment of salary and benefits for services rendered, (b) reimbursement for expenses incurred on behalf of NAC, or (c) with respect to any person’s ownership of equity interests of NAC, there are no Contracts between ParentCo, NAC, Merger Sub Corp or Merger Sub LLC, on the one hand, and, on the other hand, any (i) any present or former equityholder, manager, employee, officer or director of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC, (ii) True Wind Capital or any of its Affiliates or Representatives, or (iii) any record or beneficial owner of the outstanding equity interests of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC.

SECTION 4.19 NO OTHER REPRESENTATIONS OR WARRANTIES.

(a) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENTCO, NAC, MERGER SUB LLC OR MERGER SUB CORP IN THIS ARTICLE IV, NONE OF PARENTCO, NAC, MERGER SUB LLC, MERGER SUB CORP OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO PARENTCO, NAC, MERGER SUB LLC, MERGER SUB CORP OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, BLOCKER, THE BLOCKER HOLDER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP IN THIS ARTICLE IV, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF PARENTCO, NAC, MERGER SUB LLC OR MERGER SUB CORP NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PARENTCO, NAC, MERGER SUB LLC OR MERGER SUB CORP THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, BLOCKER OR THE BLOCKER HOLDER, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PARENTCO, NAC, MERGER SUB LLC OR MERGER SUB CORP BY THE MANAGEMENT OF PARENTCO, NAC, MERGER SUB LLC OR MERGER SUB CORP OR OTHERS IN

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CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, BLOCKER OR THE BLOCKER HOLDER IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PARENTCO, NAC, MERGER SUB LLC OR MERGER SUB CORP AND THEIR REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PARENTCO, NAC, MERGER SUB LLC OR MERGER SUB CORP, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, BLOCKER OR THE BLOCKER HOLDER IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) EACH OF PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP IS AN INFORMED AND SOPHISTICATED PERSON, AND HAS ENGAGED EXPERT ADVISORS EXPERIENCED IN THE EVALUATION AND ACQUISITION OF COMPANIES SUCH AS THE COMPANY AND THE COMPANY SUBSIDIARIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP ACKNOWLEDGE AND AGREE THAT THEY HAVE CONDUCTED TO THEIR SATISFACTION AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE CONDITION (FINANCIAL AND OTHERWISE), RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE COMPANY AND THE COMPANY SUBSIDIARIES AND, IN MAKING THEIR DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP HAVE RELIED ON THE RESULTS OF THEIR OWN INDEPENDENT INVESTIGATION AND VERIFICATION AND PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP HAVE RELIED ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE DISCLOSURES MADE IN THE COMPANY DISCLOSURE SCHEDULE. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND THE COMPANY SUBSIDIARIES, OR THE QUALITY, QUANTITY OR CONDITION OF THE ASSETS OF THE COMPANY AND THE COMPANY SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE COMPANY, THE COMPANY SUBSIDIARIES, THE UNITHOLDERS, THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, EQUITYHOLDERS, PARTNERS, EMPLOYEES, AGENTS, AFFILIATES OR REPRESENTATIVES (COLLECTIVELY, THE “COMPANY PARTIES”) MAKE OR PROVIDE, AND PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP SUB HEREBY WAIVE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, AS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ASSETS OF COMPANY AND THE COMPANY SUBSIDIARIES OR ANY PART THERETO.

(d) IN CONNECTION WITH PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP’S INVESTIGATION OF THE COMPANY AND THE COMPANY SUBSIDIARIES, PARENTCO,

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NAC, MERGER SUB LLC AND MERGER SUB CORP MAY HAVE RECEIVED CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF THE COMPANY AND THE COMPANY SUBSIDIARIES AND CERTAIN BUSINESS PLAN INFORMATION. PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP ACKNOWLEDGE THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, THAT PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP ARE FAMILIAR WITH SUCH UNCERTAINTIES AND THAT PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS SO FURNISHED TO THEM, INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP ACKNOWLEDGES THAT (A) NONE OF THE COMPANY OR ANY COMPANY SUBSIDIARY IS MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO PARENTCO, NAC, MERGER SUB LLC OR MERGER SUB CORP OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY AND THE COMPANY SUBSIDIARIES OR THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY AND THE COMPANY SUBSIDIARIES OR (II) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP OR THEIR RESPECTIVE COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY, THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES OR OPERATIONS, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND (B) NEITHER PARENTCO, NAC, MERGER SUB LLC NOR MERGER SUB CORP HAS RELIED OR WILL RELY UPON ANY OF THE INFORMATION DESCRIBED IN SUBCLAUSES (I) AND (II) OF CLAUSE (A) ABOVE OR ANY OTHER INFORMATION, REPRESENTATION OR WARRANTY, EXCEPT THOSE REPRESENTATIONS OR WARRANTIES SET FORTH IN ARTICLE III HEREOF, IN NEGOTIATING, EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP UNDERSTANDS AND AGREES THAT IT IS ACQUIRING THE COMPANY AND THE COMPANY SUBSIDIARIES IN THE CONDITION THE COMPANY AND THE COMPANY SUBSIDIARIES ARE IN AT THE CLOSING BASED UPON PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP’S OWN INSPECTION, EXAMINATION AND DETERMINATION OF ALL MATTERS RELATED THERETO, AND WITHOUT RELIANCE UPON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY NATURE, WHETHER IN WRITING, ORALLY OR OTHERWISE, MADE BY OR ON BEHALF OF OR IMPUTED TO ANY OF THE COMPANY OR THE COMPANY SUBSIDIARIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY WHICH ARE EXPRESSLY SET FORTH IN ARTICLE III. NONE OF PARENTCO, NAC, MERGER SUB LLC OR MERGER SUB CORP NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES OR AFFILIATES IS AWARE OF ANY BREACH BY THE COMPANY OF ANY OF ITS REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS AGREEMENT OR HAS ANY KNOWLEDGE OF ANY MATERIAL ERRORS IN, OR MATERIAL OMISSIONS FROM, THE DISCLOSURE SCHEDULES TO THIS AGREEMENT. EACH OF PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) SUPERSEDE, REPLACE AND NULLIFY IN EVERY RESPECT THE DATA SET FORTH IN ANY OTHER DOCUMENT, MATERIAL OR STATEMENT, WHETHER WRITTEN OR ORAL, MADE AVAILABLE TO PARENTCO, NAC, MERGER SUB LLC AND MERGER SUB CORP.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BLOCKER

As an inducement to ParentCo, NAC, Merger Sub Corp and Merger Sub LLC to enter into this Agreement, the Blocker Holder and Blocker hereby severally represent and warrant to ParentCo, NAC, Merger Sub Corp and Merger Sub LLC, as follows:

SECTION 5.01 Organization. Blocker is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Blocker does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, limited liability company, partnership, joint venture or business association or other entity.

SECTION 5.02 Authority Relative to This Agreement.

(a) Blocker has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder in accordance with and upon the terms and conditions set forth herein. The execution and delivery of this Agreement by Blocker, and the consummation by Blocker of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Blocker are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Blocker and, assuming due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of Blocker, enforceable against Blocker in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b) Blocker Holder possesses full right, capacity, power and authority to enter into and carry out the Transactions. The execution and delivery of this Agreement by Blocker Holder, and the consummation by the Blocker Holder of the transaction contemplated by this Agreement, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Blocker Holder is necessary to authorize this Agreement or to consummate the transaction contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Blocker Holder and, assuming the due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of Blocker Holder, enforceable against Blocker Holder in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

SECTION 5.03 Capitalization; Blocker Note. The authorized capital stock of Blocker consists of 1,000 shares of common stock (the “Blocker Shares”), all of which, as of the date hereof, are issued and outstanding and held (beneficially and of record) by Blocker Holder. All outstanding Blocker Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Blocker Holder free and clear of all liens, other than transfer restrictions under applicable federal and state securities laws and Organizational Documents of Blocker. The Blocker Note is held by Blocker Holder free and clear of all Liens. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Blocker or obligating Blocker to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Blocker.

SECTION 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Blocker does not, and the performance of this Agreement by Blocker will not, (i) materially conflict with or violate the Organizational Documents of Blocker; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained and all filings and obligations described in Section 5.04(b) have been made, materially conflict with or

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violate any Law applicable to Blocker or by which any of its property or assets is bound or affected; or (iii) result in any material breach of, or constitute a material default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance (other than Permitted Liens) on any property or asset of Blocker pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on Blocker, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a material adverse effect on Blocker.

(b) The execution and delivery of this Agreement by Blocker does not, and the performance of this Agreement by Blocker will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the Delaware General Corporation Law; (ii) pre-Closing and post-Closing filing or notification requirements applicable under any state insurance Laws, including, but not limited to, insurance agency change in control approval requirements under the Texas Insurance Code; and (iii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Blocker’s ability to consummate the transactions contemplated hereby.

(c) The execution and delivery of this Agreement (and the other applicable Transaction Documents) by Blocker Holder does not, and the performance of this Agreement (and the other applicable Transaction Documents) by Blocker Holder will not, (i) materially conflict with or violate the Organizational Documents of Blocker Holder, (ii) materially conflict with or violate any Law to which Blocker Holder is subject or (iii) result in any material breach of, or constitute a material default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance (other than Permitted Liens) on any property or asset of Blocker Holder pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on Blocker Holder, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not materially impair or delay Blocker Holder’s ability to consummate the transactions contemplated hereby.

SECTION 5.05 Compliance. Blocker is in compliance in all material respects with all applicable Laws of applicable Governmental Authorities, except where such failure to be in compliance would not have a material adverse effect on Blocker.

SECTION 5.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Blocker, threatened in writing against Blocker, or any property or asset of Blocker, before any Governmental Authority, except as would not, individually or in the aggregate, be material and adverse to Blocker. Neither Blocker nor any material property or asset of Blocker is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Blocker, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.07 No Other Activities. Blocker (a) was formed solely for the purpose of holding the Company Series C Preferred Units held by it, (b) has not conducted any business or engaged in any activities other than those related to holding the Company Series C Preferred Units held by it, (c) has no assets other than the Company Series C Preferred Units and Blocker Cash held by it and (d) no liabilities other than (i) ordinary course administrative expenses related to maintaining its existence, (ii) Blocker Unpaid Taxes, if any and (iii) the Blocker Note.

SECTION 5.08 Employees. Blocker does not have and has never had any employees.

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SECTION 5.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Blocker.

SECTION 5.10 Taxes.

(a) Blocker is currently, and has been at all times since formation, been treated as a corporation for U.S. federal and state income tax purposes.

(b) Blocker (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns have been filed in a manner consistent with the information (including IRS Form 1065, Schedule K-1) provided to Blocker by the Company; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Blocker is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith; (iii) has duly and timely paid all material Taxes required to be withheld from any payment to a shareholder, partner, employee or any person; (iv) with respect to all material Tax Returns filed by or with respect to Blocker, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (v) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or, as of the date of this Agreement, proposed or threatened in writing.

(c) Blocker does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(d) The Blocker Note was at all times characterized as debt for Tax purposes and was evidenced by a debt instrument of six years duration.

SECTION 5.11 NO OTHER REPRESENTATIONS OR WARRANTIES.

(a) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BLOCKER OR THE BLOCKER HOLDER IN THIS ARTICLE V, NONE OF BLOCKER, THE BLOCKER HOLDER OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO BLOCKER, THE BLOCKER HOLDER OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO NAC, PARENTCO, MERGER SUB CORP, MERGER SUB LLC OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BLOCKER AND THE BLOCKER HOLDER IN THIS ARTICLE V, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY BLOCKER AND THE BLOCKER HOLDER.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF BLOCKER OR THE BLOCKER HOLDER NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF BLOCKER OR THE BLOCKER HOLDER THAT HAVE BEEN MADE AVAILABLE TO NAC, PARENTCO, MERGER SUB CORP OR MERGER SUB LLC, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF BLOCKER OR THE BLOCKER HOLDER BY THE MANAGEMENT OF BLOCKER OR THE BLOCKER

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HOLDER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY NAC, PARENTCO, MERGER SUB CORP OR MERGER SUB LLC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY BLOCKER OR THE BLOCKER HOLDER AND THEIR REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF BLOCKER OR THE BLOCKER HOLDER, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY NAC, PARENTCO, MERGER SUB CORP OR MERGER SUB LLC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE SECOND EFFECTIVE TIME

SECTION 6.01 Conduct of Business by the Company Pending the Second Effective Time.

(a) The Company agrees that, between the date of this Agreement and the Second Effective Time or the earlier termination of this Agreement in accordance with Section 9.01, except as expressly contemplated by any other provision of this Agreement or any other Transaction Document or as necessary or advisable in connection with the Debt Financing, or the Blocker Redemption, unless NAC shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed) the businesses of the Company and the Company Subsidiaries shall be conducted in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and key consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with material customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) Except as expressly contemplated by any other provision of this Agreement or any other Transaction Documents, as necessary or advisable in connection with the Debt Financing, or the Blocker Redemption or as set forth in Section 6.01 of the Company Disclosure Schedule neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Second Effective Time or the earlier termination of this Agreement in accordance with Section 9.01, directly or indirectly, take any of the following without the prior written consent of NAC (such consent not to be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its Organizational Documents in any material respect;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (other than any equity interest of the Company granted to employees or other service providers of the Company or any Company Subsidiary in the ordinary course of business);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock, other than for tax distributions

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to its members in accordance with its Organizational Documents; provided, however that the foregoing shall not prohibit the Blocker Redemption;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, limited liability company, partnership, other business organization or any division thereof or any material amount of assets; or (B) other than in connection with the Debt Financing, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice, any loans and advances to employees of the Company or any Company Subsidiary or borrowings under existing credit facilities;

(vi) except as required by applicable Law or the terms of a Company Employee Benefit Plan in effect as of the date hereof, (A) increase the compensation payable or to become payable or the benefits provided to any executive officers of the Company, except for increases in the ordinary course of business and consistent with past practice, or (B) grant any severance or termination pay to any executive officer of the Company;

(vii) amend, modify or consent to the termination of any Material Contract except in the ordinary course of business, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;

(viii) liquidate, dissolve, or reorganize;

(ix) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course of business; or

(x) enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 6.02 Conduct of Business by ParentCo, NAC, Merger Sub Corp or Merger Sub LLC Pending the Second Effective Time. Each of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC agrees that from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Section 9.01 and the Second Effective Time, none of ParentCo, NAC, Merger Sub Corp nor Merger Sub LLC shall, directly or indirectly, take any action that would reasonably be likely to impede or materially delay the consummation of the Transactions. Without limiting the generality of the foregoing, neither ParentCo, NAC, Merger Sub Corp nor Merger Sub LLC shall, between the date of this Agreement and the Second Effective Time or the earlier termination of this Agreement in accordance with Section 9.01, directly or indirectly, take any of the following actions without the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed): (a) incur or suffer any indebtedness, debts or other liabilities, commitments and obligations, except any fees and expenses incurred in connection with consummating the Financing, the Debt Financing or the Transactions; or (b) any action that would violate Section 6.01(b) if such actions were taken by the Company or any Company Subsidiary.

SECTION 6.03 Conduct of Business by Blocker Pending the Blocker Contribution. Between the date of this Agreement and the Blocker Contribution or the earlier termination of this Agreement, except as expressly contemplated by any other provision of this Agreement or any other Transaction Documents, as necessary or advisable in connection with the Debt Financing or the Blocker Redemption or as set forth in Section 6.03 of the Company Disclosure Schedule, Blocker shall not and the Blocker Holder shall cause Blocker to no, directly or indirectly, do, any of the following without the prior written consent of NAC or the Company (such consent not to be unreasonably conditioned, withheld or delayed):

(a) (i) acquire, or dispose of, any property or assets; (ii) mortgage or encumber any property or assets; or (iii) engage in any business, acquire any asset or incur any liability;

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(b) enter into any Contract;

(c) make any amendment to its Organizational Documents;

(d) issue or sell any equity interests or options, warrants or other rights to purchase any equity interests of Blocker or split, combine or subdivide the equity interests of Blocker;

(e) undertake any operations or actions, except for operations or actions as are reasonable and appropriate in furtherance of the Transactions;

(f) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

(g) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(h) liquidate, dissolve, reorganize; or

(i) enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 6.04 Claims Against Trust Fund.

(a) The Company, Blocker and the Blocker Holder understands that, except for a portion of the interest earned on the amounts held in the trust fund established by NAC for the benefit of its stockholders (the “Trust Fund”), NAC may disburse or cause to be disbursed monies from the Trust Fund only: (i) to Redeeming Stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of NAC; (ii) to NAC (less NAC’s deferred underwriting compensation only) after NAC consummates a business combination; or (iii) as consideration to the sellers of a target business with which NAC completes a business combination.

(b) The Company, Blocker and the Blocker Holder agree that, notwithstanding any other provision contained in this Agreement, the Company, Blocker and the Blocker Holder do not now have, and shall not at any time prior to the Second Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and NAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.04(b) as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company, Blocker and the Blocker Holder hereby irrevocably waive any Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit or limit the Company, Blocker and the Blocker Holder from (i) pursuing a claim against NAC or the stockholders of NAC pursuant to this Agreement for specific performance or other equitable relief in connection with the Transactions or (ii) pursuing any claims that the Company, Blocker and the Blocker Holder may have against NAC’s assets or funds that are not held in the Trust Fund. In the event that the Company, Blocker or the Blocker Holder commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to NAC which proceeding seeks, in whole or in part, relief against the Trust Fund in violation of the foregoing, NAC shall be entitled to recover from the Company, Blocker or the Blocker Holder the associated legal fees and costs in connection with any such action, in the event NAC prevails in such action or proceeding.

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ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable, after the date of this Agreement, (i) NAC shall prepare and file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the stockholders of NAC soliciting proxies from such stockholders to obtain the NAC Stockholders Approval at the meeting of NAC’s stockholders (the “NAC’s Stockholder Meeting”) and (ii) ParentCo and NAC shall prepare and file with the SEC a registration statement on Form S-4 or such other applicable form (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the ParentCo Common Shares issuable in connection with the Transaction. The Company and Blocker shall each furnish all information concerning the Company and Blocker, as applicable, as NAC may reasonably request in connection with such actions and the preparation, filing and distributions of the Proxy Statement/Prospectus and Registration Statement. NAC and the Company each shall use their reasonable best efforts to cause the Proxy Statement/Prospectus and Registration Statement to become effective as promptly as practicable and to keep the Proxy Statement/Prospectus and Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, NAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of ParentCo Common Shares, in each case to be issued or issuable to the Blocker Holder and Company Unitholders pursuant to this Agreement. As promptly as practicable after the Registration Statement is declared effective by the SEC, NAC shall use its reasonable commercial efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement/Prospectus and Registration Statement prior to the filing thereof with the SEC and NAC shall give reasonable consideration to any such comments. NAC shall promptly notify the Company and its legal counsel upon the receipt of any comments received by NAC or its legal counsel from the SEC or its staff with respect to the Proxy Statement/Prospectus and Registration Statement, or any request from the SEC for amendments or supplements to the Proxy Statement/Prospectus or Registration Statement, and shall promptly provide the Company and its legal counsel with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. NAC shall give the Company and its legal counsel a reasonable opportunity to participate in preparing NAC’s proposed response to comments received from the SEC or its staff and to promptly provide comments on any proposed response thereto, and NAC shall give reasonable consideration to any such comments. Each of NAC, the Company and Blocker: (A) shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement/Prospectus and Registration Statement; and (B) to the extent required by the applicable requirements of United States securities Laws and the rules and regulations of the SEC promulgated thereunder, shall use its reasonable best efforts to promptly correct any information provided by it for use in the Proxy Statement/Prospectus and Registration Statement to the extent such information shall be or shall have become false or misleading in any material respect, and NAC shall take all steps necessary to cause the Proxy Statement/Prospectus and Registration Statement, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities Laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to NAC’s stockholders.

(b) No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by NAC, the Company or Blocker without the approval of the other parties (such approval not to be unreasonably withheld, conditioned or delayed). NAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Proxy Statement/Prospectus and/or Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the ParentCo Common Shares to be issued or issuable to the Company Unitholders or the Blocker Holder in connection with this Agreement for offering or sale in any jurisdiction.

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(c) NAC represents that the information supplied by NAC for inclusion in the Registration Statement and the Proxy Statement/Prospectus shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholder of NAC, (iii) the time of the NAC Stockholders’ Meeting or the Company Unitholder Meeting, (iv) the time of the Blocker Contribution and (v) the Second Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Second Effective Time, any event or circumstance should be discovered by NAC which is required to be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement/Prospectus by the applicable requirements of the Securities Act and the rules and regulations thereunder or the Exchange Act and the rules and regulations thereunder, NAC shall promptly inform the Company. All documents that NAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company, Blocker and the Blocker Holder each represent that the information supplied by the Company and Blocker Holder, as applicable, for inclusion in the Registration Statement and the Proxy Statement/Prospectus shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of NAC, (iii) the time of the NAC Stockholders’ Meeting or the Company Unitholder Meeting, (iv) the time of the Blocker Contribution and (v) the Second Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Second Effective Time, any event or circumstance, should be discovered by the Company, Blocker or the Blocker Holder, as applicable, which is required to be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement/Prospectus by the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder, the Company, Blocker or the Blocker Holder, as applicable, shall promptly inform NAC. All documents that the Company, Blocker or the Blocker is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02 NAC Stockholders’ Meetings.

(a) NAC shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the NAC Stockholders’ Meeting for the purpose of voting upon (i) the approval and adoption of this Agreement and the First Merger; (ii) the Amended and Restated ParentCo Certificate of Incorporation; (iii) any other proposals NAC shall deem necessary to effectuate the Transaction; and (iv) a proposal to adjourn the NAC Stockholders’ Meeting, as necessary, to solicit additional proxies if there are not sufficient votes at the time of the NAC Stockholders’ Meeting to approve the foregoing proposals (the “NAC Stockholders Approval”), and NAC shall hold the NAC Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. NAC shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the NAC Stockholders Approval and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders with respect to the NAC Stockholder Approval. NAC covenants that none of the NAC Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the NAC Board to withdraw or modify, in a manner adverse to the Company, the NAC Board Recommendation or any other recommendation by the NAC Board of the proposals set forth in the Proxy Statement/Prospectus and the Proxy Statement/Prospectus shall include the recommendation of the NAC Board to the stockholders of NAC in favor of the proposals set forth in the Proxy Statement/Prospectus, including the NAC Board Recommendation.

(b) The Company shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with NAC, but shall in no event be earlier than the date of the NAC Stockholders’ Meeting) for,

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duly call, give notice of, convene and hold a meeting of the Company Unitholders for the purpose of voting upon the Member Approval (the “Company Unitholder Meeting”), and the Company shall hold the Company Unitholder Meeting as soon as practicable after the date on which the Proxy Statement/Prospectus and Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from the Company Unitholders proxies in favor of the approval and adoption of the Member Approval and shall take all other action necessary or advisable to secure the required vote or consent of the Company Unitholders with respect to the Member Approval. The Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Company Board to withdraw or modify, in a manner adverse to NAC, the Company Board Recommendation and the Proxy Statement/Prospectus shall include the Company Board Recommendation.

SECTION 7.03 ParentCo Corp Stockholder Approval. Immediately following the execution of this Agreement, NAC shall approve and adopt this Agreement and the transactions contemplated by this Agreement, as the sole stockholder of ParentCo.

SECTION 7.04 Merger Sub Corp Stockholder Approval. Immediately following the execution of this Agreement, ParentCo shall approve and adopt this Agreement and the Transactions, as the sole stockholder of Merger Sub Corp.

SECTION 7.05 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or NAC or any of their respective Subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Second Effective Time, the Company and NAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, managers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that (A) NAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company; and (B) nothing herein shall require the Company to provide access to, or to disclose any information to, NAC or any of its Representatives if such access or disclosure, in the good faith reasonable belief of the Company, (x) would waive any legal privilege or (y) would be in violation of applicable laws or regulations of any Governmental Authority or the provisions of any agreement to which the Company is a party (taking into account the confidential nature of the disclosure).

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated September 16, 2019 (the “Confidentiality Agreement”), between NAC and the Company.

(c) No investigation pursuant to this Section 7.05 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) Notwithstanding anything in this agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 7.06 Solicitation. From and after the date hereof until the Second Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the

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Company Subsidiaries not to and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any merger, purchase of a material portion of the ownership interests or assets of, recapitalization or similar business combination transaction involving any person that is not NAC (“Acquisition Proposal”), (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with an Acquisition Proposal. The Company shall promptly notify NAC (and in any event within twenty-four hours) of the receipt of any Acquisition Proposal after the date hereof.

SECTION 7.07 Tender Offer.

(a) As soon as reasonably practicable, NAC shall commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer to acquire each of the issued and outstanding NAC Warrants in exchange for $1.50 per NAC Warrant (the “Offer Price”), net to the seller in cash (the “Tender Offer”). The obligation of NAC to accept for payment, and pay for, all NAC Warrants validly tendered (and not withdrawn) pursuant to the Tender Offer shall be subject to the satisfaction or (if permitted pursuant to the terms of this Agreement) waiver of (and shall not be subject to any other conditions) the conditions that (i) there shall be validly tendered (and not withdrawn) Eight Million Two Hundred Fifty Thousand (8,250,000) NAC Warrants (the “Minimum Condition”) and (ii) the First Merger shall have been consummated. The Tender Offer shall be coupled with a consent solicitation that shall require any person tendering a NAC Warrant to vote in favor of the Warrant Amendment, which shall among other things, reduce the term of any and all remaining NAC Warrants to expire upon the consummation of the First Merger. The Tender Offer shall initially be scheduled to expire on the later of: (A) 20 Business Days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act); and (B) the Closing Date (unless otherwise agreed to in writing by NAC and the Company)(the “Tender Offer Expiration Date”).

(b) NAC shall not without the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed) amend, modify or waive any of the terms or conditions of the Tender Offer, including any change to the form of consideration to be delivered by NAC pursuant to the Tender Offer, the Offer Price, the Minimum Condition or the Tender Offer Expiration Date.

(c) On the Offer Commencement Date, NAC shall: (i) cause to be filed with the SEC, a statement of Tender Offer on Schedule TO with respect to the Tender Offer (together with all amendments and supplements thereto, the “Schedule TO”); and (ii) disseminate to holders of NAC Warrants a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of the Tender Offer and shall reflect the Company Board Recommendation. NAC shall use reasonable best efforts to cause such Schedule TO and Schedule 14D-9, and all exhibits, amendments and supplements thereto (collectively, the “Offer Documents”) and the filing and

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dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Laws. The Company, the Blocker Holder and Blocker shall each furnish to NAC all information concerning the Company, the Blocker Holder and Blocker, as applicable, including a description of their businesses, management, operations and financial condition, as NAC may reasonable request in connection with the Tender Offer. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC and NAC shall give reasonable consideration to any such comments. NAC shall promptly notify the Company and its legal counsel upon the receipt of any comments received by NAC or its legal counsel from the SEC or its staff with respect to the Offer Documents, or any request from the SEC for amendments or supplements to the Offer Documents, and shall promptly provide the Company and its legal counsel with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. NAC shall give the Company and its legal counsel a reasonable opportunity to participate in preparing NAC’s proposed response to comments received from the SEC or its staff and to promptly provide comments on any proposed response thereto, and NAC shall give reasonable consideration to any such comments. Each of NAC and the Company: (i) shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Tender Offer; and (ii) to the extent required by the applicable requirements of United States securities Laws and the rules and regulations of the SEC promulgated thereunder, shall use its reasonable best efforts to promptly correct any information provided by it for use in the Offer Documents to the extent such information shall be or shall have become false or misleading in any material respect, and NAC shall take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities Laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of NAC Warrants.

(d) The Company, the Blocker Holder and Blocker acknowledge that a substantial portion of the Offer Documents will include disclosures regarding the Company, the Blocker Holder and Blocker and their businesses, management, operations and financial condition. Accordingly, the Company and Blocker agree to (i) provide, as promptly as practicable, NAC with such information as shall be reasonably requested by NAC for inclusion in or attachment to the applicable Offer Document to be filed and/or mailed as of and following the commencement of the Tender Offer and (ii) ensure that such information is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. The Company, the Blocker Holder and Blocker understand that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith. The Company, the Blocker Holder and Blocker shall make their respective directors, managers, officers and employees available to NAC and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

SECTION 7.08 Employee Benefits Matters.

(a) With respect to each person who is an employee of the Company or any Company Subsidiary immediately prior to the Closing (a “Continuing Employee”), for the period beginning on the Closing Date, and ending on the six month anniversary of the date of this Agreement, or, in each case, if earlier, on the date of the termination of employment of the relevant Continuing Employee (the “Continuation Period”), the Company or such Company Subsidiary, as applicable, shall provide each such Continuing Employee with (i) a base salary or base wage rate and cash incentive compensation and commission opportunities (excluding equity compensation opportunities) that are no less favorable to the Continuing Employee’s base salary or base wage rate and cash incentive compensation and commission opportunities (excluding equity compensation opportunities) in effect for such Continuing Employee as of immediately prior to the Closing, and (ii) with employee retirement, health, welfare and other material fringe benefits (excluding any defined benefit pension plans and equity compensation

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plans) that are substantially similar, in the aggregate, to those being provided or made available to such Continuing Employees immediately prior to the Closing under the Company Employee Benefit Plans.

(b) For purposes of eligibility to participate and vesting and, with respect to the determination of the level or amount of benefits for the Continuation Period and, benefit accrual under the benefit and compensation plans, programs, agreements and arrangements of ParentCo, NAC, the Company or any of their respective Affiliates (the “NAC Plans”) in which Continuing Employees are eligible to participate following the Closing, other than any retiree medical plan, equity compensation plan and/or defined benefit plan, ParentCo, NAC, the Company or their respective Subsidiaries shall credit each Continuing Employee with his or her years of service with the Company, the Company Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Employee Benefit Plan, except where such credit would result in a duplication of benefits. ParentCo shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all NAC Plans that are group health plans to the extent coverage under such NAC Plan replaces coverage under a substantially similar Company Employee Benefit Plan in which such Continuing Employee participated immediately before such replacement to the extent such waiting time was met under such Company Employee Benefit Plan. For purposes of each NAC Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, ParentCo shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such NAC Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such requirements were met or not applicable under the corresponding Company Employee Benefit Plan, and ParentCo shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Employee Benefit Plan during the portion of the plan year prior to the Closing Date to be taken into account under such NAC Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such NAC Plan.

(c) The provisions of this Section 7.08 are solely for the benefit of the parties to this Agreement, and no provision of this Section 7.08 shall constitute or be deemed to (i) guarantee employment for any period of time for, or preclude the ability of ParentCo, NAC or the Company (or any of their Affiliates) to terminate, any Continuing Employee, other employee or other service provider for any reason, (ii) confer upon any person (including any current or former director, officer or employee of, or consultant or independent contractor to, ParentCo, NAC or the Company) any third party beneficiary or other rights or remedies, (iii) establish, amend or modify any NAC Plan, Company Employee Benefit Plan, or any or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the ParentCo, Company, the NAC, or any of their respective Affiliates, or (iv) alter or limit the ability of the ParentCo or its Subsidiaries (including, after the Closing Date, the Company and the Company Subsidiaries) to amend, modify or terminate any NAC Plan, Company Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date.

(d) As promptly as practicable after the Closing Date, the ParentCo Board shall adopt the New Stock Incentive Plan.

SECTION 7.09 Section 280G. No later than ten (10) Business Days prior to the Closing, the Company shall request from each person (each, a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made in connection with the Transactions that could constitute “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G Payments”) execute a waiver agreement providing that such Disqualified Individual has waived his or her right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a parachute payment, and accepting in substitution for the Waived

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Benefits the right to receive the Waived Benefits if and only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. No later than three (3) Business Days prior to the Closing, the Company shall submit the Waived Benefits of each Disqualified Individual who has executed a waiver in accordance with this Section 7.09 for approval of the Company’s stockholders and such Disqualified Individual’s right to receive the Waived Benefits shall be conditioned upon receipt of the requisite approval by the Company’s stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code. The Company shall provide NAC and its counsel with a copy of the Section 280G calculations, as well as any waiver agreement, the disclosure statement and the stockholder consent contemplated by this Section 7.09 within a reasonable time prior to delivery to each Disqualified Individual and the stockholders of the Company of such waiver agreement, disclosure statement and stockholder consent, respectively, and the Company shall consider in good faith any changes reasonably requested by NAC or its counsel. Prior to the Closing Date, the Company shall deliver to NAC and its counsel evidence reasonably acceptable to NAC and its counsel that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 7.09 with respect to the Waived Benefits pursuant to such waiver and that either (a) the requisite number of votes of the stockholders of the Company was obtained with respect to such Waived Benefits (the “280G Approval”) or (b) the 280G Approval was not obtained, and, as a consequence, such Waived Benefits shall not be made or provided.

SECTION 7.10 Notification of Certain Matters. The Company shall give prompt notice to NAC, and NAC shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause the conditions set forth in Article VIII to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 7.11 Further Action; Reasonable Best Efforts; Excluded Account.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) at the request of the other party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the First Merger, the Second Merger and the other Transactions and (ii) use its reasonable best efforts to take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the First Merger and the Second Merger, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all permits, consents, waivers, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the Transactions and to fulfill the conditions to the First Merger and the Second Merger, including all necessary pre-Closing and post-Closing filing or notification requirements applicable under any state insurance Laws, such as any insurance agency change in control approval requirements under the Texas Insurance Code; provided, that the foregoing clause (ii) shall not apply to the Securityholder Representative with respect to actions prior to the Closing. In case, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b) In furtherance and not in limitation of Section 7.11(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto (other than the Securityholder Representative) agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated in this Agreement shall be paid by NAC; provided, however, if the

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Closing occurs fifty percent (50%) of the applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated in this Agreement shall be deemed to be NAC Expenses and fifty percent (50%) shall be deemed to be Company Transaction Expenses. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each party (other than the Securityholder Representative) shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive Order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(d) Notwithstanding any provision of this Merger Agreement to the contrary, access to the bank account controlled by Blocker as of the Reference Time (the “Excluded Account”) shall not be retained by Blocker following the Blocker Contribution, and from and after the effectiveness of the Blocker Contribution, Affiliates of the Blocker Holder shall have sole and exclusive access and control over the Excluded Account.

SECTION 7.12 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of NAC and the Company. Thereafter, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement in accordance with Section 9.01, unless otherwise required by applicable Law or the requirements of the Nasdaq Capital Market (in which case NAC and the Company shall each use their reasonable best efforts to consult with each other before making any required public statement or communication and coordinate such required public statement or communication with the other party, prior to announcement or issuance), no party to this Agreement shall make any other public statement or issue any other public communication regarding this Agreement or the Transactions without the prior written consent of NAC and the Company, in each case, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, each party hereto and its Affiliates may make internal announcements regarding this Agreement and the Transactions to their respective directors, officers, managers and employees without the consent of any other party hereto and may make public statements regarding this Agreement and the Transactions containing information or events already publicly known other than as a result of a breach of this Section 7.12; provided, further, that nothing in this Section 7.12 shall prohibit

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the Company or any of its Representatives from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent required to affect the Transactions.

SECTION 7.13 Financing Cooperation.

(a) Prior to the Closing, each of the Company, the Blocker Holder and Blocker agrees to, and shall cause the Company Subsidiaries and their respective Representatives to, use their respective commercially reasonable efforts to provide such cooperation and assistance to NAC for the private placement of equity securities of NAC or ParentCo or regarding any equity financing of NAC or ParentCo in connection with the Transaction, in each case, on terms and with counterparties satisfactory to the Company in its sole discretion (collectively, the “Financing”), as may be reasonably requested by NAC. Such assistance shall include the following: (a) timely delivery to NAC and its Representatives of financial statements and other financial information regarding the Blocker Holder, Blocker, the Company and the Company Subsidiaries reasonably requested by NAC; (b) taking any actions reasonably requested by NAC in order to satisfy on a timely basis any of the conditions precedent to obtaining the Financing, and (c) cause Representatives of the Company and the Company Subsidiaries, in each case, with appropriate seniority and expertise, to, upon reasonable advance notice by NAC, participate in a reasonable number of meetings and due diligence sessions regarding the Financing; provided, in each case, that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries, (ii) under no circumstances shall the Blocker Holder, Blocker, the Company or any Company Subsidiary be required to (A) incur any costs, obligations or liabilities in connection with the Financing, (B) take any action that would reasonably be expected to conflict with or violate the Organizational Documents of the Company or any Company Subsidiary or applicable Law, (C) require any director, officer or manager to take any action or enter into agreement related to the Financing in such capacity prior to the Closing that is not contingent on the Closing and (iii) NAC, ParentCo, Merger Sub LLC, and Merger Sub Corp, shall jointly and severally indemnify, defend and hold harmless the Blocker Holder, Blocker, the Company and the Company Subsidiaries from and against any and all losses suffered or incurred by them in connection with the Financing.

(b) The Company hereby consents to the use of all of its and the Company Subsidiaries logos in connection with the Financing, provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiary.

(c) Prior to the Closing, each of NAC, ParentCo, Merger Sub LLC, and Merger Sub Corp agrees to use its respective commercially reasonable efforts to provide such cooperation and assistance to the Company that is reasonably requested by the Company in connection with the Debt Financing. Such assistance shall include the following: (i) using commercially reasonable efforts to cooperate with the marketing efforts of the Company, including by assisting with the preparation of customary materials for rating agency presentations and any customary bank information memoranda, offering documents or similar customary documents reasonably required in connection with the Debt Financing; (ii) furnishing on a confidential basis to the Company as promptly as reasonably practicable any information or documents necessary or advisable for the preparation of customary materials for rating agency presentations and any customary bank information memoranda, offering documents or similar customary documents reasonably required in connection with the Debt Financing; (iii) using commercially reasonable efforts to assist in the preparation of, and execute and deliver, customary definitive financing documentation and the completion of any schedules, exhibits or annexes thereto, and requiring officers of NAC, ParentCo, Merger Sub LLC, and Merger Sub Corp to execute and deliver any required documentation in connection with the Debt Financing; (iv) using commercially reasonable efforts to facilitate the pledging of collateral and the granting of security interests (and the perfection thereof) in collateral of ParentCo and its Subsidiaries; provided, that no pledge by NAC, ParentCo, Merger Sub LLC, or Merger Sub Corp shall be effective until the Closing; (v) at least five (5) Business Days prior to the Closing Date, providing (A) such documentation and information regarding NAC, ParentCo, Merger Sub LLC, and Merger Sub Corp required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations,

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including the USA Patriot Act of 2001 and (B) certifications regarding beneficial ownership required by 31 C.F.R. § 1010.230; and (vi) using commercially reasonable efforts to cooperate in satisfying the conditions to the funding of the Debt Financing to the extent the satisfaction of such conditions requires the cooperation of, or is within the control of, NAC, ParentCo, Merger Sub LLC, or Merger Sub Corp; provided, in each case, that (x) such requested cooperation does not unreasonably interfere with the ongoing operations of NAC, ParentCo, Merger Sub LLC, or Merger Sub Corp, (y) under no circumstances shall NAC, ParentCo, Merger Sub LLC, or Merger Sub Corp be required to (1) incur any costs, obligations or liabilities in connection with the Debt Financing prior to the Closing, (2) take any action that would reasonably be expected to conflict with or violate the Organizational Documents of NAC, ParentCo, Merger Sub LLC, or Merger Sub Corp or applicable Law, (3) require any director, officer or manager to take any action or enter into agreement related to the Debt Financing in such capacity prior to the Closing that is not contingent on the Closing and (z) the Company shall indemnify, defend and hold harmless NAC, ParentCo, Merger Sub LLC, and Merger Sub Corp from and against any and all losses suffered or incurred by them in connection with the Debt Financing.

(d) Notwithstanding anything in this Agreement to the contrary, the Company may elect not to consummate the Debt Financing in its sole discretion without liability to NAC, ParentCo, any of their respective Affiliates or any of their respective Representatives or securityholders or any other person. The Company shall not consummate the Debt Financing without NAC’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed.

(e) Neither NAC, ParentCo nor any of their respective Affiliates or Representatives shall enter into any Contract with respect to any Equity Interest of NAC, ParentCo or any of their respective Affiliates (including following the First Effective Time, Blocker, the Company or any Company Subsidiary) without the Company’s prior written consent, which may be granted or withheld in the Company’s sole discretion. Without limiting the generality of the foregoing, NAC shall not make nor agree to any amendments, changes, modifications or waivers to any of the Subscription Agreements without the prior written consent of the Company, which consent may granted or withheld in the Company’s sole discretion; provided, further, that solely to the extent any change to a Subscription Agreement is ministerial in nature and does not affect any economic or any other material term of such Subscription Agreement, such consent with respect to such ministerial change shall not be unreasonably conditioned, withheld or delayed.

SECTION 7.14 Extension. NAC shall convene and hold a special meeting of the stockholders of NAC on or around January 9, 2020 for the purpose of voting to extend the deadline for NAC to consummate the Transactions (the “Extension”) in accordance with the Organizational Documents of NAC (the “Extension Meeting”). At the Extension Meeting, the stockholders of NAC shall have the right to exercise their Redemption Rights. NAC shall use commercially reasonable efforts to obtain stockholder approval for the Extension.

SECTION 7.15 Nasdaq Capital Market Listing. NAC, the Company and ParentCo shall use their respective reasonable best efforts to cause, as promptly as practicable after the date of this Agreement, but in no event later than the Closing Date: (a) ParentCo’s initial listing application with the Nasdaq Capital Market in connection with the Transactions to have been approved: (b) ParentCo to satisfy all applicable initial and continuing listing requirements of the Nasdaq Capital Market; and (c) the ParentCo Common Shares to have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance.

SECTION 7.16 Tax Matters.

(a) In no event may ParentCo, the Company or any of their Affiliates (i) make any “push out” of imputed underpayments under Section 6226 of the Code (or any similar provisions under state or local law) with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date or (ii) require the Company Unitholders to amend any of their Tax Returns (including pursuant to Section 6225(c)(2) of the Code (or any similar provisions under state or local law) or the alternative “pull-in” procedure in accordance with Section 6225(c)(2)(B) of the Code (or any similar provisions under state or local law)). ParentCo shall not make

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any election under Sections 336 or 338 of the Code (or any comparable election under the Tax laws of any state, local or non-U.S. jurisdiction) with respect to its acquisition of Blocker.

(b) For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes of ParentCo, the Blocker, the Company or any of their Subsidiaries (i) based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any controlled foreign corporation, partnership or other pass-through entity in which ParentCo, the Blocker, the Company or any of their Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of ParentCo, the Blocker, the Company or any of their Subsidiaries for a Straddle Period for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) On or prior to the Closing Date, the Company shall deliver to the Blocker a certificate signed under penalties of perjury (in such form as may be reasonably requested by counsel to the Blocker) certifying that the fair market value of the Company’s U.S. real property interests does not equal or exceed fifty percent (50%) of the fair market value of (A) the Company’s U.S. real property interests, (B) the Company’s interests in real property located outside the United States, plus (C) any other of its assets which are used or held for use in a trade or business.

(d) On or prior to the Closing Date, Blocker shall deliver to ParentCo a duly executed certificate, in form and substance as prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), stating that Blocker is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(e) On or prior to the Closing Date, NAC shall deliver to ParentCo a duly executed certificate, in form and substance as prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), stating that NAC is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(f) On or prior to the Closing Date, each Company Unitholder that is a “United States Person” within the meaning of Section 7701 of the Code shall deliver to ParentCo or the Company a duly executed IRS Form W-9.

ARTICLE VIII

CONDITIONS TO THE MERGERS

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Blocker, the Blocker Holder, ParentCo, NAC, Merger Sub Corp and Merger Sub LLC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) by NAC and the Company of the following conditions:

(a) NAC Stockholders Approval. The stockholders of NAC shall have approved and adopted the NAC Stockholder Approval.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, writ, injunction, determination, order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

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(c) U.S. Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the First Merger, the Blocker Contribution and the Second Merger under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(d) Governmental Consents. The consents, approvals and authorizations legally required to be obtained to consummate the Transactions set forth in Section 8.01(d) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(e) Net Tangible Assets. Between the date of this Agreement and the Second Effective Time, the net tangible assets held by NAC in the aggregate shall be equal to at least $5,000,001.

(f) Authorization and Listing Requirements. The ParentCo Common Shares issuable in connection with the Transactions, shall be duly authorized by the NAC Board and ParentCo Board and NAC’s and ParentCo’s Organizational Documents. ParentCo’s initial listing application with the Nasdaq Capital Market in connection with the Transactions shall have been approved and, immediately following the Closing, ParentCo shall satisfy any applicable initial and continuing listing requirements of the Nasdaq Capital Market and ParentCo shall not have received any notice of non-compliance therewith, and the ParentCo Common Shares, shall have been approved for listing on the Nasdaq Capital Market.

(g) Company Member Approval. The members of the Company shall have approved and adopted the Member Approval.

(h) Warrants. All of the conditions to the consummation of the Tender Offer (other than the consummation of the First Merger) shall have been satisfied and the Warrant Amendment shall have been approved.

SECTION 8.02 Conditions to the Obligations of ParentCo, NAC, Merger Sub Corp and Merger Sub LLC. The obligations of ParentCo, NAC, Merger Sub Corp and Merger Sub LLC to consummate the First Merger, the Blocker Contribution, the Second Merger and the other Transactions are subject to the satisfaction or waiver by NAC (where permissible) of the following additional conditions:

(a) Representations and Warranties of the Company. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect.

(b) Representations and Warranties of Blocker. The representations and warranties of Blocker contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a material adverse effect on Blocker’s ability to consummate the Transactions.

(c) Agreements and Covenants. The Company, the Blocker Holder and the Blocker, respectively, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Effective Time.

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(d) Company Officer Certificate. The Company shall have delivered to NAC a certificate, dated the Closing Date, signed by an authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(c) (as it relates to the Company).

(e) Company Secretary’s Certificate The Company shall have delivered to NAC a certificate, dated the Closing Date, signed by the Secretary of the Company certifying as to the resolutions of the Company’s Board of Managers and the members of the Company holding a majority of all the outstanding Company Membership Units entitled to vote authorizing and approving this Agreement, the Second Merger and the other Transactions.

(f) Blocker Officer Certificate. Blocker shall have delivered to NAC a certificate, dated the Closing Date, signed by an authorized officer of Blocker, certifying as to the satisfaction of the conditions specified in Sections 8.02(b) and 8.02(c) (as it relates to the Blocker).

(g) Blocker Secretary’s Certificate. Blocker and the Blocker Holder shall have delivered to NAC a certificate, dated the Closing Date, signed by the Secretary of the Company certifying as to the resolutions of Blocker’s Board of Directors approving this Agreement, the Blocker Contribution and the other Transactions.

(h) Contribution Agreement. The Blocker Holder shall have delivered, or caused to be delivered, to NAC and ParentCo a counterpart signature of the Contribution Agreement executed by the Blocker Holder.

(i) Company Certificate. The Company shall have delivered, or caused to be delivered, to NAC the Company Certificate duly executed by an authorized officer of the Company in accordance with Section 2.04(b).

(j) Payment Spreadsheet. The Company shall have delivered to NAC the Payment Spreadsheet in accordance with Section 2.04(b).

(k) Tax Receivable Agreement. The Company shall have delivered to NAC counterpart signatures of the Tax Receivable Agreement in the form attached hereto as Exhibit F (the “Tax Receivable Agreement”) executed by the Company, Blocker, the Blocker Holder and the Company Unitholders set forth on Schedule 8.02(k).

(l) Investor Rights Agreement. The Company shall have delivered, or cause to be delivered, to NAC and ParentCo a counterpart signature of the Investors Rights Agreement in the form attached hereto as Exhibit G executed by the Company Unitholders set forth on Schedule 8.02(l) and the Blocker Holder.

SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company, Blocker and the Blocker Holder to consummate the First Merger, the Blocker Contribution, the Second Merger and the other Transactions are subject to the satisfaction or waiver (where permissible) by the Company of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of NAC contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “NAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a NAC Material Adverse Effect.

(b) Agreements and Covenants. Each of ParentCo, NAC, Merger Sub Corp and Merger Sub LLC, respectively, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Effective Time.

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(c) Officer Certificate. NAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an authorized officer of NAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d) Secretary’s Certificate. NAC shall have delivered to the Company, dated the Closing Date, signed by the Secretary of NAC certifying as to the resolutions of ParentCo’s, NAC’s, Merger Sub Corp’s and Merger Sub LLC’s respective board of directors unanimously authorizing and approving this Agreement and the other Transactions and respective stockholders or members, as applicable, authorizing and approving this Agreement and the other Transactions.

(e) NAC Stockholders. Immediately following the Second Effective Time, no single stockholder of ParentCo (other than Blocker Holder, True Wind Capital or any party to a Subscription Agreement) shall own in excess of nine and nine-tenths percent (9.9%) of the voting shares of ParentCo, and no three stockholders of ParentCo (excluding the Company Unitholders, the Blocker Holder, True Wind Capital and the parties to the Subscription Agreements) shall own in excess of twenty-five percent (25%) of the voting shares of ParentCo.

(f) Tax Receivable Agreement. NAC and ParentCo shall have delivered to the Company Unitholders, Blocker and the Blocker Holder counterpart signatures of the Tax Receivable Agreement the form attached hereto as Exhibit F executed by NAC and ParentCo.

(g) Appointment to the Board. The individuals set forth on Exhibit E shall have been appointed to the ParentCo Board effective as of the Closing.

(h) Investor Rights Agreement. NAC and ParentCo shall have delivered to the Company a counterpart signature of the Investors Rights Agreement executed by ParentCo.

(i) Available Cash. The Available Cash shall be equal to or greater than the Minimum Cash without any breach, inaccuracy or failure to perform of any of the representations, warranties or covenants set forth in Section 4.03(g) or Section 7.13(e).

(j) NAC Certificate. NAC shall have delivered, or caused to be delivered, to the Company the NAC Certificate duly executed by an authorized officer of NAC in accordance with Section 2.04(c).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the First Merger and the Second Merger and the other Transactions may be abandoned at any time prior to the First Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the members and the stockholders of the Company or NAC, respectively, as follows:

(a) by mutual written consent of NAC and the Company; or

(b) by either NAC or the Company if the First Effective Time shall not have occurred on or before the earlier to occur of June 12, 2020, or the date that NAC is required to dissolve or liquidate pursuant to NAC’s Organizational Documents (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article VII to be satisfied on or prior to the Outside Date; or

(c) by either NAC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, order, decree or ruling

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(whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the First Merger, the Blocker Contribution or the Second Merger, illegal or otherwise preventing or prohibiting consummation of the Transaction, including the First Merger, the Blocker Contribution or the Second Merger; or

(d) by either NAC or the Company if the NAC Stockholder Approval is not adopted and approved by the requisite NAC stockholders at the NAC Stockholders’ Meeting duly convened or any adjournment or postponement thereof;

(e) by either NAC or the Company if the Member Approval is not adopted and approved by the requisite Company Unitholders at the Company Unitholder Meeting duly convened or any adjournment or postponement thereof; or

(f) by NAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that NAC has not waived such Terminating Company Breach and ParentCo, NAC, Merger Sub Corp or Merger Sub LLC is not then in breach of any representation, warranty, covenant or agreement on the part of ParentCo, NAC, Merger Sub Corp or Merger Sub LLC set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; provided, however, that, if such Terminating Company Breach is curable by the Company, NAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by NAC to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of ParentCo, NAC, Merger Sub Corp and Merger Sub LLC, set forth in this Agreement, or if any representation or warranty of ParentCo, NAC, Merger Sub Corp and Merger Sub LLC shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) would not be satisfied (“Terminating NAC Breach”); provided, that the Company has not waived such Terminating NAC Breach and the Company, Blocker or the Blocker Holder are not then in breach of any representation, warranty, covenant or agreement on the part of the Company, Blocker or the Blocker Holder set forth in this Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied; provided, however, that, if such Terminating NAC Breach is curable by ParentCo, NAC, Merger Sub Corp and Merger Sub LLC, the Company may not terminate this Agreement under this Section 9.01(f) for so long as ParentCo, NAC, Merger Sub Corp and Merger Sub LLC continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to NAC; or

(h) by the Company, if immediately following the Extension Meeting required pursuant to Section 7.14 and after giving effect to the exercise of any Redemption Rights by stockholders of NAC, NAC shall have less than an aggregate of $170,000,000 of cash held in the Trust Fund, provided that during the five (5) Business Day period immediately following the Extension Meeting, NAC may take any and all actions to increase the cash held in the Trust Fund to an amount greater than $170,000,000 so that if the cash held in the Trust Fund is greater than $170,000,000 on the date that is five (5) Business Days following the Extension Meeting, then the Company’s right to terminate this Agreement pursuant to this Section 9.01(g) shall be deemed waived and of no further effect.

SECTION 9.02 Effect of Termination. Subject to Section 9.03(b), in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto.

SECTION 9.03 Fees and Expenses.

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(a) Except as otherwise set forth in this Agreement or any Transaction Document, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. Notwithstanding the foregoing, all SEC and other regulatory filing fees incurred in connection with the Proxy Statement/Prospectus shall be paid by NAC; provided, however, if the Closing occurs fifty percent (50%) of such fees shall be deemed to be NAC Expenses and fifty percent (50%) of such fees shall be deemed to be Company Transaction Expenses.

(b) If this Agreement is terminated pursuant to Section 9.1(e) and if (and only if) at the time of such termination: (i) each of the conditions to Closing set forth in Section 8.01 shall have been satisfied or waived by NAC and the Company (other than the condition set forth in Section 8.01(g)); and (ii) each of the conditions to Closing set forth in Section 8.03 shall have been satisfied or waived by the Company (other than those conditions that by their nature are to be satisfied at the Closing, but subject to NAC certifying in writing to the Company that NAC shall satisfy such conditions at the Closing and that NAC will consummate the Closing within three (3) Business Days after the date on which the condition set forth in Section 8.01(g) shall have been satisfied), then the Company shall pay to NAC, a non-refundable fee in the amount of $40,000,000 (the “Termination Fee”) promptly, but in no event later than sixty (60) days, following the termination of this Agreement. Notwithstanding anything to the contrary contained in this Section 9.03(b) or elsewhere in this Agreement, if this Agreement is terminated under the circumstances set forth in the first sentence of this Section 9.03(b), NAC’s right to receive the Termination Fee pursuant to this Section 9.03(b) shall be the sole and exclusive remedy of NAC, ParentCo and their respective securityholders, Affiliates and Representatives against the Company, Blocker, the Blocker Holder and their respective securityholders, Affiliates and Representatives, and NAC, ParentCo and their respective securityholders, Affiliates and Representatives shall be deemed to have waived all other remedies (including equitable remedies) with respect to: (A) any failure of the Transactions to be consummated; (B) any breach by the Company, Blocker or the Blocker Holder of their respective obligations to consummate the Transactions or any other provision set forth in this Agreement; (C) any inaccuracy in any representation or warranty set forth in this Agreement; and (D) any breach of any of the covenants or obligations set forth in this Agreement. Upon payment by the Company of the Termination Fee pursuant to this Section 9.03(b), neither the Company, Blocker, the Blocker Holder nor any of their respective securityholders, Affiliates or Representatives shall have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the Transactions, and, in no event shall NAC, ParentCo nor any of their respective securityholders, Affiliates or Representatives seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the Transactions.

SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors or managers at any time prior to the First Effective Time; provided, however, and subject to adjustments expressly set forth herein, that, after the approval and adoption of this Agreement and the Transactions by the members of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Common Unit shall be converted upon consummation of the Second Merger, provided, further, that none of the Transaction Documents may be amended, changed or modified or any term thereof waived in a manner adverse to the Blocker Holder without the Blocker Holder’s prior written consent. Subject to Section 7.12, this Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to the First Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Second Effective Time, except that this Section 10.01 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 10.06.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to ParentCo, NAC, Merger Sub Corp or Merger Sub LLC:

Nebula Acquisition Corp.

Four Embarcadero Center, Suite 2350

San Francisco, CA 94111

Telephone: (415) 780-9975

Attention: Rufina Adams

Email: rufina@truewindcapital.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, FL 33131

Facsimile: (305) 579-0717

Telephone: (305) 579-0500 Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

if to the Company:

Open Lending, LLC

901 S. Mopac Expressway

Building 1, Suite 510

Austin, Texas 78746

Attention: John Flynn, Ross Jessup and Sandy Watkins;

Email: jflynn@openlending.com; ross@openlending.com; sandy@openlending.com with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Jocelyn Arel, Jared Spitalnick and Dan Espinoza

E-Mail: JArel@goodwinlaw.com; JSpitalnick@goodwinlaw.com; DEspinoza@goodwinlaw.com if to the Securityholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

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Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

SECTION 10.03 Certain Definitions.

(a) For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Available Cash” means the amount equal to, as of the Reference Time: (a) the principal amount of immediately available funds contained in the Trust Fund available for release to NAC, ParentCo and the Company as applicable, plus (b) the net amount of immediately available funds held by NAC pursuant to the Subscription Agreements, minus (c) $35,000,000, minus (d) the NAC Expenses plus (e) the NAC Cash.

“Blocker Cash” means all cash, cash equivalents and marketable securities held by Blocker as of the Reference Time, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device.

“Blocker Cash Consideration” means an amount equal to the Cash Consideration, multiplied by the Blocker Percentage.

“Blocker Consideration” means collectively, the Blocker Cash Consideration and Blocker Share Consideration.

“Blocker Note” means that certain Promissory Note, dated March 18, 2016, issued by Blocker in favor of Blocker Holder.

“Blocker Percentage” equals a percentage to be determined by the Company Board, including the Series C Manager (as defined in the Company’s Organizational Documents), in accordance with the Company’s Organizational Documents.

“Blocker Share Consideration” means a number of ParentCo Common Shares equal to the Share Consideration, multiplied by the Blocker Percentage (rounded down to the nearest whole share).

“Blocker Redemption” means a redemption of the Blocker Redemption Shares as approved by the board of directors of the Blocker to be effected immediately following the First Effective Time and prior to the consummation of the Blocker Contribution, in an amount equal to the Blocker Redemption Amount.

“Blocker Redemption Amount” means the Blocker Cash minus any Blocker Unpaid Taxes.

“Blocker Redemption Shares” means a number of Blocker Shares having a value equal to the Blocker Redemption Amount as of immediately prior to the Blocker Redemption as determined in good faith by the Board of Directors of Blocker.

“Blocker Unpaid Taxes” shall mean an amount (never to be less than $0) equal to the U.S. federal, state and local income Tax liability of Blocker for the tax years ending December 31, 2019 and the period (or portion thereof) through and including the Closing Date, reduced by any applicable net operating losses arising on or before the Closing Date of Blocker that is attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date and any estimated Taxes paid prior to the Closing Date and any unapplied overpayments for prior taxable years applied against any such liability for the tax years ending December 31, 2019 or on the Closing Date. The parties agree that, to the maximum extent permitted by Law, any Tax deductions arising from the Transaction Tax Deductions shall be allocated to taxable periods (or portions thereof) ending on or prior to the Closing Date, and shall reduce the Blocker Unpaid Taxes (but never to be less than $0) of Blocker.

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“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Delaware are authorized or required by Law to be closed.

“Business Systems” means all software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are owned or used by or for the Company or any Company Subsidiary in the conduct of its business.

“Cash Consideration” means an amount equal to (a) the Available Cash, plus (b) the Company Cash, plus (c) the net proceeds of the Debt Financing received by the Company prior to the First Effective Time, if any, minus (d) any Company Transaction Expenses in excess of $10,000,000.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Cash” means the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries as of the Reference Time (including restricted cash, marketable securities, checks, credit card receivables, bank deposits, short term investments, performance bonds and customer deposits), whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device. For the avoidance of doubt Company Cash shall not include any proceeds of the Debt Financing.

“Company Cash Consideration” means an amount equal to the Cash Consideration, multiplied by the Company Percentage.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other employee compensation and benefit plans, policies, programs or arrangements, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, or fringe benefit plan, agreement, program, policy, commitment or other arrangement (i) sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary, or (ii) with respect to which the Company or any Company Subsidiary has any liability (direct or indirect, contingent or otherwise).

“Company IP Rights” means, collectively, the Company-Owned Intellectual Property Rights and the Company-Licensed IP that is material to the business of the Company and its Subsidiaries as currently conducted.

“Company-Licensed IP” means all Intellectual Property Rights owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended or otherwise modified.

“Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance, condition, state of facts or development (each a “Change”, and collectively, “Changes”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, properties condition (financial or otherwise) or results of operation of the Company or the Company Subsidiaries, taken as a whole; provided, however, that in no event will any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any adverse Change attributable to: (i) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which the Company or the Company Subsidiaries operate; (ii) general economic conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any

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securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority), or any continuation of any such stoppage or shutdown; (iv) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of NAC, ParentCo, Merger Sub Corp, Merger Sub LLC or any communication by NAC, ParentCo, Merger Sub Corp, Merger Sub LLC or any of their respective Affiliates regarding its plans or intentions with respect to the business of the Company or any Company Subsidiary, and in each case, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company or any Company Subsidiary) or the taking of any action required, permitted or otherwise contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby, including any action taken at the written request of NAC, ParentCo Merger Sub Corp, Merger Sub LLC or any of their respective Affiliates; (v) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vi) the failure of the Company or any Company Subsidiary to meet or achieve the results set forth in any internal or published budget, plan, projection, prediction or forecast; (vii) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (ix) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world, which, in each case of any of the foregoing clauses (i), (ii), (iii), (v), (vii), (ix) to the extent does not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned Intellectual Property Rights” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary and used in its business as currently conducted.

“Company Percentage” equals a percentage to be determined by the Company Board, including the Series C Manager (as defined in the Company’s Organizational Documents), in accordance with the Company’s Organizational Documents.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Products.

“Company Share Consideration” means a number of ParentCo Common Shares equal to the Share Consideration, multiplied by the Company Percentage (rounded up to the nearest whole share).

“Company Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of the Blocker Holder (and payable by Blocker or the Company), Blocker or the Company in connection with the Financing, the Debt Financing, the Blocker Redemption, the Blocker Contribution, the Second Merger, this Agreement and the Transactions including the Transaction Bonuses (as defined in item 3 of Section 3.08 of the Company Disclosure Schedule), the Expense Fund and the fees, costs and expenses incurred to Financial Technology Partners and FTP Securities and Goodwin Procter LLP, in each case, that remain unpaid as of the Reference Time.

“Company Unitholders” means the holders of Company Common Units, Company Series A Preferred Units and Company Series B Preferred Units as of immediately prior to the Second Effective Time.

“Contingent Workers” means independent contractors, consultants, temporary employees, leased employees or other servants or agents engaged or used with respect to the operation of the business of the Company and/or any Company Subsidiary who are classified as other than employees or compensated other than through wages paid the Company and/or any Company Subsidiary through payroll and reported on a form W-2.

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“Contract” means any legally binding written agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, other than any Company Employee Benefit Plan that is not an employment contract.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Debt Financing” means the incurrence by the Company and/or the Company Subsidiaries of up to $225,000,000 senior secured credit facilities from a syndicate of financial institutions on terms and conditions subject to and in accordance with Section 7.13(d).

“Enterprise Value” means an amount equal One Billion Two Hundred Sixty Million Six Hundred Twenty Five Thousand Dollars ($1,260,625,000).

“Equity Interest” means, with respect to NAC, ParentCo or any of their respective Affiliates (including following the First Effective Time, Blocker, the Company and any Company Subsidiary), any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Company is deemed to be a “single employer” for purposes of Section 4001(b)(i) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA and/or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 31, 2016, by and among the Company and Texas Capital Bank, National Association as lender, as further amended, restated, supplemented, refinanced or otherwise modified from time to time.

“Hazardous Substances” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; (e) any other contaminant; and (f) any substance, material or waste regulated by any Governmental Authority pursuant to any environmental Law.

“Intellectual Property” means (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, trade names, Internet domain names and other source identifiers together all applications, registrations and renewals in connection therewith, together with all of

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the goodwill associated with the foregoing, (c) copyrights and other works of authorship, moral rights, and registrations and applications for registration thereof, (d) trade secrets (including know how, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects and related information, in each case, to the extent constituting a trade secret under applicable law); and (e) all other intellectual property or proprietary rights of any kind or description.

“Inventories” means all inventories, merchandise, goods, raw materials, packaging, labels, supplies and other personal property which are maintained, held or stored by or for the Company or any Company Subsidiary at the Closing, and any prepaid deposits for any of the same.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of March 20, 2016, as amended, restated, supplemented or otherwise modified.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of John Flynn, Ross Jessup, Sandy Watkins and Ryan Collins after reasonable inquiry, and in the case of NAC, the actual knowledge of Adam H. Clammer, James H. Greene, Jr. and Rufina Adams after reasonable inquiry.

“Liens” means any mortgage, lien, hypothecation, pledge, charge, encumbrance or any other security interest of third parties or any agreement to create any of the foregoing.

“Look-Back Date” means December 31, 2016.

“Member Approval” means the approval and adoption of the Second Merger, this Agreement and the Transactions and thereby by the requisite affirmative vote of the members of the Company in accordance with the TBOC and the Organizational Documents.

“Minimum Cash” means Two Hundred Ninety Five Million Dollars ($295,000,000).

“NAC Cash” the amount of cash as of the Reference Time held by NAC without restriction outside of the Trust Fund and any interest earned on the amount of cash held inside the Trust Fund.

“NAC Certificate of Incorporation” means the NAC Certificate of Incorporation, as amended and restated on January 9, 2018.

“NAC Class A Common Stock” means NAC’s Class A common stock, par value $0.0001 per share.

“NAC Class B Common Stock” means NAC’s Class B common stock, par value $0.0001 per share.

“NAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of NAC and its subsidiaries taken as a whole or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay NAC from performing its obligations under this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on NAC or its subsidiaries.

“NAC Private Warrant” means each NAC Warrant that is not redeemable by NAC.

“NAC Warrant Instrument” means that certain warrant agreement, dated January 9, 2018, by and between NAC and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company.

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“NAC Warrants” means the issued and outstanding warrants to purchase shares of NAC Class A Common Stock whether or not redeemable by NAC.

“New Stock Incentive Plan” means an equity incentive plan mutually agreeable to the Company, NAC and ParentCo.

“Offer Commencement Date” means the date on which NAC commences the Tender Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Organizational Documents” means: (i) in the case of a person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“ParentCo Cash” means the amount equal to, as of the Reference Time: (a) the principal amount of immediately available funds contained in the Trust Fund available for release to NAC, ParentCo and the Company as applicable, plus (b) the net amount of immediately available funds held by NAC pursuant to the Subscription Agreements.

“ParentCo Common Shares” means the shares of common stock of ParentCo, par value $0.01.

“Permit” means any franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’, builders’, construction and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments, utilities or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way, servitudes, restrictive covenants, reciprocal agreements, cost-sharing agreements and similar restrictions affecting title to the real property and other title defects) that do not materially interfere with the Company or the Company Subsidiaries’ present uses or occupancy of such real property, (d) Liens securing the obligations of the Company and the Company Subsidiaries under the Existing Credit Agreement, (e) Liens granted to any lender at the Closing in connection with any financing by NAC, ParentCo, Merger Sub Corp or Merger Sub LLC of the Transactions, (f) zoning, building codes and other land use laws, by-laws, regulations and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property, (h) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (i) development agreements, subdivision agreements, site plan control agreements, servicing agreements and other similar agreements with any Governmental Authority or utility company affecting the development, servicing use or operation of any real property and any Liens in respect of security given to any Governmental Authority or utility company in connection therewith, (j) non-exclusive licenses of Intellectual Property entered in the ordinary course of business and (k) purchase money Liens and Liens securing rental payments under capital lease arrangements.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange

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Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means any information which on its own or in combination with any other piece of information allows the identification of a natural person, including, without limitation, a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person.

“Pre-Closing Tax Period” means Tax period ending on or prior to the Closing Date; and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Products” mean any products or services that are developed by, offered for sale, distributed, or otherwise provided by the Company or the Company Subsidiaries to purchasers, whether directly or through multiple tiers of distribution.

“Redeeming Stockholder” means each NAC stockholder who exercises its Redemption Rights prior to the First Effective Time.

“Redemption Rights” means the redemption rights provided for in Section 9.2 and 9.7 of the NAC Certificate of Incorporation.

“Reference Time” means 8:00 a.m. Eastern Time on the Business Day after the last date that any NAC stockholder may exercise its Redemption Rights.

“Share Consideration” means a number of ParentCo Common Share equal to the quotient (rounded to the nearest whole share) of: (a)(i) the Enterprise Value; minus (ii) the Available Cash; minus (iii) the net proceeds of the Debt Financing received by the Company prior to the First Effective Time, if any; divided by (b) Ten Dollars ($10).

“Sponsor” means Nebula Holdings, LLC, a Delaware limited liability company.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Company, NAC or any other person means any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such person or one or more Subsidiaries of such person or a combination thereof. For purposes of this definition, a “person” is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Surviving Company Common Units” means units of the Company designated as Common Units under the Surviving Company LLC Agreement to be issued at the Second Effective Time.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other similar tax, including any interest, penalties or additions to tax in respect of the foregoing.

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“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Trading Market” means the stock market on which the ParentCo Common Shares shall be trading at the time of determination of VWAP.

“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, the NAC Disclosure Schedule, the Company Disclosure Schedule, the Warrant Amendment, the Tax Receivable Agreements, the Investors Rights Agreement, the Amended and Restated ParentCo Certificate of Incorporation, the Company Support Agreement, the Founder Support Agreement, the Subscription Agreements and all other agreements, certificates and instruments executed and delivered by ParentCo, NAC, Merger Sub Corp, Merger Sub LLC, Blocker, Blocker Holder or the Company in connection with the Transaction.

“Transaction Tax Deductions” shall mean the sum of all items of loss or deduction for U.S. federal income tax purposes resulting from or attributable to Blocker’s payment of, or allocable share of the Company’s payment of: (A) the transaction expenses, (B) the repayment of indebtedness of the Company at Closing or as contemplated by the Agreement, and (C) any other portion of the Aggregate Consideration that is in the nature of compensation for U.S. federal income tax purposes. For purposes of this Agreement, the parties agree that seventy percent (70%) of success-based fees paid by the Company shall be deductible under Rev. Proc. 2011-29.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the First Merger, the Contribution, the Second Merger, the Financing, the Debt Financing, and the Blocker Redemption.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“True Wind Capital” means True Wind Capital Management, LP.

“VWAP” means, for each trading day, the daily volume weighted average price (based on such trading day) of the ParentCo Common Shares on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2019 Balance Sheet	§ 3.07(b)
280G Approval	§ 7.09
Acquisition Proposal	§ 7.06
Action	§ 3.09
Aggregate Consideration	§ 2.02(a)
Agreement	Preamble
Amended and Restated ParentCo Certificate of Incorporation	§ 1.05(c)
Antitrust Laws	§ 7.11(b)
Audited Financial Statements	§ 3.07(a)
Blocker	Preamble
Blocker Contribution	Recitals
Blocker Holder	Preamble
Blocker Shares	§ 5.03
Blue Sky Laws	§ 3.05(b)
Certificates	§ 2.07(a)
Change of Control	§ 2.03(c)

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Defined Term	Location of Definition
Claims	§ 6.04(b)
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Certificate	§ 2.04(b)
Company Class A Common Units	§ 3.03(b)
Company Class B Common Units	§ 3.03(b)
Company Common Units	§ 3.03(b)
Company Disclosure Schedule	Article III
Company Membership Units	§ 3.03(b)
Company Merger Consideration	§ 2.02(a)
Company Permits	§ 3.06
Company Proprietary Information	§ 3.13(a)
Company Series A Preferred Units	§ 3.03(b)
Company Series B Preferred Units	§ 3.03(b)
Company Series C Preferred Units	§ 3.03(b)
Company Subsidiary	§ 3.01(a)
Company Support Agreement	Recitals
Company Unitholder Meeting	§ 7.02(b)
Confidentiality Agreement	§ 7.05(b)
Contingency Consideration	§2.03(a)(ii)
Continuation Period	§ 7.08(a)
Continuing Employee	§ 7.08(a)
Contribution	§ 1.01(e)
Contribution Agreement	§ 1.01(c)
DGCL	Recitals
Disqualified Individual	§ 7.09
Enforceability Exceptions	§ 3.04
Environmental and Safety Requirements	§ 3.15(a)
Exchange Agent	§2.07(a)
Exchange Fund	§2.07(b)
Excluded Amount	§7.11(d)
Expense Fund	§ 10.12
Extension	§ 7.14
Extension Meeting	§ 7.14
Financing	§7.13(a)
First Certificate of Merger	§1.03(a)
First Effective Time	§1.03(a)
First Level Contingency Consideration	§2.03(a)(i)
First Merger	Recitals
First Share Target	§2.03(a)(i)
Founder Support Agreement	Recitals
GAAP	§3.07(a)
Governmental Authority	§3.05(b)
Holders	§ 2.07(b)
HSR Act	§ 3.05(b)
Intended Tax Treatment	§ 1.07
IRS	§ 3.10(b)

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Defined Term	Location of Definition
Law	§ 3.05(a)
Leased Real Property	§ 3.12(a)
Majority Holders	§10.12(a)
Material Contracts	§ 3.16(a)
Material Customers	§ 3.18
Merger Sub Corp	Preamble
Merger Sub Corp Common Stock	§ 4.03(d)
Merger Sub Corp Stockholder Approval	Recitals
Merger Sub LLC	Preamble
Merger Sub LLC Common Units	§ 4.03(e)
Minimum Condition	§ 7.07(a)
NAC	Preamble
NAC Board	Recitals
NAC Board Recommendation	Recitals
NAC Certificate	§ 2.04(c)
NAC Expenses	§ 2.04(c)
NAC Plans	§ 7.08(b)
NAC Preferred Stock	§ 4.03(a)
NAC SEC Reports	§ 4.07(a)
NAC Stockholders Approval	§ 7.02(a)
NAC Surviving Company	§ 1.01(a)
NAC’s Stockholders Meeting	§ 7.01(a)
Offer Documents	§ 7.07(c)
Offer Price	§ 7.07(a)
Outside Date	§ 9.01(b)
Outstanding Merger Sub Shares	§ 4.03(d)
Outstanding Merger Sub Unit	§ 4.03(e)
Outstanding NAC Shares	§ 4.03(e)
Outstanding NAC Warrants	§ 4.03(a)
ParentCo	Preamble
ParentCo Blocker Contribution	Recitals
ParentCo Board	Recitals
ParentCo Warrant	§ 2.05
Payment Spreadsheet	§ 2.04(b)
Proxy Statement/Prospectus	§ 7.01(a)
Registration Statement	§ 7.01(a)
Representative Losses	§ 10.12
Representatives	§ 7.05(a)
Schedule 14D-9	§ 7.07(c)
Schedule TO	§ 7.07(c)
SEC	§ 4.07(a)
Second Certificate of Merger	§1.03(b)
Second Effective Time	§1.03(b)
Second Level Contingency Consideration	§ 2.03(a)(ii)
Second Merger	Recitals
Second Share Target	§ 2.03(a)(ii)
Section 280G Payments	§ 7.09
Securities Act	§ 4.07(a)
Securityholder Representative	§ 10.12(a)
Securityholders	§ 10.12(a)

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Defined Term	Location of Definition
Share Targets	§ 2.03(a)(ii)
Subscription Agreements	Recitals
Surviving Company	§ 1.01(d)
Tax Attribute	3.14
Tax Receivable Agreement	§ 8.02(k)
TBOC	Recitals
Tender Offer	§7.07(a)
Tender Offer Expiration Date	§7.07(a)
Terminating Company Breach	§9.01(f)
Terminating NAC Breach	§9.01(g)
Termination Fee	§9.03(b)
Trust Agreement	§ 4.14
Trust Fund	§ 6.04(a)
Waived Benefits	§ 7.09
Warrant Amendment	§ 2.05

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05 Entire Agreement; Assignment. This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided, however, that the Company may assign its rights (in whole or in part) under this Agreement to any lender or financing source, but in no event shall any such assignment release the Company from any of its obligations under this Agreement.

SECTION 10.06 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Delaware Chancery Court or, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All

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actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware, provided that the Second Merger, and such other provisions of this Agreement expressly required by the terms of this Agreement to be governed by the TBOC, shall be governed by the TBOC. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 10.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

SECTION 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12 Securityholder Representative.

(a) The parties have agreed that it is desirable to designate a representative to act on behalf of Blocker Holder and the Company Unitholders (the “Securityholders”). By voting in favor of the adoption of the Transactions or participating therein and receiving the benefits thereof, including the right to receive the consideration payable in connection herewith, each Securityholder shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as its representative, agent and attorney-in-fact for all purposes in connection with this Agreement and the agreements ancillary hereto (the “Securityholder Representative”). The Securityholders hereby designate Shareholder Representative Services LLC as the initial Securityholder Representative. The Securityholder Representative may resign at any time, and the Securityholder Representative may be removed by the affirmative vote of the Blocker Holder and persons which collectively owned more than fifty percent (50%) membership interests of the Company as of immediately prior to the Second Effective Time, voting together as a single class (the “Majority Holders”). In the event that a Securityholder Representative has resigned or been removed, a new Securityholder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Securityholder Representative. The Securityholder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement and the agreements ancillary hereto; provided, however, that the Securityholder Representative shall have no obligation to act on behalf of the Securityholders except as expressly provided herein. Without limiting the generality of the foregoing, the Securityholder Representative shall have full power, authority and discretion to, after the Second Effective Time (i) negotiate and enter into amendments to this Agreement for and on behalf of the Securityholders, (ii) give and receive notices and other communications relating to this Agreement and the Transactions on behalf of the Securityholder, (iii) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this

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Agreement and the Transactions and (iv) take all actions necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing, including with respect to any determination or dispute related to the Contingency Consideration.

The Securityholder Representative shall have no liability to NAC, ParentCo, Blocker, Merger Sub Corp, Merger Sub LLC, the Company or the Surviving Company or any Securityholder with respect to actions taken or omitted to be taken, except to the extent directly arising out of the Securityholder Representative’s gross negligence or willful misconduct. The Securityholder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and shall be entitled to conclusively rely on the opinions and advice of such persons and shall have no liability for such reliance. The Securityholder Representative shall be entitled to reimbursement solely from the Securityholders (pro rata in proportion to Cash Consideration and ParentCo Common Shares issuable to such Securityholder at the Closing as set forth on the Payment Spreadsheet) for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Securityholder Representative. The Securityholders will (pro rata in proportion to Cash Consideration and ParentCo Common Shares issuable to such Securityholder at the Closing as set forth on the Payment Spreadsheet) indemnify, defend and hold harmless the Securityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse each Securityholder (pro rata in proportion to Cash Consideration and ParentCo Common Shares issuable to such Securityholder at the Closing as set forth on the Payment Spreadsheet) the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholder Representative by the Securityholders, any such Representative Losses may be recovered by the Securityholder Representative from the funds in the Expense Fund; provided, that while this section allows the Securityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this section. The Securityholders acknowledge and agree that the foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement. Upon the Closing, the Company will wire an amount of $200,000 (the “Expense Fund”) to the Securityholder Representative, which will be used for the purposes of paying directly, or reimbursing the Securityholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholder Representative’s responsibilities, the Securityholder Representative will deliver any remaining balance of the Expense Fund to the Exchange Agent for further distribution to the Securityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

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SECTION 10.13 Construction. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all”.

(d) Unless otherwise specified, any reference to any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Company Disclosure Schedule. Any reference in a schedule contained in the Company Disclosure Schedules shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties (or applicable covenants) contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty (or applicable covenants) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

[Signature Page Follows.]

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IN WITNESS WHEREOF, ParentCo, NAC, Merger Sub Corp, Merger Sub LLC, the Company, Blocker and the Blocker Holder have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEBULA ACQUISITION CORP.

By:	/s/ Adam Clammer
Name:	Adam Clammer
Title:	Co-Chief Executive Officer

NBLA MERGER SUB CORP.

By:	/s/ Adam Clammer
Name: Title:	Adam Clammer President

NBLA MERGER SUB LLC

By:	/s/ Adam Clammer
Name:	Adam Clammer
Title:	President

NEBULA PARENT CORP.

By:	/s/ Adam Clammer
Name:	Adam Clammer
Title:	President

[Signature Page to Business Combination Agreement]

BRP HOLD 11, INC

By:	/s/ Michelle Riley
Name:	Michelle Riley
Title:	Secretary

By:	/s/ Ronald Fishman
Name:	Ronald Fishman
Title:	Treasurer

OPEN LENDING, LLC

By:	/s/ Ross Jessup
Name:	Ross Jessup
Title:	CFO, COO and Secretary

BREGAL SAGEMOUNT I, L.P.
For and on behalf of Bregal Sagemount I, L.P.,
acting by its general partner Bregal North America General Partner Jersey Limited

By:	/s/ Colin James Dow
Name:	Colin James Dow
Title:	Director

By:	/s/ Paul Andrew Bradshaw
Name:	Paul Andrew Bradshaw
Title:	Director

SECURITYHOLDER REPRESENTATIVE
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Securityholder Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

Subscription Agreement

Nebula Acquisition Corporation

Four Embarcadero Center, Suite 2350

San Francisco, California 94111

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) pursuant to the terms of that certain Business Combination Agreement, dated as of the date hereof, as may be amended from time to time, by and among Nebula Acquisition Corporation, a Delaware corporation (the “Company”), Open Lending, LLC, a Texas limited liability company (“Open Lending”), BRP Hold 11, Inc., a Delaware corporation, Nebula Parent Corp., a Delaware corporation (“Pubco”), NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation, and a Securityholder Representative, which is expected to result in the mergers of each of the Company and Open Lending into subsidiaries of Pubco, the undersigned desires to subscribe for and purchase from the Company, and the Company desires to sell to the undersigned, that number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), which will convert into shares of common stock of Pubco (the “Pubco Shares”) upon consummation of the Transaction, set forth on the signature page hereof for a purchase price of $10.00 per share (the “Purchase Price”), on the terms and subject to the conditions contained herein. In connection therewith, the undersigned and the Company agree as follows:

1. Subscription. The undersigned hereby irrevocably subscribes for and agrees to purchase from the Company such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein (the “Shares”). The undersigned understands and agrees that the Company reserves the right to accept or reject the undersigned’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Company, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company; the Company may do so in counterpart form. In the event of rejection of the entire subscription by the Company or the termination of this subscription in accordance with the terms hereof, the undersigned’s payment hereunder will be returned promptly (but not later than two (2) business days thereafter) to the undersigned along with this Subscription Agreement, and this Subscription Agreement shall have no force or effect.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and immediately prior to, the consummation of the Transaction. Following written notice from (or on behalf of) the Company to the undersigned (the “Closing Notice”) that the Company reasonably expects (i) all conditions to the closing of the Transaction to be satisfied or waived and (ii) the Closing to occur on a date that is not less than five (5) business days from the date of the Closing Notice, the undersigned shall deliver to the Company, at least two (2) business days prior to the anticipated Closing date specified in the Closing Notice (the “Closing Date”), or such other time agreed to between the Company and the undersigned, the subscription amount for the Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery to the undersigned of the Shares in book entry form as set forth in the following sentence. The Company shall deliver (or cause the delivery of) (i) the Shares in book entry form to the undersigned (or its nominee in accordance with its delivery instructions) or to a custodian designated by undersigned, as applicable, as indicated below and (ii) written evidence from the Company’s transfer agent reflecting the issuance of such Shares on and as of the Closing Date. This Subscription Agreement shall terminate and be of no further force or effect, without any liability to either party hereto, if the Company notifies the undersigned in writing that it has abandoned its plans to move forward with the Transaction. If this

Subscription Agreement terminates following the delivery by the undersigned of the purchase price for the Shares, the Company shall promptly (but not later than two (2) business days thereafter) return the purchase price to the undersigned.

3. Closing Conditions. The Closing is also subject to the conditions that, on the Closing Date:

a. all representations and warranties of the Company and the undersigned contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by each of the Company and the undersigned of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date, but in each case without giving effect to consummation of the Transaction;

b. the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

c. no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

d. as of the Closing Date, there has been no material adverse change in the business, properties, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole since the date of this Subscription Agreement (other than (i) the election by holders of the Common Stock to exercise redemption rights in connection with (x) the special meeting of the Company’s stockholders to approve the Transaction or (y) a special meeting of the Company’s stockholders to approve the extension of time for the Company to complete a business combination, and (ii) in connection with any offer to purchase outstanding warrants to purchase Existing Class A Shares (as defined below) of the Company (the “Warrants”)), and consummation of the Closing shall constitute a representation of the Company of such facts;

e. Pubco’s initial listing application with the Nasdaq Capital Market in connection with the Transaction shall have been approved and, immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of the Nasdaq Capital Market and Pubco shall not have received any notice of non-compliance therewith, and the Pubco Shares, shall have been approved for listing on the Nasdaq Capital Market; and

f. all conditions precedent to the closing of the Transaction, including the approval of the Company’s stockholders, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction).

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Company Representations and Warranties. The Company represents and warrants to the undersigned that:

a. The Company has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

b. The Shares have been duly authorized and, when issued and delivered to the undersigned against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of Incorporation or under the laws of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply with this Subscription Agreement; subject, in the case of the foregoing clauses (i) and (iii) with respect to the consummation of the transactions therein contemplated.

e. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares to be issued pursuant to any subscription agreements with the Company substantially similar to this Subscription Agreement (the “Other Subscription Agreements”), that have not been or will not be validly waived on or prior to the Closing Date.

f. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company is now a party or by which the Company’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

g. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) filings required by applicable state securities laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Section 7 of this Subscription Agreement; (v) those required by the Nasdaq Stock Market (the “Nasdaq”), including with respect to obtaining stockholder approval, and (vi) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

h. As of the date hereof, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Existing Class A Shares”); (ii) 10,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Existing Class B Shares”); and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 27,500,000 Existing Class A Shares are issued and outstanding; (iii) 6,875,000 Existing Class B Shares are issued and outstanding; and (iv) 14,166,666 Warrants to purchase 14,166,666 Existing Class A Shares are outstanding.

i. The Company has not received any written communication since December 31, 2018, from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation, would not individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

j. The issued and outstanding Existing Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq under the symbol “NEBU.” Except as otherwise disclosed by the Company in the SEC Documents (as defined below), there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission with respect to any intention by such entity to deregister the Existing Class A Shares or prohibit or terminate the listing of the Existing Class A Shares on Nasdaq. The Company has taken no action that is designed to terminate the registration of the Existing Class A Shares under the Exchange Act.

k. Assuming the accuracy of the undersigned’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the undersigned.

l. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Shares.

m. The Company has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in the Company other than the Other Subscription Agreements relating to the issuance and sale by the Company of Class A Common Stock at the Purchase Price.

n. The Company has made available to the undersigned (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Company with the Commission since its initial registration of the Existing Class A Shares (the “SEC Documents”) and prior to the date of this Subscription Agreement. None of the SEC Documents filed under the Exchange Act contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its inception. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

o. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) suit, action, charge, complaint, arbitration, labor dispute or similar proceeding pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

p. Except for commissions and expenses payable to Deutsche Bank Securities and Goldman Sachs & Co. LLC (the “Placement Agents”) in connection with their engagement as placement agents for the sale of the Shares, the Company has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Shares, including, for the avoidance of doubt, any fee or commission payable to any shareholder or affiliate of the Company.

6. Representations and Warranties of the Undersigned. The undersigned represents and warrants to the Company that:

a. The undersigned is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or (ii) an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the requirements set forth on Schedule A, and is acquiring the Shares only for his, her or its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). The undersigned is not an entity formed for the specific purpose of acquiring the Shares.

b. The undersigned understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The undersigned understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the undersigned absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend to such effect. The undersigned acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The undersigned understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the undersigned may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The undersigned understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

c. The undersigned understands and agrees that the undersigned is purchasing Shares directly from the Company. The undersigned further acknowledges that there have been no representations, warranties, covenants and agreements made to the undersigned by the Company, or its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

d. The undersigned’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. The undersigned acknowledges and agrees that the undersigned has received such information as the undersigned deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, the undersigned acknowledges that it has reviewed the documents provided to the undersigned by the Company. The undersigned represents and agrees that the undersigned and the undersigned’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the undersigned and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The undersigned further acknowledges that the information provided to the undersigned is preliminary and subject to change.

f. The undersigned became aware of this offering of the Shares solely by means of direct contact between the undersigned and the Company or a representative of the Company, and the Shares were offered to the undersigned solely by direct contact between the undersigned and the Company or a representative of the Company. The undersigned did not become aware of this offering of the Shares, nor were the Shares offered to the undersigned, by any other means. The undersigned acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

g. The undersigned acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The undersigned has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the undersigned has sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision.

h. Alone, or together with any professional advisor(s), the undersigned has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the undersigned and that the undersigned is able at this time and in the foreseeable future to bear the economic risk of a total loss of the undersigned’s investment in the Company. The undersigned acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the undersigned has relied solely upon independent investigation made by the undersigned. Without limiting the generality of the foregoing, the undersigned has not relied on any statements or other information provided by the Placement Agents (as defined below) concerning the Company or the Shares or the offer and sale of the Shares.

j. The undersigned understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k. The undersigned has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

l. The execution, delivery and performance by the undersigned of this Subscription Agreement are within the powers of the undersigned, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the undersigned is a party or by which the undersigned is bound, and, if the undersigned is not an individual, will not violate any provisions of the undersigned’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the undersigned is an individual, has legal competence and capacity to execute the same or, if the undersigned is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms.

m. Neither the due diligence investigation conducted by the undersigned in connection with making its decision to acquire the Shares nor any representations and warranties made by the undersigned herein shall modify, amend or affect the undersigned’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

n. The undersigned is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The undersigned agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the undersigned is permitted to do so under applicable law. If the undersigned is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the undersigned maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the undersigned and used to purchase the Shares were legally derived.

o. No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Shares.

p. The Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the undersigned by the Company.

q. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the undersigned’s financial advisor or fiduciary.

r. If the undersigned is a resident or subject to the laws of Canada, the undersigned hereby declares, represents, warrants and agrees as set forth in the attached Schedule B.

7. Registration Rights.

a. In the event that the Pubco Shares issuable upon conversion of the Shares are not registered in connection with the consummation of the Transaction, Pubco agrees that, within forty-five (45) calendar days after the consummation of the Transaction (the “Filing Date”), Pubco will file with the Commission (at Pubco’s sole cost and expense) a registration statement (the “Registration Statement”) registering such resale, and Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies Pubco that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date Pubco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations, provided, further, that Pubco’s obligations to include the Pubco Shares in the Registration Statement are contingent upon the undersigned furnishing in writing to Pubco such information regarding the undersigned, the securities of Pubco held by the undersigned and the intended method of disposition of the Pubco Shares as shall be reasonably requested by Pubco to effect the registration of the Pubco Shares, and shall execute such documents in connection with such registration as Pubco may reasonably request that are customary of a selling stockholder in similar situations. For purposes of clarification, any failure by Pubco to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Pubco of its obligations to file or effect the Registration Statement as set forth above in this Section 7.

b. Pubco further agrees that, in the event that (i) the Registration Statement has not been declared effective by the Commission by the Effectiveness Date, (ii) after such Registration Statement is declared effective by the Commission, (A) such Registration Statement ceases for any reason (including by reason of a stop order, or Pubco’s failure to update the Registration Statement), to remain continuously effective as to all Shares for which it is required to be effective or (B) the undersigned is not permitted to utilize the Registration Statement to resell the Shares (in each case of (A) and (B), (x) other than within the time period(s) permitted by this Subscription Agreement and (y) excluding by reason of a post-effective amendment required in connection with Pubco’s filing of an amendment thereto (a “Special Grace Period”) (which Special Grace Period shall not be treated as a Registration Default (as defined below)), or (iii) after the date one year following the Closing Date, and only in the event the Registration Statement is not effective or available to sell all Shares, Pubco fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as a result of which investors who are not affiliates of Pubco are unable to sell the Shares without restriction under Rule 144 (or any successor thereto) (each such event referred to in clauses (i) through (iii), a “Registration Default” and, for purposes of such clauses, the date on which such Registration Default occurs, a “Default Date”), then in addition to any other rights the undersigned may have hereunder or under applicable law, on each such Default Date and on each monthly anniversary of each such Default Date (if the applicable Registration Default shall not have been cured by such date) until the applicable Registration Default is cured, Pubco shall pay to the undersigned an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to 0.5% of the aggregate Purchase Price paid by the undersigned pursuant to this Subscription Agreement for any Pubco Shares held by the undersigned on the Default Date; provided, however, that if the undersigned fails to provide Pubco with any information requested by Pubco that is required to be provided in such Registration Statement with respect to the undersigned as set forth herein, then, for purposes of this Section 7, the Filing Date or Effectiveness Date, as applicable, for a Registration Statement with respect to the undersigned shall be extended until two (2) business days following the date of receipt by Pubco of such required information from the undersigned; and in no event shall Pubco be required hereunder to pay to the undersigned pursuant to this Subscription Agreement an aggregate amount that exceeds 5.0% of the aggregate Purchase Price paid by the undersigned for its Shares. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of a Registration Default, except in the case of the first Default Date. Pubco shall deliver the cash payment to the undersigned with respect to any Liquidated Damages by the fifth business day after the date payable. If Pubco fails to pay said cash payment to the undersigned in full by the fifth business day after the date payable, Pubco will pay interest thereon at a rate of 5.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law, and calculated on the basis of a year consisting of 360 days) to the undersigned, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, nothing shall preclude the undersigned from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Section 7 in accordance with applicable law. The parties agree that notwithstanding anything to the contrary herein, no Liquidated Damages shall be payable to the undersigned with respect to any period during which all of the undersigned’s Pubco Shares may be sold by the undersigned without volume or manner of sale restrictions under Rule 144 and Pubco is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable).

c. In the case of the registration, qualification, exemption or compliance effected by Pubco pursuant to this Subscription Agreement, Pubco shall, upon reasonable request, inform the undersigned as to the status of such registration, qualification, exemption and compliance. At its expense Pubco shall:

i.

except for such times as Pubco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Pubco determines to obtain, continuously effective with respect to the undersigned, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the undersigned ceases to hold any Shares or (ii) the date all Shares held by the undersigned may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Pubco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three years from the Effective Date of the Registration Statement. The period of time during which Pubco is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

ii.

advise the undersigned within five (5) business days: (1) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective; (2) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (3) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (4) of the receipt by Pubco of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (5) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Pubco shall not, when so advising the undersigned of such events, provide the undersigned with any material, nonpublic information regarding Pubco other than to the extent that providing notice to the undersigned of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding Pubco;

iii.	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

iv.

upon the occurrence of any event contemplated above, except for such times as Pubco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Pubco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

v.

use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Existing Parent Class A Shares issued by Pubco have been listed; and

vi.	use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Shares contemplated hereby and to enable the undersigned to sell the Shares under Rule 144.

d. Notwithstanding anything to the contrary in this Subscription Agreement, Pubco shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the undersigned not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by Pubco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Pubco’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by Pubco in the Registration Statement of material information that Pubco has a bona fide business purpose for keeping confidential and the non-disclosure of which in the

Registration Statement would be expected, in the reasonable determination of Pubco’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that Pubco may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from Pubco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which Pubco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Pubco unless otherwise required by law or subpoena. If so directed by Pubco, the undersigned will deliver to Pubco or, in the undersigned’s sole discretion destroy, all copies of the prospectus covering the Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the undersigned is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

e. The undersigned may deliver written notice (including via email in accordance with this Subscription Agreement) (an “Opt-Out Notice”) to Pubco requesting that the undersigned not receive notices from Pubco otherwise required by this Section 7; provided, however, that the undersigned may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the undersigned (unless subsequently revoked), (i) Pubco shall not deliver any such notices to the undersigned and the undersigned shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the undersigned’s intended use of an effective Registration Statement, the undersigned will notify Pubco in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(e)) and the related suspension period remains in effect, Pubco will so notify the undersigned, within one (1) business day of the undersigned’s notification to Pubco, by delivering to the undersigned a copy of such previous notice of Suspension Event, and thereafter will provide the undersigned with the related notice of the conclusion of such Suspension Event immediately upon its availability.

f. Indemnification.

i.

Pubco agrees to indemnify, to the extent permitted by law the undersigned, its directors and officers and agents and each person who controls the undersigned, if any, (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement or prospectus included in any Registration Statement or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Pubco by the undersigned expressly for use therein.

ii.

In connection with any Registration Statement in which the undersigned is participating, the undersigned shall furnish to Pubco in writing such information and affidavits as Pubco reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify Pubco, its directors and officers and agents and each person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus, or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the undersigned expressly for use therein; provided, however, that the liability of the undersigned shall be several and not joint and shall be in proportion to and limited to the net proceeds received from the sale of Shares pursuant to such Registration Statement.

iii.

Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

iv.

the indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. Each party participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event such party’s indemnification is unavailable for any reason.

v.

If the indemnification provided under this Section 7(f) from the indemnifying party is unavailable to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(e)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to indemnification pursuant to this Section 7(f) from any person who was not guilty of such fraudulent misrepresentation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) following the execution of a definitive agreement among the Company, Pubco and Open Lending with respect to the Transaction (a “Transaction Agreement”), such date and time as such Transaction Agreement is terminated in accordance with its terms without the Transaction being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (c) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; or (d) December 31, 2020; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify the undersigned of the termination of the Transaction Agreement after the termination of such agreement.

9. Trust Account Waiver. The undersigned acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The undersigned further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated January 9, 2018 (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public shareholders and the underwriters of the Company’s initial public offering. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement.

10. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the undersigned hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned.

b. The Company may request from the undersigned such additional information as the Company may deem necessary to evaluate the eligibility of the undersigned to acquire the Shares, and the undersigned shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

c. The undersigned acknowledges that the Company, Open Lending, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the undersigned agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate. The undersigned agrees that each purchase by the undersigned of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the undersigned as of the time of such purchase. The undersigned further acknowledges and agrees that the Placement Agents are third-party beneficiaries of the representations and warranties of the undersigned contained in Section 6 of this Subscription Agreement.

d. The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

e. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought. For the avoidance of doubt, this Subscription Agreement may not be modified, waived or terminated without the express written consent of Open Lending.

g. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as otherwise expressly set forth in subsection (c) of this Section 10, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

m. The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Company has provided to the undersigned at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of the undersigned or any of its affiliates, or include the name of the undersigned or any of its affiliates in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of the undersigned, except (i) as required by the federal securities law in connection with the Registration Statement, (ii) in the filing of this Subscription Agreement with the Commission and in the related Current Report on Form 8-K in a manner acceptable to the undersigned, (iii) in a press release or marketing materials of the Company in connection with the Transaction in a manner reasonably acceptable to the undersigned and (iv) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of Nasdaq, in which case the Company shall provide the undersigned with prior written notice of such disclosure permitted under this subclause (iv).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which shares are to be registered (if different): Investor’s EIN:	Date:January ___, 2020

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. To the extent the offering is oversubscribed, the number of Shares received may be less than the number of Shares subscribed for.

IN WITNESS WHEREOF, Nebula Acquisition Corporation has accepted this Subscription Agreement as of the date set forth below.

NEBULA ACQUISITION CORPORATION

By:
Name:
Title:

Date: January 5, 2020

NEBULA PARENT CORP.

By:
Name:
Title:

OPEN LENDING, LLC

By:
Name:
Title:

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

	1.	☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

	1.	☐	We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act. for one or more of the following reasons (Please check the applicable subparagraphs):

☐   We are a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐ We are a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

☐ We are an insurance company, as defined in Section 2(13) of the Securities Act.

☐ We are an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

☐ We are a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐   We are a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

☐   We are an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

☐ We are a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐   We are a corporation, Massachusetts or similar business trust, or partnership, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Securities, and that has total assets in excess of $5 million.

☐   We are a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐ We are an entity in which all of the equity owners are accredited investors.

Schedule A

C.	AFFILIATE STATUS

(Please check the applicable box)

THE INVESTOR:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by the Investor and constitutes a part of the Subscription Agreement

Schedule A

SCHEDULE B

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR (Canadian Investors Only)

1.	We hereby declare, represent and warrant that:

(a)

we are purchasing the Shares as principal for our own account, or are deemed to be purchasing the Shares as principal for our own account in accordance with applicable Canadian securities laws, and not as agent for the benefit of another investor;

(b)	we are residents in or subject to the laws of one of the provinces or territories of Canada;

(c)

we are entitled under applicable securities laws to purchase the Shares without the benefit of a prospectus qualified under such securities laws and, without limiting the generality of the foregoing, are both:

a.

an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or section 73.3(2) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion in Section 11 below, and we are not a person created or used solely to purchase or hold securities as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106; and

b.

a “permitted client” as defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”) by virtue of satisfying the indicated criterion in Section 12 below

(d)

we have received, reviewed and understood, this Subscription Agreement and certain disclosure materials relating to the placing of Shares in Canada and, are basing our investment decision solely on this Subscription and the materials provided by the Company and not on any other information concerning the Company or the offering of the Shares;

(e)

the acquisition of Shares does not and will not contravene any applicable Canadian securities laws, rules or policies of the jurisdiction in which we are resident and does not trigger (i) any obligation to prepare and file a prospectus or similar document or (ii) any registration or other similar obligation on the part of any person;

(f)

we will execute and deliver within the applicable time periods all documentation as may be required by applicable Canadian securities laws to permit the purchase of the Shares on the terms set forth herein and, if required by applicable Canadian securities laws, will execute, deliver and file or assist the Company in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Shares as may be required by any applicable Canadian securities laws, securities regulator, stock exchange or other regulatory authority; and

(g)

neither we nor any party on whose behalf we are acting has been established, formed or incorporated solely to acquire or permit the purchase of Shares without a prospectus in reliance on an exemption from the prospectus requirements of applicable Canadian securities laws.

2.

We are aware of the characteristics of the Shares, the risks relating to an investment therein and agree that we must bear the economic risk of its investment in the Shares. We understand that we will not be able to resell the Shares under applicable Canadian securities laws except in accordance with limited exemptions and compliance with other requirements of applicable law, and we (and not the Company) are responsible for compliance with applicable resale restrictions or hold periods and will comply with all relevant Canadian securities laws in connection with any resale of the Shares.

3.

We hereby undertake to notify the Company immediately of any change to any declaration, representation, warranty or other information relating to us set forth herein which takes place prior to the closing of the purchase of the Shares applied for hereby.

4.

We understand and acknowledge that (i) the Company is not a reporting issuer in any province or territory in Canada and its securities are not listed on any stock exchange in Canada and there is currently no public

Schedule B

market for the Shares in Canada; and (ii) the Company currently has no intention of becoming a reporting issuer in Canada and the Company is not obligated to file and has no present intention of filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the Shares to the public, or listing the Company’s securities on any stock exchange in Canada and thus the applicable restricted period or hold period may not commence and the Shares may be subject to an unlimited hold period or restricted period in Canada and in that case may only be sold pursuant to limited exemptions under applicable securities legislation.

5.	We confirm we have reviewed applicable resale restrictions under relevant Canadian legislation and regulations.

6.

It is acknowledged that we should consult our own legal and tax advisors with respect to the tax consequences of an investment in the Shares in our particular circumstances and with respect to the eligibility of the Shares for investment by us and resale restrictions under relevant Canadian legislation and regulations, and that we have not relied on the Company or on the contents of the disclosure materials provided by the Company, for any legal, tax or financial advice.

7.

If we are a resident of Quebec, we acknowledge that it is our express wish that all documents evidencing or relating in any way to the sale of the Shares be drawn in the English language only. Si nous sommes résidents de la province de Québec, nous reconnaissons par les présentes que c’est notre volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des engagements soient rédigés en anglais seulement.

8.

We understand and acknowledge that we are making the representations, warranties and agreements contained herein with the intent that they may be relied upon by the Company and the agents in determining our eligibility to purchase the Shares, including the availability of exemptions from the prospectus requirements of applicable Canadian securities laws in connection with the issuance of the Shares.

9.

We consent to the collection, use and disclosure of certain personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities.

10.

If we are an individual resident in Canada, we acknowledge that: (A) the Company or the agents may be required to provide personal information pertaining to us as required to be disclosed in Schedule I of Form 45-106F1 Report of Exempt Distribution (“Form 45-106F1”) under NI 45-106 (including its name, email address, address, telephone number and the aggregate purchase price paid by the purchaser) (“personal information”) to the securities regulatory authority or regulator in the local jurisdiction (the “Regulator”); (B) the personal information is being collected indirectly by the Regulator under the authority granted to it in securities legislation; and (C) the personal information is being collected for the purposes of the administration and enforcement of the securities legislation; and by purchasing the securities, we shall be deemed to have authorized such indirect collection of personal information by the Regulator. Questions about the indirect collection of information should be directed to the Regulator in the local jurisdiction, using the contact information set out below:

(a)	in Alberta, the Alberta Securities Commission, Suite 600, 250 - 5th Street SW, Calgary, Alberta T2P 0R4, Telephone: (403) 297-6454, toll free in Canada: 1-877-355-0585;

(b)

in British Columbia, the British Columbia Securities Commission, P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2, Inquiries: (604) 899-6581, toll free in Canada: 1-800-373-6393, Email: inquiries@bcsc.bc.ca;

(c)	in Manitoba, The Manitoba Securities Commission, 500 - 400 St. Mary Avenue, Winnipeg, Manitoba R3C 4K5, Telephone: (204) 945-2548, toll free in Manitoba 1-800-655-5244;

Schedule B

(d)

in New Brunswick, Financial and Consumer Services Commission (New Brunswick), 85 Charlotte Street, Suite 300, Saint John, New Brunswick E2L 2J2, Telephone: (506) 658-3060, toll free in Canada: 1-866-933-2222, Email: info@fcnb.ca;

(e)

in Newfoundland and Labrador, Government of Newfoundland and Labrador, Financial Services Regulation Division, P.O. Box 8700, Confederation Building, 2nd Floor, West Block, Prince Philip Drive, St. John’s, Newfoundland and Labrador, A1B 4J6, Attention: Director of Securities, Telephone: (709) 729-4189,

(f)

in the Northwest Territories, the Government of the Northwest Territories, Office of the Superintendent of Securities, P.O. Box 1320, Yellowknife, Northwest Territories X1A 2L9, Attention: Deputy Superintendent, Legal & Enforcement, Telephone: (867) 920-8984;

(g)	in Nova Scotia, the Nova Scotia Securities Commission, Suite 400, 5251 Duke Street, Duke Tower, P.O. Box 458, Halifax, Nova Scotia B3J 2P8, Telephone: (902) 424-7768;

(h)	in Nunavut, Government of Nunavut, Department of Justice, Legal Registries Division, P.O. Box 1000, Station 570, 1st Floor, Brown Building, Iqaluit, Nunavut X0A 0H0, Telephone: (867) 975-6590;

(i)

in Ontario, the Inquiries Officer at the Ontario Securities Commission, 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8314, toll free in Canada: 1-877-785-1555, Email: exemptmarketfilings@osc.gov.on.ca;

(j)	in Prince Edward Island, the Prince Edward Island Securities Office, 95 Rochford Street, 4th Floor Shaw Building, P.O. Box 2000, Charlottetown, Prince Edward Island C1A 7N8, Telephone: (902) 368-4569;

(k)

in Québec, the Autorité des marchés financiers, 800, Square Victoria, 22e étage, C.P. 246, Tour de la Bourse, Montréal, Québec H4Z 1G3, Telephone: (514) 395-0337 or 1-877-525-0337, Email: financementdessocietes@lautorite.qc.ca (For corporate finance issuers), fonds_dinvestissement@lautorite.qc.ca (For investment fund issuers);

(l)	in Saskatchewan, the Financial and Consumer Affairs Authority of Saskatchewan, Suite 601 - 1919 Saskatchewan Drive, Regina, Saskatchewan S4P 4H2, Telephone: (306) 787-5879; and

(m)	in Yukon, Government of Yukon, Department of Community Services, Law Centre, 3rd Floor, 2130 Second Avenue, Whitehorse, Yukon Y1A 5H6, Telephone: (867) 667-5314.

11.

We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, an “accredited investor” as defined in NI 45-106 or section 73.3(1) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion below:

Please check the category that applies:

☐		a Canadian financial institution or a Schedule III bank of the Bank Act (Canada),

☐		the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

☐		a subsidiary of any person or company referred to in paragraphs (a) or (b) if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

☐		a person or company registered under the securities legislation of a province or territory of Canada as an adviser or dealer, except as otherwise prescribed by the regulations,
[omitted]

	(e.1)	[omitted]

Schedule B

☐		the Government of Canada, the government of a province or territory of Canada, or any Crown corporation, agency or wholly owned entity of the Government of Canada or of the government of a province or territory of Canada,

☐		a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

☐		any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

☐	(i)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,
[omitted]

☐	(j.1)	an individual who beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds CAD$5,000,000,
[omitted]
[omitted]

☐		a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,

☐		an investment fund that distributes or has distributed its securities only to a person that is or was an accredited investor at the time of the distribution, a person that acquires or acquired securities in the circumstances referred to in sections 2.10 of NI 45-106 [Minimum amount investment], or 2.19 of NI 45-106 [Additional investment in investment funds], or a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 of NI 45-106 [Investment fund reinvestment],

☐		an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,

☐		a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

☐		a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,

☐		a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

☐		an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (d) or paragraph (i) in form and function,

☐		a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

☐		an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,

Schedule B

☐	a person that is recognized or designated by the Commission as an accredited investor,

☐	a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

12.	We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, a “permitted client” by virtue of the criterion indicated below,

Please check the category that applies:

☐	(a)	a Canadian financial institution or a Schedule III bank;

☐	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);

☐	(c)	a subsidiary of any person or company referred to in paragraph (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of the subsidiary;

☐	(d)	a person or company registered under the securities legislation of a jurisdiction of Canada as an adviser, investment dealer, mutual fund dealer or exempt market dealer;

☐	(e)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions or a pension commission or similar regulatory authority of a jurisdiction of Canada or a wholly-owned subsidiary of such a pension fund;

☐	(f)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (e);

☐	(g)	the Government of Canada or a jurisdiction of Canada, or any Crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;

☐	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

☐	(i)	a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Quebec;

☐	(j)	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a managed account managed by the trust company or trust corporation, as the case may be;

☐	(k)	a person or company acting on behalf of a managed account managed by person or company, if the person or company is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;

☐	(l)

an investment fund if one or both of the following apply:

(i) the fund is managed by a person or company registered as an investment fund manager under the securities legislation of a jurisdiction of Canada;

(ii) the fund is advised by a person or company authorized to act as an adviser under the securities legislation of a jurisdiction of Canada;

Schedule B

☐	(m)	in respect of a dealer, a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

☐	(n)	in respect of an adviser, a registered charity under the Income Tax Act (Canada) that is advised by an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

☐	(o)	a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

☐	(p)	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5 million;

☐	(q)	a person or company that is entirely owned by an individual or individuals referred to in paragraph (o), who holds the beneficial ownership interest in the person or company directly or through a trust, the trustee of which is a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction;

☐	(r)	a person or company, other than an individual or an investment fund, that has net assets of at least C$25,000,000 as shown on its most recently prepared financial statements; or

☐	(s)	a person or company that distributes securities of its own issue in Canada only to persons or companies referred to in paragraphs (a) through (r).

Schedule B

EXHIBIT B

Company Support Agreement

[see attached]

Execution Version

COMPANY SUPPORT AGREEMENT

COMPANY SUPPORT AGREEMENT, dated as of January 5, 2020 (this “Agreement”), by and among NEBULA ACQUISITION CORP., a Delaware corporation (“NAC”), and each of the members of the Company whose names appear on the signature pages of this Agreement (each, a “Company Member” and, collectively, the “Company Members”).

WHEREAS, NAC, Open Lending, LLC, (the “Company”), BRP Hold 11, Inc. (“Blocker”), the Blocker Holder as defined therein, Nebula Parent Corp., (“ParentCo”), NBLA Merger Sub LLC, (“Merger Sub LLC”), and NBLA Merger Sub Corp., (“Merger Sub Corp”), propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), a copy of which has been made available to each Company Member, which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub Corp will be merged with and into NAC (the “First Merger”), with NAC surviving the First Merger as a wholly owned subsidiary of ParentCo and Merger Sub LLC will be merged with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as a direct and indirect wholly-owned subsidiary of ParentCo;

WHEREAS, as of the date hereof, each Company Member owns of record the number of Company Common Units, Company Series A Preferred Units, Company Series B Preferred Units and Company Series C Preferred Units as set forth opposite such Company Member’s name on Exhibit A hereto (all such Company Common Units, Company Series A Preferred Units, Company Series B Preferred Units and Company Series C Preferred Units and any Company Common Units, Company Series A Preferred Units, Company Series B Preferred Units and Company Series C Preferred Units of which ownership of record or the power to vote is hereafter acquired by the Company Members prior to the termination of this Agreement being referred to herein as the “Units”); and

WHEREAS, in order to induce, NAC, ParentCo, Merger Sub LLC, and Merger Sub Corp to enter into the BCA, the Company Members are executing and delivering this Agreement to NAC.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agrees as follows:

1. Agreement to Vote. Each Company Member, by this Agreement, with respect to its Units, severally and not jointly, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as NAC may reasonably request in connection therewith), if (and only if) each of the Approval Conditions shall have been met, to vote, at any meeting of the members of the Company, and in any action by written consent of the members of the Company, all of such Company Member’s Units (a) in favor of the approval and adoption of the BCA, the transactions contemplated by the BCA and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the members of the Company, (c) in favor of the approval and adoption of the New Stock Incentive Plan (as defined in the BCA) and (d) against any action, agreement or transaction (other than the BCA or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the transactions contemplated by the BCA from being consummated. Each Company Member acknowledges receipt and review of a copy of the BCA. For purposes of this Agreement, “Approval Conditions” shall mean there shall not have been any amendment or modification to the Company Merger Consideration (including any Contingency Consideration) payable under the BCA to the Company Members.

2. Transfer of Units. Each Company Member severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Units or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Units (unless the transferee agrees to be bound by this Agreement), or (d) take any action that would have the effect of preventing or disabling the Company Member from performing its obligations hereunder.

3. No Solicitation of Transactions. Each of the Company Members severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations that would reasonably be excepted to result in an Acquisition Proposal in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise knowingly encourage, any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) in violation of the BCA. Each Company Member shall, and shall direct or cause its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing that would reasonably be excepted to result in an Acquisition Proposal (other than the transactions contemplated by the BCA) to the extent required by the BCA.

4. Representations and Warranties. Each Company Member severally and not jointly, represents and warrants for an on behalf of itself to NAC as follows:

(a) The execution, delivery and performance by such Company Member of this Agreement and the consummation by such Company Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Company Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Units or (iv) conflict with or result in a breach of or constitute a default under any provision of such Company Member’s Organizational Documents.

(b) Such Company Member owns of record and has good, valid and marketable title to the Units set forth opposite the Company Member’s name on Exhibit A free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of such Company Member) and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Units, and such Company Member does not own, directly or indirectly, any other Units.

(c) Such Company Member has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Company Member.

5. Termination. This Agreement and the obligations of the Company Members under this Agreement shall automatically terminate upon the earliest of (a) the First Effective Time; (b) the termination of the BCA in accordance with its terms; and (b) the mutual agreement of NAC and Company Members holding a majority in interest of the Company Membership Interests held by all Company Members. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to termination.

6. Miscellaneous.

(a) Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to NAC, to it at:

Nebula Acquisition Corp.

Four Embarcadero Center, Suite 2350

San Francisco, CA 94111

Telephone: (415) 780-9975

Attention: Rufina Adams

Email: rufina@truewindcapital.com

with a copy to:

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

Facsimile No.: (212) 801-6400

Telephone No.: (212) 801-9200

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

If to a Company Member, to the address set forth for such Company Member on the signature page hereof.

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Jocelyn Arel, Jared Spitalnick and Dan Espinoza

E-Mail: JArel@goodwinlaw.com; JSpitalnick@goodwinlaw.com;

DEspinoza@goodwinlaw.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Company Member shall be liable for the breach by any other Company Member of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon any Company Member until such time as the BCA is executed by each of the parties thereto.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEBULA ACQUISITION CORP.

By:
Name:	Adam Clammer
Title:	Co-Chief Executive Officer

COMPANY MEMBERS

By:
Name:	Scott Gordon

By:
Name:	Richard F. “Sandy” Watkins

By:
Name:	Ryan Collins

By:
Name:	Steve Letbetter

By:
Name:	Keith Jezek

By:
Name:	Kurt Wilkin

Open Lending Opportunity Partners

By:
Name:	Richard F. “Sandy” Watkins
Title:	General Partner

Bee Cave Capital, LLC

By:
Name:	Kurt Wilkin
Title:	Member

BRP HOLD 11, INC.

By:
Name:	Michelle Riley
Title:	Secretary

By:
Name:	Ronald Fishman
Title:	Treasurer

Bregal Investments, Inc.

By:
Name:	Michelle Riley
Title:	Secretary

By:
Name:	Ronald Fishman
Title:	Treasurer

EXHIBIT C

EXECUTION VERSION

NAC FOUNDER SUPPORT AGREEMENT

NAC FOUNDER SUPPORT AGREEMENT, dated as of January [__], 2020 (this “Agreement”), by and among NEBULA ACQUISITION CORP., a Delaware corporation (“NAC”), NEBULA PARENT CORP., a Delaware corporation (“ParentCo”), OPEN LENDING, LLC, a Texas limited liability company (the “Company”), and each of the stockholders of NAC whose names appear on the signature pages of this Agreement (each, a “Founder” and, collectively, the “Founders”).

WHEREAS, NAC, the Company, NAC, BRP Hold 11, Inc., ParentCo, NBLA Merger Sub LLC, a Texas limited liability company (“Merger Sub LLC”), NBLA Merger Sub Corp., a Delaware corporation (“Merger Sub Corp”) and certain other persons propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), a copy of which has been made available to each Founder, which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub Corp will be merged with and into NAC (the “First Merger”), with NAC surviving the First Merger as a wholly owned subsidiary of ParentCo, and Merger Sub LLC will be merged with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as a direct and indirect wholly-owned subsidiary of ParentCo;

WHEREAS, as of the date hereof, each Founder owns of record the number of shares of NAC Class B Common Stock as set forth opposite such Founder’s name on Exhibit A hereto (all such shares of NAC Class B Common Stock and any shares of NAC Class B Common Stock of which ownership of record or the power to vote is hereafter acquired by the Founders prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce ParentCo, NAC and the Company to enter into the BCA, the Founders are executing and delivering this Agreement to NAC and the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of the Founders (severally and not jointly), the Company and NAC hereby agrees as follows:

1. Agreement to Vote. Each Founder, by this Agreement, with respect to its Shares, hereby agrees to vote,: (i) at any meeting of the stockholders of NAC, and in any action by written consent of the stockholders of NAC, all of such Founder’s Shares (a) in favor of the approval and adoption of the BCA, the transactions contemplated by the BCA and this Agreement, and (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the stockholders of NAC. Each Founder acknowledges receipt and review of a copy of the BCA.; and (ii) at any meeting of the stockholders of NAC or ParentCo, and in any action by written consent of the stockholders of NAC or ParentCo, all of such Founder’s Shares and Founder’s shares of common stock of ParentCo, as applicable, in favor of the approval and adoption of the New Stock Incentive Plan (as defined in the BCA).

2. Transfer of Shares. Each of the Founders agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement) or (d) take any action that would have the effect of preventing or disabling the Company Member from performing its obligations hereunder.

3. Waiver of Anti-Dilution Provision. Each Founder hereby waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated certificate of incorporation of NAC, dated January 9, 2018 (as it may be amended from time to time, the “Certificate of Incorporation”), the provisions of Section 4.3(b)(ii) of the Certificate of Incorporation to have the shares of NAC Class B Common Stock convert to shares of NAC Class A Common Stock at a ratio of greater than one-for-one in connection with the issuance of any Equity Interest. The waiver specified in this Section 3 shall be applicable only in connection with the transactions contemplated by the BCA and this Agreement (and any Equity Interests issued in connection with the transactions contemplated by the BCA and this Agreement) and shall be void and of no force and effect if the BCA shall be terminated for any reason.

4. Amendment of the Founder Shares Lock-up Period. Each of the Founders (including Nebula Holdings, LLC, the “Sponsor”), NAC and the Company hereby agree that the Letter Agreement, dated January 9, 2018, by and among NAC and the Founders (the “Letter Agreement”), is hereby amended as specified on Exhibit B, with such amendment to become effective as of the consummation of the transactions contemplated by the BCA (and not before). The amendment specified in this Section 4 shall be applicable only in connection with the transactions contemplated by the BCA and this Section 4 shall be void and of no force and effect if the BCA shall be terminated for any reason.

5. Earn-Out Consideration. The Sponsor, the Company and NAC hereby agree that following the Closing, in addition to the consideration to be received pursuant to the BCA, ParentCo shall be required to issue to the Sponsor additional ParentCo Common Shares as follows:

(a) Six Hundred Twenty Five Thousand (625,000) ParentCo Common Shares, in the aggregate, if any time prior to or as of the second anniversary of the Closing the VWAP is greater than or equal to Twelve Dollars ($12.00) over any twenty (20) trading days within any thirty (30) trading day period (the “First Earn-Out Target”) (such 625,000 ParentCo Common Shares, the “First Level Earn-Out Consideration”).

(b) Six Hundred Twenty Five Thousand (625,000) ParentCo Common Shares, in the aggregate, if any time prior to or as of the second anniversary of the Closing the VWAP is greater than or equal to Fourteen Dollars ($14.00) over any twenty (20) trading days within any thirty (30) trading day period (the “Second Earn-Out Target”, and, together with the First Earn-Out Target, the “Earn-Out Targets”) (such 625,000 ParentCo Common Shares, the “Second Level Earn-Out Consideration” and together with the First Level Earn-Out Consideration, the “Earn-Out Consideration”). For the avoidance of doubt, the maximum amount of Earn-Out Consideration is 1,250,000 ParentCo Common Shares, in the aggregate.

(c) If any of the Earn-Out Targets set forth in Section 5(a) and (b) shall have been achieved, within five (5) Business Days following the achievement of the applicable Earn-Out Target, ParentCo shall issue the applicable Earn-Out Consideration to the Sponsor.

(d) If a Change of Control of ParentCo occurs prior to the second anniversary of the Closing, any portion of the applicable Earn-Out Consideration to that is issuable pursuant to Section 5(a) and (b) that remains unissued as of immediately prior to the consummation of such Change of Control shall immediately vest and the Sponsor shall be entitled to receive such applicable Earn-Out Consideration prior to the consummation of such Change of Control.

(e) The Earn-Out Consideration and the Earn-Out Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ParentCo Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to ParentCo Common Shares, occurring on or after the date hereof and prior to the time any such Earn-Out Consideration is delivered to Sponsor, if any.

6. Contingent Liabilities. The Sponsor hereby agrees that to the extent the NAC Expenses shall exceed an amount equal to (i) $25,000,000 plus (ii) the NAC Cash (collectively, the “NAC Expense Cap”), then, the

Sponsor shall, on the Closing Date, in its sole option, either (x) pay any such amount in excess of the NAC Expense Cap to NAC in cash, by wire transfer of immediately available funds to the account designated by NAC, or (y) forfeit to NAC (for no consideration) such number of shares of NAC Class B Common Stock (valued at $10.00 per share of NAC Class B Common Stock) held by the Sponsor that would, in the aggregate, have a value equal to such amount in excess of the NAC Expense Cap; provided, that if Sponsor shall elect to forfeit shares of NAC Class B Common Stock and the number of shares of NAC Class B Common Stock available for forfeiture pursuant to this Section 6 shall be insufficient to satisfy the Sponsor’s obligations under this Section 6, then Sponsor shall, on the Closing Date, satisfy any such additional in cash on the Closing Date.

7. Forfeiture of NAC Warrants. In connection with the consummation of the transactions contemplated by the BCA, each Founder hereby agrees, that immediately prior to the First Effective Time, it, she or he shall forfeit and surrender, and/or cause the forfeiture and surrender, to NAC, for no consideration, of such number of NAC Warrants as is set forth opposite such Founder’s name on Exhibit A hereto. Each Founder hereby agrees to take, and authorizes NAC to take, such actions as shall be necessary to evidence such surrender and forfeiture of such NAC Warrants as of immediately prior to the First Effective Time. The obligations specified in this Section 7 shall be applicable only in connection with the transactions contemplated by the BCA and this Agreement and shall be void and of no force and effect if the BCA shall be terminated for any reason.

8. Representations and Warranties. Each Founder, severally and not jointly, represents and warrants to the Company as follows:

(a) The execution, delivery and performance by such Founder of this Agreement and the consummation by such Founder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to such Founder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of such Founder) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Founder’s Organizational Documents

(b) Such Founder owns of record and has good, valid and marketable title to the Shares set forth opposite the Founder’s name on Exhibit A free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of such Founder) and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Shares, and such Founder does not own, directly or indirectly, any other Shares.

(c) Such Founder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Founder.

9. Termination. This Agreement and the obligations of the Founders under this Agreement shall automatically terminate upon the earliest of: (a) the First Effective Time; (b) the termination of the BCA in accordance with its terms; and (c) the mutual agreement of the Company and the Sponsor. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

10. Miscellaneous.

(a) Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or

e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(b)):

If to ParentCo, NAC, Merger Sub Corp or Merger Sub LLC:

Nebula Acquisition Corp.

Four Embarcadero Center, Suite 2350

San Francisco, CA 94111

Telephone: (415) 780-9975

Attention: Rufina Adams

Email: rufina@truewindcapital.com

with a copy to:

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

Facsimile No: (212) 801-6400

Telephone No.: (212) 801-9200

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

If to the Company, to:

Open Lending, LLC

901 S. Mopac Expressway

Building 1, Suite 510

Austin, Texas 78746

Attention: John Flynn, Ross Jessup and Sandy Watkins;

Email: jflynn@openlending.com; ross@openlending.com;

sandy@openlending.com

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Jocelyn Arel, Jared Spitalnick and Dan Espinoza

E-Mail: JArel@goodwinlaw.com;

JSpitalnick@goodwinlaw.com;

DEspinoza@goodwinlaw.com

If to a Founder, to the address or facsimile number set forth for Founder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Founder shall be liable for the breach by any other Founder of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon any Founder until such time as the BCA is executed.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEBULA ACQUISITION CORP.

Name:
Title:

OPEN LENDING, LLC

Name:
Title:

NEBULA PARENT CORP.

Name:
Title:

[Signature Page to Founder Support Agreement]

FOUNDERS:

Nebula Holdings, LLC

By:
Name:
Title:
Address:

Adam H. Clammer

By:
Name:
Title:
Address:

James H. Greene, Jr.

By:
Name:
Title:
Address:

Rufina Adams

By:
Name:
Title:
Address:

David Kerko

By:
Name:
Title:
Address:

[Signature Page to Founder Support Agreement]

Frank Kern

By:
Name:
Title:
Address:

James C. Hale

By:
Name:
Title:
Address:

Ronald Lamb

By:
Name:
Title:
Address:

[Signature Page to Founder Support Agreement]

EXHIBIT A

THE FOUNDERS

Founder	Shares of NAC Class B Common Stock	NAC Warrants to be Forfeited
Nebula Holdings, LLC	6,775,000	5,000,000
Adam H. Clammer	0	N/A
James H. Greene, Jr.	0	N/A
Rufina Adams	0	N/A
David Kerko	25,000	N/A
Frank Kern	25,000	N/A
James C. Hale	25,000	N/A
Ronald Lamb	25,000	N/A

EXHIBIT B

AMENDMENT TO THE LETTER AGREEMENT

Effective as of the consummation of the transactions contemplated by the BCA, sub-paragraph (a) of paragraph 7 is hereby deleted in its entirety and replaced with the following:

(a) The Sponsor and each Insider agrees that it or he shall not Transfer any Founder Shares (or, for all purposes of this Letter Agreement, shares of Common Stock issuable upon conversion thereof or shares of capital stock for which such Founder Shares may have been exchanged pursuant to the Company’s initial Business Combination) except as follows:

(A) one half of such Founder Shares shall not have any restrictions on Transfer under this Agreement six (6) months following completion of the Company’s initial Business Combination;

(B) twenty five percent (25%) of such Founder Shares shall not have any restrictions on Transfer under this Agreement if, at any time prior to or as of the seventh (7th) anniversary of the completion of the Company’s initial Business Combination, the daily volume weighted average price (the “VWAP”) of the shares of Common Stock is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) over any twenty (20) trading days within any thirty (30) trading day period;

(C) the remaining twenty five percent (25%) of such Founders Shares shall not have any restrictions on Transfer under this Agreement if, at any time prior to or as of the seventh (7th) anniversary of the completion of the Company’s initial Business Combination, the VWAP of the shares of Common Stock is greater than or equal to $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) over any twenty (20) trading days within any thirty (30) trading day period; and

(D) notwithstanding clauses (B) and (C), all Founder Shares shall not have any restrictions on Transfer under this Agreement on the date, if prior to or as of the seventh (7th) anniversary of the completion of the Company’s initial Business Combination, on which the Company (or the successor to the Company pursuant to the Company’s initial Business Combination) undergoes a Change of Control (collectively, the “Founder Shares Lock-up Period”)

Following the seventh (7th) anniversary of the completion of the Company’s initial Business Combination, the Sponsor and each Insider shall immediately and, in any event within five (5) business days, forfeit and surrender to the Company (for no consideration), any Founder Shares which shall not have become freely Transferable pursuant to the provisions of clauses (A), (B), (C) or (D) above. For purposes of this paragraph (a), “Change of Control” shall have the meaning specified in that certain Business Combination Agreement, dated as of January [__], 2020, among Nebula Acquisition Corp., Open Lending, LLC, BRP Hold 11, Inc., Nebula Parent Corp., NBLA Merger Sub LLC, NBLA Merger Sub Corp. and certain other persons.

EXHIBIT D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEBULA PARENT CORP.

Nebula Parent Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is “Nebula Parent Corp.” The corporation was incorporated under the name “Nebula Parent Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 23, 2019 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation, which both restates and further amends the provisions of the Original Certificate, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the corporation’s sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Original Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Nebula Parent Corp. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [number spelled out] ([number]), divided into (i) [number spelled out] ([number]) shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) [number spelled out] ([number]) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of each class or series of capital stock of the Corporation shall be as provided by or pursuant to this Article IV.

A. COMMON STOCK

Subject to law and the powers, preferences and rights, if any, of any of the holders of any series of Preferred Stock then outstanding:

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors” and each, a “Director”) and on all other matters requiring stockholder action, each outstanding share of Common Stock entitling the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (or on any amendment to a certificate of designations of any series of Preferred Stock then outstanding) that alters or changes the powers, preferences, rights or other terms of one or more series of Preferred Stock then outstanding if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate of Incorporation (or pursuant to any certificate of designations of any series of Preferred Stock then outstanding) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be distributed pro rata to the holders of the Common Stock. A merger or consolidation of the Corporation with or into another corporation or other entity, or the sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section 3(c).

B. PREFERRED STOCK

The Board of Directors or any authorized committee thereof is hereby expressly authorized, to the fullest extent permitted by law, to provide from time to time, by resolution or resolutions thereof, out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. Except as otherwise provided by any certificate of designations of any series of Preferred Stock then outstanding or by law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. The designations, powers, preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of capital stock generally entitled to vote irrespective of Section 242(b)(2) of the DGCL, without the separate vote of the holders of the Preferred Stock as a class.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding) with respect to the holders of any series of Preferred Stock then outstanding, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation may be effected by written consent of stockholders in lieu of a meeting of stockholders. In addition to any affirmative vote required by law or this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

3. Term of Office. The Directors, other than those who may be elected by the holders of any series of Preferred Stock then outstanding, shall be classified, with respect to the term for which they severally hold office, into three classes designated as “Class I”, “Class II” and “Class III”. The classification of the Board of Directors shall become effective upon the effectiveness of this Certificate of Incorporation in accordance with the DGCL and, at such effective time, the existing directors of the corporation shall be assigned to classes as follows: (a) Class I Directors – [names]; (b) Class II Directors – [names]; and (c) Class III Directors – [names]. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2021, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, as provided by or pursuant to this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), the holders of any one or more series of Preferred Stock then outstanding shall have the right, voting separately as a series or together with holders of one or more other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any certificate of designations applicable to such series.

In addition to any affirmative vote required by law or this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend, alter, repeal or adopt any provision inconsistent with this Article VI, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding to elect Directors and to fill vacancies in the Board of Directors relating thereto, newly created directorships resulting from an increase in the authorized number of Directors and any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors or by the sole remaining Director, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a newly created directorship or vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Preferred Stock then outstanding to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill newly created directorships or vacancies on the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors, voting together as a single class.

ARTICLE VII

LIMITATION OF LIABILITY

A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

In addition to any affirmative vote required by law or this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend, alter, repeal or adopt any provision inconsistent with this Article VII.

ARTICLE VIII

AMENDMENT OF BYLAWS

1. Amendment by Directors. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws.

2. Amendment by Stockholders. In addition to any affirmative vote required by this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), the Bylaws may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval of the Bylaws shall not be required unless mandated by this Certificate of Incorporation, the Bylaws, or other applicable law.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, repeal or adopt this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding) in the manner now or hereafter prescribed by statute and this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), and all rights, preferences or privileges conferred upon stockholders, Directors or any other person by or pursuant to this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding) are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Amended and Restated Certificate of Incorporation as of this ____ day of __________, ____.

NEBULA PARENT CORP.

By:
Name:
Title:

EXHIBIT E

Directors and Officers of ParentCo

Directors

Initial ParentCo Directors. Immediately following the consummation of the First Merger, the ParentCo Board will be comprised of: (i) three (3) Class I Directors, one (1) of whom shall be a NAC Initial Director, one (1) of whom shall be a Blocker Holder Initial Director and one (1) of whom shall be a Company Initial Director (who shall qualify as an “independent director” under Rule 5605(a)(2) of the listing rules of the Nasdaq Stock Market (or any successor rule) (an “Independent Director”)); (ii) three (3) Class II Directors, one (1) of whom shall be a NAC Initial Director, one (1) of whom shall be a Blocker Holder Initial Director and one (1) of whom shall be a Company Initial Director (who shall qualify as an Independent Director); and (iii) three (3) Class III Directors, two (2) of whom shall be Company Founder Initial Directors and one (1) of whom shall be a Company Initial Director (who shall qualify as an Independent Director). ParentCo and the ParentCo Board shall ensure that a majority of the members of each committee of the ParentCo Board shall be comprised of directors of ParentCo designated by the Company Investors and that any compensation committee or nominating and corporate governance committee of the ParentCo Board shall include at least one (1) director designated by the NAC Investors until the NAC Investors are no longer entitled to designate ParentCo directors, provided such NAC Director qualifies as an Independent Director. All defined terms used herein shall have the meanings ascribed to them in the Investors Rights Agreement.

Officers

1. John Flynn – President and Chief Executive Officer

2. Ross Jessup – Chief Financial Officer and Chief Operating Officer

3. Ryan Collins – Chief Information Officer and Chief Technology Officer

E-1

EXHIBIT F

Tax Receivable Agreement

[see attached]

F-1

TAX RECEIVABLE AGREEMENT

BY AND AMONG

NEBULA ACQUISITION CORP.,

BRP HOLD 11, INC.,

THE BLOCKER HOLDER NAMED HEREIN,

NEBULA PARENT CORP.,

OPEN LENDING, LLC

and

THE UNDERSIGNED BENEFICIARIES,

Dated as of [•], 2020

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as it may be amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”), dated as of [•], 2020, is hereby entered into by and among Nebula Acquisition Corp., a Delaware corporation (“NAC”), BRP Hold 11, Inc., a Delaware corporation (the “Blocker”), the person listed as the Blocker Holder on the signature pages hereto (the “Blocker Holder”), Nebula Parent Corp.,, a Delaware corporation (“Parent”), Open Lending, LLC, a Texas limited liability company (the “Company”), and each Beneficiary.

RECITALS

WHEREAS, as of [•], 2020, NAC, the Blocker, the Blocker Holder, Parent, the Company, and certain other parties engaged in and completed the Reorganization Transactions;

WHEREAS, the Company Unit Sellers include all the members of the Company (other than the Blocker) and, together with the Blocker, immediately prior to the Reorganization Transactions, hold all of the issued and outstanding interests of the Company (the “Company Units”);

WHEREAS, as a result of the Reorganization Transactions, (i) Merger Sub Corp, a wholly-owned direct subsidiary of Parent, merged with and into NAC (the “First Merger”), with NAC surviving the First Merger as a wholly owned subsidiary of Parent, (ii) immediately following the First Merger, Parent acquired, and the Blocker Holder contributed to Parent, (the “Blocker Contribution”) all outstanding Blocker stock (the “Blocker Shares”) such that, following the Blocker Contribution, Blocker was a wholly-owned subsidiary of Parent, and (iii) immediately following the Blocker Contribution, Merger Sub LLC, a wholly-owned direct subsidiary of Parent, merged with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as a direct and indirect wholly-owned subsidiary of Parent;

WHEREAS, (i) in consideration of the First Merger, the holders of shares of NAC received common stock of Parent, (ii) in consideration of the Blocker Contribution, the Blocker Holder received a combination of common stock of Parent and cash and (iii) in consideration of the Second Merger, the Company Unit Sellers received a combination common stock of Parent and cash;

WHEREAS, the Blocker owned the rights to the Inherited Tax Attributes (as hereinafter defined) immediately prior to the Blocker Contribution;

WHEREAS, for U.S. federal income tax purposes, the First Merger, the Blocker Contribution and the Second Merger shall be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Code;

WHEREAS, the Second Merger resulted in (i) an increase in Parent’s proportionate share of the existing tax basis of the assets owned by the Company and each of its direct or indirect Subsidiaries (that is owned through a chain of pass-through entities) that is treated as a partnership for U.S. federal income tax purposes (collectively, the “Company Group”) and (ii) an adjustment to the tax basis of the assets of the Company Group reflected in that proportionate share as of the date of the Second Merger (the “Exchange Date”), with a consequent impact on the taxable income subsequently derived therefrom; and

WHEREAS, the Parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by Parent and its subsidiaries (including the Company and its subsidiaries, as applicable and without duplication (but, in each case, only with respect to Taxes imposed on the Company that are allocable to Parent or to members of the consolidated, combined, affiliated or unitary group of which Parent is the common parent)) as the result of the Second Merger, the Blocker Contribution, and the making of payments under this Agreement.

F-1

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Interest Amount” means the amount of any Extension Rate Interest calculated in respect of the Net Tax Benefit for a Taxable Year.

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of Parent and its subsidiaries (including the Company and its subsidiaries, as applicable and without duplication (but, in each case, only with respect to Taxes imposed on the Company that are allocable to Parent or to members of the consolidated, combined, affiliated or unitary group of which Parent is the common parent) (a) appearing on Tax Returns of Parent for such Taxable Year and (b) if applicable, determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by Parent.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the Reference Rate plus 100 basis points.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.6(b) of this Agreement.

“Arbitrators” is defined in Section 7.8(a) of this Agreement.

“Attributable Company Units” means the Company Units outstanding immediately prior to completion of the Reorganization Transactions that are attributable to each Beneficiary (including the Blocker Holder), as reflected on Exhibit A, with any Company Units held by the Blocker immediately prior to completion of the Reorganization Transactions being attributed to the Blocker Holder.

“Attribute Limitations” is defined in Section 2.4(a) of this Agreement.

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to the tax basis of, or Parent’s share of the tax basis of, the Reference Assets (i) under Sections 734(b), 743(b), 754, and 755 (but, in each case, only to the extent that the Second Merger is treated as an event that gives rise to such adjustment) of the Code and, in each case, the comparable sections of U.S. state and local and non-U.S. tax law and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local and non-U.S. tax law, in each case as a result of the Second Merger (and, without duplication, as a result of any basis adjustment to which Parent succeeds in connection with the Second Merger, including pursuant to proposed Treasury Regulations Section 1.743-1(f)(2) and any subsequent similar guidance and comparable sections of U.S. state and local income and franchise tax law) and, in each case, any payments made under this Agreement.

F-2

“Basis Schedule” is defined in Section 2.3 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Beneficiaries” means each Company Unit Seller and the Blocker Holder, as reflected on Exhibit A.

“Beneficiary Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by the Beneficiary Representative or the Significant Beneficiaries, as applicable; provided that such accounting firm shall be different from the accounting firm serving as the Advisory Firm.

“Beneficiary Representative” means [•].

“Business Combination Agreement” means that certain Business Combination Agreement, dated January 5, 2020, by and between Parent, the Company and the other parties named therein.

“Board” means the Board of Directors of Parent.

“Business Day” means any day excluding Saturday, Sunday and any day on which commercial banks in the State of New York are authorized by law to close.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the Beneficial Owner of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding voting securities;

(2) the shareholders of Parent approve a plan of complete liquidation or dissolution of Parent or there is consummated an agreement or series of related agreements for the merger or other disposition, directly, or indirectly, by Parent of all or substantially all of Parent’s assets (including a sale of assets of the Company), other than such sale or other disposition by Parent of all or substantially all of Parent’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of Parent in substantially the same proportions as their ownership of Parent immediately prior to such sale;

(3) there is consummated a merger or consolidation of Parent or any direct or indirect subsidiary of Parent (including the Company) with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the individuals constituting the Board immediately prior to the merger or consolidation do not constitute at least a majority of the Board surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of Parent immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(4) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the directors then comprising the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (or treated as such) shall be considered as though such individual was a member of the Incumbent Board (but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board).

F-3

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Law thereto.

“Company” is defined in the preamble to this Agreement.

“Company Unit Sellers” means, all of the members of the Company (other than the Blocker).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Tax” means any and all U.S. federal, state, local and non-U.S. tax, assessment or similar charge that is based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis (including for the avoidance of doubt, franchise taxes and transaction taxes imposed in lieu of income taxes), and any interest imposed in respect thereof under applicable law.

“Cumulative Net Realized Tax Benefit” means, for a Taxable Year, the cumulative amount of Realized Tax Benefits for all Taxable Years of Parent, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means the Reference Rate plus 500 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(iv) of this Agreement.

“Depreciation” is defined in Section 3.1(b)(i) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state, local or non-U.S. tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Covered Tax.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.3 of this Agreement.

“Early Termination Payment” is defined in Section 4.4(b) of this Agreement.

“Early Termination Rate” means the Long-Term Treasury Rate in effect on the applicable date plus 300 basis points.

“Early Termination Reference Date” is defined in Section 4.3 of this Agreement.

“Early Termination Schedule” is defined in Section 4.3 of this Agreement.

F-4

“Expert” is defined in Section 7.10 of this Agreement.

“Extension Rate Interest” means the interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of Parent for a Taxable Year until the date on which Parent makes a timely Tax Benefit Payment to the Beneficiary on or before a Final Payment Date as determined pursuant to Section 3.1(a), calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest) for such Taxable Year. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the Extension Rate Interest means the interest calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 2.6(b) until the Final Payment Date as determined pursuant to Section 3.1(a).

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, a Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability of Parent and its subsidiaries (including the Company and its subsidiaries, as applicable and without duplication (but, in each case, only with respect to Taxes imposed on the Company that are allocable to Parent or to members of the consolidated, combined, affiliated or unitary group of which Parent is the common parent) that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant Tax Returns of Parent but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto for such Taxable Year, (ii) excluding any deduction attributable to (a) Imputed Interest for such Taxable Year and (b) any Extension Rate Interest paid or accrued for such Taxable Year, and (iii) excluding any deductions or other offsets arising from the use of the Inherited Tax Attributes. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i), (ii), and (iii) of the previous sentence. If all or a portion of the liability for Covered Taxes for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of such Taxable Year, such liability shall not be included in determining the Hypothetical Tax Liability unless and until there has been a Determination.

“Imputed Interest” is defined in Section 3.1(b)(iii) of this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the U.S. Securities Exchange Act of 1933, as amended, and the corresponding rules of the principal exchange, if any, on which the common stock of Parent is traded or quoted.

“Inherited Tax Attributes” is defined in Section 2.4(a) of this Agreement.

“Inherited Tax Attribute Schedule” is defined in Section 2.4(b) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit B to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“LIBOR” means during any period, a rate per annum equal to the ICE LIBOR rate for a period of one month (“ICE LIBOR”), as published on the applicable Reuters screen page (such page currently being the LIBOR01 page) (or such other commercially available source providing quotations of ICE LIBOR as may be designated by

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Parent from time to time) for deposits with a term equivalent to such period in dollars, determined as of approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such period, for dollar deposits (for delivery on the first day of such period).

“Long-Term Treasury Rate” means the Long-Term Composite Rate, which is the unweighted average of bid yields on all outstanding fixed-coupon bonds neither due nor callable in less than 10 years, as published by the U.S. Department of the Treasury or by any other publicly available source of such market rate.

“Maximum Rate” is defined in Section 7.17 of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means, for purposes of this Agreement, with respect to any Reference Asset at any time, the amount of tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” is defined in Section 2.6(a)(i) of this Agreement.

“Parent” is defined in the preamble to this Agreement.

“Parent Letter” means a letter prepared by Parent in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by Parent to the Beneficiaries, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by Parent to the Beneficiaries.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year, provided, however, that for any Taxable Year in which (i) the Hypothetical Tax Liability is a negative number, the Realized Tax Benefit for such Taxable Year shall be zero, and (ii) if the Actual Tax Liability is a negative number, and the Hypothetical Tax Liability is a positive number, the Actual Tax Liability shall be deemed to equal zero for purposes of calculating the amount of the Realized Tax Benefit.. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year; provided, however, that for any Taxable Year in which (i) the Actual Tax liability is a negative number, the Realized Tax Detriment for such Taxable Year shall be zero and (ii) if the Hypothetical Tax Liability is a negative number, and the Actual Tax Liability is a positive number, the Hypothetical Tax Liability shall be deemed to equal zero for purposes of calculating the amount of the Realized Tax Detriment for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

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“Reconciliation Dispute” is defined in Section 7.10 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.6 of this Agreement.

“Reference Asset” means any asset of the Company or any of its successors or assigns, whether held directly by the Company or indirectly by the Company through a member of the Company Group, at the time of the Second Merger. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code. Notwithstanding the foregoing, “Reference Asset” shall only include real property and other tangible and intangible property eligible for cost recovery pursuant to Sections 167, 168, or 197 of the Code.

“Reference Rate” means the Reference Rate Base plus the Reference Rate Spread.

“Reference Rate Base” means LIBOR during any period for which such rate is published in accordance with the definition thereof. If LIBOR ceases to be published in accordance with the definition thereof, the Company and the Beneficiary Representative shall work together in good faith to select a new Reference Rate with similar characteristics.

“Reference Rate Spread” means 0 basis points during any period for which LIBOR is published in accordance with the definition thereof. If LIBOR ceases to be published in accordance with the definition thereof, the Company and the Beneficiary Representative shall work together in good faith to select a new Reference Rate Spread, such that the Reference Rate is not materially changed (and in no event by more than 25 basis points) as a result of the selection of a new Reference Rate Base at the time of such selection.

“Reorganization Transactions” shall have the meaning ascribed to it in the Business Combination Agreement.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Significant Beneficiary” means [•].

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of Parent that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.5(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

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“Taxable Year” means a taxable year of Parent as defined in Section 441(b) of the Code or comparable section of U.S. state or local or non-U.S. tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the closing date of the Reorganization Transactions.

“Taxing Authority” shall mean any domestic, non-U.S., national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.3 of this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Two-Thirds Beneficiary Approval” means written approval by the Beneficiaries whose rights under this Agreement are attributable to at least two-thirds (2/3) of the Attributable Company Units. For purposes of this definition, a Beneficiary’s rights under this Agreement shall be attributed to Company Units as of the time of a determination of Two-Thirds Beneficiary Approval.

“U.S.” means the United States of America.

“Valuation Assumptions” shall mean, as of an Early Termination Effective Date, the assumptions that:

(1) in each Taxable Year ending on or after such Early Termination Effective Date, Parent will have taxable income sufficient to fully use the deductions arising from the amount of available Inherited Tax Attributes (subject to any Attribute Limitations), Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2) the U.S. federal, state, local, and non-U.S. income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year has already been enacted into law;

(3) any loss carryovers from a prior year generated by any Basis Adjustment, Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement), or use of the Inherited Tax Attributes (subject to any Attribute Limitations) and available as of the date of the Early Termination Schedule will be deemed used by Parent on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or, if such carryforwards do not have an expiration date, over the 15-year period after such carryforwards were generated;

(4) any non-amortizable assets to which there has been a Basis Adjustment as a result of the Second Merger (other than any corporate stock, including Subsidiary Stock) will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment and (ii) the Early Termination Effective Date for an amount sufficient to fully use the Basis Adjustments with respect to such assets, and any short-term investments (as defined by GAAP) will be disposed of twelve (12) months following the Early Termination Effective Date; provided that in the event of a Change of Control which includes a taxable sale of any relevant asset, such asset shall be deemed disposed of at the time of the Change of Control (if earlier than such fifteenth anniversary or twelve (12) month period);

(5) any Subsidiary Stock will be deemed never to be disposed of; and

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(6) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (a) references to organization documents, agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

2.1 Basis Adjustments. The Parties acknowledge and agree that for all tax reporting purposes (A) the Second Merger shall be treated as a transfer or sale, respectively, of Company Units by the Company Unit Sellers to Parent and (B) the Second Merger will give rise to a Basis Adjustment. The Basis Adjustment with respect to a Reference Asset (or applicable portions thereof, where the Basis Adjustment exceeds the basis adjustment under Section 732 or 743(b) of the Code) shall be recovered over the applicable period under applicable Law. Basis Adjustments reflecting Parent’s increased share of the Non-Adjusted Tax Basis in a Reference Asset shall be determined as of the Exchange Date and shall not be adjusted as a result of future changes to Parent’s ownership percentage in the Company. The Parties acknowledge and agree that (x) all payments to a Company Unit Seller pursuant to this Agreement (other than amounts treated as interest under the Code) will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments in respect of the Company Units previously held by such Beneficiary in the year of payment and (y) as a result, such additional Basis Adjustments in respect of such Company Units will be incorporated into the current year calculation and into future year calculations, as appropriate under applicable law.

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2.2 The Company Section 754 Election. Parent will ensure that, on and after the date hereof, the Company and each of its direct and indirect Subsidiaries (that is owned through a chain of pass-through entities) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each applicable Taxable Year, but only to the extent that the Parent has the authority to cause such Subsidiary to make such election under the applicable agreement for such Subsidiary.

2.3 Basis Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of Parent for each relevant Taxable Year, Parent shall deliver to the Beneficiary Representative, for the benefit of each Beneficiary, a schedule (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Non-Adjusted Tax Basis of the Reference Assets as of the Exchange Date; (b) the Basis Adjustments with respect to the Reference Assets as a result of the Second Merger; (c) the period (or periods) over which the Reference Assets are amortizable and/or depreciable; and (d) the period (or periods) over which each Basis Adjustment described in clause (b) is amortizable and/or depreciable. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.6(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.6(b).

2.4 Inherited Tax Attributes.

(a) Consequences of the Blocker Contribution. The parties hereto further acknowledge that the Blocker may have certain tax attributes at the time of the Blocker Contribution to which Parent could inherit in the Blocker Contribution under the Code or similar provisions of U.S. federal, state or local and non-U.S. tax law arising from basis adjustments pursuant to Section 743 of the Code and the regulations thereunder. For this purpose, the term “Inherited Tax Attributes” with respect to the Blocker shall refer to the items of loss or deduction that will arise to the Blocker or its successor as a result of certain transactions that occurred prior to the Blocker Contribution which increased the adjusted basis of property of the Company (or its predecessor) with respect to the Blocker (or its predecessor) pursuant to Sections 743(b), 755, 732, or 1012 of the Code; provided that such items will not constitute an Inherited Tax Attribute until such time as such items are available to be claimed as a loss or deduction for U.S. federal income tax purposes. The parties further acknowledge that, in the event that the Blocker Contribution is effected, the Parent’s ability to utilize an Inherited Tax Attribute to offset its taxable income or to reduce its Tax payments may be limited under Sections 382, 383 and 384 of the Code or similar provisions of U.S. federal, state or local and non-U.S. tax law (the “Attribute Limitations”).

(b) Inherited Tax Attribute Schedule Generally. Within 90 calendar days after filing its U.S. federal income Tax Return for the year in which the Blocker Contribution occurred, Parent shall deliver to the Blocker Holder, a schedule (each, an “Inherited Tax Attribute Schedule”) that shows, in reasonable detail, for U.S. federal income tax purposes, (i) the amount of each Inherited Tax Attribute with respect to the Blocker, separately stated to the extent relevant, (ii) the amount of each Attribute Limitation for the Blocker Holder, if any, separately stated to the extent relevant, and (iii) the amount of any “net unrealized built-in gain” or “net unrealized built-in loss” as defined in Section 382(h)(3) of the Code for the Blocker. At the time Parent delivers the Inherited Tax Attribute Schedule to the Blocker Holder, it shall (x) deliver to the Blocker Holder supporting schedules and work papers, as determined by the Parent or requested by the Blocker Holder, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Inherited Tax Attribute Schedule and a letter from the Advisory Firm supporting such Inherited Tax Attribute Schedule and (y) allow the Blocker Holder reasonable access to the appropriate representatives at Parent, the Company, and the Advisory Firm in connection with its review of such schedule. Each Inherited Tax Attribute Schedule shall become final and binding on the parties unless the Blocker Holder, within thirty (30) calendar days after receiving its respective Inherited Tax Attribute Schedule, provides Parent with notice of a material objection to such Inherited Tax Attribute Schedule made in good faith and in reasonable detail. If Parent and the Blocker Holder, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within sixty (60) calendar days after such notice was delivered to Parent, Parent and the Blocker Holder shall employ the Reconciliation Procedures.

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(c) Amendments to Inherited Tax Attribute Schedule. Each Inherited Tax Attribute Schedule may be amended from time to time by Parent (i) in connection with a Determination, (ii) to correct inaccuracies to the original Inherited Tax Attribute Schedule identified after the date of the Blocker Contribution as a result of a mistake or the receipt of additional information or (iii) to comply with the expert’s determination under the Reconciliation Procedures. At the time Parent delivers such amended Inherited Tax Attribute Schedule to the Blocker Holder, it shall (x) deliver to the Blocker Holder schedules and work papers providing reasonable detail regarding the preparation of the relevant amended Inherited Tax Attribute Schedule and a letter from the Advisory Firm supporting such amended Inherited Tax Attribute Schedule and (y) allow the Blocker Holder reasonable access to the appropriate representatives at Parent, the Company, and the Advisory Firm in connection with its review of such schedule. Parent shall provide an Amended Schedule to the Blocker Holder within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (iii) of the first sentence of this Section 2.4(c). Each amended Inherited Tax Attribute Schedule shall become final and binding on the parties unless the Blocker Holder, within thirty (30) calendar days after receiving such amended Inherited Tax Attribute Schedule, provide Parent with notice of a material objection to such amended Inherited Tax Attribute Schedule made in good faith and in reasonable detail. If Parent and the Blocker Holder, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after such notice was delivered to Parent, Parent and the Blocker Holder shall employ the Reconciliation Procedures.

2.5 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of Parent for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, Parent shall provide to the Beneficiary Representative and the Blocker Holder a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”) with respect to each Beneficiary and the Blocker Holder. The Tax Benefit Schedules will become final and binding on the Parties pursuant to the procedures set forth in Section 2.6(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.6(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of Parent for such Taxable Year attributable to the Basis Adjustments, Imputed Interest and Extension Rate Interest, and the Inherited Tax Attributes as determined using a “with and without” methodology described in Section 2.6(a). For the avoidance of doubt, the actual Covered Tax liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under the Code based upon the characterization of the Tax Benefit Payment as additional consideration payable by the Company for the Company Units acquired in the Second Merger, or payable by Parent for the assets acquired pursuant to the Blocker Contribution, as the case may be. Carryovers or carrybacks of any tax item attributable to any Basis Adjustment, Imputed Interest or Extension Rate Interest or the Inherited Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local and non-U.S. tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Covered Tax item includes a portion that is attributable to the Basis Adjustment, Imputed Interest, or the Inherited Tax Attributes and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology. The Parties agree that all Tax Benefit Payments attributable to the Second Merger will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for Parent beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into such Taxable Year continuing for future Taxable Years until any incremental Basis Adjustment benefits with respect to a Tax Benefit Payment equals a de minimis amount. For the avoidance of doubt, the treatment of Tax Benefit Payments pursuant to the preceding sentence shall not apply to Tax Benefit Payments attributable to the Blocker Holder.

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2.6 Procedures; Amendments.

(a) Procedures. Each time Parent delivers an applicable Schedule to the Beneficiary Representative or the Blocker Holder under this Agreement, including any Amended Schedule delivered pursuant to Section 2.6(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, Parent shall also: (x) deliver supporting schedules and work papers, as determined by Parent or as reasonably requested by the Beneficiary Representative or the Blocker Holder, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule; (y) deliver a Parent Letter supporting such Schedule; and (z) allow the Beneficiary Representative and the Blocker Holder and their respective advisors to have reasonable access at no cost to the appropriate representatives, as determined by Parent or as reasonably requested by the Beneficiary Representative or the Blocker Holder, at Parent and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, Parent shall ensure that any Tax Benefit Schedule that is delivered to the Beneficiary Representative or the Blocker Holder, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of Parent for the relevant Taxable Year (the “with” calculation) and the Hypothetical Tax Liability of Parent for such Taxable Year (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) calendar days from the date on which the Beneficiary Representative and the Blocker Holder first received the applicable Schedule or amendment thereto unless:

(i) the Beneficiary Representative or the Blocker Holder within thirty (30) calendar days after receiving the applicable Schedule or amendment thereto, provides Parent with (A) written notice of a material objection to such Schedule that is made in good faith and in reasonable detail (an “Objection Notice”); or

(ii) the Beneficiary Representative and each of the Blocker Holder provide a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waivers from the Beneficiary Representative and the Blocker Holder are received by Parent.

In the event that Beneficiary Representative or the Blocker Holder timely delivers an Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by Parent of the Objection Notice, Parent and the Beneficiary Representative and the Blocker Holder shall employ the reconciliation procedures as described in Section 7.10 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by Parent: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of a mistake or the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the Beneficiary Representative and the Blocker Holder; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). Parent shall provide an Amended Schedule to the Beneficiary Representative and the Blocker Holder within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the immediately preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.6(a). For the avoidance of doubt, if a Schedule is amended after such Schedule becomes final pursuant to Section 2.6(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in

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the Taxable Year to which such amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment is executed.

2.7 Significant Beneficiaries. For the purposes of Sections 2.3, 2.5 and 2.6 of this Agreement, a Significant Beneficiary shall have the same procedural rights and obligations as the Beneficiary Representative and Parent shall have the same procedural duties and obligations to a Significant Beneficiary as it does to the Beneficiary Representative.

ARTICLE III

TAX BENEFIT PAYMENTS

3.1 Payments.

(a) Timing of Payments. Subject to Sections 3.2 and 3.3, within five (5) Business Days following the date on which each (i) Tax Benefit Schedule that is required to be delivered by Parent to the Beneficiaries pursuant to Section 2.5(a) of this Agreement becomes final in accordance with Section 2.6(a) of this Agreement and (ii) Inherited Tax Attribute Schedule that is required to be delivered by Parent to the Blocker Holder pursuant to Section 2.4(b) and Section 2.4(c) of this Agreement becomes final in accordance with Section 2.4(b) or Section 2.4(c) of this Agreement (such date, a “Final Payment Date” in respect of any applicable Tax Benefit Payment), unless required pursuant to the last sentence of this Section 3.1(a), Parent shall pay to each Beneficiary the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each Tax Benefit Payment made pursuant to this Section 3.1(a) shall be made by wire transfer of immediately available funds to the bank account previously designated by such Beneficiary or as otherwise agreed by Parent and such Beneficiary. For the avoidance of doubt, neither the Beneficiaries nor the Blocker Holder shall be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by Parent to the Beneficiaries or the Blocker Holder, as the case may be (including any portion of any Early Termination Payment).

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to each Beneficiary means an amount, not less than zero, equal to the sum of: (A) the Net Tax Benefit that is Allocable to such Beneficiary and (B) the Actual Interest Amount in respect of such portion of Net Tax Benefit.

(i) Allocable. The portion of any Net Tax Benefit of Parent that is “Allocable” to any Beneficiary shall be determined by reference to the assets from which arise the depreciation, amortization or other similar deductions for recovery of cost or basis (“Depreciation”) and the Inherited Tax Attributes, and the Imputed Interest that produce the Realized Tax Benefit, under the following principles:

(A) Any Realized Tax Benefit arising from a deduction to Parent with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset is Allocable to each Beneficiary (including the Blocker Holder) on a pro rata basis in proportion to the Beneficiaries’ Attributable Company Units, in accordance with Exhibit A.

(B) Any Realized Tax Benefit arising from the use of an Inherited Tax Attribute of the Blocker is 100% Allocable to the Blocker Holder.

(C) Any Realized Tax Benefit arising from a deduction to Parent with respect to a Taxable Year in respect of Imputed Interest is Allocable to a Beneficiary that is required to include the Imputed Interest in income (without regard to whether such Beneficiary is actually subject to tax thereon).

(ii) Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit Allocable to the Beneficiary as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made to such Beneficiary under this Section 3.1 (excluding payments attributable to Actual Interest Amounts). For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made to a Beneficiary, such Beneficiary shall not be required to return any portion of any Tax Benefit Payment previously made by Parent to such Beneficiary.

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(iii) Imputed Interest. The principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any Net Tax Benefit payable by Parent to a Beneficiary under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any Net Tax Benefit payable by Parent to a Beneficiary shall be excluded in determining the Hypothetical Tax Liability of Parent for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(iv) Default Rate Interest. In the event that Parent does not make timely payment of all or any portion of a Tax Benefit Payment to a Beneficiary on or before a Final Payment Date as determined pursuant to Section 3.1(a), the amount of “Default Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest and Extension Rate Interest) for a Taxable Year will equal interest calculated at the Default Rate from a Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which Parent makes such Tax Benefit Payment to such Beneficiary. For the avoidance of doubt, the amount of any Default Rate Interest as determined with respect to any Net Tax Benefit payable by Parent to a Beneficiary shall be excluded in the Hypothetical Tax Liability of Parent for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(v) Value. Parent and the Beneficiaries hereby acknowledge and agree that, as of the date of this Agreement and as of the date of the Second Merger, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

(c) Interest. The provisions of Section 3.1(b) are intended to operate so that interest will effectively accrue in respect of the Net Tax Benefit for any Taxable Year as follows:

(i) first, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the Exchange Date until the due date (without extensions) for filing the U.S. federal income Tax Return of Parent for such Taxable Year);

(ii) second, at the Agreed Rate in respect of any Extension Rate Interest (from the due date (without extensions) for filing the U.S. federal income Tax Return of Parent for such Taxable Year until a Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(iii) third, at the Default Rate in respect of any Default Rate Interest (from a Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which Parent makes the relevant Tax Benefit Payment to a Beneficiary).

3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent. For purposes of this Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.

3.3 Pro-Ration of Payments as Between the Beneficiaries and the Blocker Holder; Coordination of Benefits.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of Parent as calculated with respect to the Basis Adjustments, the Inherited Tax Attributes, and Imputed Interest (in each case, without regard to the Taxable Year of origination) permitted to be utilized in a particular Taxable Year is limited in such Taxable Year because Parent does not have sufficient actual taxable income or otherwise pursuant to applicable law, then the available Covered Tax benefit for Parent shall be allocated among the Beneficiaries (including the Blocker Holder) in proportion to the respective Tax Benefit Payment that would have been payable if Parent had in fact had sufficient taxable income so that there had been no such limitation.

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(b) Pro-Rata Payments. After taking into account Section 3.3(a), if for any reason Parent does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) Parent shall pay the same proportion of each Tax Benefit Payment due to each Beneficiary in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) Late Payments. If for any reason Parent is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2.

(d) Excess Payments. To the extent Parent makes a payment to a Beneficiary in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b)) in an amount in excess of the amount of such payment that should have been made to such Beneficiary in respect of such Taxable Year, then (i) such Beneficiary shall not receive further payments under Section 3.1(a) until such Beneficiary has foregone an amount of payments equal to such excess and (ii) Parent will pay the amount of such Beneficiary’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3(a) and (b)) in the amount it would have received if there had been no excess payment to such Beneficiary.

ARTICLE IV

TERMINATION

4.1 Termination. Unless terminated earlier pursuant to Section 4.2, this Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Tax Benefit Payments under this Agreement are not conditioned on any Beneficiary (including the Blocker Holder) retaining an interest in Parent or any successor thereto.

4.2 Early Termination.

(a) Parent’s Early Termination Right. With the written approval of a majority of the Independent Directors, Parent may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the Beneficiaries or the Blocker Holder pursuant to this Agreement by paying to the Beneficiaries and the Blocker Holder the Early Termination Payment; provided that Early Termination Payments may be made pursuant to this Section 4.2(a) only if made to all Beneficiaries and the Blocker Holder that are entitled to such a payment simultaneously; provided further, that Parent may withdraw any notice to execute its termination rights under this Section 4.2(a) prior to the time at which any Early Termination Payment has been paid. Upon Parent’s payment of the Early Termination Payment, Parent shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice; and (ii) current Tax Benefit Payment due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment).

(b) Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (2) any Tax Benefit Payments agreed to by Parent and the Beneficiaries as due and payable

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but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.3 and 4.4 shall apply to a Change of Control, mutadis mutandi.

(c) Acceleration Upon Breach of Agreement. In the event that Parent materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment due pursuant to this Agreement within thirty days of receiving written notice from the Beneficiary Representative or the Blocker Holder of Parent’s such failure to timely pay, failure to honor any other material obligation required hereunder to the extent not cured within thirty (30) days of receiving written notice from any Beneficiary or the Blocker Holder that is materially prejudiced by such failure, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from a 10% Beneficiary or as a result of a Two-Thirds Beneficiary Approval (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to: (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any current Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration. For purposes of this Section 4.2(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within thirty days of receiving written notice from the Beneficiary Representative or the Blocker Holder of Parent’s such failure to timely pay shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty days of receiving such written notice. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if Parent fails to make any Tax Benefit Payment to the extent that Parent has insufficient funds, or cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless Parent does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

4.3 Early Termination Notice. If Parent chooses to exercise its right of early termination under Section 4.2 above, Parent shall deliver to the Beneficiaries and the Blocker Holder a notice of Parent’s decision to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. Parent shall also (x) deliver supporting schedules and work papers, as determined by Parent or as reasonably requested by a Beneficiary or the Blocker Holder, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Early Termination Schedule; (y) deliver a Parent Letter supporting such Early Termination Schedule; and (z) allow the Beneficiaries or the Blocker Holder and their advisors to have reasonable access to the appropriate representatives, as determined by Parent or as reasonably requested by the Beneficiaries or the Blocker Holder, at Parent and the Advisory Firm in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party forty-five (45) calendar days from the first date on which the Beneficiaries or the Blocker Holder received such Early Termination Schedule unless:

(i) a Beneficiary or the Blocker Holder, within forty-five (45) calendar days after receiving the Early Termination Schedule, provides Parent with (A) notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail such Beneficiary’s or the Blocker Holder’s material objection (a “Termination Objection Notice”) and (B) a letter from the Beneficiary Advisory Firm in support of such Termination Objection Notice; or

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(ii) each Beneficiary or the Blocker Holder provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from all Beneficiaries or the Blocker Holder is received by Parent.

In the event that a Beneficiary or the Blocker Holder timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by Parent of the Termination Objection Notice, Parent and such Beneficiary or the Blocker Holder shall employ the Reconciliation Procedures. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the expense of preparing and obtaining the letter from the Beneficiary Advisory Firm referenced in clause (i) above shall be borne solely by such Beneficiary or the Blocker Holder and Parent shall have no liability with respect to such letter or any of the expenses associated with its preparation and delivery. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.3 shall be the “Early Termination Reference Date.”

4.4 Payment upon Early Termination.

(a) Timing of Payment. Within five (5) Business Days after the Early Termination Reference Date, Parent shall pay to each Beneficiary and the Blocker Holder an amount equal to the Early Termination Payment for such Beneficiary and the Blocker Holder. Such Early Termination Payment shall be made by Parent by wire transfer of immediately available funds to a bank account or accounts designated by the Beneficiaries or the Blocker Holder or as otherwise agreed by Parent and the Beneficiaries or the Blocker Holder.

(b) Amount of Payment. The “Early Termination Payment” payable to a Beneficiary or the Blocker Holder pursuant to Section 4.4(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by Parent to such Beneficiary or the Blocker Holder, beginning from the Early Termination Effective Date and using the Valuation Assumptions.

ARTICLE V

SUBORDINATION AND BREACH OF PAYMENT OBLIGATIONS

5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by Parent to the Beneficiaries or the Blocker Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of Parent and its Subsidiaries (in all events, excluding any debt instruments between Parent and any of its Subsidiaries or Affiliates) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of Parent that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the Beneficiaries or the Blocker Holder and Parent shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if Parent fails to make any Tax Benefit Payment when due shall be governed by Section 4.2(c).

5.2 Late Payments by Parent. Except as otherwise provided herein, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the Beneficiaries or the Blocker Holder when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with Default Rate Interest, which shall accrue beginning on a Final Payment Date and be computed as provided in Section 3.1(b)(iv).

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ARTICLE VI

TAX MATTERS; CONSISTENCY; COOPERATION

6.1 Parent’s and the Company’s Tax Matters. Except as otherwise provided herein, Parent shall have full responsibility for, and sole discretion over, all Tax matters concerning Parent and the Company Group, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Parent act in good faith in connection with its control of any matter which is reasonably expected to materially affect the Beneficiaries’ rights and obligations under this Agreement. Notwithstanding the foregoing, Parent shall notify the Beneficiary Representative, the Significant Beneficiaries and the Blocker Holder of, and keep them reasonably informed with respect to, the portion of any tax audit of Parent or the Company, or any of the Company’s Subsidiaries, the outcome of which is reasonably expected to affect the Tax Benefit Payments payable to the Beneficiaries or the Blocker Holder under this Agreement.

6.2 Consistency. All calculations and determinations made hereunder, including any Basis Adjustments, the Schedules, and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by Parent and the Company on their respective Tax Returns. Each Beneficiary and the Blocker Holder shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement, and any related calculations or determinations that are made hereunder, including the terms of Section 2.1 of this Agreement and the Schedules provided to the Beneficiaries and the Blocker Holder under this Agreement unless otherwise required by applicable Law. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless Parent, the Beneficiary Representative, the Significant Beneficiaries and the Blocker Holder agree to the use of other procedures and methodologies.

6.3 Cooperation. Each Beneficiary and the Blocker Holder shall (a) furnish to Parent in a timely manner such information, documents and other materials as Parent may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to Parent and its representatives to provide explanations of documents and materials and such other information as Parent or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Parent shall reimburse any Beneficiary or the Blocker Holder for any reasonable third-party costs and expenses incurred by such Beneficiary or the Blocker Holder pursuant to this Section 6.3.

6.4 Pre-Transactions Tax Records. Parent and its advisors may rely on all Tax Returns of the Company that were prepared and filed prior to completion of the Reorganization Transactions and may assume in good faith that all such Tax Returns are correct, complete and accurate unless otherwise established by a Determination.

6.5 Tax Treatment of Beneficiary Rights. The Parties acknowledge and hereby agree to treat for all tax reporting purposes any payments made to a Beneficiary under this Agreement: (i) such payments arising from the Second Merger or the Blocker Contribution, as money received within the meaning of Section 351(b)(1) of the Code, except with respect to Imputed Interest or payments that are Actual Interest Amounts. The Parties shall for all tax reporting purposes treat such payments consistently with this Section 6.5 except upon a contrary final determination by an applicable taxing authority.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) if delivered personally, on the date of delivery or (b) on the first

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Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

[        ]

Facsimile: [    ]

Telephone: [    ]

Attention:                 [                                     ]

Email:                 [                                     ]

with a copy to:

[            ]

Facsimile: [    ]

Telephone: [    ]

Attention:                 [                                     ]

Email:                 [                                         ]

if to a Beneficiary or the Blocker Holder, to the address and facsimile number set forth in the Company’s records, with a copy to the Beneficiary Representative (in the case of a Beneficiary). Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic mail shall be as effective as delivery of a manually signed counterpart of this Agreement.

7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.6 Successors; Assignment; Amendments; Waivers.

(a) Assignment. Each Beneficiary and the Blocker Holder may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement in whole or in part, including the right to receive any Tax

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Benefit Payments under this Agreement, to any Person without the prior written consent of Parent, unless such transfer would be prohibited by law; provided, however, such Person shall execute and deliver a Joinder agreeing to succeed to the applicable portion of such Beneficiary’s or the Blocker Holder’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”). Notwithstanding any other provision of this Agreement, an assignee of only rights to receive a Tax Benefit Payment in connection with the Second Merger has no rights under this Agreement other than to enforce it right to receive a Tax Benefit Payment pursuant to this Agreement.

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by Parent and by the Beneficiaries or the Blocker Holder who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Beneficiaries and the Blocker Holder hereunder if the Company had exercised its right of early termination under Section 4.2; provided that no such amendment shall be effective if such amendment will have a materially disproportionate effect on the payments certain Beneficiaries or the Blocker Holder may receive under this Agreement unless at least two-thirds of such Beneficiaries or the Blocker Holder materially disproportionately effected (with such two-thirds threshold being measured by the entitlement to Early Termination Payments as set forth in the preceding portion of this sentence) consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Parent shall require and cause any direct or indirect successor (whether by purchase, Second Merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Parent would be required to perform if no such succession had taken place.

(d) Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

7.7 Titles and Subtitles. The headings and titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.8 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.10, any and all disputes which cannot be settled after substantial good-faith negotiation, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by a panel of three arbitrators (the “Arbitrators”), of which Parent shall designate one Arbitrator and the Beneficiaries or the Blocker Holder party to such Dispute shall designate one Arbitrator in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Wilmington, Delaware. The Arbitrators are not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.

(b) Notwithstanding the provisions of paragraph (a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award

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and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.10.

(c) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if such Court declines jurisdiction, the courts of the State of Delaware sitting in Wilmington, Delaware, and of the U.S. District Court for the District of Delaware sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding brought in accordance with the provisions of Section 7.8(b) or any judicial proceeding ancillary to an arbitration or contemplated arbitration (including any proceeding to compel arbitration to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm an arbitration award) arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the fullest extent permitted by applicable law, in such U.S. District Court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.8(c). Each Party irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

(f) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

7.9 Removal or Replacement of Beneficiary Representative. The Beneficiary Representative shall not be removed or replaced without the written consent of Parent and the Two-Thirds Beneficiary Approval.

7.10 Reconciliation. In the event that Parent and the Beneficiary Representative, a Significant Beneficiary, or the Blocker Holder are unable to resolve a disagreement with respect to a Basis Schedule, Tax Benefit Schedule, Inherited Tax Attribute Schedule (as applicable), or with respect to an Early Termination Schedule, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless Parent and the Beneficiary Representative, such Significant Beneficiary, or the Blocker Holder agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Parent or the Beneficiary Representative, such Significant Beneficiary, or the Blocker Holder or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with Parent or the Beneficiary Representative, such Significant Beneficiary, or the Blocker

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Holder or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto, the Inherited Tax Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Parent, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by Parent except as provided in the next sentence. Parent, the Beneficiary Representative, such Significant Beneficiary, or the Blocker Holder shall bear its own costs and expenses of such proceeding, unless (i) the Expert adopts the Beneficiary Representative’s, such Significant Beneficiary’s, or the Blocker Holder’s position, in which case Parent shall reimburse the Beneficiary Representative, the Significant Beneficiary or the Blocker Holder, as the case may be, for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts Parent’s position, in which case the Beneficiary Representative, the Significant Beneficiary or the Blocker Holder, as the case may be, shall reimburse Parent for any reasonable and documented out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on Parent, the Beneficiary Representative, the Beneficiaries, and the Blocker Holder and may be entered and enforced in any court having competent jurisdiction.

7.11 Withholding. Parent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Beneficiary or the applicable Blocker Holder. Each Beneficiary or the Blocker Holder shall promptly provide Parent with any applicable tax forms and certifications reasonably requested by Parent in connection with determining whether any such deductions and withholdings are required under any provision of U.S. federal state, local or non-U.S. tax law. Prior to any such withholding, Parent shall (i) promptly notify the Beneficiary Representative or the Blocker Holder, as applicable, of any anticipated withholding, (ii) consult with the Beneficiary Representative or the Blocker Holder, as applicable, in good faith to determine whether such deduction and withholding is required under applicable Tax Law, and (iii) cooperate with the Beneficiary Representative or the Blocker Holder, as applicable, in good faith to minimize the amount of any applicable withholding.

7.12 Admission of Parent into a Consolidated Group; Transfers of Corporate Assets.

(a) If Parent becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501, et seq. or other applicable Sections of the Code or any corresponding provisions of state, local or non-U.S. law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If Parent (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder) or any member of the Company Group transfers (or is deemed to transfer) one or more assets to a corporation with which Parent or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder does not file a consolidated tax return pursuant to Section 1501 of the Code (or will not file such a return following a series of transactions undertaken in connection with such transfer(s)), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination

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Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the net fair market value of the transferred asset as determined by Parent, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset, or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

7.13 Confidentiality. Each Beneficiary and its assignees, the Beneficiary Representative and each of its assignees, and the Blocker Holder and each of its assignees acknowledges and agrees that the information of Parent is confidential and, except in the course of performing any duties as necessary for Parent and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of Parent and its Affiliates and successors, learned by any Beneficiary or the Blocker Holder heretofore or hereafter. This Section 7.13 shall not apply to (i) any information that has been made publicly available by Parent or any of its Affiliates, becomes public knowledge (except as a result of an act of any Beneficiary or the Blocker Holder in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a Beneficiary or the Blocker Holder to prosecute or defend claims arising under or relating to this Agreement, and (iii) the disclosure of information to the extent necessary for a Beneficiary or the Blocker Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Beneficiaries the Blocker Holder and each of their respective assignees (and each employee, representative or other agent of the Beneficiaries and the Blocker Holder or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of Parent, the Beneficiaries and the Blocker Holder and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the Beneficiaries or the Blocker Holder relating to such tax treatment and tax structure. If a Beneficiary, the Blocker Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, Parent shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.14 Independent Nature of Beneficiaries’ Rights and Obligations. The rights and obligations of each Beneficiary and the Blocker Holder hereunder are several and not joint with the rights and obligations of any other Person. A Beneficiary or the Blocker Holder shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a Beneficiary or the Blocker Holder have the right to enforce the rights or obligations of any other Person hereunder (other than Parent). The obligations of a Beneficiary or the Blocker Holder hereunder are solely for the benefit of, and shall be enforceable solely by, Parent. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Beneficiary or the Blocker Holder pursuant hereto or thereto, shall be deemed to constitute the Beneficiaries or the Blocker Holder acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Beneficiaries or the Blocker Holder are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and Parent acknowledges that the Beneficiaries or the Blocker Holder are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

7.15 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Beneficiary or the Blocker Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Beneficiary or the Blocker Holder (or direct or indirect equity holders in such Beneficiary or the Blocker Holder) in connection with the Second Merger or the Blocker Contribution to be treated as ordinary

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income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such Beneficiary, the Blocker Holder or any direct or indirect owner of such Beneficiary or the Blocker Holder, then at the written election of such Beneficiary or the Blocker Holder, as the case may be, in its sole discretion (in an instrument signed by such Beneficiary or the Blocker Holder and delivered to Parent) and to the extent specified therein by such Beneficiary or the Blocker Holder, as the case may be, this Agreement shall cease to have further effect, or may be amended by in a manner reasonably determined by such Beneficiary or the Blocker Holder; provided that such amendment shall not result in an increase in any payments owed by Parent under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

7.16 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Beneficiary or the Blocker Holder hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Beneficiary or the Blocker Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to Parent. In determining whether the interest contracted for, charged, or received by any Beneficiary or the Blocker Holder exceeds the Maximum Rate, such Beneficiary or the Blocker Holder may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by Parent to such Beneficiary or the Blocker Holder hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

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IN WITNESS WHEREOF, Parent and the other Persons party hereto have duly executed this Agreement as of the date first written above.

[Parent]

By:
Name:
Title:

[ADDITIONAL SIGNATORY]

By:
Name:
Title:

F-25

EXHIBIT A

Beneficiary	Attributable Company Units	Pro Rata Share of Depreciation

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EXHIBIT B

JOINDER TO TAX RECEIVABLE AGREEMENT

This JOINDER (this “Joinder”) to the Tax Receivable Agreement, by and among [Parent], a Delaware corporation (“Parent”) and                                     (“Additional Signatory”), is dated as of                      , 20    .

WHEREAS, reference is hereby made to the Tax Receivable Agreement, dated as of [•], 2020 by and among Parent and the other parties thereto, as such agreement may be amended and/or restated from time to time (the “Tax Receivable Agreement”). Capitalized terms used in this Joinder and not otherwise defined in this Joinder shall have the respective meanings given to such capitalized terms in the Tax Receivable Agreement; and

WHEREAS, on                                 , Additional Signatory acquired (the “Acquisition”) from [                             (“Transferor”)], the right to receive all payments under the Tax Receivable Agreement with respect to the [            ] Company Units previously held directly or indirectly by Transferor (collectively, “Applicable Units”) [and [            ] Blocker Shares previously held by Transferor], and in connection with the Acquisition, Additional Signatory is required to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Additional Signatory hereby agrees as follows:

Section 1.1. Joinder to Tax Receivable Agreement. Additional Signatory hereby (i) acknowledges that Additional Signatory has received and reviewed a complete copy of the Tax Receivable Agreement and (ii) agrees that upon execution of this Joinder, Additional Signatory will become a party to the Tax Receivable Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Tax Receivable Agreement in the manner set forth in the Tax Receivable Agreement, with respect to the Applicable Units [and the Blocker Shares]. Exhibit A of the Tax Receivable Agreement shall be updated in accordance with the Applicable Units [and the Blocker Shares] held by Additional Signatory as of the date of this Joinder.

Section 1.3. Counterparts; Headings. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

Section 1.4. Governing Law. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[NOTE: IF REQUESTED BY PARENT, THE JOINDER AS COMPLETED BY AN ADDITIONAL SIGNATORY WILL ALSO INCLUDE A SECTION 1.5 IN WHICH SUCH ADDITIONAL SIGNATORY REPRESENTS TO PARENT SUCH ADDITIONAL SIGNATORY’S CONTACT INFORMATION AND WIRE INSTRUCTIONS, ALONG WITH A COVENANT BY SUCH ADDITIONAL SIGNATURE TO PROMPTLY PROVIDE PARENT WITH UPDATED CONTACT INFORMATION AND WIRE INSTRUCTIONS TO THE EXTENT SUCH INFORMATION CHANGES FROM TIME TO TIME.]

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IN WITNESS WHEREOF, this Joinder to Tax Receivable Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

[Parent]

By:
Name:
Title:

[ADDITIONAL SIGNATORY]

By:
Name:
Title:

F-28

EXHIBIT G

Investors Rights Agreement

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of [•], 2020, by and among Nebula Parent Corp., a Delaware corporation (the “ParentCo”), the parties listed as Investors on Schedule I hereto (each, an “Investor” and collectively, the “Investors”) and, solely for purposes of Section 8.1, BRP Hold 11, Inc., a Delaware corporation (“Blocker”) and Open Lending, LLC, a Texas limited liability company (the “Company”).

WHEREAS, Nebula Acquisition Corp., a Delaware corporation (“NAC”), BRP Hold 11, Inc., a Delaware corporation (“Blocker”), Bregal Sagemount I L.P. (the “Blocker Holder”), ParentCo, NBLA Merger Sub LLC, a Texas limited liability company (“Merger Sub LLC”), NBLA Merger Sub Corp., a Delaware corporation (“Merger Sub Corp”), Open Lending, LLC, a Texas limited liability company (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholder Representative, have entered into that certain Business Combination Agreement, dated as of January 5, 2020 (as amended or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things: (a) Merger Sub Corp will merge with and into NAC (the “First Merger”), with NAC surviving the First Merger as a wholly owned subsidiary of ParentCo; (b) immediately following the First Merger and prior to the Blocker Contribution (as defined below), Blocker shall redeem a specified number of shares of Blocker common stock in exchange for cash (the “Blocker Redemption”); (c) immediately following the Blocker Redemption, ParentCo will acquire, and the Blocker Holder will contribute to ParentCo the remaining Blocker Shares after giving effect to the Blocker Redemption (the “Blocker Contribution”), such that, following the Blocker Contribution, Blocker will be a wholly-owned subsidiary of ParentCo; and (d) immediately following the Blocker Contribution, Merger Sub LLC will merge with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as an indirect wholly-owned subsidiary of ParentCo;

WHEREAS, NAC and the Investors listed as NAC Investors on Schedule I hereto (collectively, the “NAC Investors”) are parties to that certain Registration Rights Agreement, dated January 9, 2018 (the “Prior NAC Agreement”);

WHEREAS, the Company and certain of the Investors listed as Company Investors on Schedule I hereto (collectively, the “Company Investors”) are parties to that certain Investor Rights Agreement, dated March 20, 2016 (the “Prior Company Agreement”);

WHEREAS, NAC and the NAC Investors desire to terminate the Prior NAC Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior NAC Agreement; and

WHEREAS, the Company, Blocker and the Company Investors desire to terminate the Prior Company Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Company Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Addendum Agreement” is defined in Section 8.2.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Blocker” is defined in the preamble to this Agreement.

“Business Combination Agreement” is defined in the preamble to this Agreement.

“Blocker Holder Initial Directors” means [•] and [•].

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the [Class A] common stock, par value [$            ] per share, of ParentCo.

“Company” is defined in the preamble to this Agreement.

“Company Founder Initial Directors” means John Flynn and Ross Jessup.

“Company Founders” means John Flynn, Ross Jessup, and Sandy Watkins.

“Company Initial Directors” means [•], [•], and [•].

“Company Investors” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demand Takedown” is defined in Section 2.1.5(a).

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.

“Founder Support Agreement” means that certain NAC Founder Support Agreement, dated as of January 5, 2020, by and among NAC, ParentCo, the Company and the NAC Investors.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Independent Director” is defined in Section 7.1.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“NAC” is defined in the preamble to this Agreement.

“NAC Initial Directors” means [•] and [•].

“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 8.3.

“ParentCo” is defined in the preamble to this Agreement.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Prior Company Agreement” is defined in the preamble to this Agreement.

“Prior NAC Agreement” is defined in the preamble to this Agreement.

“Pro Rata” is defined in Section 2.2.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means the (i) shares of Common Stock issued to the Investors in the First Merger, the Contribution and the Second Merger, (ii) the shares of Common Stock issuable to the Company Investors as Contingency Consideration (as defined in the Business Combination Agreement), (iii) the shares of Common Stock issuable to the NAC Investors as [Earnout Consideration] (as defined in the [Sponsor Support Agreement]), and (iv) all Common Stock issued to any Investor with respect to such securities referred to in clauses (i) – (iii) by way of any share split, share dividend or other distribution, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by ParentCo and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Registration Statement” means a registration statement filed by ParentCo with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Requesting Holder” is defined in Section 2.1.5(a).

“SEC Guidance” is defined in Section 2.1.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” is defined in Section 2.1.5(a)(ii).

“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii). Notwithstanding the foregoing, a Transfer shall not be deemed to include any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented.

2. REGISTRATION RIGHTS.

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities. ParentCo shall prepare and file or cause to be prepared and filed with the Commission, no later than forty five (45) days following the date that ParentCo becomes eligible to use Form S-3 or its successor form (the “S-3 Eligibility Date”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors of all of the Registrable Securities then held by or then issuable, including the shares of Common Stock issuable as Contingency Consideration (as defined in the Business Combination Agreement) and shares of Common Stock issuable as Earn-Out Consideration (as defined in the Founder Support Agreement), to Investors that are not covered by an effective registration statement on the S-3 Eligibility Date (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting Registration of such Registrable Securities for resale by such Investors. ParentCo shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period.

2.1.2 Notification and Distribution of Materials. ParentCo shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3 Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, ParentCo shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.

2.1.4 Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs ParentCo that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, ParentCo agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, ParentCo shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that ParentCo used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Investors, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors. In the event ParentCo amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, ParentCo will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to ParentCo or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.5 Notice of Certain Events. ParentCo shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). ParentCo shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any Prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

(a) If ParentCo shall receive a request from the holders of Registrable Securities with an estimated market value of at least $[•] (the requesting holder(s) shall be referred to herein as the “Requesting Holder”) that ParentCo effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then ParentCo shall promptly give notice of such requested Underwritten Takedown (each such request shall be referred to herein as a “Demand Takedown”) at least ten (10) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Demand Takedown to the other Investors and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i) subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a), and

(ii) subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities (all such holders, together with the Requesting Holder, the “Selling Holders”) have requested ParentCo to offer by request received by ParentCo within seven Business Days after such holders receive ParentCo’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b) Promptly after the expiration of the seven-Business Day-period referred to in Section 2.1.5(a)(ii), ParentCo will notify all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included therein.

(c) ParentCo shall only be required to effectuate: (i) one Underwritten Takedown within any six-month period; (ii) no more than [•] Underwritten Takedowns in respect of all Registrable Securities held by the NAC Investors after giving effect to Section 2.2.1(c); and (d) no more than [•] Underwritten Takedowns in respect of all Registrable Securities held by the Company Investors after giving effect to Section 2.2.1(d).

(d) If the managing underwriter in an Underwritten Takedown advises ParentCo and the Requesting Holder that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis based on the total number of Registrable Securities held by such Investors, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors).

2.1.6 Selection of Underwriters. Selling Holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to ParentCo. In connection with an Underwritten Takedown, ParentCo shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.7 Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.2 Demand Registration.

2.2.1 Request for Registration. At any time and from time to time after the expiration of a lock-up to which such shares are subject, if any, (i) NAC Investors who hold a [a majority in interest] of the Registrable Securities held by all NAC Investors or (ii) Company Investors who hold [•]of the Registrable Securities held by all Company Investors, as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form Registration or, if then available, on Form S-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. ParentCo will notify all Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify ParentCo within fifteen (15) days after the receipt by the holder of the notice from ParentCo. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. ParentCo shall not be obligated to effect: (a) more than one (1) Demand Registration during any six-month period; (b) any Demand Registration at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to Section 2.1; (c) more than [•]Underwritten Demand Registrations in respect of all Registrable Securities held by the NAC Investors, each of which will also count as an Underwritten Takedown of the NAC Investors under Section 2.1.5(c)(ii); or (d) more than [•]Underwritten Demand

Registrations in respect of all Registrable Securities held by the Company Investors, each of which will also count as an Underwritten Takedown of the Company Investors under Section 2.1.5(c)(iii).

2.2.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and ParentCo has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that ParentCo shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3 Underwritten Offering. If the Demanding Holders so elect and such holders so advise ParentCo as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering with an estimated market value of at least $[•]. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of ParentCo.

2.2.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises ParentCo and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Common Stock or other securities which ParentCo desires to sell and the Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of ParentCo who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then ParentCo shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Common Stock or other securities that ParentCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other securities for the account of other persons that ParentCo is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

2.2.5 Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to ParentCo and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand

Registration, then either the Demanding Holders shall reimburse ParentCo for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.1) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.1.

2.3 Piggy-Back Registration.

2.3.1 Piggy-Back Rights. If at any time after [                , 2020], ParentCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by ParentCo for its own account or for shareholders of ParentCo for their account (or by ParentCo and by shareholders of ParentCo including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to ParentCo’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of ParentCo or (iv) for a dividend reinvestment plan, then ParentCo shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). ParentCo shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of ParentCo and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises ParentCo and the holders of Registrable Securities in writing that the dollar amount or number of Common Stock which ParentCo desires to sell, taken together with Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then ParentCo shall include in any such registration:

(a) If the registration is undertaken for ParentCo’s account: (A) first, the Common Stock or other securities that ParentCo desires to sell that can be sold without exceeding the Maximum Number of Shares; and (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the Common Stock or other securities for the account of other persons that ParentCo is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (A) first, the Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Common Stock or other securities that ParentCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Common Stock or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other securities for the account of other persons that ParentCo is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to ParentCo of such request to withdraw prior to the effectiveness of the Registration Statement. ParentCo (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, ParentCo shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever ParentCo is required to effect the registration of any Registrable Securities pursuant to Section 2, ParentCo shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. ParentCo shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which ParentCo then qualifies or which counsel for ParentCo shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period; provided, however, that ParentCo shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if ParentCo shall furnish to the holders a certificate signed by the Chief Executive Officer or Chairman of ParentCo stating that, in the good faith judgment of the Board of Directors of ParentCo (the “ParentCo Board”), it would be materially detrimental to ParentCo and its shareholders for such Registration Statement to be effected at such time; provided further, however, that ParentCo shall not have the right to exercise the right set forth in the immediately preceding proviso for more than a total of sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies. ParentCo shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. ParentCo shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.4 Notification. After the filing of a Registration Statement, ParentCo shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and ParentCo shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, ParentCo shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.5 Securities Laws Compliance. ParentCo shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of ParentCo and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that ParentCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. ParentCo shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of ParentCo in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of ParentCo.

3.1.7 Comfort Letter. ParentCo shall obtain a “cold comfort” letter from ParentCo’s independent registered public accountants in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating holders.

3.1.8 Opinions. On the date the Registrable Securities are delivered for sale pursuant to any Registration, ParentCo shall obtain an opinion, dated such date, of one (1) counsel representing ParentCo for the purposes of such Registration, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating holders.

3.1.9 Cooperation. The principal executive officer of ParentCo, the principal financial officer of ParentCo, the principal accounting officer of ParentCo and all other officers and members of the management of ParentCo shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.10 Records. Upon execution of confidentiality agreements, ParentCo shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of ParentCo, as shall be necessary to enable them to exercise their due diligence responsibility, and cause ParentCo’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.11 Earnings Statement. ParentCo shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.12 Listing. ParentCo shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by ParentCo are then listed or designated.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from ParentCo of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by ParentCo, pursuant to a written insider trading compliance program adopted by the ParentCo Board, of the ability of all “insiders” covered by such program to transact in ParentCo’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in ParentCo’s securities is removed, as applicable, and, if so directed by ParentCo, each such holder will deliver to ParentCo all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. ParentCo shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any Demand Takedown pursuant to Section 2.1.5(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) ParentCo’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.10; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for ParentCo and fees and expenses for independent certified public accountants retained by ParentCo; (viii) the fees and expenses of any special experts retained by ParentCo in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. ParentCo shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and ParentCo shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by ParentCo, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with ParentCo’s obligation to comply with Federal and applicable state securities laws.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by ParentCo. ParentCo agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by ParentCo of the Securities Act or any rule or regulation promulgated thereunder applicable to ParentCo and relating to action or inaction required of ParentCo in connection with any such registration; and ParentCo shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that ParentCo will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to ParentCo, in writing, by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless ParentCo, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration

Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to ParentCo by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse ParentCo, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. ParentCo covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. LOCK-UP AGREEMENTS

6.1 Investor Lock-Up. Each Investor agrees that such Investor shall not Transfer any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares of Common Stock or any such securities are issued to such Investor pursuant to the First Merger, the Contribution or the Second Merger or are thereafter acquired) for 180-days following the Closing Date (as such term is defined in the Business Combination Agreement). The foregoing restriction is expressly agreed to preclude each Investor during such 180-day period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Investor’s Common Stock even if such shares of Common Stock would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during such 180-day period would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Investor’s Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Common Stock. The foregoing notwithstanding, each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell shares of Common Stock pursuant to Rule 10b5-1 under the Exchange Act; provided, however, no sale of shares under any such plan shall be made prior to the expiration of the 180-day lock-up period referred to in the first sentence of this Section 6.1.

7. BOARD OF DIRECTORS AND COMMITTEES.

7.1 Initial ParentCo Directors. Immediately following the consummation of the First Merger, the ParentCo Board will be comprised of: (i) three (3) Class I Directors, one (1) of whom shall be a NAC Initial Director, one (1) of whom shall be a Blocker Holder Initial Director and one (1) of whom shall be a Company Initial Director (who shall qualify as an “independent director” under Rule 5605(a)(2) of the listing rules of the Nasdaq Stock Market (or any successor rule) (an “Independent Director”)); (ii) three (3) Class II Directors, one (1) of whom shall be a NAC Initial Director, one (1) of whom shall be a Blocker Holder Initial Director and one (1) of whom shall be a Company Initial Director (who shall qualify as an Independent Director); and (iii) three (3) Class III Directors, two (2) of whom shall be Company Founder Initial Directors and one (1) of whom shall be a Company

Initial Director (who shall qualify as an Independent Director). ParentCo and the ParentCo Board shall ensure that a majority of the members of each committee of the ParentCo Board shall be comprised of directors of ParentCo designated by the Company Investors pursuant to this Section 7.1 and that any compensation committee or nominating and corporate governance committee of the ParentCo Board shall include at least one (1) director designated by the NAC Investors until the NAC Investors are no longer entitled to designate ParentCo directors pursuant to Section 7.2, provided such NAC Director qualifies as an Independent Director.

7.2 NAC Directors. Until the fifth (5th) anniversary of the date of this Agreement, at each annual or special meeting of stockholders of ParentCo, NAC Investors who represent a majority in interest of the Registrable Securities held by all NAC Investors shall have the right to designate for election as a director of ParentCo, and the ParentCo Board (including any committee thereof) shall nominate (and recommend for election and include such recommendation in a timely manner in any proxy statement, consent solicitation or other applicable announcement to ParentCo’s stockholders): (i) one (1) individual to serve as a Class I Director of ParentCo; and (ii) one (1) individual to serve as a Class II Director of ParentCo; provided, however, that if any time during such five-year period, the NAC Investors collectively own less than 8,000,000 shares of Common Stock but more than 4,000,000 shares of Common Stock (in each case, as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the foregoing will apply only to one (1) individual to serve as a Class I Director of ParentCo, and if at any time during such five-year period the NAC Investors collectively own less than 4,000,000 shares of Common Stock (as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the rights of the NAC Investors and obligations of the ParentCo Board under this Section 7.2 shall terminate.

7.3 Blocker Holder Directors. Until the fifth (5th) anniversary of the date of this Agreement, at each annual or special meeting of stockholders of ParentCo, Blocker Holder shall have the right to designate for election as a director of ParentCo, and the ParentCo Board (including any committee thereof) shall nominate (and recommend for election and include such recommendation in a timely manner in any proxy statement, consent solicitation or other applicable announcement to ParentCo’s stockholders): (i) one (1) individual to serve as a Class I Director of ParentCo; and (ii) one (1) individual to serve as a Class II Director of ParentCo; provided, however, that if any time during such five-year period, Blocker Holder owns less than 8,000,000 shares of Common Stock but more than 4,000,000 shares of Common Stock (in each case, as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the foregoing will apply only to one (1) individual to serve as a Class I Director of ParentCo, and if at any time during such five-year period Blocker Holder owns less than 4,000,000 shares of Common Stock (as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the rights of Blocker Holder and obligations of the ParentCo Board under this Section 7.3 shall terminate.

7.4 Company Founder Directors. Until the fifth (5th) anniversary of the date of this Agreement, at each annual or special meeting of stockholders of ParentCo, the Company Founders who represent a majority in interest of the Registrable Securities held by all Company Founders shall have the right to designate for election as a director of ParentCo, and the ParentCo Board (including any committee thereof) shall nominate (and recommend for election and include such recommendation in a timely manner in any proxy statement, consent solicitation or other applicable announcement to ParentCo’s stockholders) two (2) individuals to serve as Class III Directors of ParentCo; provided, however, that if any time during such five-year period, the Company Founder Directors collectively own less than 8,000,000 shares of Common Stock but more than 4,000,000 shares of Common Stock (in each case, as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the foregoing will apply only to one (1) individual to serve as a Class III Director of ParentCo, and if at any time during such five-year period the Company Founders collectively own less than 4,000,000 shares of Common Stock (as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the rights of the Company Founders and obligations of the ParentCo Board under this Section 7.4 shall terminate.

7.5 NAC Director Vacancies. Each Investor agrees to vote, or cause to be voted, all shares of Common Stock owned by such Investor, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that: (a) no director elected pursuant to Section 7.2 may be removed from office unless: (i) such removal is directed or approved by the affirmative vote of the NAC Investors entitled under Section 7.2 to designate such director; or (ii) the NAC Investors are no longer entitled to designate ParentCo directors pursuant to Section 7.2; and (b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 7.2 shall be filled pursuant to the provisions of this Section 7. ParentCo and the ParentCo Board shall take all actions necessary to fill such vacancy with such replacement director promptly upon written notice to ParentCo of the name of such replacement director by the NAC Investors entitled under Section 7.2 to designate such director.

7.6 Blocker Holder Director Vacancies. Each Investor agrees to vote, or cause to be voted, all shares of Common Stock owned by such Investor, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that: (a) no director elected pursuant to Section 7.3 may be removed from office unless: (i) such removal is directed or approved by the affirmative vote of Blocker Holder; or (ii) Blocker Holder is no longer entitled to designate ParentCo directors pursuant to Section 7.3; and (b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 7.3 shall be filled pursuant to the provisions of this Section 7. ParentCo and the ParentCo Board shall take all actions necessary to fill such vacancy with such replacement director promptly upon written notice to ParentCo of the name of such replacement director by Blocker Holder.

7.7 Company Founder Director Vacancies. Each Investor agrees to vote, or cause to be voted, all shares of Common Stock owned by such Investor, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that: (a) no director elected pursuant to Section 7.4 may be removed from office unless: (i) such removal is directed or approved by the affirmative vote of the Company Founders entitled under Section 7.4 to designate such director; or (ii) the Company Founders are no longer entitled to designate ParentCo directors pursuant to Section 7.4; and (b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 7.4 shall be filled pursuant to the provisions of this Section 7. ParentCo and the ParentCo Board shall take all actions necessary to fill such vacancy with such replacement director promptly upon written notice to ParentCo of the name of such replacement director by the Company Founders entitled under Section 7.4 to designate such director.

7.8 Proxy. By execution of this Agreement, each Investor does hereby appoint ParentCo with full power of substitution and resubstitution, as the Investor’s true and lawful attorney and irrevocable proxy, to the fullest extent of the Investor’s rights with respect to the shares of Common Stock owned by such Investor as of the date of this Agreement or hereafter acquired, to vote, each of such shares of Common Stock solely with respect to the matters set forth in Section 7 hereof. Each Investor intends this proxy to be irrevocable and coupled with an interest hereunder and hereby revokes any proxy previously granted by such Investor with respect to the shares of Common Stock owned by such Investor as of the date of this Agreement or hereafter acquired.

8. MISCELLANEOUS.

8.1 Other Registration Rights and Arrangements. ParentCo represents and warrants that no person, other than a holder of the Registrable Securities has any right to require ParentCo to register any of ParentCo’s share capital for sale or to include ParentCo’s share capital in any registration filed by ParentCo for the sale of shares for its own account or for the account of any other person. NAC and the NAC Investors hereby terminate the Prior NAC Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. The Company, Blocker and the Open Lending Investors hereby terminate the Prior Company Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. ParentCo shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

8.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of ParentCo hereunder may not be assigned or delegated by ParentCo in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 8.2. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to ParentCo a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to ParentCo no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

8.3 Amendments and Modifications. Upon the written consent of ParentCo, the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of ParentCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Notwithstanding anything to the contrary in the foregoing, (i) the rights of the NAC Investors pursuant to Section 1 (with respect to the definition of “Registrable Securities”), Section 2.1.5, Section 2.2.1, Section 2.2.2, Section 6.1, Section 7.2, Section 7.5 and Section 8.4 shall only be waived, amended and modified by the NAC Investors who hold a majority in interest of the Registrable Securities held by all NAC Investors at the time in question; (ii) the rights of Blocker Holder pursuant to Section 7.3 and 7.6 shall only be waived, amended and modified by Blocker Holder; and (iii) the rights of the Company Founders pursuant to Section 7.4 and 7.7 shall only be waived, amended and modified by the Company Founders who hold a majority in interest of the Registrable Securities held by all Company Founders at the time in question. No course of dealing between any Holder or ParentCo and any other party hereto or any failure or delay on the part of a Holder or ParentCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or ParentCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

8.4 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided further that with respect to any Investor, such Investor will have no rights under this Agreement and all obligations of ParentCo to such Investor under this Agreement shall terminate upon the earlier of (x) the date such Investor ceases to hold at least [•] Registrable Securities or (y) if such Investor is an executive officer of the Company as of immediately prior to the consummation of the Second Merger, the date such Investor no longer serves as an executive officer of ParentCo.

8.5 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to ParentCo:
Open Lending, LLC

Attn:
Email:

with a copy to:
Goodwin Procter LLP 100 Northern Avenue
Boston, MA 02210
Attn: Jocelyn Arel
Facsimile: (617) 321-4344
Email: JArel@goodwinprocter.com

If to NHL:

Nebula Holdings, LLC

Attn:
Facsimile:
Email: with a copy to:

Attn:
Facsimile:
Email:

If to an Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in ParentCo’s books and records.

8.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

8.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

8.8 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior NAC Agreement and the Prior Company Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

NEBULA PARENT CORP.:

By:
Name:
Title:

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

INVESTORS:

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

BRP HOLD 11, INC.

By:

Name:
Title:

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

OPEN LENDING, LLC

By:

Name:
Title:

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on                            , 20    _, by the undersigned (the “New Holder”) pursuant to the terms of that certain Investor Rights Agreement dated as of [•], 2020 (the “Agreement”), by and among ParentCo and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain Common Stock of ParentCo (the “Shares”) as a transferee of such Shares [from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED:
Print Name: ______________________	NEBULA PARENT CORP.

By:_____________________________	By:_________________________

ANNEX B: WARRANT AMENDMENT

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT TO THE WARRANT AGREEMENT (this “Amendment”) is made as of _____________________, 2020, by and between Nebula Acquisition Corp., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”).

WHEREAS, on January 12, 2018, the Company consummated its initial public offering (“IPO”) of 27,500,000 units (the “Units”), with each Unit consisting of one share of Class A common stock, $0.0001 par value per share, and one-third of one warrant (the “Public Warrants”);

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of January 9, 2018, and filed with the United States Securities and Exchange Commission on January 16, 2018 (the “Warrant Agreement”), which governs the Warrants (capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the Warrant Agreement);

WHEREAS, on January 5, 2020, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, BRP Hold 11, Inc., a Delaware corporation, the person listed as the Blocker Holder on the signature pages to the Business Combination Agreement, Nebula Parent Corp., a Delaware corporation, NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation, Open Lending, LLC, a Texas limited liability company, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholder Representative;

WHEREAS, the Company and the Warrant Agent seek to amend the Warrant Agreement to provide that, upon the consummation of the transactions contemplated by the Business Contribution Agreement, all of the issued and outstanding Public Warrants will be exchanged for cash in the amount of $1.50 per whole Public Warrant and the Warrant Agreement thereafter terminated with respect to such Public Warrants; and

WHEREAS, on ___________________, 2020, the Company held a special meeting of the holders of Public Warrants pursuant to which the Company obtained the required approval of the holders of the Public Warrants to this Warrant Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1. Amendment to Warrant Agreement. The Company and the Warrant Agent hereby amend the Warrant Agreement to add a new “Section 6.5” immediately following “Section 6.4” which shall read as follows:

“6.5 Mandatory Redemption of Public Warrants. Notwithstanding anything contained in this Agreement to the contrary, at the First Effective Time (as defined in the Business Combination Agreement (as defined below)), each Public Warrant issued and outstanding immediately prior to the First Effective Time shall, automatically and without any action by the Registered Holder thereof, or any prior notice by the Company, be exchanged and deemed transferred by such Registered Holder to the Company, in consideration for the right to receive payment of cash from the Company in the amount of $1.50 per whole Public Warrant (the “Consideration”) to be delivered to such Registered Holder by or at the direction of the Company as soon as reasonably practicable. Thereafter, each such Registered Holder shall cease to have any rights with respect to the Public Warrants other than the right to receive the Consideration and this Agreement shall be deemed terminated with respect to the Public Warrants. “Business Combination Agreement” means that certain Business Combination Agreement by and among the Company, BRP Hold 11, Inc., a Delaware corporation, the person listed as the Blocker Holder on the signature pages to the Business Combination Agreement, Nebula Parent Corp., a Delaware corporation, NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation, Open Lending, LLC, a Texas limited liability company, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholder Representative.

2. Miscellaneous Provisions.

2.1 Termination of Amendment. Each of the parties hereto agrees that this Amendment shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

2.2 Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

2.3 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.4 Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.5 Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.6 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.7 Entire Agreement. The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

2

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

NEBULA ACQUISITION CORP., as the Company

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:
Name:
Title:

[Signature Page to Amendment to Warrant Agreement]

ANNEX C: AMENDED AND RESTATED CHARTER OF PARENTCO

Annex C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEBULA PARENT CORP.

Nebula Parent Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is “Nebula Parent Corp.” The corporation was incorporated under the name “Nebula Parent Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 23, 2019 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation, which both restates and further amends the provisions of the Original Certificate, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the corporation’s sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Original Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Nebula Parent Corp. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [number spelled out] ([number]), divided into (i) [number spelled out] ([number]) shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) [number spelled out] ([number]) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of each class or series of capital stock of the Corporation shall be as provided by or pursuant to this Article IV.

C-1

A. COMMON STOCK

Subject to law and the powers, preferences and rights, if any, of any of the holders of any series of Preferred Stock then outstanding:

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors” and each, a “Director”) and on all other matters requiring stockholder action, each outstanding share of Common Stock entitling the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (or on any amendment to a certificate of designations of any series of Preferred Stock then outstanding) that alters or changes the powers, preferences, rights or other terms of one or more series of Preferred Stock then outstanding if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate of Incorporation (or pursuant to any certificate of designations of any series of Preferred Stock then outstanding) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be distributed pro rata to the holders of the Common Stock. A merger or consolidation of the Corporation with or into another corporation or other entity, or the sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section 3(c).

B. PREFERRED STOCK

The Board of Directors or any authorized committee thereof is hereby expressly authorized, to the fullest extent permitted by law, to provide from time to time, by resolution or resolutions thereof, out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. Except as otherwise provided by any certificate of designations of any series of Preferred Stock then outstanding or by law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. The designations, powers, preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of capital stock generally entitled to vote irrespective of Section 242(b)(2) of the DGCL, without the separate vote of the holders of the Preferred Stock as a class.

C-2

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding) with respect to the holders of any series of Preferred Stock then outstanding, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation may be effected by written consent of stockholders in lieu of a meeting of stockholders. In addition to any affirmative vote required by law or this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

3. Term of Office. The Directors, other than those who may be elected by the holders of any series of Preferred Stock then outstanding, shall be classified, with respect to the term for which they severally hold office, into three classes designated as “Class I”, “Class II” and “Class III”. The classification of the Board of Directors shall become effective upon the effectiveness of this Certificate of Incorporation in accordance with the DGCL and, at such effective time, the existing directors of the corporation shall be assigned to classes as follows: (a) Class I Directors – [names]; (b) Class II Directors – [names]; and (c) Class III Directors – [names]. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2021, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, as provided by or pursuant to this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), the holders of any one or more series of Preferred Stock then outstanding shall have the right, voting separately as a series or together with holders of one or more other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any certificate of designations applicable to such series.

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In addition to any affirmative vote required by law or this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend, alter, repeal or adopt any provision inconsistent with this Article VI, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding to elect Directors and to fill vacancies in the Board of Directors relating thereto, newly created directorships resulting from an increase in the authorized number of Directors and any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors or by the sole remaining Director, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a newly created directorship or vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Preferred Stock then outstanding to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill newly created directorships or vacancies on the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors, voting together as a single class.

ARTICLE VII

LIMITATION OF LIABILITY

A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

In addition to any affirmative vote required by law or this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), the affirmative vote of the holders of not less

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than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend, alter, repeal or adopt any provision inconsistent with this Article VII.

ARTICLE VIII

AMENDMENT OF BYLAWS

1. Amendment by Directors. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws.

2. Amendment by Stockholders. In addition to any affirmative vote required by this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), the Bylaws may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval of the Bylaws shall not be required unless mandated by this Certificate of Incorporation, the Bylaws, or other applicable law.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, repeal or adopt this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding) in the manner now or hereafter prescribed by statute and this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding), and all rights, preferences or privileges conferred upon stockholders, Directors or any other person by or pursuant to this Certificate of Incorporation (or any certificate of designations of any series of Preferred Stock then outstanding) are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

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IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Amended and Restated Certificate of Incorporation as of this          day of                 ,    _.

NEBULA PARENT CORP.

By:
Name:
Title:

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ANNEX D: AMENDED AND RESTATED BYLAWS OF PARENTCO

Annex D

FINAL FORM

AMENDED AND RESTATED

BYLAWS

OF

NEBULA PARENT CORP.

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place, if any, within or without the State of Delaware which is designated by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place, if any, may subsequently be changed at any time by vote of the Board of Directors.

SECTION 2. Notice of Stockholder Business and Nominations.

(a)	Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the Annual Meeting, who is present (in person or by proxy) at the Annual Meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the date of adoption of these Bylaws, a stockholder’s notice shall be timely if received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the Annual Meeting (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all

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shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

For purposes of this Article I, Section 2 of these Bylaws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Article I, Section 2 of these Bylaws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation; (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation; (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation; or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for determining the stockholders entitled to vote at the Annual Meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for determining the stockholders entitled to vote at the Annual Meeting (in the case of the update and supplement required to be made as of the record date for determining the stockholders entitled to vote at the Annual Meeting), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the Annual Meeting).

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Nominations of persons for election to the Board of Directors to be considered by the stockholders at a special meeting of stockholders of the Corporation at which one or more

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directors are to be elected pursuant to the Corporation’s notice of such special meeting (or any supplement thereto) may be brought before such special meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the special meeting, who is present (in person or by proxy) at the special meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination. In the event the Board of Directors calls a special meeting of the stockholders for the purpose of electing one or more persons to the Board of Directors, any such stockholder entitled to vote in such election may make nominations of one or more persons (as applicable) for election to such directorships as specified in the Corporation’s notice of such special meeting, if the stockholder’s written notice required by Article I, Section 2(a)(2) of this Bylaw is received by the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the person(s) nominated for election by the Board of Directors to be elected at such special meeting.

(c) General.

(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the presiding officer of the meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination or at the Annual Meeting to present any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the

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matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Preferred Stock of the Corporation (the “Preferred Stock”) then outstanding to elect directors pursuant to the applicable provisions of the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) (or any certificate of designations of any series of Preferred Stock then outstanding).

SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting and the record date for determining the stockholders entitled to vote at the Annual Meeting, if such date is different from the record date for determining stockholders entitled to notice of the Annual Meeting, shall, unless otherwise provided by law, be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote at the Annual Meeting, as of the record date for determining the stockholders entitled to notice of the Annual Meeting. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (“DGCL”).

(b) Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the special meeting has been called.

(c) A written waiver, signed by the stockholder entitled to notice, or a waiver by electronic transmission by the stockholder entitled to notice, whether before or after the time stated therein, shall be deemed to be equivalent to notice. Attendance of a stockholder at an Annual Meeting or a special meeting of stockholders shall constitute a waiver of notice of such Annual Meeting or special meeting, except where the stockholder attends such Annual Meeting or special meeting for the express purpose of objecting at the beginning of such Annual Meeting or special meeting, to the transaction of any business because such Annual Meeting or special meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual Meeting or special meeting of stockholders need be specified in any written waiver of notice or any waiver by electronic transmission.

(d) The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such Annual Meeting or special meeting has been sent or made pursuant to Section 2 of this Article I of these Bylaws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled Annual Meeting or special meeting of stockholders commence a new time period for the giving of a stockholder’s notice under Article I, Section 2 of these Bylaws.

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(e) When any Annual Meeting or a special meeting of stockholders is convened, the presiding officer may adjourn such Annual Meeting or special meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation and its stockholders. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 4 of Article IV of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

SECTION 5. Quorum. Except as otherwise provided by law, the Certificate or these Bylaws, a majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. Voting and Proxies. Except as otherwise provided by or pursuant to the Certificate (or any certificate of designations of any series of Preferred Stock then outstanding), each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by the affirmative vote of a majority of the votes properly cast with respect to such matter, unless such matter is one which, by express provision of the Certificate (or express provision of any certificate of designations of any series of Preferred Stock then outstanding), these Bylaws or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors unless by express provision of the Certificate (or express provision of any certificate of designations of any series of Preferred Stock then outstanding) a larger vote is required.

SECTION 8. Stockholder Lists. The Corporation shall prepare, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the

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meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

SECTION 9. Presiding Officer. The Board of Directors shall designate an officer to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any Annual Meeting or special meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at an Annual Meeting or special meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

SECTION 2. Number and Terms. Subject to law and the rights of the holders of any one or more series of Preferred Stock then outstanding to elect one or more directors pursuant to the applicable provisions of the Certificate (or any certificate of designations of any series of Preferred Stock then outstanding), the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate (or any certificate of designations of any series of Preferred Stock then outstanding).

SECTION 3. Qualification. No director need be a stockholder of the Corporation.

SECTION 4. Vacancies. Newly created directorships and vacancies on the Board of Directors shall be filled in the manner provided in the Certificate (or any certificate of designations of any series of Preferred Stock then outstanding).

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SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate (or any certificate of designations of any series of Preferred Stock then outstanding).

SECTION 6. Resignation. A director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.

SECTION 7. Regular Meetings. The regular annual meeting of the Board of Directors shall be held, without notice other than this Section 7, on the same date and at the same place as the Annual Meeting following the close of such meeting of stockholders. Other regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

SECTION 9. Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver, signed by the director entitled to notice, or a waiver by electronic transmission by the director entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the written waiver of notice or any waiver by electronic transmission.

SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any newly created directorships and vacancies on the Board of Directors.

SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate (or any certificate of designations of any series of Preferred Stock then outstanding) or by these Bylaws.

SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of

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Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee in accordance with law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors, or any committee thereof, in the same paper or electronic form as the minutes are maintained and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors, or any committee thereof, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

SECTION 14. Presiding Director. The Board of Directors shall designate a director to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees. The Board of Directors may designate one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, each committee to consist of one or more directors. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Each committee shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof; provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III

Officers

SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

SECTION 2. Election. At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting of the Board of Directors.

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SECTION 3. Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SECTION 5. Resignation. Any officer may resign at any time upon written notice to the Corporation.

SECTION 6. Removal. Except as otherwise provided by law, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

SECTION 7. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 8. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 9. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate and, to the extent not so designated, as generally pertain to the office of the President, subject to the control of the Board of Directors.

SECTION 10. Chairman of the Board. The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate and, to the extent not so designated, as generally pertain to the office of the Chairman of the Board, subject to the control of the Board of Directors.

SECTION 11. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate and, to the extent not so designated, as generally pertain to the office of the Chief Executive Officer, subject to the control of the Board of Directors.

SECTION 12. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate and, to the extent not so designated, as generally pertain to such office, subject to the control of the Board of Directors.

SECTION 13. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the control of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may,

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however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 15. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be designated by the Board of Directors or the Chief Executive Officer.

ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock. Every holder of capital stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she or it were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation).

SECTION 2. Record Holders. Except as may otherwise be required by law, by the Certificate (or any certificate of designations of any series of Preferred Stock then outstanding) or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation.

SECTION 3. Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to notice of any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record

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date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 4. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe, subject to law.

ARTICLE V

Indemnification

SECTION 1. Definitions. For purposes of this Article V:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director, (ii) as an Officer, (iii) as a Non-Officer Employee, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a)(iv), a Director, Officer or Non-Officer Employee who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

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(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V of these Bylaws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of the State of Delaware or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

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(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding (or claim, issue or matter therein) initiated by such Director or Officer only if such Proceeding (or claim, issue or matter therein) was authorized in advance by the Board of Directors, unless such Proceeding (or claim, issue or matter therein) was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses, under these Bylaws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Article V, Section 4 of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding (or claim, issue or matter therein) initiated by such Non-Officer Employee only if such Proceeding (or claim, issue or matter therein) was authorized in advance by the Board of Directors of the Corporation.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director or Officer in connection with any Proceeding (or any claim, issue or matter therein) in which such Director or Officer is involved by reason of such Director’s or Officer’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director or Officer requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by such Director or Officer and shall be preceded or accompanied by an undertaking by or on behalf of such Director or Officer to repay any Expenses so advanced if it shall ultimately be determined that such Director or Officer is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director or Officer seeking advancement of expenses hereunder in connection with a Proceeding (or claim, issue or matter therein) initiated by such Director or Officer only if such Proceeding (or claim, issue or matter therein) was (i) authorized by the Board of Directors, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses under Article V, Section 5(a) of these Bylaws by a Director or Officer is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director or Officer may at any time thereafter

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bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director or Officer is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Non-Officer Employee in connection with any Proceeding (or claim, issue or matter therein) in which such Non-Officer Employee is involved by reason of his or her Corporate Status as a Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Non-Officer Employee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by such Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such Non-Officer Employee to repay any Expenses so advanced if it shall ultimately be determined that such Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither the amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Bylaws inconsistent with this Article V shall eliminate or impair any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a Proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a Director or Officer and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification under Article V, Section 5(a) of these Bylaws by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination

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concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without action of the Board of Directors may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the executive committee of the Board may authorize.

SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

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SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage, device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with law.

SECTION 7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction of Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate (or any certificate of designations of any series of Preferred Stock then outstanding) or these Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine; provided, however, that this bylaw provision does not apply to any causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended. Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Western District of Texas shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of Bylaws.

(a) Amendment by Directors. Except as provided otherwise by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b) Amendment by Stockholders. In addition to any affirmative vote required by the Certificate (or any certificate of designations of any series of Preferred Stock then outstanding), these Bylaws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these Bylaws, by the affirmative vote of not less than two-thirds (2/3) of the outstanding shares generally entitled to vote, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these Bylaws, or other applicable law.

Adopted ___________, ____ and effective as of ___________, ____.

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Annex E

OPEN LENDING CORPORATION

2020 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Open Lending Corporation 2020 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Open Lending Corporation (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

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“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations; provided further, however, that if the date for which Fair Market Value is determined is the Registration Date, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Registration Date” means the date upon which the registration statement on Form S-1 that is filed by the Company with respect to its initial public offering is declared effective by the U.S. Securities and Exchange Commission.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

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“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)    Administration of Plan. The Plan shall be administered by the Administrator.

(b)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)    to select the individuals to whom Awards may from time to time be granted;

(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)    to determine the number of shares of Stock to be covered by any Award;

(iv)    to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)    subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of

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the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)    Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company including the Chief Executive Officer all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)    Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e)    Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f)    Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)    Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be              shares (the “Initial Limit”), subject to adjustment as provided in this Section 3, plus on January 1, 2021 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by 4 percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31 (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock

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Options shall not exceed the Initial Limit cumulatively increased on January 1, 2021 and on each January 1 thereafter by the lesser of the Annual Increase for such year or              shares of Stock, subject in all cases to adjustment as provided in this Section 3. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)    Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c)    Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such

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grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d)    Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $            . For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5.	STOCK OPTIONS

(a)    Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b)    Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with Section 409A.

(c)    Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)    Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

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(e)    Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i)    In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)    Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)    By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)    With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)    Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a)    Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)    Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

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(c)    Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)    Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7.	RESTRICTED STOCK AWARDS

(a)    Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b)    Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)    Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)    Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.	RESTRICTED STOCK UNITS

(a)    Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or

8

achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b)    Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)    Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.	CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11.	DIVIDEND EQUIVALENT RIGHTS

(a)    Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that

9

would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.	TRANSFERABILITY OF AWARDS

(a)    Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)    Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non- Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c)    Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)    Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

10

SECTION 13.	TAX WITHHOLDING

(a)    Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)    Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14.	SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15.	TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)    Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b)    For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i)    a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

11

SECTION 16.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.	GENERAL PROVISIONS

(a)    No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)    Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

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(c)    Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)    Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e)    Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f)    Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 19.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the date immediately preceding the Registration Date subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:

DATE APPROVED BY STOCKHOLDERS:

13

ANNEX F: PROXY CARD FOR SPECIAL MEETING OF STOCKHOLDERS

Annex F

Preliminary Proxy Card

NEBULA ACQUISITION CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON

                , 2020

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement/Prospectus, dated                , 2020, in connection with the Special Meeting to be held on                , 2020 at 11:00 a.m., local time, at the offices of Greenberg Traurig, LLP, located at MetLife Building, 200 Park Avenue, New York, New York 10166 and hereby appoints Adam H. Clammer, James H. Greene, Jr. and Rufina A. Adams, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Nebula Acquisition Corporation (the “Corporation”) registered in the name provided, which the undersigned is entitled to vote at the Special Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement/Prospectus.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on                , 2020: This notice of meeting and the accompany proxy statement/prospectus are available at                .

(Continued and to be marked, dated and signed below)

Please mark vote as indicated in this example ☒

NEBULA ACQUISITION CORPORATION—THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5.

	FOR	AGAINST	ABSTAIN

Proposal 1—The Business Combination Proposal

To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of January 5, 2020, as may be amended, by and among the Corporation, BRP Hold 11, Inc. (“Blocker”), the Blocker’s sole stockholder, Nebula Parent Corp., (“ParentCo”) NBLA Merger Sub LLC, NBLA Merger Sub Corp., Open Lending, LLC (“Open Lending”), and Shareholder Representative Services LLC and the transactions contemplated thereby, and the business combination of the Corporation and Open Lending as described therein (the “Business Combination”).

	☐	☐	☐

Proposal 2—The Charter Amendment Proposals

To consider and vote upon the three sub-proposals to approve the Amended and Restated Certificate of Incorporation of ParentCo reflecting the following differences from the Corporation’s current Amended and Restated Certificate of Incorporation:

	FOR	AGAINST	ABSTAIN

(A)  To increase the number of authorized shares of the common stock of ParentCo, par value $0.0001 per share, from 111,000,000 to [●] and the number of authorized shares of ParentCo’s preferred stock, par value $0.0001 per share, from 1,000,000 to [●].

	☐	☐	☐
	FOR	AGAINST	ABSTAIN

(B)  To change the vote required to remove a director of ParentCo from a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class to not less than two-thirds (2/3) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

	☐	☐	☐
	FOR	AGAINST	ABSTAIN

(C)  To change the vote required to amend ParentCo’s bylaws from a majority of the members of the Corporation’s board or by the stockholders, or by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, to not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class.

	☐	☐	☐
	FOR	AGAINST	ABSTAIN

Proposal 3—The Nasdaq Proposal

To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market the issuance of more than 20% of the current total issued and outstanding shares of Nebula Common Stock.

	☐	☐	☐
	FOR	AGAINST	ABSTAIN
Proposal 4—The 2020 Plan Proposal To consider and vote upon a proposal to approve and adopt the Open Lending Corporation 2020 Stock Incentive Plan and the material terms thereunder.	☐	☐	☐

FOR	AGAINST	ABSTAIN

Proposal 5—The Stockholder Adjournment Proposal

To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or the Corporation’s Public Stockholders, as defined in the proxy statement/prospectus, have elected to redeem an amount of the Corporation’s Class A Common Stock such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

☐	☐	☐

Dated: , 2020

Stockholder’s Signature	Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

ANNEX G: PROXY CARD FOR SPECIAL MEETING OF WARRANTHOLDERS

Annex G

Preliminary Proxy Card

NEBULA ACQUISITION CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF WARRANTHOLDERS TO BE HELD ON

                , 2020

The undersigned, revoking any previous proxies relating to these warrants, hereby acknowledges receipt of the Notice and Proxy Statement/Prospectus, dated                , 2020, in connection with the Special Meeting to be held on                , 2020 at 11:30 a.m., local time, at the offices of Greenberg Traurig, LLP, located at MetLife Building, 200 Park Avenue, New York, New York 10166 and hereby appoints Adam H. Clammer, James H. Greene, Jr. and Rufina A. Adams, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all warrants of Nebula Acquisition Corporation (the “Corporation”) registered in the name provided, which the undersigned is entitled to vote at the Special Meeting of Warrantholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement/Prospectus.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED WARRANTHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Warrantholders to be held on                , 2020: This notice of meeting and the accompany proxy statement/prospectus are available at                .

(Continued and to be marked, dated and signed below)

Please mark vote as indicated in this example ☒

NEBULA ACQUISITION CORPORATION—THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

FOR	AGAINST	ABSTAIN

Proposal 1—The Warrant Amendment Proposal

To consider and vote upon a proposal to approve and adopt an amendment to the terms of the warrant agreement governing the Corporation’s outstanding warrants to provide that, upon consummation of the Business Combination, as defined in the proxy statement/prospectus, each of the warrants issued in the Corporation’s initial public offering (the “Public Warrants”), which entitle the holder to purchase one share of the Corporation’s Class A Common Stock, will be exchanged for cash in the amount of $1.50 per Public Warrant.

☐	☐	☐
FOR	AGAINST	ABSTAIN

Proposal 2—The Warrantholder Adjournment Proposal

To consider and vote upon a proposal to adjourn the special meeting of warrantholders to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve the Warrant Amendment Proposal.

☐	☐	☐

Dated: , 2020

Warrantholder’s Signature	Warrantholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

ParentCo’s charter, which will become effective upon completion of the Business Combination, will provide that no director of ParentCo shall be personally liable ParentCo or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to ParentCo or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, ParentCo’s charter will provide that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of ParentCo shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ParentCo’s charter will further provide that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

ParentCo’s charter will provide that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of ParentCo) by reason of the fact that he or she is or was, or has agreed to become, ParentCo’s director or officer, or is or was serving, or has agreed to serve, at ParentCo’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to ParentCo’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. ParentCo’s charter will also provide that it will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

In connection with the Business Combination, ParentCo will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that ParentCo will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

ParentCo will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of ParentCo arising out of claims based on acts or omissions in their capacities as directors or officers.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

2.1	Business Combination Agreement, dated as of January 5, 2020, by and among Nebula, Blocker, Blocker Holder, ParentCo, Merger Sub LLC, Merger Sub Corp, Open Lending, and Shareholder Representative Services LLC, as the Securityholder Representative (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference) (the “Business Combination Agreement”).

2.2**	Amendment No. 1 and Waiver, dated as of March 18, 2020, to the Business Combination Agreement, by and among Nebula, Blocker, Blocker Holder, ParentCo, Merger Sub LLC, Merger Sub Corp, Open Lending, and Shareholder Representative Services LLC, as the Securityholder Representative.

2.3	Amendment No. 2 and Consent, dated as of March 26, 2020, to the Business Combination Agreement by and among Nebula, Blocker, Blocker Holder, ParentCo, Merger Sub LLC, Merger Sub Corp, the Company, and Shareholder Representative Services LLC, as the Securityholder Representative (incorporated by reference to Exhibit 2.3 to Nebula’s Current Report on Form 8-K filed March 27, 2020).

2.4	Amendment No. 3, dated as of May 13, 2020, to the Business Combination Agreement by and among Nebula, Blocker, Blocker Holder, ParentCo, Merger Sub LLC, Merger Sub Corp, the Company, and Shareholder Representative Services LLC, as the Securityholder Representative.

3.1**	Certificate of Incorporation of ParentCo.

3.2**	Bylaws of ParentCo.

3.3	Form of Amended and Restated Certificate of Incorporation of ParentCo, to be effective upon Closing (included as Annex C to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).

3.4	Form of Amended and Restated Bylaws of ParentCo, to be effective upon Closing (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).

4.1*	Form of Specimen Stock Certificate.

5.1**	Form of Opinion of Greenberg Traurig, LLP.

8.1**	Form of Tax Opinion of Greenberg Traurig, LLP.

10.1	Founder Support Agreement, dated as of January 5, 2020, by and among Nebula, ParentCo, the Company, the Sponsor, Adam H. Clammer, James H. Greene, Jr., Rufina Adams, David Kerko, Frank Kern, James C. Hale and Ronald Lamb (incorporated by reference to Exhibit 10.1 to Nebula’s Current Report on Form 8-K filed January 6, 2020) (the “Founder Support Agreement”).

10.2	Form of Investor Support Agreement (incorporated by reference to Exhibit 10.2 to Nebula’s Current Report on Form 8-K filed January 6, 2020).

10.3	Company Support Agreement, dated as of January 5, 2020, by and among Nebula, Bregal Investments, Inc., BRP Hold 11, Inc., Bee Cave Capital, LLC, Richard Watkins, Open Lending Opportunity Partners, Ryan Collins, Kurt Wilkin, Scott Gordon, Keith Jezek and Steve Letbetter (incorporated by reference to Exhibit 10.3 to Nebula’s Current Report on Form 8-K filed January 6, 2020).

10.4	Form of Subscription Agreement (incorporated by reference to Exhibit 10.4 to Nebula’s Current Report on Form 8-K filed January 6, 2020)

Exhibit	Description

10.5	Form of Tax Receivable Agreement (included as Exhibit F to Annex A to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).

10.6	Form of Investor Rights Agreement (included as Exhibit G to Annex A to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).

10.7**	Amendment No. 1, dated as of March 18, 2020, to the Founder Support Agreement, by and among Nebula, ParentCo, the Company, the Sponsor, Adam H. Clammer, James H. Greene, Jr., Rufina Adams, David Kerko, James C. Hale and Ronald Lamb.

10.8	Amendment No. 2, dated May 13, 2020, to the Founder Support Agreement, by and among Nebula, ParentCo, the Company, the Sponsor, Adam H. Clammer, James H. Greene, Jr., Rufina Adams, David Kerko, James C. Hale and Ronald Lamb.

10.9	Credit Agreement, dated as of March 11, 2020, among Open Lending, LLC, the guarantors party thereto, UBS AG Stamford Branch, and the lenders party thereto.

10.10#	Producer Agreement, dated as of October 22, 2013, by and between AmTrust North America, Inc. and Lenders Protection, LLC, as amended by Amendment No. 1 to the Producer agreement dated January 1, 2016, as further amended by Amendment No. 2 to the Producer Agreement dated July 1, 2017, as further amended by Amendment No. 3 to the Producer Agreement dated May 11, 2020.

10.11#	Producer Agreement, dated as of September 29, 2017, by and between Continental Casualty Company and Lenders Protection, LLC.

10.12	2020 Stock Option and Incentive Plan (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of WithumSmith+Brown, PC.

23.3**	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

23.4**	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1).

99.1**	Consent of Blair J. Greenberg.

99.2**	Consent of Gene Yoon.

99.3**	Consent of Brandon Van Buren.

99.4**	Consent of John Flynn

99.5**	Consent of Ross M. Jessup

*	To be filed by amendment.
**	Previously filed.
#

Certain information in this exhibit has been omitted in accordance with the rules of the Securities and Exchange Commission by means of redacting a portion of the text and replacing it with “[***]”. The Registrant has determined that such omitted information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on May 13, 2020.

NEBULA PARENT CORP.

By:	/s/ Adam Clammer
Name:	Adam Clammer
Title:	Chairman and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Adam Clammer Adam Clammer	Chairman, Director and President (Principal Executive Officer)	May 13, 2020

/s/ Rufina Adams Rufina Adams	Vice President, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 13, 2020